UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to § 240.14a-12

GHL ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]           No fee required.
[   ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock of GHL Acquisition Corp. ("GHQ")
(2)	Aggregate number of securities to which transaction applies: 36,000,000 shares of GHQ common stock
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$8.92 per share of GHQ common stock based on the average of the high and low prices reported on the NYSE Alternext U.S. on November 25, 2008

(4)	Proposed maximum aggregate value of transaction: $398,220,000[1]
(5)	Total fee paid: $15,650.05[2]
[X]           Fee paid previously with preliminary materials.

[   ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

___________________
1 Estimated solely for the purposes of calculating the filing fee based on the number of shares of GHQ common stock and the cash consideration to be issued in the acquisition.

2 The amount is $399,220,000 multiplied by the SEC’s filing fee of $39.30 per million.

GHL ACQUISITION CORP.
300 Park Avenue, 23rd Floor
New York, NY 10022

       , 2009

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of GHL Acquisition Corp. (“GHQ”) relating to our proposed acquisition of Iridium Holdings LLC (“Iridium Holdings”).  The special meeting will be held at 10:00 a.m., Eastern Standard Time, on        , 2009, at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY.

At the special meeting, you will be asked to consider and vote upon the following proposals:

1.            to approve our acquisition of Iridium Holdings (the “acquisition”) pursuant to the Transaction Agreement dated as of September 22, 2008 among GHQ, Iridium Holdings and the sellers listed on the signature pages thereof (the “transaction agreement”) and the related transactions contemplated by the transaction agreement (the “acquisition proposal”);

2.            to approve an amended and restated certificate of incorporation for GHQ (the “proposed certificate”), to be effective upon completion of the acquisition (the “certificate proposal”), to, among other things:

•	change our name to “Iridium Communications Inc.”;
•	permit our continued existence after February 14, 2010;
•	increase the number of our authorized shares of common stock; and
•	eliminate the different classes of our board of directors;

3.            to approve the issuance of shares of our common stock in the acquisition and related transactions that would result in an increase in our outstanding common stock by more than 20% (the “share issuance proposal”);

4.            to adopt a proposed stock incentive plan, to be effective upon completion of the acquisition (the “stock incentive plan proposal”); and

5.            to adopt a proposal to authorize the adjournment of the special meeting to a later date or dates, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes in favor of any of these proposals (the “adjournment proposal”).

The approval of the acquisition proposal is conditioned upon the approval of the certificate proposal, the share issuance proposal and the stock incentive plan proposal, but not the adjournment proposal.  The approval of the certificate proposal, the share issuance proposal and the stock incentive plan proposal, but not the adjournment proposal, is conditioned upon the approval of the acquisition proposal.  The adjournment proposal does not require the approval of any other proposal to be effective.

Our board of directors has fixed the close of business on        , 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.  Record holders of GHQ warrants do not have voting rights.

Stockholders holding a majority of our issued and outstanding common stock (whether or not held by public stockholders) at the close of business on the record date must be present, in person or by proxy, to constitute a quorum, and a quorum is required to approve our proposals.  In addition, approval of the acquisition proposal requires that holders of a majority of the common stock voted by all holders of common stock issued in our initial public offering (such holders, the “public stockholders”) must vote, in person or by proxy, in favor of the acquisition proposal, but the acquisition proposal cannot be approved if public stockholders owning 30% or more of the common stock issued in our initial public offering (“IPO”) vote against the acquisition proposal and properly exercise their conversion rights.  In connection with the vote on the acquisition proposal and the certificate proposal, Greenhill & Co., Inc. (“Greenhill” or our “founding stockholder”) and GHQ’s directors to whom founding stockholder’s units were transferred (collectively, our “initial stockholders”) have agreed to vote their shares in accordance with the majority of common stock voted by the public stockholders.

Assuming the acquisition proposal is approved by the requisite vote of our stockholders, the affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve our certificate proposal, and the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or represented by proxy and entitled to vote at the special meeting is required to approve the share issuance proposal, the stock incentive plan proposal and the adjournment proposal.

You have the right, subject to the limitation described in the next sentence, to convert any shares that you own that were sold in our IPO into cash if you vote against the acquisition proposal and the acquisition proposal is approved and the acquisition is completed.  To the extent you, together with any of your affiliates or any other person with whom you are acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of your GHQ securities, own collectively more than 10% of the shares that were sold in our IPO, you and they will be limited to seeking conversion rights for only up to 10% of the IPO shares.  If you properly exercise your conversion rights, you will be entitled to receive a conversion price per share equal to the aggregate amount then on deposit in our trust account (before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of our trust account, net of income taxes payable on such interest, net of franchise taxes and net of interest income of up to $5.0 million, subject to certain adjustments, on the trust account balance previously released to us to fund our working capital requirements), calculated as of two business days prior to the proposed completion of the acquisition, divided by the number of shares sold in our IPO.  As of September 30, 2008, the per-share conversion price would have been approximately $10.02 without taking into account any interest or expenses accrued after such date.

You may request conversion of your shares at any time after the mailing of this proxy statement by following the procedures described in this proxy statement, but the request will not be granted unless you vote against the acquisition proposal and the acquisition proposal is approved and the acquisition is completed.  Voting against the acquisition proposal alone will not result in the conversion of your shares into a pro rata share of the trust account; to convert your shares, you must also follow the specific procedures for conversion set forth in this proxy statement.  See “The Special Meeting –– Conversion Rights” on page 123.  Prior to exercising your conversion rights, you should verify the market price of GHQ’s common stock, as you may receive higher proceeds from the sale of your common stock in the public market than from exercising your conversion rights if the market price per share is higher than the conversion price.

GHQ units, common shares and warrants are listed and traded on the NYSE Alternext US LLC (“NYSE Alternext U.S.”) under the trading symbol GHQ.U, GHQ and GHQ.WS, respectively.  On January 12, 2009, the closing price of GHQ units, common stock and warrants were, respectively, $9.30, $9.20 and $0.25.

AFTER CAREFUL CONSIDERATION OF THE TERMS AND CONDITIONS OF ALL OF THE PROPOSALS, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED ALL OF THE PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS.

YOUR VOTE IS VERY IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY VOTE YOUR SHARES AND SUBMIT YOUR PROXY BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY FORM IN THE ENCLOSED

ENVELOPE.  IF YOU RETURN A PROXY WITH YOUR SIGNATURE BUT WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE ON ANY PROPOSAL, YOUR PROXY WILL BE VOTED “FOR” EACH SUCH PROPOSAL.  EVEN IF YOU RETURN THE PROXY, YOU MAY ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES IN PERSON.

The accompanying proxy statement contains detailed information regarding the acquisition and related transactions, including each of our proposals.  The proxy statement also provides detailed information about Iridium Holdings because, upon completion of the acquisition, Iridium Holdings will become a subsidiary of GHQ.

WE ENCOURAGE YOU TO READ THIS ENTIRE PROXY STATEMENT CAREFULLY, INCLUDING THE SECTION DISCUSSING “RISK FACTORS,” FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR PROPOSED ACQUISITION.

Sincerely,

Scott L. Bok
Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT OR ANY OF THE SECURITIES TO BE ISSUED IN THE ACQUISITION, PASSED UPON THE MERITS OR FAIRNESS OF THE ACQUISITION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT.  ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement is dated        , 2009 and is first being mailed to GHQ stockholders on or about        , 2009.

GHL ACQUISITION CORP.
300 Park Avenue, 23rd Floor
New York, NY 10022

__________________________________________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON        , 2009
___________________________________________________________

To the Stockholders of GHL Acquisition Corp.:

You are cordially invited to attend a special meeting of the stockholders of GHL Acquisition Corp. (“GHQ”) relating to our proposed acquisition of Iridium Holdings LLC (“Iridium Holdings”).  The special meeting will be held at 10:00 a.m., Eastern Standard Time, on        , 2009, at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY.

At the special meeting, you will be asked to consider and vote upon the following proposals:

1.            to approve our acquisition of Iridium Holdings (the “acquisition”) pursuant to the Transaction Agreement dated as of September 22, 2008 among GHQ, Iridium Holdings and the sellers listed on the signature pages thereof (the “transaction agreement”) and the related transactions contemplated by the transaction agreement (the “acquisition proposal”);

2.            to approve an amended and restated certificate of incorporation for GHQ (the “proposed certificate”), to be effective upon completion of the acquisition (the “certificate proposal”), to, among other things:

•	change our name to “Iridium Communications Inc.”;
•	permit our continued existence after February 14, 2010;
•	increase the number of our authorized shares of common stock; and
•	eliminate the different classes of our board of directors;

3.            to approve the issuance of shares of our common stock in the acquisition and related transactions that would result in an increase in our outstanding common stock by more than 20% (the “share issuance proposal”);

4.            to adopt a proposed stock incentive plan, to be effective upon completion of the acquisition (the “stock incentive plan proposal”); and

5.            to adopt a proposal to authorize the adjournment of the special meeting to a later date or dates, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes in favor of any of these proposals (the “adjournment proposal”).

The approval of the acquisition proposal is conditioned upon the approval of the certificate proposal, the share issuance proposal and the stock incentive plan proposal, but not the adjournment proposal.  The approval of the certificate proposal, the share issuance proposal and the stock incentive plan proposal, but not the adjournment proposal, is conditioned upon the approval of the acquisition proposal.  The adjournment proposal does not require the approval of any other proposal to be effective.

Our board of directors has fixed the close of business on        , 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.  Record holders of GHQ warrants do not have voting rights.

Your vote is important.  Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card as soon as possible to ensure that your shares are represented at the special meeting or, if you are a stockholder of record of our common stock on the record date, you may cast your vote in person at the special meeting.  If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.  If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the acquisition proposal and the certificate proposal.

Any proxy may be revoked at any time prior to its exercise by delivery of a later dated proxy, by notifying         in writing before the special meeting, or by voting in person at the special meeting.  By authorizing your proxy promptly, you can help us avoid the expense of further proxy solicitations.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed acquisition and related transactions and each of our proposals.  We encourage you to read this proxy statement carefully.  If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 or by email at proxy@mackenziepartners.com.

By Order of the Board of Directors,

Jodi B. Ganz
Secretary

v

INDEX TO FINANCIAL STATEMENTS	F-1
FINANCIAL STATEMENTS	F-2

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Acquisition” and “Summary of Proxy Statement,” summarize certain information contained in this proxy statement, but do not contain all of the information that is important to you.  You should carefully read this entire proxy statement, including the attached Annexes and the documents to which we refer you, for a more complete understanding of the matters to be considered at the special meeting of stockholders. In this proxy statement, the terms “we”, “us”, “our” and “GHQ” refer to GHL Acquisition Corp., the term “Iridium Holdings” refers to Iridium Holdings LLC and the term “transaction agreement” refers to the Transaction Agreement dated as of September 22, 2008 among GHQ, Iridium Holdings and the sellers named therein (“Sellers” or “sellers”).

•
GHQ is a special purpose acquisition company formed for the purpose of acquiring one or more businesses or assets.  For more information about GHQ, see the section entitled “Information About GHQ” and “GHQ Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 126 and 128, respectively.

•
Iridium Holdings, through its subsidiaries, is a provider of mobile voice and data communications services via satellite.  For more information about Iridium Holdings, see the sections entitled “Information About Iridium Holdings,” and “Iridium Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 132 and 153, respectively.

•
Pursuant to a transaction agreement signed on September 22, 2008 by approximately 99.5% of the equityholders of Iridium Holdings, GHQ proposes to acquire Iridium Holdings from such equityholders on the terms and subject to the conditions set forth therein.  For more information about the acquisition, see the sections entitled “Proposal I—Approval of the Acquisition” beginning on page 63, “The Transaction Agreement” beginning on page 104 and the Transaction Agreement that is attached as Annex A to this proxy statement.

•
Under the terms of the transaction agreement, GHQ agreed to pay for the purchase of 100% of Iridium Holdings’ equity, $77.1 million in cash, subject to certain adjustments, issue to the sellers 36.0 million shares of GHQ common stock (valued at $333.28 million based on a price per share of $9.23 on September 22, 2008, the last trading day before the acquisition was announced and at $331.2 million based on a price per share of $9.20 on January 12, 2009 on the NYSE Alternext U.S.) and assume approximately $131 million net debt of Iridium Holdings.  In addition, 90 days following the closing of the acquisition, if Iridium Holdings has in effect a valid election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the taxable year in which the closing of the acquisition occurs, GHQ will make a tax benefit payment of up to $30 million in aggregate to sellers (other than the sellers of the equity of Baralonco and Syncom) to compensate them for the tax basis step-up.  For more information about the transaction agreement and the other transaction agreements, see the sections entitled “The Transaction Agreement” and “Other Transaction Agreements” beginning on page 104 and 118 respectively.

•
Following the acquisition, the current stockholders of GHQ are expected to own approximately 55.1% of the outstanding shares of common stock of GHQ.  The current owners of Iridium Holdings are expected to own approximately 42.2% of the outstanding common stock of GHQ and Greenhill & Co. Europe Holdings Limited (“Greenhill Europe”) is expected to own approximately 2.7% as a result of a $22.9 million convertible subordinated promissory note of Iridium Holdings (the “note”) convertible into 2.29 million shares of common stock of GHQ.  The single-largest stockholder of GHQ, following the acquisition, is expected to be Baralonco Limited with approximately 13% ownership and the second-largest stockholder of GHQ is expected to be Greenhill with approximately 10.8% ownership, including Greenhill Europe’s 2.7% ownership.  These ownership percentages are calculated on an outstanding basis and assume that (i) no holders of shares of our common stock issued in our IPO (“IPO shares”) vote against the acquisition proposal and properly exercise their rights to convert their shares into cash, (ii) without regard to the results of the tender offer (iii) no holders of warrants exercise their rights to acquire GHQ shares, and (iv) the conversion of the note by Greenhill Europe into 2.29 million shares of common stock, in accordance with its terms.  Assuming the maximum number of GHQ stockholders holding IPO shares (30% minus one share) vote against the acquisition proposal and properly exercise their rights to convert their shares into cash, the current stockholders of GHQ are expected to own approximately 47.8% of the outstanding shares of common stock of GHQ, the current owners of Iridium Holdings are expected to own approximately 49.1% of the outstanding common stock of GHQ and Greenhill Europe is expected to own approximately 3.1% of the outstanding common stock of GHQ.  For more information, see section entitled “Proposal I – Approval of the Acquisition” beginning on page 63.

•
GHQ’s management and board of directors considered various factors in determining whether to acquire Iridium Holdings and to approve the transaction agreement, including, without limitation, an opinion prepared by Duff & Phelps, LLC, an independent financial advisor, regarding whether (i) the consideration to be paid by GHQ in the acquisition is fair, from a financial point of view, to the holders of GHQ's common stock (other than Greenhill) and (ii) Iridium Holdings has a fair market value equal to at least 80% of the balance in GHQ's trust account (excluding deferred underwriting discounts and commissions).  For more information about our decision-making process, see the section entitled “Proposal I—Approval of the Acquisition—Factors Considered by the GHQ Board in Approving the Acquisition” beginning on page 70.

•
Each holder of IPO shares has a right to convert its IPO shares into cash if such holder votes against the acquisition proposal, the acquisition is completed and the holder properly exercises its conversion rights as described below. Such IPO shares would then be converted into cash at a per-share conversion price on the closing date of the acquisition.  To exercise conversion rights, a holder of IPO shares, whether being a record holder or holding the IPO shares in “street name,” must tender its IPO shares to our transfer agent, American Stock Transfer & Trust Company, and deliver written instructions to our transfer agent: (i) stating that the holder wishes to convert the IPO shares into a pro rata share of the trust account and (ii) confirming that the holder has held the IPO shares since the record date and will continue to hold them through the special meeting and the completion of the acquisition.

•
In addition to voting on the acquisition proposal at the special meeting, the stockholders of GHQ will vote on proposals to approve a second amended and restated certificate of incorporation for GHQ, a share issuance proposal, a stock incentive plan proposal and a proposal to adjourn the special meeting, if necessary to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the acquisition proposal and the transactions contemplated thereby.  See the sections entitled “Proposal II—Approval of the Amended and Restarted Certificate of Incorporation,” “Proposal III—Approval of the Share Issuance Proposal,” “Proposal IV— Adoption of the Stock Incentive Plan,” “Proposal V—Adoption of the Adjournment Proposal” and the “The Special Meeting” on pages 90, 92, 93, 99 and 120, respectively.

•
Upon the closing of the acquisition, our board of directors will be expanded to ten directors and six new individuals will be appointed to our board of directors. All of our existing board members, with the exception of Kevin P. Clarke, will remain members of our board of directors.  See the sections entitled “Proposal I—Approval of the Acquisition” and “Management Following the Acquisition” on pages 63 and 184, respectively.

•
The closing of the acquisition is subject to a number of conditions set forth in the transaction agreement.  For more information about the closing conditions to the acquisition, see the section entitled “The Transaction Agreement—Conditions to the Closing of the Acquisition” beginning on page 113.

•	Our acquisition of Iridium Holdings involves numerous risks. For more information about these risks, see the section entitled “Risk Factors” beginning on page 40.

•
In considering the recommendation of GHQ’s board of directors to vote for our proposals, you should be aware that our executive officers and members of our board of directors have interests in the acquisition that are different from, or in addition to, the interests of GHQ’s stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreement and in recommending to our stockholders that they vote in favor of the acquisition proposal and other proposals. These interests include, among other things:

•
All of our directors, Messrs. Bok, Niehaus, Rush, Canfield and Clarke, and our founding stockholder own 200,000, 200,000, 43,479, 43,479, 43,479 and 8,369,563 units of GHQ, respectively. Each of Messrs. Rush, Canfield and Clarke purchased his units prior to our IPO for an aggregate price of $128.00 and had an aggregate market value of approximately $404,355, based upon the last sale price of $9.30 on the NYSE Alternext U.S. on January 12, 2009.  If our proposals are not approved and GHQ is unable to complete another business combination by February 14, 2010, GHQ will be required to liquidate. In such event, the 8.5 million units held by Messrs. Rush, Canfield and Clark and our founding stockholder will be worthless because Messrs. Rush, Canfield and Clarke and our founding stockholder have agreed that they will not receive any liquidation proceeds with respect to such shares. Accordingly, Messrs. Rush, Canfield and Clarke and our founding stockholder have a financial interest in the completion of the acquisition.  The 400,000 shares purchased by Messrs. Bok and Niehaus in the IPO would receive liquidation proceeds.  Messrs. Bok and Niehaus each purchased 200,000 units in the IPO.

•
In addition to the shares of GHQ common stock, our founding stockholder purchased for $8.0 million warrants to purchase up to 8.0 million shares of GHQ common stock at $1.00 per share.  These warrants have an exercise price of $7.00 per share.  If GHQ is unable to complete a business combination by February 14, 2010 and liquidates its assets, there will be no distribution with respect to these warrants, and the warrants will expire worthless.

•
Two of our directors, Messrs. Bok and Niehaus purchased units in our IPO.  In addition, Messrs. Bok and Niehaus own shares in our founding stockholder that give them indirect ownership interests in GHQ. Because of their indirect ownership interests, each of Messrs. Bok and Niehaus has financial interests in the completion of the acquisition in addition to their interests as holders of our units.

•
If the acquisition is completed, certain of our current directors will continue as directors of GHQ. These non-executive directors will be entitled to receive any cash fees, stock options, stock awards or other compensation arrangements that our board of directors determines to provide to our non-executive directors.

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

Q:           Why am I receiving this proxy statement?

A:           GHQ has agreed to acquire Iridium Holdings under the terms of the transaction agreement that is described in this proxy statement.  A copy of the transaction agreement is attached to this proxy statement as Annex A, which GHQ and Iridium Holdings encourage you to read.

You are receiving this proxy statement because we are soliciting your vote to approve the acquisition and related matters at a special meeting of our stockholders.  This proxy statement contains important information about the acquisition and related matters.  You should read it carefully.

Your vote is important.  We encourage you to vote as soon as possible after carefully reviewing this proxy statement.

Q:           When and where is the stockholder meeting?

A:           GHQ’s special meeting will be held at 10:00 a.m., Eastern Standard Time, on        , 2009 at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY.

Q:           Why is GHQ proposing the acquisition?

A:           GHQ is a blank check company formed for the purpose of effecting an acquisition, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or assets.

GHQ completed its IPO on February 21, 2008, generating net proceeds of approximately $400 million.  As of September 30, 2008, the balance in the trust account was approximately $402.3 million.  GHQ holds these funds in the trust account pending completion of the acquisition of Iridium Holdings and the payment of the deferred underwriting commissions and discounts.

GHQ is now proposing to acquire Iridium Holdings pursuant to the transaction agreement.  If the acquisition proposal and related proposals are approved by our stockholders and the other conditions to completion of the acquisition are satisfied, GHQ will acquire substantially all the units of Iridium Holdings.  Upon the closing of the acquisition, Iridium Holdings will become a subsidiary of GHQ, and GHQ will be renamed “Iridium Communications Inc.” and will apply for listing on the New York Stock Exchange (“NYSE”).

Iridium Holdings is a leading provider of mobile voice and data communications services via satellite, and the only provider in the world offering 100% global coverage.  Based on information provided by Raymond James, Iridium Holdings is the second largest provider of mobile satellite services and related equipment with an estimated 23% market share of the principal industry players in 2007, based on revenues.  Iridium Holdings’ mobile satellite services address the increasing demand from customers for connectivity and reliability at all times and in all locations.  Iridium Holdings offers voice and data communications services to U.S. and international government agencies, businesses and other customers on a global basis using 66 in-orbit constellation satellites, eight in-orbit spares and related ground infrastructure, including a primary commercial gateway.  The U.S. government, which owns and operates a dedicated gateway, is Iridium Holdings’ largest customer, providing 22% of its 2007 revenue.

As part of the acquisition, we would acquire two entities, Syncom-Iridium Holdings Corp. (“Syncom”) and Baralonco N.V.  (“Baralonco”), which are holders of a significant number of Iridium Holdings units.  We will execute a pledge agreement with the sellers of the equity of each entity in connection with the closing of the acquisition under which the sellers of the equity of each entity would pledge certain of the shares of GHQ common stock they receive in the transaction to cover certain of their indemnification obligations under the transaction agreement.  The sellers of the equity of Syncom would pledge 300,000 GHQ shares and the sellers of the equity of Baralonco would pledge 1.5 million GHQ shares received in the transaction.

If the acquisition and related transactions are approved by our stockholders, the warrants issued in our IPO will become exercisable in accordance with their terms since such warrants become exercisable at any time commencing on the later of the completion of our initial business combination or February 14, 2009.

If the acquisition and related transactions are not approved, and GHQ is unable to complete another business combination by February 14, 2010, GHQ will be required to liquidate.

Q:           What will the owners of Iridium Holdings receive in the proposed transactions?

A:           Upon completion of the acquisition, the owners of Iridium Holdings are expected to receive, an aggregate of 35.8 million shares of GHQ common stock and $76.7 million of cash, subject to certain adjustments (based on a consideration of 36.0 million shares of common stock of GHQ and $77.1 million of cash, subject to certain adjustments, for 100% of the equity of Iridium Holdings).  In addition, 90 days following the closing of the acquisition, if Iridium Holdings has in effect a valid election under Section 754 of the Code with respect to the taxable year in which the closing of the acquisition occurs, GHQ will make a tax benefit payment of up to $30 million in aggregate to sellers (other than the sellers of the equity of Baralonco and Syncom).

Concurrently with the signing of the transaction agreement, Iridium Holdings and Greenhill Europe a subsidiary of Greenhill, entered into an agreement with Iridium Holdings to purchase a $22.9 million convertible subordinated promissory note of Iridium Holdings.  The closing of the purchase of the note occurred on October 24, 2008, following the receipt by Iridium Holdings of the consent of its lenders to the issuance of the note.  Greenhill Europe has the option to convert the note into Iridium Holdings units upon the later to occur of (i) October 24, 2009 (“first anniversary”) and (ii) the closing of the acquisition or the termination of the transaction agreement.  If the closing of the acquisition occurs after the first anniversary, upon the exercise of its conversion rights, Greenhill Europe will be entitled to receive 2.29 million shares of GHQ common stock.  If the closing occurs prior to September 22, 2009, GHQ and Greenhill Europe will enter into an agreement which will entitle Greenhill Europe to exchange, upon the first anniversary of the issuance of the note, each Iridium Holding unit into which the note is convertible for 27.2866 shares of GHQ common stock, subject to adjustments.

Q:           Will GHQ stockholders receive anything in the proposed transactions?

A:           If the acquisition is completed and you do not properly elect to convert your GHQ common stock into cash, you will continue to hold GHQ common stock and warrants that you currently own and do not sell.  If the acquisition is completed but you vote your shares against the acquisition proposal and properly elect to convert your shares into cash, your GHQ common stock will be canceled and you will receive cash as described below, but you will continue to hold any warrants that you currently own and do not sell.

Q:           Who will own GHQ after the proposed acquisition?

A:           If the proposed acquisition is completed, the current stockholders of GHQ are expected to own approximately 55.1% of the outstanding shares of common stock of GHQ.  The current owners of Iridium Holdings are expected to own approximately 42.2% of the outstanding common stock of GHQ and Greenhill Europe is expected to own approximately 2.7% as a result of the conversion of the note.  The single-largest stockholder of GHQ, following the acquisition, is expected to be Baralonco Limited with approximately 13% ownership and the second-largest stockholder of GHQ is expected to be Greenhill with approximately 10.8% ownership, including Greenhill Europe’s 2.7% ownership.  These ownership percentages are calculated on an outstanding basis and assume that (i) no holders of IPO shares vote against the acquisition proposal and properly exercise their rights to convert their shares into cash, (ii) without regard to the results of the tender offer (iii) no holders of warrants exercise their rights to acquire GHQ shares, and (iv) the conversion of the note by Greenhill Europe into 2.29 million shares of common stock, in accordance with its terms.  Assuming the maximum number of GHQ stockholders holding IPO shares (30% minus one share) vote against the acquisition proposal and properly exercise their rights to convert their shares into cash, the current stockholders of GHQ are expected to own approximately 47.8% of the outstanding shares of common stock of GHQ, the current owners of Iridium Holdings are expected to own approximately 49.1% of the outstanding common stock of GHQ and Greenhill Europe is expected to own approximately 3.1% of the outstanding common stock of GHQ.

Q:           What is being voted on at the meeting?

A:           You are being asked to vote on five proposals:

•	a proposal to approve the acquisition of Iridium Holdings pursuant to the transaction agreement, the acquisition and the other transactions contemplated by the transaction agreement;

•	a proposal to adopt a second amended and restated certificate of incorporation for GHQ, to be effective upon completion of the acquisition, to, among other things, change our name to

“Iridium Communications Inc.” and permit our continued existence after February 14, 2010;

•	a proposal to approve the issuance of shares of our common stock in the acquisition and related transactions that would result in an increase in our outstanding common stock by more than 20%;

•	a proposal to adopt a stock incentive plan, to be effective upon completion of the acquisition; and

•
a proposal to authorize the adjournment of the special meeting to a later date or dates, including if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes in favor of any of these proposals.

This proxy statement provides you with detailed information about each of these proposals.  We encourage you to carefully read this entire proxy statement, including the attached annexes.  YOU SHOULD ALSO CAREFULLY CONSIDER THOSE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS.”

Q:           What is the record date for the special meeting?  Who is entitled to vote?

A:           The record date for the special meeting is        , 2009.  Record holders of GHQ common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting.  On the record date, there were         outstanding shares of our common stock, which includes         IPO shares and         shares owned by our founding stockholder, officers and directors.

Each share of GHQ common stock is entitled to one vote per share at the special meeting.  GHQ’s outstanding warrants do not have voting rights.

Q:           How do the founding stockholder, our officers and directors intend to vote their shares?

A:           With respect to the acquisition proposal, our founding stockholder, officers and directors, to the extent they own GHQ common stock, have agreed to vote their shares of GHQ common stock, in accordance with the majority of the votes cast by the public stockholders.  Our founding stockholder, officers and directors, to the extent they own GHQ common stock, have also informed GHQ that they intend to vote all of their shares “FOR” the other proposals.  The directors and officers of GHQ who purchased units in our IPO are Messrs. Bok, Niehaus and Harold J. Rodriguez.  Mr. Bok has informed GHQ that he intends to vote the 200,000 shares of common stock purchased as part of the units in our IPO “FOR” the proposals detailed in this proxy statement.  Mr. Niehaus has informed GHQ that he intends to vote the 200,000 shares of common stock purchased as part of the units in our IPO “FOR” the proposals detailed in this proxy statement.  Mr. Rodriguez has informed GHQ that he intends to vote the 15,000 shares of common stock purchased as part of the units in our IPO “FOR” the proposals detailed in this proxy statement.

Q:           What vote is required to approve the acquisition proposal?

A:           The affirmative vote of stockholders owning a majority of the IPO shares voted at the special meeting represented in person or by proxy is required to approve the acquisition proposal.  However, the acquisition proposal will not be approved if the holders of 30% or more of the IPO shares vote against the acquisition proposal and properly exercise their rights to convert such IPO shares into cash.  Because the approval of the acquisition proposal is a condition to the approval of the other proposals (other than the adjournment proposal), if the acquisition proposal is not approved, the other approvals will not take effect (other than the adjournment proposal).  No vote of the Iridium Holdings’ unitholders is required.

Q:           What vote is required to approve the certificate proposal?

A:           The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve the certificate proposal, and approval is conditioned upon approval of the acquisition proposal.  No vote of the Iridium Holdings’ unitholders is required.

Q:           What vote is required to approve the share issuance proposal?

A:           The affirmative vote of holders of a majority of the shares represented in person or by proxy and entitled to vote thereon at the special meeting is required to approve the share issuance proposal, and approval is conditioned upon approval of the acquisition proposal.  No vote of the Iridium Holdings’ unitholders is required.

Q:           What vote is required to adopt the stock incentive plan proposal?

A:           The affirmative vote of holders of a majority of the shares represented in person or by proxy and entitled to vote thereon at the special meeting is required to adopt the proposed stock incentive plan of GHQ, and approval is conditioned upon approval of the acquisition proposal.  No vote of the Iridium Holdings’ unitholders is required.

Q:           What vote is required to adopt the adjournment proposal?

A:           The affirmative vote of holders of a majority of the shares represented in person or by proxy and entitled to vote thereon at the special meeting is required to adopt the adjournment proposal.  The approval of the adjournment proposal is not conditioned on the approval of the acquisition proposal or any of the other proposals.  No vote of the Iridium Holdings’ unitholders is required.

Q:           Did GHQ’s board of directors obtain an opinion from a financial advisor in connection with the approval of the transaction agreement?

A:           Yes.  The board of directors of GHQ engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent financial advisor.  On September 22, 2008, Duff & Phelps provided to GHQ’s board of directors an opinion dated September 22, 2008, subject to the assumptions, qualifications and limitations set forth therein, that as of that date (i) the consideration to be paid by GHQ in the acquisition is fair, from a financial point of view, to the holders of GHQ’s common stock (other than Greenhill) and (ii) Iridium Holdings has a fair market value equal to at least 80% of the balance in GHQ’s trust account (excluding deferred underwriting discounts and commissions).

Q:           Do I have appraisal or dissenters’ rights?

A:           No appraisal or dissenters’ rights are available under the Delaware General Corporation Law (“Delaware law”) for holders of GHQ common stock or warrants in connection with the proposals described in this proxy statement.

Q:           Do I have conversion or redemption rights?

A:           Yes.  Each holder of IPO shares has a right to convert his or her IPO shares into a pro rata share of the cash on deposit in our trust account (before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest, net of franchise taxes and net of interest income of up to $5.0 million, subject to certain adjustments, on the trust account balance previously released to us to fund our working capital requirements) if such holder votes against the acquisition proposal, properly exercises the conversion rights and the acquisition is completed.  Such IPO shares would then be converted into cash at the per-share conversion price on the completion date of the acquisition.  It is anticipated that the funds to be distributed to each holder who properly elects to convert any IPO shares will be distributed promptly after completion of the acquisition.

Notwithstanding the foregoing, a stockholder, together with any affiliate of his, her or it or any person with whom he, she or it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding, disposing, or voting of GHQ’s securities, will be restricted from seeking conversion rights with respect to more than 10% of the IPO shares.

The actual per-share conversion price will be equal to the quotient determined by dividing (i) the amount then on deposit in the trust account (before payment of deferred underwriting discounts and commissions and including accrued interest net of income taxes on such interest and net of franchise taxes, after distribution of interest income on the trust account balance to us as described above), that has not been distributed to GHQ to cover its working capital expenses as set forth in GHQ’s certificate of incorporation (“certificate”), calculated as of two business days prior to the closing by (ii) the total number of IPO shares.  As of September 30, 2008, the per-share conversion price would have been approximately $10.02, without taking into account any interest or expenses accrued after such date.

Voting against the acquisition proposal alone will not result in the conversion of your IPO shares into a pro rata share of the trust account.  To convert your IPO shares, you must also exercise your conversion rights and follow the specific procedures for conversion summarized below and set forth under “The Special Meeting—Conversion Rights.”

Holders of IPO shares who convert their IPO shares into cash would still have the right to exercise any warrants that they continue to hold and do not sell.

Prior to exercising your conversion rights, you should verify the market price of GHQ shares because you may receive higher proceeds from the sale of your IPO shares in the public market than from exercising your conversion rights if the market price per IPO share is higher than the conversion price.

Q:           How do I exercise my conversion rights?

A:           To exercise conversion rights, a holder of IPO shares, whether being a record holder or holding the IPO shares in “street name,” must tender the IPO shares to our transfer agent, American Stock Transfer & Trust Company, and deliver written instructions to our transfer agent:  (i) stating that the holder wishes to convert the IPO shares into a pro rata share of the trust account and (ii) confirming that the holder has held the IPO shares since the record date and will continue to hold them through the special meeting and the completion of the acquisition.

To tender IPO shares to our transfer agent, the holder must deliver the IPO shares either (i) at any time before the start of the special meeting (or any adjournment or postponement thereof), electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system or (ii) at any time before the day of the special meeting (or any adjournment or postponement thereof), physically by delivering a share certificate.  Any holder who holds IPO shares in street name will have to coordinate with his or her bank or broker to arrange for the IPO shares to be delivered electronically or physically.  Any holder who desires to physically tender to our transfer agent IPO shares that are held in street name must instruct the account executive at his or her bank or broker to withdraw the IPO shares from the holder’s account and request that a physical certificate be issued in such holder’s name.  Our transfer agent will be available to assist with this process.

If a holder does not deliver written instructions and tenders his or her IPO shares (either electronically or physically) to our transfer agent in accordance with the above procedures, those IPO shares will not be converted into cash.

Any request for conversion, once made, may be withdrawn or revoked at any time before the start (in case of electronic tendering) or at any time before the day (in case of physical tendering) of our special meeting (or any adjournment or postponement thereof), in which case the IPO shares will be returned (electronically or physically) to such holder.  Holders of IPO shares who have exercised conversion rights may not thereafter withdraw or revoke their decision to convert their IPO shares into a pro rata portion of the trust account.

If any holder tenders IPO shares (electronically or physically) and the acquisition is not completed, the IPO shares will not be converted into cash and they will be returned (electronically or physically) to such holder.

Q:           What is the tender offer?

A:           GHQ plans to commence a tender offer to purchase up to 11.4 million shares of its common stock representing approximately 29% of GHQ’s common stock issued in our IPO, at $10.50 per share, payable in cash (reduced by a number of shares equal to the amount of cash distributed to stockholders who vote against the transaction and elect conversion of their shares of GHQ common stock divided by the per share conversion price).  Consequently, if the maximum number of holders of our IPO shares (30% minus one share of common stock) vote against the acquisition and properly exercise the right to convert their shares into cash but the acquisition is consummated, GHQ will not commence the tender offer.  Additionally, in the event the acquisition is not approved or other conditions to the consummation of the acquisition are not satisfied and are not waived, GHQ will not commence the tender offer.  The tender offer will offer liquidity to GHQ’s stockholders at $10.50 per share, regardless of the then-current market price per share, subject to proration if the tender offer is oversubscribed.  While stockholders holding IPO shares may vote all their shares against the acquisition and elect to properly exercise their conversion rights, subject to the maximum number of IPO shares which may be converted by each stockholder and in the aggregate, for the acquisition to be approved (30% of our IPO shares minus one share), in the event the tender offer is oversubscribed, stockholders electing to tender their shares will only be entitled to tender a pro rata portion of the shares of common stock held by them at such time. Assuming that no stockholders vote against the transaction and elect conversion of their shares and the maximum number of shares are tendered in the offer, the aggregate purchase price for the shares of GHQ common stock purchased in the tender offer will be approximately $120.0 million.  For a more detailed discussion of the tender offer, see “The Tender Offer.”

Q:           Why is GHQ planning the tender offer?

A:           GHQ is planning the tender offer to provide a meaningful liquidity opportunity for at least part of the GHQ common shares held by those stockholders who desire liquidity for their shares.  GHQ’s management and board of directors believe that the tender offer will enhance the likelihood of stockholder approval of the acquisition proposal since if the acquisition is approved, the price per share proposed in our tender offer of $10.50 will be higher than the per share conversion price of $10.00 to be distributed to our stockholders electing to vote against the acquisition and properly exercise their right to convert their IPO shares into cash.

Q.           Who will be able to participate in the tender offer?

A:           Stockholders of GHQ at the time of the tender offer may participate in the tender offer.  However, GHQ’s founding stockholder, officers and directors have agreed not to tender any of their shares in the tender offer.

Q.           When does GHQ expect to commence and complete the tender offer?

A.           GHQ expects to commence the tender offer as soon as practicable following the special meeting and legally permissible, and to complete the tender offer approximately 20 business days after commencement, and concurrent with the closing of the acquisition.

Q.           What effect will the tender offer have on the capital structure of GHQ?

A.           The tender offer will have the effect of reducing the number of outstanding common shares of GHQ by the number of common shares tendered by GHQ stockholders, up to 11.4 million shares (reduced by a number of shares equal to the amount of cash distributed to stockholders who vote against the transaction and elect conversion of their shares of GHQ common stock divided by the per share conversion price).  The tender offer will also have the effect of reducing the cash balances of GHQ by $10.50 multiplied by the number of shares tendered by GHQ stockholders, up to $120 million (reduced by the amount of cash distributed to stockholders who vote against the transaction and elect conversion of their shares of GHQ common stock).

Q.           How will GHQ fund the purchase of shares that are tendered?

A.           GHQ expects to fund the purchase of shares that are tendered from the trust account.

Q:           What happens after the acquisition to the funds from the IPO deposited in our trust account?

A:           Upon completion of the acquisition, any funds remaining in the trust account after payment of amounts, if any, to GHQ stockholders exercising their conversion rights or tendering their shares, will be used for the prepayment of all or a portion of Iridium Holdings’ debt, payment of transaction expenses and to fund Iridium Holdings’ working capital after the closing of the acquisition.

Q:           Who will manage the acquired business?

A:           Following the acquisition, GHQ, to be renamed “Iridium Communications Inc, ” will be overseen by its board of directors, which will be comprised of: two directors selected by Greenhill who currently serve on GHQ’s board of directors, four of Iridium Holdings’ current directors, the current CEO of Iridium Holdings, one representative of Syncom and two of the current independent directors of GHQ.  The current officers of GHQ shall have resigned and the current officers of Iridium Holdings will continue to serve in their current positions.  Robert H. Niehaus, Senior Vice President of GHQ, will become chairman of the board of directors.

Q:           What happens if the acquisition is not completed?

A:           If the acquisition proposal and related matters are not approved by our stockholders, we will not acquire Iridium Holdings, our certificate will not be amended and we will continue to seek other potential business combinations.  If we do not consummate a business combination by February 14, 2010, our corporate existence will cease except for the purpose of winding up our affairs and liquidating.  In connection with our dissolution and liquidation, all amounts in the trust account plus any other net assets of GHQ not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from GHQ’s plan of dissolution, including costs of dissolving and liquidating GHQ, would be distributed on a pro rata basis to the holders of IPO shares.  GHQ will pay no liquidating distributions with respect to any shares of capital stock of GHQ other than the IPO shares.

Q:           What do I need to do now?

A:           Indicate on your proxy card how you want to vote on each of our proposals, sign it and mail it in the enclosed return envelope, as soon as possible, so that your shares may be represented at our special meeting.  If you sign and send in your proxy card and do not indicate how you want to vote on any of our proposals, we will count your proxy card as a vote in favor of all such proposals.  You may also attend our special meeting and vote your shares in person.  You should contact your bank or broker to request assistance in attending the meeting.

Q:           How do I vote via the Internet?

A:           Stockholders who hold their shares through a bank or broker may be able to vote via the Internet.  If available, internet voting instructions will be provided on the proxy card provided by your bank or broker, accompanying this proxy statement.

Q:           What do I do if I want to change my vote?

A:           Send in a later-dated, signed proxy card to your bank or broker.  If you’ve previously voted via telephone or Internet you may change your vote by either of these methods up to 11:59 p.m.  Eastern Standard Time the day prior to our special meeting.  You may also attend our meeting in person and vote at that time.  You should contact your bank or broker to request assistance in attending the meeting.  You may also revoke your proxy by sending a notice of revocation to         at the address under “Who Can Help Answer Your Questions” included elsewhere in this proxy statement.  You can find further details on how to revoke your proxy under “The Special Meeting—Revoking Your Proxy.”

Q:           If my shares are held in “street name” by my bank or broker, will my broker vote my shares for me?

A:           If you do not provide your bank or broker with instructions on how to vote your “street name” shares, your bank or broker will not be able to vote them on the acquisition proposal or the other proposals described in this proxy statement, other than the issuance proposal and the adjournment proposal.  You should therefore instruct your bank or broker how to vote your shares, following the directions provided by your bank or broker on the enclosed proxy card.  Please check the voting form used by your bank or broker to see if it offers telephone or Internet voting.

If you do not give voting instructions to your bank or broker, you will not be counted as voting, unless you appear in person at the special meeting.  Please contact your bank or broker for assistance in attending the special meeting to vote your shares.

Q:           Should I send in my stock certificates now?

A:           No.  If the acquisition is completed, GHQ stockholders will keep their existing stock certificates.

Q:           What will happen if I abstain from voting or fail to vote?

A:           An abstention, since it is not an affirmative vote in favor of any proposal but adds to the number of shares present in person or by proxy, will have the same effect as a vote against the certificate proposal, the share issuance proposal, the stock incentive plan proposal and the adjournment proposal.  An abstention will have no effect on the acquisition proposal.  A failure to vote will make it more difficult for us to achieve the quorum necessary for us to conduct business at the special meeting and, because approval of the certificate proposal requires the affirmative vote of a majority of our outstanding shares (not the shares actually voted) will have the same effect as a vote against the certificate proposal.

Q:           When do you expect to complete the acquisition?

A:           We are working to complete the acquisition as soon as possible.  We hope to complete the acquisition shortly after the special meeting, if we obtain the required stockholder approvals at the special meeting and if we receive the necessary regulatory approvals prior to the special meeting.  We cannot predict the exact timing of the closing of the acquisition or whether the acquisition will be consummated because it is subject to conditions that are not within our control, such as approvals from domestic and foreign regulatory authorities including, the Federal Communications Commission (“FCC”).  Both GHQ and Iridium Holdings possess the right to terminate the transaction agreement in certain situations.

The closing of the acquisition is subject to the conditions and approvals described in this proxy statement. We expect to complete the acquisition and the related transactions during the first half of 2009.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have more questions about the acquisition, you should contact:

GHL Acquisition Corp.
300 Park Avenue, 23rd Floor
New York, NY 10022
Attention: James Babski
Phone Number: (212) 372-4180

If you would like additional copies of this document,
or if you have questions about the acquisition, you should contact:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

SUMMARY OF PROXY STATEMENT

This summary contains selected information from this proxy statement and may not contain all of the information that is important to you.  To understand the acquisition fully and to obtain a more complete description of the legal terms of the acquisition, you should carefully read this entire document, including the Annexes, and the documents to which we refer you.  See “Where You Can Find More Information” on page 207.  In this proxy statement, the terms “we”, “us”, “our” and “GHQ” refer to GHL Acquisition Corp., the term “Iridium Holdings” refers to Iridium Holdings LLC.

The Special Meeting (See page 120)

This proxy statement is being furnished to holders of GHQ’s common stock for use at the special meeting, and at any adjournments or postponements of that meeting.  At the special meeting, GHQ’s stockholders will be asked to consider and vote upon proposals (1) to approve the acquisition of Iridium Holdings pursuant to the transaction agreement and to approve the other transactions contemplated by the transaction agreement; (2) to approve a second amended and restated certificate of incorporation of GHQ, to be effective upon the closing of the acquisition; (3) to approve the issuance of shares of our common stock in the acquisition and related transactions; (4); to adopt a proposed stock incentive plan; and (5); to adopt a proposal to authorize the adjournment of the special meeting to a later date or dates, including, if necessary, to permit further solicitation and voting of proxies if there are insufficient votes at the time of the special meeting to adopt any of these proposals.  The special meeting will be held on        ,  2009, at 10:00 a.m., Eastern Standard Time, at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY.

Our board of directors has fixed the close of business on        , 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.  Record holders of GHQ warrants do not have voting rights.

Recommendation of Board of Directors and Reasons for the Acquisition

Our board of directors has unanimously approved the acquisition and related transactions, and unanimously recommends that our stockholders vote “FOR” each of our proposals.

The Parties

GHL Acquisition Corp. We are a blank check company formed on November 2, 2007 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more businesses or assets, which we refer to as our “initial business combination.”  Our efforts in identifying prospective target businesses have not been limited to a particular industry.  Instead, we focused on various industries and target businesses in the United States and Europe that would provide significant opportunities for growth.

On February 21, 2008, we completed our IPO, generating gross proceeds of approximately $400 million.  On February 21, 2008, we also consummated a private placement of 8.0 million warrants to our founding stockholder at $1.00 per warrant, generating gross proceeds of $8.0 million.  A total of approximately $400 million, including $375.6 million of the IPO proceeds net of the underwriters’ discounts and commissions and offering expenses, $16.4 million of deferred underwriting discounts and commissions and $8.0 million from the sale of warrants to our founding stockholder, was placed into a trust account at Wachovia Securities, LLC, with the American Stock Transfer & Trust Company serving as trustee.  Except for a portion of the interest income permitted to be released to us, the proceeds held in trust will not be released from the trust account until the earlier of the completion of our initial business combination and our liquidation.  Based on our certificate of incorporation, up to a total of $5.0 million of interest income, subject to adjustment, may be released to us to fund our working capital requirements and additional interest income may be released to fund tax obligations.  For the period from inception to September 30, 2008, approximately $2.7 million has been released to us in accordance with these terms.  As of September 30, 2008, the balance in the trust account was approximately $402.3 million.

All of our activity to date relates to our formation, our IPO and efforts to identify prospective target businesses. We are not presently engaged in, and we will not engage in, any substantive commercial business until we consummate our initial business combination. If the proposals set forth in this proxy statement are not approved, the acquisition of Iridium Holdings will not be consummated and we will continue to search for businesses or assets to acquire. If we do not complete an initial business combination by February 14, 2010, our corporate existence will cease except for purposes of winding up our affairs and liquidating.

The GHQ units, common stock and warrants are traded on the NYSE Alternext U.S. under the symbols “GHQ.U,” “GHQ” and “GHQ.WS,” respectively.

Our executive offices are located at 300 Park Avenue, 23rd Floor, New York, New York 10022.  We file reports with the Securities and Exchange Commission (“SEC”), which are available free of charge at www.sec.gov.  For more information about GHQ, please see the section entitled “Information About GHQ.”

Iridium Holdings LLC.  Iridium Holdings is a leading provider of mobile voice and data communications services via satellite, and the only provider in the world offering 100% global coverage.  Based on information provided by Raymond James, Iridium Holdings is the second largest provider of mobile satellite services and related equipment with an estimated 23% market share of the principal industry players in 2007, based on revenues.

Iridium Holdings maintains a website at www.iridium.com.  For more information about Iridium Holdings, please see the section entitled “Information About Iridium Holdings.”

The Acquisition (see page 63)

GHQ is proposing to acquire Iridium Holdings pursuant to a transaction agreement that provides for the acquisition of 99.5% of the outstanding units of Iridium Holdings, with Iridium Holdings continuing as a subsidiary of GHQ.  Following the acquisition, GHQ will rename itself “Iridium Communications Inc.”

Organizational Structure

The following diagram sets forth our organizational structure immediately following the acquisition of Iridium Holdings.

* Assuming that (i) no holders of our IPO shares vote against the acquisition proposal and properly exercise their rights to convert their shares into cash, (ii) without regard to the results of the tender offer and (iii) no holders of GHQ warrants exercise their rights to acquire GHQ shares.

** Includes Greenhill Europe’s holding of approximately 2.7% of the outstanding GHQ common stock as a result of the conversion of the note.

Structure of the Acquisition (see page 104 and Annex A)

The transaction agreement provides that upon the closing of the acquisition, GHQ will own, directly or indirectly, all or substantially all of the units of Iridium Holdings, and Iridium Holdings will become a subsidiary of GHQ.  Equityholders owning approximately 99.5% of Iridium Holdings’ equity (including the equityholders of Baralonco and Syncom) have signed the transaction agreement.  As part of the acquisition, GHQ will acquire all of the equity of two of Iridium Holdings largest equityholders, Baralonco and Syncom.  For additional information, please see the section entitled “The Transaction Agreement.”

Consideration to be Paid in the Acquisition (see page 104)

The aggregate consideration to be paid in the acquisition and related transactions is based upon a total enterprise value for Iridium Holdings of $591 million (calculated as $100 million of cash to be paid to 100% of the Iridium Holdings’ equityholders, of which $77.1 million will be paid by GHQ and $22.9 million by Greenhill Europe in the form of the note, plus $360 million of GHQ common stock to be issued to the Iridium Holdings’ equityholders, plus net indebtedness of Iridium Holdings of $131 million as of June 30, 2008).  Upon completion of the acquisition, the Sellers who signed the transaction agreement will receive $76.7 million in cash, subject to certain adjustments, and GHQ will issue to such Sellers 35.8 million shares of GHQ common stock.  The shares of common stock issued to the Sellers will not be registered under the Securities Act, in reliance upon the exemptions from the registration requirements as provided in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”) and the representations and warranties of the Sellers that they are “accredited investors” within the meaning of Regulation D.

GHQ has agreed in the transaction agreement that it will cause the funds in our trust account to be disbursed at the closing of the acquisition:  (1) to pay the cash consideration to the Sellers; (2) pay the conversion price to any stockholders of GHQ who vote against the acquisition and properly exercise their conversion rights; (3) to pay deferred underwriting fees and commissions to the underwriters of our IPO; (4) to pay GHQ’s reasonable out-of-pocket documented third party fees and expenses that are incurred prior to the closing in connection with the transaction agreement and related transaction documents, to the extent not paid prior to the closing; and (5) prepay all or a portion of Iridium Holdings’ outstanding indebtedness.  GHQ will then contribute the funds remaining in our trust account to Iridium Holdings, and Iridium Holdings will use such funds for working capital and general corporate matters.

Additionally, 90 days following the closing of the acquisition, if Iridium Holdings has in effect a valid election under Section 754 of the Code with respect to the taxable year in which the closing of the acquisition occurs, GHQ will make a tax benefit payment of up to $30 million in aggregate to the Sellers (other than the sellers of the equity of Baralonco and Syncom) to compensate for the tax basis step-up.

Conditions to the Closing of the Acquisition (see page 113 and Annex A)

The obligation of GHQ, Iridium Holdings and the Sellers to complete the acquisition and related transactions is subject to the requirement that specified conditions must be satisfied or waived by the parties, including the following:

•
GHQ stockholder approval of the acquisition, the issuance of GHQ common stock to the Sellers, the amendment of the GHQ certificate of incorporation and the adoption of a stock incentive plan have been obtained and less than 30% of GHQ stockholders have voted against the acquisition and elected to convert their shares of GHQ common stock into cash;

•	no law or injunction shall prohibit the consummation of the transactions contemplated by the transaction agreement;

•
the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”) (early termination of the applicable waiting period was granted on October 10, 2008);

•	all FCC consents with respect to the transactions contemplated by the transaction agreement have been obtained; and

•
all actions by or in respect of filings with any other governmental authority required to permit the consummation of the transactions contemplated by the transaction agreement have been taken, made or obtained other than actions or filings the failure of which to take, make or obtain would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Iridium Holdings or GHQ.

The obligation of GHQ to complete the acquisition and related transactions is subject to the requirement that specified conditions must be satisfied or waived by GHQ, including the following:

•
Iridium Holdings’ and the Sellers’ representations and warranties must be true and correct in all respects (without giving effect to any limitations as to materiality or Company Material Adverse Effect contained therein) at and as of the closing of the acquisition (or, to the extent any such representation and warranty specifically states that it refers to an earlier date, and on as of such earlier date), except where the failures of such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have an Iridium Holdings’ Material Adverse Effect;

•	Iridium Holdings and the Sellers must have performed, in all material respects, their respective obligations to be performed at or prior to the closing of the acquisition;

•	each Seller which is receiving shares of GHQ common stock at the closing of the acquisition has executed and delivered the registration rights agreement;

•	the Sellers of Baralonco and Syncom which are receiving shares of GHQ common stock at the closing of the acquisition have executed and delivered pledge agreements;

•	the Sellers have effected the contribution of 100% of the issued and outstanding equity interests of Iridium Carrier Holdings LLC and Iridium Carrier Services LLC to Iridium Holdings;

•
GHQ has received a certification from Iridium Holdings certifying that 50% or more of the value of the gross assets of Iridium Holdings does not consist of U.S. real property interests, or that 90% or more of the value of the gross assets of Iridium Holdings does not consist of U.S. real property interests plus cash or cash equivalents;

•	GHQ has received a certification from Baralonco and Syncom that each of them is not, and has not been, a United States real property holding corporation as defined in the Code;

•
GHQ has received an affidavit by the custodians of the shares of Baralonco, substantially to the effect that in its capacity as custodian, each has actual knowledge of the ultimate beneficial owner of the shares who has been the ultimate beneficial owner of the shares of Baralonco from the date of Baralonco’s formation to the closing of the acquisition; and

•	Baralonco has delivered evidence to GHQ that it has repaid all of its outstanding debt and all other liabilities.

The obligation of Iridium Holdings and the Sellers to complete the acquisition and the related transactions is subject to the requirement that specified conditions must be satisfied or waived by Iridium Holdings and the Sellers, including the following:

•
GHQ’s representations and warranties must be true and correct in all respects (without giving effect to any limitations as to materiality or GHQ Material Adverse Effect contained therein) at and as of the closing of the acquisition (or, to the extent any such representation and warranty specifically states that it refers to an earlier date, on and as of such earlier date), except where the failures of such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a GHQ Material Adverse Effect;

•	GHQ must have performed, in all material respects, its obligations to be performed at or prior to the closing of the acquisition;

•
the current officers of GHQ have resigned and the current officers of Iridium Holdings have been duly appointed as officers of GHQ and the directors described above have been duly appointed as directors of GHQ;

•	GHQ has made appropriate arrangements to have the trust account disbursed to GHQ immediately prior to the closing of the acquisition;

•	GHQ and its affiliates have executed and delivered the registration rights agreement; and

•	GHQ has executed and delivered the pledge agreements.

Termination of Transaction Agreement (see page 115 and Annex A)

The transaction agreement may be terminated at any time prior to the closing of the acquisition in the following circumstances:

•	by mutual written consent of Iridium Holdings and GHQ;

•
by either Iridium Holdings or GHQ if the acquisition is not consummated by June 29, 2009 (if all required regulatory approvals have been obtained) or February 14, 2010 (if the only condition to closing still not fulfilled as of June 29, 2009 is the obtaining of all regulatory approvals) (the “End Date”);

•	by either Iridium Holdings or GHQ if any material law or final, non-appealable order prohibits the consummation of the transactions contemplated by the transaction agreement;

•
by either Iridium Holdings or GHQ if the stockholders of GHQ fail to approve at the GHQ special meeting or any adjournment thereof the adoption of the transaction agreement, the issuance of GHQ common stock to the Sellers, the amendment of GHQ’s certificate of incorporation and the adoption of the a stock incentive plan;

•
by GHQ if there has been a breach by Iridium Holdings or a Seller of any representation or warranty or failure to perform any covenant or obligation that would result in the failure of that party to satisfy a condition to the closing, and such condition is incapable of being satisfied by the End Date;

•
by Iridium Holdings if there has been a breach by GHQ of any representation or warranty or failure to perform any covenant or obligation that would result in the failure of GHQ to satisfy a condition to the closing, and such condition is incapable of being satisfied by the End Date; or

•	by Iridium Holdings if the special meeting has not been held within 90 days of this proxy statement being cleared by the SEC.

Summary of the Duff & Phelps Opinion (See page 77 and Annex F)

In connection with its consideration of the acquisition, GHQ’s board of directors engaged Duff & Phelps as an independent financial advisor and pursuant to its engagement letter dated August 12, 2008, on September 22, 2008, Duff & Phelps rendered its oral opinion (subsequently confirmed in writing as of September 22, 2008) to GHQ’s board of directors to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of September 22, 2008, (i) the consideration to be paid by GHQ in the acquisition is fair, from a financial point of view, to the holders of GHQ’s common stock (other than Greenhill) and (ii) Iridium Holdings has a fair market value equal to at least 80% of the balance in our trust account (excluding deferred underwriting discounts and commissions). The opinion was approved by Duff & Phelps’s internal opinion committee.

Duff & Phelps’s opinion was directed to GHQ’s board of directors and only addressed the fair market value of Iridium Holdings and the fairness, from a financial point of view, of the consideration to be paid by GHQ in the acquisition to GHQ stockholders (other than Greenhill), and does not address any other aspect or implication of the acquisition. The full text of Duff & Phelps’s written opinion is included as Annex F to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion. We encourage you to carefully read the full text of Duff & Phelps’s written opinion. However, neither Duff & Phelps’s written opinion nor the summary of its related analysis is intended to be, and does not constitute advice or a recommendation to any stockholders as to how such stockholder should act or vote with respect to the acquisition.

The Second Amended and Restated Certificate of Incorporation of GHQ (See page 90 and Annex B)

Assuming the acquisition proposal is approved, GHQ’s stockholders are also being asked to approve the amendment and restatement of our certificate of incorporation, to be effective immediately prior to closing of the acquisition. The second amended and restated charter will, among other things:

•	change our name to “Iridium Communications Inc.,”

•	permit our continued existence after February 14, 2010,

•	increase the number of our authorized shares of common stock, and

•	eliminate the different classes of our board of directors;

We encourage you to read the second amended and restated certificate of incorporation of GHQ in its entirety.

The Issuance of Shares of Common Stock of GHQ (See page 92)

You are being asked to approve the issuance of up to 38,290,000 common shares as part of the consideration for the acquisition and related transactions.  As of the date of this proxy statement, there are 48,500,000 shares of GHQ’s common stock outstanding, so this issuance would represent more than 20% of our outstanding shares, which requires a stockholder vote under the NYSE Alternext U.S. Company Guide.

The Stock Incentive Plan (See page 93 and Annex E)

The stock incentive plan proposal proposes to reserve 8.0 million shares of our common stock for issuance in accordance with awards under the plan. We are proposing the stock incentive plan, which would be effective upon closing of the acquisition, as a means of securing and retaining key employees and others of outstanding ability and to motivate such individuals to exert their best efforts on behalf of GHQ (or “Iridium Communications Inc.” following the closing of the acquisition) and its affiliates by providing incentives through the grant of options to acquire shares of our common stock and, if so determined by the compensation committee of our board of directors, other stock-based awards and performance incentive awards.  GHQ believes that it will benefit from the added interest that these individuals will have in the welfare of GHQ as a result of their proprietary interest in GHQ’s success, see “Proposal IV—Adoption of the Stock Incentive Plan.”  Additionally, the stock incentive plan is attached as Annex E to this proxy statement. We encourage you to read the stock incentive plan in its entirety.

GHQ’s Founding Stockholder Ownership

As of September 30, 2008, all of our directors, Scott L. Bok, Robert H. Niehaus, Parker W. Rush, Thomas C. Canfield and Kevin P. Clarke, and our founding stockholder own 200,000, 200,000, 43,479, 43,479, 43,479 and 8,369,563 units of GHQ, respectively.  Messrs. Rush, Canfield and Clarke purchased their shares prior to our IPO.

Messrs. Bok and Niehaus purchased their units in the IPO.  In addition to the units of GHQ owned prior to the IPO, our founding stockholder purchased, concurrently with the IPO, for $8.0 million warrants to purchase up to 8.0 million shares of GHQ common stock at $1.00 per share. At the closing of the acquisition, our founding stockholder has agreed to forfeit the following GHQ securities which it currently owns:  (1) 1,441,176 shares of our common stock purchased as part of the unit purchase on November 31, 2007; (2) 8,369,563 warrants purchased as part of the unit purchase on November 13, 2007; and (3) 2.0 million warrants purchased in a private placement on February 21, 2008.

Consideration Offered to GHQ’s Stockholders

Existing GHQ stockholders will not receive any cash or property as a result of the acquisition, but instead will continue to hold their shares of GHQ common stock.  Upon completion of the acquisition, our stockholders collectively are expected to own approximately 55% of the outstanding shares of common stock of GHQ, assuming that (i) no GHQ stockholders vote against the acquisition proposal and properly exercise their conversion rights, (ii) without regard to the results of the tender offer and (iii) no holders of GHQ warrants exercise their rights to acquire GHQ shares.

Conversion Rights (See page 123)

Each holder of IPO shares has a right to convert its IPO shares into cash if such holder votes against the acquisition proposal, the acquisition is completed and the holder properly exercises its conversion rights as described below. Such IPO shares would then be converted into cash at the per-share conversion price described below on the closing date of the acquisition.

Voting against the acquisition proposal alone will not result in the conversion of the IPO shares into a pro rata share of the trust account.  To convert IPO shares, the holder must also properly exercise his or her conversion rights by following the specific procedures for conversion set forth below and the acquisition must be completed.

We will not complete the acquisition and will not convert any IPO shares into cash if stockholders owning 30% or more of the IPO shares both vote against the acquisition proposal and properly exercise their conversion rights.  It is anticipated that the funds to be distributed to each holder who properly elects to convert any IPO shares will be distributed promptly after completion of the acquisition.

Holders of IPO shares who convert their IPO shares into cash would still have the right to exercise any warrants that they continue to hold and do not sell.

The actual per-share conversion price will be equal to the quotient determined by dividing (i) the amount then on deposit in the trust account (before payment of deferred underwriting discounts and commissions and including accrued interest net of income taxes on such interest and net of franchise taxes, after distribution of interest income on the trust account balance to us as described above), that has not been distributed to GHQ to cover its working capital expenses as set forth in GHQ’s certificate of incorporation (“certificate”), calculated as of two business days prior to the closing by (ii) the total number of IPO shares.  As of September 30, 2008, the per-share conversion price would have been approximately $10.02, without taking into account any interest or expenses accrued after such date.

Prior to exercising conversion rights, holders of IPO shares should verify the market price of the IPO shares as they may receive higher proceeds from the sale of the IPO shares in the public market than from exercising conversion rights if the market price per IPO share is higher than the conversion price.

To exercise conversion rights, a holder of IPO shares, whether being a record holder or holding the IPO shares in “street name,” must tender its IPO shares to our transfer agent, American Stock Transfer & Trust Company, and deliver written instructions to our transfer agent: (i) stating that the holder wishes to convert the IPO shares into a pro rata share of the trust account and (ii) confirming that the holder has held the IPO shares since the record date and will continue to hold them through the special meeting and the completion of the acquisition.

To tender IPO shares to our transfer agent, the holder must deliver its IPO shares either (i) at any time before the start of the special meeting (or any adjournment or postponement thereof), electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system or (ii) at any time before the day of the special meeting (or any adjournment or postponement thereof), physically by delivering a share certificate.  Any holder who holds IPO shares in “street name” will have to coordinate with his or her bank or broker to arrange for the IPO shares to be delivered electronically or physically.  Any holder who desires to physically tender to our transfer agent IPO shares that are held in “street name” must instruct the account executive at his or her bank or broker to withdraw the IPO shares from the holder’s account and request that a physical certificate be issued in such holder’s name.  Our transfer agent will be available to assist with this process.

If a holder does not deliver written instructions and tenders his or her IPO shares (either electronically or physically) to our transfer agent in accordance with the above procedures, those IPO shares will not be converted into cash.

Any request for conversion, once made, may be withdrawn or revoked at any time before the start (in case of electronic tendering) or at any time before the day (in case of physical tendering) of our special meeting (or any adjournment or postponement thereof), in which case the IPO shares will be returned (electronically or physically) to such holder.  Holders of IPO shares who have exercised conversion rights may not thereafter withdraw or revoke their decision to convert their IPO shares into a pro rata portion of the trust account.

If any holder tenders IPO shares (electronically or physically) and the acquisition is not completed, the IPO shares will not be converted into cash and they will be returned (electronically or physically) to such holder.

Tender Offer (See page 100)

GHQ intends to launch a cash self tender offer to purchase up to 11.4 million shares of its common stock at a price of $10.50 per share, reduced by a number of shares equal to the amount of cash distributed to stockholders who vote against the acquisition and elect conversion of their shares of GHQ common stock divided by the per share conversion price (“total number of the tender offer shares”).  GHQ expects to commence the tender offer as soon as practicable and legally permissible, and to complete the tender offer approximately 20 business days after commencement and concurrent with the closing of the acquisition.

If, at the expiration date of the tender offer, more than the total number of the tender offer shares have been validly tendered, GHQ will purchase from each tendering stockholder a prorated number of shares of GHQ common stock.  Proration for each stockholder tendering shares will be based on the product of (i) the number of shares of GHQ common stock that have been properly tendered and not properly withdrawn by a particular stockholder and (ii) (A) the total number of the tender offer shares, divided by (B) the total number of shares of GHQ common stock properly tendered and not properly withdrawn by all stockholders.  GHQ’s management believes that the tender offer will enhance the likelihood of stockholder approval of the acquisition and stock issuance proposals because the tender offer will provide a meaningful liquidity opportunity for at least part of the GHQ shares held by those stockholders desiring liquidity for their shares.

Assuming the maximum number of shares (11.4 million) is tendered in the tender offer, the aggregate purchase price for the shares of GHQ common stock tendered in the tender offer will be approximately $120.0 million.

The purchase of shares tendered in the tender offer will be funded from cash of GHQ following the closing of the acquisition, which will include proceeds in the trust account.

The founding stockholder has agreed not to tender any shares of GHQ common stock to GHQ pursuant to the tender offer.  In addition, each officer and director of GHQ has agreed not to tender any of their shares of GHQ common stock to GHQ pursuant to the tender offer.

Interests of Certain Persons in the Acquisition (See page 103)

In considering the recommendation of GHQ’s board of directors to vote for our proposals, you should be aware that our executive officers and members of our board of directors have interests in the acquisition that are different from, or in addition to, the interests of GHQ’s stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreement and in recommending to our stockholders that they vote in favor of the acquisition proposal and other proposals. These interests include, among other things:

•
All of our directors, Messrs. Bok, Niehaus, Rush, Canfield and Clarke, and our founding stockholder own 200,000, 200,000, 43,479, 43,479, 43,479 and 8,369,563 units of GHQ, respectively. Each of Messrs. Rush, Canfield and Clarke purchased his units prior to our IPO for an aggregate price of $128.00 and had an aggregate market value of approximately $404,355, based upon the last sale price of $9.30 on the NYSE Alternext U.S. on January 12, 2009.  If our proposals are not approved and GHQ is unable to complete another business combination by February 14, 2010, GHQ will be required to liquidate. In such event, the 8.5 million units held by Messrs. Rush, Canfield and Clark and our founding stockholder will be worthless because Messrs. Rush, Canfield and Clarke and our founding stockholder have agreed that they will not receive any liquidation proceeds with respect to such shares. Accordingly, Messrs. Rush, Canfield and Clarke and our founding stockholder have a financial interest in the completion of the acquisition.  The 400,000 shares purchased by Messrs. Bok and Niehaus in the IPO would receive liquidation proceeds.  Messrs. Bok and Niehaus each purchased 200,000 units in the IPO.

•
In addition to the shares of GHQ common stock, our founding stockholder purchased for $8.0 million warrants to purchase up to 8.0 million shares of GHQ common stock at $1.00 per share.  These warrants have an exercise price of $7.00 per share.  If GHQ is unable to complete a business combination by February 14, 2010 and liquidates its assets, there will be no distribution with respect to these warrants, and the warrants will expire worthless.

•
Two of our directors, Messrs. Bok and Niehaus purchased units in our IPO.  In addition, Messrs. Bok and Niehaus own shares in our founding stockholder that give them indirect ownership interests in GHQ. Because of their indirect ownership interests, each of Messrs. Bok and Niehaus has financial interests in the completion of the acquisition in addition to their interests as holders of our units.

•
If the acquisition is completed, certain of our current directors will continue as directors of GHQ. These non-executive directors will be entitled to receive any cash fees, stock options, stock awards or other compensation arrangements that our board of directors determines to provide to our non-executive directors.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under Delaware law for holders of GHQ common stock in connection with the proposals described in this proxy statement.

Regulatory Matters

U.S. Antitrust.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), the acquisition may not be consummated unless GHQ and Iridium Holdings furnish certain information to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the FTC and specified waiting period requirements have been satisfied.  Pursuant to the requirements of the HSR Act, GHQ and Iridium Holdings each filed a Notification and Report Forms with respect to the acquisition with the Antitrust Division and the FTC. GHQ filed its notification on October 3, 2008 and Iridium Holdings filed its notification on October 6, 2008.  Early termination of the waiting period applicable to the acquisition was granted by the FTC on October 10, 2008.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition.  At any time before or after consummation of the acquisition, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the acquisition or seeking the divestiture of substantial assets of GHQ or Iridium Holdings.  Private parties (including individual states) may also bring legal actions under the antitrust laws.  We do not believe that the consummation of the acquisition will result in a violation of any applicable antitrust laws.  However, there can be no assurance that a challenge to the acquisition on antitrust grounds will not be made or, if this challenge is made, what the result will be.  See “The Transaction Agreement—Conditions to the Closing” for certain conditions to the acquisition, including conditions with respect to litigation and certain governmental actions and “The Transaction Agreement—Termination” for certain termination rights pursuant to the transaction agreement in connection with legal prohibitions to completing the acquisition.

Foreign Competition Law Filings.  Iridium Holdings and its subsidiaries own property and conduct business in a number of foreign countries.  In connection with the acquisition, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein.  The parties do not believe that any such filings or approvals are required by these laws, but intend to take such action as they may require.

FCC Licenses.  Certain subsidiaries and affiliates of Iridium Holdings hold one or more licenses or authorizations (each an “FCC License” and collectively the “FCC Licenses”) issued by the FCC.  Under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, prior to completion of the acquisition, the FCC must approve the transfer of control of these subsidiaries and affiliates and their FCC Licenses to GHQ.  Therefore, GHQ and each subsidiary or affiliate of Iridium Holdings that holds one or more FCC License must file an application with the FCC requesting such approval (each an “Application” and collectively the “Applications”).  The FCC will review each Application to determine whether GHQ’s control of the pertinent subsidiary or affiliate and its FCC Licenses would comply with applicable law and whether it would be consistent with the public interest, convenience and necessity.  GHQ and Iridium Holdings jointly filed the Applications with the FCC on October 21, 2008.

On November 26, 2008, the FCC issued a public notice (the “Public Notice”) announcing the filing of the Applications, summarizing the information contained therein, and inviting petitions to deny, oppositions and other comments by third parties with respect to the Applications.  On December 29, 2008, Cornell University (“Cornell”) and International Communications Group, Inc. (“ICG”) filed comments with respect to the Applications.  The commenters did not oppose the proposed transfer of control of Iridium Holdings but asked the FCC to adopt certain conditions in connection with its grant of the Applications.  Also on December 29, 2008, Globalstar License LLC (“Globalstar License”) filed a petition to deny the Applications.

On January 12, 2009, GHQ and Iridium Holdings jointly filed a consolidated opposition and response with respect to the comments of Cornell and ICG and the petition to deny of Globalstar License.  The opposition and response asserted that the comments and petition to deny provide no basis for the FCC to deny, condition its approval or delay its consideration of the Applications.  On January 21, 2009, Globalstar License filed a reply to the opposition and response.  Pursuant to the Public Notice, the pleading cycle ended on January 12, 2009.  Parties may, however, continue to make ex parte submissions to the FCC until the FCC acts on the Applications.

The FCC has developed an informal timetable for acting upon transfer of control applications.  Pursuant to this informal timetable, it will endeavor to take action on any such application (i.e., grant, deny, or designate the application for hearing) within 180 days from the initial public notice accepting the application for filing (i.e., by May 25, 2009).  The FCC reserves the right to stop the 180-day “clock” at its discretion.  We cannot assure you that the FCC will act on the Applications in a timely manner or that the FCC will not deny the Applications or impose conditions on the parties in connection with granting its approval.

Other U.S. Regulatory Filings.  Iridium Holdings engages in several business areas that are regulated by the U.S. Government on national security grounds.  In particular, it is registered with the U.S. State Department as a manufacturer or exporter of satellite-related items that are controlled under the International Traffic in Arms Regulations (“ITAR”).  In connection with the acquisition, appropriate notice and other filings will be required to be made with the Departments of State and Defense.  On December 23, 2008, the Department of Justice, the Federal Bureau of Investigation, and the Department of Homeland Security (the “Executive Agencies”) asked the FCC to defer action on the Applications until such time that any national security, law enforcement, or public safety concerns raised by the proposed transaction have been addressed.  Such a request is routine in transactions involving satellite carriers or other providers of telecommunications services.  In order to address any such concerns, GHQ may be required to enter into a national security agreement with the Executive Agencies, compliance with which will be a condition of FCC grant of the FCC Applications.

Foreign Licenses and Authorizations.  Iridium Holdings, either directly or indirectly through certain of its subsidiaries and affiliates, provides communications services to subscribers in foreign countries in all regions of the world.  In many of these countries, Iridium Holdings, its subsidiaries and/or affiliates have received government licenses or other authorizations to provide such services.  In certain of these countries, completion of the acquisition may require either government approval or notification of the change in control over the pertinent licenses or authorizations.  No assurance can be given that, if any such approvals are required, they will be obtained.

General.  It is possible that governmental authorities having jurisdiction over GHQ and Iridium Holdings may seek regulatory concessions as conditions for granting approval of the acquisition.  A regulatory body’s approval may contain terms or impose conditions or restrictions relating or applying to, or requiring changes in or limitations on, the operation or ownership of any asset or business of GHQ, Iridium Holdings or any of their subsidiaries, or GHQ’s ownership of Iridium Holdings, or requiring asset divestitures, which conditional approval could reasonably be expected to result in a substantial detriment to GHQ, Iridium Holdings and their subsidiaries, taken as a whole, after the closing of the acquisition.  If this kind of approval occurs, in certain circumstances, GHQ can decline to close under the transaction agreement.  We can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the acquisition or are within the time frame contemplated by GHQ and Iridium Holdings.  See “The Transaction Agreement—Conditions to the Closing” on page 113.

Risk Factors (See page 40)

In evaluating each of the proposals set forth in this proxy statement, you should carefully read this proxy statement and consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL DATA OF GHQ

The following selected historical financial data as of December 31, 2007 and September 30, 2008 (unaudited) and for the period from November 2, 2007 (inception) to December 31, 2007, from November 2, 2007 to September 30, 2008 (unaudited), and the nine months ended September 30, 2008 (unaudited) was derived from the financial statements of GHQ.  GHQ is a development stage enterprise. Interim results are not necessarily indicative of results for the full year.  The selected financial data below should be read in conjunction with GHQ’s financial statements and related notes beginning on page F-2 and “GHQ - Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement.

Statement of Operations Data:	November 2, 2007 (inception) to December 31, 2007	November 2, 2007 (inception) to September 30, 2008 (unaudited)	Nine Months Ended September 30, 2008 (unaudited)
Other income (interest)	---------	$4,936,297	$4,936,297
Loss from operations	(3,812)	(304,007)	(300,195)
Income before income taxes	(3,812)	4,632,290	4,636,102
Provision for income taxes	---------	(2,087,763)	(2,087,763)
Net income (loss)	(3,812)	2,544,527	2,548,339
Net income per share (basic and diluted)	0.00	---------	0.06
Weighted average shares outstanding (basic and diluted)	---------	---------	41,511,588

Balance Sheet Data:		December 31, 2007	September 30, 2008 (unaudited)
Working capital (excludes cash held in trust account)		$(294,434)	$(12,752,266)
Total assets		500,000	404,438,928
Total liabilities		478,812	13,288,776
Common stock, subject to possible conversion (11,999,999 shares at conversion value)		---------	119,999,999
Stockholders’ equity		21,188	271,150,153

SELECTED HISTORICAL FINANCIAL DATA OF IRIDIUM HOLDINGS

The following selected historical financial data for each of the five years in the period ended December 31, 2007 was derived from Iridium Holdings’ audited financial statements and the financial information for the nine months ended September 30, 2007 and 2008 was derived from Iridium Holdings’ unaudited interim financial statements included elsewhere in this proxy statement.  Iridium Holdings’ unaudited interim financial statements reflect all adjustments necessary to state fairly its financial position at September 30, 2007 and 2008 and its income and cash flows for the nine months ended September 30, 2007 and 2008.  The information for the years ended December 31, 2003 and 2004 was derived from Iridium Holdings’ audited financial statements not included in this proxy statement.  Interim results are not necessarily indicative of results for the full year and historical results are not necessarily indicative of results to be expected in any future period.  The selected financial data below should be read in conjunction with Iridium Holdings’ financial statements and related notes beginning on page F-25 and “Iridium Holdings—Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement.

	Years Ended December 31					Nine Months Ended September 30
Statement of Operations Data:	2003	2004	2005	2006	2007	2007	2008
Revenue:
Government Services	39,112	45,069	48,347	50,807	57,850	41,853	48,826
Commercial Services	42,527	49,611	60,690	77,661	101,172	73,207	97,542
Subscriber Equipment	17,046	26,811	78,663	83,944	101,879	78,548	97,824
Operating expenses:
Cost of subscriber equipment sales	18,481	26,463	62,802	60,068	62,439	48,347	55,261
Network and satellite operations and maintenance(a)	50,008	50,248	56,909	60,685	60,188	44,223	47,451
Selling, general and administrative(a)	30,210	32,487	30,135	33,468	46,350	32,829	42,966
Research and development(b)	19,448	9,044	4,334	4,419	17,370	11,241	23,500
Depreciation and amortization	6,695	7,132	7,722	8,541	11,380	7,598	8,959
Satellite system development refund(b)	-	-	(14,000)	-	-	-	-
Total operating expenses	124,842	125,374	147,902	167,181	197,727	144,238	178,137
Operating Profit (Loss)	(26,157)	(3,883)	39,798	45,231	63,174	49,370	66,055
Other (expense) income:
Interest expense	(8,361)	(9,122)	(5,106)	(15,179)	(21,771)	(16,520)	(14,325)
Interest expense recovered	-	-	2,526	-	-	-	-
Interest and other income	104	483	2,377	1,762	2,370	1,745	605
Total other (expense) income, net	(8,257)	(8,639)	(203)	(13,417)	(19,401)	(14,775)	(13,720)
Net (Loss) income	(34,414)	(12,522)	39,595	31,814	43,773	34,595	52,335

Balance Sheet Data:	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	9/30/07	9/30/08
Total current assets	54,927	59,921	65,385	84,035	80,342	86,021	132,312
Total assets	153,737	150,514	129,397	161,525	167,581	164,762	219,749
Total long term obligations(c)	(110,673)	(119,781)	(53,848)	(208,225)	(178,324)	(186,782)	(152,746)
Total members’ deficit	(77,484)	(90,008)	(57,262)	(121,189)	(78,447)	(86,386)	(27,178)

	Years Ended December 31					Nine Months Ended September 30
Statement of Operations Data:	2003	2004	2005	2006	2007	2007	2008
Other Data:
Cash provided by (used in):
Operating activities	6,465	10,107	30,742	41,071	36,560	29,889	61,575
Investing activities	(293)	(1,608)	(9,661)	(11,039)	(19,787)	(13,066)	(9,216)
Financing activities	(6,982)	(5,542)	(18,887)	(8,032)	(26,526)	(22,526)	(9,882)
EBITDA(d)	(19,413)	3,554	49,595	54,243	74,732	57,102	74,603
Certain other items included in EBITDA(e)	-	-	-	-	1,777	675	8,641

(a) Iridium Holdings’ selected historical financial data for the years ended December 31, 2003 and December 31, 2004 do not include a reclassification of operating expenses between “network and satellite operations and maintenance” and “selling, general and administrative.”  Therefore, Iridium Holdings’ selected historical financial data for the operating expenses described above for the years ended December 31, 2003 and December 31, 2004 is not directly comparable to the selected historical financial data for subsequent periods.

(b) Iridium Holdings’ research and development for the year ended December 31, 2003 includes $14.0 million of expenses that were subsequently included in the “satellite system development refund” offsetting the operating expenses for the year ended December 31, 2005.

(c) Long-term obligations are presented net of an unamortized discount associated with a commitment fee to Motorola in connection with the transition services, products and assets agreement.  The balance of the unamortized discount was $3.4 million at December 31, 2003, $3.0 million at December 31, 2004, $2.7 million at December 31, 2005, $2.3 million at December 31, 2006 and $1.8 million at December 31, 2007.  As of September 30, 2007 and September 30, 2008 the balance of the unamortized discount was $1.9 million and $1.4 million, respectively.

(d) “EBITDA” represents net income before interest expense, interest income, income tax provision and depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined in accordance with United States generally accepted accounting principles (“GAAP”) and Iridium Holdings’ calculations thereof may not be comparable to similarly entitled measures reported by other companies.  Iridium Holdings presents EBITDA because it believes it is a useful indicator of its profitability. Iridium Holdings’ management uses EBITDA principally as a measure of its operating performance and believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in industries similar to its own. Iridium Holdings also believes EBITDA is useful to its management and investors as a measure of comparative operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Iridium Holdings’ management also uses EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections.

EBITDA does not represent and should not be considered as an alternative to results of operations under GAAP and has significant limitations as an analytical tool. Although Iridium Holdings uses EBITDA as a measure to assess the performance of its business, the use of EBITDA is limited because it excludes certain material costs. For example, it does not include interest expense, which is a necessary element of its costs and ability to generate revenue, because Iridium Holdings has borrowed money in order to finance its operations. Because Iridium Holdings uses capital assets, depreciation expense is a necessary element of its costs and ability to generate revenue. In addition, the omission of the amortization expense associated with its intangible assets further limits the usefulness of this measure. Because EBITDA does not account for these expenses, its utility as a measure of Iridium Holdings’ operating performance has material limitations. As a limited liability company that is treated as a partnership for federal income tax purposes, Iridium Holdings is generally not subject to federal income tax directly and therefore no adjustment is required for income taxes.  Because of these limitations Iridium Holdings’ management does not view EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income, revenue and operating profit, to measure operating performance.  Iridium Holdings’ calculations of EBITDA may also differ from the calculation of EBITDA by its competitors and other companies and as such, its utility as a comparative measure is limited.

The following is a reconciliation of EBITDA to net income:

	Years Ended December 31					Nine Months Ended September 30
	2003	2004	2005	2006	2007	2007	2008
Net (Loss) income	(34,414)	(12,522)	39,595	31,814	43,773	34,595	52,335
Interest expense	8,361	9,122	5,106	15,179	21,771	16,520	14,325
Interest expense recovered	-	-	(2,526)	-	-	-	-
Interest income	(55)	(178)	(302)	(1,291)	(2,192)	(1,611)	(1,016)
Depreciation and amortization	6,695	7,132	7,722	8,541	11,380	7,598	8,959
EBITDA	(19,413)	3,554	49,595	54,243	74,732	57,102	74,603

(e) The following table shows the following items, which are included in EBITDA: non-recurring expenses relating to Iridium Holdings’ proposed transaction with GHQ and expenses incurred in the development of Iridium Holdings’ second generation constellation, Iridium NEXT. This table does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined in accordance with GAAP and Iridium Holdings’ calculations thereof may not be comparable to similarly entitled measures reported by other companies. Iridium Holdings believes this table, when reviewed in connection with its presentation of EBITDA provides another useful tool to investors and its management for measuring comparative operating performance between time periods and among companies as it is further reflective of cost controls and other factors that affect operating performance. In addition to EBITDA, Iridium Holdings’ management assesses the adjustments presented in this table when preparing its annual operating budget and financial projections. Because of the significant expenses resulting from the abovementioned transaction and Iridium NEXT, Iridium Holdings believes that the presentation of the adjustments relating to acquisition and Iridium NEXT expenses enables its management and investors to assess the impact of such expenses on its operating performance and provides a consistent measure of its operating performance for periods subsequent to the transaction and the full deployment of Iridium NEXT.

This table is not intended to comply with GAAP and has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Iridium Holdings’ results of operations under GAAP. Although Iridium Holdings uses this table as a financial measure to assess the performance of its business, the use of this table is limited because, in addition to the costs excluded in its presentation of EBITDA, it excludes certain material costs that Iridium Holdings has incurred over the periods presented. Because this table does not account for these expenses, its utility as a measure of Iridium Holdings’ operating performance has material limitations.

EBITDA, as defined above, was decreased by the following non-recurring and certain other items, each of which is further discussed below:

	Years Ended December 31					Nine Months Ended September 30
	2003	2004	2005	2006	2007	2007	2008
Non-recurring transaction expenses (1)	-	-	-	-	-	-	2,376
Iridium NEXT expenses (2)	-	-	-	-	1,777	675	6,265
Total					1,777	675	8,641

(1) Consists of non-recurring expenses relating to Iridium Holdings’ financing activities, including the proposed transaction with GHQ.

(2) Consists of expenses, net of customer revenues, incurred in connection with the design, manufacture and deployment of Iridium NEXT, including certain milestone payments paid to the two companies vying to serve as the prime system contractor. Iridium Holdings expects to incur such expenses through 2016 until the deployment of the new constellation, with the majority of these expenses incurred during the capital intensive launch phase between 2014 and 2016.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined balance sheet as of September 30, 2008 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2008 and for the fiscal year ended December 31, 2007 are based on the historical financial statements of GHQ and Iridium Holdings after giving effect to the acquisition in which GHQ will acquire Iridium Holdings. The acquisition is expected to close in 2009. Consequently, the acquisition will be accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141R, “Business Combinations” (“SFAS 141R”) as SFAS 141R is effective for fiscal years beginning after December 15, 2008.

 The unaudited pro forma condensed combined statements of operations for the nine month period ended September 30, 2008 and for the year ended December 31, 2007 gives effect to the acquisition as if it had occurred on January 1, 2007. The unaudited pro forma condensed combined balance sheet as of September 30, 2008 assumes that the acquisition took place on September 30, 2008.

The unaudited condensed balance sheet and statement of operations as of and for the nine months ended September 30, 2008 were derived from GHQ’s unaudited condensed financial statements and Iridium Holdings’ unaudited financial statements as of and for the nine months ended September 30, 2008.

The unaudited condensed statement of operations for the year ended December 31, 2007 were derived from GHQ’s audited statements of income and Iridium Holdings’ audited statements of income for the year ended December 31, 2007. GHQ’s statement of operations as of December 31, 2007 includes two months of activity as GHQ was incorporated on November 2, 2007.

GHQ will consummate the acquisition only if (i) holders of a majority of the IPO shares voting in person or by proxy approve the acquisition and (ii) stockholders holding no more than 30% of the IPO shares less one share exercise their conversion rights. The unaudited pro forma condensed combined financial statements have been prepared using the assumptions below with respect to the number of outstanding shares of GHQ common stock:

•    Assuming Minimum Conversion: This presentation assumes that no GHQ stockholders seek to convert their IPO shares into a pro rata portion of the trust account;

•    Assuming Maximum Conversion: This presentation assumes that 30% of the GHQ stockholders less one IPO share (11,999,999 shares) vote against the acquisition and elect to exercise their conversion rights.

The pro forma condensed combined financial statements reflect management’s best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed based on a preliminary valuation study performed by an independent third party valuation firm based on information available to GHQ as of the date of this report.  As final valuations are performed, increases or decreases in the fair value of assets acquired and liabilities assumed will result in adjustments, which may be material, to the balance sheet and/or statement of operations.

As required, the unaudited pro forma condensed, combined financial data include adjustments which give effect to the events that are directly attributable to the acquisition, expected to have a continuing impact and are factually supportable.  Hence any planned adjustments affecting the balance sheet, statement of operations or changes in common stock outstanding subsequent to the assumed closing of the acquisition are not included.

The unaudited pro forma condensed financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the acquisition occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period. Please refer to the following information in conjunction with the accompanying notes to these pro forma financial statements and the historical financial statements and the accompanying notes thereto and the sections entitled “GHQ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Iridium Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement.

GHL Acquisition Corp.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2008

	Historical
	GHQ	Iridium	Pro Forma Adjustments (assuming minimum conversion)		Combined Pro Forma (assuming minimum conversion)	Additional Pro Forma Adjustments (assuming maximum conversion)		Combined Pro Forma (assuming maximum conversion)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	490	64,582	(106,663)	A	233,978	(120,000)	P	119,041
			402,270	B		5,063	C
			(16,351)	C
			(102,000)	D
			(8,350)	E
Restricted cash	-	3,020			3,020			3,020
Accounts receivable	-	44,931			44,931			44,931
Inventory	-	16,144	5,856	F	22,000			22,000
Prepaid expenses and other current assets	47	3,635	-		3,682			3,682
Total current assets	537	132,312	174,762		307,611	(114,937)		192,674

Property and equipment, net	-	61,827	369,025	G	430,852			430,852
Restricted cash, net of current portion	-	15,400			15,400			15,400
Deferred financing costs and other assets	-	10,210	(3,901)	D	6,309			6,309
Investments held in trust at broker	402,270	-	(402,270)	B	-			-
Deferred tax asset	135	-	6,100	H	6,235			6,235
Deferred acquisition costs	1,497	-	(1,497)	E	-			-
Intangible assets	-	-	59,881	I	59,881			59,881
Goodwill	-	-	71,079	J	71,079			71,079
Total assets	404,439	219,749	273,179		897,367	(114,937)		782,430

Liabilities
Current liabilities:
Accounts payable	10	6,667	-		6,677			6,677
Accrued expenses and other current liabilities	1,535	30,026	-		31,561			31,561
Credit facility, current portion	-	32,639	(3,512)	D	8,727			8,727
			(20,400)	D
Deferred revenue, current portion	-	24,849	(14,449)	K	10,400			10,400
Income tax payable	456	-			456			456
Deferred underwriter commissions	11,288	-	(11,288)	C	-			-
Total current liabilities	13,289	94,181	(49,649)		57,821	-		57,821

Accrued satellite operations and maintenance expense, net of current portion	-	10,516	-		10,516			10,516
Motorola payable	-	10,575	(175)	L	10,400			10,400
Credit facility	-	127,521	(14,048)	D	31,873			31,873
			(81,600)	D
Other long-term liability	-	4,134	-		4,134			4,134
Income tax reserve	-	-	678		678			678
Deferred tax liability	-	-	74,068	H	74,069			74,068
Total liabilities	13,289	246,927	(70,726)		189,490	-		189,490

Common stock subject to possible conversion	120,000	-	(120,000)	M	-			-

Stockholders' equity
Common stock	36	-	36	N	84	(12)	P	72
			12	M
Additional paid-in capital	268,569	4,049	329,287	N	704,934	(119,988)	P	588,009
			(4,049)	O		5,063	C
			(1,497)	E
			114,925	C,M
			(8,350)	E
Retained earnings/(accumulated deficit)	2,545	(28,982)	28,982	O	2,545			2,545
Accumulated other comprehensive income (loss)	-	(2,245)	2,245	O	-			-
Total parent stockholders' equity	271,150	(27,178)	461,591		705,563	(114,937)		590,626
Noncontrolling interest			2,314	V	2,314			2,314
Total stockholders' equity	271,150	(27,178)	463,905		707,877	(114,937)		592,940
Total liabilities and stockholders' equity	404,439	219,749	273,179		897,367	(114,937)		782,430

See accompanying notes to the unaudited pro forma condensed combined financial statements.

GHL Acquisition Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2008

	Historical
	GHQ	Iridium	Pro Forma Adjustments (assuming minimum conversion)		Combined Pro Forma (assuming minimum conversion)		Additional Pro Forma Adjustments (assuming maximum conversion)		Combined Pro Forma (assuming maximum conversion)
	(In thousands, except per share amounts)

Revenue:
Service	-	146,368	-		146,368				146,368
Subscriber equipment	-	97,824	-		97,824				97,824
Total revenue	-	244,192	-		244,192		-		244,192

Operating expenses:
Cost of subscriber equipment sales	-	55,261	-		55,261				55,261
Network operations and maintenance	-	47,451	-		47,451				47,451
Selling, general, and administrative	300	42,966	(2,376)	E	40,890				40,890
Depreciation and amortization	-	8,959	55,669	G	73,611				73,611
			8,983	I
Research and development	-	23,500	-		23,500				23,500
Total operating expenses	300	178,137	62,276		240,713		-		240,713

Operating profit (loss)	(300)	66,055	(62,276)		3,479		-		3,479

Other (expense) income:
Interest expense	-	(14,325)	3,751	D	(10,574)				(10,574)
Interest and other income	4,936	605	(4,936)	Q	1,743				1,183
	-	-	1,138	R	-		(560)	R	-
Total other (expense) income, net	4,936	(13,720)	(47)		(8,831)		(560)		(9,391)
Income (loss) before provision for income taxes	4,636	52,335	(62,323)		(5,352)		(560)		(5,912)
Provision (benefit) for income taxes	2,088	-	(4,618)	S	(2,530)		(224)	T	(2,754)
Net income (loss)	$2,548	$52,335	$(57,705)		$(2,822)		$(336)		$(3,158)
Net income (loss) attributable to noncontrolling interest					-	V			-	V
Net income (loss) attributable to controlling interest					$(2,822)				$(3,158)

Weighted average shares outstanding - basic	41,512				83,059	U			71,059	U
Weighted average shares outstanding - diluted	53,074				83,059	U			71,059	U
Earnings (loss) per share - basic	$0.06				$(0.03)				$(0.04)
Earnings (loss) per share - diluted	$0.05				$(0.03)				$(0.04)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

GHL Acquisition Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended December 31, 2007

	Historical
	GHQ	Iridium	Pro Forma Adjustments (assuming minimum conversion)		Combined Pro Forma (assuming minimum conversion)		Additional Pro Forma Adjustments (assuming maximum conversion)		Combined Pro Forma (assuming maximum conversion)
(In thousands, except per share amounts)

Revenue:
Service	$-	$159,022	$-		$159,022				$159,022
Subscriber equipment	-	101,879	-		101,879				101,879
Total revenue	-	260,901	-		260,901		-		260,901

Operating expenses:
Cost of subscriber equipment sales	-	62,439	-		62,439				62,439
Network operations and maintenance	-	60,188	-		60,188				60,188
Selling, general, and administrative	1	46,350	-		46,351				46,351
Depreciation and amortization	-	11,380	74,790	G	98,146				98,146
			11,976	I
Research and development	-	17,370	-		17,370				17,370
Total operating expenses	1	197,727	86,766		284,494		-		284,494
									-
Operating profit (loss)	(1)	63,174	(86,766)		(23,593)		-		(23,593)

Other (expense) income:
Interest expense	(3)	(21,771)	8,754	D	(13,020)				(13,020)
Interest and other income	-	2,370	1,518	R	3,888		(747)	R	3,141
Total other (expense) income, net	(3)	(19,401)	10,272		(9,132)		(747)		(9,879)
Income (loss) before provision for income taxes	(4)	43,773	(76,494)		(32,725)		(747)		(33,472)
Provision (benefit) for income taxes	-	-	(13,344)	S	(13,344)		(299)	T	(13,643)
Net income (loss)	$(4)	$43,773	$(63,150)		$(19,381)		$(448)		$(19,829)
Net income (loss) attributable to noncontrolling interest					-	V			$-	V
Net income (loss) attributable to controlling interest					$(19,381)		$448)		$(19,829)

Weighted average shares outstanding - basic	11,500				83,059	U			71,059	U
Weighted average shares outstanding - diluted	11,500				83,059	U			71,059	U
Earnings (loss) per share - basic	$(0.00)				$(0.23)				$(0.28)
Earnings (loss) per share - diluted	$(0.00)				$(0.23)				$(0.28)

1) Includes 2 months of activity as GHQ was incorporated on November 2, 2007
See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

1. Description of the Acquisition and Basis of Presentation

The Acquisition

On September 22, 2008, GHQ entered into a Transaction Agreement with Iridium Holdings and its members whereby GHQ agreed to purchase 99.5% of Iridium Holdings member units (Class A and Class B) for 35.8 million shares of GHQ common stock, $76.7 million in cash, subject to certain adjustments, and, within 90 days of the closing of the acquisition, a tax benefit payment of $30.0 million in cash to sellers (other than the sellers of the equity of Baralonco and Syncom), if Iridium Holdings has in effect a valid IRC Section 754 election with respect to the taxable year in which the closing occurs.   Upon the closing of the acquisition, Iridium Holdings will become a subsidiary of GHQ and GHQ will be renamed “Iridium Communications Inc.” In connection with the terms of the acquisition, all outstanding equity awards of Iridium Holdings will immediately vest upon the closing of the acquisition.  The estimated reduction to Iridium Holdings’ equity at the close of acquisition related to the accelerated vesting is approximately $3.8 million.  Following the closing of the acquisition, GHQ will record a compensation charge in the amount $1.3 million and a capital contribution related to the transfer at cost of founding stockholder’s units to certain of GHQ’s directors.  The impact of the acceleration of Iridium Holdings’ equity incentive award and GHQ’s compensation charge and related capital contribution are not reflected in the pro forma condensed combined financial statements.

In addition, Greenhill Europe entered into an agreement with Iridium Holdings to purchase a convertible note for $22.9 million in cash on September 22, 2008.  The purchase of the note occurred on October 24, 2008.  Greenhill Europe has the option to convert the note into Class A units of Iridium Holdings upon the later of (i) October 24, 2009 and (ii) the earlier of closing of the acquisition pursuant to the transaction agreement or the termination of the transaction agreement.  The note matures in seven years and bears interest at 5% per annum, compounded quarterly, beginning on April 24, 2009.  The pro forma condensed combined financial statements do not reflect the impact of the note as the issuance of the note occurred subsequent to September 30, 2008 and the issuance of this note is not expected to materially change the capitalization of GHQ following the acquisition.

In conjunction with the purchase of the note, Iridium Holdings executed amendments to the first and second lien credit facilities, (the “Credit Amendments”) which were completed in October 2008.  Following the execution of the Credit Amendments, a net distribution of $36.3 million was made to current Iridium Holdings unit holders.  Iridium Holdings also prepaid $22.0 million of the outstanding balance on the first lien term loan at the signing of the Credit Amendments.  Pursuant to the Credit Amendments, at the closing of the acquisition, Iridium Holdings is required to prepay $80.0 million of the outstanding balance on the first lien term loan.

Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on GHQ’s, Iridium Holdings’ historical financial information.  Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future position or operating results.

2. Acquisition Method

The pro forma condensed combined financial statements reflect the accounting for the transaction in accordance with SFAS 141R.  Under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

The fair value of GHQ’s shares of common stock issued was calculated using GHQ’s closing stock price of $9.20 at  January 12, 2009.  Trading volatility since GHQ has been publicly traded is approximately + / - 5% from the $9.20 price utilized.  The consequence of a change in stock price in this range would adjust the fair value of GHQ’s common stock issued as a result of the transaction by + / - $16.5 million with the offsetting amount being recorded to goodwill.

The following represents the purchase price of the Transaction (in millions):

Value of 35.8 million GHQ shares issued	$329.3
Cash consideration	$106.7
Purchase price	$436.0

The following represents the allocation of the purchase price (in millions):

Asset acquired and liabilities assumed
Assets:
Property and equipment	430.9
Curent assets	138.1
Goodwill	71.0
Identifiable intangible assets	59.9
Other assets	27.8
Total Assets	727.7
Liabilities
Senior term loan facility	(142.6)
Deferred tax liability	(74.0)
Other liabilities	(72.8)
Total Liabilities	(289.4)
Noncontrolling interest	(2.3)

3. Pro Forma Adjustments and Assumptions

A)	Represents the cash component of the purchase price of $106.7 million consisting of $76.7 million cash payment and $30.0 million of tax benefit payments.

B)
Reflects the release of $402.3 million of GHQ investments held in trust that will be available for the operating activities of the combined company and distributions related to the acquisition.  Possible uses for the remaining cash may include pay down of amounts due under the credit facility and capital expenditures for the development and expansion of its operations.

C)
Reflects the payment of deferred underwriting fees of $16.4 million deposited in a trust account which becomes due and payable upon the consummation of the acquisition.  The deferred underwriting commission paid will be less a pro-rata reduction resulting from the exercise of any stockholder conversion rights.  Accordingly, GHQ’s liability for deferred underwriting commissions excludes $5.1 million which is included in the liability for common stock subject to possible conversion.  Consequently, assuming maximum conversion, GHQ will be obligated to pay $11.3 million in underwriting commissions.

D)
Reflects the fair value adjustment to the credit facility of $3.5 million and $14.0 million (current and non-current portion, respectively).  The fair value of the credit facilities was derived by multiplying the face amount by the median of independent market data for debt trading on September 30, 2008.  Also reflects the write-off of $3.9 million of deferred financing costs, and the $22.0 million prepayment of the outstanding balance on the first lien term loan at the signing of the Credit Amendments and the required prepayment of $80.0 million of the outstanding balance on the first lien term loan in connection with the closing of the acquisition.  The reduction in interest expense related to the pay down of the credit facility is $3.8 million and $8.8 million for the nine months ended September 30, 2008 and the twelve months ended December 31, 2007, respectively.

E)
Reflects the payment of $8.4 million related to transaction costs payable upon the close of the acquisition and the reversal of GHQ’s capitalized transaction costs of $1.5 million as of September 30, 2008 and Iridium Holdings’ transaction costs of approximately $2.4 million incurred during the nine months ended September 30, 2008 in accordance with SFAS 141R. If and when the GHQ warrants are exercised, Iridium Holdings will be required to pay up to $2.0 million of additional fees to its financial advisors.

F)	Reflects the pro forma impact of the preliminary fair value adjustment to inventory acquired of $5.9 million.

G)	Reflects the pro forma impact of the acquired property and equipment of Iridium Holdings.

           The preliminary fair value adjustment and related depreciation is as follows (in millions):

			Additional depreciation expense
Historical amounts	Fair value	Fair value adjustment	For the nine months ended September 30, 2008	For the twelve months ended December 31, 2007	Remaining useful lives
$61.8	$430.8	$369.0	$55.7	$74.8	5

H)
Reflects the pro forma adjustment to deferred taxes which represents the estimated impact of the pro forma adjustments at a statutory tax rate of approximately 40%.  A deferred tax liability of $74.0 million has been recorded based on the preliminary adjustment of $185.1 million (the excess of the preliminary book step up of $432.0 million and the preliminary tax step up of $246.9 million).  The book step up adjustment is determined based on the excess of the purchase value of the assets ($651.8 million) over the book value of the assets ($219.7 million).  The tax step up of the assets is based upon IRC Section 743 and the tax gain that non-blocker selling members will recognize in the transaction.  The book and tax step ups increase the basis of the assets. Under FAS 109 and FAS 141R, the difference between the book basis of the assets and the tax basis of the assets is treated as a deferred tax item.   A deferred tax asset of $6.1 million has been recorded based on the Iridium Holdings book-tax differences existing on the balance sheet date.  An income tax reserve of $0.7 million has been recorded.

I)
Reflects the pro forma impact of the identified intangible assets of Iridium Holdings which have been allocated to trade names, customer relationships, spectrum / license agreements, internally developed, internal use software and developed technology assuming remaining useful lives of five years.

           The preliminary fair value adjustment and related amortization is as follows (in millions):

				Amortization expense
	Historical amounts	Fair value	Fair value adjustment	For the nine months ended September 30, 2008	For the twelve months ended December 31, 2007	Estimated useful lives
Customer relationships	$0.0	$43.6	$43.6	$6.6	$8.8	5
Core / developed technology	$0.0	$5.9	$5.9	$0.9	$1.2	5
Spectrum / license agreements	$0.0	$5.6	$5.6	$0.8	$1.1	5
Trade names and trade marks	$0.0	$4.6	$4.6	$0.7	$0.9	5
Internally developed, Internal Use Software	$0.0	$0.2	$0.2	-	-	5
Total	$0.0	$59.9	$59.9	$9.0	$12.0

J) Reflects the pro forma adjustment to goodwill of $71.0 million.

K)
Reflects the preliminary fair value adjustment to deferred revenues of $(14.5) million.  The deferred revenue liability reflects fair value assumptions based on total costs to satisfy the legal performance obligation assumed by GHQ.  The fair value is calculated as the present value of direct and indirect costs required to service the obligation.  It also includes an estimated, normal profit margin of 18% based on the perspective of a market participant.  A risk-free rate of 4.5% was used to discount the aforementioned figures to present value given the fact that the obligation will be serviced over time (generally a one year period).

L)	Reflects the preliminary fair value adjustment to the Motorola Inc. (“Motorola”) payable acquired of $(0.2) million.

M)
Reflects the reclassification of common stock subject to redemption to permanent equity.  This amount, which immediately prior to this transaction was being held in the trust account, represents the value of 11,999,999 shares of common stock which may be converted into cash by GHQ stockholders at an estimated $10.00 conversion price and assumes that no stockholders seek to convert their shares into a pro rata portion of the trust account.  The $10.00 conversion price was determined by forecasting the balance of GHQ's trust account at the time of the closing of the acquisition taking into account expected interest income on the trust account balance, applicable taxes, and the expenses and working capital needs of GHQ.  Based on current interest rates being earned on the balance of the trust account and forecasted expenses and working capital needs, the estimate is that the conversion price per share will be no greater than $10.00.

N)
Reflects the fair value of the 35.8 million shares issued as consideration for Iridium Holdings.  The shares were valued using GHQ’s closing market price of its common stock of $9.20 at  January 12, 2009.

O)	Reflects the elimination of Iridium Holdings’ historical net equity of approximately $(27.2) million as a result of the acquisition.

P)
Represents maximum conversion and that 30% less one IPO share (11,999,999 shares) vote against the transaction and elect to exercise their conversion rights and convert their shares of common stock subject to redemption into cash at an estimated $10.00 conversion price.

Q)	Reflects the reduction of interest income related to the release of restricted cash from the trust account which would no longer earn interest.

R)
Reflects the increase of interest income earned at an average annualized rate of 0.65% on the remaining cash after distributions and payments related to the acquisition are made of $1.1 million and $1.5 million for the nine months ended September 30, 2008 and the twelve months ended December 31, 2007, respectively, assuming minimum conversion.  Also, reflects the reduction of interest income of $(0.6) million and $(0.8) million for the nine months ended September 30, 2008 and the twelve months ended December 31, 2007, respectively, assuming maximum conversion.

S)
Reflects the pro forma adjustment for the income taxes benefit of $4.6 million and $13.3 million for the nine months ended September 30, 2008 and the twelve months ended December 31, 2007, respectively, of the combined entity based on the tax impact of Iridium Holdings’ net income to the corporate partners of Iridium Holdings assuming the transaction occurred on January 1, 2007.  The adjustments are calculated based on the difference between the income tax expense/(benefit) calculated under FAS 109 for the combined entity and the income tax expense/(benefit) recorded under FAS 109 in the separate entity financial statements.  In the separate entity financial statements, because Iridium Holdings is a partnership for tax purposes, the entity is not subject to income tax.  Consequently, no income tax expense has been recorded in its financial statements.  The combined entity will record income tax expense related to Iridium Holdings’ taxable income.

T)
Reflects the pro forma adjustment for the income tax benefit related to the pro forma adjustments to interest income and expense of $0.2 million and $0.3 million for the nine months ended September 30, 2008 and the twelve months ended December 31, 2007, respectively, of the combined entity, assuming maximum conversion.

U)
Pro forma earnings per share (EPS), basic and diluted, are based on the following calculations of the number of shares of common stock.  Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.  The effect of the 11.6 million shares underlying the outstanding warrants, calculated based on the treasury stock method and the 48.0 million warrants issued in connection with GHQ’s IPO, has not been considered in diluted loss per share since the effect of the warrants would be to understate the loss per share.

	Minimum Conversion	Maximum Conversion
Basic and diluted shares (in millions):
GHQ shares after IPO issuance	48.5	48.5
GHQ shares subject to redemption	-	(12.0)
Issuance of GHQ shares as purchase consideration	36.0	36.0
Founder shares forfeited	(1.4)	(1.4)
Total	83.1	71.1

V)
Reflects the pro forma adjustment for the 0.5% noncontrolling interest of $2.3 million.  The fair value of the noncontrolling interest was derived by considering the fair value of the acquired business as a whole and adjusting for an estimated control premium.

4. Tender Offer

These unaudited pro forma condensed financial statements do not reflect the impact of a proposed tender offer described in the section entitled “The Tender Offer” in this proxy statement.  GHQ intends to launch a cash tender offer to purchase up to 11.4 million shares of its common stock at a price of $ 10.50 per share, reduced by the amount of cash to be distributed to stockholders who vote against the acquisition and elect conversion of their shares of GHQ common stock into cash divided by the per share conversion price.  Under the Minimum Conversion presentation, up to 11.4 million shares of common stock will be purchased under the tender offer.  Under the Maximum Conversion presentation, there will be no shares purchased under the tender offer.  The pro forma impact of the tender offer will generally be the same as the conversion of shares, other than the per share cash amount to be paid pursuant thereto.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.

This proxy statement may contain statements about future events and expectations known as “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We have based these statements on current expectations and projections about future results.

The words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of GHQ and/or Iridium Holdings to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  These risks and uncertainties include, but are not limited to, uncertainties regarding the timing of the proposed transaction with Iridium Holdings, whether the transaction will be approved by GHQ’s stockholders, whether the closing conditions will be satisfied (including receipt of regulatory approvals), as well as industry and economic conditions, competitive, legal, governmental and technological factors.  There is no assurance that GHQ’s or Iridium Holdings’ expectations will be realized.  If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

The description of the fairness opinion of Duff & Phelps includes a summary of forward looking financial estimates of Iridium Holdings.  None of GHQ, Iridium Holdings, their respective affiliates, GHQ’s or Iridium Holdings’ independent registered public accounting firm or any of their respective counsel or other advisors assumes any responsibility if future results differ from these estimates.  The inclusion of the estimates in this proxy statement should not be regarded as an indication that GHQ or Iridium Holdings, any recipient of the estimates or their respective affiliates or representatives considered or consider the estimates to be necessarily predictive of actual future events, and the estimates should not be relied upon as such.  Actual results may be higher or lower than those estimated.  Iridium Holdings does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations.  Accordingly, Iridium Holdings and/or GHQ do not intend to, and specifically decline any obligation to, update or otherwise revise the prospective financial estimates to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events.

RISK FACTORS

You should carefully consider the risk factors described below, together with the other information contained in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the acquisition proposal and the other proposals.  If any of the following events occur, our business, financial condition and operating results may be materially adversely affected.  In that event, the trading price of our securities could decline and you could lose all or part of your investment.  This proxy statement also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

Risks Related to Iridium Holdings’ Business

The success of Iridium Holdings’ business plan depends on increased demand for mobile satellite services and its ability to successfully implement it.

The business plan of Iridium Holdings is predicated on growth in demand for mobile satellite services.  Demand for mobile satellite services may not grow, or may even shrink, either generally or in particular geographic markets, for particular types of services, or during particular time periods.  A lack of demand could impair its ability to sell its products and services, develop and successfully market new products and services, and/or could exert downward pressure on prices.  Any such decline would decrease its revenues and profitability and negatively affect its ability to generate cash for investments and other working capital needs.

The success of Iridium Holdings’ business plan will also depend on a number of other factors, including:

•	its ability to maintain the health, capacity and control of its existing satellite network;

•	its ability to contract for the design, construction, delivery and launch of its second-generation satellites and, once launched, its ability to maintain their health, capacity and control;

•	the level of market acceptance and demand for its products and services;

•	its ability to introduce innovative new products and services that satisfy market demand;

•	its ability to obtain additional business using its existing spectrum resources both in the United States and internationally;

•	its ability to maintain its relationship with U.S. government customers, particularly the DoD;

•
the ability of Iridium Holdings’ distributors to market and distribute its products and services effectively and their continued development of innovative and improved solutions and applications integrating its product and service offerings;

•	the effectiveness of Iridium Holdings’ competitors in developing and offering similar services and products; and

•	its ability to maintain competitive prices for Iridium Holdings’ products and service offerings and control costs.

Iridium Holdings may be negatively affected by current global economic conditions.

Iridium Holdings’ operations and performance depend significantly on worldwide economic conditions.  Uncertainty about current global economic conditions poses a risk as individual consumers, businesses and governments may postpone spending in response to tighter credit, negative financial news, declines in income or asset values and/or budgetary constraints, which could have a material adverse effect on the demand for mobile satellite services.  Other factors that could influence demand include increases in fuel and other energy costs, conditions in the residential real estate and mortgage markets, labor and healthcare costs, access to credit, consumer confidence, and other macroeconomic factors affecting consumer and business spending behavior.  These and other economic factors could have a negative effect on demand for its products and services, which would materially adversely affect its business, financial condition and results of operations.

The current financial turmoil affecting the banking system and financial markets and the possibility that financial institutions may consolidate or go out of business has resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit, currency and equity markets.  There could be a number of follow-on effects from the credit crisis on Iridium Holdings’ business, including the insolvency of key vendors resulting in product delays or operational disruptions, the inability of its distributors to obtain credit to finance purchases of its offerings or meet their payment obligations to Iridium Holdings and/or distributor insolvencies, which could lead to a significant reduction in future orders for its products and services.

Iridium Holdings’ satellites have a limited life and may fail prematurely, which would cause its network to be compromised and materially and adversely affect its business, prospects and profitability.

Since Iridium Holdings reintroduced commercial services in 2001, six of its satellites have failed in orbit which have resulted in either the complete loss of the affected satellites or the loss of the ability of the satellite to carry traffic on the network, and others may fail in the future.  In-orbit failure may result from various causes, including component failure, loss of power or fuel, inability to control positioning of the satellite, solar or other astronomical events, including solar radiation and flares, and space debris.  Other factors that could affect the useful lives of its satellites include the quality of construction, gradual degradation of solar panels and the durability of components.  Radiation induced failure of satellite components may result in damage to or loss of a satellite before the end of its expected life.  As a result, fewer than 66 of its in-orbit satellites may be fully functioning at any time.  As Iridium Holdings’ constellation has aged, some of its satellites have experienced individual component failures affecting their coverage and/or transmission capacity and other satellites may experience such failures in the future, adversely affecting the reliability of its service, which could adversely affect its results of operations, cash flow and financial condition.  Although Iridium Holdings does not incur any direct cash costs related to the failure of a satellite, if a satellite fails, Iridium Holdings records an impairment charge reflecting its net book value.

Iridium Holdings has categorized three types of anomalies among the satellites in its constellation that, if they materialize throughout the satellite constellation, have the potential for a significant operational impact. These include: (i) a non-recoverable anomalous short circuit in a satellite’s  Integrated Bus Electronics (“IBE”), as discussed above; (ii) excessive power subsystem degradation resulting from satellite battery wear-out or excessive loss of solar array power output and (iii) failures to critical payload electronic parts arising from accumulated radiation total dose.

Iridium Holdings experienced its first satellite failure in July 2003.  This failure has been attributed to a non-recoverable anomalous short circuit in the satellite’s IBE.  Two additional satellites failed as a result of this anomaly in August 2005 and December 2006.  In part, as a response to this anomaly, Iridium Holdings has implemented several procedures across its constellation to attempt to mitigate the severity of a similar anomaly in the future and/or prevent it from resulting in permanent damage to the IBE hardware of its other satellites.  These procedures include reducing the peak operating temperature of the IBE during portions of the solar season, as well as modifying the on-board software of its satellites to immediately carry out certain autonomous actions upon detecting future occurrences of this type of anomaly.

Iridium Holdings has experienced three additional satellite failures unrelated to IBE short circuits.  In April 2005, one of its satellites failed as a result of a radiation-induced single event upset anomaly, which corrupted the satellite’s on-board time reference.  Accurate time reference is critical to determine a satellite’s ephemeris (its orbital location with respect to the earth), attitude (its pointing direction) and the sun’s position.  In December 2005, Iridium Holdings was unable to remedy a failure in the crosslink digital reference oscillator of another of its satellites, resulting in the satellite’s failure.  Failure of the digital reference oscillator disables the affected satellite’s crosslinks and, thus, its ability to communicate with the rest of the satellite constellation.  More recently, in July 2008, another of Iridium Holdings’ satellites experienced an attitude control anomaly as a result of sudden loss of communications between its IBE and its primary space vehicle and routing computer.  The nature of this anomaly coupled with the software state of the vehicle at the time (resulting from an on-board software fault response to a prior anomaly) resulted in the inability of the on-board software to correct the computer communications anomaly and control of the satellite was lost.  If Iridium Holdings’ constellation experiences additional satellite failures, its ability to operate its business may be impaired, which would have a material adverse effect on Iridium Holdings’ business.

Iridium Holdings has been occasionally advised by its customers and others of temporary intermittent losses of signal cutting off calls in progress, preventing completions of calls when made or disrupting the transmission of data.  If the magnitude or frequency of such problems increase, they could adversely affect its business and its ability to complete its business plan.

Iridium Holdings may be required in the future to make further changes to its constellation to maintain or improve its performance. Any such changes may require prior FCC approval.  In addition, from time to time Iridium Holdings may reposition its satellites within the constellation in order to optimize its service, which could result in degraded service during the repositioning period.  Although there are some remote tools Iridium Holdings uses to remedy certain types of problems affecting the performance of its satellites, the physical repair of its satellites in space is not feasible.

If Iridium Holdings experiences operational disruptions with respect to its commercial gateway or operations center, Iridium Holdings may not be able to provide service to its customers.

Currently, Iridium Holdings’ commercial satellite network traffic is supported by a primary ground station gateway in Tempe, Arizona.  In addition, Iridium Holdings operates its satellite constellation from its satellite network operations center in Leesburg, Virginia.  Currently, Iridium Holdings does not have back-up facilities that could adequately replace its Arizona gateway and Virginia operations center if either experienced catastrophic failure.  Both facilities are subject to the risk of significant malfunctions or catastrophic loss due to unanticipated events and would be difficult to replace or repair and could require substantial lead-time to do so. Material changes in the operation of these facilities may be subject to prior FCC approval.  Iridium Holdings may also in the future experience service shutdowns or periods of reduced service as a result of regulatory issues, equipment failure or delays in deliveries.  Any such failure would impede its ability to provide service to its customers.

If Iridium Holdings is unable to effectively develop and deploy its second-generation satellite constellation before its current satellite constellation ceases to provide commercially viable service, Iridium Holdings’ business will suffer.

Iridium Holdings is currently developing its next-generation satellite constellation, Iridium NEXT, which Iridium Holdings expects to commence launching in 2014.  While Iridium Holdings expects its current constellation will be operational through 2014, Iridium Holdings cannot guarantee it will provide commercially viable service through the transition period to Iridium NEXT.  If Iridium Holdings is unable, for any reason, including manufacturing or launch delays, launch failures, in-orbit satellite failures, delays in receiving regulatory approvals or insufficient funds, to deploy Iridium NEXT before its current constellation ceases to provide commercially viable service or if Iridium Holdings experiences backward compatibility problems with its new constellation once deployed, Iridium Holdings likely will lose customers, and will incur a decline in revenues and profitability as its ability to provide commercially viable services is impaired.

Iridium Holdings’ second-generation satellite constellation may not be completed on time, and the costs associated with it may be greater than expected.

Iridium Holdings may not complete Iridium NEXT on time, on budget or at all.  Design, manufacture and launch of satellite systems are highly complex and historically have been subject to delays and cost over-runs.  Development of Iridium NEXT may suffer from delays, interruptions or increased costs due to many factors, some of which may be beyond its control, including:

•	lower than anticipated demand for mobile satellite services resulting in market prices that significantly impact its profitability;

•	its inability to access capital to finance Iridium NEXT;

•	engineering and/or manufacturing performance falling below expected levels of output or efficiency;

•	denial or delays in receipt of regulatory approvals, or non-compliance with conditions imposed by regulatory approvals;

•	the breakdown or failure of equipment or systems;

•	non-performance by third-party contractors, including the prime system contractor;

•	licensing costs for necessary technology;

•	launch delays or failures, or in-orbit satellite failures once launched;

•	labor disputes or disruptions in labor productivity or the unavailability of skilled labor;

•	increases in the costs of materials;

•	changes in project scope;

•	additional requirements imposed by changes in laws; or

•	severe weather or catastrophic events such as fires, earthquakes, storms or explosions.

If any of the above events occur, they could have a material adverse effect on Iridium Holdings’ ability to continue to develop Iridium NEXT, which would materially adversely affect its business, financial condition and results of operations.

Iridium Holdings may not be able to launch its second-generation satellites successfully.  Loss of any such satellites during launch could delay or impair its ability to offer its services, and launch insurance, to the extent available, will not fully cover this risk.

The launch of Iridium Holdings’ second-generation satellites could be subject to delays and risks relating to launch, including launch failure or incorrect orbital placement, impairing its ability to offer commercially viable services.  Iridium Holdings may insure all or a portion of the launch of its second-generation satellites.  Launch insurance currently costs approximately 10% to 20% of the insured value of the satellites launched (including launch costs), but may vary depending on market conditions and the safety record of the launch vehicle.  In addition, Iridium Holdings expects any launch insurance policies that it obtains to include specified exclusions, deductibles and material change limitations.  Typically, these insurance policies exclude coverage for damage arising from acts of war, lasers, and other similar potential risks for which exclusions are customary in the industry.  If launch insurance rates were to rise substantially, Iridium Holdings’ future launch costs could increase.  It is also possible that insurance could become unavailable or prohibitively expensive, either generally or for a specific launch vehicle, or that new insurance could be subject to broader exclusions on coverage or limitations on losses, in which event Iridium Holdings would bear the risk of launch failures.  Even if a lost satellite is fully insured, acquiring a replacement satellite may be difficult and time consuming.  Furthermore, launch insurance typically does not cover lost revenue.

Iridium Holdings may need additional capital to maintain its network, develop, manufacture and launch Iridium NEXT and pursue additional growth opportunities.  If Iridium Holdings fails to obtain sufficient capital, it will not be able to successfully implement its business plan.

Iridium Holdings’ business plan calls for the development of Iridium NEXT, the development of new product and service offerings, upgrades to its current services, hardware and software upgrades to maintain its ground infrastructure and upgrades to its business systems.  While Iridium Holdings believes internally generated cash flows, proceeds from debt and equity offerings as well as its proposed transaction with GHQ and secondary payload funding will be sufficient to enable Iridium Holdings to fund its capital requirements, it may not be able to due to increased costs, lower revenues or inability to access additional financing.  If Iridium Holdings does not have such funds, its ability to maintain its network, develop, manufacture and launch Iridium NEXT and pursue additional growth opportunities will be impaired, which would adversely affect its business, results of operations and financial condition.

Iridium Holdings may be unable to obtain and maintain in-orbit liability insurance, and the insurance Iridium Holdings obtains may not cover all liabilities to which Iridium Holdings may become subject.

Pursuant to Iridium Holdings’ and Iridium Satellite’s transition services, products and asset agreement with Motorola, and the agreement between Iridium Satellite, The Boeing Company (“Boeing”), Motorola and the U.S. government, Iridium Satellite is required to maintain an in-orbit liability insurance policy with a de-orbiting endorsement.  The current policy (together with the de-orbiting endorsement) covers amounts that Iridium Satellite and certain other named parties may become liable to pay for bodily injury and/or property damages to third parties related to processing, maintaining and operating its satellite constellation and, in the case of the de-orbiting endorsement, de-orbiting its satellite constellation.  The current policy has a one-year term, which expires December 12, 2009.  The price, terms and availability of insurance have fluctuated significantly since Iridium Holdings began offering commercial satellite services.  The cost of obtaining insurance can vary as a result of either satellite failures or general conditions in the insurance industry.  Higher premiums on insurance policies would increase its costs.  In-orbit liability insurance policies on satellites may not continue to be available on commercially reasonable terms or at all.  In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods and additional policy exclusions.  Iridium Holdings’ failure to renew its current in-orbit liability insurance policy or obtain a replacement policy would trigger certain de-orbit rights held by the U.S. government, Motorola and Boeing, adversely affecting its ability to provide commercially viable services.  See “—The U.S. government, Motorola and Boeing may unilaterally require Iridium Holdings to de-orbit its constellation upon the occurrence of certain events” below for more information.  In addition, even if Iridium Satellite continues to maintain any in-orbit liability insurance policy this insurance coverage may not protect it against all third-party losses, materially and adversely affecting its financial condition and results of operations if any such third-party losses were to occur.

Iridium Satellites’ current in-orbit liability insurance policies contain, and any future policies are expected to contain, specified exclusions and material change limitations customary in the industry.  These exclusions may relate to, among other things, losses resulting from acts of war, insurrection, terrorism or military action, government confiscation, strikes, riots, civil commotions, labor disturbances, sabotage, unauthorized use of the satellites and nuclear or radioactive contamination, as well as claims directly or indirectly occasioned as a result of noise, pollution, electrical and electromagnetic interference and interference with the use of property.

In addition to Iridium Satellites’ in-orbit liability insurance policy, Motorola maintains product liability insurance to cover its potential liability as manufacturer of the satellites.  Motorola may not in the future be able to renew its product liability coverage on reasonable terms and conditions, or at all.  Any failure to maintain such insurance could expose Iridium Holdings to third-party damages that may be caused by any of its satellites.

Iridium Holdings does not maintain in-orbit insurance covering losses from satellite failures or other operational problems affecting its constellation.

Iridium Holdings does not maintain in-orbit insurance covering losses that might arise as a result of a satellite failure or other operational problems affecting its constellation.  As a result, a failure of one or more if Iridium Holdings’ satellites or the occurrence of equipment failures and other related problems would constitute an uninsured loss and could have a material adverse effect on its financial condition and results of operations.

Iridium Holdings could lose market share and revenues as a result of increasing competition from companies in the wireless communications industry, including cellular and other satellite operators, and from the extension of land-based communication services.

Iridium Holdings faces intense competition in all of its markets, which could result in a loss of customers and lower revenues and make it more difficult for Iridium Holdings to enter new markets.  Iridium Holdings competes primarily on the basis of coverage, quality, portability and pricing of services and products.

There are currently seven other satellite operators providing services similar to Iridium Holdings’ on a global or regional basis: Inmarsat plc. (“Inmarsat”), Globalstar, Inc. (“Globalstar”), ORBCOMM Inc. (“Orbcomm”), Mobile Satellite Ventures, Mobile Satellite Ventures Canada, Thuraya Satellite Telecommunications Company (“Thuraya”) and Asia Cellular Satellites.  In addition, several regional mobile satellite services companies, including ICO Global Communication (Holdings) Limited (“ICO”), TerreStar Networks, Inc. (“TerreStar”) and Mobile

Satellite Ventures are attempting to exploit their spectrum positions into a U.S. consumer mobile satellite services business.  The provision of satellite-based services and products is subject to downward price pressure when capacity exceeds demand or as a result of irrational pricing behavior by certain operators under financial pressure to expand their respective market share.  Certain satellite operators, for example, subsidize the prices of their products, such as satellite handsets.  In addition, Iridium Holdings may face competition from new competitors or new technologies, which may materially adversely affect its business plan.  For example, Iridium Holdings may face competition for its land-based services in the United States from incipient Ancillary Terrestrial Component (“ATC”) service providers who are currently raising capital and designing a satellite operating business and a terrestrial component around their spectrum holdings.  As a result of competition, Iridium Holdings may not be able to successfully retain its existing customers and attract new customers.

In addition to its satellite-based competitors, terrestrial voice and data service providers, both wireline and wireless, are expanding into rural and remote areas and providing the same general types of services and products that Iridium Holdings provides through its satellite-based system.  Although satellite communications services and terrestrial communications services are not perfect substitutes, the two compete in certain markets and for certain services.  Consumers generally perceive terrestrial wireless voice communication products and services as cheaper and more convenient than satellite-based ones.  Many of its terrestrial competitors have greater resources, wider name recognition and newer technologies than Iridium Holdings does.  In addition, industry consolidation could adversely affect Iridium Holdings by increasing the scale or scope of its competitors and thereby making it more difficult for Iridium Holdings to compete.

Use by Iridium Holdings’ competitors of L-band spectrum for terrestrial services could interfere with its services.

In February 2003, the Federal Communication Commission, or FCC, adopted rules that permit satellite service providers to establish ATC networks.  ATC frequencies are designated in previously satellite-only bands at 1.5 GHz, 1.6 GHz, 2 GHz and 2.5 GHz.  The implementation of ATC services by satellite service providers in the United States or other countries may result in increased competition for the right to use L-band spectrum, which Iridium Holdings uses to provide its services, and such competition may make it difficult for Iridium Holdings to obtain or retain the spectrum resources Iridium Holdings requires for its existing and future services.  In addition, the FCC’s decision to permit ATC services was based on certain assumptions, particularly relating to the level of interference that the provision of ATC services would likely cause to other satellite service providers, which use the L-band spectrum.  If the FCC’s assumptions prove inaccurate, or the level of ATC services provided exceeds those estimated by the FCC, ATC services could interfere with its satellites and devices, which may adversely impact its services.  Outside the United States, other countries are actively considering implementing regulations to facilitate ATC services.

Rapid and significant technological changes in the satellite communications industry may impair Iridium Holdings’ competitive position and require Iridium Holdings to make significant additional capital expenditures.

Much of the hardware and software utilized in operating Iridium Holdings’ gateway was designed and manufactured over ten years ago and portions are becoming obsolete.  As they continue to age, they may become less reliable and will be more difficult and expensive to service, upgrade or replace.  Although Iridium Holdings maintains inventories of certain spare parts, it nonetheless may be difficult or impossible to obtain all necessary replacement parts for the hardware.  Its business plan contemplates updating or replacing certain hardware and software in its network, but Iridium Holdings may not be successful in these efforts, and the cost may exceed its estimates.  Iridium Holdings may face competition in the future from companies using new technologies and new satellite systems.  The space and communications industries are subject to rapid advances and innovations in technology.  New technology could render its system obsolete or less competitive by satisfying customer demand in more attractive ways or through the introduction of incompatible standards.  Particular technological developments that could adversely affect Iridium Holdings include the deployment by its competitors of new satellites with greater power, greater flexibility, greater efficiency or greater capabilities, as well as continuing improvements in terrestrial wireless technologies.  For Iridium Holdings to keep up with technological changes and remain competitive, it may need to make significant capital expenditures.  Customer acceptance of the services and products that Iridium Holdings offers will continually be affected by technology-based differences in its product and service offerings.

New technologies may be protected by patents or other intellectual property laws and therefore may not be available to Iridium Holdings.

Sales to U.S. government customers, particularly the Department of Defense (“DoD”), represent a significant portion of Iridium Holdings’ revenues.

The U.S. government, through a dedicated gateway owned and operated by the DoD, has been and continues to be Iridium Holdings’ largest customer, representing 22% and 20% of its revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.  Iridium Holdings provides the majority of its products and services to the U.S. government pursuant to two one-year agreements, both of which are renewable for four additional one-year terms.  The U.S. government may terminate these agreements, in whole or in part, at any time.  If the U.S. government terminates its agreements with Iridium Holdings or fails to renew such agreements, Iridium Holdings’ business, results of operations and financial condition could be materially and adversely affected.

In addition, Iridium Holdings’ relationship with the U.S. government is subject to the overall U.S. government budget and appropriation decisions and processes.  U.S. government budget decisions, including with respect to defense spending, are based on changing government priorities and objectives, which are driven by numerous factors, including geopolitical events and macroeconomic conditions, and are beyond Iridium Holdings’ control.  Significant changes to U.S. defense spending, including as a result of the resolution of the conflicts in Iraq and Afghanistan, could negatively impact Iridium Holdings’ business, results of operations and financial condition.

Iridium Holdings is dependent on third parties to market and sell its products and services.

Iridium Holdings relies on third-party distributors to market and sell its products and services to end-users and to determine the prices end-users pay.  Iridium Holdings also depends on its distributors to develop innovative and improved solutions and applications integrating its product and service offerings.  As a result of these arrangements, Iridium Holdings is dependent on the performance of its distributors to generate substantially all of its revenues.  Its distributors operate independently of Iridium Holdings, and Iridium Holdings has limited control over their operations, which exposes Iridium Holdings to significant risks.  Distributors may not commit the necessary resources to market and sell Iridium Holdings’ products and services and may also market and sell competitive products and services.  In addition, its distributors may not comply with the laws and regulatory requirements in their local jurisdictions, which may limit their ability to market or sell Iridium Holdings’ products and services.  If current or future distributors do not perform adequately, or if Iridium Holdings is unable to locate competent distributors in particular countries and secure their services on favorable terms, or at all, Iridium Holdings may be unable to increase or maintain its revenues in these markets or enter new markets, and Iridium Holdings may not realize its expected growth, adversely affecting its profitability, liquidity and brand image.

In addition, Iridium Holdings may lose distributors due to competition, consolidation, regulatory developments, business developments affecting its partners or their customers, or for other reasons.  Any future consolidation of its distributors such as the current acquisition of Stratos Global Corporation by Inmarsat, also increases its reliance on a few key distributors of its services and the amount of volume discounts that Iridium Holdings may have to give such distributors.  Iridium Holdings’ top 10 distributors for the year ended December 31, 2007 and the nine months ended September 30, 2008 accounted for, in the aggregate, approximately 46% and 50% of its total revenues of $260.9 million and $244.2 million, respectively.  The loss of any of these distributors could reduce the distribution of Iridium Holdings’ products and services as well the development of new product solutions and applications.

Iridium Holdings relies on a limited number of key vendors for timely supply of equipment and services.

Celestica Corporation (“Celestica”) is the manufacturer of all Iridium Holdings’ current and next generation devices, including its mobile handsets, L-Band transceivers and short burst data modems. Celestica may choose to terminate its business relationship with Iridium Holdings when its current contractual obligations are completed in January 1, 2010.  If Celestica terminates this relationship, Iridium Holdings may not be able to find a replacement supplier.  In addition, as its sole supplier, Iridium Holdings is very dependent on Celestica’s performance.  If Celestica has difficulty manufacturing or obtaining the necessary parts or material to manufacture

Iridium Holdings’ products, its business would be materially affected.  Although Iridium Holdings may replace Celestica with another supplier, there could be a substantial period of time in which its products are not available and any new relationship may involve a significantly different cost structure, development schedule and delivery times.

In addition, Iridium Holdings depends on Boeing to provide operations and maintenance services with respect to its satellite network (including engineering, systems analysis and operations and maintenance services) from its technical support center in Chandler, Arizona and its satellite network operations center in Leesburg, Virginia.  Boeing provides these services pursuant to a long-term agreement that has been extended to be concurrent with the expected useful life of its constellation.  Technological competence is critical to Iridium Holdings’ business and depends, to a significant degree, on the work of technically skilled employees, such as its Boeing contractors.  If Boeing’s performance falls below expected levels or if Boeing has difficulties retaining the employees or contractors servicing Iridium Holdings’ network, Iridium Holdings’ business would be materially affected.  In addition, if Boeing terminates its agreement with Iridium Holdings, Iridium Holdings may not be able to find a replacement provider on favorable terms or at all, which could materially and adversely affect the operations and performance of its network.  Boeing’s replacement as the operator of its satellite system could also trigger certain de-orbit rights held by the U.S. government, adversely affecting Iridium Holdings’ ability to offer commercially viable services.  See “—The U.S. government, Motorola and Boeing may unilaterally require Iridium Holdings to de-orbit its constellation upon the occurrence of certain events” below for more information.

Iridium Holdings is dependent on intellectual property licensed from third parties.

Iridium Holdings licenses substantially all system technology, including software and systems to operate and maintain its network as well as technical information for the design and manufacture of its devices, from Motorola. Iridium Holdings maintains its licenses with Motorola pursuant to several long-term agreements. Iridium Holdings also licenses additional system technology from several other third parties.  If Motorola or any such third party were to cease to support and service this technology, or if Iridium Holdings is unable to renew such licenses on commercially reasonable terms or at all, it may be difficult, more expensive or impossible to obtain such services from alternative vendors.  Any substitute technology may also have lower quality or performance standards, which would adversely affect the quality of its products and services.

Iridium Holdings has been and may in the future become subject to claims that its products violate the patent or intellectual property rights of others, which could be costly and disruptive to Iridium Holdings.

Iridium Holdings operates in an industry that is susceptible to significant patent litigation.  As a result, Iridium Holdings or its products may become subject to patent infringement claims or litigation.  The defense of intellectual property suits, are both costly and time consuming and may divert management’s attention from other business concerns.  An adverse determination in litigation to which Iridium Holdings may become a party could, among other things:

•	subject Iridium Holdings to significant liabilities to third parties, including treble damages;

•	require disputed rights to be licensed from a third party for royalties that may be substantial;

•	require Iridium Holdings to cease using such technology; or

•	prohibit Iridium Holdings from selling certain of its products.

Any of these outcomes could have a material adverse effect on Iridium Holdings’ business, financial condition and results of operations.

Conducting and expanding its operations outside the United States involves special challenges that Iridium Holdings may not be able to meet and may adversely affect its business.

International revenues account for a significant proportion of Iridium Holdings’ total revenues, representing 52% of its total revenues for the year ended December 31, 2007 and 45% of its total revenues for the nine months ended September 2008.  Its major international markets include Canada and France.  Iridium Holdings is also focusing on opportunities in China, Russia, Mexico and India.  International operations and any foreign business expansion Iridium Holdings may undertake include numerous risks, including:

•	difficulties in penetrating new markets due to established and entrenched competitors;

•	difficulties in developing products and services that are tailored to the needs of local customers;

•	lack of local acceptance or knowledge of its products and services;

•	lack of recognition of its products and services;

•	unavailability of or difficulties in establishing relationships with distributors;

•	significant investments, including the development and deployment of dedicated gateways;

•	instability of international economies and governments;

•	changes in laws and policies affecting trade and investment in other jurisdictions;

•	exposure to varying legal standards, including intellectual property protection and foreign state ownership laws, in other jurisdictions;

•	difficulties in obtaining required regulatory authorizations;

•	difficulties in enforcing legal rights in other jurisdictions;

•	changing and conflicting national and local regulatory requirements; and

•	foreign currency exchange rates and exchange controls.

These risks could affect Iridium Holdings’ ability to successfully compete and expand internationally, which may adversely affect its business.

The prices for all of its products and services are denominated in U.S. dollars.  As a result, Iridium Holdings has benefited from the depreciation of the U.S. dollar against other currencies, such as the euro, the Canadian dollar and pounds sterling.  Any appreciation of the U.S. dollar against other currencies will increase the cost of its products and services to its international customers and, as a result, may reduce the competitiveness of its international offerings and its international growth.

Iridium Holdings currently is unable to offer service in important regions of the world due to the absence of gateways in those areas, which is limiting its growth and its ability to compete.

Iridium Holdings’ ability to provide service in certain regions is limited by local regulations as certain countries, such as China, Russia and India, require physical gateways within their jurisdiction to connect traffic coming to and from their territory.  While Iridium Holdings is currently in discussions with parties in such countries to build or purchase additional gateways for integration into its network, Iridium Holdings may not be able to reach an agreement to develop such additional gateways or the cost of developing and deploying such gateways may be prohibitive, which could impair its ability to expand its product and service offerings in such areas and undermine its value for potential users who require service in these areas.

The U.S. government, Motorola and Boeing may unilaterally require Iridium Holdings to de-orbit its constellation upon the occurrence of certain events.

Pursuant to an agreement between Iridium Satellite, Boeing, Motorola and the U.S. government, the U.S. government obtained the right to, in its sole discretion, require Iridium Satellite to de-orbit the Iridium Holdings’ constellation upon the occurrence of any of the following with respect to Iridium Satellite LLC (“Iridium Satellite”): (a) its failure to pay certain insurance premiums or maintain insurance; (b) its bankruptcy; (c) its sale or the sale of any major asset in Iridium Holdings’ satellite system; (d) Boeing’s replacement as the operator of its satellite system; (e) its failure to provide certain notices as contemplated by the agreement; or (g) at any time after June 5, 2009, unless extended by the U.S. government. The U.S. government also has the right to require Iridium Holdings to de-orbit any of its individual functioning satellites (including in-orbit spares) that have been in orbit for more than seven years, unless the U.S. government grants a postponement.  As of September 30, 2008, all but seven of Iridium Holdings’ functioning satellites have been on orbit for more than seven years.  As the constellation life is projected to last until 2014, with the current system providing critical services to U.S. government customers, Iridium Holdings is currently negotiating new terms with the U.S. government that will extend or remove the 2009 deadline.

Motorola also has the right to de-orbit the Iridium Holdings constellation pursuant to its transition services, products and asset agreement with Iridium Holdings and Iridium Satellite and pursuant to the operations and maintenance agreement between Iridium Constellation LLC (“Iridium Constellation”) and Boeing.  Under these agreements, Motorola may require the de-orbit of the Iridium Holdings constellation upon the occurrence of any of the following: (a) Iridium Holdings bankruptcy or the bankruptcy of Iridium Constellation or Iridium Satellite; (b) Iridium Satellite’s breach of the transition services, products and asset agreement; (c) Boeing’s breach of its operations and maintenance agreement and other related agreements with Iridium Constellation or its affiliates; (d) an order from the U.S. government requiring the de-orbiting of Iridium Holdings’ satellites; (e) changes in law or regulation that may require Motorola to incur certain costs relating to the operation, maintenance, re-orbiting or de-orbiting of Iridium Holdings’ constellation; or (f) Motorola’s failure to obtain a product liability policy to cover its position as manufacturer of the satellites, provided the U.S. government has not agreed to cover what would have otherwise been paid by such policy.

Pursuant to Iridium Constellation’s operations and maintenance agreement with Boeing, Boeing similarly has the unilateral right to de-orbit of its constellation upon the occurrence of any of the following events: (a) Iridium Constellation’s or Iridium Satellite’s bankruptcy; (b) the existence of reasonable grounds for Boeing to question the financial stability of Iridium Constellation; (c) Iridium Constellation’s failure to maintain certain insurance policies; (d) Iridium Constellation’s failure to provide Boeing certain quarterly financial statements; (e) Iridium Constellation’s breach of the operations and maintenance agreement, including its payment obligation thereunder; or (f) changes in law or regulation that may increase the risks or costs associated with the operation of the constellation.

Iridium Holdings cannot guarantee that the U.S. government, Motorola and/or Boeing will not unilaterally exercise such de-orbiting rights upon the occurrence of any of the above events.  A decision by any of the U.S. government, Motorola or Boeing to de-orbit Iridium Holdings’ constellation would affect its ability to provide commercially viable services, materially and adversely affecting its business, prospects and profitability.

Wireless devices may pose health and safety risks and, as a result, Iridium Holdings may be subject to new regulations, demand for its services may decrease and Iridium Holdings could face liability based on alleged health risks.

There has been adverse publicity concerning alleged health risks associated with radio frequency transmissions from portable hand-held telephones that have transmitting antennae.  Lawsuits have been filed against participants in the wireless industry alleging various adverse health consequences, including cancer, as a result of wireless phone usage.  The U.S. Supreme Court recently declined to review a lower federal court’s decision remanding for trial in state courts several cases alleging such injuries.  Although Iridium Holdings has not been party to any such lawsuits, Iridium Holdings may be exposed to such litigation in the future.  While Iridium Holdings complies with applicable standards for radio frequency emissions and power and does not believe that there is valid scientific evidence that use of its phones poses a health risk, courts or governmental agencies could find otherwise.  Any such finding could reduce its revenues and profitability and expose Iridium Holdings and other wireless providers to litigation, which, even if not successful, could be costly to defend.

If consumers’ health concerns over radio frequency emissions increase, they may be discouraged from using wireless handsets.  Further, government authorities might increase regulation of wireless handsets as a result of these health concerns.  The actual or perceived risk of radio frequency emissions could reduce the number of Iridium Holdings’ subscribers and demand for its products and services.

Iridium Holdings’ business is subject to extensive government regulation, which mandates how Iridium Holdings may operate its business and may increase its cost of providing services, slow its expansion into new markets and subject its services to additional competitive pressures.

Iridium Holdings’ ownership and operation of a satellite communication system is subject to significant regulation in the United States by the FCC and in foreign jurisdictions by similar local authorities.  The rules and regulations of the FCC or these foreign authorities may change and not continue to permit Iridium Holdings’ operations as presently conducted or as Iridium Holdings plans to conduct such operations.  Failure to provide services in accordance with the terms of its licenses or failure to operate its satellites or ground stations as required by its licenses and applicable government regulations could result in the imposition of government sanctions on Iridium Holdings, up to and including cancellation of its licenses.

Iridium Holdings’ system must be authorized in each of the markets in which it provides its services.  Iridium Holdings may not be able to obtain or retain all regulatory approvals needed for its operations.  Regulatory changes, such as those resulting from judicial decisions or adoption of treaties, legislation or regulation in countries where Iridium Holdings operates or intends to operate, may also significantly affect its business.  Because regulations in each country are different, Iridium Holdings may not be aware if some of its distribution partners and/or persons with which Iridium Holdings or they do business do not hold the requisite licenses and approvals.

Iridium Holdings’ current regulatory approvals could now be, or could become, insufficient in the view of foreign regulatory authorities, any additional necessary approvals may not be granted on a timely basis, or at all, in all jurisdictions in which Iridium Holdings wishes to offer services, and applicable restrictions in those jurisdictions could become unduly burdensome.

Iridium Holdings’ operations are subject to certain regulations of the United States State Department’s Office of Defense Trade Controls (i.e., the export of satellites and related technical data), United States Treasury Department’s Office of Foreign Assets Control (i.e., financial transactions) and the United States Commerce Department’s Bureau of Industry and Security (i.e., its gateway and phones).  Iridium Holdings is also required to provide certain U.S. and foreign government law enforcement and security agencies with call interception services.  These regulations may limit or delay Iridium Holdings’ ability to operate in a particular country.  As new laws and regulations are issued, Iridium Holdings may be required to modify its business plans or operations.  If Iridium Holdings fails to comply with these regulations in any country, Iridium Holdings could be subject to sanctions that could affect, materially and adversely, its ability to operate in that country. Failure to obtain the authorizations necessary to use its assigned radio frequency spectrum and to distribute its products in certain countries could have a material adverse effect on its ability to generate revenue and on its overall competitive position.

Pursuing strategic transactions may cause Iridium Holdings to incur additional risks.

Iridium Holdings may pursue acquisitions, joint ventures or other strategic transactions on an opportunistic basis, although no such transactions that would be financially significant to Iridium Holdings are probable at this time.  Iridium Holdings may face costs and risks arising from any such transactions, including integrating a new business into its business or managing a joint venture.  These may include legal, organizational, financial, loss of key customers and distributors, diversion of management’s time, and other costs and risks.

In addition, if Iridium Holdings were to choose to engage in any major business combination or similar strategic transaction, Iridium Holdings may require significant external financing in connection with the transaction.  Depending on market conditions, investor perceptions of Iridium Holdings and other factors, Iridium Holdings may not be able to obtain capital on acceptable terms, in acceptable amounts or at appropriate times to implement any such transaction.  Any such financing, if obtained, may further dilute existing stockholders.

Iridium Holdings indebtedness could impair its ability to react to changes in its business and may limit its ability to use debt to fund future capital needs.

As of September 30, 2008, Iridium Holdings had $160.2 million of indebtedness.  Its indebtedness could adversely affect its financial condition by, among others:

•
requiring Iridium Holdings to dedicate a substantial portion of its cash flow from operations to principal and interest payments on its debt, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate expenditures;

•
resulting in an event of default if Iridium Holdings fails to comply with the restrictive covenants contained in its credit agreements, which event of default could result in all of its debt becoming immediately due and payable;

•
increasing its vulnerability to adverse general economic or industry conditions because its debt could mature at a time when those conditions make it difficult to refinance and its cash flow is insufficient to repay the debt in full, forcing Iridium Holdings to sell assets at disadvantageous prices or to default on the debt, and because a decline in its profitability could cause Iridium Holdings to be unable to comply with the forward fixed charge coverage ratio in its credit agreement, resulting in a default on, and acceleration of, its debt;

•
limiting its flexibility in planning for, or reacting to, competition and/or changes in its business or its industry by limiting its ability to incur additional debt, to make acquisitions and divestitures or to engage in transactions that could be beneficial to Iridium Holdings;

•	restricting Iridium Holdings from making strategic acquisitions, introducing new products or services or exploiting business opportunities; and

•	placing Iridium Holdings at a competitive disadvantage relative to competitors that have less debt or greater financial resources.

Furthermore, if an event of default were to occur with respect to its credit agreements or other indebtedness, its creditors could accelerate the maturity of its indebtedness.  Iridium Holdings’ indebtedness under these credit agreements is secured by a lien on substantially all of its assets and the lenders could foreclose on these assets to repay the indebtedness.

Iridium Holdings’ ability to make scheduled payments on or to refinance indebtedness obligations depends on its financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control.  Iridium Holdings may not be able to maintain a level of cash flows from operating activities sufficient to permit Iridium Holdings to pay the principal, premium, if any, and interest on its indebtedness.  If its cash flows and capital resources are insufficient to fund its debt service obligations, Iridium Holdings could face substantial liquidity problems and could be forced to sell assets, seek additional capital or seek to restructure or refinance its indebtedness.  These alternative measures may not be successful or feasible.  Its credit agreements restrict its ability to sell assets.  Even if Iridium Holdings could consummate those sales, the proceeds that Iridium Holdings realizes from them may not be adequate to meet any debt service obligations then due.

In October 2008, Iridium Holdings prepaid $22 million of indebtedness under its first lien credit facility.  In addition, Iridium Holdings has agreed to prepay another $80.0 million of the outstanding balance of its first lien credit facility at the closing of this transaction ($15.0 million if the acquisition is not consummated).  Following these mandatory prepayments, approximately $58.2 million of indebtedness will be outstanding and all or a portion of this amount may be prepaid out of the trust proceeds.

Iridium Holdings may be able to incur additional indebtedness or other obligations in the future, which would exacerbate the risks discussed above.

While Iridium Holdings’ credit agreements limit its ability to incur additional debt, Iridium Holdings may still incur significant amounts of debt and other obligations.  For example, Iridium Holdings may need to incur a significant amount of debt to finance the development of Iridium NEXT.  To the extent additional debt or other obligations are added to its current debt levels, the substantial indebtedness risks described above would increase.

Restrictive covenants in Iridium Holdings’ credit agreements impose restrictions that may limit its operating and financial flexibility.

Iridium Holdings’ first and second lien credit agreements contain a number of significant restrictions and covenants that limit its ability to, among other things:

•	incur or guarantee additional indebtedness;

•	pay dividends or make distributions to its unitholders;

•	make investments, acquisitions or capital expenditures;

•	grant liens on its assets;

•	enter into transactions with its affiliates;

•	merge or consolidate with other entities or transfer all or substantially all of its assets; and

•	transfer or sell assets.

In addition, Iridium Holdings must maintain compliance with specified financial covenants.  Complying with these restrictive covenants, as well as those that may be contained in any agreements governing future indebtedness, may impair Iridium Holdings’ ability to finance its operations or capital needs or to take advantage of other favorable business opportunities. Iridium Holdings’ ability to comply with these restrictive covenants will depend on its future performance, which may be affected by events beyond its control. If Iridium Holdings violates any of these covenants and is unable to obtain waivers, Iridium Holdings would be in default under the agreement and payment of the indebtedness could be accelerated. The acceleration of its indebtedness under one agreement may permit acceleration of indebtedness under other agreements that contain cross-default or cross-acceleration provisions. If its indebtedness is accelerated, Iridium Holdings may not be able to repay its indebtedness or borrow sufficient funds to refinance it. Even if Iridium Holdings is able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to Iridium Holdings. If its indebtedness is in default for any reason, its business, financial condition and results of operations could be materially and adversely affected. In addition, complying with these covenants may also cause Iridium Holdings to take actions that are not favorable to holders of the common stock and may make it more difficult for Iridium Holdings to successfully execute its business plan and compete against companies who are not subject to such restrictions.

Spectrum values historically have been volatile, which could cause the value of Iridium Holdings to fluctuate.

Iridium Holdings’ business plan is evolving and it may in the future include forming strategic partnerships to maximize value for its spectrum, network assets and combined service offerings in the United States and internationally. Values that Iridium Holdings may be able to realize from such partnerships will depend in part on the value ascribed to its spectrum. Valuations of spectrum in other frequency bands historically have been volatile, and Iridium Holdings cannot predict at what amount a future partner may be willing to value its spectrum and other assets. In addition, to the extent that the FCC takes action that makes additional spectrum available or promotes the more flexible use or greater availability (e.g., via spectrum leasing or new spectrum sales) of existing satellite or terrestrial spectrum allocations, the availability of such additional spectrum could reduce the value of its spectrum authorizations and the value of Iridium Holdings’ business and the price of its common stock.

Iridium Holdings’ ability to operate its company effectively could be impaired if Iridium Holdings loses members of its senior management team or technical personnel.

Iridium Holdings depends on the continued service of key managerial and technical personnel, as well as its ability to continue to attract and retain highly qualified personnel.  Iridium Holdings competes for such personnel with other companies, academic institutions, government entities and other organizations.  In addition, after the proposed acquisition, few of Iridium Holdings’ employees will have equity interests in GHQ.  Any loss or interruption of the services of its key personnel could significantly reduce its ability to effectively manage its operations and meet its strategic objectives, because Iridium Holdings may be unable to find an appropriate replacement, if necessary.

If Iridium Holdings becomes subject to unanticipated foreign tax liabilities, it could materially increase its costs.

Iridium Holdings operates in various foreign tax jurisdictions. Iridium Holdings believes that it has complied in all material respects with its obligations to pay taxes in these jurisdictions. However, its position is subject to review and possible challenge by the taxing authorities of these jurisdictions. If the applicable taxing authorities were to challenge successfully Iridium Holdings’ current tax positions, or if there were changes in the manner in which Iridium Holdings conducts its activities, Iridium Holdings could become subject to material unanticipated tax liabilities. Iridium Holdings may also become subject to additional tax liabilities as a result of changes in tax laws, which could in certain circumstances have retroactive effect.

Risks Associated with the Proposed Acquisition

If the acquisition’s benefits do not meet the expectations of the marketplace, investors, financial analysts or industry analysts, the market price of our securities may decline.

The market price of our common stock may decline as a result of the acquisition if “Iridium Communications Inc.” (the post-acquisition entity) does not perform as expected or if we do not otherwise achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, the marketplace, investors, financial analysts or industry analysts.  If such a decline in our stock price occurs, investors may experience a loss and we may not be able to raise future capital, if necessary, in the equity markets.

Upon the consummation of the acquisition, our stockholders will be solely dependent on a single business.

Upon the consummation of the acquisition, our stockholders will be solely dependent upon the performance of Iridium Holdings and its business.  Iridium Holdings will be subject to a number of risks that relate generally to the satellite industry and other risks that relate specifically to Iridium Holdings, including the risks relating to its industry and business explained above.

A substantial number of new shares of GHQ common stock will be issued in connection with the acquisition and related transactions, which will result in substantial dilution of our current stockholders and could have an adverse effect on the market price of our shares.

We expect to issue an aggregate of approximately 36.0 million shares of common stock in connection with the acquisition to the current owners of Iridium Holdings and will issue an additional 2.29 million shares of GHQ common stock to Greenhill Europe, a subsidiary of Greenhill, when Greenhill Europe exercises its right to convert the convertible subordinated promissory note into shares of GHQ common stock.  As a result of these transactions, the ownership of our existing stockholders is expected to be reduced to approximately 55% and the current owners of Iridium Holdings are expected to own approximately 45% of the outstanding shares of common stock of GHQ following the closing of the acquisition, assuming that (i) no holders of our IPO shares vote against the acquisition proposal and properly exercise their rights to convert their shares into cash, (ii) without regard to the results of the tender offer and (iii) no holders of warrants exercise their rights to acquire GHQ shares.

In addition, we have issued warrants to purchase approximately 46.1 million shares of our common stock to our founding stockholder and in our IPO, all of which warrants are currently outstanding (net of warrants that our founding stockholder has agreed to forfeit upon closing of the acquisition).  The warrants issued in our IPO will become exercisable upon the later of February 14, 2009 and the completion of our initial business combination, although such warrants may not be exercised unless we have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.  The warrants issued to our founding stockholder will become exercisable upon the later of February 14, 2009 and the completion of our initial business combination, in each case if the last sales price of our common stock equals or exceeds $14.25 per share for any 20 trading days within any 30-trading-day period beginning 90 days after such initial business combination and there is an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.

Sales of substantial numbers of shares of GHQ common stock issued upon the exercise of the warrants in the public market could adversely affect the market price of such shares and warrants.  All of the sellers and we and our affiliates have agreed to a one-year “lock-up” for the shares of our common stock they will hold following the closing of the acquisition, except for underwritten secondary offerings approved by our Board of Directors anytime after six months from the closing of the acquisition.

If the stock incentive plan proposal is approved by our stockholders, GHQ will reserve 8.0 million shares of our common stock for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and other stock-based awards (which includes restricted stock, restricted stock units and performance-based awards payable both in cash and in shares of our common stock) to eligible individuals under the plan.  Exercise of the stock options and stock rights by the eligible individuals will have a dilutive effect on our current stockholders and may adversely affect the market price of our shares of common stock.

The holders of our common stock issued in our IPO may vote against the proposed acquisition and exercise their rights to convert their shares to cash, thereby reducing the cash available to fund the acquisition and related transactions and provide working capital for Iridium Holdings after the acquisition.

The holders of our IPO shares have certain rights to convert their IPO shares into cash in connection with the completion of our initial business combination.  The actual per share conversion price will be equal to the aggregate amount then on deposit in the trust account (before payment of deferred underwriting discounts and commissions and including accrued interest, net of any income taxes payable on such interest, which shall be paid from the trust account, and net of interest income of up to $5.0 million on the trust account balance previously released to us to fund our working capital requirements), calculated as of two business days prior to the completion of the acquisition, divided by the total number of IPO shares.

If the holders of no more than 30% (minus one share) of the IPO shares vote against the acquisition and properly exercise their conversion rights, the acquisition may be completed (if our certificate, share issuance and stock incentive plan proposals are approved and the other conditions to closing the acquisition are satisfied or waived) but any cash required to convert the IPO shares would reduce the cash balances available to us to purchase any of our common stock in the tender offer, prepay certain Iridium Holdings debt, pay transaction expenses and conduct Iridium Holdings’ business after completion of the acquisition.

Registration rights granted to the owners of Iridium Holdings may have an adverse effect on the market price of our common stock.

We have agreed to enter into a registration rights agreement as a condition to the closing of the acquisition to provide the Sellers who receive shares of our common stock at the closing of the acquisition certain rights to register those shares of common stock under the Securities Act.  Pursuant to that registration rights agreement, we will be required to file a shelf registration statement as soon as reasonably practicable from the closing of the acquisition and related transactions, with a view to such registration statement becoming effective six months from the date of the closing of the acquisition.  Certain holders of the registration rights, subject to certain limitations, may exercise a demand registration right in order to permit such holders to sell their registrable shares of common stock in an underwritten public offering from the shelf registration statement.  Additionally, whenever we propose to register any of our securities under the Securities Act, holders of registration rights will have the right to request the inclusion of their registrable shares of common stock in such registration.

The resale of shares of our common stock in the public market upon exercise of these registration rights could adversely affect the market price of our common stock or impact our ability to raise additional equity capital.

Because our initial stockholders and directors will not participate in liquidation distributions if we do not complete a business combination by February 14, 2010, our initial stockholders, directors and management team may have conflicts of interest in approving the proposed acquisition of Iridium Holdings.

Our initial stockholders have waived their rights to receive any liquidation proceeds with respect to the founding stockholders’ shares if we fail to complete a business combination by February 14, 2010 and thereafter liquidate.  Accordingly, their shares of GHQ common stock and warrants to purchase GHQ common stock will be worthless if we do not complete the acquisition of Iridium Holdings or another business combination by February 14, 2010.  Because Messrs. Bok, Niehaus and Rodriguez have ownership interests in Greenhill and consequently an indirect ownership interest in our founding stockholder and us, they also have a conflict of interest in determining whether Iridium Holdings is an appropriate target business for us and our stockholders.  These ownership interests may influence their motivation in identifying and selecting Iridium Holdings as an appropriate target business for our initial business combination and in timely completing the acquisition of Iridium Holdings.  The exercise of discretion by our officers and directors in identifying and selecting one or more suitable target businesses may result in a conflict of interest when determining whether the terms, conditions and timing of the acquisition of Iridium Holdings are appropriate and in our stockholders’ best interest.  For a more detailed discussion of these interests, see “Interests of Certain Persons in the Acquisition.”

The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the acquisition may result in a conflict of interest when determining whether such changes to the terms of the acquisition or waivers of conditions are appropriate and in our stockholders’ best interest.

In the period leading up to the closing of the acquisition, events may occur that, pursuant to the transaction agreement, would require us to agree to further amendments to the transaction agreement, to consent to certain actions taken by Iridium Holdings or to waive rights that we are entitled to under the transaction agreement.  Such events could arise because of changes in the course of Iridium Holdings’ business, a request by Iridium Holdings to undertake actions that would otherwise be prohibited by the terms of the transaction agreement or the occurrence of other events that would have a material adverse effect on Iridium Holdings’ business and would entitle us to terminate the transaction agreement.  In any of such circumstances, it would be discretionary to us, acting through our board of directors, to grant our consent or waive our rights.  The existence of the financial and personal interests of the directors described in the preceding risk factor may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for us and what he may believe is best for himself in determining whether or not to take the requested action.

If Iridium Holdings has breached any of its representations, warranties or covenants set forth in the transaction agreement, we may not have a remedy for losses arising therefrom.

None of Iridium Holdings, its owners or any other persons will indemnify us for any losses we realize as a result of any breach by Iridium Holdings of any of its representations, warranties or covenants set forth in the transaction agreement.  Moreover, none of representations, warranties or pre-closing covenants of Iridium Holdings contained in the transaction agreement will survive the closing of the acquisition, so our rights to purse a remedy for breach of any such representations, warranties or pre-closing covenants will terminate upon the closing of the acquisition.

If any of the Sellers have breached any of their representations, warranties or covenants set forth in the transaction agreement, our remedies for losses may be limited and we may be limited in our ability to collect for such losses.

Each Seller has agreed to indemnify us for breaches of its individual representations, warranties and covenants, subject to certain limitations, including that each Seller’s maximum liability for all indemnification claims against it will not exceed the sum of (i) the cash consideration received by such Seller and (ii) the product of the number of shares of our common stock received by such Seller and $10.  Except for the pledge arrangements we have entered into with the sellers of the “blocker” holding companies (described below), there are no escrow or other similar arrangements with any of the Sellers and, in the event we suffer losses from a breach of a Seller’s representations, warranties or covenants, there can be no assurances that such Seller will have the cash consideration or shares of our common stock received by such Seller, or other available assets, to compensate us for our losses.

Certain Sellers under the transaction agreement hold their interests in Iridium Holdings shares via “blocker” corporations, and in those circumstances we are purchasing ownership of those “blocker” corporations

(Baralonco and Syncom) instead of directly purchasing the Iridium Holdings units held by such “blocker” corporations.  After the closing of the acquisition, Baralonco and Syncom will become wholly-owned subsidiaries of GHQ.  Each of the sellers of Baralonco and Syncom have agreed to indemnify GHQ for the pre-closing tax liabilities of Baralonco and Syncom respectively, subject to certain limitations.  The maximum liability for the seller of Syncom shall not exceed $3 million and the maximum liability for the seller of Baralonco shall not exceed $15 million.  In support of their respective indemnity obligations under the transaction agreement, the seller of Syncom has agreed to pledge 300,000 shares of GHQ common stock it will receive at closing for a period of nine months post-closing and the seller of Baralonco has agreed to pledge 1.5 million shares of GHQ common stock it will receive at closing for a period of two years post-closing.  These pledged shares may not fully cover all pre-closing tax liabilities of Baralonco and Syncom.

The transaction costs associated with our proposed acquisition of Iridium Holdings will be substantial, whether or not this acquisition is completed.

We have already incurred significant costs, and expect to incur significant additional costs, associated with our proposed acquisition of Iridium Holdings, whether or not this acquisition is completed.  These costs will reduce the amount of cash otherwise available for the payment of Iridium Holdings debt and other corporate purposes.  We estimate that we will incur direct transaction costs of approximately $12.3 million associated with the acquisition of Iridium Holdings and related transactions.  There is no assurance that the actual costs may not exceed these estimates.

The completion of the acquisition could result in disruptions in business, loss of clients or contracts or other adverse effects to Iridium Holdings’ business operations.

The completion of the acquisition may cause disruptions, including potential loss of clients and other business partners, in the business of Iridium Holdings, which could have material adverse effects on the combined post-closing company’s business and operations.  Although we believe that Iridium Holdings’ business relationships are and will remain stable following the acquisition, Iridium Holdings’ clients and other business partners, in response to the completion of the acquisition, may adversely change or terminate their relationships with GHQ following the closing of the acquisition, which could have a material adverse effect on the business of Iridium Holdings or GHQ following the closing of the acquisition.

The completion and timing of the acquisition is subject to the receipt of approvals from government entities.

Completion of the acquisition is conditioned upon, among other things, the receipt of certain regulatory approvals, including from the FCC and antitrust approval under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, which was obtained on October 10, 2008.  There is no assurance that we will receive the necessary approvals or satisfy the other conditions to the completion of the acquisition.  Failure to complete the proposed acquisition would prevent GHQ from realizing the anticipated benefits of the acquisition.  Moreover, the terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of GHQ’s business following the closing of the acquisition.  We can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the acquisition.  See “Proposal I – The Acquisition – Regulatory Matters” on page 85.

The price of our common stock after the acquisition might be less than what you originally paid for your shares of common stock prior to the acquisition.

The market price of our common stock may decline as a result of the acquisition if, among other things:

•	the market for common shares of companies in Iridium Holdings’ industry is volatile;

•	Iridium Holdings does not perform as expected;

•	there are mergers, consolidations or strategic alliances in the satellite industry;

•	market conditions in the satellite industry fluctuate;

•	we do not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts;

•	the effect of the acquisition on our financial results is not consistent with the expectations of financial or industry analysts; or

•	the capital markets are in a distressed state.

Accordingly, stockholders may experience a loss as a result of a decreasing stock price and we may not be able to raise future capital, if necessary, in the equity markets.

We do not have any operations, and Iridium Holdings has never operated as a public company.  Fulfilling Iridium Holdings’ obligations as a public company after the acquisition will be expensive and time consuming.

Iridium Holdings, as a private company, has not been required to prepare or file periodic and other reports with the SEC under applicable federal securities laws, to comply with the requirements of the federal securities laws applicable to public companies, or to document and assess the effectiveness of its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).  Although we have maintained disclosure controls and procedures and internal controls over financial reporting as required under the federal securities laws with respect to our activities, we have not been required to establish and maintain such disclosure controls and procedures and internal controls over financial reporting as will be required with respect to a public company with substantial operations.  Under Sarbanes-Oxley and the related rules and regulations of the SEC, we will be required to implement additional corporate governance practices and adhere to a variety of reporting requirements and accounting rules.  Compliance with these obligations will require significant time and resources from our management and our finance and accounting staff and will significantly increase our legal, insurance and financial compliance costs.  As a result of the increased costs associated with being a public operating company after the acquisition, the operating income as a percentage of revenue of Iridium Holdings’ operations will likely be lower after the acquisition than if it had remained a private company.

The loss of key executives could adversely affect our operations up to and following the closing of the acquisition.

The success of the acquisition will be dependent upon the continued service of a relatively small group of our key executives consisting of Mr. Bok, our Chairman and Chief Executive Officer, Mr. Niehaus, our Senior Vice President and Mr. Rodriguez, our Chief Financial Officer. Following the closing of the acquisition, we expect the current Iridium Holdings executive management team to remain with the company post-closing.  The unexpected loss of the services of one or more of these executives could adversely affect our ability to manage the business going forward and to manage our operations following the closing of the acquisition.

Claims for indemnification by our officers and directors may reduce the funds available to satisfy successful third-party claims against us and may reduce the amount of money in the trust account.

Under our certificate, we have agreed to indemnify our officers and directors against a variety of expenses (including attorneys’ fees) to the fullest extent permitted under Delaware law.

We will seek to have all vendors, service providers and prospective target businesses or other entities with which we execute agreements waive any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders.  However, there is no guarantee that such entities will agree to waive any claims they may have in the future or, even if such entities agree to waive such claims, that such waiver would be enforceable.  Accordingly, the proceeds held in trust could be subject to claims that could take priority over the claims of our public stockholders.  To date, the only vendors and/or service providers who have not executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account are

Eisner LLP , Ernst & Young LLP and Duff & Phelps.  The amounts not covered by waivers of any right, title, interest or claim to any monies held in the trust account are not material.

Our founding stockholder has agreed that it will be liable to us if and to the extent claims by third parties reduce the amounts in the trust account available for payment to our stockholders in the event of a liquidation and the claims are made by a vendor for services rendered or products sold to us, by a third party with which we entered into a contractual relationship following consummation of our IPO or by a prospective target business, except (i) as to any claimed amounts owed to a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable), or (ii) as to any claims under our indemnity of Banc of America Securities LLC of our IPO offering against certain liabilities, including liabilities under the Securities Act.  We believe that our board of directors would be obligated to pursue a potential claim for reimbursement from our founding stockholder pursuant to the terms of its agreements with us if it would be in the best interest of our stockholders to pursue such a claim.  Such a decision would be made by a majority of our disinterested directors based on the facts and circumstances at the time.

Risks Associated with Our Organizational Structure After the Acquisition of Iridium Holdings

We may not acquire 100% of Iridium Holdings.

Approximately 99.5% of the unitholders of Iridium Holdings have signed the transaction agreement. Since holders of Iridium Holdings units who have not entered into the transaction agreement will not be entitled to participate in the closing of the acquisition, GHQ will not acquire 100% ownership of Iridium Holdings at the closing of the acquisition. Accordingly, in the event we are not successful in acquiring the remaining interest in Iridium Holdings following the closing of the acquisition, Iridium Holdings might not be wholly owned by GHQ.

After we complete our proposed acquisition of Iridium Holdings, our only material assets will be the units of Iridium Holdings, and we will accordingly be dependent upon distributions from Iridium Holdings to pay our expenses and taxes.

After the completion of the acquisition, we will be a holding company and will conduct all of our operations through our subsidiary, Iridium Holdings and its subsidiaries.  We will have no material assets other than our direct ownership of Iridium Holdings’ units, and no independent means of generating revenue.  To the extent we need funds and Iridium Holdings is restricted from making distributions under applicable law or regulation or any other agreement, or is otherwise unable to provide such funds, we may have difficulty meeting our corporate obligations, which would materially adversely affect our business, liquidity, financial condition and results of operations.

Greenhill Europe might elect not to convert the note.

In the event Greenhill Europe does not elect to convert the note, the note will continue to accrue interest at the rate of 5% per annum, beginning April 24, 2009, and would be repayable by Iridium Holdings upon the maturity date, which is October 24, 2015, or upon Iridium Holdings’ election to redeem the note in accordance with its terms.

Risks Associated with a Failure to Complete the Proposed Acquisition

If our proposals are not approved or if stockholders holding 30% or more of the IPO shares vote against the acquisition proposal and properly exercise their conversion rights, we may ultimately be forced to liquidate, in which case you may receive less than $10.00 per share for your common stock and your warrants may expire worthless.

If our proposals are not approved or if stockholders holding 30% or more of our IPO shares vote against the acquisition proposal and properly exercise their rights to convert their IPO shares into cash, our acquisition of Iridium Holdings will not be completed and we will not convert any IPO shares into cash.  While we will continue to search for a suitable target business, a failure to complete the proposed acquisition of Iridium Holdings could negatively impact the market price of our common stock and may make it more difficult for us to attract another acquisition candidate and any future acquisition candidates may use our time constraints to our detriment in negotiating acquisition terms.

If we do not complete a business combination by February 14, 2010, we will be required to liquidate.  In any liquidation, the net proceeds of our IPO held in the trust account, plus any interest earned thereon, will be distributed on a pro rata basis to the holders of our IPO shares.  If we are required to liquidate, the per-share liquidation value to be distributed to the holders of our IPO shares may be less than $10.00 if the expenses of the IPO, our general and administrative expenses and the costs of seeking an initial business combination are greater than the interest accrued  on the proceeds deposited in the trust account until the date of liquidation.  The proceeds deposited in the trust account could, however, become subject to claims of our creditors that are in preference to the claims of our stockholders.  Furthermore, our outstanding warrants are not entitled to participate in a liquidation distribution and the warrants will therefore expire worthless if we liquidate before completing an initial business combination.  As a result, purchasers of our warrants will not receive any money for such warrants in the event of our liquidation.

We may have insufficient time or funds to complete an alternate business combination if the acquisition proposal is not adopted by our stockholders or the acquisition is otherwise not completed.

Pursuant to our certificate, we must liquidate and dissolve if we do not complete a business combination with a business having a fair market value of at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions) at the time of such business combination, by February 14, 2010.  If the acquisition is not approved by our stockholders, we will not complete the acquisition and may not be able to consummate an alternate business combination within the required time frame, either due to insufficient time or insufficient operating funds.

If we are required to liquidate, our stockholders may be held liable for third parties’ claims against us to the extent of distributions received by them following our liquidation.

If we have not completed an initial business combination by February 14, 2010, our corporate existence will cease except for the purposes of winding up our affairs and dissolving our corporate existence.  Under Delaware law, stockholders of a dissolved corporation may be held liable for claims by third parties against the corporation to the extent of distributions received by those stockholders in the dissolution.  However, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, the liability of stockholders with respect to any claim against GHQ is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder.  In addition, if the corporation undertakes additional specified procedures, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidation distributions are made to stockholders, any liability of stockholders would be barred with respect to any claim on which an action, suit or proceeding is not brought by the third anniversary of the dissolution (or such longer period directed by the Delaware Court of Chancery).  While we intend, if we have not completed an initial business combination by February 14, 2010, to adopt a plan of dissolution making reasonable provision for claims against us in compliance with Delaware law, we do not intend to comply with these additional procedures, as we instead intend to distribute the balance in the trust account to our public stockholders as promptly as practicable following termination of our corporate existence.  Accordingly, any liability our stockholders may have could extend beyond the third anniversary of our dissolution.  We cannot assure you that any reserves for claims and liabilities that we believe to be reasonably adequate when we adopt our plan of dissolution will suffice.  If such reserves are insufficient, stockholders who receive liquidation distributions may subsequently be held liable for claims by creditors of the company to the extent of such distributions.

Risks Associated with Our Securities

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

Subject to there being an effective registration statement covering the shares of common stock issuable upon the exercise of the warrants and a current prospectus relating to them is available, we may redeem the warrants issued in our IPO at any time after the warrants become exercisable, in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, and if and only if, the last sale price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading-day period ending three business days before we send the notice of redemption.  Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise their warrants and causing such warrants to be practically worthless.

No warrant will be exercisable and we will not be obligated to issue shares of common stock unless we have (i) a registration statement under the Securities Act and (ii) a current prospectus relating to the common stock issuable upon exercise of the warrant and that common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.  Under the terms of the warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants.  However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise whether by net cash settlement or otherwise.  If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Failure to complete the acquisition could negatively impact the market price of our common stock and may make it more difficult for us to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing stockholders to experience a loss on their investment.

If the acquisition is not completed for any reason, we may be subject to a number of material risks, including:

•	the market price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the acquisition will be consummated;

•	costs related to the acquisition, such as legal and accounting fees and the costs of the opinion issued in connection with the acquisition, must be paid even if the acquisition is not completed; and

•	charges will be made against our earnings for transaction-related expenses, which could be higher than expected.

Such decreased market price and added costs and charges of the failed acquisition, together with the history of failure in consummating an acquisition, may make it more difficult for us to attract another target business, resulting, ultimately, in the disbursement of the trust proceeds, causing stockholders to experience a loss on their investment in our securities.

The NYSE Alternext U.S. may delist our securities, which could make it more difficult for our stockholders to sell their securities and subject us to additional trading restrictions.

Our securities are currently listed on the NYSE Alternext U.S.  We intend to seek to have our securities approved for listing on the NYSE following completion of the acquisition.  We cannot assure you that our securities will continue to be listed on the NYSE Alternext U.S., as we might not meet certain continued listing standards such as income from continuing operations, or that our securities will be approved for listing on the NYSE.  Additionally, until such time as we voluntarily delist from the NYSE Alternext U.S. in connection with our acquisition of Iridium

Holdings, the NYSE Alternext U.S. may require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements.  We cannot assure you that we will be able to meet those initial listing requirements at that time.

If we fail to have our securities listed on the NYSE and the NYSE Alternext U.S. delists our securities from trading, we could face significant consequences including:

•	limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

•
a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Risks Associated with the Planned Tender Offer

A stockholder is not guaranteed to be able to sell all of its shares to us as part of the tender offer.

We intend to commence a tender offer, which will conclude concurrently with the closing of the acquisition, to repurchase up to 11.4 million shares of our common stock at a price of $10.50 per share, reduced by a number of shares equal to the amount of cash distributed to stockholders who vote against the transaction and elect conversion of their shares of GHQ common stock divided by the per share conversion price.  Because there are 40,000,000 shares of our common stock outstanding that are not held by our initial stockholders, who have agreed not to tender any shares, it is possible that the tender offer will be oversubscribed.  In such an event, we will purchase the shares pro rata, which means that each stockholder who accepts the offer will have only a portion of such stockholder’s shares bought by us.  Consequently, a stockholder cannot be assured that it will be able to sell all of its shares to us as part of the tender offer.

We may encounter delays in commencing or completing the tender offer.

We will be required to file a Schedule TO and an offer to purchase with the SEC in connection with our planned tender offer, and the tender offer will be made only pursuant to the terms of such filed materials.  Such tender offer will be effected in compliance with the requirements of Rule 13e-4 under the Exchange Act, and all other applicable securities laws and regulations.  While we plan to commence the tender offer as soon as practicable and legally permissible following the special meeting, there can be no assurance that we will not encounter delays in commencing or completing the tender offer as a result of our need to comply with applicable securities laws.

Our repurchase of our common stock pursuant to our planned tender offer could reduce the liquidity of the trading market for our common stock.

The tender of a significant number of outstanding shares of common stock to us in the tender offer would decrease the number of outstanding shares available for sale in the public market and therefore could adversely affect the liquidity of the trading market for our common stock.  Such diminished liquidity could have an adverse effect on the market price of our common stock following the completion of the tender offer.

Forward-looking statements may prove inaccurate.

We have made forward-looking statements in this proxy statement about GHQ, Iridium Holdings and GHQ following the closing of the acquisition that are subject to risks and uncertainties.  Forward-looking statements include the information regarding:

• revenue enhancements	• capital spending
• capital productivity	• the timetable for completing the acquisition
• returns on capital employed	• launch of the new satellite system

The sections in this document that have forward-looking statements include “Summary Term Sheet, ” “Questions and Answers About the Acquisition,” “Summary,” “Selected Historical and Pro Forma Financial Data,” “The Acquisition—Background of the Acquisition,” and “Selected Unaudited Pro Forma Condensed Combined Financial Statements”.  Our forward-looking statements are also identified by such words as “anticipates,” “believes,” “estimates,” “expects,” “intends” or similar expressions.

For those statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

In making these statements, we believe that our expectations are based on reasonable assumptions.  Yet you should understand that the following important factors (some of which are beyond GHQ’s and Iridium Holdings’ control), in addition to those discussed elsewhere in this proxy statement and in the documents that we have incorporated by reference, could affect the future results of GHQ and Iridium Holdings following the closing of the acquisition.  These factors could also cause the results or other outcomes to differ materially from those expressed in our forward-looking statements:

Economic and Industry Conditions

•	materially adverse changes in economic or industry conditions generally or in the markets served by our companies
•	product and raw material prices, fluctuations in exchange rates and currency values
•	capital expenditure requirements

Political/Governmental Factors

•	political stability in relevant areas of the world, as affected by war, civil unrest or terrorism
•	political developments and law and regulations, such as legislative or regulatory requirements, particularly concerning environmental matters, telecommunications and national security matters

Technology Advances

•	the development and use of new technology

Operating Factors

•	changes in operating conditions and costs
•	interest rates
•	access to capital markets

Transaction or Commercial Factors

•	the process of, or conditions imposed in connection with, obtaining regulatory approvals for the acquisition.

PROPOSAL I – APPROVAL OF THE ACQUISITION

General

We are furnishing this document to holders of GHQ common stock in connection with the solicitation of proxies by GHQ’s board of directors at the special GHQ stockholders’ meeting, and at any adjournments or postponements of the meeting.

Transaction Description

The transaction agreement provides for the acquisition of 99.5% of Iridium Holdings’ outstanding units with Iridium Holdings continuing as a subsidiary of GHQ.  After the transaction, GHQ will rename itself “Iridium Communications Inc.”  We have attached a copy of the transaction agreement as Annex A to this proxy statement which is incorporated in this proxy statement by reference.  We urge you to read the transaction agreement in its entirety because it is the legal document governing the acquisition.

Blocker Entity Acquisition

Baralonco N.V. and Syncom-Iridium Holdings Corp. currently own approximately 35% and 13.6% of Iridium Holdings’ outstanding units, respectively.  Rather than acquire the Iridium Holdings units owned by each of Baralonco and Syncom, pursuant to the transaction agreement, GHQ has agreed to purchase all of the capital stock of Baralonco and Syncom.  Upon the closing of the acquisition, both Baralonco and Syncom will become wholly owned subsidiaries of GHQ.

Baralonco was formed as a privately held limited liability company in the Netherlands Antilles in 1978 with the purpose of making investments.  From its formation and until 2000, it made investments in the United States oil and gas industry.  In 2000, Baralonco made its first investment in Iridium Holdings.  Baralonco is owned by Baralonco Limited which is currently owned and controlled by Khalid bin Abdullah bin Abdulrahman, a national and subject of the Kingdom of Saudi Arabia.  Since the divestiture of all its other investments during 2008, the only activity of Baralonco has been its ownership of Iridium Holdings units.

Syncom is a Delaware corporation and has not engaged in any activities since its formation other than the ownership of the Iridium Holdings units.  Syncom is wholly owned and controlled by Syndicated Communications Venture Partners IV, L.P.

Pursuant to the transaction agreement, Baralonco and Syncom have agreed to indemnify GHQ for pre-closing tax liabilities.  Please see page 115 for more information regarding Baralonco’s and Syncom’s indemnification obligations.

Background of the Acquisition

The terms of the transaction agreement and related documents are the result of arm’s-length negotiations between our representatives and those of Iridium Holdings.  The following is a brief discussion of the background of these negotiations and the proposed acquisition.

We are a blank check company and were incorporated in Delaware on November 2, 2007 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or assets, which we refer to as our initial business combination.

On November 13, 2007, our founding stockholder, Greenhill, purchased an aggregate of 11,500,000 founder’s units (each one consisting of one share of common stock and one warrant to purchase one share of common stock) for $25,000 in cash, at a purchase price of approximately $0.003 per unit.  On January 10, 2008, we cancelled 1,725,000 units, which were surrendered by our founding stockholder in a recapitalization, leaving our founding stockholder with a total of 9,775,000 units (of which 1,275,000 were subject to forfeiture).  On February 1, 2008, our founding stockholder transferred at cost an aggregate of 150,000 of these founder’s units to Messrs. Canfield, Clarke and Rush, each of whom is a director, in connection with their agreement to serve as a director.  On March 27, 2008, following the expiration of the over-allotment option of the underwriters of our IPO, 1,275,000 founder’s units were forfeited pursuant to the terms of the applicable purchase agreement in order to maintain our initial stockholders’ approximately 17.5% ownership interest in our common stock after giving effect to the IPO.

The registration statement for our IPO was declared effective February 14, 2008.  We consummated our IPO of 40 million units on February 21, 2008.  Each unit consisted of one share of our common stock and one warrant to purchase one share of our common stock at an exercise price of $7.00 per share, subject to adjustment.  The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $400 million.  On February 21, 2008, we also consummated at private placement of 8.0 million warrants to our founding stockholder at $1.00 per warrant with an exercise price of $7.00 per share, generating gross proceeds of $8.0 million.  A total of approximately $400 million, including $375.6 million of the initial public offering proceeds net of the underwriters’ discounts and commissions and offering expenses, $16.4 million of deferred underwriting discounts and commissions and $8.0 million from the sale of warrants to our founding stockholder, was placed into a trust account at Wachovia Securities, LLC, with the American Stock Transfer & Trust Company serving as trustee.  Except for a portion of the interest income permitted to be released to us, the proceeds held in trust will not be released from the trust account until the earlier of the completion of our initial business combination and our liquidation.  Based on our certificate of incorporation, up to a total of $5.0 million of interest income, subject to adjustment, may be released to us to fund our working capital requirements and additional interest income may be released to fund tax obligations.  For the period from inception to September 30, 2008, approximately $2.7 million has been released to us in accordance with these terms.  As of September 30, 2008, the balance in the trust account was approximately $402.3 million.

Prior to our IPO, neither GHQ nor any of its officers, directors, advisors, consultants or affiliates contacted any prospective target business or engaged in any substantive discussions, formal or otherwise, with respect to a business combination with us.  Nor did we seek, nor did we engage or retain any agent or other representative, to identify or locate any suitable acquisition candidate, conduct any research or take any measures, directly or indirectly, to locate or contact a target business.

After our IPO, our officers and directors commenced an active search for prospective businesses and assets to acquire in our initial business combination.  Our efforts in identifying prospective target businesses have not been limited to a particular industry.  Instead, we focused on various industries and target businesses in the United States and Europe that would provide significant opportunities for growth.  Representatives of GHQ were contacted by numerous individuals and entities who offered to present ideas for acquisition opportunities, including investment bankers and other members of the financial community. Our officers and directors and their affiliates also brought to our attention target business candidates.  During this search process, GHQ reviewed more than 190 acquisition opportunities and entered into detailed discussions with three possible target businesses (or their representatives).  Two of the potential target companies were engaged in the alternative asset management (hedge fund) industry.  In both cases, representatives of GHQ approached representatives of the companies directly and engaged in discussions regarding the asset management industry, their respective businesses and valuation trends of comparable companies.  We decided to approach both companies because of our direct relationships with principals of those businesses, as well as their favorable performance relative to the overall asset management industry.  Ultimately, as valuation levels in the asset management industry declined dramatically in spring of 2008, we decided to abandon discussions with these potential targets.  The third potential target company was engaged in the packaging industry and was introduced to us by an investment banker representing the company.  After discussing the opportunity and potential transaction structures with the investment banker, in May 2008 we were unable to agree to a price level at which both parties were willing to move forward and we decided to abandon further discussions.  We ultimately determined to abandon each of our other potential acquisition opportunities either because we concluded that the target business or the terms of a potential business combination would not be a suitable acquisition for GHQ or because of lack of interest of the possible target businesses and their owners, particularly in comparison to the acquisition of Iridium Holdings.

GHQ initially became aware of the opportunity to potentially acquire Iridium Holdings when contacted by Michael J. Price, a senior managing director of Evercore Partners, one of Iridium Holdings’ financial advisors.  Evercore Partners and Fieldstone Partners had been retained by Iridium Holdings to assist in raising capital and will be paid a fee by Iridium Holdings upon the closing of the acquisition.  No other “finders’ fees” will be paid as a result of the acquisition.  As part of the capital raising effort, representatives of Evercore and Fieldstone approached various private equity firms and special purpose acquisition companies (“SPACs”).  The amount of cash and industry focus of SPACs was publicly available on various databases.  In addition, Evercore and Fieldstone were aware that Greenhill had made successful investments in communications companies and had expertise and interest in this industry.

On April 28, 2008, Scott L. Bok, our chief executive officer, spoke with Mr. Price regarding Iridium Holdings as a potential acquisition candidate for GHQ.  Mr. Price indicated that Iridium Holdings was currently in discussions with a private equity firm regarding a minority investment in Iridium Holdings, but that it would be interested in gauging GHQ’s interest in acquiring Iridium Holdings in order to provide it with access to a larger amount of growth capital and a publicly traded currency, as well as providing Iridium Holdings’ owners with greater liquidity going forward.

On May 1, 2008, we entered into a confidentiality agreement with Iridium Holdings and thereafter we received certain background materials from Evercore Partners and Iridium Holdings.

On May 5, 2008, representatives of GHQ, including Mr. Bok, Robert H. Niehaus, Ulrika Ekman and James Babski met with members of Iridium Holdings’ management, including Matthew J. Desch, its chief executive officer, Eric Morrison, its chief financial officer, and Don Thoma, its executive vice president, marketing, and representatives of Iridium Holdings’ financial advisors, Evercore Partners, including Mr. Price and Daniel Mendelow, at GHQ’s offices in New York to discuss a potential acquisition of Iridium Holdings.

Over the next two weeks, various conversations took place between representatives of GHQ and members of Iridium Holdings’ management and its financial advisors where information and materials were exchanged to assist GHQ in gaining a better understanding of Iridium Holdings’ business. During this time, GHQ was given access to Iridium Holdings’ electronic data room and began to review the information made available in the data room.

On May 22, 2008, Messrs. Bok, Niehaus and Babski and Ms. Ekman met with Messrs. Desch, Morrison and Thoma and representatives of Iridium Holdings’ financial advisors at GHQ’s offices in New York to learn more about Iridium Holdings’ business and operations and to continue discussions regarding a potential acquisition of Iridium Holdings.

On May 29, 2008, after analysis of the information provided by Iridium Holdings to date, Mr. Bok gave an oral indication to Mr. Price of GHQ’s interest in purchasing Iridium Holdings for an equity value of $435 million (plus assumption of debt), consisting of $150 million of cash and $285 million of GHQ’s common stock (valued at $10.00 per share).  As part of this indication, Greenhill offered to forfeit approximately 1.4 million and 8.4 million of its founding stockholder’s shares and founding stockholder’s warrants, respectively.  Mr. Bok also indicated that GHQ would be willing to compensate those holders of Iridium Holdings who facilitated a tax basis step-up in the assets of Iridium Holdings in an unspecified amount, subject to confirming the value of such a step-up to GHQ.

Subsequent to providing this oral indication of interest to Iridium Holdings, a representative of Evercore Partners contacted Messrs. Bok and Niehaus to clarify that two significant owners of Iridium Holdings would only agree to a transaction if GHQ would purchase the holding companies owned by each of them that in turn held their interests in Iridium Holdings (which we refer to as the blocker entities).  Messrs. Bok and Niehaus agreed to such a structure, subject to conducting satisfactory accounting and tax due diligence on the blocker entities GHQ was being asked to purchase.

On June 4, 2008, certain members of Iridium Holdings’ board of directors met to consider certain strategic alternatives being considered by the company and its owners, including a review of the oral indication of interest from GHQ.  The members discussed the pros and cons of signing a deal with a private equity investor or a SPAC.  Representatives of Iridium Holdings then indicated to GHQ that its proposal, while interesting to Iridium Holdings, was too low.

On June 10, 2008, Messrs. Bok and Niehaus communicated to Mr. Price a revised indication of interest to purchase Iridium Holdings for $442.5 million equity value (plus assumption of debt), consisting of $150 million of cash and $292.5 million of GHQ’s common stock (valued at $10.00 per share).  Additionally, GHQ included details in its revised indication of interest of a management incentive plan to be put in place after closing of the acquisition.  This incentive plan consisted of 1.8 million options to purchase GHQ’s common stock at $10.50 per share and 1.8 million options to purchase GHQ’s common stock at $14.25 per share.  Greenhill also made the same offer to forfeit securities it owned as in the May 29th proposal.

Representatives of Iridium Holdings then advised GHQ that Iridium Holdings was continuing to consider a proposal from a private equity firm which had previously been made, pursuant to which that firm would invest $100 million in convertible debt securities of Iridium Holdings.  Representative of Iridium Holdings explained that while that offer was for a considerably smaller amount of total capital than GHQ’s offer, certain of Iridium Holdings’ unitholders were very interested in receiving more cash in a transaction that could be consummated more quickly than the proposed transaction with GHQ.

During the week of June 16, 2008, in a series of conversations, Messrs. Bok and Niehaus and Messrs. Price and Mendelow discussed the possibility of a joint transaction with a third-party private equity investor making an initial minority equity investment in Iridium Holdings to provide certain of the unitholders of Iridium Holdings with near-term liquidity which would be used in part to meet tax obligations in respect of Iridium Holdings.

On June 20, 2008, Mr. Bok sent a letter to Mr. Desch communicating a revised offer of $470 million equity value (plus assumption of debt), consisting of $100 million of cash and $370 million of GHQ’s common stock (valued at $10.00 per share).  The revised offer included a management incentive plan to be put in place after closing of the acquisition consisting of 2.0 million options to purchase shares of GHQ’s common stock at $10.50 per share and 2.0 million options to purchase shares of GHQ’s common stock at $14.25 per share.  All other terms remained the same as in the June 10th proposal. Greenhill also offered to forfeit 4.0 million private placement warrants, in addition to the securities forfeitures it had offered previously.

On June 24, 2008, the Iridium Holdings’ board of directors met to review and evaluate various proposals.  Iridium Holdings’ board expressed a desire to couple a minority investment with the GHQ transaction.

During the last week of June and through the end of July, representatives of GHQ and Iridium Holdings had discussions with five private equity firms about the possibility of making a minority equity investment in Iridium Holdings to address the concerns of the Iridium Holdings’ unitholders regarding their upcoming tax obligations.  The discussions involved the consideration of possible equity and debt investments ranging from $22.9 million to $100 million and at equity valuations for Iridium Holdings ranging from $408 million to $480 million.  When it became apparent that the parties involved were not going to be able to reach agreement on the proposed terms of any such investment or, in the case of some of the private equity firms, that an investment in Iridium Holdings did not meet their investment criteria, representatives of GHQ also held discussions with our founding stockholder about the possibility of it making an initial investment in Iridium Holdings.  Ultimately, because it was clear that Iridium Holdings’ unitholders were otherwise unwilling to consider GHQ’s proposal, our founding stockholder, through one of its wholly-owned subsidiaries, agreed to invest up to $22.9 million in Iridium Holdings in the form of a convertible note at an equity valuation for Iridium Holdings of $460 million, which is the same equity valuation for Iridium Holdings represented by the cash and GHQ common stock consideration to be made in the acquisition.

In June 2008, GHQ engaged Davis Polk & Wardwell and Covington & Burling LLP as its legal advisors on legal and regulatory matters and Ernst & Young to assist with accounting and tax matters.  These advisors began to conduct due diligence investigations, reviewing materials in the data room and discussing various matters with representatives of Iridium Holdings.

On June 30, 2008, Messrs. Bok, Niehaus and Babski and Ms. Ekman met with senior members of management of Iridium Holdings at Iridium Holdings’ headquarters in Bethesda, Maryland to get an update on Iridium Holdings’ business and operations and to conduct on-site business due diligence.

On June 30, 2008, Iridium Holdings’ financial advisors provided GHQ with an initial draft of a transaction agreement for the proposed acquisition of Iridium Holdings.  Over the course of the next several weeks, GHQ, Iridium Holdings and our respective legal advisors negotiated the terms of the transaction agreement and related transaction documents.

On July 3, 2008, our board of directors met to receive an update from Messrs. Bok, Niehaus and Babski and Ms. Ekman on the discussions with Iridium Holdings.  Mr. Bok provided an overview of Iridium Holdings, its business and operating history, and compared the opportunity to certain potential acquisitions GHQ had considered previously.  Mr. Niehaus provided a summary of the mobile satellite services industry and Iridium Holdings’ major competitors.  Mr. Babski provided a preliminary review of Iridium Holdings’ valuation, including a comparison to the public market valuation of its primary competitors.  Ms. Ekman provided a review of legal issues relating to the acquisition and a summary of remaining issues and next steps.  At the meeting, our board of directors authorized our management team to continue pursuing a possible acquisition of Iridium Holdings.

On July 10, 2008, Mr. Babski, together with representatives from Ernst & Young, conducted on-site business and accounting due diligence at the offices of Iridium Holdings in Tempe, Arizona.

Discussions between representatives of Iridium Holdings and GHQ regarding the merits and the value of GHQ’s proposal continued during July and August.  On July 23, 2008, representatives of GHQ communicated to representatives of Iridium Holdings a revised offer of $460 million for the equity of Iridium Holdings (plus assumed debt), consisting of $22.9 million of cash to be invested by Greenhill in the form of a convertible note, $77.1 million of cash from GHQ, and $360 million of GHQ’s common stock (valued at $10.00 per share).  GHQ also offered to pay $30 million to those owners of Iridium Holdings who facilitated a step-up in the tax basis of the assets of the company as part of the transaction.  Greenhill also offered to forfeit approximately 1.4 million founding stockholder’s shares, 8.4 million founding stockholder’s warrants and 2.0 million private placement warrants upon consummation of the acquisition.

On July 28, 2008, Mr. Bok sent a letter to Iridium Holdings’ board of directors reiterating GHQ’s interest in consummating a transaction and the benefits of partnering with GHQ, including various financial benefits of the transaction for Iridium Holdings and its unitholders, GHQ’s affiliation with Greenhill and the track record of investing and public market success of GHQ’s and Greenhill’s employees.

On July 30, 2008, Iridium Holdings’ board of directors met to consider certain strategic alternatives being considered by the company and its owners.  The Iridium Holdings’ board discussed the difficulty of coupling the GHQ transaction with a minority investment.  The board decided Iridium Holdings should pursue the GHQ transaction and minority investment as separate transactions.  Messrs. Bok and Niehaus were given the opportunity to present the merits of a SPAC transaction with GHQ.  In addition, a representative from a private equity firm was given the opportunity to present the merits of a minority investment.

On July 31, 2008, our board of directors met to receive an update from Messrs. Bok and Niehaus on the discussions with Iridium Holdings and to discuss the terms and conditions of the proposed acquisition of Iridium Holdings

On August 4, 2008, Iridium Holdings board of directors met to receive an update from Messrs. Desch and Morrison and John S. Brunette, Iridium Holdings’ Chief Legal and Administrative Officer on the discussions with GHQ.  Iridium Holdings’ board determined it should concentrate its time and resources on the proposed transaction with GHQ.

Over the next two weeks, representatives of GHQ, Ernst & Young and Davis Polk & Wardwell conducted due diligence on the blocker entities.  GHQ continued to conduct its business due diligence on Iridium Holdings.  Representatives of GHQ and Iridium Holdings also began to discuss communications and public relations matters in anticipation of being able to reach agreement on the proposed acquisition.

On August 12, 2008, our board of directors retained Duff & Phelps to provide an opinion as to the fairness, from a financial point of view, to the holders of GHQ common stock (other than Greenhill) of the consideration to be paid in the acquisition and whether Iridium Holdings had a fair market value equal to at least 80% of the balance in our trust account (excluding deferred underwriting discounts and commissions).  Representatives of Duff & Phelps began their review of the acquisition.

On August 26, 2008, Iridium Holdings’ board of directors met to receive an update on the status of negotiations with GHQ.

On September 3, 2008, GHQ engaged Banc of America Securities LLC to provide certain services related to coordinating and facilitating meetings with institutional investors and other parties after announcement of the acquisition should the parties reach agreement.  Banc of America Securities agreed to provide its services without compensation and will be paid deferred underwriting commissions upon completion of the acquisition in connection with its role as sole bookrunning manager and as an underwriter in our initial public offering.

On September 4, 2008, Messrs. Bok, Niehaus and Babski and Ms. Ekman, Daniel Colussy, Iridium Holdings’ Chairman, Messrs. Desch and Brunette, Messrs. Price and Mendelow, representatives of Baralonco and Syncom, the blocker entities, as well as representatives of the parties’ legal advisors met at the offices of Evercore Partners in New York to negotiate outstanding issues on the transaction agreement and related transaction documents. During the period following that meeting through September 22, 2008, the parties and their respective legal advisors worked to finalize the drafts of the transaction agreement and related transaction documents.

On September 11, 2008, our board of directors met to receive an update from Messrs. Bok and Niehaus on the discussions with Iridium Holdings and an update on its business.  Ms. Ekman also discussed the material terms and conditions of the proposed acquisition of Iridium Holdings.  Representatives from Duff & Phelps also presented their preliminary analysis regarding the acquisition with our board of directors.

On September 19, 2008, Iridium Holdings’ board of directors met to approve the transaction agreement with GHQ and other related documents.

On September 22, 2008, our board of directors met to consider approval of the proposed acquisition of Iridium Holdings and related transactions.  At this meeting, Duff & Phelps provided its fairness presentation and orally delivered its opinion, confirmed by delivery of a written opinion dated September 22, 2008, to our board of directors subject to the qualifications, limitations and assumptions set forth therein that as of that date, the consideration to be paid by GHQ in the acquisition is fair, from a financial point of view to the holders of GHQ’s common stock (other than Greenhill) and Iridium Holdings has a fair market value equal to at least 80% of the balance in GHQ’s trust account (excluding deferred underwriting discounts and commissions).  See “Summary of the Duff & Phelps Opinion.”

After review and discussion, the members of our board unanimously approved the transaction agreement and related transaction documents, determined that it was advisable and in the best interests of GHQ and our stockholders to consummate the acquisition and other transactions contemplated by the transaction agreement and related transaction documents and determined to recommend the approval of the acquisition to our stockholders, subject to the negotiation of the final terms of the transaction agreement and the related transaction documents.  Our board of directors also determined that Iridium Holdings has a fair market value that will represent at least 80% of the estimated balance of the trust account (excluding deferred underwriting discounts and commissions) at the time of the proposed acquisition and that upon consummation of the acquisition and related transactions, we would own at least 50.1% of the voting equity interests of Iridium Holdings – two requirements for an initial business combination under our amended and restated certificate of incorporation.

On September 22, 2008, after the financial markets closed in New York, the parties executed the transaction agreement and related transaction documents.

On September 23, 2008, GHQ and Iridium Holdings issued a press release announcing the proposed acquisition of Iridium Holdings by GHQ and related transactions and filed the press release and the investor presentation with the SEC.  Following the filing of the press release and the investor presentation with the SEC, GHQ and Iridium Holdings held a conference call for analysts, investors and other interested parties and, following the call, filed a copy of the transcript of the call with the SEC.

On October 3, 2008, GHQ made its notification filing under the HSR Act, and on October 6, 2008, Iridium Holdings made its notification filing under the HSR Act.  On October 10, 2008, GHQ and Iridium Holdings received notice from the FTC of the early termination of the waiting period under the HSR Act applicable to the acquisition.

On October 21, 2008, GHQ and Iridium Holdings jointly filed an application with the FCC seeking its approval of the transfer of control of certain of Iridium Holdings’ affiliates and subsidiaries and the transfer of licenses and authorizations held by such affiliates and subsidiaries. On November 26, 2008, the FCC issued a Public Notice announcing the filing of the Applications, summarizing the information contained therein, and inviting petitions to deny, oppositions and other comments by third parties with respect to the Applications.

On December 29, 2008, Cornell and ICG filed comments with respect to the Applications.  The commenters did not oppose the proposed transfer of control of Iridium Holdings but asked the FCC to adopt certain conditions in connection with its grant of the Applications.  Also on December 29, 2008, Globalstar License filed a petition to deny the Applications.

On January 12, 2009, GHQ and Iridium Holdings jointly filed a consolidated opposition and response with respect to the comments of Cornell and ICG and the petition to deny of Globalstar License.  The opposition and response asserted that the comments and petition to deny provide no basis for the FCC to deny, condition its approval or delay its consideration of the Applications.  On January 21, 2009, Globalstar License filed a reply to the opposition and response.   Pursuant to the Public Notice, the pleading cycle ended on January 12, 2009.  Parties may, however, continue to make ex parte submissions to the FCC until the FCC acts on the Applications.

Factors Considered by the Iridium Holdings Board in Approving the Acquisition

In the course of determining to enter into the transaction agreement with GHQ, the Iridium Holdings board of directors, in consultation with Iridium Holdings’ senior management and with Iridium Holdings’ financial and legal advisors, considered a number of factors, including the following:

•	Iridium Holdings’ unitholders will have significant ownership of GHQ following the acquisition;

•	Iridium Holdings’ unitholders will receive shares in a publicly-traded company;

•	the amount of cash Iridium Holdings’ unitholders will receive pursuant to the acquisition (including the cash distributions permitted prior to the closing);

•	the additional compensation to be received by Iridium Holdings’ unitholders (other than Baralonco and Syncom) for the step-up in tax basis of Iridium Holdings’ assets;

•	the amount of cash that Iridium Holdings will receive from GHQ’s trust account, which will be sufficient to pay off all of Iridium Holdings’ indebtedness;

•	a traditional initial public offering or other public capital markets transaction would be difficult in the near future;

•	the transaction provides for public ownership of Iridium Holdings without the management distraction, business interruption and underwriting fees incurred in an initial public offering;

•	the amount of funds available in GHQ’s trust account was larger than the proposed investments from potential private equity investors;

•	the proceeds from future exercise of the outstanding GHQ warrants will provide a potential funding resource to offset the costs associated with Iridium NEXT;

•
the willingness of Greenhill Europe to invest $22.9 million into Iridium Holdings in the form of a convertible note and the willingness of Greenhill to forfeit certain shares and warrants received as sponsor of GHQ; and

•	the business and financial expertise of Greenhill.

The Iridium Holdings board of directors also considered a variety of risks and other potentially negative factors concerning the acquisition, including the following:

•	the risks and costs to Iridium Holdings if the acquisition does not close, including the diversion of management time, and the potential effect on business and customer relationships;

•
the restrictions on the conduct of Iridium Holdings’ business prior to the completion of the acquisition, generally requiring Iridium Holdings to conduct its business only in the ordinary course, subject to specific limitations, which could impact Iridium Holdings’ ability to undertake business opportunities that may arise pending completion of the acquisition that have not been expressly addressed in the transaction agreement; and

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the fact that, while the acquisition is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the acquisition will be satisfied, and, as a result, it is possible that the acquisition may not be completed.

Factors Considered by the GHQ Board in Approving the Acquisition

In seeking out candidates for our initial business combination, our board of directors and management considered a variety of criteria to identify a potential opportunity including the following (not listed in any particular order):

•	financial condition and historical results of operations;

•	growth potential;

•	profit margin and cash flow conversion opportunities;

•	experience and skill of management;

•	reputation and quality of management team and brand;

•	capital requirements;

•	stage of development of the business and its products or services;

•	existing distribution arrangements and the potential for geographic and product expansion;

•	degree of current or potential market acceptance of the products or services;

•	competitive dynamics in the industry within which the target business competes;

•	proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

•	impact of regulation on the business;

•	costs associated with effecting the business combination;

•	industry leadership, sustainability of market share and attractiveness of market sectors in which target business participates;

•	degree to which GHQ and Greenhill investment professionals have investment experience in the target business’s industry; and

•	ability of GHQ and Greenhill to add value post business combination.

These criteria were not intended to be exhaustive, but our board of directors and management believed that these considerations should be of particular importance.

In evaluating the potential acquisition of Iridium Holdings, our board of directors considered a wide range of business, financial and other factors and believes that the non-exhaustive list below, which are all of the material factors considered by our board of directors, strongly supports its determination to approve the acquisition and related transactions.  Our board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its decision.  In addition, individual members of our board of directors may have given different weight to different factors.

Business Factors

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High-quality business. Iridium Holdings delivers reliable, secure, real-time, mission-critical communications services to and from areas where landlines and terrestrial-based wireless services are either unavailable or unreliable.  Iridium Holdings’ constellation consists of 66 low-earth-orbiting, cross-linked satellites operating as a fully meshed network and supported by eight in-orbit spares.  Based on information provided by Raymond James, Iridium Holdings is the second largest provider of mobile satellite services and related equipment with an estimated 23% market share of the principal industry players in 2007, based on revenues.  GHQ believes that Iridium Holdings’ management has developed a successful business model which provides ample opportunity for further organic growth.

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History of strong growth.  Iridium Holdings has experienced strong growth in recent years, having grown its revenues and subscriber base at compound annual rates of 31% and 32%, respectively, between December 31, 2002 and December 31, 2007.  Additionally, since most newly added subscribers generate service revenue over an extended period after they initiate service, Iridium has in-place a significant base of recurring revenues.

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Attractive, industrial-focused business model with diversified revenue streams.  Iridium Holdings benefits from a highly diverse subscriber base, comprising U.S. and foreign governments, corporations in many industries and individuals.  The company’s business model is focused on business customers (as opposed to consumers) and therefore requires less sales, marketing and customer care expenditures, and supports a wide range of value-added applications globally, rather than simply providing consumer voice and data services.  Additionally, the subscriber base is geographically diverse and often uses Iridium Holdings’ services for mission-critical applications, providing a buffer against economic conditions in any particular region.

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Compelling growth opportunities.  Iridium Holdings has several attractive opportunities for additional growth, including: (i) further building its presence in machine-to-machine (“M2M”) data services; (ii) selling its services in new geographic markets including China, Russia, India and Mexico where its satellites provide coverage, but where it currently is not licensed to actually sell its services; (iii) exploiting new regulatory mandates in aviation, fisheries, homeland security and marine transportation; (iv) capturing market share from competitors such as Globalstar; (v) increasing the range of its DoD applications to include embedded devices for asset and target tracking and intelligence; and (vi) expanding new products and services through Iridium Holdings’ network of distributors and Iridium Holdings’ own research and development (e.g., Iridium Holdings’ Iridium OpenPort marine communications system and its advanced iGPS system, which is being developed in conjunction with the Boeing Company and the DoD).

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Growing marketplace for mobile satellite services.  Iridium Holdings competes in a market which is growing rapidly and where there is significant potential for additional penetration of the existing market.  A significant number of applications into which Iridium Holdings’ services are integrated contain both cellular and satellite capabilities, which provide services when ordinary cellular coverage is unavailable or unreliable.  In a 2008 report, Northern Sky Research estimated that mobile satellites services wholesale revenues are expected to grow at a compound annual growth rate of 13% in the five year period between 2007 and 2011.

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Growing mobile satellite services market share.  Iridium has expanded its market share in the mobile satellite services market from 9% in 2001 to 23% in 2007, primarily at the expense of its larger competitor, Inmarsat.

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Low cost, highly scalable subscriber acquisition model.  Iridium Holdings has primarily utilized a wholesale distribution model and sold its products and services through service providers, value added resellers, value-added manufacturers and value-added developers.  Iridium Holdings has relationships with nearly 235 such partners.  These value-added relationships often provide solutions to specific vertical markets such as aviation, trucking, military and maritime.  Because these partners understand the unique needs of their target markets and spend significant time and resources integrating Iridium Holdings’ services into those offerings, incremental applications and, consequently, new subscriber additions are made at very low incremental cost to Iridium Holdings.

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High barriers to entry.  Iridium Holdings operates a low-earth-orbiting constellation of 66 satellites with worldwide coverage.  Building this type of infrastructure not only requires significant upfront capital expenditures, but also significant lead time (six to eight years) from conceptualization to launch.  In addition, launching and operating a satellite network requires procuring a number of regulatory and governmental licenses and approvals.  These include securing orbital slots, spectrum rights, DoD approvals and rocket launch approvals.  Additionally, Iridium Holdings’ roster of clients and partners, built over the course of many years, serves as a significant barrier to entry for any new entrant.  The combination of Iridium Holdings’ relationship with the DoD and its network of distributors would be extremely difficult to replicate.

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Experienced management team.  Led by CEO Matthew Desch, who joined Iridium Holdings in 2006, senior management has significant experience in the telecommunications and satellite space and has been successful in leading Iridium Holdings to profitability over the last several years.  The team consists of several senior executives hired by Mr. Desch since 2006 and others who have been involved in the Iridium project since its conception under the Motorola umbrella.

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Development of the “Iridium NEXT” system.  Iridium Holdings has begun planning its next generation satellite network (“Iridium NEXT”) that will enable increased capabilities.  This new system is currently under development by Iridium Holdings system engineers in conjunction with a number of experienced aerospace companies.  Iridium NEXT will be built using similar architecture to Iridium Holdings’ existing satellite constellation, while adding incremental capabilities to support new products and services.  Iridium NEXT will be backward compatible with Iridium Holdings’ current handsets and devices, and will also interface new devices that can deliver more bandwidth and end-to-end IP technology to subscribers.

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Significant subscriber stickiness.  Iridium Holdings handsets retail for $1,200-1,500, creating significant switching costs for traditional voice subscribers.  Voice systems also are often installed on vessels or aircraft, which require significant expense to replace the installed system with a competitor’s system.  Iridium Holdings’ fast-growing M2M business also enjoys significant subscriber stickiness since Iridium Holdings devices are often integrated into expensive machinery such as military equipment, sophisticated monitoring devices or heavy machinery and are generally much smaller than devices offered by competitors.  Moreover, regulations requiring certain types of service providers (maritime and aviation) to utilize satellite communication/tracking devices are being adopted, further bolstering Iridium Holdings’ subscriber growth.

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Opportunities to benefit from access to capital markets.  Access to capital through the public equity market should enable Iridium Holdings’ management team to execute Iridium Holdings’ objectives for expansion of its existing facilities and to capitalize on acquisition opportunities to expand the scope of scale of its operations.

Financial Factors

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Attractive purchase price relative to comparable public companies.  The transaction enterprise valuation of $591 million implies a multiple of 5.5x annualized first-half 2008 operational earnings before interest, taxes, depreciation and amortization or EBITDA.  Iridium Holdings’ closest comparable, Inmarsat, at the time the acquisition was approved by our board of directors, traded at approximately 14.8x annualized first-half 2008 EBITDA and as of January 12, 2009, at 9.7x.  While Inmarsat is a larger entity and has less imminent capital needs, we believe the proposed transaction represents an attractive investment entry point.  In addition, we believe that Iridium Holdings is growing at a faster pace than its competitors, including Inmarsat, Globalstar, Thuraya and Orbcomm.

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Strong earnings momentum.  Iridium Holdings has recently been experiencing strong growth, having added 46,303 new subscribers in the six months ending June 30, 2008, reaching a subscriber count of 280,471.  Consequently, Iridium Holdings has also experienced record revenues and earnings.  For the 6 months ending June 30, 2008, Iridium Holdings reported revenues of $156.0 million (up 31% from the same period in 2007) and operational EBITDA of $53.5 million (up 55% from the same period in 2007).  As a result of the company’s largely fixed operating cost model, as recent subscriber additions begin generating service revenues, we expect that a significant portion of those incremental revenues will be converted into profits.

•
Fixed operating cost structure.  A large portion of Iridium Holdings’ operating costs are fixed in nature, which allows a large percentage of any incremental revenues to be converted into pre tax profits.  Therefore, similar to other satellite services providers, as Iridium Holdings grows its revenues, a significant portion of that growth will be converted into profits by virtue of this operating leverage.

•
Significant Cash Flow.  Given that the fixed costs of the current satellite constellation have essentially already been paid for, each incremental dollar of revenue generates significant profit for Iridium Holdings, and given its low level of debt, generates significant free cash flow.

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The opinion dated September 22, 2008 delivered by Duff & Phelps. Duff & Phelps delivered its opinion dated September 22, 2008 to our board of directors subject to the assumptions, limitations and qualifications set forth therein that as of the date of the opinion, the consideration to be paid by GHQ in the acquisition is fair, from a financial point of view, to the holders of GHQ’s common stock (other than Greenhill) and the fair market value of Iridium Holdings is equal to at least 80% of the balance in GHQ’s trust account (excluding deferred underwriting discounts and commissions).  The full text of Duff & Phelps’s opinion dated September 22, 2008 is attached to this proxy statement as Annex F.  See also “Summary of the Duff & Phelps Opinion.”

Other Factors

•	Continuing ownership of Iridium Holdings owners. The current owners of Iridium Holdings will receive and hold shares of GHQ in the transaction, reflecting their continued support for Iridium Holdings.

•
Alignment of interests between Iridium Holdings unitholders and our stockholders.  As a result of the acquisition, the holders of Iridium Holdings’ units are expected to collectively own approximately 45% and GHQ’s existing stockholders are expected to collectively own approximately 55% of the outstanding shares of common stock of the combined entity, assuming that (i) no holders of our IPO shares vote against the acquisition proposal and properly exercise their rights to convert their shares into cash, (ii) without regard to the results of the tender offer and (iii) no holders of warrants exercise their rights to acquire GHQ shares.

•	Favorable due diligence outcome. GHQ and its advisors conducted a significant amount of due diligence on Iridium Holdings, and the results of the due diligence effort were favorable.

Negative factors

Our board of directors also considered certain negative factors associated with the proposed acquisition and related transactions but determined that the positive factors cited above strongly outweighed these negative factors.  The negative factors considered by the GHQ board included:

•
Potential for operational issues.  Due to the nature of the complexity of the operation of satellites and telephony systems, there is a potential for disruptions and failures that could result in lost revenue and significant repair costs.  GHQ has conducted investigations and analyses with the aid of internal and external data and believes that the current constellation will have a full complement of 66 operational satellites until approximately 2014, when Iridium Holdings plans to begin launching new satellites under its Iridium NEXT program.  This continued service is expected to be provided by a combination of the existing 66 operational satellites and eight spare satellites already launched in a storage orbit.  Additionally, Iridium Holdings believes the constellation can be operated with fewer than 66 satellites while experiencing some level of service degradations until Iridium NEXT launches are conducted.  Certain in-

orbit failures can also be mitigated by the implementation of software solutions which can be uploaded to satellites after failures.  Iridium Holdings’ satellites have not been subject to the kinds of failures which have caused Globalstar’s system to lose its functionality, in part because Iridium Holdings’ satellites, which orbit the earth at lower altitudes than Globalstar’s satellites, are less exposed to radiation.  However, there can be no assurance that satellites will not fail faster than expected.

•
Costs and risks related to building new satellite constellation (Iridium NEXT).  In order to replace its existing constellation, Iridium Holdings must undertake the design, construction and launch of a new constellation of satellites.  Iridium Holdings estimates the total cost of this effort at approximately $2.7 billion.  While Iridium Holdings is currently working with two potential providers to design a satellite constellation at this price level, the design process is still at an early stage and the ultimate total cost of the project cannot be predicted.  Iridium Holdings believes it can offset a portion of this cost by contracting with third parties to include secondary payloads on the new satellites.  These third parties would offset the costs of the new satellites either through contributions to construction and launch costs, or in the form of incremental service revenues to Iridium Holdings.  Iridium Holdings anticipates funding a large part of the costs of this new system from internally generated cash flows and secondary payloads, with the remainder from outside financing.  However, to the extent the cost of the system increases or secondary payload opportunities do not materialize, additional funding may be required.  We also considered the risks associated with the launch of new satellites, which we weighed against the fact that (i) Iridium Holdings and its predecessor experienced no launch failures in the launch of its first generation of satellites (ii) the smaller size of Iridium Holdings’ satellites compared to geostationary satellites implies reduced launch risk.

•
Projected growth in new M2M subscribers is unproven.  A large portion of Iridium Holdings’ future growth in revenues and profits is dependent upon the addition of significant numbers of new M2M subscribers.  This market is currently seeing rapid growth, both in the commercial and government markets, and Iridium Holdings believes its truly global coverage and low-latency network has a significant competitive advantage.  However, to the extent growth in the M2M marketplace slows or other companies launch competing offerings, Iridium Holdings’ growth may be adversely impacted by a combination of lower subscriber additions and/or lower pricing.

•
Competitors launching new constellations and potentially developing other technologies.  Iridium Holdings is currently gaining subscribers as a result of the degraded service quality of certain of its competitors.  Globalstar’s satellites have experienced higher than expected space radiation and have lost a significant degree of their functionality.  While we do not, given its current financial position, know whether Globalstar can raise the funds to do so, Globalstar is planning on launching initial replacement satellites to be in operation by 2010, which will improve its service and allow it to further compete with Iridium Holdings.  Additionally, Inmarsat has launched next-generation data-capable GEO satellites which will provide additional competition, though focused more on applications not requiring a low-latency low earth orbit constellation.  To the extent competitors are able to finance, build and launch these new satellites and provide improved service, Iridium Holdings may experience some slowdown in new subscriber additions.  While Iridium Holdings does not believe there are any land-based technologies currently in use or in development which pose a significant competitive challenge to its business model, we cannot exclude the possibility that there are one or more competing new technologies that will emerge in the long term.

•
DoD revenue concentration risk.  The DoD generated approximately 19% of Iridium Holdings’ revenues in the first 6 months of 2008.  Additionally, Iridium Holdings believes it gains significant credibility with customers, vendors and financing sources as a result of its anchor customer relationship with the DoD.  The DoD has invested significantly in its dedicated gateway to the Iridium Holdings network, and continues to invest significant sums in new product/service development for use on the Iridium Holdings network.  However, if the DoD were to develop its own low-earth-orbiting communications network, or switch more of its service to other providers, it would have an adverse effect on Iridium Holdings’ business.  Iridium Holdings believes the DoD has no such plans.

•
Satellite sector history may limit public investor attractiveness.  Historically, the satellite services sector has suffered from numerous business failures and bankruptcies.  Iridium Holdings’ network was built with approximately $3.4 billion of capital and was acquired in 2000 for $25 million.  Other satellite companies that have experienced similar issues historically include Globalstar, Orbcomm and Loral Space & Communications Inc.  Iridium Holdings believes that many of these failures occurred because the initial business model focused on the consumer sector and that its current focus on government and industrial subscribers through a wholesale sales model is significantly more profitable because of lower subscriber acquisition costs, lower churn and higher average revenue per unit or “ARPU” resulting from the mission-critical nature of the applications utilizing Iridium Holdings’ network.

•
Lack of public reporting capability.  Iridium Holdings’ corporate staff, who will become employees of GHQ at the closing of the acquisition, does not to our knowledge have experience with the requirements of public reporting since Iridium Holdings is a private company.  After the completion of the acquisition, we will need to build new reporting capabilities for Iridium Holdings to meet the requirements of a publicly traded company.

•
Limited remedies if Iridium Holdings breaches the transaction agreement.  None of Iridium Holdings, its owners or any other persons will indemnify us for any losses we realize as a result of any breach by Iridium Holdings of any of its representations, warranties or covenants set forth in the transaction agreement.  Moreover, none of the representations, warranties or pre-closing covenants of Iridium Holdings contained in the transaction agreement will survive the closing of the acquisition, so our rights to purse a remedy for breach of any such representations, warranties or pre-closing covenants will terminate upon the closing of the acquisition.

•
Regulatory approvals.  Our board of directors considered the regulatory approvals required to complete the proposed transactions and the risk that governmental authorities and third parties might seek to impose unfavorable terms or conditions on the required approvals or that such approvals may not be obtained at all.  Our board of directors further considered the potential length of the regulatory approval process.

GHQ Senior Management Team and Board of Directors

Upon the closing of the acquisition, the current senior management of Iridium Holdings will become the senior management of GHQ.  The senior management team will be comprised of the following:

•	Matthew J. Desch, Chief Executive Officer

•	Eric Morrison, Chief Financial Officer

•	John S. Brunette, Chief Legal and Administrative Officer

•	Greg Ewert, Executive Vice President, Global Distribution Channels

•	John Campbell, Executive Vice President, Government Programs

•	Don Thoma, Executive Vice President, Marketing

•	John Roddy, Executive Vice President, Ground Operations and Product Development

•	Lee Demitry, Executive Vice President, “Iridium NEXT”

Immediately following the closing of the acquisition, our board of directors plans to expand the size of our board of directors and to appoint the following individuals to GHQ’s board of directors:

•	Matthew J. Desch, current chief executive officer of Iridium Holdings

•	Alvin B. Krongard, current member of Iridium Holdings’ board of directors

•	Steven Pfeiffer, current member of Iridium Holdings’ board of directors

•	Admiral Dennis Blair, current member of Iridium Holdings’ board of directors

•	Terry Jones, current member of Iridium Holdings’ board of directors

•	J. Darrel Barros, representative of Syncom

Immediately following the closing of the acquisition, Kevin P. Clarke, one of our existing directors, will resign as a director.  Admiral Dennis Blair had been nominated by the Obama Administration to serve as Director of National Intelligence.  If confirmed, it is expected that Admiral Dennis Blair will not be able to serve on our board of directors.

Recommendation of the GHQ Board; Additional Considerations of the GHQ Board

At its meeting on September 22, 2008, GHQ’s board of directors unanimously:

•
determined that the acquisition, the transaction agreement, the amendments to GHQ’s certificate and the related transactions are advisable, fair to and in the best interests of GHQ and its stockholders;

•
approved the transaction agreement and the transactions contemplated thereby (including the acquisition of Iridium Holdings by GHQ), the amendments to GHQ’s certificate, the registration rights agreement and the pledge agreements and other related transactions; and

•
determined to recommend that stockholders of GHQ approve and adopt the transaction agreement and the acquisition, including the amendments to the certificate and the issuance of GHQ common shares in the acquisition.

In approving the transaction and making these recommendations, GHQ’s board of directors consulted with its outside legal counsel, and it carefully considered the following material factors:

•	all the reasons described above under “Factors Considered by the GHQ Board in Approving the Acquisition,” including the added capital and management expertise available to Iridium Holdings;

•
information concerning the business, assets, capital structure, financial performance and condition and prospects of GHQ and Iridium Holdings, focusing in particular on the quality of Iridium Holdings’ assets and operations;

•
the possibility, as alternatives to the acquisition, of pursuing an acquisition of or an initial business combination with a firm other than Iridium Holdings and the GHQ board’s conclusion that a transaction with Iridium Holdings is more feasible, and is expected to yield greater benefits, than the likely alternatives.  The GHQ board reached this conclusion for various reasons, including Iridium Holdings’ interest in pursuing a transaction with GHQ, GHQ’s view that the transaction could be acceptably completed from a timing and regulatory standpoint, and GHQ management’s assessment of the alternatives and the expected benefits of the acquisition and compatibility of the companies, as described under “Factors Considered by the GHQ Board in Approving the Acquisition” above;

•	the anticipated growth opportunities available to Iridium Holdings and the limited number of competitors in the satellite telephony and services industry;

•	the composition and strength of the expected senior management of GHQ following the closing of the acquisition;

•	the likelihood of the enhancement of the strategic position of GHQ following the acquisition;

•
the fact that GHQ stockholders would hold approximately 55% of the outstanding shares of GHQ after the acquisition, assuming that (i) no holders of shares of our common stock issued in our IPO (“IPO shares”) vote against the acquisition proposal and properly exercise their rights to convert their shares into cash, (ii) without regard to the results of the tender offer and (iii) no holders of warrants exercise their rights to acquire GHQ shares;

•
the opinion of Duff & Phelps that, subject to the assumptions, limitations and qualifications set forth therein, as of the date of its opinion the consideration to be paid by GHQ in the acquisition is fair, from a financial point of view, to the holders of GHQ’s common stock (other than Greenhill)  and Iridium Holdings has a fair market value equal to at least 80% of the balance in GHQ ‘s trust account (excluding deferred underwriting discounts and commissions).  See section entitled “Summary of the Duff & Phelps Opinion”;

•
the challenges of successfully completing the acquisition and the attendant risks of not achieving the expected cost savings, other financial and operating benefits or improvement in earnings, and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time;

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that, while the acquisition is likely to be completed, there are risks associated with obtaining necessary approvals, and, as a result of certain conditions to the completion of the acquisition, it is possible that the acquisition may not be completed even if approved by the GHQ stockholders (see “The Transaction Agreement—Conditions to the Closing of the Acquisition”); and

•
the terms and structure of the acquisition and the terms and conditions of the transaction agreement, including the consideration to be paid for the acquisition and the size of the termination fee (see “The Transaction Agreement—Conditions to the Closing of the Acquisition” and “The Transaction Agreement—Termination”).

In view of the number and wide variety of factors considered in connection with its evaluation of the acquisition and the complexity of these matters, GHQ’s board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered.  In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including through discussions with and questioning of GHQ’s management and management’s analysis of the proposed acquisition based on information received from GHQ’s legal, financial and accounting advisors.  In considering the factors described above, individual members of GHQ’s board of directors may have given different weight to different factors.  GHQ’s board of directors considered all these factors together and, on the whole, thought them to be favorable to, and to support, its determination.

Summary of the Duff & Phelps Opinion

The GHQ board of directors engaged Duff & Phelps as an independent financial advisor in connection with the acquisition.  Pursuant to its engagement letter dated August 12, 2008, on September 22, 2008, Duff & Phelps rendered its oral opinion (subsequently confirmed in writing as of September 22, 2008) to the GHQ board of directors to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of September 22, 2008, (i) the consideration to be paid by GHQ in the acquisition is fair, from a financial point of view, to the holders of GHQ’s common stock (other than Greenhill) and (ii) Iridium Holdings has a fair market value equal to at least 80% of the balance in our trust account (excluding deferred underwriting discounts and commissions). The opinion was approved by Duff & Phelps’s internal opinion committee.

Duff & Phelps’s opinion was directed to the GHQ board and only addressed the fair market value of Iridium Holdings and the fairness, from a financial point of view, of the consideration to be paid by GHQ in the acquisition to GHQ stockholders (other than Greenhill), and does not address any other aspect or implication of the acquisition. The full text of Duff & Phelps’s written opinion is included as Annex F to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion. We encourage you to carefully read the full text of Duff & Phelps’s written opinion. However, neither Duff & Phelps’s written opinion nor the summary of its related analysis is intended to be, and does not constitute advice or a recommendation to any stockholders as to how such stockholder should act or vote with respect to the acquisition.

In connection with its opinion, Duff & Phelps has made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’s due diligence with respect to the acquisition included, but was not limited to, the items summarized below:

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Discussed the operations, financial conditions, future prospects and projected operations and performance of GHQ and Iridium Holdings, respectively, and the acquisition with the management of Iridium Holdings and GHQ.

•	Reviewed certain publicly available financial statements and other business and financial information of GHQ and Iridium Holdings, respectively, and the industries in which Iridium Holdings operates.

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Reviewed certain internal financial statements and other financial and operating data concerning Iridium Holdings, which GHQ and Iridium Holdings have respectively identified as being the most current financial statements available.

•	Reviewed certain financial forecasts as prepared by the management of GHQ and Iridium Holdings.

•	Reviewed a draft of the transaction agreement and the exhibits thereto dated September 22, 2008 and the note purchase agreement dated September 12, 2008 and the form of note dated September 22, 2008.

•	Reviewed the historical trading price and trading volume of GHQ common stock and the publicly traded securities of certain other companies which Duff & Phelps deemed relevant.

•	Compared the financial performance of Iridium Holdings with that of certain other publicly traded companies that Duff & Phelps deemed relevant.

•	Compared certain financial terms of the acquisition to financial terms, to the extent publicly available, of certain other business combination transactions that Duff & Phelps deemed relevant.

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the acquisition, Duff & Phelps has with the consent of GHQ:

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relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to Duff & Phelps from private sources, including the management of GHQ and Iridium Holdings, and did not independently verify such information;

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assumed that any estimates, evaluations and projections (financial or otherwise) furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person or persons furnishing the same;

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assumed that the final versions of all documents reviewed by Duff & Phelps in draft form (including, without limitation, the transaction agreement and the note purchase agreement) conform in all material respects to the drafts reviewed;

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assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the acquisition will be obtained without any adverse effect on GHQ, Iridium Holdings or the acquisition;

•
assumed without verification the accuracy and adequacy of the legal advice given by counsel to GHQ and Iridium Holdings on all legal matters with respect to the acquisition and assumed all procedures required by law to be taken in connection with the acquisition have been, or will be, duly, validly and timely taken and that the acquisition will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable statutes, rules and regulations.

•
assumed that all of the conditions required to implement the acquisition will be satisfied and that the acquisition will be completed in accordance with the transaction agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and assumed that all representations and warranties of each party to the transaction agreement are true and correct and that each party will perform all covenants and agreements required to be performed by such party;

•
assumed that the conditions required to implement the closing of the note purchase agreement will be satisfied and that the note will be issued prior to the closing of the transaction agreement in accordance with the terms of the note purchase agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and, upon the closing of the transaction agreement the note will be exchanged for 2.29 million of the 38.29 million shares of GHQ common stock of the stock consideration to be paid in the acquisition;

•	assumed that, prior to the closing of the transaction agreement, all of the equity holders of Iridium Holdings are parties to and bound as sellers under the transaction agreement;

•	assumed that Iridium Holdings will declare and pay a dividend in the aggregate amount of $37.9 million prior to the closing of the acquisition;

•
assumed that within 90 days following the closing, Iridium Holdings will make a valid, successful election under Section 754 of the Code with respect to the taxable year in which the closing of the acquisition occurs which would result in a tax benefit payment by GHQ of $30 million in the aggregate to sellers (other than the sellers of the equity of Baralonco and Syncom) pursuant to the terms of the transaction agreement; and

•	has not made any independent evaluation, appraisal or physical inspection of GHQ’s or Iridium Holdings’ solvency or of any specific assets or liabilities (contingent or otherwise).

Duff & Phelps’s opinion should not be construed as a valuation opinion, credit rating, solvency opinion, liquidation analysis, an analysis of either GHQ’s or Iridium Holdings’ credit worthiness or otherwise as tax advice or accounting advice.  Duff & Phelps has not been required to, and it did not, (i) negotiate the terms of the acquisition, (ii) recommend the amount of consideration to be paid in the acquisition or (iii) advise the GHQ board or any other party with respect to alternatives to the acquisition.  Duff & Phelps has not made and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In Duff & Phelps’s analysis and in connection with the preparation of its opinion, it has made numerous assumptions with respect to industry, performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the acquisition. To the extent that any of the foregoing assumptions or any of the facts on which its opinion is based prove to be untrue in any material respect, Duff & Phelps’s opinion cannot and should not be relied upon. In connection with its opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of GHQ’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public stockholders of GHQ in the acquisition, if any, or with respect to the fairness of any such compensation. In addition, Duff & Phelps is not expressing any opinion as to the market price or the value of GHQ’s common stock after the announcement of the acquisition.

Duff & Phelps prepared its opinion effective as of September 22, 2008. Duff & Phelps’s opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of September 22, 2008 and Duff & Phelps disclaimed any undertaking or obligation to update its opinion or advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after September 22, 2008.

In connection with rendering its opinion, Duff & Phelps made a presentation to the GHQ board on September 22, 2008 with respect to the material analyses performed by Duff & Phelps in arriving at its opinion. The following is a summary of that presentation.  The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Duff & Phelps, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or prior to September 22, 2008, and is not necessarily indicative of current or future market conditions.

The summary of Duff & Phelps’s valuation analyses is not a complete description of the analysis underlying its opinion. The preparation of Duff & Phelps’s opinion was a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of the these methods to the unique facts and circumstances presented.  As a consequence, neither Duff & Phelps’s opinion nor its underlying analyses are readily susceptible to partial analysis or summary description.

The implied reference value ranges indicated by Duff & Phelps’s analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analysis relating to the value of assets, businesses or securities does not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of GHQ and Duff & Phelps. Much of the information used in, and accordingly the results of Duff & Phelps’s analyses are inherently subject to substantial uncertainty.

Discounted Cash Flow Analysis

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of an asset.  “Present value” refers to the current value of the future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Duff & Phelps calculated the net present value of the unlevered, after-tax cash flows of Iridium Holdings from 2008 through 2025 (based upon 2008 and 2009 budget estimates provided by Iridium Holdings and applying growth rates and margins provided by Iridium Holdings to the 2009 budget estimates for the period from 2010 through 2025) and estimated the terminal value of Iridium Holdings by using a commonly accepted perpetuity formula.  Such estimates for 2008 revenue and Operational EBITDA were $301.9 million and $104.9 million, respectively, and such estimated compound annual revenue and Operational EBITDA growth rates for the period from 2008-2025 were 9% and 15%, respectively. These estimates are “forward-looking statements” and, especially in light of the recent dramatic changes in the financial, securities, lending and other markets and deterioration in global economic conditions, Iridium Holdings’ actual results may differ materially from the estimates.  Please see “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 39.

The terminal value is equivalent to the present value of all cash flows after the projection period.  These cash flows were capitalized based on the long-term expected annual growth rate of 2%. In performing this analysis, Duff & Phelps used discount rates ranging from 13.00% to 15.00% which were based on the estimated weighted average costs of capital for GHQ taking into account specific risks due to the funding gap related to Iridium NEXT and the launch of the second generation constellation. Duff & Phelps conducted a discounted cash flow analysis on the financial information described above (the “Initial Case”) and also performed a discounted cash flow analysis using the financial information described above applying a 20% discount to service revenue growth (the “Downside Case”).

The ranges of enterprise values indicated from the discounted cash flow analyses described above were as follows:

Initial Case Discount Rate
15%	14%	13%
$890 million	$1,070 million	$1,300 million

Downside Case Discount Rate
15%	14%	13%
$460 million	$570 million	$720 million

Based on the foregoing, Duff & Phelps derived a reference value range of $675 million to $1,010 million, and noted that the low end of the value range exceeded the implied total transaction value of approximately $635 million derived by Duff & Phelps based on the consideration to be paid or issued and net debt to be assumed in the acquisition.

Selected Public Company Analysis and M&A Transaction Analysis

A selected public company analysis is based upon a comparison of the subject company to publicly held companies with actively traded stock. Duff & Phelps reviewed the current trading multiples of five publicly traded companies in the satellite services sector that it determined to be relevant to its analysis. Duff & Phelps selected the five companies set forth below for the selected public company analysis because these companies operate satellite systems and provide voice, data and tracking services similar to those provided by Iridium Holdings. The five selected companies were:

•	Globalstar;

•	Inmarsat;

•	Orbcomm;

•	Eutelsat Communications, S.A.; and

•	SES, S.A.

None of the companies utilized for comparative purposes in the selected public company analysis are identical to Iridium Holdings. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected companies and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Iridium Holdings.

For each of the selected public companies Duff & Phelps derived and analyzed the following:

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the ratio of such company’s enterprise value to its respective earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) for the last twelve months (“LTM”), its estimated 2008 EBITDA and its estimated 2009 EBITDA; and

•	the ratio of such company’s enterprise value to its respective revenue for the LTM and its estimated 2008 revenue and its estimated 2009 revenue.

The LTM for purposes of this analysis was as of June 30, 2008.  Enterprise value was calculated as the sum of the equity market value (diluted shares outstanding multiplied by the current stock price) and net indebtedness. The following tables set forth the low, median, mean and high values of enterprise value as a multiple of Iridium Holdings revenue and EBITDA performance measures.

Mobile Satellite Services (composed of Globalstar, Inmarsat and Orbcomm)

Ratio of Enterprise value to:	Low	Median	Mean	High
• LTM Revenue	4.48x	5.19x	5.97x	8.24x
• Estimated 2008 Revenue	4.40x	6.27x	6.72x	9.49x
• Estimated 2009 Revenue	2.98x	5.87x	5.87x	8.77x
• LTM EBITDA	14.2x	23.5x	23.5x	32.9x
• Estimated 2008 EBITDA	14.2x	14.2x	14.2x	14.2x
• Estimated 2009 EBITDA	10.3x	11.7x	11.7x	13.0x

Fixed Satellite Services (composed of Eutelsat Communications, S.A. and SES, S.A.)

Ratio of Enterprise value to:	Low	Median	Mean	High
• LTM Revenue	5.86x	6.80x	6.80x	7.73x
• Estimated 2008 Revenue	5.46x	6.13x	6.13x	6.81x
• Estimated 2009 Revenue	5.12x	5.88x	5.88x	6.63x
• LTM EBITDA	8.5x	9.1x	9.1x	9.7x
• Estimated 2008 EBITDA	8.0x	8.3x	8.3x	8.6x
• Estimated 2009 EBITDA	7.4x	7.7x	7.7x	8.1x

Duff & Phelps selected nine merger and acquisition transactions involving target companies that it determined to be relevant to its analysis.  Duff & Phelps selected these transactions for the M&A transaction analysis because these transactions involved target companies that operate satellite systems and provide services similar to those provided by Iridium Holdings.  None of the transactions utilized for comparative purposes in the selected M&A transaction analysis are identical to the acquisition and accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected transactions and involves complex considerations and judgments.

The nine selected transactions were:

Date Announced	Acquiror Name/Seller
February 12, 2008	Sky Perfect JSAT Corporation/Space Communications Corporation
June 19, 2007	BC Partners/Intelsat Ltd.
December 16, 2006	Loral Space & Communications, Inc./Telesat Canada
October 26, 2006	Sky Perfect Communications, Inc./JSAT Corp.
December 14, 2005	SES Global SA/New Skies Satellite Holdings Ltd.
August 28, 2005	Intelsat Ltd./PanAmSat Holding Corporation
August 16, 2004	Apax, Apollo, Madison Dearborn, Permira/Intelsat Ltd.
June 6, 2004	The Blackstone Group/New Skies Satellites NV
April, 20, 2004	Kohlberg Kravis Robert & Co./PanAmSat Holding Corporation

Duff & Phelps calculated the LTM revenues and EBITDA for each of the target companies (where publicly disclosed) and then calculated the implied enterprise value for each transaction as a multiple of each target’s LTM revenue and EBITDA. The following table sets forth the high, median, mean and low values of enterprise value as a multiple of LTM revenue and EBITDA for each of the transactions:

Enterprise Value as a Multiple of:
	LTM Revenue	LTM EBITDA
High	8.86x	12.9x
Median	5.13x	8.2x
Mean	5.56x	9.2x
Low	3.30x	7.0x

Duff & Phelps then calculated a range of implied enterprise values for Iridium Holdings by multiplying the LTM operational EBITDA of Iridium Holdings as of June 30, 2008 ($90.4 million) to a selected multiple range of 7.0x to 9.0x LTM operational EBITDA derived from the foregoing analyses. Based on this calculation, Duff & Phelps derived a range of implied enterprise values of $630 million to $810 million for Iridium Holdings and noted that the implied total transaction value of approximately $635 million derived by Duff & Phelps based on the consideration to be paid or issued and net debt to be assumed in the transaction was at the low end of the range.

Based on the implied enterprise value range of $675 million to $1,010 million derived from the discounted cash flow analysis and the implied enterprise value range of $630 million to $810 million derived from the selected public company and M&A transaction analyses, Duff & Phelps derived a range of equity value for Iridium Holdings of $584 million to $844 million and noted that the low end of this range exceeded 80% of the balance in GHQ’s trust account (excluding deferred underwriting discounts and commissions).

Duff & Phelps’s opinion and financial analyses were only one of the many factors considered by the GHQ board in its evaluation of the acquisition and should not be viewed as determinative of the views of the GHQ board. Duff & Phelps’s opinion and financial analysis were not a recommendation as to how the GHQ board should vote or act with respect to the acquisition or any related transaction.

The preceding discussion is a summary of the material financial analyses furnished by Duff & Phelps to the GHQ board, but it does not purport to be a complete description of the analyses performed by Duff & Phelps or of its presentation to the GHQ board. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Duff & Phelps in its analyses, each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect valuation techniques.  Accordingly, Duff & Phelps believes that its analyses and factors must be considered as a whole and that selecting portions of its analyses and of the factors considered by it without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps, therefore, is based on the application of Duff & Phelps’s own experience and judgment to all analyses and factors considered by Duff & Phelps taken as a whole.

GHQ selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation, investment banking services and consulting services, including fairness and solvency opinions, merger and transaction advisory, mergers and transactions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions, and dispute consulting. Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of fairness opinions in connection with mergers, transactions and other strategic transactions.

Pursuant to Duff & Phelps’s engagement letter, GHQ agreed to pay Duff & Phelps a customary fee of $325,000, which is due and payable as follow: $135,000 was due upon the execution of the engagement letter and $190,000 is due upon stockholder approval of the acquisition. While a significant portion of Duff & Phelps’s fee is contingent upon stockholder approval of the acquisition, no portion of Duff & Phelps’s fees is contingent upon the consummation of a transaction or a conclusion reached in the opinion. The engagement letter also provides that GHQ will reimburse Duff & Phelps for its reasonable out-of-pocket expenses not to exceed $10,000 and for its reasonable fees and expenses of counsel and other advisors not to exceed $50,000 without the prior consent of GHQ, and will indemnify Duff & Phelps, its affiliates and certain related parties for losses related to or arising out of Duff & Phelps’s services as a financial advisor to the GHQ board. In addition, if the stockholders do not approve the acquisition, GHQ has granted Duff & Phelps a right of first refusal to provide a fairness opinion at customary rates for any other initial business combination contemplated by GHQ.

Other than pursuant to this engagement, during the two years preceding September 22, 2008, Duff & Phelps has not had any material relationship with any party to the transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Accounting Treatment

GHQ intends to account for the acquisition under the purchase method of accounting in accordance with the provisions of Statement of Financial Accounting No. 141(R), “Business Combinations.”  Under this accounting method, GHQ will record at its fair value the assets of Iridium Holdings less the liabilities assumed, with the excess of the purchase price over the estimated fair value of such net assets reflected as goodwill.  GHQ’s statement of income will include the operations of Iridium Holdings after the effective date of the acquisition.

Material U.S. Federal Income Tax Considerations for Holders Exercising Conversion Rights

The following is a summary of material U.S. federal income tax considerations for holders of our IPO shares or warrants who hold their IPO shares as capital assets within the meaning of the Code and exercise their rights to convert their IPO shares into cash if the acquisition is completed.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances, and it does not describe all of the tax consequences that may be relevant to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding our IPO shares or warrants as part of a hedge, straddle, conversion transaction or other integrated transaction;

•	U.S. persons (within the meaning of the Code) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations; and

•
Converting Non-U.S. holders (as defined below) that own, have owned or are deemed to own or have owned: (1) more than 5% of our shares, (2) more than 5% of our warrants, or (3) warrants with a fair market value of more than 5% of the fair market value of our shares.

The following does not discuss any aspect of U.S. federal estate or gift, state, local or non-U.S. taxation.  This discussion is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service (the “IRS”) and all other applicable authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect.  This discussion is not intended as and does not constitute tax advice.

If a partnership holds our IPO shares and exercises its conversion rights, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding our IPO shares, you should consult your tax advisor.

WE URGE HOLDERS OF OUR IPO SHARES CONTEMPLATING EXERCISE OF THEIR CONVERSION RIGHTS TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS THEREOF.

U.S. Holders Converting IPO Shares into a Right to Receive Cash

This section is addressed to U.S. holders of our IPO shares or warrants that convert their IPO shares into the right to receive cash pursuant to the exercise of a conversion right as described in “The Special Meeting ─ Conversion Rights.”  For purposes of this discussion, a “Converting U.S. Holder” is a beneficial owner that so converts its IPO shares and is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in, or under the laws of, the United States or any political subdivision of the United States; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Except as discussed in the following paragraph, a Converting U.S. Holder will generally recognize capital gain or loss equal to the difference between its tax basis in the IPO share and the amount realized on the conversion.  The deductibility of capital losses is subject to limitations.  Any capital gain or loss realized on a sale or other disposition of our IPO share will be long-term capital gain or loss if the “holding period” for the IPO share is more than one year.  However, because of the conversion right, a Converting U.S. Holder may be unable to include the time period prior to the approval of the acquisition in the holder’s “holding period.”

Cash received upon conversion will be treated as a distribution, however, if the conversion does not effect a meaningful reduction of the Converting U.S. Holder’s percentage ownership in us (including shares such Converting U.S. Holder is deemed to own under certain attribution rules, which provide, among other things, that it is deemed to own any shares that it holds a warrant to acquire).  Any such distribution will be treated as a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits.  However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the conversion right, a Converting U.S. Holder may be unable to include the time period prior to the approval of the acquisition in the holder’s “holding period.”  Any distribution in excess of our earnings and profits will reduce the Converting U.S. Holder’s basis in the IPO share (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the IPO share.  If, taking into account the effect of conversion by other stockholders, the Converting U.S. Holder’s percentage ownership in us is reduced as a result of the conversion by at least 20%, the holder will generally be regarded as having incurred a meaningful reduction in interest.  Furthermore, if a Converting U.S. Holder has a relatively minimal stock interest and, such percentage interest is reduced by any amount as a result of the conversion, the Converting U.S. Holder should generally be regarded as having incurred a meaningful reduction in interest.  For example, the IRS has ruled that any reduction in a stockholder’s proportionate interest is a “meaningful reduction” if the stockholder owns less than 1% of the shares of a corporation and did not have management control over the corporation.

Holders of IPO shares considering exercising their conversion rights should consult their own tax advisors as to whether conversion will be treated as a sale or as a distribution under the Code and, if a holder actually or constructively owns 5% or more of our IPO shares before conversion, whether such holder is subject to special reporting requirements with respect to such conversion.

Non-U.S. Holders Converting IPO Shares into a Right to Receive Cash

This section is addressed to non-U.S. holders of our IPO shares or warrants that convert their IPO shares into the right to receive cash pursuant to the exercise of a conversion right as described in “The Special Meeting ─ Conversion Rights.”  For purposes of this discussion, a “Converting Non-U.S. Holder” is a beneficial owner (other than a partnership) that so converts its IPO shares and is not a Converting U.S. Holder.  A “Converting Non-U.S. Holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes.  Such an individual should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the conversion.

Conversion by a Converting Non-U.S. Holder generally will be treated as a sale of the IPO share (rather than as a distribution) and will not be subject to U.S. federal income tax.  However, cash received upon conversion will be treated as a distribution if the conversion does not effect a meaningful reduction of the Converting Non-U.S. Holder’s percentage ownership in us (including shares such Converting Non-U.S. Holder is deemed to own under certain attribution rules, which provide, among other things, that it is deemed to own any shares that it holds a warrant to acquire).  See the discussion above under “U.S. Holders Converting IPO Shares into a Right to Receive Cash.”  Any such distribution will generally be subject to U.S. withholding tax at a rate of 30%, unless the Converting Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty.

Non-U.S. holders of IPO shares considering exercising their conversion rights should consult their own tax advisors as to whether conversion of IPO shares will be treated as a sale or as a distribution under the Code as well as the potential applicability of escrow and certification requirements with regard thereto.

Regulatory Matters

U.S. Antitrust.  Under the HSR Act and the rules that have been promulgated thereunder by the FTC, the acquisition may not be consummated unless GHQ and Iridium Holdings furnish certain information to the Antitrust Division and the FTC and specified waiting period requirements have been satisfied.  Pursuant to the requirements of the HSR Act, GHQ and Iridium Holdings each filed a Notification and Report Forms with respect to the acquisition with the Antitrust Division and the FTC. GHQ filed its notification on October 3, 2008 and Iridium Holdings filed its notification on October 6, 2008.  Early termination of the waiting period applicable to the acquisition was granted by the FTC on October 10, 2008.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition.  At any time before or after consummation of the acquisition, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the acquisition or seeking the divestiture of substantial assets of GHQ or Iridium Holdings.  Private parties (including individual states) may also bring legal actions under the antitrust laws.  We do not believe that the consummation of the acquisition will result in a violation of any applicable antitrust laws.  However, there can be no assurance that a challenge to the acquisition on antitrust grounds will not be made or, if this challenge is made, what the result will be.  See “The Transaction Agreement—Conditions to the Closing” for certain conditions to the acquisition, including conditions with respect to litigation and certain governmental actions and “The Transaction Agreement—Termination” for certain termination rights pursuant to the transaction agreement in connection with legal prohibitions to completing the acquisition.

Foreign Competition Law Filings.  Iridium Holdings and its subsidiaries own property and conduct business in a number of foreign countries.  In connection with the acquisition, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein.  The parties do not believe that any such filings or approvals are required by these laws, but intend to take such action as they may require.

FCC Licenses.  Certain subsidiaries and affiliates of Iridium Holdings hold one or more FCC Licenses issued by the FCC.  Under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, prior to completion of the acquisition, the FCC must approve the transfer of control of these subsidiaries and affiliates and their FCC Licenses to GHQ.  Therefore, GHQ and each subsidiary or affiliate of Iridium Holdings that holds one or more FCC License must file an Application with the FCC.  The FCC will review each Application to determine whether GHQ’s control of the pertinent subsidiary or affiliate and its FCC Licenses would comply with applicable law and whether it would be consistent with the public interest, convenience and necessity.  GHQ and Iridium Holdings jointly filed the Applications with the FCC on October 21, 2008.

On November 26, 2008, the FCC issued a Public Notice announcing the filing of the Applications, summarizing the information contained therein, and inviting petitions to deny, oppositions and other comments by third parties with respect to the Applications.  On December 29, 2008, Cornell and ICG filed comments with respect to the Applications.  The commenters did not oppose the proposed transfer of control of Iridium Holdings but asked the FCC to adopt certain conditions in connection with its grant of the Applications.  Also on December 29, 2008, Globalstar License filed a petition to deny the Applications.

On January 12, 2009, GHQ and Iridium Holdings jointly filed a consolidated opposition and response with respect to the comments of Cornell and ICG and the petition to deny of Globalstar License.  The opposition and response asserted that the comments and petition to deny provide no basis for the FCC to deny, condition its approval or delay its consideration of the Applications.  On January 21, 2009, Globalstar License filed a reply to the opposition and response.  Pursuant to the Public Notice, the pleading cycle ended on January 12, 2009.  Parties may, however, continue to make ex parte submissions to the FCC until the FCC acts on the Applications

The FCC has developed an informal timetable for acting upon transfer of control applications.  Pursuant to this informal timetable, it will endeavor to take action on any such application (i.e., grant, deny, or designate the application for hearing) within 180 days from the initial public notice accepting the application for filing (i.e., by May 25, 2009).  The FCC reserves the right to stop the 180-day “clock” at its discretion.  We cannot assure you that the FCC will act on the Applications in a timely manner or that the FCC will not deny the Applications or impose conditions on the parties in connection with granting its approval.

Other U.S. Regulatory Filings.  Iridium Holdings engages in several business areas that are regulated by the U.S. Government on national security grounds.  In particular, it is registered with the U.S. State Department as a manufacturer or exporter of satellite-related items that are controlled under the ITAR.  In connection with the acquisition, appropriate notice and other filings will be required to be made with the Departments of State and Defense.  On December 23, 2008, the Executive Agencies asked the FCC to defer action on the Applications until such time that any national security, law enforcement, or public safety concerns raised by the proposed transaction have been addressed.  Such a request is routine in transactions involving satellite carriers or other providers of telecommunications services.  In order to address any such concerns, GHQ may be required to enter into a national security agreement with the Executive Agencies, compliance with which will be a condition of FCC grant of the FCC Applications.

Foreign Licenses and Authorizations.  Iridium Holdings, either directly or indirectly through certain of its subsidiaries and affiliates, provides communications services to subscribers in foreign countries in all regions of the world.  In many of these countries, Iridium Holdings, its subsidiaries and/or affiliates have received government licenses or other authorizations to provide such services.  In certain of these countries, completion of the acquisition may require either government approval or notification of the change in control over the pertinent licenses or authorizations.  No assurance can be given that, if any such approvals are required, they will be obtained.

General.  It is possible that governmental authorities having jurisdiction over GHQ and Iridium Holdings may seek regulatory concessions as conditions for granting approval of the acquisition.  A regulatory body’s approval may contain terms or impose conditions or restrictions relating or applying to, or requiring changes in or limitations on, the operation or ownership of any asset or business of GHQ, Iridium Holdings or any of their subsidiaries, or GHQ’s ownership of Iridium Holdings, or requiring asset divestitures, which conditional approval could reasonably be expected to result in a substantial detriment to GHQ, Iridium Holdings and their subsidiaries, taken as a whole, after the closing of the acquisition.  If this kind of approval occurs, in certain circumstances, GHQ can decline to close under the transaction agreement.  We can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the acquisition or are within the time frame contemplated by GHQ and Iridium Holdings.  See “The Transaction Agreement—Conditions to the Closing” on page 113.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under Delaware law for holders of GHQ common stock in connection with the proposals described in this proxy statement.

Consequences if Acquisition Proposal Is Not Approved

If our acquisition proposal and other proposals are not approved by the requisite vote of our stockholders, or if stockholders holding 30% or more of the IPO shares vote against the acquisition proposal and properly exercise their conversion rights, we will not acquire Iridium Holdings, none of the IPO shares will be converted into cash and we will not seek approval of the certificate proposal, the share issuance proposal or the stock incentive plan proposal.  Although we will continue to seek other potential business combinations, a failure to complete the proposed acquisition of Iridium Holdings may make it more difficult for us to attract another acquisition candidate and we may not be able to complete an alternate business combination by February 14, 2010, either because of insufficient time or insufficient operating funds.  If we do not consummate a business combination by February 14, 2010, our corporate existence will cease except for the purposes of winding up our affairs and liquidating.

Necessity of Stockholder Approval

We are required by our certificate to obtain the approval of holders of a majority of our IPO shares voting in person or by proxy at the special meeting to enter into an initial business combination.

Prior to voting, each stockholder should consider the fact that stockholder approval of the acquisition proposal is necessary for us to complete the acquisition and related transactions.  Each stockholder should consider the fact that if we do not complete the acquisition, GHQ will continue as a blank check company until we find another suitable operating company to acquire, or GHQ will be liquidated if an initial business combination is not consummated by February 14, 2010.

Required Vote

The affirmative vote of holders of a majority of the IPO shares voted at the special meeting, represented in person or by proxy is required to approve the acquisition proposal.  However, in accordance with our certificate and the terms governing the trust account, we will not be able to complete the acquisition if the holders of 30% or more of the total number of IPO shares vote against the acquisition and properly exercise their rights to convert such IPO shares into a pro rata portion of our trust account.  Broker non-votes, abstentions or a failure to vote on the acquisition proposal will have no impact upon the approval of the acquisition proposal and will have no effect of converting your shares into a pro rata share of the trust account. You must affirmatively vote against the acquisition proposal in order to properly exercise your conversion rights as described in this proxy statement and the acquisition must be completed.

Recommendation of GHQ’s Board of Directors

AFTER CAREFUL CONSIDERATION, GHQ’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE TRANSACTION AGREEMENT AND THE ACQUISITION ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF GHQ AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS TO ITS STOCKHOLDERS THAT THEY VOTE “FOR” THE ACQUISITION PROPOSAL.

Federal Securities Laws Consequences

This proxy statement does not cover any resales of the GHQ common shares to be received by Iridium Holdings’ stockholders upon completion of the acquisition, and no person is authorized to make any use of this document in connection with such resale.

Stock Transfer Restrictions

Lock-up Provisions.  Our initial stockholders have agreed not to sell or transfer the founding stockholder’s GHQ units, founding stockholder’s shares and founding stockholder’s warrants (and the underlying shares) until 180 days after the consummation of our initial business combination except to permitted transferees and not to sell or transfer any of the 8.0 million warrants purchased by our founding stockholder (“private placement warrants”) (and the underlying shares) until after we complete our initial business combination, except to permitted transferees. All of the founding stockholder’s GHQ units, founding stockholder’s shares and founding stockholder’s warrants and underlying shares will cease to be subject to the transfer restrictions if, after consummation of our initial business combination, (i) the last sales price of our common stock equals or exceeds $14.25 per share for any 20 trading days within any 30-trading-day period beginning 90 days after our initial business combination or (ii) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Permitted transferees must agree to be bound by the same transfer restrictions, waiver and forfeiture provisions, and to vote the founding stockholder’s shares in accordance with the majority of the shares of common stock voted by the public stockholders in connection with the stockholder vote required to approve our initial business combination and in connection with an amendment to our certificate to provide for our perpetual existence. We refer to these agreements as “lock-up agreements.”

The permitted transferees under the lock-up agreements are our executive officers, directors and employees, our founding stockholder, and other persons or entities associated or affiliated with our founding stockholder.

During the lock-up period, our initial stockholders and any permitted transferees to whom they transfer shares of common stock will retain all other rights of holders of our common stock, including, without limitation, the right to vote their shares of common stock (except that our initial stockholders have agreed to vote their founder’s shares in accordance with the majority of the shares of common stock voted by the public stockholders in connection with the stockholder vote required to approve our initial business combination and in connection with the related amendment to our amended and restated certificate of incorporation to provide for our perpetual existence, and our founding stockholder, executive officers and directors have agreed to vote any shares of common stock acquired as part of the IPO or thereafter, in favor of our initial business combination and related amendment to our amended and restated certificate of incorporation to provide for our perpetual existence) and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be subject to the lock-up agreement. If we are unable to effect our initial business combination and liquidate, our initial stockholders have waived the right to receive any portion of the liquidation proceeds with respect to the founder’s shares. Any permitted transferees to whom the founder’s shares are transferred will also agree to waive that right.

As part of the consummation of the acquisition, the lock-up agreements and the above provisions will be terminated and replaced by the transfer restrictions contained in new registration rights agreement described below.

Upon the consummation of the acquisition, GHQ, the initial stockholders and the Iridium Holding’s sellers (each a “restricted stockholder”) will enter into a registration rights agreement (“new registration rights agreement”), which provides that each of the stockholders party to the new registration rights agreement will not sell, pledge, establish a “put equivalent position,” liquidate or decrease a “call equivalent position,” or otherwise dispose of or transfer any GHQ securities for a period of one year after the closing date of the acquisition; provided that, the board of directors of GHQ may authorize an underwritten public offering at any time beginning six months after the closing date and that each such stockholder may pledge up to 25% of its GHQ shares as collateral to secure cash borrowing from a third-party financial institution so long as such financial institution agrees to be subject to these transfer restrictions.  In addition, GHQ will be required to conduct underwritten public offerings to permit holders of at least 3.0 million shares of common stock to sell their shares upon demand, but GHQ will not be required to effect more than one demand registration in any six-month period following an effective registration statement.  All of the stockholders party to the registration rights agreement will also be permitted to include their GHQ common stock in certain registered offerings conducted by GHQ after the closing of the acquisition.

FCC Regulatory Limitations.  Under the proposed certificate, and if the certificate proposal is approved by our stockholders, GHQ shall have the right to restrict the ownership or proposed ownership of its common stock or preferred stock by any person, if such ownership or proposed ownership: (i) is or could be inconsistent with, or in violation of, any provision of the Communications Act of 1934 and the rules and regulations promulgated thereunder (“FCC Laws”); (ii) will or may limit or impair GHQ’s business activities under the FCC Laws; or (iii) will or could subject GHQ to any specific rule, regulation or policy under the FCC Laws, to which GHQ was not subject prior to such ownership or proposed ownership (collectively, “FCC Limitation”).

The proposed certificate also gives GHQ the right to request from our stockholders or proposed stockholders (by transfer of stock or otherwise), certain information, including information relating to such stockholder’s or proposed stockholder’s citizenship, affiliations and ownership or interest in other companies, if GHQ believes that such stockholder’s or proposed stockholder’s ownership of our securities may result in an FCC Limitation.

If GHQ does not receive the information it requests from any specific stockholder or concludes that a person’s ownership or proposed ownership or the exercise by any person of any ownership right may result in an FCC Limitation, GHQ will have the right to, and until GHQ determines in its sole discretion that no FCC Limitation will occur: (i) refuse to permit a transfer of stock to a proposed stockholder; (ii) suspend rights of stock or equity ownership which could cause an FCC Limitation; and/or (iii) redeem the common stock or preferred stock of GHQ held by any person.

PROPOSAL II – APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION

Assuming the acquisition proposal is approved, GHQ stockholders are also being asked to approve the amendment and restatement of our amended and restated certificate of incorporation.  This proposed certificate is required to effect the acquisition and, in the judgment of our board of directors, the proposed certificate is necessary to adequately address the post-acquisition needs of GHQ.

The following table sets forth a summary of the material differences between our current certificate and the proposed certificate.  This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement as Annex B.  All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

	Current Certificate	Proposed Certificate
Name	Our current certificate provides that our name is “GHL Acquisition Corp.”	The proposed certificate provides that our name is “Iridium Communications Inc.”
Duration of Existence	Our current certificate provides that GHQ’s existence will terminate on February 14, 2010.	The proposed certificate provides for the perpetual existence of our corporation.
Provisions Specific to a Blank Check Company	Under our current certificate, Article Sixth sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.
The proposed certificate does not include these blank check company provisions because, upon consummation of the acquisition, we will operate Iridium Holdings and cease to be a blank check company.  Further, provisions requiring that proceeds from GHQ’s IPO be held in a trust account until a business combination or liquidation of GHQ has occurred and that the terms of a proposed business combination be submitted for approval by GHQ stockholders will not be applicable following consummation of the acquisition.

Authorized Shares
Under our current certificate, GHQ is authorized to issue up to 201,000,000 shares, of which 200,000,000 shares are common stock with a par value of US$ 0.001 each and 1,000,000 shares are preferred stock with a par value US$ 0.0001 each.

Under the proposed certificate GHQ shall be authorized to issue up to         shares, of which         shares are common stock with a par value of $0.001 each and         shares are preferred stock with a par value of $ 0.0001 each.

Dividends	Our current certificate is silent as to the payment of dividends.
The proposed certificate provides that, subject to applicable law or the rights of the preferred stock, if any, dividends may be declared and paid on the common stock as the board of directors shall determine in its discretion.

Conversion Rights
If a majority of the shares issued in our IPO approve a business combination, any GHQ stockholder holding shares of common stock issued at the IPO who votes against a business combination and exercises its conversion rights may demand that we convert the stockholder’s IPO shares to cash, all subject to certain maximum percentage conversion rights.

The proposed certificate does not provide for conversion rights.
Action by Consent of the Stockholders	Under Delaware law, unless a company’s certificate provides otherwise, stockholders may	The proposed certificate generally prohibits stockholders from taking any action by written .

	Current Certificate	Proposed Certificate
	act by written consent in lieu of any annual or special meeting. Our current certificate is silent with respect to action by written consent.	consent, so stockholders must take any actions at a duly called annual or special meeting of the stockholders

Classes of Board of Directors	In our current certificate, the board of directors is divided into three classes. Members of each class are elected for specific terms.	The proposed certificate does not expressly provide for different classes of the board of directors, and, therefore, our board of directors will not be divided into different classes.
Restrictions on Stock Ownership and Transfer	Our current certificate does not include specific restrictions on ownership and transfer.
The proposed certificate allows GHQ to restrict ownership or proposed ownership of its common stock or preferred stock if such ownership or proposed ownership could result in an FCC Limitation.  GHQ may request information from any stockholder or proposed stockholder if it believes such stockholder’s ownership of stock may result in an FCC Limitation.  In addition, if GHQ concludes that stock ownership or proposed stock ownership may result in an FCC Limitation or does not receive sufficient requested information from a stockholder, GHQ has the option to either refuse to permit a transfer of shares by a stockholder, suspend rights of stock or equity ownership or redeem stock in accordance with the provisions of the proposed certificate.

Necessity of Stockholder Approval

We are required by Delaware law to obtain the approval of holders of a majority of our outstanding shares to amend our certificate.  Because the acquisition and related transactions cannot be completed unless we amend our certificate, stockholder approval of the proposed certificate is necessary.

Prior to voting, each stockholder should consider the fact that stockholder approval of the proposed certificate is necessary for us to complete the acquisition and related transactions.  Each stockholder should also consider the fact that if we do not complete the acquisition, GHQ will continue as a blank check company until we find another suitable operating company to acquire, or GHQ will be liquidated if an initial business combination is not consummated by February 14, 2010.

Required Vote

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve our proposed certificate.  Broker non-votes, abstentions or the failure to vote on the certificate proposal will have the same effect as a vote against the certificate proposal.  The approval of our amended and restated certificate proposal is a condition to the approval of our acquisition proposal.

Recommendation

AFTER CAREFUL CONSIDERATION, GHQ’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE OUR PROPOSED CERTIFICATE AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE OR INSTRUCT THEIR VOTE TO BE CAST “FOR” THE CERTIFICATE PROPOSAL.

PROPOSAL III – APPROVAL OF THE SHARE ISSUANCE PROPOSAL

Share Issuance Proposal

GHQ’s stockholders are being asked to approve the issuance of up to 38,290,000 common shares as part of the consideration for the acquisition and related transactions.  As of the date of this proxy statement, there are 48,500,000 shares of GHQ’s common stock outstanding, so this issuance would represent more than 20% of our outstanding shares.

Necessity of Stockholder Approval

The NYSE Alternext U.S. Company Guide requires stockholder approval as a prerequisite to approval of applications to list additional shares to be issued as sole or partial consideration for an acquisition of the stock or assets of another company where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more.  Because the acquisition and related transactions will require the issuance by us of shares of common stock that would represent more than 20% of our currently outstanding common stock, stockholder approval of the share issuance proposal is required to maintain our listing on the NYSE Alternext U.S.

Prior to voting, each stockholder should consider the fact that the share issuance proposal is a prerequisite to the issuance of shares of common stock that will be used to complete the acquisition and related transactions.  Each stockholder should consider the fact that if we do not complete the acquisition, GHQ will continue as a blank check company until we find another suitable operating company to acquire, or GHQ will be liquidated if an initial business combination is not consummated by February 14, 2010.

Required Vote

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the special meeting is required to approve the share issuance proposal.  Abstentions and broker non-votes will have the same effect as a vote against the share issuance proposal.  Failing to vote on the share issuance proposal will have no impact upon the approval of the share issuance proposal.  The approval of our share issuance proposal is a condition to the approval of our acquisition proposal.

Recommendation

AFTER CAREFUL CONSIDERATION, GHQ’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE SHARE ISSUANCE PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE OR INSTRUCT THEIR VOTE TO BE CAST “FOR” THE SHARE ISSUANCE PROPOSAL.

PROPOSAL IV – ADOPTION OF THE STOCK INCENTIVE PLAN

GHQ is seeking stockholder approval for the Iridium Communications Inc. 2009 Stock Incentive Plan, to be effective upon the closing of the acquisition (the “2009 Plan”).  Our board of directors believes that it is in the best interest of GHQ and its stockholders for GHQ to adopt the 2009 Plan.  The purpose of the 2009 Plan is to aid GHQ following the acquisition in securing and retaining key employees and others of outstanding ability and to motivate such individuals to exert their best efforts on behalf of GHQ and its affiliates by providing incentives through the grant of options to acquire shares of our common stock and, if so determined by the compensation committee of our board of directors (“compensation committee”), other stock-based awards and performance incentive awards.  GHQ believes that it will benefit from the added interest that these individuals will have in the welfare of GHQ as a result of their proprietary interest in GHQ’s success.

Summary of the Iridium Communications Inc. 2009 Stock Incentive Plan

General

•	The 2009 Plan has a ten-year term.

•
The 2009 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and other stock-based awards (which includes restricted stock, restricted stock units and performance-based awards payable both in cash and in shares of our common stock) to eligible individuals.

•	8.0 million shares of common stock in the aggregate are authorized for issuance pursuant to awards under the 2009 Plan.

Administration

The 2009 Plan will be administered by the compensation committee of our board of directors. The compensation committee may delegate to a committee of one or more members of our board or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act or employees who are “covered employees” within the meaning of Section 162(m) of the Code.  Unless otherwise determined by our board, the compensation committee shall consist solely of two or more members of the board, each of whom is an “outside director” within the meaning of Code Section 162(m), a “non-employee director” within the meaning of the Exchange Act, and an “independent director” under the rules of the NYSE  (or other principal securities market on which shares of our common stock are traded).

The compensation committee will have the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction.

Eligibility

Persons eligible to participate in the 2009 Plan include all non-employee members of our board of directors, and employees and consultants of GHQ and its subsidiaries and affiliates, in each case as determined by the compensation committee (“participants”).

Limitation on Awards and Shares Available

An aggregate of 8.0 million shares of common stock are available for grant pursuant to the 2009 Plan. The shares of our common stock covered by the 2009 Plan may be treasury shares or authorized but unissued shares.

To the extent that an award terminates, expires, or lapses for any reason, or an award is settled in cash without delivery of shares to the participant, then any shares subject to the award may be used again for new grants under the 2009 Plan.

The maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the 2009 Plan during any calendar year is 2 million  and the maximum amount that may be paid in cash during any calendar year with respect to any performance-based award is $2 million .

Awards

The 2009 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, other stock-based awards, and performance-based awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2009 Plan.

Options. Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2009 Plan. The option exercise price of all stock options granted pursuant to the 2009 Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the compensation committee, but in no event may a stock option have a term extending beyond the tenth anniversary of the date of grant. Incentive stock options granted to any employee who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of outstanding stock, however, shall have an exercise price that is not less than 110% of the fair market value of the common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

The compensation committee will determine the methods by which payments by any award holder with respect to any awards may be paid, including, without limitation: (i) cash, (ii) shares of common stock held for such period of time as may be required by the compensation committee in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required, and/or (iii) another method acceptable to the compensation committee (including through a broker-assisted cashless exercise mechanism or a net exercise method).

Restricted Stock.  Restricted stock may be granted pursuant to the 2009 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the compensation committee (including $0.00), that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment and/or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the compensation committee.

Performance Based Awards and Other Equity Awards.  Other types of equity awards that may be granted under the 2009 Plan include stock appreciation rights, restricted stock units and performance-based awards.  Performance based awards are either stock-based awards or cash bonus awards payable upon the attainment of pre-established performance goals based on established performance criteria and are intended to be performance-based awards within the meaning of Section 162(m) of the Code. The goals are established and evaluated by the compensation committee and may relate to performance over any periods as determined by the compensation committee. Following is a brief discussion of the requirements for awards, including performance bonus awards, to be treated as performance-based awards within the meaning of Section 162(m) of the Code.

The compensation committee may grant awards to employees who are or may be “covered employees,” as defined in Code Section 162(m), that are intended to be performance-based awards within the meaning of Code Section 162(m) in order to preserve the deductibility of these awards for federal income tax. Under the 2009 Plan, these performance-based awards may be either stock-based awards or performance bonus awards payable in cash. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Compensation Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

•	consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization)
•	net income;
•	operating income;
•	earnings per share;
•	book value per share;
•	return on stockholders’ equity;
•	expense management;
•	return on investment;
•	improvements in capital structure;
•	profitability of an identifiable business unit or product;
•	maintenance or improvement of profit margins;
•	stock price;
•	market share;
•	revenues or sales;
•	costs;
•	cash flow;
•	working capital;
•	return on assets;
•	total stockholder return;
•	capital expenditures; and
•	progress toward or attaining milestones on key projects.

The compensation committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, shall so certify and ascertain the amount of the applicable performance based award.  No performance based awards will be paid for such performance period until such certification is made by the compensation committee.  The amount of the performance based award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the compensation committee.  The amount of the performance-based award determined by the compensation committee for a performance period shall be paid to the participant at such time as determined by the compensation committee in its sole discretion after the end of such performance period.

Adjustments upon Certain Events
In the event of any change in the outstanding shares of common stock by reason of any stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, transaction or exchange of shares or other corporate exchange, or any distribution to stockholders of shares other than regular cash dividends or any transaction similar to the foregoing, the compensation committee in its sole discretion shall make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares or other securities issued or reserved for issuance pursuant to the 2009 Plan or pursuant to outstanding awards, the maximum number of shares for which options or stock appreciation rights may be granted during a calendar year to any participant in the 2009 Plan, the maximum amount of a performance based award that may be granted during a calendar year to any participant, the option exercise price or exercise price of any stock appreciation right and/or any other affected terms of such awards.

In the event of a change in control of GHQ, the compensation committee may accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, cancel such awards for fair value (as determined by the compensation committee in its sole discretion) which, in the case of options and stock appreciation rights, may equal the excess, if any, of value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to options or stock appreciation rights) over the aggregate option exercise price of the options or exercise price of the stock appreciation rights, provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted as determined by the compensation committee in its sole discretion, and/or provide that for a period of at least 15 days prior to the change in control, the options shall be fully exercisable and that upon the occurrence of the change in control, the options shall terminate.

Amendment and Termination

Our board of directors may amend, alter or discontinue the 2009 Plan, but no amendment, alteration or discontinuation shall be made, without the approval of our stockholders, if (i) stockholder approval of such action is required by exchange rules or applicable law, or (ii) such action would increase the total number of shares of our common stock reserved under the 2009 Plan or change the maximum number of shares for which awards may be granted to any participant, or, without the consent of a participant, if such action would materially adversely affect any of the rights of the participant under any award. However, the compensation committee may amend the 2009 Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Code or other applicable laws.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under the 2009 Plan and the disposition of shares acquired pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder.  This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations.  Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options.  The Code requires that, for treatment of an option as an incentive stock option, common stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise.  Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options.  However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs.  If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be.  Assuming both holding periods are satisfied, no deduction will be allowed to GHQ for federal income tax purposes in connection with the grant or exercise of the incentive stock option.  If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by GHQ for federal income tax purposes, subject to the possible limitations on deductibility under Code Sections 280G and 162(m) for compensation paid to executives designated in those Sections.  Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

No income will be realized by a participant upon grant of a nonqualified stock option.  Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise.  GHQ will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Code Sections 280G and 162(m) for compensation paid to certain executives designated in those Sections.

Restricted Stock.  A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Code Section 83(b).  On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Code Section 83(b) to be taxed at the time of grant.  If the participant made an election under Code Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any.  (Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act).  GHQ will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Code Sections 280G and 162(m) for compensation paid to certain executives designated in those Sections.

Restricted Stock Units.  A participant will not be subject to tax upon the grant of a restricted stock unit award.  Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award.  GHQ will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Code Sections 280G and 162(m) for compensation paid to certain executives designated in those Sections.

Stock Appreciation Rights.  No income will be realized by a participant upon grant of a stock appreciation right (“SAR”).  Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR.  GHQ will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Other Stock-Based Awards.  A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the common stock subject to the award is transferred to the participant over the amount the participant paid for such shares, if any.  GHQ will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Code Sections 280G and 162(m) for compensation paid to certain executives designated in those Sections.

Code Section 162(m).  In general, Code Section 162(m) (as interpreted by IRS Notice 2007-49) denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1.0 million per year per person to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement as a result of their total compensation, subject to certain exceptions.  The 2009 Plan is intended to satisfy an exception with respect to grants of options or stock appreciation rights to covered employees under Code Section 162(m).  In addition, the 2009 Plan is designed to permit certain awards of restricted stock, restricted stock units, cash bonus awards and other awards to be awarded as performance based awards intended to qualify under the “performance-based compensation” exception to Code Section 162(m).

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND GHQ WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2009 PLAN.  IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits

Future grants under the 2009 Plan will be made at the discretion of the compensation committee and, accordingly, are not yet determinable.  In addition, the value of the awards granted under the 2009 Plan will depend on a number of factors, including the fair market value of our common stock on future dates, the exercise decisions made by the participants and/or the extent to which any applicable performance goals necessary for vesting or payment are achieved.  Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary grants under, or having their annual bonus paid pursuant to, the 2009 Plan.

Necessity of Stockholder Approval

Prior to voting, each stockholder should consider the fact that stockholder approval of the stock incentive plan proposal is necessary for us to complete the acquisition and related transactions, as the acquisition proposal is conditioned upon the stock incentive plan proposal.  Each stockholder should consider the fact that if we do not complete the acquisition, GHQ will continue as a blank check company until we find another suitable operating company to acquire or GHQ will be liquidated if an initial business combination is not consummated by February 14, 2010.

Required Vote

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote at the special meeting will be required to approve the stock incentive plan proposal.  Abstentions will have the effect of a vote against the stock incentive plan proposal but broker non-votes or a failure to vote will have no effect upon the stock incentive plan proposal.  The approval of the stock incentive plan proposal is a condition to the approval of the acquisition proposal.

Recommendation

AFTER CAREFUL CONSIDERATION, GHQ’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE ADOPTION OF THE PROPOSED STOCK INCENTIVE PLAN AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE OR INSTRUCT THEIR VOTE TO BE CAST “FOR” THE STOCK INCENTIVE PLAN PROPOSAL.

PROPOSAL V – ADOPTION OF THE ADJOURNMENT PROPOSAL

Adjournment Proposal

If there are not sufficient votes at the time of the special meeting to approve the acquisition proposal, the certificate proposal, the share issuance proposal or the stock incentive plan proposal, the board of directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies.

Required Vote

The adoption of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon at the special meeting.  Abstentions and broker non-votes will have the same effect as a vote against the adjournment proposal, but a failure to vote will have no impact upon the approval of the adjournment proposal.  Approval of the adjournment proposal is not conditioned upon approval of the acquisition proposal or any other proposal.

Recommendation

AFTER CAREFUL CONSIDERATION, GHQ’S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE ADOPTION OF THE ADJOURNMENT PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE OR INSTRUCT THEIR VOTE TO BE CAST “FOR” THE ADOPTION OF THE ADJOURNMENT PROPOSAL.

THE TENDER OFFER

The tender offer described in this proxy statement has not yet commenced.  The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of GHQ common stock.  The solicitation and the offer to buy shares of GHQ common stock will only be made pursuant to an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer that GHQ intends to file with the SEC.  Once filed, GHQ stockholders should read the Tender Offer Statement and the other documents relating to the tender offer carefully and in their entirety prior to making any decisions with respect to the offer because they will contain important information about the tender offer, including the terms and conditions of the offer.  Once filed, GHQ stockholders will be able to obtain the Tender Offer Statement and the other documents relating to the tender offer free of charge at the SEC’s website at http://www.sec.gov, or from the information agent named in the tender offer materials.

Commencement of the Tender Offer

GHQ intends to launch a cash self tender offer to purchase up to 11.4 million shares of its common stock at a price of $10.50 per share, reduced by a number of shares equal to the amount of cash distributed to stockholders who vote against the transaction and elect conversion of their shares of GHQ common stock divided by the per share conversion price.  GHQ expects to commence the tender offer as soon as practicable and legally permissible following the special meeting, and to complete the tender offer approximately 20 business days after commencement and concurrent with the closing of the acquisition.

Proration

If, at the expiration date of the tender offer, more than the total number of the tender offer shares have been validly tendered, GHQ will purchase from each tendering stockholder a prorated number of shares of GHQ common stock.  Proration for each stockholder tendering shares will be based on the product of (A) the number of shares of GHQ common stock that have been properly tendered and not properly withdrawn by a particular stockholder and (B) (i) the total number of the tender offer shares, divided by (ii) the total number of shares of GHQ common stock properly tendered and not properly withdrawn by all stockholders.  GHQ’s management believes that the tender offer will enhance the likelihood of stockholder approval of the acquisition and stock issuance proposals because the tender offer will provide a meaningful liquidity opportunity for at least part of the GHQ shares held by those stockholders desiring liquidity for their shares.

No Recommendation

GHQ’s board of directors will make no recommendation as to whether GHQ stockholders should tender all or any shares in the tender offer.

Funding of the Tender Offer

Assuming the maximum number of shares (11.4 million) is tendered in the tender offer, the aggregate purchase price for the shares of GHQ common stock tendered in the tender offer will be approximately $120.0 million.

The purchase of shares tendered in the tender offer will be funded from proceeds in the trust account.

No Tender by the Founding Stockholder

The founding stockholder has agreed not to tender any shares of GHQ common stock to GHQ pursuant to the tender offer.  In addition, each officer, and director of GHQ has agreed not to tender any of their shares of GHQ common stock to GHQ pursuant to the tender offer.

Effects of the Tender Offer on the Capital Structure of GHQ

The tender offer will have the effect of reducing the number of outstanding common shares of GHQ by the number of common shares tendered by GHQ stockholders, up to 11.4 million shares (reduced by a number of shares equal to the amount of cash distributed to stockholders who vote against the transaction and elect conversion of their shares of GHQ common stock divided by the per share conversion price).  The tender offer will also have the effect of reducing the cash balances of GHQ by $10.50 multiplied by the number of shares tendered by GHQ stockholders, up to $120 million (reduced by the amount of cash distributed to stockholders who vote against the transaction and elect conversion of their shares of GHQ common stock).

Tender Offer Tax Considerations

Any material United States federal income tax consequences of the tender offer will be described in the Tender Offer Statement or other documents related to the tender offer.

MARKET PRICE OF GHQ COMMON STOCK

GHQ units, common shares and warrants are listed and traded on the NYSE Alternext U.S. under the trading symbol “GHQ.U”, “GHQ” and “GHQ.WS”, respectively.  GHQ units commenced trading on February 15, 2008 while its common stock and warrants began public trading on March 20, 2008.  Prior to this date, there was no established public trading market for GHQ securities.  Each GHQ Unit consists of one share of GHQ common stock and one warrant.  The following table sets forth, for the periods indicated, the high and low closing sales prices per GHQ Unit, common share and warrant, as reported on the NYSE Alternext U.S.

	Market Prices
	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2009
First Quarter*	$9.30	$9.00	$9.20	$9.10	$0.25	$0.20
2008
Fourth Quarter	$9.80	$8.60	$9.19	$8.60	$0.65	$0.16
Third Quarter	$10.02	$9.71	$9.41	$9.15	$0.69	$0.45
Second Quarter	$10.07	$9.65	$9.35	$9.05	$0.85	$0.54
First Quarter**	$9.85	$9.60	$9.10	$9.05	$0.59	$0.55
______________
* Through January 12, 2009.

** Units commenced public trading on February 15, 2008. Common stock and warrants commenced public trading on March 20, 2008.

The closing price for each share of common stock, unit and warrant of GHQ on September 22, 2008, the last full trading day before the announcement of the proposed acquisition, was $9.23, $9.75 and $0.54, respectively.  On January 12, 2009, the most recent practicable date prior to the printing of this document, the reported closing sales price per each share of common stock, unit and warrant of GHQ was $9.20, $9.30 and $0.25, respectively.  You should obtain current market quotations for GHQ common shares, units and warrants in deciding whether to vote for the acquisition.

Holders

As of January 12, 2009, there were five holders of record of GHQ units, one holder of record of GHQ common stock and two holders of record of GHQ warrants.  Such number does not include beneficial owners holding shares through nominee names.

Dividends

Since our IPO and the listing of our shares on the NYSE Alternext U.S., GHQ has not paid dividends on our common stock and does not intend to pay any dividends prior to the completion of the proposed acquisition.  After we complete the proposed acquisition, the payment of dividends will depend on our revenues and earnings, if any, our capital requirements and our general financial condition.  The payment of dividends after the proposed acquisition will be within the discretion of our board of directors at that time.  Our board of directors currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate that our board will declare any dividends in the foreseeable future.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

In considering the recommendation of GHQ’s board of directors to vote for our proposals, you should be aware that our executive officers and members of our board of directors have interests in the acquisition that are different from, or in addition to, the interests of GHQ’s stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreement and in recommending to our stockholders that they vote in favor of the acquisition proposed and other proposals. These interests include, among other things:

•
All of our directors, Messrs. Bok, Niehaus, Rush, Canfield and Clarke, and our founding stockholder own 200,000, 200,000, 43,479, 43,479, 43,479 and 8,369,563 units of GHQ, respectively. Each of Messrs. Rush, Canfield and Clarke purchased his units prior to our IPO for an aggregate price of $128.00 and had an aggregate market value of approximately $404,355, based upon the last sale price of $9.30 on the NYSE Alternext U.S. on January 12, 2009.  If our proposals are not approved and GHQ is unable to complete another business combination by February 14, 2010, GHQ will be required to liquidate. In such event, the 8.5 million units held by Messrs. Rush, Canfield and Clark and our founding stockholder will be worthless because Messrs. Rush, Canfield and Clarke and our founding stockholder have agreed that they will not receive any liquidation proceeds with respect to such shares. Accordingly, Messrs. Rush, Canfield and Clarke and our founding stockholder have a financial interest in the completion of the acquisition.  The 400,000 shares purchased by Messrs. Bok and Niehaus in the IPO would receive liquidation proceeds.  Messrs. Bok and Niehaus each purchased 200,000 units in our IPO.

•
In addition to the shares of GHQ common stock, our founding stockholder purchased for $8.0 million warrants to purchase up to 8.0 million shares of GHQ common stock at $1.00 per share.  These warrants have an exercise price of $7.00 per share.  If GHQ is unable to complete a business combination by February 14, 2010 and liquidates its assets, there will be no distribution with respect to these warrants, and the warrants will expire worthless.

•
Two of our directors Messrs. Bok and Niehaus purchased units in our IPO.  In addition, Messrs. Bok and Niehaus, own shares in our founding stockholder that give them indirect ownership interests in GHQ. Because of their indirect ownership interests, each of Messrs. Bok and Niehaus has financial interests in the completion of the acquisition in addition to their interests as holders of our units.

•
If the acquisition is completed, certain of our current directors may continue as directors of GHQ. These non-executive directors will be entitled to receive any cash fees, stock options, stock awards or other compensation arrangements that our board of directors determines to provide to our non-executive directors.

THE TRANSACTION AGREEMENT

The following summary of the material provisions of the transaction agreement dated as of September 22, 2008 among GHQ, Iridium Holdings and the sellers listed on the signature pages thereof (the “Sellers”) does not purport to describe all of the terms of the transaction agreement.  The following summary is qualified by reference to the complete text of the transaction agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference.  We urge you to read the full text of the transaction agreement in its entirety for a more complete description of the terms and conditions of the acquisition.

Explanatory Note Regarding Summary of Transaction Agreement and Representations and Warranties in the Transaction Agreement

The following summary of the transaction agreement is intended to provide information about the terms and conditions of our proposed acquisition of Iridium Holdings.  Neither this summary, nor the terms and conditions of the transaction agreement, are intended to be, and should not be relied upon as, disclosures or any factors or circumstances regarding GHQ or Iridium Holdings.  The provisions of the transaction agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the acquisition.  In particular, the representations and warranties made by the parties to each other in the transaction agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the acquisition should events or circumstances change or otherwise be different from those stated in the representations and warranties.  The representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms, including contractual standards of materiality that are different from those generally applicable to stockholders under the federal securities laws.  Matters may change from the state of affairs contemplated by the representations and warranties.

Structure of the Acquisition

The transaction agreement provides that upon the closing of the acquisition, GHQ will own, directly or indirectly, all or substantially all of the units of Iridium Holdings, and Iridium Holdings will become a subsidiary of GHQ.  Equityholders owning approximately 99.5% of Iridium Holdings’ equity have signed the transaction agreement.  Additionally, GHQ will acquire all of the equity of two of Iridium Holdings largest equityholders, Baralonco and Syncom.  As a result of the acquisition, all of the Sellers’ ownership interests in Iridium Holdings held prior to the acquisition will be exchanged for 35.8 million shares of GHQ common stock and $76.7 million of cash, subject to certain adjustments.

Timing of the Closing of the Acquisition

The closing of the acquisition will take place no later than the fifth business day after the conditions to closing set forth in the acquisition agreement, which are described below under “– Conditions to the Closing of the Acquisition,” are satisfied, unless GHQ and Iridium Holdings agree in writing to postpone the closing to another time.  The closing of the acquisition is expected to occur as soon as legally permitted and practicable after our stockholders approve the proposals described in this proxy statement.

Acquisition Consideration

The aggregate consideration to be paid in the acquisition and related transactions is based upon a total enterprise value for Iridium Holdings of $591 million (calculated as $100 million of cash to be paid to 100% of the Iridium Holdings’ equityholders, of which $77.1 million will be paid by GHQ and $22.9 million by Greenhill Europe in the form of the note, plus $360 million of GHQ common stock to be issued to 100% of the Iridium Holdings’ equityholders (based on an assumed price per share of $10.00), plus net indebtedness of Iridium Holdings of approximately $131 million as of June 30, 2008).  Upon completion of the acquisition, the Sellers who have signed the transaction agreement will receive $76.7 million in cash, subject to certain adjustments, and GHQ will issue to such Sellers 35.8 million shares of GHQ common stock.  The shares of common stock issued to the Sellers will not be registered under the Securities Act, in reliance upon the exemptions from the registration requirements as provided in Regulation D of the Securities Act and the representations and warranties of the Sellers that they are “accredited investors” within the meaning of Regulation D.

GHQ has agreed in the transaction agreement to cause the funds in our trust account to be disbursed at the closing of the acquisition:  (1) to pay the cash consideration to the Sellers; (2) to pay the conversion price to any stockholders of GHQ who vote against the acquisition and properly exercise their conversion rights; (3) to pay deferred underwriting fees and commissions to the underwriters of our IPO; (4) to pay GHQ’s reasonable out-of-pocket documented third party fees and expenses that are incurred prior to the closing in connection with the transaction agreement and related transaction documents, to the extent not paid prior to the closing; and (5) to prepay all or a portion of Iridium Holdings’ outstanding indebtedness.  GHQ will then contribute the funds remaining in our trust account to Iridium Holdings, and Iridium Holdings will use such funds for working capital and general corporate matters.

Additionally, 90 days following the closing of the acquisition, if Iridium Holdings has in effect a valid election under Section 754 of the Code with respect to the taxable year in which the closing of the acquisition occurs, GHQ will make a tax benefit payment of up to $30 million in aggregate to the Sellers (other than the sellers of the equity of Baralonco and Syncom) to compensate for the tax basis step-up.

Principal Representations and Warranties

The transaction agreement contains a number of representations and warranties made by Iridium Holdings, the Sellers and GHQ to each other.

The representations and warranties made by Iridium Holdings relate, among other things, to:

•	proper corporate organization and similar corporate matters;

•	authorization, performance and enforceability of the transaction agreement and related transaction documents;

•	governmental authorizations and filings;

•
absence of any conflicts or violations under organizational documents, material contracts, material laws or regulations as a result of the execution, delivery and performance of the transaction agreement and related transaction documents;

•	capital structure and subsidiaries;

•	financial statements;

•	absence of certain changes since December 31, 2007 (including absence of a “Company Material Adverse Effect”);

•	absence of any undisclosed material liabilities;

•	intercompany accounts;

•	material contracts;

•	legal proceedings;

•	compliance with laws and court orders;

•	real property;

•	intellectual property;

•	insurance coverage;

•	licenses and permits;

•	brokers;

•	employees, employee benefit plans and labor matters;

•	taxes;

•	environmental matters; and

•	the provision of information for inclusion in the proxy statement.

The representations and warranties made by the Sellers as to themselves relate, among other things, to:

•	proper corporate organization and similar corporate matters;

•	authorization, performance and enforceability of the transaction agreement and the related transaction documents;

•
absence of any conflicts or violations under organizational documents, material contracts, material laws or regulations as a result of the execution, delivery and performance of the transaction agreement and related transaction documents;

•	ownership of the Iridium Holdings units;

•	legal proceedings;

•	brokers;

•	purchase of GHQ common stock for investment and not with a view to sell or distribute; and

•	compliance with the Securities Act and status of the Sellers as “accredited investors” under Regulation D of the Securities Act.

The representations and warranties made by Baralonco and Syncom as to themselves relate, among other things, to:

•	proper corporate organization and similar corporate matters;

•	capital structure;

•	business activities;

•	liabilities;

•	compliance with laws and orders; and

•	tax matters.

The representations and warranties made by GHQ relate, among other things, to:

•	proper corporate organization and similar corporate matters;

•	authorization, performance and enforceability of the acquisition agreement and the related transaction documents;

•	unanimous approval and recommendation of its board of directors;

•	governmental authorizations and filings;

•
absence of any conflicts or violations under organizational documents, material contracts, material laws or regulations as a result of the execution, delivery and performance of the transaction agreement and related transaction documents;

•	capital structure and subsidiaries;

•	SEC filings and the Sarbanes-Oxley Act;

•	financial statements;

•	proxy statement;

•	absence of certain changes since February 21, 2008 (including absence of a “GHQ Material Adverse Effect”;

•	compliance with laws and court orders;

•	legal proceedings;

•	brokers;

•	trust account;

•	transactions with affiliates;

•	taxes;

•	contracts;

•	employees and employee matters;

•	opportunity for independent investigation; and

•	GHQ’s qualification to own and operate Iridium Holdings and its subsidiaries under applicable laws, including the Communications Act of 1934, as amended.

Materiality and Material Adverse Effect

Many of the representations and warranties contained in the transaction agreement are qualified by materiality or material adverse effect.  For purposes of the transaction agreement, a “Company Material Adverse Effect” or “GHQ Material Adverse Effect” means a material adverse effect on (x) the financial condition, business, assets or results of operations of Iridium Holdings and its subsidiaries or GHQ and its subsidiaries, as the case may be, taken as a whole or (y) the ability of Iridium Holdings or GHQ, as the case may be, to perform its obligations under or to consummate the transactions contemplated by the transaction agreement.  However, any effect to the extent it results from any of the following will not be considered when determining whether a Company Material Adverse Effect or GHQ Material Adverse Effect has occurred:

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the negotiation, execution, announcement or performance of the transaction agreement or the consummation of the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability (other than any effect resulting from breach of certain specified representations and warranties of Iridium Holdings or GHQ, as the case may be);

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changes in the economy or credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates, except to the extent Iridium Holdings and its subsidiaries or GHQ and its subsidiaries, as the case may be, taken as a whole, are disproportionately affected compared to other companies in the same industry;

•
changes in any laws, GAAP or accounting standards or interpretations thereof; or changes in the general legal, regulatory or political conditions, except to the extent Iridium Holdings and its subsidiaries or GHQ and its subsidiaries, as the case may be, taken as a whole, are disproportionately affected compared to other companies in the same industry;

•
act of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, except to the extent Iridium Holdings and its subsidiaries or GHQ and its subsidiaries, as the case may be, taken as a whole, are disproportionately affected compared to other companies in the same industry;

•
earthquakes, hurricanes, tornados or other natural disasters; except to the extent Iridium Holdings and its subsidiaries or GHQ and its subsidiaries, as the case may be, taken as a whole, are disproportionately affected compared to other companies in the same industry;

•
any failure, in and of itself, to meet any internal or public projections, forecasts or estimates of revenue, capital expenditures or earnings or the issuance of revised projections that are not as optimistic as those in existence as of September 22, 2008, so long as the underlying causes of any such failure or issuance may be taken into consideration in determining whether such material adverse effect has occurred; and

•
changes affecting the industries generally in which Iridium Holdings or its subsidiaries or GHQ and its subsidiaries, as the case may be, conduct business, except to the extent Iridium Holdings and its subsidiaries or GHQ and its subsidiaries, as the case may be, taken as a whole, are disproportionately affected compared to other companies in the same industry.

The occurrence of a Company Material Adverse Effect or a GHQ Material Adverse Effect provides grounds for the other party not to consummate the acquisition and to terminate the transaction agreement if such occurrence of a Company Material Adverse Effect or a GHQ Material Adverse Effect would cause the conditions set forth in the transaction agreement not to be satisfied and such condition is incapable of being satisfied by the End Date (as defined below).

Principal Covenants

General

Iridium Holdings, GHQ and the Sellers have agreed to perform certain covenants in the transaction agreement.  The principal covenants are as follows:

•	use reasonable best efforts to obtain, as promptly as practicable, all approvals and consents that are required to be obtained in order to complete the acquisition;

•
promptly notify the other parties when a party becomes aware that any consent or approval is required in connection with the transactions contemplated by the transaction agreement, any notice or other communication from any governmental authority with respect to the transactions contemplated by the transaction agreement is received, or any material actions, suits, claims, investigations or proceedings are commenced or to its knowledge threatened against Iridium Holdings or its subsidiaries or against GHQ before any arbitrator or governmental authority;

•	make the filings required under the HSR Act with respect to the acquisition and cooperate with the other parties in making their respective filings;

•	cooperate and make all filings with the FCC for its consent to the transactions contemplated by the transaction agreement;

•
use reasonable best efforts to prepare, file and diligently prosecute all applications required to be filed with non-U.S. governmental authorities for consent to the transactions contemplated by the transaction agreement, to cooperate in the filing of such applications and keep the other parties promptly appraised of any inquiries or requests for information from any non-U.S. governmental authorities;

•
cooperate and use reasonable best efforts to make filings with or deliver required notifications, to the extent legally required or deemed appropriate by the parties, to the DoD and U.S. security agencies, the Committee on Foreign Investment in the United States, the Office of Foreign Assets Control, Department of the Treasury and any filings or notifications required to be made under the Arms Export Control Act of 1976 and the ITAR;

•	cooperate with one another in connection with the preparation of the filing of this proxy statement; and

•
consult with each other prior to issuing any press release, making any public statement or scheduling any press conference or conference call with investors with respect to the transaction agreement and the transactions contemplated thereby, except as may be required by law or any listing agreement or rule of any national securities exchange or association.

Each party has agreed to comply with any condition imposed on it by the FCC in connection with the granting of its consent to the consummation of the transactions contemplated by the transaction agreement and with any condition imposed on it by any similar order of a non-U.S. governmental authority, except that no party shall be required to comply with a condition if the condition was imposed as a result of a circumstance the existence of which does not constitute a breach by the party of its representations, warranties, covenants obligations or agreement under the transaction agreement or the compliance with the condition would result in or cause an Iridium Material Adverse Effect or a GHQ Material Adverse Effect.

Interim covenants relating to Iridium Holdings, Baralonco and Syncom.  Under the transaction agreement, Iridium Holdings is required to, and has agreed to use its reasonable best efforts to cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice, maintain in effect all of its licenses and permits and manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice.  The most significant activities that each of Iridium Holdings, Baralonco and Syncom have agreed not to do, and to not permit any of their respective subsidiaries to do, except with the consent of GHQ (which consent cannot be unreasonably withheld or delayed) and subject to certain exceptions, are as follows:

•	amend its charter documents (whether by merger, consolidation or otherwise);

•
split, combine or reclassify any shares of its capital stock or of any subsidiary or declare, set aside or pay any dividend or other distribution in respect of any shares of its capital stock or of any subsidiary or redeem or repurchase or otherwise acquire or offer to redeem or repurchase any shares of its capital stock (or securities convertible or exchangeable for capital stock) or of any subsidiary;

•	issue, deliver or sell or authorize the issuance, delivery or sale of any shares of capital stock (or securities convertible into or exchangeable for capital stock);

•
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, material properties, other than in the ordinary course of business in a manner consistent with past practice;

•
sell, lease or otherwise transfer or incur any lien on any material assets, securities, material properties or businesses, other than in the ordinary course of business in a manner consistent with past practice;

•	make any loans, advances, capital contributions to or investments in any other person, other than in the ordinary course of business in a manner consistent with past practice;

•
with respect to Iridium Holdings and its subsidiaries, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money or guarantees thereof of Iridium Holdings or its subsidiaries) outstanding at any time greater than the sum of Iridium Holdings’ existing credit facilities and the note and, with respect to Baralonco and Syncom, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or any guarantees thereof;

•	enter into any hedging arrangements;

•
enter into any agreement or arrangement that limits or otherwise restricts in any material respect Iridium Holdings and its subsidiaries and affiliates or Baralonco and Syncom and their respective subsidiaries and affiliates, from engaging in or competing in any line of business, in any location, or with any person except in the ordinary course of business consistent with past practice, waive, release or assign any material rights, claims or benefits;

•
except as required by any pre-existing contractual obligation expressly disclosed to GHQ, law or existing employee benefits plan of Iridium Holdings (i) grant or increase any severance or termination pay (or amend any existing arrangement with) any director or officer, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements in respect of any officer or director, (iii) enter into any employment or deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer, (iv) establish or adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or officer or (v) increase material compensation, bonus or other benefits payable to any director of officer, in each case, other than in the ordinary course of business in a manner consistent with past practice;

•	change methods of accounting, except as required by concurrent changes in law or GAAP;

•
settle or propose to settle (i) any material litigation, investigation, arbitration, proceeding or other claim before any arbitrator or governmental authority, (ii) any equityholder litigation against Iridium Holdings, Baralonco or Syncom or any of their respective current or former officers or directors before any governmental authority or (iii) any litigation, arbitration or proceeding that relates in any way to the transaction contemplated by the transaction agreement before any arbitrator or governmental authority;

•
make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any tax returns or file claims for material tax refunds, enter any material closing agreement, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•
apply to the FCC or any non-U.S. governmental authority for any license, construction permit, authorization or any modification thereto that would materially restrict the present operations of any satellites owned by Iridium Holdings or its subsidiaries; or

•	agree, resolve or commit to do any of the foregoing.

Interim covenants relating to GHQ.  Under the transaction agreement, GHQ is required to, and has agreed to use its reasonable best efforts to, conduct its business in the ordinary course consistent with past practice and maintain in effect all of its licenses and permits in the ordinary course of business consistent with past practice.  The most significant activities that GHQ has agreed not to do, are as follows:

•	amend its charter documents (whether by acquisition, consolidation or otherwise);

•
split, combine or reclassify any shares of capital stock of GHQ or other equity securities or declare, set aside or pay any dividend or other distribution in respect of the capital stock of GHQ or other equity securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any capital stock or other equity securities of GHQ;

•
issue, deliver or sell or authorize the issuance, delivery or sale of, any capital stock or other equity securities of GHQ or amend any term of any capital stock or other equity securities of GHQ (in each case whether by acquisition, consolidation or otherwise);

•
acquire (by acquisition, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses, other then in the ordinary course of business in a manner consistent with past practice;

•	sell, lease or otherwise transfer, or to create or incur any lien on, any assets, securities, properties, or businesses, other than in the ordinary course consistent with past practice;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

•	enter into any hedging arrangements;

•
enter into any agreement or arrangement that limits or otherwise restricts in any respect GHQ or any successor thereto that could, after the closing of the acquisition, limit or restrict in any respect GHQ or any of its subsidiaries from engaging or competing in any line of business in any location with any person or, except in the ordinary course of business consistent with past practice, otherwise waive, release or assign any material rights, claim or benefits of GHQ;

•	increase compensation or bonus payable to any director or officer;

•	change methods of accounting, except as required by concurrent changes in law or GAAP;

•
settle or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against GHQ, (ii) any equityholder litigation against GHQ or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the transaction agreement;

•
make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any tax returns or file claims for material tax refunds, enter any material closing agreement, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability; or

•	agree, resolve or commit to do any of the foregoing.

2009 Plan

Prior to or on the date of the closing of the acquisition, GHQ has agreed to adopt a long-term equity incentive plan for the officers and directors of GHQ following the closing of the acquisition pursuant to which options to purchase GHQ common stock and/or awards of restricted shares of GHQ common stock will be granted.  Under the 2009 Plan, GHQ will reserve 8.0 million shares of its common stock for issuance under the 2009 plan and will register those shares under the Securities Act.  Please see Proposal IV – Adoption of the Incentive Option Plan.

Access to Information

Until the closing date, the Sellers agree to provide GHQ and its representatives reasonable access during normal business hours, upon prior notice, to the office, properties, books and records of Iridium Holdings, its subsidiaries and of Baralonco and Syncom, furnish financial and operating data as GHQ or its representatives may reasonably request and to cause the employees, counsel and financial advisors of Iridium Holdings and its subsidiaries to cooperate with GHQ.  GHQ has also agreed to provide Iridium Holdings and its representatives reasonable access during normal business hours, upon prior notice, to the office, properties, books and records of GHQ, furnish financial and operating data as Iridium Holdings or its representatives may reasonably request and to cause the employees, counsel and financial advisors of GHQ, as applicable, and its subsidiaries to cooperate with GHQ.

Sales and Transfer Taxes

All transfer, documentary, sales, use, stamp, registration and other taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by the transaction agreement will be borne equally by GHQ, on the one hand, and the Sellers, on the other hand.  The party having responsibility for the payment of the tax will prepare and file all necessary tax returns and other documentation, with the cost of the preparation of the filing to be borne by Iridium Holdings.

Distributions

Iridium Holdings is not permitted to, directly or indirectly, pay any cash or other dividends or make any cash or other distributions to any of its equityholders at any time prior to the closing of the acquisition, except Iridium Holdings may make cash distributions to its equityholders of up to an aggregate of $37.9 million.  On November 3, 2008, Iridium Holdings made distributions totaling $13,568,393 to Baralonco and $5,136,346 to Syncom as part of the cash distributions of an aggregate of $37.9 million that Iridium Holdings made to its equityholders.  Baralonco and Syncom may distribute their allocable portion of any permitted Iridium Holdings distribution and may distribute any net cash to their equityholders.

Directors and Officers of GHQ After the Acquisition

GHQ and Iridium Holdings have each agreed to take all necessary action to ensure that two individuals designated by Greenhill who currently serve on GHQ’s board of directors, four of Iridium Holdings’ current directors, the current chief executive officer of Iridium Holdings, one representative of Syncom and two of the current independent directors of GHQ continue to serve or are appointed to serve, as the case may be, as directors of GHQ, to be effective immediately after the closing of the acquisition.  The current officers of GHQ will resign at the closing of the acquisition and the current officers of Iridium Holdings will continue to serve in their current positions after the closing of the acquisition.

Indemnification for Officers and Directors

All rights to indemnification for acts or omissions occurring through the closing date that now exist in favor of current officers and directors of Iridium Holdings and GHQ will survive the closing of the acquisition and continue in full force and effect.  To the fullest extent allowed by applicable law, from the closing to the sixth anniversary of the closing of the acquisition, GHQ will cause Iridium Holdings, its subsidiaries and any successor to GHQ to indemnify and hold harmless each former and present (as of the closing of the acquisition) officer and director of GHQ, Iridium Holdings and its subsidiaries against any costs incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions taken by them in their capacity as an officer or director prior to the closing of the acquisition.

For a period of six years following the closing of the acquisition, GHQ will cause to be maintained in effect the current directors’ and officers’ liability insurance policies (or policies of at least the same coverage amounts containing terms and conditions which are no less advantageous) of Iridium Holdings and GHQ with respect to claims arising from facts and circumstances prior to the closing of the acquisition.  In the case of Iridium Holdings’ insurance policy, GHQ shall not be required to pay an aggregate premium for the directors’ and officers’ liability insurance in excess of 300% of the annual premium Iridium Holdings paid in its last full fiscal year.

Amendment and Restatement of GHQ’s Certificate

Prior to closing of the acquisition, GHQ has agreed to amend and restate our certificate to, among other things, change our name to “Iridium Communications Inc.”, permit GHQ’s continued existence after February 14, 2010 and increase the number of our authorized shares of common stock.  See “Proposal II—Approval of the Amended and Restated Certificate of Incorporation.”

Exclusivity; No Solicitation

Iridium Holdings and the Sellers have agreed and have agreed to cause their respective affiliates, employees and representative not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage or provide information to any person (other than GHQ) concerning any recapitalization, merger, sale (directly or indirectly) of Iridium Holdings or its assets.  Additionally, GHQ has agreed, and has agreed to cause its affiliates, employees and representatives not to, directly or indirectly, solicit or enter into discussions or transactions or encourage or provide information to any person (other than Iridium Holdings) concerning a business combination or similar transaction.  Iridium Holdings, the Sellers and GHQ have also agreed to terminate and cause their respective affiliates, employees and representatives to terminate any discussions with any person concerning a possible business combination.

Special Meeting of GHQ Stockholders

GHQ has agreed to call and hold a special meeting of its stockholders as soon as practicable in accordance with applicable law for the purpose of seeking the approval of our stockholders of the acquisition and other proposals described in this proxy statement.

Fees and Expenses

The parties to the transaction agreement agreed that each party will bear its own fees and expenses.  To the extent any fees and expenses are incurred by Iridium Holdings in connection with the transaction agreement and other related agreements and the transactions contemplated thereby, those fees and expenses will be discharged by Iridium Holdings in full on or prior to the closing of the acquisition.

Convertible Subordinated Promissory Note

The parties have agreed that in the event the closing of the acquisition occurs after September 22, 2009, Greenhill Europe, the holder of the $22.9 million convertible subordinated promissory note issued by Iridium Holdings (the “note”), will upon the exercise of its conversions rights under the note be considered a Seller under the transaction agreement and have the right to receive 2.29 million shares of GHQ common stock at the closing of the acquisition.  If the closing of the acquisition occurs prior to September 22, 2009, GHQ and Greenhill Europe will enter into an agreement which will entitle Greenhill Europe to exchange the Iridium Holdings unit into which the note is convertible for shares of GHQ common stock upon the first anniversary of the issuance of the note at an exchange ratio of 27.2866 shares of GHQ common stock per Iridium Holdings unit.

Conditions to the Closing of the Acquisition

The obligation of GHQ, Iridium Holdings and the Sellers to complete the acquisition and related transactions is subject to the requirement that specified conditions must be satisfied or waived by the parties, including the following:

•
GHQ stockholder approval of the acquisition, the issuance of GHQ common stock to the Sellers, the amendment of the GHQ certificate of incorporation and the adoption of a stock incentive plan have been obtained and less than 30% of GHQ stockholders have voted against the acquisition and elected to convert their Parent stock into cash;

•	no law or injunction shall prohibit the consummation of the transactions contemplated by the transaction agreement;

•	the expiration or termination of any applicable waiting periods under the HSR Act (early termination of the applicable waiting period was granted on October 10, 2008);

•	all FCC consents with respect to the transactions contemplated by the transaction agreement have been obtained; and

•
all actions by or in respect of filings with any other governmental authority required to permit the consummation of the transactions contemplated by the transaction agreement have been taken, made or obtained other than actions or filings the failure of which to take, make or obtain would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Iridium Holdings or GHQ.

The obligation of GHQ to complete the acquisition and related transactions is subject to the requirement that specified conditions must be satisfied or waived by GHQ, including the following:

•
Iridium Holdings’ and the Sellers’ representations and warranties must be true and correct in all respects (without giving effect to any limitations as to materiality or Company Material Adverse Effect contained therein) at and as of the closing of the acquisition (or, to the extent any such representation and warranty specifically states that it refers to an earlier date, and on as of such earlier date), except where the failures of such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have an Iridium Holdings’ Material Adverse Effect;

•	Iridium Holdings and the Sellers must have performed, in all material respects, their respective obligations to be performed at or prior to the closing of the acquisition;

•	each Seller which is receiving shares of GHQ common stock at the closing of the acquisition has executed and delivered the registration rights agreement;

•	the Sellers of Baralonco and Syncom which are receiving shares of GHQ common stock at the closing of the acquisition have executed and delivered pledge agreements;

•	the Sellers have effected the contribution of 100% of the issued and outstanding equity interests of Iridium Carrier Holdings LLC and Iridium Carrier Services LLC to Iridium Holdings;

•
GHQ has received a certification from Iridium Holdings certifying that 50% or more of the value of the gross assets of Iridium Holdings does not consist of U.S. real property interests, or that 90% or more of the value of the gross assets of Iridium Holdings does not consist of U.S. real property interests plus cash or cash equivalents;

•	GHQ has received a certification from Baralonco and Syncom that each of them is not, and has not been, a United States real property holding corporation as defined in the Code;

•
GHQ has received an affidavit by the custodians of the shares of Baralonco, substantially to the effect that in its capacity as custodian, each has actual knowledge of the ultimate beneficial owner of the shares who has been the ultimate beneficial owner of the shares of Baralonco from the date of Baralonco’s formation to the closing of the acquisition; and

•	Baralonco has delivered evidence to GHQ that it has repaid all of its outstanding debt and all other liabilities.

The obligation of Iridium Holdings and the Sellers to complete the acquisition and the related transactions is subject to the requirement that specified conditions must be satisfied or waived by Iridium Holdings and the Sellers, including the following:

•
GHQ’s representations and warranties must be true and correct in all respects (without giving effect to any limitations as to materiality or GHQ Material Adverse Effect contained therein) at and as of the closing of the acquisition (or, to the extent any such representation and warranty specifically states that it refers to an earlier date, on and as of such earlier date), except where the failures of such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a GHQ Material Adverse Effect;

•	GHQ must have performed, in all material respects, its obligations to be performed at or prior to the closing of the acquisition;

•
the current officers of GHQ have resigned and the current officers of Iridium Holdings have been duly appointed as officers of GHQ and the directors described above have been duly appointed as directors of GHQ;

•	GHQ has made appropriate arrangements to have the trust account disbursed to GHQ immediately prior to the closing of the acquisition;

•	GHQ and its affiliates have executed and delivered the registration rights agreement; and

•	GHQ has executed and delivered the pledge agreements.

We cannot assure you that all of the conditions above will be satisfied or waived or that the acquisition will occur.  It is the intent of our board of directors to resolicit stockholders approval for the acquisition if either party waives a material condition to closing detailed above.

Indemnification

The transaction agreement contains indemnification provisions pursuant to which each of the Sellers will indemnify GHQ for the following:

•
any breaches of representations and warranties made by such Seller (determined without regard to any qualification or exception contained therein relating to materiality or any similar qualification or standard); and

•	any breaches of covenants or agreement made or performed by such Seller pursuant to the transaction agreement.

Each Seller’s maximum liability for all claims for indemnification pursuant to the transaction agreement shall not exceed the sum of (i) the cash consideration received by such Seller and (ii) the product of the number of shares of GHQ common stock received by Seller and $10.  Baralonco and Syncom have indemnification obligations with respect to pre-closing tax liabilities.  In the case of the pre-closing tax indemnity given by each of Baralonco and Syncom, the maximum liability for Syncom shall not exceed $3 million and for Baralonco shall not exceed $15 million.  In support of their indemnity obligations under the transaction agreement, the seller of the Syncom shares has agreed to pledge to GHQ 300,000 shares of GHQ common stock it receives at the closing of the acquisition for a period of nine months post-closing and the seller of the Baralonco shares agrees to pledge 1.5 million shares of GHQ common stock it receives at closing for a period of two years post-closing.

Termination

The transaction agreement may be terminated at any time prior to the closing of the acquisition in the following circumstances:

•	by mutual written consent of Iridium Holdings and GHQ;

•
by either Iridium Holdings or GHQ if the acquisition is not consummated by June 29, 2009 (if all required regulatory approvals have been obtained) or February 14, 2010 (if the only condition to closing still not fulfilled as of June 29, 2009 is the obtaining of all regulatory approvals) (the “End Date”);

•	by either Iridium Holdings or GHQ if any material law or final, non-appealable order prohibits the consummation of the transactions contemplated by the transaction agreement;

•
by either Iridium Holdings or GHQ if the stockholders of GHQ fail to approve at the GHQ special meeting or any adjournment thereof the adoption of the transaction agreement, the issuance of GHQ common stock to the Sellers, the amendment of GHQ’s certificate of incorporation and the adoption of a stock incentive plan;

•
by GHQ if there has been a breach by Iridium Holdings or a Seller of any representation or warranty or failure to perform any covenant or obligation that would result in the failure of that party to satisfy a condition to the closing, and such condition is incapable of being satisfied by the End Date;

•
by Iridium Holdings if there has been a breach by GHQ of any representation or warranty or failure to perform any covenant or obligation that would result in the failure of GHQ to satisfy a condition to the closing, and such condition is incapable of being satisfied by the End Date; or

•	by Iridium Holdings if the special meeting has not been held within 90 days of this proxy statement being cleared by the SEC.

Effect of Termination and Remedies

If the transaction agreement is validly terminated, there will be no liability or obligation on the part of any party (or any stockholder, member, director, officer, employee, agent, consultant or representative of such party) to the other parties thereto, except certain limited provisions of the transaction agreement will survive such termination.  In addition, each party will be responsible for its breach of the transaction agreement if such termination shall result from the willful:

•	failure of any party to fulfill a condition to the performance of the obligations of the other party; or

•	failure of any party to perform a covenant in the transaction agreement.

Each party to the transaction agreement has agreed that the other parties will be entitled to seek an injunction to prevent breaches of the transaction agreement and to seek specific performance of the provisions of the transaction agreement.

Termination Fee

GHQ agrees to pay a termination fee of $5 million in cash, shares of GHQ common stock or a combination thereof if the transaction agreement is terminated under all of the following circumstances:

•
stockholders of GHQ fail to approve at the GHQ special meeting or any adjournment thereof the adoption of the transaction agreement, the issuance of GHQ common stock to the Sellers, the amendment of GHQ’s certificate of incorporation and the adoption of a stock incentive plan;

•
GHQ fails to use reasonable best efforts to obtain the necessary approvals to consummate the acquisition, including obtaining stockholder approval, SEC clearance of the proxy statement and antitrust clearance; and

•	and thereafter, GHQ consummates an initial business combination (other than with Iridium Holdings).

The receipt of such cash or shares of GHQ stock, as the case may be, shall be the exclusive remedy of Iridium Holdings and the Sellers and their respective affiliates with respect to a failure to use reasonable best efforts as described above and Iridium Holdings and the Sellers and their respective affiliates shall have waived any other rights and claims they may have against GHQ, whether in law or in equity, relating to the transaction agreement following receipt of such cash or shares of GHQ stock.  Notwithstanding the foregoing, if prior to ten business days immediately following the termination of the transaction agreement, Iridium Holdings notifies GHQ in writing that it believes in good faith that GHQ has committed a willful breach of this Agreement, then the termination fee obligation of GHQ shall not come into effect and Iridium Holdings shall have the right to pursue its remedies for willful breach of the transaction agreement against GHQ, subject to other limitations set forth in the transaction agreement.

Waiver of Claims Against the Trust Account

The Sellers and Iridium Holdings have waived any claims against GHQ’s trust account, and have agreed that prior to closing of the acquisition they do not have, directly or indirectly, any right, title, interest or claim of any kind to the monies in the trust account and have waived any such claim they may have in the future as a result of or arising out of, the transaction agreement, and other transaction documents or any negotiations, contracts, or agreements with GHQ or any of its affiliates or representatives and will not seek recourse, directly or indirectly, against the trust account for any reason whatsoever.

Governing Law

The acquisition agreement is governed by the laws of the State of Delaware, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s law.

Jurisdiction

Prior to the closing of the acquisition, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the transaction agreement or the transactions contemplated under the transaction agreement will be brought in the U.S. District Court located in the state of Delaware or any Delaware state court.

Tax Matters

GHQ and the Sellers agree to reasonably cooperate on certain tax matters.  Iridium Holdings agrees to have in effect an election under Section 754 of the Code for the taxable year with respect to which the closing of the acquisition will occur.  With respect to tax periods ending on or before the date of the closing of the acquisition, the transaction agreement sets forth certain procedures to be followed by GHQ and the Sellers with respect to (a) the filing of tax returns of each blocker entity and the payment by each blocker entity Seller of pre-closing tax liability of the applicable blocker entity and (b) tax audits of Iridium Holdings.

OTHER TRANSACTION AGREEMENTS

The following is a summary of the material terms of other agreements that the parties to the transaction agreement or their affiliates will enter into immediately prior to or as of the closing of the acquisition.  For more information, you should read each such transaction agreement filed as an annex to this proxy statement.

Note Purchase Agreement

Concurrently with the signing of the transaction agreement, Iridium Holdings and Greenhill Europe entered into an agreement to purchase the note.  The closing of the purchase of the note occurred on October 24, 2008, following receipt by Iridium Holdings of the consent of its lenders to the issuance of the note.  The representations and warranties of Iridium Holdings in the note purchase agreement are substantially the same as those in the transaction agreement.  These representations and warranties survive until the earlier of October 24, 2009 and the closing of transactions contemplated by the transaction agreement.

Greenhill Europe has the option to convert the note into Iridium Holdings units upon the later to occur of (i) October 24, 2009 and (ii) the closing or the termination of the transaction agreement. If the closing of the acquisition occurs after September 22, 2009, upon the exercise of its conversion rights, Greenhill Europe will be entitled to receive 2.29 million shares of GHQ common stock. If the closing occurs prior to September 22, 2009, GHQ and Greenhill Europe will enter into an agreement which will entitle Greenhill Europe to exchange, upon the first anniversary of the issuance of the note, each Iridium Holding unit into which the note is converted for 27.2866 shares of GHQ common stock.

Registration Rights Agreement

At the closing of the acquisition, GHQ will enter into a registration rights agreement with each Seller who receives GHQ common stock at the closing, our founding stockholder and our initial other stockholders, pursuant to which each such person will be granted certain registration rights with respect to the registration of its GHQ common stock.

This registration rights agreement will supersede the existing registration rights agreement among GHQ, our founding stockholder and our initial stockholders.

GHQ will be required to file a shelf registration statement and will use its reasonable best efforts to have the shelf registration statement declared effective by the SEC within six months of the closing of the acquisition to permit these holders to sell their GHQ common stock.

GHQ will be required to conduct underwritten public offerings to permit holders of at least 3.0 million shares of common stock to sell their shares upon demand, but GHQ will not be required to effect more than one demand registration in any six-month period following an effective registration statement.

All of the stockholders party to the registration rights agreement will also be permitted to include their GHQ common stock in certain registered offerings conducted by GHQ after the closing of the acquisition.

Each of the stockholders party to this registration rights agreement will not sell, pledge, establish a “put equivalent position,” liquidate or decrease a “call equivalent position,” or otherwise dispose of or transfer any GHQ securities for a period of one year after the closing date of the acquisition; provided that the board of directors of GHQ may authorize an underwritten public offering at any time beginning six months after the closing date, which will be subject to the registration rights detailed in the preceding paragraph.  In addition, each stockholder may pledge up to 25% of its GHQ shares as collateral to secure cash borrowing from a third party financial institution so long as such financial institution agrees to be subject to these transfer restrictions.

The full text of the form of the registration rights agreement to be entered into at the closing of the acquisition is attached to this proxy statement as Annex D.

Pledge Agreements

At the closing of the acquisition, GHQ will enter into pledge agreements with each of the sellers of the stock of Baralonco and Syncom to secure their indemnification obligations under the transaction agreement.  Pursuant to the terms of the pledge agreements, the sellers of the stock of Baralonco and Syncom will pledge their shares of GHQ common stock that they receive at the closing of the acquisition to GHQ.  The seller of Baralonco will pledge 1.5 million shares of GHQ common stock for a period of two years following the closing of the acquisition, and the seller of Syncom will pledge 300,000 shares of GHQ common stock for a period of nine months following the closing of the acquisition.

The full text of the form of the pledge agreement to be entered into at the closing of the acquisition is attached to this proxy statement as Annex C.

Letter Agreement

At the closing of the acquisition, our founding stockholder has agreed to forfeit the following GHQ securities which it currently owns:  (1) 1,441,176 shares of our common stock purchased as part of the unit purchase on November 13, 2007; (2) 8,369,563 warrants purchased as part of the unit purchase on November 13, 2007; and (3) 2,000,000 warrants purchased in a private placement on February 21, 2008.

THE SPECIAL MEETING

General

This proxy statement is being furnished to our stockholders as part of our solicitation of proxies for use at the special meeting in connection with our proposed acquisition of Iridium Holdings.  This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

GHQ will hold the special meeting at 10:00 a.m., Eastern Standard Time, on        , 2009, at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, NY, to vote on the proposals described below and elsewhere in this proxy statement.

Purpose of the Special Meeting

At the special meeting, we are asking holders of GHQ’s common stock to:

•	approve the acquisition of Iridium Holdings pursuant to the transaction agreement and the transactions contemplated by the transaction agreement;

•	approve an amended and restated certificate of incorporation for GHQ, to be effective upon completion of the acquisition, to, among other things:

•	change our name to “Iridium Communications Inc.,”

•	permit our continued existence after February 14, 2010,

•	increase the number of authorized shares of common stock, and

•	eliminate the different classes of our board of directors;

•	approve the issuance of GHQ shares in the acquisition;

•	adopt a proposed stock incentive plan to be effective upon completion of the acquisition; and

•
adopt a proposal to authorize the adjournment of the special meeting to a later date or dates, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes in favor of any of our proposals.

Recommendation of the GHQ Board

The GHQ board of directors has unanimously determined that it is advisable and in the best interests of GHQ and its stockholders to approve the acquisition of Iridium Holdings pursuant to the transaction agreement and the other transactions contemplated by the acquisition agreement, and that the fair market value of Iridium Holdings is equal to at least 80% of the balance in GHQ’s trust account (excluding deferred underwriting discounts and commissions at the time of the acquisition).  In addition, our board of directors has unanimously approved and declared advisable and in the best interests of GHQ and its stockholders to approve or adopt our certificate proposal, share issuance proposal, stock incentive plan proposal and adjournment proposal.  Accordingly, the GHQ board of directors unanimously recommends that GHQ’s common stockholders:

•	vote “FOR” the acquisition proposal;

•	vote “FOR” the amended and restated certificate proposal;

•	vote “FOR” the share issuance proposal;

•	vote “FOR” the stock incentive plan proposal; and

•	vote “FOR” the adjournment proposal.

Record Date; Who Is Entitled to Vote

The record date for the special meeting is        , 2009.  Record holders of GHQ’s common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting.  On the record date, there were 48,500,000 outstanding shares of GHQ’s common stock, which includes 8,369,563 shares held by our founding stockholder.

Each share of GHQ’s common stock is entitled to one vote per share at the special meeting.  GHQ’s outstanding warrants do not have voting rights.

Quorum

Stockholders holding a majority of our outstanding common stock (whether or not held by public stockholders) at the close of business on the record date must be present, in person or by proxy, to constitute a quorum and a quorum is required to approve our proposals.

Voting Your Shares

Each share of GHQ’s common stock that you own in your name of the close of business on the record date entitles you to one vote.  Your proxy card shows the number of shares of GHQ’s common stock that you own.  There are two ways to vote your shares of GHQ’s common stock at the special meeting:

•
You can vote by signing and returning the enclosed proxy card.  If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card.  If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by GHQ’s board of directors “FOR” the approval of the acquisition proposal, the certificate proposal, the share issuance proposal, the stock incentive plan proposal and the adjournment proposal.  If you hold your shares through a bank or broker you may also be able to vote via telephone or Internet.  Please follow the instructions on the proxy card sent by your bank or broker for directions.

•
You can attend the special meeting and vote in person.  We will give you a ballot when you arrive.  However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee.  That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.  Please contact your bank, broker or other nominee for assistance in attending the special meeting.

IF YOU DO NOT VOTE YOUR GHQ SHARES IN ANY OF THE WAYS DESCRIBED ABOVE, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ACQUISITION PROPOSAL BUT YOU WILL NOT HAVE THE RIGHT TO EXERCISE YOUR CONVERSION RIGHTS TO RECEIVE A PRO RATA PORTION OF THE CASH VALUE OF YOUR SHARES IN THE TRUST ACCOUNT OF GHQ.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of GHQ’s common stock, you may call MacKenzie Partners, Inc. our proxy solicitor, toll free at (800) 322-2885 or collect at (212) 929-5500 or via email: proxy@mackenziepartners.com.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the acquisition proposal, the certificate proposal, the share issuance proposal, the stock incentive plan proposal, and the adjournment proposal and any other matters that may be properly brought before the special meeting or at any adjournments or postponements thereof.

Under GHQ’s bylaws, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	If you have voted via telephone or Internet you may recast your vote using either method by following the instruction on the proxy card sent by your bank or broker;

•	You may notify GHQ in writing before the special meeting that you have revoked your proxy; or

•	You may attend the special meeting, revoke your proxy and vote in person.

Vote Required of GHQ’s Stockholders

•
Acquisition proposal.  The affirmative vote of holders of a majority of the IPO shares voted at the special meeting represented in person or by proxy is required to approve the acquisition proposal.  However, the acquisition proposal will not be approved if the holders of 30% or more of the IPO shares vote against the acquisition proposal and properly exercise their rights to convert such IPO shares into cash.

•
Certificate proposal.  The affirmative vote of holders of a majority of our outstanding shares of our common stock is required to approve the certificate proposal, and approval is conditioned upon approval of the acquisition proposal.

•
Share issuance proposal.  The affirmative vote of holders of a majority of our outstanding shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon is required to approve the share issuance proposal, and approval is conditioned upon approval of the acquisition proposal.

•
Stock incentive plan proposal.  The affirmative vote of the holders of a majority of our outstanding shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon is required to approve the stock incentive plan proposal, and approval is conditioned upon approval of the acquisition proposal.

•
Adjournment proposal.  The affirmative vote of the holders of a majority of our outstanding shares of our common stock represented in person or by proxy at the special meeting is required to approve the adjournment proposal.

Because the approval of the acquisition proposal is a condition to the approval of the other proposals (other than the adjournment proposal), if the acquisition proposal is not approved, the other approvals will not take effect (other than the adjournment proposal).

Abstentions and Broker Non-Votes

An abstention is not an affirmative vote in favor of any proposal but adds to the number of shares present in person or by proxy and counted for purposes of determining the presence of a quorum.  If you abstain from voting, it will have the same effect as a vote against the certificate proposal, the share issuance proposal, the stock incentive plan proposal and the adjournment proposal.

A failure to vote by not returning a signed proxy card, voting by telephone or Internet or not voting in person at the special meeting will have no impact upon the acquisition proposal, the share issuance proposal, the stock incentive plan proposal or the adjournment proposal.  Because the certificate proposal requires the affirmative vote of a majority of the outstanding shares, a failure to vote will have the effect of a vote against the certificate proposal.

If you hold shares of our common stock in “street name” through a broker or other nominee, your broker or nominee will not vote your shares on the acquisition proposal, the certificate proposal and the stock incentive plan proposal unless you provide instructions on how to vote.  You should instruct your broker or nominee how to vote your shares by following the directions your broker or nominee will provide to you.  If you do not provide instructions to your broker or nominee, your broker will not vote your shares on the acquisition proposal, the certificate proposal and the stock incentive plan proposal.  If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.”  Broker non-votes are counted for purposes of determining the presence of a quorum but are not treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker.  Because the certificate proposal requires an affirmative vote of a majority of the outstanding shares, a broker non-vote will have the same effect as a vote against the proposal.  Broker non-votes will have the same effect as a vote against the share issuance proposal and the adjournment proposal, but will have no effect on the acquisition proposal and the stock incentive plan proposal.

Conversion Rights

Each holder of IPO shares has a right to convert the IPO shares into a pro rata portion of our trust account (before payment of deferred underwriting discounts and commissions and including interest earned on their pro rata portion of the trust account, net of income taxes payable on such interest, net of franchise taxes and net of interest income of up to $5.0 million, subject to adjustment, on the trust account balance previously released to us to fund our working capital requirements), payable in cash, if such holder votes against the acquisition proposal, such holder follows the specific procedures for conversion set out in this section and the acquisition is completed.  Such IPO shares would then be converted into cash at the per share conversion price on the completion date of the acquisition.  It is anticipated that the funds to be distributed to holders who properly elect to convert their IPO shares will be distributed promptly after completion of the acquisition.

Voting against the acquisition proposal alone will not result in the conversion of IPO shares into a pro rata portion of the trust account; to convert their IPO shares, a holder of IPO shares must properly exercise the conversion rights as described below by following the specific procedures for conversion set forth below.

In connection with a vote on our acquisition proposal, the holders of IPO shares may elect to vote a portion of their shares for and a portion of their IPO shares against the acquisition proposal.  If the acquisition proposal is approved and completed, the holders of IPO shares who vote against the acquisition proposal and properly elect to convert a portion of the IPO shares will receive the conversion price with respect to those shares and may retain any other shares they own.

Notwithstanding the foregoing, a stockholder, together with any affiliate of his, her or it or any person with whom he, she or it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding, disposing, or voting of GHQ’s securities, will be restricted from seeking conversion rights with respect to more than 10% of the IPO shares.

We will not complete the acquisition and will not convert any IPO shares into cash if stockholders owning 30%  or more of the IPO shares both vote against the acquisition proposal and properly exercise their conversion rights.

Holders of IPO shares who convert their IPO shares into cash would still have the right to exercise any warrants that they continue to hold.

The actual per-share conversion price will be equal to the quotient determined by dividing (i) the amount then on deposit in our trust account (before payment of deferred underwriting discounts and commissions and including accrued interest net of income taxes on such interest and net of franchise taxes, after distribution of interest income on the trust account balance to us as described above) calculated as of two business days prior to the completion of the acquisition (ii) by the total number of IPO shares.  As of September 30, 2008, the per-share conversion price would have been approximately $10.02, without taking into account any interest or expenses accrued after such date.

By exercising these conversion rights, a holder of IPO shares will be exchanging the IPO shares for cash and will no longer own the IPO shares.

Prior to exercising conversion rights, holders of IPO shares should verify the market price of our shares because such holder may receive higher proceeds from the sale of the IPO shares in the public market than from exercising conversion rights if the market price per IPO share is higher than the conversion price.

To exercise conversion rights, a holder of IPO shares, whether being a record holder or holding the IPO shares in “street name,” must tender the IPO shares to our transfer agent and deliver written instructions to our transfer agent:  (1) stating that such holder wishes to convert the IPO shares into a pro rata share of the trust account and (2) confirming that such holder has held the IPO shares since the record date and will continue to hold them through the special meeting and the completion of the acquisition.

To tender IPO shares to our transfer agent, the holder must deliver the IPO shares either (1) at any time before the start of the special meeting (or any adjournment or postponement thereof), electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system or, (2) at any time before the day of the special meeting (or any adjournment or postponement thereof), physically by delivering a share certificate.  Any holder who holds IPO shares in street name will have to coordinate with his or her broker to arrange for the IPO shares to be delivered electronically or physically.  Any holder who desires to physically tender to our transfer agent IPO shares that are held in street name must instruct the account executive at his or her bank or broker to withdraw the IPO shares from such holder’s account and request that a physical certificate be issued in such holder’s name.  Our transfer agent will be available to assist with this process.

If holder does not deliver written instructions and tenders his or her IPO shares (either electronically or physically) to our transfer agent in accordance with the above procedures, those IPO shares will not be converted into cash.

Any request for conversion, once made, may be withdrawn or revoked at any time before the start (in case of electronic tendering) or at any time before the day (in case of physical tendering) of our special meeting (or any adjournment or postponement thereof), in which case the IPO shares will be returned (electronically or physically) to such holder.  Holders of IPO shares who have exercised conversion rights may not thereafter withdraw or revoke their decision to convert their IPO shares into a pro rata portion of the trust account.

If any holder tenders IPO shares (electronically or physically) and the acquisition is not completed, the IPO shares will not be converted into cash and they will be returned (electronically or physically) to such holder.

Solicitation Costs

GHQ is soliciting proxies on behalf of GHQ’s board of directors.  This solicitation is being made by mail, but also may be made by telephone, email or in person.  GHQ and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means.  These persons will not be paid for doing this.  GHQ has hired MacKenzie Partners, Inc. to assist in the proxy solicitation process.  GHQ will pay all fees and expenses related to the retention of this proxy solicitation firm and anticipates that such fees and expenses will be approximately $15,000.

GHQ will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.  GHQ will reimburse them for their reasonable expenses.

Stock Ownership of Directors and Executive Officers

At the close of business on the record date, executive officers and directors of GHQ and their affiliates owned and were entitled to vote 545,437 shares of GHQ common stock, or approximately 1.1% of the aggregate voting power of GHQ’s common stock entitled to vote at the special meeting.  In connection with the vote on the acquisition proposal, our founding stockholder, officers and directors, to the extent they own GHQ common stock, have agreed to vote their shares in accordance with the majority of common stock voted by the public stockholders.  Our founding stockholder, officers and directors, to the extent they own GHQ common stock, have informed GHQ that it and they intend to vote all of its and their shares “FOR” the other proposals.

Other Business; Adjournments

We are not currently aware of any other business to be acted upon at the special meeting.  If, however, any other matters are properly brought before the special meeting, or any adjourned meeting, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment, including to adjourn the meeting.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies.  Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether a quorum exists, without further notice other than by an announcement at the meeting.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more GHQ’s stockholders reside if they appear to be members of the same family.  Each GHQ stockholder will continue to receive a separate proxy card.  The procedure, referred to as householding, reduces the volume of duplicate information GHQ’s stockholders receive and reduces mailing and printing expenses for GHQ.  Brokers with accountholders who are GHQ stockholders may be householding GHQ’s proxy materials.  As indicated in the notice previously provided by these brokers to GHQ’s stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected GHQ stockholder.  Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a proxy statement, please notify your broker.  GHQ stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

INFORMATION ABOUT GHQ

The following section provides summarized information about GHQ as it is at the time of this proxy statement.  For a description of GHQ’s securities as they would be after the completion of the acquisition of Iridium Holdings, see “Description of GHQ’s Securities Following the Acquisition.”

Business

General

We are a blank check company formed on November 2, 2007 for the purpose of effecting an acquisition, through a merger capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or assets, which we refer to as our initial business combination.  The registration statement for our IPO was declared effective February 14, 2008.

We completed the IPO on February 21, 2008 of 40,000,000 GHQ units and recorded gross proceeds of approximately $408.0 million consisting of $400 million from the public offering and $8.0 million from the sale of private placement warrants to our founding stockholder.  Upon the closing of the IPO, GHQ paid $6.9 million of underwriting fees and placed $400 million of the total proceeds into the trust account.  The remaining approximately $1.1 million were used to pay offering costs.  Each GHQ unit consists of one share of common stock, $0.001 par value per share, and one warrant to purchase one share of our common stock at an initial exercise price of $7.00 per share, subject to adjustment.  The GHQ units were sold at an offering price of $10.00 per GHQ unit.

GHQ is not presently engaged in, and will not engage in, any substantive commercial business until the completion of its initial business combination.  GHQ intends to utilize the funds held in its trust account and GHQ Common Stock in effecting the acquisition of Iridium Holdings.

Offering Proceeds Held in Trust

A total of approximately $400.0 million, including $375.6 million of the net proceeds from the IPO, $8.0 million from the sale of warrants to our founding stockholder and $16.4 million of deferred underwriting discounts and commissions, was placed in a trust account at Wachovia Securities, LLC, with American Stock Transfer & Trust Company serving as trustee.  The proceeds held in trust will not be released from the trust account until the earlier of the completion of an initial business combination or the liquidation of GHQ.  Based on our certificate of incorporation up to a total of $5.0 million of interest income, subject to adjustment, may be released to GHQ to fund GHQ’s working capital requirements, subject to availability.  If the acquisition with Iridium Holdings is completed, the trust account will be released to GHQ, less amounts to be paid to stockholders of GHQ who do not approve the acquisition with Iridium Holdings and properly elect to convert their shares of common stock into their pro rata share of the trust account.  As of September 30, 2008, the balance in the trust account was approximately $402.3 million.

Fair Market Value of Target Business

The initial target business that GHQ acquires must have a fair market value equal to at least 80% of the balance of the trust account (excluding deferred underwriting discounts and commissions incurred during our IPO) at the time of such acquisition.

The fair market value of Iridium Holdings’ business was determined by GHQ’s board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value.  While it was not required to do so, GHQ obtained an opinion dated September 22, 2008 from Duff & Phelps, an unaffiliated and independent investment banking firm, regarding whether Iridium Holdings had a fair market value equal to at least 80% of the balance in GHQ’s trust account (excluding deferred underwriting discounts and commissions).  The full text of Duff & Phelps’s opinion dated September 22, 2008 is attached to this proxy statement as Annex F.  See also “Summary of the Duff & Phelps Opinion.”

Stockholder Approval of Initial Business Combination

The affirmative vote of stockholders owning a majority of the IPO shares voting in person or by proxy at the special meeting is required to approve our initial business combination.  However, our initial business combination will not be approved if the holders of 30% or more of the IPO shares vote against our initial business combination and properly exercise their rights to covert such IPO shares into cash.  In connection with this vote, our founding stockholder, officers and directors, to the extent they own GHQ common stock, have agreed to vote their shares in accordance with the majority of the shares of common stock voted by the public stockholders.  Our founding stockholder, officers and directors, to the extent they own GHQ common stock, have also informed us that they intend to vote all their shares “FOR” the other proposals.

Conversion Rights

In connection with the proposed acquisition, each holder of IPO shares has the right to have their IPO shares converted into a pro rata portion of our trust account, payable in cash, if such holder votes against the acquisition proposal, such holder properly exercises the conversion rights and the acquisition is completed.  The actual per-share conversion price will be equal to the quotient determined by dividing (i) the amount then on deposit in our trust account (before payment of deferred underwriting discounts and commissions and including accrued interest net of income taxes on such interest and net of franchise taxes, after distribution of interest income on the trust account balance to us as described above), calculated as of two business days prior to the completion of the acquisition, (ii) by the total number of IPO shares.  As of September 30, 2008, the per-share conversion price would have been approximately $10.02, without taking into account any interest or expenses accrued after such date.  See “The Special Meeting—Conversion Rights.”

Liquidation if No Business Combination

Our certificate provides that we will continue in existence only until February 14, 2010.  If our certificate proposal is approved and we complete the proposed acquisition of Iridium Holdings, we will amend this provision in order to permit for our continued existence.  If we do not complete an initial business combination by February 14, 2010, our corporate existence will cease except for the purpose of winding up our affairs and liquidating pursuant to Section 278 of Delaware law.  Because of this provision in our certificate, no resolution by our board of directors and no vote by our stockholders to approve our dissolution would be required for us to dissolve and liquidate.

Property

We do not own any real estate or other physical properties materially important to our operation.  Our executive offices are currently located at 300 Park Avenue, 23rd Floor, New York, New York 10022.  The cost for this space is included in the $10,000 per-month fee that our founding stockholder charges us for general and administrative services.  We believe, based on rents and fees for similar services in the New York City area that the fee charged by our founding stockholder is at least as favorable as we could have obtained from an unaffiliated person.  We consider our current office space adequate for our current operations.

Employees

Scott L. Bok, Robert H. Niehaus, Harold J. Rodriguez, Jr. and Jodi B. Ganz are the four officers of GHQ, and GHQ has no direct employees.

Legal Proceedings

There is no litigation currently pending against GHQ or any of its executive officers or directors in their capacity as such.

GHQ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a blank check company formed on November 2, 2007 for the purpose of effecting an acquisition, through a merger capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or assets, which we refer to as our initial business combination.  The registration statement for our IPO was declared effective February 14, 2008.

We have neither engaged in any operations nor generated any revenues from operations to date.  Our entire activity since inception has been to prepare for and consummate our IPO and thereafter to identify and investigate potential targets for a business combination.  We will not generate any operating revenues until completion of a business combination.  We will generate, and have generated, non-operating income in the form of interest and dividend income on cash and cash equivalents.

Net income for the period from November 2, 2007 (date of inception) to September 30, 2008 was approximately $2.5 million, which consisted of approximately $4.9 million of interest income primarily from the trust account offset by approximately $0.3 million of formation, general and operating costs and approximately $2.1 million of provision for income taxes.  Net income for the nine months ended September 30, 2008 was approximately $2.5 million, which consisted of approximately $4.9 million of interest income primarily from the trust account offset by approximately $0.3 million of formation, general and operating costs and $2.1 million of provision for income taxes.

Following the closing of the acquisition, GHQ will record a compensation charge in the amount $1.3 million and a capital contribution related to the transfer at cost of founding stockholder’s units to certain of GHQ’s directors.

Liquidity and Capital Resources

Following our IPO, a total of approximately $400.0 million, including $375.6 million of the net proceeds from the IPO, $8.0 million from the sale of warrants to our founding stockholder and $16.4 million of deferred underwriting discounts and commissions, was placed in a trust account.  If the acquisition is completed, we anticipate that most of the proceeds held in the trust account will be used to acquire the Iridium Holdings units from the Sellers, purchase our common stock pursuant to our tender offer, to pay transaction expenses and to fund capital expenditures for the development and expansion of our operations.  In addition, all or a portion of Iridium Holdings’ debt will be prepaid.

Upon the closing of our IPO, we had $1.1 million in funds available to us outside of the trust account. That amount, together with (i) interest income of up to $5.0 million on the balance of the trust account that may be released to us for working capital requirements and (ii) additional amounts that may be released to fund our tax liabilities, will be sufficient to allow us to operate through February 14, 2010, assuming that our initial business combination is not consummated during that time. Over this time period, we anticipate making the following expenditures:

•	approximately $240,000 of expenses in fees relating to our office space and certain general and administrative services;

•
approximately $4.8 million for general working capital that will be used for miscellaneous expenses including expenses for a proposed initial business combination), such as legal, accounting and other expenses, including due diligence expenses and reimbursement of out-of-pocket expenses incurred in connection with the investigation, structuring and negotiation of our initial business combination, director and officer liability insurance premiums and reserves and expenses of our initial public offering to the extent they exceeded the estimates, legal and accounting fees relating to SEC reporting obligations, brokers’ retainer fees, consulting fees and finder’s fees; and

•	approximately 45% of our net income before tax to fund federal, state and local income taxes.

On September 30, 2008, approximately $402.3 million was held in trust, of which GHQ had the right to withdraw $2.3 million to fund working capital needs relating to the proposed business combination and the payment of income taxes. Since the IPO, GHQ has withdrawn approximately $3.8 million in total from the trust account; approximately $2.0 million for working capital purposes and approximately $1.8 million for the payment of federal, state and local income taxes.

GHQ has remaining authority to withdraw approximately $3.0 million of total earnings from the trust account for working capital purposes and to consummate the purchase of our initial business. GHQ is entitled to make additional withdrawals from earnings to the extent necessary, for the payment of federal, state and local income taxes.

We do not believe we will need additional financing following our IPO to meet the expenditures required for operating our business before our initial business combination. However, we will rely on interest earned on the trust account to fund such expenditures and, to the extent that the interest earned is below our expectation, we may have insufficient funds available to operate our business before our initial business combination.

Critical Accounting Policies

We have identified the following as our critical accounting policies:

Cash and Cash Equivalents — We consider all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk — We maintain our cash and cash equivalents with a financial institution with high credit ratings. At times, we may maintain deposits in federally insured financial institutions in excess of federally insured (FDIC) limits. However, management believes that the we are not exposed to significant credit risk due to the financial position of the depository institution in which those deposits are held.  We do  not believe the cash equivalents held in the trust account are subject to significant credit risk as the portfolio is invested in assets, which meet the applicable conditions of 2a-7 of the Investment Company Act of 1940.  We have not experienced any losses on the trust.

Fair Value of Financial Instruments — Cash and cash equivalents, investments held in the trust account and notes payable are carried at cost, which approximates fair value due to the short-term nature of these investments.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.  Actual results could differ materially from those estimates.

Earnings per Share — We calculate earnings per share (“EPS”) in accordance with FASB Statement No. 128, “Earnings per Share” (“SFAS 128”).  Basic and diluted EPS is calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the period.

Warrants issued by us in our IPO and private placement are contingently exercisable at the later of one year from the date of the offering and the consummation of a business combination, provided, in each case, there is an effective registration statement covering the shares issuable upon exercise of the warrants.  Hence, these are presented in the pro forma diluted EPS.

Pro forma diluted EPS includes the determinants of basic and diluted EPS plus to the extent dilutive, the incremental number of shares of common stock to settle outstanding common stock purchase warrants, as calculated using the treasury stock method.

Income Taxes — We comply with the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation N. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109

(“FIN 48”), which provides criteria for the recognition measurement, presentation and disclosure of uncertain tax position.  A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that  the position is sustainable based on its technical merits.  We filed our first income tax return on September 15, 2008.  Management does not plan on taking any uncertain tax positions when filing our company’s tax returns and consequently we have not recognized any liabilities under FIN 48.  We will recognize interest expense and penalties related to uncertain tax positions as an operating expense in our condensed statements of income.

Deferred income taxes are provided for the differences between bases of assets and liabilities for financial reporting and income tax purposes.  A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Recently Issued Accounting Pronouncements

Effective January 1, 2008, GHQ adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”), for assets and liabilities measured at fair value on a recurring basis.  SFAS 157 accomplished the following key objectives:

•	Defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date;

•	Establishes a three-level hierarchy (“valuation hierarchy”) for fair value measurements;

•	Requires consideration of GHQ’s creditworthiness when valuing liabilities; and

•	Expands disclosures about instruments measured at fair value.

The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  The three levels of the valuation hierarchy and the distribution of GHQ’s financial assets within it are as follows:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”).  SFAS 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities.  Entities electing the fair value option would be required to recognize changes in fair value in earnings.  Entities electing the fair value option would be required to distinguish, on the face of the balance sheet, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute.  SFAS 159 became effective beginning January 1, 2008.  GHQ elected not to measure any eligible items using the fair value option in accordance with SFAS No. 159 and therefore, SFAS No. 159 did not have an impact on GHQ’s condensed balance sheets, condensed statements of income and condensed statements of cash flows.

In December 2007, the FASB issued SFAS 141R.  SFAS 141R provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination.  SFAS 141R also expands required disclosures surrounding the nature of financial effects of business combinations.  SFAS 141R is effective, on a prospective basis, for companies for fiscal years beginning January 1, 2009.  GHQ is currently assessing the potential effect of SFAS 141R on its balance sheets, condensed statements of income and condensed statements of cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”).  SFAS 160 establishes requirements for ownership interests in subsidiaries held by parties other than GHQ (sometimes called “minority interests”) be clearly identified, presented, and disclosed in the condensed balance sheet within equity, but separate from the parent’s equity.  All changes in the parent’s ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in deconsolidated subsidiaries must be measured initially at fair value.  SFAS 160 is effective, on a prospective basis, for companies for fiscal years beginning January 2009.  However, presentation and disclosure requirements must be retrospectively applied to comparative financial statements.  GHQ is currently assessing the impact of SFAS 160 on its condensed balance sheets and condensed statements of income.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”).  FSP FAS 142-3 amends the factors that should be considered in developing a renewal or extension assumptions used for purposes of determining the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).  FSP FAS 142-3 is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R and other U.S. generally accepted accounting principles.  FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008.  Earlier application is not permitted.  GHQ will be assessing the potential effect of FSP FAS 142-3 if applicable, once we enter into a business combination.

In October, 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”) which provided additional interpretative guidance on the application of SFAS No. 157 in markets that are not active and provided an illustrative example to demonstrate how the fair value of a financial asset is determined when the market for the financial asset is inactive.  FSP FAS 157-3 was effective upon issuance, including for prior periods for which financial statements have not yet been issued.  The issuance of interpretative guidance on the application of SFAS No. 157 did not have a material impact on GHQ’s condensed financial statements.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financing arrangements and have not established any special purpose entities.  We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

INFORMATION ABOUT IRIDIUM HOLDINGS

Business

Overview

Iridium Holdings is a leading provider of mobile voice and data communications services via satellite, and the only provider in the world offering 100% global coverage.  Based on information provided by Raymond James, Iridium Holdings is the second largest provider of mobile satellite services and related equipment with an estimated 23% market share of the principal industry players in 2007, based on revenues.  Iridium Holdings’ mobile satellite services address the increasing demand from customers for connectivity and reliability at all times and in all locations.  Iridium Holdings offers voice and data communications services to U.S. and international government agencies, businesses and other customers on a global basis using 66 in-orbit constellation satellites, eight in-orbit spares and related ground infrastructure, including a primary commercial gateway.  The U.S. government, which owns and operates a dedicated gateway, is its largest customer, providing 22% of Iridium Holdings’ 2007 revenue.

Iridium Holdings sells the majority of its products and services on a wholesale basis via a well-established, global network of distribution partners, who provide Iridium Holdings’ product and service solutions directly to end-users, or indirectly through dealers.  Iridium Holdings’ distributors often combine its products with other technologies, such as GPS and terrestrial wireless technology, to provide integrated communications solutions for customers in defined market niches.  These distributors include dedicated satellite service providers such as Vizada Inc. and Stratos Global Corporation as well as some of the largest communications companies in the world, such as the Telstra Corporation in Australia, the SingTel Group in Singapore and the KDDI Corporation in Japan.  Iridium Holdings believes that its distribution network provides broad coverage over its target customer base as well as a platform for developing new applications and solutions for its products and services, supporting its growth.  At September 30, 2008, Iridium Holdings’ product and service solutions were used by approximately 309,450 subscribers, which represented a 37% increase since September 30, 2007.  Iridium Holdings’ subscriber base has grown consistently since it reintroduced commercial services in 2001, growing at a compound annual growth rate of 49% between September 30, 2001 and September 30, 2008.  Iridium Holdings has a diverse customer base, including end-users in the following five vertical markets: land-based handset, maritime, aviation, asset tracking and monitoring, or machine-to-machine, and government.

Iridium Holdings is currently in the process of designing and developing its second-generation satellite constellation, Iridium NEXT.  Iridium Holdings expects to enter into a definitive agreement with a prime contractor for the design, manufacture and deployment of Iridium NEXT during 2009.  Iridium Holdings believes its current constellation will provide a commercially acceptable quality of service through the transition period to Iridium NEXT.  Iridium Holdings believes that its second-generation satellites will improve its ability to support new applications and services, including higher-speed data rates.  Iridium Holdings expects these services to be available on a broad range of new customer devices that will be significantly smaller in size, lighter in weight and less expensive than existing mobile satellite services equipment.  Iridium Holdings believes this expanded service portfolio and advanced equipment offering will significantly expand the target market for its services.

Iridium Holdings recorded $260.9 million and $244.2 million in revenue and $43.8 million and $52.3 million in net income during the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively, compared to $212.4 million and $193.6 million in revenue and $31.8 million and $34.6 million in net income for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively.

Industry

Iridium Holdings competes in the mobile satellite services sector of the global communications industry.  Mobile satellite services operators provide voice and data services using a network of satellites and ground facilities.  Mobile satellite services are usually complementary to, and interconnected with, other forms of terrestrial communications services and infrastructure and are intended to respond to users’ desires for connectivity at all times and locations.  Customers typically use satellite voice and data communications in situations where existing terrestrial wireline and wireless communications networks are impaired or do not exist.  Further, many regions of the world benefit from satellite networks, such as rural and developing areas that lack adequate wireless or wireline networks, and ocean and Polar Regions  (defined as those regions at or above 70 degrees latitude) where few alternatives exist, and regions where the telecommunications infrastructure has been affected by political conflicts and natural disasters.

Worldwide, government organizations, military and intelligence agencies, natural disaster aid associations, event-driven response agencies and corporate security teams depend on mobile and fixed voice and data communications services on a regular basis.  Businesses with global operating scope require reliable communications services when operating in remote locations around the world.  Mobile satellite services users span the forestry, maritime, government, utilities, oil and gas, mining, leisure, emergency services, construction and transportation sectors, among others.  Many existing customers increasingly view satellite communications services as critical to their daily operations.

Iridium Holdings believes that the increasing penetration and continued growth of the terrestrial wireless industry provide a significant market opportunity for the mobile satellite services industry.  According to GSM Association & Europa Technologies, there were 2.8 billion global cellular subscribers served by 930 networks throughout the world as of January 2008.  Iridium Holdings believes that growth in the terrestrial wireless industry has increased awareness for the need for reliable, mobile voice and data communication services among customers.  In addition, despite significant penetration and competition, terrestrial wireless systems only serve a small fraction of the earth’s surface and are focused mainly in those areas where people live, excluding oceans and other remote regions where ships, airplanes and other remote assets are located.  By offering mobile communications services with ubiquitous global voice and data coverage, mobile satellite service providers address the increasing demand from governments, businesses and individuals for connectivity and reliability in locations not consistently served by wireline and wireless terrestrial networks.  In a 2008 report, Northern Sky Research estimated that mobile satellites services wholesale revenues are expected to grow at a compound annual growth rate of 13% in the five year period between 2007 and 2011.

The mobile satellite services industry also benefits from the continued development of innovative, lower cost technology and applications integrating mobile satellite products and services.  Growth in demand for mobile satellite voice services is driven in large part by the declining cost of these services, the diminishing size and lower costs of voice, data and machine-to-machine devices, as well as the rollout of new applications tailored to the specific needs of customers across a variety of markets.

Communications industry sectors include:

•
mobile satellite services, which provide customers with voice and data connectivity to mobile and fixed devices using ground facilities and networks of geostationary satellites (located approximately 22,300 miles above the earth’s surface), medium earth orbit satellites (located between approximately 6,400 and 10,000 miles above the earth’s surface), or low earth orbit satellites (located between approximately 300 and 1,000 miles above the earth’s surface), such as Iridium Holdings’ satellite constellation;

•	fixed satellite services, which use geostationary satellites to provide customers with broadband communications links between fixed points on the earth’s surface; and

•	terrestrial services, which use a terrestrial network to provide wireless or wireline connectivity and are complementary to satellite services.

Within the major satellite sectors, fixed satellite services and mobile satellite services operators differ significantly from each other with respect to size of antenna, types of services offered and quality of services.  Fixed satellite services providers, such as Intelsat Ltd., Eutelsat S.A. Communications and SES S.A. are characterized by large, often stationary or “fixed,” ground terminals that send and receive high-bandwidth signals to and from the satellite network for video and high speed data customers and international telephone markets.  On the other hand, mobile satellite services providers, such as Iridium Holdings, Inmarsat, Globalstar, and Orbcomm focus more on voice and data services, where mobility or small sized terminals are essential.

A low earth orbit system, such as the system Iridium Holdings currently operates, has lower transmission delays than a geosynchronous system such as that operated by Inmarsat due to the shorter distance signals have to travel, which enables the use of smaller antennas on devices.  Iridium Holdings believes the interlinked architecture of its constellation combined with the global footprint of its satellites provides it with a unique advantage over other low earth mobile satellite operators like Globalstar and Orbcomm, allowing Iridium Holdings to route voice and data transmissions to and from anywhere on the earth’s surface via a single gateway.  As a result, Iridium Holdings is the only mobile satellite services operator offering real-time, low latency services with 100% global coverage.  Furthermore, Iridium Holdings is the only mobile satellite services with full coverage of the Polar Regions, which represented approximately 10% of its traffic between 2005 and 2007.

Currently, Iridium Holdings’ principal mobile satellite services global competitors are Inmarsat, Globalstar and Orbcomm.  United Kingdom-based Inmarsat owns and operates a geostationary satellite network and U.S.-based Globalstar and Orbcomm own and operate low earth orbit satellite networks.  Iridium Holdings also competes with several regional mobile satellite services providers that operate geostationary satellites, such as Thuraya, principally in Europe, the Middle East, Africa, Australia and several countries in Asia; Mobile Satellite Ventures and Mobile Satellite Ventures Canada in the Americas; and Asia Cellular Satellites in Asia.  In addition, several regional mobile satellite services companies, including ICO, TerreStar and Mobile Satellite Ventures are attempting to exploit their spectrum positions into a U.S. consumer mobile satellite services business; however such operators currently offer limited or no services.

History

Iridium Holdings is the successor to Iridium LLC, a Delaware limited liability company formed in 1996 by Motorola and several other partners.  Motorola launched Iridium LLC with the mission of providing global mobile satellite services through a network of 66 low earth orbit satellites, which was completed and deployed for a cost of approximately $3.4 billion.  Motorola invested significantly in research and development, the acquisition of spectrum and global licenses and in market development efforts during the development of the constellation.  Beginning in 1997, after seven years of planning and development, Iridium LLC successfully launched its constellation, including active satellites and in-orbit spares.  In November 1998, Iridium LLC began offering commercial services principally focused on the retail consumer market, launching the first commercially available global satellite phone service.  On August 13, 1999, Iridium LLC filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.  Iridium LLC remained in possession of its assets and properties and continued to operate its businesses as a debtor-in-possession.

On December 7, 2000, Iridium Holdings LLC, its wholly owned subsidiary, Iridium Satellite, and Iridium Constellation, a wholly owned subsidiary of Iridium Satellite, were organized as limited liability companies under the laws of the State of Delaware.  On December 11, 2000, these entities acquired Iridium LLC’s operating assets, including the satellite constellation, certain portions of the terrestrial network, ground spare satellites and real property.  In addition, they also acquired from Motorola, either outright or by license, all of the intellectual property rights necessary to operate the system and produce related equipment and took assignment of applicable licenses from the FCC.  In connection with the acquisition of these assets, Iridium Holdings entered into a transition services, products and asset agreement with Motorola and an operations and maintenance agreement with Boeing relating to the operations of its constellation.  Iridium Holdings was also awarded its first services contract with the DoD.  In March 2001, Iridium Holdings reintroduced commercial satellite services through its subsidiary, Iridium Satellite.  In 2002, Iridium Holdings launched into orbit an additional seven spare satellites.

Distribution Channels

Iridium Holdings sells its products and services to its commercial customers exclusively through a wholesale distribution network of approximately 70 service providers, 100 value-added resellers and 45 value-added manufacturers.  These distributors sell Iridium Holdings’ products and services to the end-user, either directly or indirectly through service providers, value-added resellers or dealers.  Iridium Holdings’ distributors often integrate its products and services with other complementary hardware and software and have developed over 200 unique solutions targeting its main vertical markets.  Iridium Holdings also sell its services directly to U.S. government customers, including the DoD, pursuant to fixed-fee arrangements.  The U.S. government and international government agencies purchase additional services as well as Iridium Holdings’ products and related applications through its network of distributors.

Iridium Holdings provides its distributors with certain support services, including assistance with coordinating end-user sales, strategic planning and training, as well as helping them respond to new opportunities for its products and services.  Iridium Holdings has representatives covering three regions around the world to better manage its distributor relationships: the Americas, which includes North, South and Central America; Asia Pacific, which includes Australia and Asia; and Europe, the Middle East and Africa.  Iridium Holdings also maintains various online management tools that allow it to communicate efficiently with its distributors.  Iridium Holdings similarly provides support services to its U.S. government customers.  By relying on its distributors to manage end-user sales, Iridium Holdings believes its model reduces certain risks and costs related to its business, such as consumer credit risk and sales and marketing costs, while providing it with a broad and expanding distribution network for its products and services with access to diverse and geographically dispersed niche markets.  Iridium Holdings is also able to rely on the specialized expertise of its distributors, who continue to develop innovative and improved solutions and applications integrating its product and service offerings, providing it with a unique platform to support its growth.

Commercial Markets

Iridium Holdings’ service providers and value-added resellers are the main distribution channel for its products and services.  Service providers and resellers purchase Iridium Holdings’ products and services and market them directly to their customers or indirectly through independent dealers.  They are each responsible for customer billing, end-user customer care, managing credit risk and maintaining all customer account information.  If Iridium Holdings’ service providers or value-added resellers provide Iridium Holdings’ services through dealers, these dealers will often provide such services directly to the end-user. Service providers typically purchase Iridium Holdings’ most basic products and services, such as mobile voice services and related satellite handsets, offering additional services such as email.  Unlike service providers, Iridium Holdings’ resellers provide a broader array of value-added services specifically targeted to the niche markets they serve, integrating Iridium Holdings’ handsets, transceivers, high-speed data devices and short burst data modems with other hardware and software to create packaged solutions for end-users.  Examples of these applications include cockpit voice and data solutions for use by the aviation sector and voice, data and tracking applications for industrial customers, the DoD and other U.S. and international government agencies.  Many of Iridium Holdings’ resellers specialize in niche vertical markets such as maritime, aviation, machine-to-machine and government markets where high-use customers with specialized needs are concentrated.  Iridium Holdings’ principal service providers include dedicated satellite service providers such as Vizada Inc. and Stratos Global Corporation, as well as some of the largest telecommunications companies in the world, such as Telstra Corporation, KDDI Corporation and the SingTel Group. Iridium Holdings’ principal resellers include ARINC Incorporated, Blue Sky Network, EADS N.V., General Dynamics Corporation, Honeywell International Inc., Inthinc Corp., NAL Research Corporation and Zunibal S.A.

Iridium Holdings also sells its products to value-added manufacturers, which integrate its transceivers and short burst data devices into their propriety hardware and software.  These manufacturers produce specialized equipment, including integrated ship communication systems and secure satellite handsets, such as handsets with National Security Agency Type I encryption capability, which they offer to end-users in maritime, government and machine-to-machine markets.  As with Iridium Holdings’ service providers and resellers, manufacturers sell their product solutions either directly or through other distributors, including some of Iridium Holdings’ service providers and resellers, for customer sales. These manufacturers sell services on the product solutions to endorsers only through other distributors.  Iridium Holdings’ principal manufacturers include AirCell Inc., ITT Corporation, General Dynamics Corporation and Thrane & Thrane A/S.

In addition to resellers and manufacturers, Iridium Holdings maintains relationships with approximately 20 value-added developers.  Iridium Holdings typically licenses these companies with technical information on its products, which they then use to develop new software and hardware that complements its products and services in line with the specifications of its resellers and manufacturers.  These products include airline tracking and flight management applications and crew email applications for the maritime industry.  Iridium Holdings believes that working with value-added developers allows Iridium Holdings to create new platforms for its products and services and increases its market opportunity while reducing its overall research and development expenses.  Iridium Holdings’ principal value-added developers include Active Web Solutions, Boeing, Global Marine Networks, Ontec Co. Ltd. and Tesacom.

Iridium Holdings maintains a stable pricing model for its commercial products and services with a consistent wholesale rate structure.  Under its distribution agreements, Iridium Holdings charges its distributors wholesale rates for commercial products and services, based on volume of data transmitted or duration of voice calls according to the types of services they distribute to end-users, subject to discount arrangements.  Iridium Holdings also charges fixed monthly access fees per subscriber for certain services.  Iridium Holdings’ distributors are in turn responsible for setting their own pricing to their customers.  Iridium Holdings’ agreements with distributors typically have terms of one year and are automatically renewable for additional one year terms, subject to termination rights.  This model results in attractive margins for airtime usage, monthly access fees and subscriber equipment sales.  Iridium Holdings believes this high margin model provides incentives for distributors to focus on selling its commercial product and service portfolio and developing additional applications.  An additional benefit of this model is simplicity.  Iridium Holdings’ distributors are assured of a global service with no coverage gaps, no complicated roaming agreements and a flat wholesale billing model. This efficient model lessens back office complexities and costs and allows distributors to remain focused on revenue generation.

Vizada Inc. and Stratos Global Corporation represented 11% and 11% of Iridium Holdings’ revenue for the year ended December 31, 2007, respectively, and 9% and 13% for the nine months ended September 30, 2008, respectively.  Stratos Global Corporation is currently in the process of being acquired by Inmarsat, one of Iridium Holdings’ most significant competitors.  No other distributor represented more than 10% of Iridium Holdings’ revenue for the year ended December 31, 2007 and the nine months ended September 30, 2008.

Government Markets

Iridium Holdings provides mission critical mobile satellite products and services with 100% global coverage on a high security network to all military branches of the DoD as well as other U.S. government customers.  Military forces deployed abroad contribute significantly and increasingly to the demand for mobile satellite product and service solutions.  These users require voice and two way data capability with high throughput, global coverage, low latency, significant mobility and security, and often have no alternate terrestrial communication capability, or, where they do, rely on mobile satellite services as an important backup system.  Iridium Holdings believes it is well positioned to take advantage of increased demand from such users.  Iridium Holdings is the only commercial mobile satellite services provider with 100% global coverage on a high security network.  Its satellite handsets are one of the few commercial handsets available on the market that are capable of Type I encryption accredited by the National Security Agency for “Top Secret” communications.  In addition, the DoD has made significant investments to build a dedicated secure gateway to Iridium Holdings’ network in Hawaii and Iridium Holdings estimates that the DoD has purchased approximately $100 million of its handsets and devices to be used on its system. These handsets and devices are only compatible with Iridium Holdings’ network.

Iridium Holdings provides airtime and airtime support to U.S. government customers pursuant to a one year agreement managed by the Defense Information Systems Agency (“DISA”), which administers the contract on behalf of certain U.S. government customers, including DoD users across all branches of the military, as well as other U.S. or international government agencies the U.S. government agrees to support. Iridium Holdings recently renewed its previous agreement with the U.S. government in April 2008.  The new agreement has a term of one year and is renewable for four additional one-year terms.  Under this agreement, Iridium Holdings provides U.S. government customers bulk access to its services through the DoD’s dedicated gateway and receives a fixed fee per voice and data user.  The U.S. government is not required to guarantee a minimal number of users pursuant to this agreement.  Services furnished under the agreement include unlimited voice, data, messaging and paging services.  Iridium Holdings does not sell its products and related applications directly to U.S. government customers under the existing agreement.  These products are sold to U.S. government customers through its network of distributors, which typically integrate them with other products and technologies.

Iridium Holdings also provides maintenance services to the DoD’s dedicated secure gateway in Hawaii pursuant to a separate agreement managed by DISA, which also became effective in April 2008.  As with the other DISA agreement, this agreement has a term of one year and is renewable for additional one-year terms over a five-year period.  The U.S. government may terminate its agreements with Iridium Holdings, in whole or in part, at any time.

U.S. government services accounted for approximately 22% and 20% of its total revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.  Iridium Holdings’ U.S.

government revenue includes only revenue derived from its two agreements with the DISA as well as other contract revenue related to research and development projects with the DoD. Such revenues do not include services to U.S. government agencies, including the DoD and the Federal Emergency Management Agency (“FEMA”), purchased through its distributors and offered through its commercial gateway.  They also do not include revenues from services to most non-U.S. government agencies worldwide, including defense agencies.  Iridium Holdings considers such services commercial services, as they are provided through its commercial gateway. Although Iridium Holdings cannot determine the amount of U.S. government revenues derived from its commercial gateway, it does not believe that such revenues are material.

Vertical Markets

The specialized needs of Iridium Holdings’ global customers span many markets.  Its system is able to offer its customers cost-effective communications solutions with 100% global coverage in areas underserved or unserved by existing telecommunications infrastructures.  Its mission critical communication solutions have become an integral part of the communications and business infrastructure of its end-users.  In many cases, its service is the only connectivity for these critical applications or is used to complement terrestrial applications to provide a full extension to their mobile communications solutions.

Iridium Holdings’ current principal markets include land-based handset, maritime, aviation, machine-to-machine and government.

Land-based Handset

Iridium Holdings is one of the leading global providers of mobile satellite communications services to the land-based handset sector, providing handset services to areas not served or inconsistently served by existing terrestrial communications networks. As of December 31, 2007, approximately 648,000 satellite handsets were in operation industry-wide according to a report by TMF Associates.  Mining, forestry, construction, oil and gas, utilities, heavy industry and transport companies as well as public safety and disaster relief agencies constitute the largest land-based handset end-users.  Iridium Holdings believes that increasing demand for mobile communications devices operating outside the coverage of terrestrial networks, combined with its small, lightweight, durable handsets with 100% global coverage, including its recently launched next generation handsets, will allow it to continue to capitalize on growth opportunities among such users.

Iridium Holdings’ land-based handset end-users utilize its satellite communications services for:

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Voice and data:  Multinational corporations in various sectors use its services for business telephony, email and data transfer services and to provide pay telephony services for employees in communities inadequately served by terrestrial networks.  Oil and gas and mining companies, for example, provide their personnel with its equipment solutions to survey new drilling and mining opportunities and for conducting routine operations in remote areas that are not served by cellular communications networks.  In addition, a number of recreational, scientific and other outdoor segments rely on its mobile satellite handsets and services for use when beyond terrestrial wireless coverage;

•	Mobile and remote office connectivity: A variety of enterprises use its services to access voice calls data, email, internet and corporate network connections;

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Public safety and disaster relief:  Relief agencies, such as FEMA, have built its products and services into their emergency response plans, particularly in the aftermath of Hurricanes Katrina, Rita, Wilma and Ike, the Asian tsunami and other natural disasters.  These agencies generate significant demand for both its voice and data products, especially during the late summer months in anticipation of the hurricane season in North America.  Government responses to natural disasters continue to increase demand for its products and services in this sector; and

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Public telephone infrastructure: Telecommunications providers use its services to satisfy regulatory mandates to provide communications services to rural populations currently not served by terrestrial infrastructure.  Telstra Corporation, for example, uses its services to comply with its obligations to provide communications services to customers in certain remote parts of Australia.

Maritime

The maritime market is one of Iridium Holdings’ most significant markets.  Currently, its principal competitor in this market is Inmarsat.  End-users of its services in the maritime sector include companies engaged in merchant shipping, passenger transport, fishing, energy and leisure. Merchant shipping accounts for a significant portion of its maritime revenues, as those ships spend the majority of their time at sea away from coastal areas and out of reach of terrestrial communication services.  Its products and services targeting the maritime market are high value with high average revenue per subscriber with multiple users utilizing a single device.  Once a system is installed on a vessel, it typically generates a long-term recurring revenue stream from the customer.

Iridium Holdings believes increased regulatory mandates and increased demand for higher-speed, low-cost data services will allow it to capitalize on significant growth opportunities in this growing market. Iridium Holdings expects the recent introduction of its new high-speed data service, Iridium OpenPort, which offers speeds of up to 128 kilobits per second (“kbps”) and up to three voice lines, will present a cost competitive, high speed communication alternative to end-users in the maritime market, which will allow it to compete with Inmarsat’s strong position in this sector.

Maritime end-users utilize Iridium Holdings’ satellite communications services for the following:

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Data and information applications: Ship crews and passengers use its services to send and receive email and data files as well as facsimiles, and to receive other information services such as electronic newspapers, weather reports, emergency bulletins and electronic charts.  Iridium Holdings believes the introduction of Iridium OpenPort will provide a particularly attractive alternative for shipping operators looking for cost savings as a result of building economic pressures as well as luxury yachts, tug boats and other fishing and cruising vessels for which traditional marine satellite systems have typically been too costly;

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Voice services for passengers and crew:  Maritime global voice services are used for both vessel operations and social communications for crew welfare.  Merchant shipping operators, such as Stolt-Nielsen S.A., increasingly use its services to provide phone cards and or payphones for crew use with preferential rates during off peak times during the day;

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Vessel management, procurement and asset tracking:  Shipping operators, such as Exmar Shipmanagement N.V., Lauritzen Fleet Management A/S and Zodiac Shipping Ltd., use its services to manage inventory on board ships and to transmit data, such as course, speed and fuel stock.  Iridium Holdings’ services can be integrated with a global positioning system to provide a position reporting capability.  Many fishing vessels are required by law to carry terminals using approved mobile satellite services for tracking purposes as well as to monitor catches and to ensure compliance with geographic fishing restrictions.  European Union regulations, for example, require EU-registered fishing vessels of over 15 meters, to carry terminals for the purpose of positional reporting of those vessels.  Furthermore, new security regulations in certain jurisdictions are expected to require tracking of merchant vessels in territorial waters which will drive further growth; and

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Safety applications: Ships in distress, including potential piracy, hijack or terrorist activity, rely on mobile satellite voice and data services.  The Ship Security and Alert Systems (“SSAS”) regulations were adopted by International Maritime Organization (“IMO”) to enhance maritime security in response to the increasing threat from terrorism and piracy.  After July 1, 2004, most deep-sea passenger and cargo ships must be fitted with a device that can send an alert message containing the ship’s ID and position whenever the ship is under threat or has been compromised.  Iridium Holdings and its partners are developing several solutions to meeting this requirement for merchant vessels.  The Global Maritime Distress and Safety System (“GMDSS”) is an application built to alert a maritime rescue coordination center of their situation and position, which then coordinates rescue efforts among ships in the area.  The IMO requires all cargo vessels over 300 gross tons and certain passenger vessels, irrespective of size, that travel in international waters to carry distress and safety terminals that use GMDSS applications.  Iridium Holdings’ products and services are currently not certified to be used in GMDSS applications.  However, Iridium Holdings is currently working on obtaining such certification and expect to offer such services once these are obtained.

Aviation

Iridium Holdings is one of the leading global providers of mobile satellite communications services to the aviation sector.  In the aviation sector, its satellite communications services are used principally by corporate jets, corporate and government helicopter fleets, specialized general aviation fleets, such as medevac companies and fire suppression and other specialized transport fleets, and high-end personal aircraft.  Increasingly, its services are being employed by airline operators for passenger and cockpit voice services and safety applications. Iridium voice and data devices from its manufacturers and developers have become factory options for a range of airframe manufacturers and fractional operators in business aviation and air transport, such as NetJets Inc., Gulfstream Aerospace Corporation, Bombardier Inc., Cessna Aircraft Company and Embraer, and have become standard equipment on some of their aircraft fleets.  Its devices are also installed in the aftermarket on a variety of aircraft.  As of September 30, 2008, Iridium Holdings estimates that approximately 18,000 active Iridium systems were installed on aircraft.

According to Euroconsult, there were approximately 338,000 commercial airplanes, business jets, helicopters and high-end general aviation aircraft in active use around the world as of December 31, 2006.  Based on internal studies and public documents, Iridium Holdings estimates that approximately 28,000 aircraft have installed mobile satellite systems as of September 30, 2008.  Iridium Holdings believes the low level of penetration in this market, combined with recent regulatory changes and the continued development of innovative, cost-effective applications by its distributors, will provide it with significant growth opportunities in the future.

Aviation end-users utilize its satellite communications services for:

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Aviation operational communications:  Aircraft crew and airline ground operations use its services for air-to-ground telephony and data communications.  This includes the automatic reporting of an aircraft’s position and “mission critical” condition data to the ground and controller-pilot data link communication for clearance and information services.  Iridium Holdings provides critical communications applications for airlines and air transport customers such as Continental Airlines, Cathay Pacific Airways and El Al Airlines. Many of these operators rely on Iridium Holdings’ services and applications because there is no other communications service available to them in areas such as the Polar Regions.  Iridium Holdings maintains relationships with ARINC Incorporated and SITA, two of the leading providers of voice and data network communications service and applications to the airline sector, which integrate its products and services into their offerings;

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Aviation passenger communications:  Commercial and private fleet aircraft passengers use its services for air-to-ground telephony, fax services and data communications. Operators are currently using Iridium Holdings’ services to allow passengers to email using their own Wi-Fi enabled mobile phones, including Blackberry devices or other similar smartphones, without causing interference to aircraft controls. Iridium Holdings believes its distributors’ small, lightweight cost-effective solutions offer an attractive alternative for airlines and operators, particularly small fleet operators;

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Rotary and general aviation applications:  Iridium Holdings is also a major supplier for rotary aviation applications to end-users including medevac, law enforcement, oil and gas, and corporate work fleets, among others. Companies such as Air Logistics, EagleMed and Air Evac Lifeteam rely on applications from its distributors for traditional voice communications, fleet monitoring and management and real time flight diagnostics; and

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Air traffic control communications (“safety applications”): In November 2007, the International Civil Aviation Organization (“ICAO”), approved standards and recommended practices allowing Iridium Holdings to provide Aeronautical Mobile Satellite (Route) Services to commercial aircraft on long-haul routes, many of which fly over the Polar Regions. The ICAO decision permits member states to approve Iridium Holdings’ equipment for communications on transoceanic flights, pending certification. The first certification trials are currently underway.  Upon receiving such certification, aircraft crew and air traffic controllers will be able to use its services for data and voice communication between the flight deck and ground based control facilities. Iridium Holdings is the only provider capable of offering such critical flight safety applications around the entire globe, including the Polar Regions.  Iridium Holdings believes this particular sector of the market will present it with significant growth prospects, as its services and applications will serve as a lower cost alternative to the current aging high frequency radio systems that are more expensive to operate.

Machine-to-Machine

Iridium Holdings is one of the leading providers of machine-to-machine services. According to Euroconsult, an estimated 19 million long-haul trucks, rail cars and industrial fixed and mobile assets, including personnel, capable of supporting machine-to-machine services were in operation as of December 31, 2006. Of these assets, only an estimated 700,000, or 4%, employed such services as of that date, according to the same report.  Although its machine-to-machine services and related devices have exhibited strong growth since their introduction, Iridium Holdings believe the significant under-penetration of this market presents considerable opportunities for future growth.  As with land-based handsets, Iridium Holdings’ largest machine-to-machine users include mining, forestry, construction, oil and gas, utilities, heavy industry and transport companies as well as public safety and disaster relief agencies.  Iridium Holdings believe the increasing demand for automated data collection processes from mobile and remote assets operating outside the coverage of terrestrial wireline and wireless networks as well as the continued push to integrate the operation of such assets into enterprise management and information technology systems will continue increasing demand for its machine-to-machine applications.

Machine-to-machine users utilize Iridium Holdings’ machine-to-machine services for:

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Transportation fleet management:  Iridium Holdings’ global coverage permits its products and services to be used to monitor the location of transport fleets, hours of service and engine telemetry data, as well as to conduct two-way communications with drivers around the entire world.  Long distance drivers need reliable communication with both dispatchers and their destinations to coordinate changing business needs, and its satellite network provides continuous communications coverage while they are in transit.  An Iridium-based solution developed by Inthinc Corp., for example, was selected by James Transportes Ltda in their service vehicles due to the high reliability of its products and full North American coverage, including Canada.  Iridium Holdings expects the push for more efficient, cost-effective and safer fleet operations as well as the imposition of regulatory mandates related to driver safety, such as drive time monitoring, will continue driving demand for its services in this area;

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Fixed-asset monitoring:  Multinational corporations, such as oil-field service companies like Schlumberger Limited and Conoco Phillips, use its services to run applications that allow remote monitoring and operation of equipment and facilities around the globe, such as oil pipelines and off-shore drilling platforms.  Historically high energy prices have recently increased exploration and production activities in increasingly remote areas beyond the range of terrestrial networks;

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Asset tracking:  Leveraging machine-to-machine applications developed by several of its distributors, companies use its services and related devices to track assets, including personnel, for logistics, theft-prevention and safety purposes.  Transportation companies, such as Horizon Lines, Inc., for example, employ machine-to-machine applications developed by Impeva Labs, Inc. to track containers while in transit. Premier GPS Inc. similarly develops applications that allow companies to monitor the safety of personnel operating in remote regions of Canada;

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Resource management: Iridium Holdings’ global coverage and data throughput capabilities support natural resource management applications such as fishing management systems.  Zunibal S.A., one of its resellers, has developed applications for the fishing industry to assist fishing fleets in pursuing more efficient fishing practices; and

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Scientific data monitoring:  The global coverage of its network supports many scientific data collection applications such as the National Oceanographic and Atmospheric Administration’s (“NOAA’s”) Argo float program.  This program relies on its machine-to-machine services to collect climate data from buoys located throughout the world’s oceans for monitoring and analysis.  Iridium Holdings believes the increased need for monitoring climate and environmental data associated with global climate change and its impact on the planet will increase demand for such services.

Government

Iridium Holdings is one of the leading global providers of mobile satellite communications services to the U.S. government, principally, the DoD.  It provides mission critical mobile satellite products and services to all branches of the U.S. armed forces.  In addition to voice products used by soldiers for primary and backup communication solutions, its products and related applications are installed on ground vehicles, unmanned aerial vehicles, aircraft and helicopters, embedded in unattended sensors and used for command and control and situational awareness.  Global security concerns, such as the current conflicts in Afghanistan and Iraq, continue to increase demand for its products and services in this sector.

Services and Products

Iridium Holdings’ principal services are mobile satellite services, including mobile voice and data services and machine-to-machine services.  Sales of its commercial services collectively accounted for approximately 38.8% and 39.9% of its total revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.  Iridium Holdings also sells related voice and data equipment to its customers, which accounted for approximately 39.0% and 40.1% of its total revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.  In addition, it offers services to U.S. government customers, including the DoD.  These services accounted for approximately 22.2% and 20.0% of its total revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.

Iridium Holdings’ Commercial Services

Post-paid Mobile Voice and Data Satellite Communications Services

Iridium Holdings sells its mobile voice and data services to service providers and resellers who in turn offer such services to end-users, either directly or indirectly through dealers, through various packaged solutions such as monthly plans with differing price levels that vary depending upon expected usage.  In exchange for these services, Iridium Holdings typically charges service providers and resellers a monthly access fee per subscriber as well as usage fees for airtime minutes used by their respective subscribers.  A small number of its post-paid customers purchase monthly blocks of airtime minutes which must be used in a given month or are forfeited.

Prepaid Mobile Voice Satellite Communications Services

Iridium Holdings also offers mobile voice services to service providers and resellers through prepaid plans.  Service providers and resellers pay Iridium Holdings in advance for blocks of airtime minutes with expiration periods in various configurations, typically one year.  Unused minutes are forfeited at the applicable expiration date. These services are then typically sold to subscribers in the form of prepaid scratch cards and e-vouchers that enable subscribers to use Iridium Holdings’ services on a per minute basis.  Iridium Holdings believes service providers and resellers are drawn to these services as they enable greater cost control, since they eliminate the need for monthly billings and reduce collection costs, and can be sold in cash economies where credit is not readily available.  Iridium Holdings’ distributors often offer its prepaid mobile voice services through fixed devices to subscribers in rural villages, at remote industrial, commercial and residential sites and on ships at sea, among other places.  Fixed voice satellite communications services are in many cases an attractive alternative to handheld mobile satellite communications services in situations where multiple users will access the service within a defined geographic area and terrestrial wireline or wireless service is not available.  Fixed phones, for example, can be configured as pay phones (installed at a central location, for example, in a rural village or maritime vessel) that accept prepaid scratch cards and e-vouchers.

High-Speed Data Services

Iridium Holdings recently introduced its new high-speed data maritime service, Iridium OpenPort, which offers maritime end-users speeds of up to 128 kbps and up to three voice lines which can be used simultaneously without interference.  Data rates on this service can easily be adjusted up or down at any time without making hardware or software changes, giving subscribers options that allow them to balance needs for data transmission speeds against cost considerations on a real-time basis. In conjunction with its distributors, Iridium Holdings intends to develop additional services that will permit service provider and resellers to offer complete integrated solutions for ship-to-

shore crew calling, email and IP-based data communications. Iridium Holdings believes Iridium OpenPort, its first high-speed data service in the maritime market, offers a competitive alternative to other marine satellite services that offer fewer features at higher costs, allowing it to grow its share of this sector.  For its Iridium OpenPort service, Iridium Holdings typically charges service providers and resellers a monthly access fee per subscriber as well as usage fees for airtime minutes used by the respective subscribers above their monthly quotas.

Machine-to-Machine Services

Introduced in 2003, Iridium Holdings’ machine-to-machine services are designed to address the market need for a small and cost-effective solution for sending and receiving data (such as location) from fixed and mobile assets in remote locations to a central monitoring station.  This service operates through a two-way burst data transmission between its network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.  The small size of the units makes them attractive for use in applications such as tracking asset shipments, monitoring unattended remote assets, including oil and gas assets, vehicle tracking and mobile security.  Iridium Holdings sells its machine-to-machine services to its distributors who in turn offer such services to end-users such as various U.S. and international governmental agencies, including NOAA, as well as commercial and other entities such as Schlumberger Limited, Continental Airlines and Conoco Phillips.  As with its mobile voice and data offerings, Iridium Holdings typically charges service providers and resellers a monthly access fee per subscriber as well as usage fees for airtime minutes used by their respective subscribers.

Other Services

In addition to access and usage fees, Iridium Holdings generates revenue from several ancillary services related to its core service offerings such as inbound connections from the public switched telephone networks (“PSTN”), short message services (“SMS”), subscriber identity module (“SIM”) activation, customer reactivation, roaming and other peripheral services.  Iridium Holdings also provides certain research and development services to assist customers in developing new technologies compatible with its system which it may leverage for use in commercial service and product offerings in the future.  Iridium Holdings charges its distributors certain fees for these services.

In the future, Iridium Holdings expects to provide secondary payload services to customers before and during the life of its next-generation constellation, Iridium NEXT, which will replace its current satellite constellation.  Currently, Iridium Holdings is providing research and development services to potential secondary payload customers.

Iridium Holdings’ Products

Iridium Holdings offers a broad array of voice and data equipment products for customers that work on all points of the globe.  Iridium Holdings’ devices must be outside, within direct view of satellites, to be able to properly access its network.

Satellite Handsets

Iridium Holdings’ principal product offering has been its Iridium 9505A satellite handset phone, which is similar in functionality to an ordinary cellular phone but with the solid, durable feel that many satellite phone users demand.  This phone weighs 13.2 ounces and is capable of up to three hours of talk time without being recharged.  The Iridium 9505A provides voice, SMS and data connectivity.  Iridium believes its reputation for industrial strength products is critical for customers, many of whom are located in the most inhospitable spots on the planet and require tough and reliable communications equipment.

In October 2008, Iridium Holdings launched its next generation satellite handset, the Iridium 9555. This new model introduces several new features, including a larger, brighter screen, improved SMS and email capabilities, integrated antenna and speakerphone and is smaller, lighter (weighing 9.4 ounces) and more user friendly than the Iridium 9505A model. The Iridium 9555 also offers up to four hours of talk time.  The new model maintains the industrial feel of its predecessors, with a rugged housing to protect its sophisticated satellite transceiver.  Iridium believes the Iridium 9555 satellite handset is a significant improvement over its earlier-generation equipment and that its advantages will drive increased adoption from prospective users.

Voice and Data Modems

Iridium Holdings also offers a combined voice transceiver and data modem which its distributors integrate into a variety of communications solutions that are deployed in different applications around the world.  Iridium Holdings’ Iridium 9522A L-Band transceiver is effectively the core of its Iridium 9505A satellite handset without a key pad, display, earpiece and microphone.  Iridium Holdings’ principal customers for its Iridium 9522A L-Band transceivers are value-added manufacturers who integrate it into specialized devices that access its network.  These specialized products are often the highest generators of traffic on Iridium Holdings’ network.  On-board crew calling terminals built around the Iridium 9522A, which are used as payphones on maritime vessels, for example, have ten to 20 times the average usage of a handheld phone, in part because they are shared across a large group of users.  The Iridium 9522A has also been integrated into mobile data applications providing email services on maritime vessels.

In November 2008, Iridium Holdings launched its next generation transceiver, its Iridium 9522B L-Band transceiver.  This new model is smaller and less expensive than its previous Iridium 9522A model, which allows its customers to integrate it into smaller devices while improving its margins as well as the margins of its distributors.  The Iridium 9522B is functionally equivalent to the Iridium 9522A, which will allow Iridium Holdings’ distributors to easily integrate it into existing applications.

High-Speed Data Devices

In October 2008, Iridium Holdings began shipping its Iridium OpenPort high-speed data terminal to its customers.  This device provides dynamic allocation of three independent telephone lines and a high-speed data port configurable from 9.6 to 128 kbps. All voice and data capabilities can be used at the same time. The terminal relies on a relatively compact omni-directional antenna array about the size of a typical small-boat radar dome and contains no moving parts, which greatly reduces cabling, maintenance and repair costs. Iridium Holdings’ principal customers for Iridium OpenPort are its value-added resellers who integrate the device with their own hardware and software products to provide a suite of customer-focused voice and IP-based data packages for ship business, crew calling and email.  Iridium Holdings believes the low cost of its OpenPort terminal, combined with its high bandwidth and flexible configuration options, will allow it to grow its share of the existing maritime market while opening up new market sectors, such as luxury yachts, tug boats and other fishing and cruising vessels for which traditional marine satellite systems have typically been too costly.

Machine-to-Machine Data Devices

In 2005, Iridium Holdings introduced its Iridium 9601 short burst data modem, which provides its machine-to-machine services. The Iridium 9601 is a small data device with two-way transmission capable of sending packet data to and from any point in the world with low latency.  Iridium Holdings’ principal customers for its Iridium 9601 data modems are value-added resellers and manufacturers, who embed the Iridium 9601 into their tracking, sensor, and data applications and systems, such as asset tracking systems.  The Iridium 9601 is often combined with a GPS receiver to provide location information across Iridium Holdings’ system to customer applications.  In addition, an increasing number of resellers and manufacturers are including a terrestrial global system for mobile communication (“GSM”) packet radio service modem in their applications to provide low cost cellular data transmission when available.  These applications are used by end-users that require the ability to transfer large volumes of data but operate in areas with inconsistent cellular coverage.  Iridium Holdings provides gap-filler coverage for such applications allowing such users to operate anywhere on the globe.

Device Manufacturing

Currently, Iridium Holdings contracts with Cambridge Consulting Ltd. (“Cambridge Consulting”) to develop all of its devices, which are manufactured by Celestica in facilities in Malaysia and the United States. Iridium Holdings maintains long-term agreements with both Cambridge Consulting and Celestica, which are set to expire on August 2, 2009 and January 1, 2010, respectively. Iridium Holdings’ agreement with Celestica is automatically renewable for one year unless terminated by either party.  Iridium Holdings provides limited warranties for all its devices to first end-users for a period of one year from the time of sale.

In addition to its principal products, Iridium Holdings also offers a selection of accessories for its devices, including holsters, earbuds, portable auxiliary antenna, antenna adaptors, USB data cables and charging units, among others.  Iridium Holdings purchases these products from several third-party suppliers off the shelf at market prices and, as such, do not maintain any long-term agreements with such suppliers.

Iridium Holdings currently has sufficient inventory of all its voice and data devices to meet customers’ demands.

U.S. Government Services

Iridium Holdings provides U.S. government customers bulk access to its services, including unlimited voice, data, messaging and paging services, as well as maintenance services for the DoD’s dedicated gateway in Hawaii.  U.S. government customers also rely on its voice and data products, which they purchase from its network of distributors.  Resellers and manufacturers typically integrate Iridium Holdings’ products with other products, which they then offer to U.S. government customers as customized product solutions.  To conform with U.S. government regulations, Iridium Holdings ensures devices sold to its distributors for use in certain U.S. government applications are manufactured by Celestica wholly in the United States.  Such customized voice and data solutions include:

•	personnel tracking devices, such as personal locator beacons;

•	asset tracking devices for equipment, vehicles and aircraft;

•	over-the-horizon (beyond line of sight) fighter aircraft communications applications;

•	submarine communications applications;

•	specialized communications solutions for high-value individuals;

•	command and control and data backhaul options for unmanned aerial vehicles; and

•	specialized, secure, mobile communications and data devices for the military and intelligence community, such as secure satellite handsets with Type I encryption capability.

Iridium Holdings, with funding support from the DoD, continues to invest in research and development to develop new products and applications for use by all branches of the U.S. armed forces.  In conjunction with the Marine Corps Warfighting Lab, Iridium Holdings is currently expanding the capabilities of its satellite handsets to permit netted (push-to-talk) group calling radio services, providing over-the-horizon user-defined tactical radio nets to DoD users.  This development program has been fully funded by the DoD.  Iridium Holdings expects the development of the Netted Group Calling application to provide it with the potential for new commercial applications in public safety, fishing and field worker communications in conjunction with Boeing and with funding from the U.S. government, Iridium Holdings is also developing a high integrity GPS service (“iGPS”), which will be used as an embedded component in several DoD applications.  Iridium Holdings iGPS technology is expected to provide centimeter level accuracy and important anti-jamming capability for GPS signals.  Iridium Holdings expects the development of iGPS to provide it the potential for new commercial applications in enhanced navigation services such as precision farming, high accuracy navigation for oil and gas exploration and construction services.

Iridium Holdings’ Spectrum

Iridium Holdings holds licenses to use 7.775 MHz of continuous spectrum in the L-Band, which operates at 1.6 GHz, and allows for two-way communication between its devices and its satellites.  In addition, for feeder and inter-satellite links, Iridium Holdings is authorized to use 600MHz of Ka-Band and K-Band spectrum.  Of this spectrum, it uses 200 MHz of K-Band spectrum for satellite-to-satellite communications, and 200 MHz of K-Band spectrum for two-way communication between its satellites and its and the DoD’s gateways.  Iridium Holdings’ spectrum position is globally coordinated and recorded by the International Telecommunication Union (“ITU”).  Iridium Holdings’ L-Band is authorized for operation in over 100 countries, and Iridium Holdings continues to seek authorizations in additional countries.  Access to this spectrum enables it to design satellites, network and terrestrial infrastructure enhancements cost effectively because each product and service can be deployed and sold worldwide. This broad spectrum assignment also enhances its ability to capitalize on existing and emerging wireless and broadcast applications.  Iridium Holdings believes its existing spectrum position is sufficient for its anticipated usage well into deployment of its second generation satellite constellation, Iridium NEXT.  However, Iridium Holdings will consider adding additional spectrum as it becomes available.

The FCC has allocated a total of 40 MHz of spectrum at 2 GHz for mobile satellite services.  This is in addition to the mobile satellite service spectrum at 1.6 and 2.4 GHz (licensed to Iridium Holdings and to Globalstar) and 1.5 and 1.6 GHz (licensed to Mobile Satellite Ventures, Inmarsat and several foreign operators).  Of the 10.5 MHz of spectrum which Motorola originally designed Iridium Holdings’ system to operate within, the FCC initially licensed it to operate on 5.15 MHz of spectrum, later increasing its license spectrum to include an additional 3.1 MHz on a shared basis with Globalstar.   In November 2007, an FCC order increased its exclusive spectrum to 7.775 MHz including an additional 0.95 MHz shared with Globalstar.  On March 10, 2008, an affiliate of Globalstar filed an appeal of the FCC's order.  Iridium Holdings intervened on behalf of the FCC.  Final briefs on the appeal were filed December 9, 2008.  Oral argument is scheduled for February 17, 2009.  Iridium Holdings believes that the appeal is without merit, although no assurance can be given in this regard.  The November 2007 spectrum change became effective on December 14, 2008.  In addition, Globalstar has filed a petition before the FCC asking for reconsideration of the global effects of the license modification. Iridium Holdings has opposed the reconsideration request as without merit. Globalstar also has filed before the FCC request for waivers and special temporary authority to continue operating on spectrum licensed to Iridium Holdings in certain gateways outside of the United States. Iridium Holdings filed a petition to deny the waiver and special temporary authority requests on January 21, 2009.

Iridium Holdings’ use of satellite spectrum is subject to the frequency rules and regulations of the ITU.  The ITU is the United Nations organization responsible for worldwide co-operation in the telecommunications sector.  In order to protect satellite systems from harmful radio frequency interference from other satellite systems, the ITU maintains a Master International Frequency Register of radio frequency assignments.  Each ITU administration is required to give notice of, coordinate and record its proposed use of radio frequency assignments with the ITU’s Radiocommunication Bureau.  The coordination negotiations are conducted by the national administrations with the assistance of satellite operators. When the coordination process is completed, the ITU formally notifies all proposed users of frequencies and orbital locations in order to protect the recorded assignments from subsequent nonconforming or interfering uses by member states of the ITU.  Only member states have full standing within this inter-governmental organization.

Filings to the ITU for its current constellation have been made on Iridium Holdings’ behalf by the FCC.  Iridium Holdings has coordinated frequencies in the mobile satellite services spectrum at L-band (1.6 GHz) for communication between its satellites and end-user devices, frequencies in the Ka-Band (19.4 GHz to 19.6 GHz and 28 GHz) for communications between Iridium Holdings’ and the DoD’s gateways and its satellites, as well as frequencies in the K-Band (23 GHz) for its inter-satellite links.

The ITU controls the assignment of country codes used for placing telephone calls between different countries.  Iridium Holdings’ network is assigned the 8816 and 8817 country codes, and uses these numbers for calling and communications between terminals.

Domestic and Foreign Revenue

Iridium Holdings supplies services and products to customers in a number of foreign countries.  It allocates revenues geographically based on where it invoices its distributors, whom it bills for mobile satellite services and related equipment sales.  These distributors sell services directly or indirectly to end-users, who may be located elsewhere.  It is not possible for Iridium Holdings to provide the geographical distribution of end-users, as Iridium Holdings does not contract directly with them. All of Iridium Holdings’ revenues are invoiced in U.S. dollars.  While U.S. revenues accounted for approximately 48.3% of Iridium Holdings’ revenues between 2005 and 2007, approximately 95% of commercial traffic has originated outside the United States during the same period, including the Polar Regions which represented approximately 10% of Iridium Holdings’ traffic between 2005 and 2007.  The table below sets forth the percentage of Iridium Holdings’ revenues by country for the period indicated:

% of Revenue by Country
	Nine months ended September 30, 2008	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
United States	55.1%	48.0%	48.1%	48.9%
Canada	11.8%	16.9%	15.8%	15.3%
France	7.6%	11.6%	8.4%	1.3%
Netherlands	2.3%	1.0%	4.6%	12.3%
Other Countries(1)	23.2%	22.4%	23.1%	22.2%

_______________
(1)  No other country represents more than 10% of Iridium Holdings’ revenue for any of the periods indicated.

For more information Iridium Holdings’ revenue from sales to foreign and domestic customers, see Note 13 to its consolidated financial statements contained herein.

Iridium Holdings’ Network

Current Constellation

Iridium Holdings’ satellite network includes 66 in-orbit low earth orbit satellites, in addition to eight in-orbit spares.  Iridium Holdings also maintains a non-service in-orbit spare which it uses for testing purpose.  The satellites operate in six orbital planes of eleven vehicles each in nearly circular polar orbits. Iridium Holdings’ satellites orbit at an altitude of approximately 483 miles (778 kilometers) above the earth and travel at 16,689 mph resulting in a complete orbit of the earth approximately every 100 minutes.  The design of Iridium Holdings’ constellation ensures that generally at least one satellite is visible to subscribers from any point on the earth’s surface, covering all of the world’s population.

Iridium Holdings’ constellation is unique in its usage of radio frequency crosslinks between its satellites. These crosslinks enable each satellite to communicate with up to four other satellites in space—two in the same orbital plane and two in adjacent planes.  All of Iridium Holdings’ traffic is routed between satellites, which minimizes the ground infrastructure necessary to support the constellation.  This interlinked architecture enables a single ground station gateway to support all commercial traffic globally. This allows the satellite that is then passing over the ground station to transmit all traffic to and from the rest of the satellite constellation to terrestrial-based networks such as the public switch telecommunication network.

Iridium Holdings believes its interlinked satellite infrastructure provides several advantages over networks that rely on terrestrial gateways like Globalstar’s and Orbcomm’s networks.  Iridium Holdings has the only satellite network with 100% global coverage, and its constellation is less vulnerable to single points of failure, since traffic can be routed around any one satellite problem to complete the communications path.  In addition, the lack of ground stations increases the security of its constellation, a factor that makes its network particularly attractive to government institutions and large enterprises that require secure voice and data communications.  The low orbit of its constellation also allows Iridium Holdings’ network to operate with low latency due to the proximity of its satellites to the earth.

All of Iridium Holdings’ satellites are virtually identical in design and functionality, and each satellite contributes equally to the constellation performance, which allows satellite diversity for mitigation of service gaps from individual satellite outages.  Each satellite has a high degree of on-board subsystem redundancy, an on-board fault detection system and isolation and recovery for safe and quick risk mitigation.  Iridium Holdings’ ability to reconfigure the orbital location of each satellite provides Iridium Holdings with operating flexibility and continuity of service.  If a satellite should fail or become unusable in most cases, Iridium Holdings can also reposition one of its in-orbit spare satellites to take over its functions.  If there is an in-orbit spare located in the orbital plane of the failed satellite, such repositioning can be accomplished within days with minimal impact on its services. If there is no in-orbit spare located in the relevant orbital plane, redeploying an in-orbit spare into the affected plane will take at least one year. The design of its space and ground control system facilitates the real time intervention and management of the satellite constellation and service upgrades via software enhancements.

Iridium Holdings’ commercial gateway is located in Tempe, Arizona.  This gateway has multiple antennas that communicate with its satellites and pass calls seamlessly between gateway antennas and satellites as the satellites traverse the gateway, thereby connecting signals from the terminals of end-users to its gateways.  Additional gateways can be added to the network to enable dedicated, secure communications links that are not dependant on localized terrestrial telecommunications infrastructure where subscribers are using its services.  Such gateways would be able to generate and control all user information pertaining to its registered users, such as user identity, geo-location and call detail records.  The DoD owns and operates a dedicated gateway in Hawaii for U.S government users to take advantage of this unique capability.  This gateway provides an interface between voice and data devices and the Defense Information Systems Network, providing DoD users with secure communications capabilities.  Iridium Holdings is also in discussions with parties in countries that require physical gateways within their jurisdiction to build or reactivate additional gateways to connect the traffic coming to and from their territory, including China and Russia.

Iridium Holdings operates its satellite constellation from its satellite network operations center in Leesburg, Virginia.  This facility manages the performance and status of each of its satellites, developing and distributing routing tables for use by the satellites and gateways, directing traffic routing through the network and controlling the formation of coverage areas by the satellites’ main mission antennas. Iridium Holdings also operates telemetry, tracking, and control stations and satellite earth station facilities as well as a technical support center in Fairbanks, Alaska and Chandler, Arizona in the United States, and northern Canada and Norway.  The Alaskan ground station also provides earth terminal backup capability for its Tempe Gateway.

From time to time, individual satellites in Iridium Holdings’ constellation experience operating problems that may result in a temporary satellite outage, but due to satellite diversity within its constellation, the individual satellite outages typically do not negatively affect its customers’ use of its system for a prolonged period.  In addition, most system processing related to Iridium Holdings’ service is performed using software onboard each satellite instead of on the ground.  Iridium Holdings believes this has provided it with significant flexibility and has contributed to the longevity of the system by enabling engineers to develop additional functionality and software-based solutions to occasional faults and anomalies in the system.

Iridium Holdings has experienced six satellite failures since it reintroduced commercial satellite services in 2001 which have resulted in either the complete loss of the affected satellites or the ability of the satellite to carry traffic on the network.  Iridium Holdings experienced its first satellite failure in July 2003.  This failure has been attributed to a non-recoverable anomalous short circuit in the satellite’s Integrated Bus Electronics (“IBE”).  Two additional satellites failed as a result of this anomaly in August 2005 and December 2006.  In part, as a response to this anomaly, Iridium Holdings has implemented several procedures across the constellation to attempt to mitigate the severity of a similar anomaly in the future and/or prevent it from resulting in permanent damage to the IBE hardware of its other satellites.  These procedures include reducing the peak operating temperature of the IBE during portions of the solar season, as well as modifying the on-board software of its satellites to immediately carry out certain autonomous actions upon detecting future occurrences of this type of anomaly.

Iridium Holdings has experienced three additional satellite failures unrelated to IBE short circuits.  In April 2005, one of its satellites failed as a result of a radiation-induced single event upset anomaly, which corrupted the satellite’s on-board time reference.  Accurate time reference is critical to determine a satellite’s ephemeris (its orbital location with respect to the earth), attitude (its pointing direction) and the sun’s position.  In December 2005, Iridium Holdings was unable to remedy a failure in the crosslink digital reference oscillator of another of its satellites, resulting in its failure.  Failure of the digital reference oscillator disables the affected satellite’s crosslinks and, thus, its ability to communicate with the rest of the satellite constellation.  More recently, in July 2008, another of Iridium Holdings’ satellites experienced an attitude control anomaly as a result of sudden loss of communications between its IBE and its primary space vehicle and routing computer.  The nature of this anomaly coupled with the software state of the vehicle at the time (resulting from an on-board software fault response to a prior anomaly) resulted in the inability of the on-board software to correct the computer communications anomaly and control of the satellite was lost.

Iridium Holdings has categorized three types of anomalies among the satellites in its constellation that, if they materialize throughout the satellite constellation, have the potential for a significant operational impact. These include: (a) a non-recoverable anomalous short circuit in a satellite’s IBE, as discussed above; (b) excessive power subsystem degradation resulting from satellite battery wear-out or excessive loss of solar array power output and (c) failures to critical payload electronic parts arising from accumulated radiation total dose.

Based on the failures and anomalies Iridium Holdings has experienced to date, and considering the potential for future anomalies related to the three categories discussed above, Iridium Holdings believes its in-space constellation will provide a commercially acceptable quality of service into 2014.  In addition, Iridium Holdings believes its constellation can be operationally functional with less than 66 satellites while experiencing some service degradation.  Iridium Holdings expects to be able to mitigate satellite failures through the use of the remaining eight in-orbit spares, the implementation of software solutions, and by landing communications traffic at its ground station in Alaska and backhauling traffic to the Tempe gateway for processing and termination.  However, there can be no assurance that Iridium Holdings’ satellites will not fail faster than expected or that it will be able to mitigate any future failures.

In addition to its eight spare satellites, Iridium Holdings owns spare parts for certain equipment in its gateway.  Iridium Holdings selectively replaces parts for its gateway as necessary and maintains an inventory of spare parts which it continuously monitors.  In addition, when it does not have necessary spares in inventory or such spares become obsolete, Iridium Holdings relies on third parties to develop necessary parts.

Iridium Holdings uses the services of third-party Boeing contractors to operate its constellation pursuant to long-term operations and maintenance agreement with Boeing.  Under the terms of this agreement, Boeing provides operations and maintenance services with respect to Iridium Holdings’ satellite network (including engineering, systems analysis and operations and maintenance services) from Iridium Holdings’ technical support center in Iridium Holdings’ Chandler, Arizona control station and Iridium Holdings’ satellite network operations center in Leesburg, Virginia.  Through subsequent amendments, the life of the agreement has been extended to be concurrent with the estimated useful life of its constellation.

Pursuant to its transition services, products and asset agreement with Motorola, the original system architect and prior owner, and a separate agreement with the U.S. government, Iridium Holdings is required to maintain an in-orbit liability insurance policy with a de-orbiting endorsement to cover the de-orbiting of its satellite constellation in the amount of $500 million per occurrence, and $1 billion annually.  The current policy (together with the de-orbiting endorsement) covers amounts that Iridium Holdings and certain other named parties may become liable to pay for bodily injury and/or property damages to third parties related to processing, maintaining and operating its satellite constellation and, in the case of the de-orbiting endorsement, de-orbiting the satellite constellation.  The policy covers Iridium Holdings, the U.S. government, Boeing, as operator of its system, Motorola and other named beneficiaries.  The policy has been renewed annually since the expiration of the original policy’s three-year term in 2003.  The current policy has a one-year term, which expires December 12, 2009. In addition, Motorola maintains a separate $1 billion product liability policy to cover its potential liability as manufacturer of the satellites.  Iridium Holdings pays the premium for Motorola’s policy.

Iridium Holdings does not maintain in-orbit insurance covering losses from satellite failures or other operational problems affecting its constellation.  It makes no warranties to its subscribers as to the availability of its services and it does not believe it would have any liability to end-users in the event of a failure of its network to provide communication services.

Constellation De-Orbiting Rights

Pursuant to an agreement between Iridium Satellite, Boeing, Motorola and the U.S. government, the U.S. government obtained the right to, in its sole discretion, require Iridium Holdings to de-orbit its constellation upon the occurrence of any of the following with respect to Iridium Satellite: (a) its failure to pay certain insurance premiums or maintain insurance; (b) its bankruptcy; (c) its sale or the sale of any major asset in its satellite system; (d) Boeing’s replacement as the operator of its satellite system; (e) its failure to provide certain notices as contemplated by the agreement; or (g) at any time after June 5, 2009, unless extended by the U.S. government. The U.S. government also has the right to require Iridium Holdings to de-orbit any of its individual functioning satellites

(including in-orbit spares) that has been in orbit for more than seven years, unless the U.S. government grants a postponement.  As of September 30, 2008, all but seven of Iridium Holdings’ functioning satellites have been in orbit for more than seven years.  As the constellation life is projected to last until 2014, with the current system providing critical services to U.S. government customers, Iridium Holdings is currently negotiating new terms with the U.S. government to extend or remove the 2009 deadline.

Motorola also has the right to de-orbit Iridium Holdings’ constellation pursuant to the transition services, products and asset agreement with Iridium Holdings and Iridium Satellite and pursuant to the operations and maintenance agreement between Iridium Constellation and Boeing.  Under these agreements, Motorola may require the de-orbit of Iridium Holdings’ constellation upon the occurrence of any of the following: (a) Iridium Holdings’ bankruptcy or the bankruptcy of Iridium Constellation or Iridium Satellite; (b) Iridium Holdings’ breach of the transition services, products and asset agreement; (c) Boeing’s breach of its operations and maintenance agreement and other related agreements with Iridium Constellation or its affiliates; (d) an order from the U.S. government requiring the de-orbiting of Iridium Holdings’ satellites; (e) changes in law or regulation that may require Motorola to incur certain costs relating to the operation, maintenance, re-orbiting or de-orbiting of Iridium Holdings’ constellation; or (f) Motorola’s failure to obtain a product liability policy to cover its position as manufacturer of the satellites, provided the U.S. government has not agreed to cover what would have otherwise been paid by such policy.

Pursuant to the operations and maintenance agreement between Iridium Constellation and Boeing, Boeing similarly has the unilateral right to de-orbit its constellation upon the occurrence of any of the following events: (a) Iridium Constellation’s or Iridium Satellite’s bankruptcy; (b) the existence of reasonable grounds for Boeing to question the financial stability of Iridium Constellation; (c) Iridium Constellation’s failure to maintain certain insurance policies; (d) Iridium Constellation’s failure to provide Boeing certain quarterly financial statements; (e) Iridium Constellation’s breach of the operations and maintenance agreement, including its payment obligation thereunder; or (f) changes in law or regulation that may increase the risks or costs associated with the operation of the constellation.  Pursuant to an orbital debris mitigation plan filed with the FCC and incorporated into its space station license in 2001, Iridium Holdings is required to lower each satellite to an orbit with a perigee of approximately 250 kilometers as it reaches the end of its useful life and coordinate these orbit-lowering maneuvers with the United States Space Command.  Iridium Holdings has applied to modify its license to conform these requirements to the less stringent de-orbit standards adopted by the FCC in 2004 for all new satellite applications.  Iridium Holdings’ modification application remains pending.

Iridium NEXT

Iridium Holdings is currently developing its next-generation satellite constellation, Iridium NEXT, which it expects to commence launching in 2014.  The current constellation is expected to be operational through 2014 and Iridium Holdings expects it to provide continuation of service during the transition period to Iridium NEXT.  The new satellite constellation will be backward compatible with Iridium Holdings’ first generation system and will replace the existing constellation with what it believes will be a more powerful and capable network of satellites.  Iridium NEXT will maintain Iridium Holdings’ current system’s unique attributes, including low earth orbit architecture, global coverage, high security, low latency and high availability, and will continue to support existing applications and equipment, while providing new and enhanced capabilities, such as:

•	higher speeds and greater flexibility, with rates of up to 1 megabit per second (“mbps”) for core voice and data services and up to 10 mbps for high speed services;

•	the ability to host lower cost, private network gateways, providing greater control of voice and data traffic; and

•	regional broadcast capabilities, enabling global paging and point-to-multi-point broadcasting of data services to select groups.

Iridium Holdings will also be able to leverage the launch of its new constellation to host secondary payloads for U.S. and international government and commercial customers, including remote sensing and climate monitoring applications.

In 2007, Iridium Holdings conducted a request for information with over 60 companies for the development and launch of the new system.  It has since narrowed its search for a prime system contractor to two companies, Lockheed Martin Corporation and Thales Alenia Space. These companies are currently working with input from Iridium Holdings’ engineers to design a system that satisfies its technical, timing and cost requirements. Iridium Holdings expects to enter into a definitive agreement with a prime contractor for the design, manufacture and deployment of its new constellation during 2009.  Iridium Holdings estimates the gross costs associated with Iridium NEXT to be approximately $2.7 billion, including the manufacture of satellites, launch costs and gateway infrastructure upgrades.  Iridium Holdings expects to fund the majority of these costs from internally generated cash flows, including potential revenues from secondary payloads, and proceeds from its proposed transaction with GHQ.  Iridium Holdings expects to finance the remaining cost from borrowings under its revolving credit facility, the incurrence of additional indebtedness, additional equity financing or a combination of these potential sources of funding.

Competition

The global communications industry is highly competitive.  Iridium Holdings currently faces substantial competition from other service providers that offer a range of mobile and fixed communications options.  Iridium Holdings’ most direct competition comes from other global mobile satellite services providers.  Its three largest global competitors are Inmarsat, Globalstar and Orbcomm. Iridium Holdings competes primarily on the basis of coverage, quality, mobility and pricing of services and products.

Iridium Holdings’ main competitor, Inmarsat, has been a provider of communications services, including voice and data services, since 1982.  Inmarsat owns and operates a fleet of geostationary satellites.  Unlike low earth orbit satellites, geostationary satellites orbit the earth at approximately 22,300 miles above the equator and are able to cover approximately 70% of the earth’s surface. Geostationary operators require substantially larger and more expensive antennas, and typically have higher transmission delays than low earth orbit operators. Due to its geostationary system, Inmarsat’s coverage area extends and covers most bodies of water except for a majority of the Polar Regions. Accordingly, Inmarsat is the leading provider of satellite communications services to the maritime sector.  Inmarsat also offers land-based and aviation communications services.  Inmarsat generally does not sell directly to end-users.

Globalstar owns and operates a fleet of low earth orbit satellites.  Globalstar began commercial services in 2000.  In addition, Globalstar’s service is available only on a multi-regional basis as a result of its bent pipe architecture, which requires that voice and data transmissions be routed from satellites immediately to nearby ground stations.  This design requires the use of multiple ground stations, which are impractical in extreme latitudes or over oceans.  Unlike Inmarsat and Iridium Holdings, Globalstar sells a higher percentage of its products and services directly to end-users. Globalstar has recently indicated that satellite failures and other problems affecting its constellation are affecting and will continue to affect its ability to provide two-way services in the future. Globalstar is also in the process of developing its second-generation satellite constellation.

Orbcomm also provides commercial services using a fleet of low earth orbit satellites.  Like Globalstar, Orbcomm’s network also has a bent pipe architecture, which limits its coverage area.  Orbcomm’s principal focus is low-cost data and machine-to-machine services, where it directly competes with Iridium Holdings’ machine-to-machine offerings.  Orbcomm’s services generally have a certain amount of latency, which may limit their use in certain mission critical applications. It does not offer voice service or high-speed data services.  Orbcomm is similarly developing its second-generation satellite constellation.

Iridium Holdings competes with regional mobile satellite communications services in several geographic markets.  In these cases, the majority of Iridium Holdings’ competitors’ customers require regional, not global, mobile voice and data services, so its competitors present a viable alternative to Iridium Holdings’ services.  All of these competitors operate geostationary satellites. Iridium Holdings’ regional mobile satellite services competitors currently include Thuraya, principally in Europe, the Middle East, Africa, Australia and several countries in Asia; Mobile Satellite Ventures and Mobile Satellite Ventures Canada in the Americas; and Asia Cellular Satellites in Asia.  In addition, several regional mobile satellite services companies, including ICO, TerreStar and Mobile Satellite Ventures, are attempting to exploit their spectrum positions into a U.S. consumer mobile satellite services business; however such operators currently offer limited or no services.

Iridium Holdings competes indirectly with terrestrial wireline (landline) and wireless communications networks.  Iridium Holdings provides service in areas that are inadequately covered by these ground systems.  To the extent that terrestrial communications companies invest in underdeveloped areas, Iridium Holdings will face increased competition in those areas.  Iridium Holdings believes that local telephone companies currently are reluctant to invest in new switches, landlines and cellular towers to expand their networks in rural and remote areas due to high costs and limited usage.  Many of the underdeveloped areas are sparsely populated so it would be difficult to generate the necessary returns on the capital expenditures required to build terrestrial wireless networks in such areas.  Iridium Holdings believes that its solutions offer a cost-effective and reliable alternative to terrestrial-based wireline and wireless systems and that continued growth and utilization will allow it to further lower costs to consumers.

Iridium Holdings will also face competition for its land-based services in the United States from incipient ATC services providers.  In February 2003, the FCC adopted rules that permit satellite service providers to establish ATC networks. ATC authorization enables the integration of a satellite-based service with terrestrial wireless services, resulting in a hybrid mobile satellite services/ATC network designed to provide advanced services and broad coverage throughout the United States.  The ATC network would extend satellite services to urban areas and inside buildings where satellite services currently are impractical.  Outside the United States, other countries are considering implementing regulations to facilitate ATC services.

The mobile satellite services industry has significant barriers to entry, including the cost and difficulty associated with obtaining spectrum licenses and successfully building and launching a satellite network.  In addition to cost, there is a significant amount of lead-time associated with obtaining the required licenses, building the satellite constellation and deploying the ground network technology.

Employees

As of September 30, 2008, Iridium Holdings had 169 full-time employees, none of whom is subject to any collective bargaining agreement.  Iridium Holdings considers its employee relations to be good.

Properties

Iridium Holdings’ principal headquarters are located in Bethesda, Maryland, where it currently leases 13,417 square feet of office space. It also owns or leases the facilities described in the following table:

Location	Country	Approximate Square Feet	Facilities	Owned/Leased
Chandler, Arizona	USA	129,303	Technical Support Center, Distribution Center and Warehouse	Leased
Leesburg, Virginia	USA	40,434	Satellite Network Operations Center	Owned
Tempe, Arizona	USA	30,985	Gateway Earth Station	Owned Building on Leased Land
Tempe, Arizona	USA	25,457	Operations and Finance Centers	Leased
Fairbanks, Alaska	USA	3,960	Satellite Earth Station Facility	Owned
Svalbard	Norway	1,800	Satellite Earth Station Facility	Owned Building on Leased Land

Location	Country	Approximate Square Feet	Facilities	Owned/Leased
Yellowknife, Northwest Territories	Canada	1,750	Telemetry, Tracking and Control Station	Owned Building on Leased Land
Iqaluit, Nunavut	Canada	1,750	Telemetry, Tracking and Control Station	Owned Building on Leased Land

Intellectual Property

At September 30, 2008, Iridium Holdings held eight U.S. patents with no additional U.S. patents pending and no foreign patents with two additional foreign patents pending.  These patents cover several aspects of its satellite system, its global network and its devices.  Iridium Holdings continues to maintain all of its important patents.

In addition to its owned intellectual property, Iridium Holdings also licenses substantially all system technology, including software and systems to operate and maintain its network as well as technical information for the design and manufacture of its devices, from Motorola.  Iridium Holdings maintains its licenses with Motorola pursuant to several long-term agreements. Iridium Holdings also licenses other system technology from additional third parties.  Iridium Holdings expects to license additional technology from Motorola and other third parties in connection with the development of Iridium NEXT.

Legal Proceedings

From time to time, Iridium Holdings is involved in various litigation matters involving ordinary and routine claims incidental to its business. Management currently believes that the outcome of these proceedings, either individually or in the aggregate, will not have a material adverse effect on its business, results of operations or financial conditions. Iridium Holdings is involved in the litigation matters discussed below.

In July 31, 2007, Thomas Alabakis, a former member of Iridium Holdings’ board of directors and a current director of Baralonco Limited, commenced a lawsuit against Iridium Holdings, one of its directors and a former officer.  Baralonco Limited is the sole shareholder of Baralonco, one of its shareholders, and will become a significant shareholder in GHQ after the closing of this transaction.  Alabakis’ lawsuit alleges, among other things, defamation and tortuous interference with the plaintiff’s economic/business relationship with his principal and Iridium Holdings, an investor in Iridium Holdings.  These actions seek compensatory, consequential and punitive damages of approximately $50.0 million, and costs and expenses associated with the litigation, although the plaintiff has indicated in court filings that it would settle the action for $10.0 million.  In April 2008, Iridium Holdings’ motion to dismiss this lawsuit was granted in part, with the Court dismissing a related assault claim, and denied in all other respects.  The lawsuit is currently in the discovery stage. Management believes that the lawsuit is without merit, although no assurance can be given in this regard, or as to what relief, if any, might be granted if the plaintiff were to be successful in this lawsuit.

IRIDIUM HOLDINGS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations for Iridium Holdings includes periods prior to the closing of the acquisition by GHQ.  Accordingly, the following discussion and analysis of historical periods does not reflect the significant impact that the acquisition by GHQ will have on Iridium Holdings, including significantly increased leverage and liquidity requirements.

You should read the following discussion and analysis of Iridium Holdings’ financial condition and results of operations in conjunction with Iridium Holdings’ audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this proxy statement. The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this proxy statement. These risks could cause Iridium Holdings’ actual results to differ materially from any future performance suggested below. Accordingly, you should read “Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors” appearing elsewhere in this proxy statement.

Overview

Iridium Holdings is a leading provider of mobile voice and data communications services via satellite, and the only provider in the world offering 100% global coverage. Based on information provided by Raymond James, Iridium Holdings is the second largest provider of mobile satellite services and related equipment with an estimated 23% market share of the principal industry players in 2007, based on revenues. Iridium Holdings’ mobile satellite services address the increasing demand from customers for connectivity and reliability at all times and in all locations. Iridium Holdings offers voice and data communications services to U.S. and international government agencies, businesses and other customers on a global basis using 66 in-orbit constellation satellites, eight in-orbit spares and related ground infrastructure, including a primary commercial gateway. The U.S. government, through a dedicated gateway owned and operated by the DoD, is Iridium Holdings’ largest customer, providing 22% of Iridium Holdings’ 2007 revenue.

Iridium Holdings sells the majority of its products and services on a wholesale basis via a well-established, global network of distribution partners, who provide Iridium Holdings’ product and service solutions directly to end-users, or indirectly through dealers.  Iridium Holdings’ distributors often combine Iridium Holdings’ products with other technologies, such as GPS and terrestrial wireless technology, to provide integrated communications solutions for customers in defined market niches. Iridium Holdings believes that its distribution network provides broad coverage over its target customer base as well as a platform for developing new applications and solutions for its products and services, supporting its growth. At September 30, 2008, Iridium Holdings’ product and service solutions were used by approximately 309,450 subscribers, which represented a 37% increase since September 30, 2007. Iridium Holdings’ subscriber base has grown consistently since it reintroduced commercial services in 2001, growing at a compound annual growth rate of 49% between September 30, 2001 and September 30, 2008. Iridium Holdings has a diverse customer base, including end-users in the following five vertical markets: land-based handset, maritime, aviation, asset tracking and monitoring, or machine-to-machine, and government.

Iridium Holdings is the successor to Iridium LLC, a Delaware limited liability company formed in 1996 by Motorola and several other partners. Motorola launched Iridium LLC with the mission of providing global mobile satellite services through a network of 66 low earth orbit satellites, which was completed and deployed for a cost of approximately $3.4 billion. Motorola invested significantly in research and development, the acquisition of spectrum and global licenses and in market development efforts during the development of the constellation. Beginning in 1997, after seven years of planning and development, Iridium LLC successfully launched its constellation, including active satellites and in-orbit spares. In November 1998, Iridium LLC began offering commercial services principally focused on the retail consumer market, launching the first commercially available global satellite phone service. On August 13, 1999, Iridium LLC filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the United

States Bankruptcy Court for the District of Delaware.  Iridium LLC remained in possession of its assets and properties and continued to operate its businesses as a debtor-in-possession.

On December 7, 2000, Iridium Holdings, its wholly owned subsidiary, Iridium Satellite, and Iridium Constellation, a wholly owned subsidiary of Iridium Satellite, were organized as limited liability companies under the laws of the State of Delaware. On December 11, 2000, these entities acquired Iridium LLC’s operating assets, including the satellite constellation, certain portions of the terrestrial network, ground spare satellites and real property. In addition, they also acquired from Motorola, either outright or by license, all of the intellectual property rights necessary to operate the system and produce related equipment and took assignment of applicable licenses from the FCC. In connection with the acquisition of these assets, Iridium Holdings entered into a transition services, products and asset agreement with Motorola and an operations and maintenance agreement with Boeing relating to the operations of its constellation. Iridium Holdings was also awarded its first services contract with the DoD. In March 2001, Iridium Holdings reintroduced commercial satellite services through its subsidiary, Iridium Satellite LLC. In 2002, Iridium Holdings launched an additional seven spare satellites.

On September 22, 2008, Iridium Holdings and the owners of its units executed a transaction agreement with GHQ whereby GHQ agreed to acquire approximately 99.5% of Iridium Holdings’ outstanding units for 35.8 million shares of GHQ common stock and $76.7 million of cash, subject to certain adjustments (based on a consideration of 36.0 million shares of GHQ common stock and $77.1 million of cash, subject to certain adjustments, for 100% of the equity of Iridium Holdings).  Upon the closing of the transaction, Iridium Holdings will become a subsidiary of GHQ. GHQ will be renamed “Iridium Communications Inc.” and will be a publicly traded corporation.  The closing of the transaction will impact Iridium Holdings’ financial condition and results of operations in future periods, affecting its depreciation, interest and income tax expenses and net income as well as its liquidity.

Iridium Holdings’ acquisition by GHQ will be accounted for under the purchase method of accounting. Under the purchase method of accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair value, with the remainder being allocated to goodwill. The increase in the basis of these assets will result in increased depreciation and amortization charges in future periods. Based on preliminary estimates, which are subject to material revision, Iridium Holdings expects the carrying value of property and equipment and intangible assets to increase by approximately $369.0 million and $59.9 million, respectively. The effect of these increases will be to increase operating expenses and thereby reduce operating profit and operating profit margin in future periods. Iridium Holdings will also record significant transaction-related expenses during the quarter when the acquisition closes, including an estimated $3.8 million related to the accelerated vesting of equity incentive awards for certain employees and $10.8 million of transaction costs incurred by Iridium Holdings. In addition, Iridium Holdings’ interest expense will decrease significantly.  Additionally, following the closing of the acquisition, GHQ will record a compensation charge in the amount $1.3 million and a capital contribution related to the transfer at cost of founding stockholder’s units to certain of GHQ’s directors.  Upon the consummation of the acquisition, Iridium Holdings will be required to make a prepayment of $80.0 million of the outstanding balance under its first lien credit agreement. After the completion of the acquisition, Iridium Holdings will also incur additional income taxes as it will no longer be treated as a partnership for federal income tax purposes.

Material Trends and Uncertainties

Both Iridium Holdings’ industry and its customer base have been growing rapidly as a result of:

•	demand for remote and reliable mobile communication services;

•	increased demand for mission critical communication services by the DoD and disaster and relief agencies and emergency first responders;

•	a broad and expanding wholesale distribution network with access to diverse and geographically dispersed niche markets;

•	a growing number of new products and services and related applications;

•	improved data transmission speeds for mobile satellite service offerings;

•	regulatory mandates requiring the use of mobile satellite services, particularly among maritime end-users;

•	a general reduction in prices of mobile satellite services equipment; and

•	the receipt of licenses in additional countries.

Nonetheless, Iridium Holdings faces a number of challenges and uncertainties, including:

•
Constellation life and health.    Iridium Holdings’ current satellite constellation was launched commencing in 1997. Iridium Holdings believes its current satellite constellation will provide a commercially acceptable quality of service through the transition period to Iridium NEXT, which Iridium Holdings expects to deploy beginning in 2014. However, since reintroducing commercial services in 2001, six of Iridium Holdings’ satellites have failed in orbit and others have encountered problems. Although Iridium Holdings has been able to mitigate the impact of previous failures with the use of in-orbit spares and it believes it will be able to continue to rely on such spares in the future, if the health of its current constellation were to decline more rapidly than expected and it was unable to offer commercially acceptable service until it deploys Iridium NEXT, its business, revenue and cash flow would be negatively impacted.

•
Capital expenditures.    The majority of Iridium Holdings’ future capital expenditures will relate to the development of its second generation satellite constellation, Iridium NEXT. In 2007, Iridium Holdings conducted a request for information with over 60 companies for the development and launch of Iridium NEXT. Iridium Holdings has since narrowed its search for a prime system contractor to two companies, Lockheed Martin Corporation and Thales Alenia Space. These companies are currently working with input from Iridium Holdings’ engineers to design a system that satisfies its technical, timing and cost requirements. Iridium Holdings expects to enter into a definitive agreement with a prime contractor for the design, manufacture and deployment of its new constellation during 2009. Iridium Holdings currently expects that the future cash costs associated with Iridium NEXT under this agreement will be approximately $2.7 billion, including the manufacture of satellites, launch costs and gateway infrastructure upgrades. While Iridium Holdings expects a portion of such cost to be capitalized, until the definitive agreement is finalized, however, a significant portion of the cost may be expensed as research and development costs, Iridium Holdings has currently not capitalized any costs relating to Iridium NEXT.  All such expenses to date, including certain milestone payments to Lockheed Martin Corporation and Thales Alenia Space in connection with their preliminary work, have been recorded as research and development expenses.  To the extent any such costs are capitalized, depreciation will increase.

•
Iridium Holdings plans to fund the majority of the costs associated with Iridium NEXT from internally generated cash flows and secondary payload funding as well as proceeds from its proposed transaction with GHQ.  Iridium Holdings expects to finance the remaining cost from borrowings under its revolving credit facility, the incurrence of additional indebtedness, additional equity financing, or a combination of these potential sources of funding. If future internally generated cash flows and revenues from hosting secondary payloads are below expectations, Iridium Holdings will require additional external funding.  There can be no assurance however if such external funding will be available to Iridium Holdings or as to the terms or cost of such funding.  An inability to fund such expenditures could have a material adverse effect on Iridium Holdings’ future results of operations.

•
Reliance on a single primary gateway and satellite network operations center.  Currently Iridium Holdings’ commercial satellite network traffic is supported by a single ground station gateway in Tempe, Arizona.  In addition, Iridium Holdings operates its satellite constellation from its satellite network operations center in Leesburg, Virginia.  Currently, Iridium Holdings does not have back-up facilities that could adequately or quickly replace its Arizona gateway and Virginia operations center if either experienced catastrophic failures.  If a significant malfunction or catastrophic event were to occur in either or both of these facilities, Iridium Holdings’ ability to provide service to its commercial customers would be negatively affected, decreasing its revenues, profitability and cash flows.

•
Competition and pricing pressures.    Iridium Holdings faces increased competition from other mobile satellite service providers and, to a lesser extent, from the expansion of terrestrial-based cellular phone systems. Increased numbers of competitors and the introduction of new services and products by Iridium Holdings’ competitors may result in loss of customers, decreased revenue and, ultimately, decreased profitability and cash flows.

•
Reliance on U.S. government customers.    The U.S. government, through the DoD’s dedicated gateway, has been and continues to be Iridium Holdings’ largest customer, representing 22% and 20% of Iridium Holdings’ revenues for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.  Iridium Holdings provides such services to the U.S. government pursuant to two one year agreements with DISA, both of which became effective in April 2008 and are renewable for four additional one-year terms. In addition, from time to time, Iridium Holdings enters into agreements with U.S. government agencies to provide engineering and research and development services related to Iridium Holdings’ product and service offerings.  The U.S. government is not required to guarantee a minimal number of users pursuant to these agreements.  If the U.S. government reduces its utilization of Iridium Holdings’ services under these agreements, or if it terminates its agreements with Iridium Holdings or fails to renew such agreements, Iridium Holdings’ revenue and cash flow would be negatively impacted.

•
Technological changes.    It is difficult for Iridium Holdings to promptly match major technological innovations by its competitors because substantially modifying or replacing its technology, satellites or gateways as well as its product and service offerings is expensive and requires significant lead time. Although Iridium Holdings believes its current technology, fixed assets and products and services are competitive with those of its competitors, and it plans to procure and deploy its second-generation satellite constellation, Iridium NEXT, as well as its next-generation voice and data offerings, Iridium Holdings is vulnerable to the introduction of superior technology by its competitors.

•
Wholesale distribution network model.    Iridium Holdings relies on third-party distributors to market and sell its commercial products and services to end-users and to determine the prices end-users pay.  Iridium Holdings also depends on its distributors to develop innovative and improved solutions and applications integrating its product and service offerings. As a result of these arrangements, Iridium Holdings is dependent on the performance of such distributors to generate substantially all of its revenues and support its growth.  Iridium Holdings’ top ten distributors for the year ended December 31, 2007 and the nine months ended September 30, 2008 accounted for, in the aggregate, approximately 46% and 50% of its total revenues, respectively.  Stratos Global Corporation is currently in the process of being acquired by Inmarsat, one of Iridium Holdings’ most significant competitors.  Loss of its distributors due to competition, consolidation, regulatory developments, business developments affecting them or their customers, or for other reasons, or failure by its distributors to perform adequately, could reduce the distribution of Iridium Holdings’ products and services as well the development of new product solutions and applications, negatively affecting Iridium Holdings’ revenues.

Components of Results of Operations

Revenues

Iridium Holdings earns revenues primarily from: (i) the sale of commercial mobile satellite services to third-party distributors, who provide its product and service solutions to end-users, either directly or indirectly through dealers; (ii) the sale of mobile satellite services to U.S. government customers, particularly the DoD and (iii) sales of related voice and data equipment capable of accessing Iridium Holdings’ network.

From 2005 to 2007, Iridium Holdings’ revenues increased at a compound annual growth rate of 18%.  Iridium Holdings’ revenues grew during that time primarily due to:

•
increased overall subscribers resulting from heightened demand for mobile satellite services across all vertical markets, including emerging global markets, accelerated by increased demand from U.S. government and relief agencies in the wake of Hurricanes Katrina, Rita, Wilma and Ike, the Asian tsunami and other natural disasters. Iridium Holdings’ total subscribers grew at a compound annual growth rate of 28% during the period, from 142,864 in 2005 to 234,162 in 2007;

•
the introduction of new product and service offerings, particularly its Iridium 9601 short burst data modem and related machine-to-machine services, as well as the continued development of innovative and improved solutions and applications integrating Iridium Holdings’ product and service offerings by Iridium Holdings’ distributors. Sales of Iridium Holdings’ short burst data modems grew from 460 in 2005 to 26,253 in 2007;

•
increased U.S. government revenue resulting from greater demand from the DoD related to global security concerns, such as the conflicts in Afghanistan and Iraq. Iridium Holdings’ U.S. government revenue grew at a compound annual growth rate of 9.4% during the period, from $48.3 million in 2005 to $57.9 million in 2007;

•
increased subscribers growth resulting from the degradation of Globalstar’s voice and data services as a result of satellite failures and other problems relating to its constellation, particularly in the North American market. Iridium Holdings views Globalstar as its primary competitor in North America; and

•	an increase in access fees for Iridium Holdings’ commercial services as well as an increase in user fees for its U.S. government customers.

The largest portion of Iridium Holdings’ revenues is generated from sales of voice and data equipment to its distributors, including service providers, value-added resellers and value added-manufacturers. U.S. government customers purchase Iridium Holdings’ equipment and related applications indirectly through such distributors.  Such revenues also include previously deferred equipment revenues.  Through December 31, 2004, Iridium Holdings considered the sale of its equipment and services as a single unit of accounting due primarily to the fact that Iridium Holdings’ equipment was not considered to have stand-alone value to end-users. As a result, when equipment was sold, revenue from these transactions was deferred and recognized ratably over the four-year estimated average life of the end-user relationship. See “—Critical Accounting Policies—Revenue Recognition—Subscriber Equipment Revenue”.  Fiscal 2008 will be the last year Iridium Holdings recognizes previously deferred equipment revenues.  From 2005 to 2007, revenues from subscriber equipment sales have increased in absolute terms and have remained at approximately 40% of Iridium Holdings’ total revenues during the period.

Commercial mobile satellite services to Iridium Holdings’ third-party distributors, which include mobile voice and data services and machine-to-machine services, account for the second largest portion of Iridium Holdings’ total revenues. Such revenues also include contract revenue from distributors Iridium Holdings works with on research and development projects. Iridium Holdings’ commercial service revenues increased in absolute terms between 2005 and 2007.  In addition, such revenues increased as a percentage of total revenues from approximately 32.3% to 38.8% of Iridium Holdings’ total revenues during the period.

Iridium Holdings derives its remaining revenues from sales of mobile satellite services and other related services to U.S. government customers. These services include mission critical mobile satellite services to all branches of the U.S. armed forces as well as services for other U.S. and international government agencies. Iridium Holdings’ U.S. government revenue is derived from both its agreements with the DISA as well as other contract revenue related to research and development projects with the DoD, including assessing the feasibility of incorporating secondary payloads in Iridium NEXT, and other U.S. government agencies (either directly or through a prime contractor). Such revenues do not include services to U.S. and international government agencies, including the DoD, purchased through Iridium Holdings’ distributors and offered through Iridium Holdings’ commercial gateway.  Although Iridium Holdings cannot determine the amount of U.S. and international government revenues derived from Iridium Holdings’ commercial gateway, Iridium Holdings do not believe such revenues are material.  U.S. government revenues also increased in absolute terms from 2005 to 2007 but decreased as a percentage of total revenues from approximately 25.8% to 22.2% during the period.

This increase in the proportion of commercial services revenues relative to Iridium Holdings’ other sources of revenue from 2005 to 2007 is principally attributable to a growth in total subscribers and associated access fees resulting from increased overall demand.  The proportion of total revenues from subscriber equipment sales remained relatively stable largely as a result of a change in Iridium Holdings’ product mix, with lower priced devices accounting for a greater share of total sales. Iridium Holdings’ Iridium 9601 short burst data modem has exhibited continued growth in sales since its introduction in 2005 accounting for a greater proportion of total sales.  During the same period, sales of Iridium Holdings’ satellite handsets, which have historically been Iridium Holdings’ highest priced devices, have decreased as a proportion of Iridium Holdings’ total equipment sales.  Iridium Holdings expects continued growth in revenues from commercial services, U.S. government services and subscriber equipment sales in the future, although Iridium Holdings anticipates growth in U.S. government revenues to be more moderate than growth from its other revenue sources.

Since 2005, the geographic distribution of Iridium Holdings’ revenues between U.S. and international revenues has remained relatively stable with international revenues constituting approximately 51.7% of its revenues during the period.  Iridium Holdings allocates revenues geographically based on where Iridium Holdings invoices its distributors, whom Iridium Holdings bills for mobile satellite services and related equipment sales.  These distributors sell services directly or indirectly to end-users, who may be located elsewhere.  It is not possible for Iridium Holdings to provide the geographical distribution of end-users, as it does not contract directly with them.  While U.S. revenues accounted for approximately 48.3% of its revenues between 2005 and 2007, approximately 95% of Iridium Holdings’ commercial traffic originated outside the United States during the same period, including the Polar Regions which represented approximately 10% of its traffic between 2005 and 2007.

The table below sets forth the geographic distribution of Iridium Holdings’ revenues for the periods indicated based on the location invoiced.

Revenue by Country (in thousands)
	Nine months ended September 30, 2008	Year ended December 31, 2007	Year ended December 31, 2006	Year ended December 31, 2005
United States	$134,516	$125,251	$102,205	$91,875
Canada	28,774	44,211	33,575	28,635
France	18,645	30,186	17,762	2,478
Netherlands	5,686	2,670	9,876	23,129
Other Countries(1)	56,570	58,583	48,994	41,583
Total	244,192	260,901	212,412	187,700
_______________
(1) No other country represents more than 10% of Iridium Holdings’ revenue for any of the periods indicated.

All of Iridium Holdings’ revenues are invoiced in U.S. dollars.

Operating Expenses

Iridium Holdings’ operating expenses are comprised principally of:

•
Cost of sales, which includes both cost of current year subscriber equipment sales and cost of recognizing previously deferred subscriber equipment sales. Cost of current year subscriber equipment sales is the recognition of inventory carrying cost into expense when equipment is sold. Until sold, inventory is recorded as an asset on Iridium Holdings’ balance sheet. Cost of recognizing previously deferred subscriber equipment sales is the recognition of costs related to equipment sales from previous years.  Inventory consists of subscriber equipment, which includes satellite handsets, L-Band transceivers, short burst data devices and a selection of accessories for Iridium Holdings’ devices, including holsters, earbud remotes and charging units, to be sold to customers to access Iridium Holdings’ services.  Iridium Holdings outsources manufacturing of satellite handsets, L-Band transceivers and short burst data devices and purchase accessories from third-party suppliers.  Cost allocations of overhead (including salary and benefits of Iridium Holdings’ logistics personnel, which manage its relationships with its vendors and prepare inventory for sale), scrap, obsolescence, shrinkage, tooling, freight and warehouse distribution charges are included as cost components of these manufactured items;

•
Network and satellite operations and maintenance expenses, which are costs directly related to the operation and maintenance of Iridium Holdings’ network, such as satellite tracking and monitoring, gateway monitoring, trouble shooting and sub-system maintenance. The majority of these expenses relate to payments under Iridium Holdings’ operations and maintenance agreement with Boeing. These expenses also include variable telecommunication termination costs, which are the costs paid to telecommunications providers to originate and terminate voice or data calls from customers using Iridium Holdings’ network to terrestrial wireline or wireless networks. Personnel expenses for Iridium Holdings’ Operations Group, which oversees the operation of Iridium Holdings’ satellite network, are similarly included in network and satellite operations and maintenance expenses;

•
Depreciation and amortization, which represent the depreciation and amortization of Iridium Holdings space and ground facilities, property and equipment, as well as amortization of certain intangible assets. Because the acquisition cost of these assets was substantially below their historic cost or replacement cost, current depreciation and amortization costs have been reduced substantially for GAAP purposes, thereby increasing net income or decreasing net loss. As Iridium Holdings begins to capitalize its capital expenditures in connection with Iridium NEXT, especially to procure and launch its second-generation satellite constellation, Iridium Holdings expects GAAP depreciation to increase substantially starting in 2014 and 2015 after Iridium Holdings launches the first set of satellites.  In addition, as a result of the application of purchase accounting in connection with Iridium Holdings’ proposed transaction with GHQ, Iridium Holdings’ depreciation and amortization expense will increase in future periods following the consummation of the acquisition;

•
Selling, general and administrative expenses, which are the salaries, commissions and other personnel-related expenses for employees engaged in sales and marketing and the marketing costs of Iridium Holdings’ business. This also includes expenses for its executive, finance, legal, regulatory, administrative, information technology and human resource departments; and

•
Research and development expenses, which represent expenses incurred in the development, design and testing of new products and services, product and service enhancements and new applications for Iridium Holdings’ existing products and services. Expenses related to research and development contracts with certain distributors and U.S. government agencies, including the DoD, are similarly included in Iridium Holdings’ research and development expenses. Currently, this also includes all expenses relating to the development of Iridium NEXT, including certain milestone payments paid to the two companies vying to serve as the prime system contractor. Once Iridium Holdings signs a full scale development contract for Iridium NEXT with a prime contractor, Iridium Holdings expects a portion of such expenses will be capitalized.

Due to the fixed nature of Iridium Holdings’ network costs, Iridium Holdings’ network and satellite operations and maintenance expenses have has been fairly consistent over the past three fiscal years. From 2005 to 2007, its operating expenses have grown primarily due to:

•	increased cost of sales due to subscriber growth and the related sales of Iridium Holdings’ voice and data devices;

•
increased research and development expenses resulting from investments in new products and services, such as its Iridium 9601 short burst data modem and related machine-to-machine services, its next generation satellite handset and L-Band transceiver and its high-speed data service, Iridium OpenPort, as well the development of Iridium NEXT;

•	increased personnel and related costs to support Iridium Holdings’ growth, principally as a result of a 25.9% increase in its total employees during the period, from 108 in 2005 to 136 in 2007; and

•	increased administrative and related costs, including licensing, regulatory and legal expenses, to support Iridium Holdings’ growth.

All of Iridium Holdings’ expenses are in U.S. dollars, except those related to its development agreement with Cambridge Consulting, which are denominated in pounds sterling. Such expenses amounted to $23.0 million from 2005 to 2007 (based on the average exchange rate for the period of US$1.86 per £1.00), and as such, do not account for a significant proportion of Iridium Holdings’ total operating expenses during the period. However, Iridium Holdings maintains certain hedging agreements to manage foreign exchange risks relating to this agreement.

Operating Profit (Loss)

Iridium Holdings’ operating profit has grown over the past three years due primarily to increased service and subscriber equipment revenues resulting from growth in equipment sales, particularly its high margin satellite handsets, and an increase in overall subscribers. Iridium Holdings’ satellite handsets have and continue to comprise Iridium Holdings’ highest margin products. Although the proportion of satellite handset sales relative to sales of Iridium Holdings’ other devices decreased from 2005 to 2007, sales of its handsets grew in absolute terms during the period, contributing significantly to growth in Iridium Holdings’ operating profit. These increases in operating profit were partially offset by increased cost of sales, research and development expenses and selling, general and administrative expenses as described above. As a percentage of total revenue, operating profit has also increased during this period.

Interest Expense

Interest expense consists primarily of interest and fees on borrowings under Iridium Holdings’ first and second lien credit agreements as well as certain payments related to Iridium Holdings’ agreements with Motorola, including Iridium Holdings’ transition services, products and asset agreement and a senior subordinated term loan. Principal and interest on the senior subordinated term loan with Motorola were paid in full in May 2005; however Iridium Holdings continues to accrue certain deferred payment obligations under such documents.  Upon the consummation of Iridium Holdings’ proposed transaction with GHQ, Iridium Holdings expects its interest expenses to decrease significantly.  In October 2008, Iridium Holdings prepaid $22 million in connection with an amendment to its first lien credit facility.  In addition, Iridium Holdings has agreed to pay $80.0 million of the outstanding balance of its first lien credit agreement at the closing of this transaction.  See “—Liquidity and Capital Resources—Cash and Indebtedness” below.

Interest and Other Income

Interest and other income is comprised of interest income earned on Iridium Holdings’ cash and cash equivalents and short-term investments, consisting primarily of certain investments that have contractual maturities no greater than nine months at the time of purchase. Other income includes gains and losses on Iridium Holdings’ foreign exchange hedge agreement related to its agreement with Cambridge Consulting. Prior to 2007, miscellaneous revenue related to call intercept services provided pursuant to subpoenas received from various U.S. and foreign government agencies was recorded under other income.  In 2007, this revenue was reclassified and is now recorded as commercial service revenue.

Income Taxes

As a limited liability company that is treated as a partnership for federal income tax purposes, Iridium Holdings is generally not subject to federal income tax directly.  However, Iridium Holdings will be subject to such taxes in the future upon the consummation of Iridium Holdings’ proposed transaction with GHQ.

Net Income

During the past three years, Iridium Holdings’ net income has increased as a result of the factors cited above.  In future periods, Iridium Holdings expects its net income to be affected by the changes to depreciation and interest expense and income taxes, as discussed above.

Critical Accounting Policies

Iridium Holdings’ discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Iridium Holdings to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, Iridium Holdings evaluates its estimates including those related to revenue recognition, property and equipment, long-lived assets, inventory, interest rate swaps, income taxes and equity-based compensation. Iridium Holdings bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The accounting policies Iridium Holdings believes to be most critical to understanding its financial results and condition and that require complex and subjective management judgments are discussed below.

Revenue Recognition

Iridium Holdings derives its revenues as a wholesaler of mobile satellite communications products and services. Iridium Holdings’ primary types of revenue include airtime fixed- or flat-rate revenue, airtime usage-based revenue, contract services revenue and revenue from subscriber equipment sales. Iridium Holdings recognizes revenue when services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed or determinable and collection is probable.

Commercial Services Revenue

Pursuant to wholesale agreements, Iridium Holdings sells its commercial products and services to third-party distributors who, in turn, sell the products and services to dealers or directly to end-users. When an end-user activates service on a particular device, Iridium Holdings begins charging its partners a monthly access fee and a usage fee per minute of use. Iridium Holdings recognizes revenue for post-paid usage or traffic-driven charges when usage occurs. Revenue for fixed-per-user access fees is recognized ratably over the period in which the service is provided to the end-user. Revenue from prepaid services is recognized when usage occurs or when the customer’s right to access the unused prepaid services expires.

Government Services Revenue

Iridium Holdings provides all services to the U.S. government, including airtime, airtime support and maintenance services for the U.S. government’s dedicated gateway, under two separate agreements with the DISA pursuant to fixed-fee arrangements. Revenues related to the services provided under both agreements are recognized ratably over the periods in which the services are provided. Iridium Holdings does not make direct equipment sales to the U.S. government.  Rather, U.S. government customers purchase Iridium Holdings’ equipment from its third-party distributors.

Contract Services Revenue

Iridium Holdings also provides certain engineering services to assist certain distributors and the DoD in developing new technologies related to its satellite network. The revenues associated with these services are recorded when the services are rendered and the expenses are recorded when incurred. Contract services revenue pertains to all contract revenue, including both government and non-government customers. Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus an estimate of the applicable fees earned. Iridium Holdings considers fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. Contract services revenue is recorded as commercial services revenue for contracts with distributors and government services revenue for contracts with the DoD.

Subscriber Equipment Revenue

Iridium Holdings follows the provisions of Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, or EITF Issue No. 00-21. EITF Issue No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. In some arrangements, the different revenue-generating activities (deliveries) are sufficiently separable and there exists sufficient evidence of their fair values to account separately for some or all of the deliveries (that is, there are separate units of accounting). In other arrangements, some or all of the deliveries are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. EITF Issue No. 00-21 addresses when, and if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. EITF Issue No. 00-21 does not change otherwise applicable revenue recognition criteria.

In late 2004, significant evidence of a secondary market emerged providing proof of stand-alone value for Iridium Holdings’ subscriber equipment. As a result, Iridium Holdings determined that its equipment should be treated as a separate unit of accounting in accordance with EITF Issue No. 00-21. Accordingly, effective January 1, 2005, Iridium Holdings began recognizing equipment sales and related costs when equipment title passes to the customer. This change in accounting estimate was applied prospectively.

All previously deferred equipment revenues and related costs continue to be recognized over the remaining estimated average customer relationship period. As of September 30, 2008, approximately $200,000 of deferred revenue and $200,000 of deferred costs remain unrecognized. These amounts will be recognized during the remainder of 2008.

Property and Equipment

Property and equipment is carried at acquired cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the following estimated useful lives: space system in service (14 years); terrestrial system assets (seven years); business support systems (five years); internally developed software (seven years); other software and equipment (three to five years); gateway and satellite equipment (seven to ten years); buildings (39 years) and leasehold improvements (shorter of estimated useful life or remaining lease term). Repair and maintenance costs are expensed as incurred. Iridium Holdings performs evaluations of the estimated useful lives of its property and equipment for depreciation purposes. The estimated useful lives are determined and evaluated based on the period over which services are expected to be rendered by the asset. Interest costs associated with the construction of capital assets for business operations are capitalized and the cost is amortized over the assets’ useful lives beginning when the asset is placed in service.

Long Lived Assets

Iridium Holdings periodically reviews and evaluates long-lived assets, primarily property, plant and equipment and intangible assets with finite lives, when events and circumstances indicate that the carrying amount of these assets may not be recoverable. For long-lived assets, this evaluation is based on the expected future undiscounted operating cash flows of the related assets. Should such evaluation result in Iridium Holdings concluding that the carrying amount of long-lived assets has been impaired, an appropriate write-down to their fair value is recorded. The impairment loss of the assets would be measured as the excess of the assets’ carrying amount over their fair value. Fair value is based on market prices where available, an estimate of market value or various valuation techniques.

The carrying value of a satellite lost as a result of an in-orbit failure would be charged to operations upon the occurrence of the loss. For the year ended December 31, 2005, Iridium Holdings recorded the carrying value of $300,000 as an impairment loss related to the failure of two satellites. For the year ended December 31, 2006, Iridium Holdings recorded the carrying value of $100,000 related to the failure of one satellite as an impairment loss. There were no impairment losses recorded in 2007.  For the nine months ending September 30, 2008, Iridium Holdings recorded the carrying value of $100,000 for one failed satellite as an impairment loss.

Inventory

Inventory consists of subscriber equipment, which includes satellite handsets, L-Band transceivers, short burst data devices and a selection of accessories for Iridium Holdings’ devices, including holsters, earbud remotes and charging units, to be sold to customers to access Iridium Holdings’ services. Such inventory is valued at the lower of cost or net realizable value. Iridium Holdings outsources manufacturing of satellite handsets, L-Band transceivers, short burst data devices and purchase accessories from third party suppliers. Cost allocations of overhead (including salary and benefits of Iridium Holdings’ logistics personnel, which manage Iridium Holdings’ relationships with its vendors and prepare inventory for sale), scrap, obsolescence, shrinkage, tooling, freight and warehouse distribution charges are included as cost components of these manufactured items. All inventory is valued using the average cost method.

Interest Rate Swaps

Iridium Holdings follows the provisions of Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133, or SFAS 133, in accounting for derivate instruments. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values.

As required by its first and second lien credit agreements, Iridium Holdings executed four pay-fixed receive-variable interest rate swaps in 2006, two of which were still open at September 30, 2008, and mature within two years. As of September 30, 2008, Iridium Holdings had approximately $86.0 million of variable interest rate debt hedged under these swaps. The interest rate swaps are designated as cash flow hedges. The objective for holding these instruments is to manage the variable interest rate risk related to Iridium Holdings’ $210.0 million of credit agreements debt by synthetically converting a portion of the variable rate risk to fixed rate interest rate risk. The swaps are structured so that Iridium Holdings will pay a fixed rate of interest and receive a variable interest payment, which, to the extent hedged, should offset the variable interest that is being paid on Iridium Holdings’ debt. The variable interest rate on the swaps reset every quarter concurrent with the reset of the variable rate on its debt. The fixed rate will not change over the life of the swap. Each quarter-end the swaps are measured against current interest rates to determine a fair market value. The fair market value is recorded on the balance sheet and the offset to the value, to the extent effective, is recorded in accumulated other comprehensive income, or AOCI. Any ineffectiveness is recorded to interest expense.

The effectiveness of the swaps in offsetting any gain or loss on Iridium Holdings’ debt is assessed and measured on a quarterly basis by regressing historical changes in the value of the swap with the historical change in value of the underlying debt. To establish a value for the underlying debt a “hypothetical” derivative is created with terms that match the debt (i.e., notional amount, reset rates and terms, maturity) and had a zero fair value at designation. Effectiveness is tested and measured every quarter.

The testing and measurement of the effectiveness of the swaps is performed on a contract-by-contract basis. The change in the swaps’ fair market value from the designation due to September 30, 2008 was compared with the hypothetical change in fair market value for the same period.  Since the change in the value of the hypotheticals was less than the change in the value of the swaps, a $100,000 loss associated with ineffectiveness was recognized as of September 30, 2008.  Therefore, the $2.3 million loss on the derivative is recorded to interest rate swap liability, and a $2.2 million offset is recorded in AOCI in the accompanying September 30, 2008 consolidated balance sheets.  The change in the swaps’ fair market value from the designation date to December 31, 2007 was similarly compared with the hypothetical change in fair market value for the same period. Since the change in the value of the hypotheticals was less than the change in the value of the swaps, a $100,000 loss associated with ineffectiveness was accrued as of December 31, 2007. Therefore, the $3.7 million loss on the derivative is recorded to interest rate swap liability and a $3.6 million offset is recorded in AOCI in the accompanying December 31, 2007 consolidated balance sheets. There was no ineffectiveness in 2006; as a result, both the interest rate swap liability and AOCI was $2.4 million at December 31, 2006.

At September 30, 2008, $1.8 million is expected to be reclassified from AOCI to earnings as additional interest expense over the next twelve months in conjunction with lower variable rate interest payments on the debt. The net interest expense should equal the fixed rate on the swaps, thus meeting the original objective of the hedge program.

Income Taxes

As a limited liability company that is treated as a partnership for federal income tax purposes, Iridium Holdings is generally not subject to federal income tax directly. Rather, each member is subject to income taxation based on the member’s portion of its income or loss as defined in Iridium Holdings’ limited liability company agreement. Iridium Holdings is subject to federal excise, withholding and payroll taxes, to state and local taxes in the United States and to income, value-added tax and other taxes in non-U.S. jurisdictions in which Iridium Holdings operates.

Iridium Holdings regularly assesses the potential outcome of current and future examinations in each of the taxing jurisdictions when determining the adequacy of accruals for tax, penalties and interest. Iridium Holdings has established accruals that it believes are adequate in relation to the potential for additional assessments. Iridium Holdings does not believe any such tax, penalties or interest would have a material impact on its financial position.

Results of Operations

Comparison of Results of Operations for the Nine Months Ended September 30, 2008 and 2007

Revenue.    Total revenue increased by $50.6 million, or approximately 26%, to $244.2 million for the nine months ended September 30, 2008 from $193.6 million for the same period in 2007, due principally to a growth in total subscribers, an increase in Iridium Holdings’ subscriber equipment sales and increased contract revenue from the DoD as well as the renewal of its service agreements with the U.S. government and the related fee increases. Total subscribers increased 37% during the period, from 225,368 at September 30, 2007 to 309,450 at September 30, 2008.

Government Services Revenue.    Government services revenue increased by $7.0 million, or approximately 17%, to $48.8 million for the nine months ended September 30, 2008 from $41.9 million for the same period in 2007. This growth was driven by an increase in contract revenue relating to several research and development agreements with the DoD and other U.S. government agencies, including secondary payload research. The remaining growth was attributable to a 5% increase in user fees and higher gateway maintenance revenue as provided in Iridium Holdings’ recently renewed agreements with the U.S. government, which became effective April 1, 2008.  As a percentage of total revenues, government services revenue decreased from 21.6% for the nine months ended September 30, 2007 to 20% for the same period in 2008.

Commercial Services Revenue.    Commercial services revenue increased by $24.3 million, or approximately 33%, to $97.5 million for the nine months ended September 30, 2008 from $73.2 million for the same period in 2007, due principally to growth in subscribers and associated access fees resulting from increased overall demand, accelerated by the popularity of Iridium Holdings’ machine-to-machine services and customer defections from Globalstar. The increase in commercial services revenue was offset by lower revenues from usage fees resulting from an increase in the proportion of machine-to-machine services relative to voice services, as machine-to-machine services account for lower average revenue per unit than voice services.  As a percentage of total revenues, commercial services revenue increased from 37.8% for the nine months ended September 30, 2007 to 39.9% for the same period in 2008.

Subscriber Equipment Sales.    Subscriber equipment sales increased by $19.3 million, or approximately 25%, to $97.8 million for the nine months ended September 30, 2008 from $78.5 million for the same period in 2007. Increased subscriber equipment sales were driven principally by subscriber growth and the related increased in sales of Iridium Holdings’ satellite handsets and Iridium 9601 short burst data modem. Despite being introduced in late 2005, sales of its Iridium 9601 short burst data modem continued to exhibit strong growth. Although the proportion of satellites handset sales relative to sales of Iridium Holdings’ other lower priced devices decreased during the period, sales of Iridium Holdings’ higher priced handsets grew in absolute terms, contributing significantly to growth in its revenue from subscriber equipment sales. Until the introduction of its Iridium OpenPort terminals, Iridium Holdings’ satellite handsets have been its highest priced devices.  As a percentage of total revenues, subscriber equipment sales decreased from 40.6% for the nine months ended September 30, 2007 to 40.1% for the same period in 2008.

Operating Expenses.    Total operating expenses increased by $33.9 million, or approximately 24%, to $178.1 million for the nine months ended September 30, 2008 from $144.2 million for the same period in 2007. This increase was due primarily to increased costs of sales resulting from a growth in sales of Iridium Holdings’ voice and data devices as well as increased research and development expenses related to the development of new subscriber equipment and services and Iridium NEXT.  Total operating expenses for the period also increased as a result of higher selling, general and administrative expenses resulting from Iridium Holdings’ capital raising activities, including its proposed transaction with GHQ in the third quarter of 2008 and increased personnel expenses from growth in total employees resulting from its expansion.  As a percentage of total revenues, operating expenses decreased from 74.5% for the nine months ended September 30, 2007 to 72.9% for the same period in 2008.

Cost of Sales.    Cost of sales increased by $6.9 million, or approximately 14%, to $55.3 million for the nine months ended September 30, 2008 from $48.3 million for the same period in 2007 primarily as a result of subscriber growth and the related increase in sales of Iridium Holdings’ voice and data devices, particularly its satellite handsets. Iridium Holdings’ handsets have the highest production costs of all its devices. This increase in costs of sales was offset by a decrease in the cost of recognizing previously deferred subscriber equipment sales of $6.6 million, or approximately 67%, to $3.2 million for the period ended September 30, 2008, from $9.8 million in the same period in 2007. Effective January 1, 2005, Iridium Holdings began recognizing equipment sales and related costs when equipment title passes to the customer.  As a percentage of total revenues, cost of sales decreased from 25.6% for the nine months ended September 30, 2007 to 22.7% for the same period in 2008.

Network and satellite operations and maintenance.    Network and satellite operations and maintenance expenses increased by $3.2 million, or approximately 7%, to $47.5 million for the nine months ended September 30, 2008 from $44.2 million for the same period in 2007, primarily as a result of increased maintenance expenses with respect to Iridium Holdings’ satellite network due to the annual price escalation clause in its operations and maintenance agreement with Boeing, higher fees for software licensing and maintenance, an increase in variable network costs, including termination costs, and increased personnel expenses related to the growth of Iridium Holdings’ Operations Group.  As a percentage of total revenues, network and satellite operations and maintenance expenses decreased from 22.8% for the nine months ended September 30, 2007 to 19.5% for the same period in 2008.

Depreciation and Amortization.    Depreciation and amortization expenses increased by $1.4 million, or approximately 18%, to $9.0 million for the nine months ended September 30, 2008 from $7.6 million for the same period in 2007, primarily as a result of additional depreciation associated with new equipment placed in service, including a new satellite earth station facility in Norway and certain equipment for Iridium Holdings’ satellite network operations center and gateway. As a percentage of total revenues, depreciation and amortization expenses decreased from 3.9% for the nine months ended September 30, 2007 to 3.7% for the same period in 2008.

Selling, General and Administrative.    Selling, general and administrative expenses increased by $10.1 million, or approximately 31.0%, to $43.0 million for the nine months ended September 30, 2008 from $32.8 million for the same period in 2007, primarily as a result of higher legal, regulatory and accounting expenses in 2008 resulting from Iridium Holdings capital raising activities, including its proposed transaction with GHQ, as well increased personnel and other administrative expenses related to its growth and pursuit of expansion opportunities. Total employees grew 42.0% during the period, from 119 at September 30, 2007 to 169 at September 30, 2008.  As a percentage of total revenues, selling, general and administrative expenses increased from 16.9% for the nine months ended September 30, 2007 to 17.6% for the same period in 2008.

Research and Development.    Research and development expenses increased by $12.3 million, or approximately 109%, to $23.5 million for the nine months ended September 30, 2008 from $11.2 million for the same period in 2007, primarily as a result of increased expenses related to investments in new subscriber equipment and services, including Iridium Holdings’ next generation satellite handset, L-Band transceiver and short burst data modem and Iridium OpenPort, as well as the development of Iridium NEXT. This also includes increased expenses related to the abovementioned research and development contracts with the DoD and other U.S. government agencies.  As a percentage of total revenues, research and development expenses increased from 5.8% for the nine months ended September 30, 2007 to 9.6% for the same period in 2008.

Operating Profit (Loss).    Operating profit increased by $16.7 million, or approximately 34%, to $66.1 million for the period ended September 30, 2008 from $49.4  million for the same period in 2007. This increase was due primarily increased service and subscriber equipment revenues resulting from growth in equipment sales, particularly Iridium Holdings’ high margin satellite handsets, and an increase in total subscribers. Although the proportion of satellites handset sales relative to sales of Iridium Holdings’ other devices decreased during the period, as discussed above, handsets sales grew in absolute terms, contributing significantly to growth in its operating profit. These increases in operating profit were partially offset by increased cost of sales, research and development expenses and selling, general and administrative expenses as described above.  As a percentage of total revenues, operating profit increased from 25.5% for the nine months ended September 30, 2007 to 27.1% for the same period in 2008.

Interest Expense.    Interest expense decreased by $2.2 million, or approximately 13%, to $14.3 million for the nine months ended September 30, 2008 from $16.5 million for the same period in 2007. This decreased resulted from lower outstanding balances on Iridium Holdings’ first and second lien credit agreements.

Interest and Other Income.    Interest and other income decreased by $1.1 million, or approximately 65%, to $600,000 for the nine months ended September 30, 2008 from $1.7 million for the same period in 2007. This decrease was due to lower interest income resulting from a decrease in the interest earned on Iridium Holdings’ cash and cash equivalents and short term investments offset by increased foreign currency losses.

Net Income.    Iridium Holdings’ net income increased by $17.7 million, or approximately 51%, to $52.3 million for the nine months ended September 30, 2008 from $34.6 million for the same period in 2007, as a result of the factors described above.  As a percentage of total revenues, net income increased from 17.9% for the nine months ended September 30, 2007 to 21.4% for the same period in 2008.

Comparison of Results of Operations for the Years Ended December 31, 2007 and 2006

Revenue.    Total revenue increased by $48.5 million, or approximately 22.8%, to $260.9 million for the year ended December 31, 2007 from $212.4 million for the year ended December 31, 2006, due principally to a growth in total subscribers, an increase in Iridium Holdings’ subscriber equipment sales and increased contract revenue from the DoD. Total subscribers increased 34% during the period, from 174,219 at December 31, 2006 to 234,162 at December 31, 2007.

Government Service Revenue.    Government service revenue increased by $7.1 million, or approximately 13.9%, to $57.9 million for the year ended December 31, 2007 from $50.8 million in 2006. This growth was driven by an increase in contract revenue from an agreement with a prime contractor of the U.S. government to assess the feasibility of incorporating secondary payloads in Iridium NEXT as well as an increase in the number of subscribers.  As a percentage of total revenues, government services revenue decreased from 23.9% for the year ended December 31, 2006 to 22.2% in 2007.

Commercial Service Revenue.    Commercial service revenue increased by $23.5 million, or approximately 30.3%, to $101.2 million for the year ended December 31, 2007 from $77.7 million for 2006. This growth was driven by a growth in subscribers and associated access fees resulting from increased overall demand, accelerated by the popularity of Iridium Holdings’ machine-to-machine services and customer defections from Globalstar. Further contributing to this increase, in August 2006, Iridium Holdings increased monthly access fees for voice subscribers by $5 per month.  As a percentage of total revenues, commercial services revenue increased from 36.6% for the year ended December 31, 2006 to 38.8% in 2007.

Subscriber Equipment Sales.    Subscriber equipment sales increased by $17.9 million, or approximately 21.4%, to $101.9 million for the year ended December 31, 2007 from $83.9 million for 2006. Increased subscriber equipment sales were driven principally by subscriber growth and the related increase in sales of Iridium Holdings’ satellite handsets and Iridium 9601 short burst data modem. Sales of Iridium Holdings’ Iridium 9601 short burst data modem continued to exhibit strong growth two years after its introduction. Sales of Iridium Holdings’ higher priced handsets also grew, contributing significantly to growth in Iridium Holdings’ revenue from subscriber equipment sales.  As a percentage of total revenues, subscriber equipment sales decreased from 39.5% for the year ended December 31, 2006 to 39.1% in 2007.

Operating Expenses.    Total operating expenses increased by $30.5 million, or approximately 18.3%, to $197.7 million for the year ended December 31, 2007 from $167.2 million for 2006. This increase was due primarily to increased research and development expenses related to the development of new subscriber equipment and services as well as increased costs of sales resulting from a growth in sales of Iridium Holdings’ voice and data devices.  Total operating expenses for the period also increased as a result of higher personnel and other administrative expenses largely from growth in total employees resulting from its expansion.  As a percentage of total revenues, operating expenses decreased from 78.7% for the year ended December 31, 2006 to 75.8% in 2007.

Cost of Sales.    Cost of sales increased by $2.4 million, or approximately 3.9%, to $62.4 million for the year ended December 31, 2007 from $60.1 million for 2006, primarily as a result of subscriber growth and the related increase in sales of Iridium Holdings’ voice and data devices, particularly its higher cost satellite handsets.  This increase was offset by a decrease in the cost of recognizing previously deferred subscriber equipment sales, which decreased by $9.5 million, or approximately 44.4%, to $11.8 million for the year ended December 31, 2007 from $21.3 million for 2006.  As a percentage of total revenues, cost of sales decreased from 28.3% for the year ended December 31, 2006 to 23.9% in 2007.

Network and Satellite Operations and Maintenance.    Network and satellite operations and maintenance expenses decreased by $500,000, or approximately 0.8%, to $60.2 million for the year ended December 31, 2007 from $60.7 million for 2006, primarily as a result of a decrease in the amount of consulting expenditures incurred related to Iridium Holdings’ current satellite system, partially offset by increased maintenance expenses with respect to its satellite network due to the annual price escalation clause in Iridium Holdings’ operations and maintenance agreement with Boeing, an increase in variable network costs, including termination costs and higher personnel expenses related to the growth of its Operations Group.  As a percentage of total revenues, network and satellite operations and maintenance expenses decreased from 28.6% for the year ended December 31, 2006 to 23.1% in 2007.

Depreciation and Amortization.    Depreciation and amortization expenses increased by $2.8 million, or approximately 33.2%, to $11.4 million for the year ended December 31, 2007 from $8.5 million for 2006, primarily as a result of additional depreciation associated with new equipment placed in service in 2007, including equipment upgrades at Iridium Holdings’ satellite network operations center and technical support center as well as business systems, including a new data warehouse and call intercept system.  As a percentage of total revenues, depreciation and amortization expenses increased from 4.0% for the year ended December 31, 2006 to 4.4% in 2007.

Selling, General and Administrative.    Selling, general and administrative expenses increased by $12.9 million, or approximately 38.5%, to $46.4 million for the year ended December 31, 2007 from $33.5 million for 2006, primarily as a result of increased personnel and other administrative expenses to accompany Iridium Holdings’ growth. Total employees grew 28% during the period, from 93 at December 31, 2006 to 119 at December 31, 2007.  As a percentage of total revenues, selling, general and administrative expenses increased from 15.9% for the year ended December 31, 2006 to 17.8% in 2007.

Research and Development.    Research and development expenses increased by $13.0 million, or approximately 293.1%, to $17.4 million for the year ended December 31, 2007 from $4.4 million for 2006, primarily as a result of expenditures related to the development of new subscriber equipment and services, including Iridium Holdings’ next generation satellite handset and L-Band transceiver and Iridium OpenPort. This also includes increased expenses related to the abovementioned research and development contract with the U.S. government.  As a percentage of total revenues, research and development expenses increased from 2.1% for the year ended December 31, 2006 to 6.7% in 2007.

Operating Profit (Loss).    Operating profit increased by $17.9 million, or approximately 39.7%, to $63.2 million for the year ended December 31, 2007 from $45.2 million for 2006. This increase was due primarily to increased service and subscriber equipment revenues resulting from growth in equipment sales, particularly Iridium Holdings’ high margin satellite handsets, and an increase in total subscribers. As discussed above, handsets sales grew during the period, contributing significantly to growth in Iridium Holdings’ operating profit. These increases in operating profit were partially offset by increased cost of sales, research and development expenses and selling, general and administrative expenses as described above.  As a percentage of total revenues, operating profit increased from 21.3% for the year ended December 31, 2006 to 24.2% in 2007.

Interest Expense.    Interest expense increased by $6.6 million, or approximately 43.4%, to $21.8 million for the year ended December 31, 2007 from $15.2 million for 2006. This increase resulted from recognizing a full year of interest expense associated with Iridium Holdings’ first and second lien credit agreements, which it entered into in July 2006.

Interest and Other Income.    Interest and other income increased by $600,000, or approximately 34.5%, to $2.4 million for the year ended December 31, 2007 from $1.8 million for 2006. This increase resulted from higher interest income resulting from increased cash balances on hand. This increase was offset by a decrease in other income due to lower revenues from intercept services provided pursuant to U.S. government subpoenas, which were reclassified as commercial service revenues in 2007.

Net Income.    Iridium Holdings’ net income increased by $12.0 million, or approximately 37.6%, to $43.8 million for the year ended December 31, 2007 from $31.8 million for 2006, as a result of the factors described above.  As a percentage of total revenues, net income increased from 15.0% for the year ended December 31, 2006 to 16.8% in 2007.

Comparison of Results of Operations for the Years Ended December 31, 2006 and 2005

Revenue.    Total revenue increased by $24.7 million, or approximately 13.2%, to $212.4 million for the year ended December 31, 2006 from $187.7 million for 2005, due principally to a growth in total subscribers and an increase in Iridium Holdings’ subscriber equipment sales. Total subscribers increased 22% during the period, from 142,864 at December 31, 2005 to 174,219 at December 31, 2006.

Government Service Revenue.    Government service revenue increased by $2.5 million, or approximately 5.0%, to $50.8 million for the year ended December 31, 2006 from $ 48.3 million for 2005. This growth was driven principally by an increase in the number of subscribers and an increase in revenues from maintenance of the DoD gateway, partially offset by a decrease in revenues from reimbursements for upgrades to the U.S. government gateway which were recorded in 2005.  As a percentage of total revenues, government services revenue decreased from 25.7% for the year ended December 31, 2005 to 23.9% in 2006.

Commercial Service Revenue.    Commercial service revenue increased by $17.0 million, or approximately 28.0%, to $77.7 million for the year ended December 31, 2006 from $60.7 million for 2005. This growth was driven by a growth in subscribers and associated access fees resulting from increased overall demand, accelerated by the popularity of the Iridium 9522A L-Band transceiver and the introduction of Iridium Holdings’ machine-to-machine services.  As a percentage of total revenues, commercial services revenue increased from 32.3% for the year ended December 31, 2005 to 36.6% in 2006.

Subscriber Equipment Sales.    Subscriber equipment sales increased by $5.3 million, or approximately 6.7%, to $83.9 million for the year ended December 31, 2006 from $78.7 million for 2005. Increased subscriber equipment sales were driven principally by subscriber growth and the related increased in sales of Iridium Holdings’ satellite handsets, Iridium 9522A L-Band transceiver and Iridium 9601 short burst data modem, which was introduced in November 2005. Although the proportion of satellites handset sales relative to sales of its other lower priced devices decreased during the period, sales of Iridium Holdings’ higher priced handsets grew in absolute terms, contributing significantly to growth in its revenue from subscriber equipment sales.  As a percentage of total revenues, subscriber equipment sales decreased from 41.9% for the year ended December 31, 2005 to 39.5% in 2006.

Operating Expenses.    Total operating expenses increased by $19.3 million, or approximately 13%, to $167.2 million for the year ended December 31, 2006 from $147.9 million for 2005. This increase was due primarily to increased research and development expenses related to the reversal of a $14.0 million expense in 2005 that was originally recorded in 2003 as well as higher personnel and other administrative expenses largely from growth in total employees resulting from Iridium Holdings’ expansion.  As a percentage of total revenues, operating expenses decreased from 78.8% for the year ended December 31, 2005 to 78.7% in 2006.

Cost of Sales.    Cost of sales decreased by $2.7 million, or approximately 4.4%, to $60.1 million for the year ended December 31, 2006 from $62.8 million for 2005, primarily as a result of lower cost of recognizing previously deferred subscriber equipment sales.  The cost of recognizing previously deferred subscriber equipment sales decreased by $6.0 million, or approximately 22.2%, to $21.3 million for the year ended December 31, 2006 from $27.3 million for 2005.  This decrease was partially offset by increased subscriber equipment sales driven principally by subscriber growth and the related increased in sales of Iridium Holdings’ satellite handsets, Iridium 9522A L-Band transceiver and Iridium 9601 short burst data modem.  As a percentage of total revenues, cost of sales decreased from 33.5% for the year ended December 31, 2005 to 28.3% in 2006.

Network and Satellite Operations and Maintenance.    Network and satellite operations and maintenance expenses increased by $3.8 million, or approximately 6.6%, to $60.7 million for the year ended December 31, 2006 from $56.9 million for 2005, primarily as a result of increased maintenance expenses with respect to Iridium Holdings’ satellite network due to the annual price escalation clause in its operations and maintenance agreement with Boeing and higher personnel expenses related to the growth of its Operations Group.  As a percentage of total revenues, network and satellite operations and maintenance expenses decreased from 30.3% for the year ended December 31, 2005 to 28.6% in 2006.

Depreciation and Amortization.    Depreciation and amortization expenses increased by $800,000, or approximately 10.6%, to $8.5 million for the year ended December 31, 2006 from $7.7 million for 2005, primarily as a result of additional depreciation associated with new equipment placed in service in 2006, including the addition of a satellite earth station facility in Fairbanks, Alaska as well as equipment and software upgrades at Iridium Holdings’ satellite network operations center, technical support center and gateway. As a percentage of total revenues, depreciation and amortization expenses decreased from 4.1% for the year ended December 31, 2005 to 4.0% in 2006.

Selling, General and Administrative.    Selling, general and administrative increased by $3.3 million, or approximately 11.1%, to $34.5 million for the year ended December 31, 2006 from $30.1 million for 2005, primarily as a result of increased personnel and other administrative expenses to accompany Iridium Holdings’ growth. Total employees grew 5.1% during the period, from 98 at December 31, 2005 to 103 at December 31, 2006.  As a percentage of total revenues, selling, general and administrative expenses increased from 16.0% for the year ended December 31, 2005 to 16.2% in 2006.

Research and Development.    Research and development expenses increased by $14.1 million, or approximately 145.7%, to $4.4 million for the year ended December 31, 2006 from ($9.7) million for 2005, primarily as a result of the reversal of a $14.0 million expenditure in 2005 that was originally recorded in 2003 as well increased expenditures related to the development of new subscriber equipment and services, including the initial development of Iridium OpenPort. The $14.0 million expense relates to an agreement Iridium Holdings entered into on July 12, 2002 with Boeing Satellite Systems, Inc. in connection with Iridium NEXT. Iridium Holdings entered into this agreement in order to retain its license to develop its next generation constellation as required by the FCC. On January 19, 2005, Iridium Holdings granted a third party an option to acquire such license and, as result, were no longer required to maintain its initial agreement with Boeing Satellite Systems, Inc. (“Boeing Satellite”). On January 31, 2005 Iridium Holdings executed a settlement agreement with Boeing Satellite releasing it from payment of the amounts owed under its previous agreement.  As a percentage of total revenues, research and development expenses increased from (5.1%) for the year ended December 31, 2005 to 2.1% in 2006.

Operating Profit (Loss).    Operating profit increased by $5.4 million, or approximately 13.7%, to $45.2 million for the year ended December 31, 2006 from $39.8 million for 2005. This increase was due primarily increased service and subscriber equipment revenues resulting from growth in equipment sales, particularly Iridium Holdings’ high margin satellite handsets, and an increase in total subscribers. Although the proportion of satellites handset sales relative to sales of its other devices decreased during the period, as discussed above, handsets sales grew in absolute terms, contributing significantly to growth in Iridium Holdings’ operating profit. These increases in operating profit were partially offset by increased research and development expenses and selling, general and administrative expenses as described above.  As a percentage of total revenues, operating profit increased from 21.2% for the year ended December 31, 2005 to 21.3% in 2006.

Interest Expense.    Interest expense increased by $12.6 million, or approximately 488.3%, to $15.2 million for the year ended December 31, 2006 from $2.6 million for 2005. This increase resulted from an increase in Iridium Holdings’ level of indebtedness due to Iridium Holdings’ first and second lien credit agreements, which it entered into in July 2006.

Interest and Other Income.    Interest and other income decreased by $600,000, or approximately 25.9%, to $1.8 million for the year ended December 31, 2006 from $2.4 million for 2005. This decrease resulted from an increase in interest income due to higher cash balances offset by a decrease in other income related to the consideration received in 2005 for the sale to a third party of the option to acquire a license to build Iridium Holdings’ next generation constellation as described above.

Net Income.    Iridium Holdings’ net income decreased by $7.8 million, or approximately 19.7%, to $31.8 million for the year ended December 31, 2006 from $39.6 million for 2005, principally as a result of a significant increase in interest expense in 2006 as compared to 2005 resulting from its first and second lien credit agreements.

As a percentage of total revenues, net income decreased from 21.1% for the year ended December 31, 2005 to 15% in 2006.

Liquidity and Capital Resources

Iridium Holdings’ principal sources of liquidity are existing cash, internally generated cash flow and borrowings under its first and second lien credit agreements.  Iridium Holdings will also receive cash from the GHQ trust account upon the consummation of its proposed transaction with GHQ.  Iridium Holdings believe that these sources will provide sufficient liquidity for it to meet its liquidity requirements for the next 12 months. Iridium Holdings’ principal liquidity requirements are to meet its working capital, research and development and capital expenditure needs, including the development of Iridium NEXT, and to service its debt. Iridium Holdings may, however, require additional liquidity as it continues to execute its business strategy. Additionally, Iridium Holdings’ liquidity and its ability to fund its liquidity requirements is also dependent on its future financial performance, which is subject to general economic, financial, regulatory and other factors that are beyond its control. Iridium Holdings’ anticipates that to the extent that it requires additional liquidity, it will be funded through borrowings under its revolving credit facility, the incurrence of additional indebtedness, additional equity financings, secondary payload funding or a combination of these potential sources of liquidity. Iridium Holdings’ ability to obtain additional liquidity may be adversely impacted by a number of factors, including a continuation of the difficult conditions in the credit and financial markets which could limit the availability and increase the cost of financing. Iridium Holdings cannot assure you that it will be able to obtain such additional liquidity on reasonable terms, or at all.

Cash Flows

The following table shows Iridium Holdings’ consolidated cash flows from operating, investing and financing activities for the years ended December 31, 2005, 2006 and 2007 and the nine months ended September 30, 2007 and 2008:

Statements of Cash Flows	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
(in millions)
Cash flows provided by operating activities	$36.6	$41.1	$30.7	$61.6	$29.9
Cash flows used in investing activities	(19.8)	(11.0)	(9.7)	(9.2)	(13.1)
Cash flows used in financing activities	(26.5)	(8.0)	(18.9)	(9.9)	(22.5)

Net increase (decrease) in cash and cash equivalents	$(9.8)	$22.0	$2.2	$42.5	$5.7

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for the nine months ended September 30, 2008 increased to $61.6 million from $29.9 million for the same period in 2007. This increase was attributable primarily to a $17.7 million increase in net income, a $10.5 million increase in working capital and a $3.9 million increase in non-cash adjustments during the period. The increase in working capital primarily relates to a payment made to Boeing in 2007 in connection with Iridium Holdings’ purchase of their right to receive distributions, which consequentially reduced its working capital for that period, as well an increase in deferred revenues resulting from higher sales of its prepaid services and an increase to accounts payable due to the timing of payments to vendors. The increase in non-cash adjustments consists primarily of increases in depreciation and amortization and increases in equity and profits interest compensation.

Net cash provided by operating activities for 2007 decreased to $36.6 million from $41.1 million for 2006. This decrease was attributable primarily to a $23.2 million decrease in working capital partially offset by a $12.0 million increase in net income and a $6.7 million increase in non-cash adjustments during the period. The decrease in working capital is the result of the abovementioned 2007 payment to Boeing. Adjustments for non-cash items increased during the period due to increases in depreciation and amortization and increases in equity and profits interest compensation.

Net cash provided by operating activities for 2006 increased to $41.1 million from $30.7 million for 2005. This increase was attributable primarily to a $18.9 million increase in non-cash adjustments, partially offset by a $7.8 million and $700,000 decrease in net income and working capital, respectively, during the period.  The increase in non-cash adjustments is principally the result of the reversal of a $14.0 million research and development expense in 2005 as discussed above. Net income decreased during the period due to a significant increase in interest expense in 2006 as compared to 2005 resulting from Iridium Holdings’ first and second lien credit agreements.

Cash Flows Used in Investment Activities

Net cash used in investment activities for the nine months ended September 30, 2008 decreased to $9.2 million from $13.1 million for the same period in 2007. This decrease was attributable primarily to lower development expenses related to Iridium Holdings’ new high-speed data service, Iridium OpenPort, which it recently introduced.

Net cash used in investment activities for 2007 increased to $19.8 million from $11.0 million for 2006. This increase was attributable primarily to increased development expenses related to Iridium OpenPort as well as the procurement and implementation of a more robust customer billing system.

Net cash used in investment activities for 2006 increased to $11.0 million from $9.7 million for 2005. This increase was attributable primarily to software and hardware upgrades at Iridium Holdings’ satellite network operations center in Leesburg, Virginia and its technical support center in Chandler, Arizona.

Cash Flows Used in Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2008 decreased to $9.9 million from $22.5 million for the same period in 2007. This decrease was attributable primarily to lower payments on Iridium Holdings’ first and second lien credit agreements partially offset by two cash distributions to its current investors.

Net cash used in financing activities for 2007 increased to $26.5 million from $8.0 million for 2006. This increase was attributable primarily to increased debt payments resulting from Iridium Holdings’ first and second lien credit agreements, which it entered into in July 2006.

Net cash used in financing activities for 2006 decreased to $8.0 million from $18.9 million for 2005. This decrease was attributable primarily to the proceeds from Iridium Holdings’ first and second lien credit agreements as well as the retirement of its credit facility with Bank of America, N.A. in 2006 and the repayment of its senior convertible promissory note due to Motorola in 2005.

Capital Expenditures

Iridium Holdings’ capital expenditures consist primarily of the hardware and software upgrades to maintain its ground infrastructure and a portion of the expenses related to the development of Iridium OpenPort. These also include upgrades to its business systems, including the development of a data warehouse to analyze call data and records, upgrades to its billing system to enable customer billing of Iridium OpenPort as well as offering promotional pricing to distributors, and computers for new employees. Once a prime contractor is selected for Iridium Holdings’ next generation system, Iridium NEXT, and a full scale development contract is signed, Iridium Holdings expects that the majority of its future capital expenditures will relate to the development of Iridium NEXT through 2016.

Iridium Holdings’ capital expenditures were $9.7 million, $11.0 million, $19.8 million and $9.3 million in 2005, 2006, 2007 and the first nine months of 2008, respectively.

Iridium Holdings plans to fund the majority of the costs associated with Iridium NEXT from internally generated cash flows and secondary payload funding as well as proceeds from its proposed transaction with GHQ.  Iridium Holdings expects to finance the remaining cost from borrowings under its revolving credit facility, the incurrence of additional indebtedness, additional equity financing, or a combination of these potential sources of funding. If future internally generated cash flows and revenues from hosting secondary payloads are below expectations or the cost of Iridium NEXT increases, Iridium Holdings will require additional external funding.  There can be no assurance, however, that such external funding will be available to Iridium Holdings or as to the terms or cost of such funding.  An inability to fund such expenditures could have a material adverse effect on Iridium Holdings’ business and future results of operations.

Cash and Indebtedness

Iridium Holdings’ total cash and cash equivalents were $9.8 million at December 31, 2005, $31.8 million at December 31, 2006, $22.1 million at December 31, 2007 and $64.6 million at September 30, 2008. Iridium Holdings had total indebtedness of $19.3 million at December 31, 2005, $191.0 million at December 31, 2006, $164.5 million at December 31, 2007 and $160.2 million at September 30, 2008.

On July 27, 2006, Iridium Holdings entered into a $170.0 million first lien credit agreement and $40.0 million second lien credit agreement. The agreements include a $98.0 million four-year first lien Tranche A term loan, a $62.0 million five-year first lien Tranche B term loan, a $40.0 million six-year second lien term loan and a $10.0 million three-year first lien revolving credit facility. As of September 30, 2008, Iridium Holdings had $60.5 million outstanding under Iridium Holdings’ Tranche A term loan, $59.7 million outstanding under its Tranche B term loan, $40.0 million outstanding under the second lien term loan and it had no borrowings and availability of $10.0 million under its revolving credit facility.

The following table sets forth the amounts outstanding under Iridium Holdings’ Tranche A term loan, its Tranche B term loan, its second lien term loan and its revolving credit facility, the effective interest rates on such outstanding amounts and amounts available for additional borrowing thereunder as of September 30, 2008.

First and Second Lien Credit Agreements	Effective Interest Rate	Amount Outstanding	Amount Available for Additional Borrowing
		(dollars in millions)
Tranche A Term Loan(1)	7.05%	$60.5	$0.0
Tranche B Term Loan(1)	7.05%	59.7	0.0
Second Lien Term Loan	11.05%	40.0	0.0
Revolving Credit Facility(2)	7.05%	—	10.0
Total		$160.2	$10.0
_________________
(1)	Amount outstanding does not reflect $22.0 million prepaid on October 17, 2008.

(2)
On October 5, 2008, Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings Inc., filed for protection under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Lehman Brothers Inc. is a joint lead arranger under Iridium Holdings’ revolving credit facility and had, as of September 30, 2008, committed to provide $5.0 million under Iridium Holdings’ $10 million revolving credit facility. Iridium Holdings’ ability to draw on that $5.0 million is uncertain as a result of the bankruptcy filing.

First Lien Tranche A Term Loan

Iridium Holdings’ $98.0 million first lien Tranche A term loan bears interest at the Eurodollar base interest rate plus 4.25% and requires quarterly principal and interest payments.  Quarterly principal payments on the loan range from $2.25 million to $9.75 million. The term loan matures on June 30, 2010. As of December 31, 2007, Iridium Holdings elected to make optional pre-payments (without penalty) of $13.2 million out of excess cash on hand of the payments due through June 2008. Iridium Holdings can prepay the term loan in its entirety at par.

First Lien Tranche B Term Loan

Iridium Holdings’ $62.0 million first lien Tranche B term loan bears interest at the Eurodollar base interest rate plus 4.25% and requires quarterly principal and interest payments. Quarterly principal payments start on September 30, 2010 in the amount of $15.1 million. The term loan matures on July 27, 2011. Iridium Holdings can prepay the term loan in its entirety at par.

Second Lien Term Loan

Iridium Holdings’ $40 million second lien term loan bears interest at the Eurodollar base interest rate plus 8.25% and requires quarterly interest payments. The term loan matures on July 27, 2012, at which time the entire $40 million principal amount is due.  After July 21, 2009, Iridium Holdings can prepay the term loan in its entirety at par, provided that no amounts remain outstanding under its first lien Tranche A and B term loans.

First Lien Revolving Credit Facility

Iridium Holdings’ $10.0 million first lien revolving credit facility matures on July 27, 2009. Iridium Holdings paid an up-front fee of 2% on the revolving facility of $200,000 and is required to pay a quarterly commitment fee in respect of the unutilized commitments at an initial rate equal to 0.5% per annum on the available balance of the commitment.  On October 5, 2008, Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings Inc., filed for protection under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Lehman Brothers Inc. is a joint lead arranger under Iridium Holdings’ revolving credit facility and had, as of September 30, 2008, committed to provide $5.0 million under Iridium Holdings’ $10.0 million revolving credit facility. Iridium Holdings’ ability to draw on that $5.0 million is uncertain as a result of the bankruptcy filing. In the event that Iridium Holdings is not able to draw on the $5.0 million, however, it does not believe such event will have a material adverse effect upon it.

Iridium Holdings’ first and second lien credit agreements also contain certain customary covenants, agreements and events of default, including restrictions on its ability to incur indebtedness, grant liens, pay dividends, sell all of its assets, use funds for capital expenditures, make investments, make optional payments or modify debt instruments, or enter into sale and leaseback transactions, among others. In addition, Iridium Holdings’ first and second lien credit agreements require it to maintain compliance with specified financial covenants. Iridium Holdings must also maintain hedge agreements in order to provide interest rate protection on a minimum of 50% of the aggregate principal amounts outstanding during the first three years of the credit agreement. As of September 30, 2008, Iridium Holdings was in compliance with all of its financial covenants specified in its senior secured credit facilities.

The indebtedness under Iridium Holdings’ first and second lien credit agreements is secured by a pledge on all of its tangible and intangible assets.

On October 17, 2008, Iridium Holdings entered into an amendment to each of its first and second lien credit agreements with its respective lenders. The amendment to its first lien credit agreement provides for, among other things: (a) an increase in the applicable interest rate margin for Eurodollar loans by 75 basis points to 5%; (b) an increase in permitted capital expenditures for 2008 and 2009; (c) distributions of up to $37.9 million to Iridium Holdings’ members in 2008; (d) a prepayment of $80.0 million of the outstanding balance under the agreement by Iridium Holdings if the proposed transaction with GHQ is consummated ($15.0 million if the transaction is not consummated); and (e) an amendment to the definition of “Change of Control” under the agreement to include the public company in existence after the proposed transaction with GHQ.  Upon execution of the amendment to Iridium Holdings’ first lien credit agreement, it prepaid $22.0 million of its outstanding balance under agreement.

The amendment to Iridium Holdings’ second lien credit agreement similarly provides for, among other things: (a) an increase in the applicable interest rate margin for Eurodollar loans by 75 basis points to 9%; (b) an increase in permitted capital expenditures for 2008 and 2009; (c) distributions of up to $37.9 million to Iridium Holdings’ members in 2008; and (d) an amendment to the definition of “Change of Control” under the agreement to include the public company in existence after the proposed transaction with GHQ.

Convertible Subordinated Promissory Note

Concurrently with the signing of the transaction agreement, Greenhill Europe entered into an agreement with Iridium Holdings to purchase a $22.9 million convertible subordinated promissory note.  The closing of the purchase of the note occurred on October 24, 2008, following the execution of the amendments to the first and second lien credit facilities described above.  Under the terms of the note, Greenhill Europe has the option to convert the note into Iridium Holdings’ units upon the later to occur of (a) October 24, 2009 and (b) the closing or the termination of the transaction agreement.  If the closing occurs after October 24, 2009, upon the exercise of its conversion rights, Greenhill Europe will be entitled to receive 2.290 million shares of GHQ common stock.  If the closing occurs prior to September 22, 2009, GHQ and Greenhill Europe will enter into an agreement which will entitle Greenhill Europe to exchange each of Iridium Holdings’ units into which the note is convertible for 27.2866 shares of GHQ common stock, subject to certain adjustments.  A portion of the $22.9 million in cash proceeds from the issuance of the note and an additional $15 million in cash from Iridium Holdings was distributed to certain holders of its units in November 2008.

Cash from the GHQ Trust Account

GHQ’s only significant asset is approximately $402.3 million in cash, which is held in a trust account pending completion of the acquisition of Iridium Holdings.  GHQ will use $76.7 million of the trust account balance to pay unitholders, up to $16.4 million to pay the deferred underwriting commissions and discounts and $8.4 million to pay transaction expenses.  GHQ will also use up to $120.0 million of the trust account balance to: (a) pay holders of GHQ IPO shares who elect to convert into a portion of the trust account and/or (b) fund a tender offer for GHQ shares.  In addition, 90 days following the closing of the acquisition, if Iridium Holdings makes a valid election under Section 754 of the Code with respect to the taxable year in which the closing of the acquisition occurs, GHQ will make a tax benefit payment of up to $30 million in aggregate out of the trust account funds to sellers (other than the sellers of the equity of Baralonco and Syncom) of Iridium Holdings’ units to compensate them for the tax basis step-up.  Iridium Communications Inc., the combined enterprise, will have an increase of approximately $150.3 million in cash following the consummation of the acquisition.  As a result, in addition to the $80.0 million required to be prepaid at the closing of the acquisition, Iridium Holdings will be able to prepay all or a portion of its remaining outstanding debt balance, although it has not yet decided to do so.

Contractual Obligations and Commitments

The following table summarizes Iridium Holdings’ outstanding contractual obligations as of December 31, 2007:

Contractual Obligations:	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total
	(in millions)

Long-term debt obligations(1)	$12.9	$81.7	$69.8	$0.0	$164.5
Operating lease obligations	1.2	2.6	2.7	1.6	8.1
Unconditional purchase obligations(2)	68.4	100.1	100.1	50.1	318.7

Total	$82.6	$184.4	$172.6	$51.7	$491.3
_______________
(1)
Iridium Holdings’ long-term debt obligations are comprised of payments due under Iridium Holdings’ first and second lien credit agreements.  These amounts do not reflect the effect of its prepayment of $22.0 million of the outstanding balance of Iridium Holdings’ first lien credit agreement as provided by the October 17, 2008 amendment discussed above.  Pursuant to such amendment to, Iridium Holdings will also be required to make an additional prepayment of $80.0 million of the outstanding balance under the agreement if it consummates its proposed transaction with GHQ ($15.0 million if the transaction is not consummated).  The balance of its long-term debt obligations also does not reflect amounts due at maturity under Iridium Holdings’ convertible subordinated promissory note.

(2)
Iridium Holdings’ unconditional purchase obligations are comprised of payments under its operations and maintenance agreement with the Boeing and its agreement with Celestica for the manufacturing of Iridium Holdings’ devices.

Off-Balance Sheet Transactions

Iridium Holdings does not currently have, nor has it had in the last three years, any relationships with unconsolidated entities or financial partnerships, such as entities referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Seasonality

Iridium Holdings’ results of operations are subject to seasonal usage changes for its commercial customers.  April through October are typically Iridium Holdings’ peak months for commercial service revenues and subscriber equipment sales.  Iridium Holdings’ U.S. Government revenues are not subject to seasonal usage changes since such revenues are derived from fixed fees per user rather than usage fees.

Related Party Transactions

For a description of Iridium Holdings’ related party transactions, see “Certain Relationships and Related Party Transactions.”

Recently Issued Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS No.162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The adoption of SFAS No.162 will not have a material impact on Iridium Holdings’ financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about the objectives of derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on an entity’s financial position, financial performance and cash flows. SFAS No.161 is effective for fiscal years beginning after November 15, 2008, as such, will be effective beginning January 1, 2009. Iridium Holdings is evaluating the disclosure requirements of SFAS No. 161; however, the adoption of SFAS No. 161 is not expected to have a material impact on Iridium Holdings consolidated financial statements.

In December 2007, the FASB issued SFAS 141R. SFAS 141R requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values, changes the recognition of assets acquired and liabilities assumed arising from contingencies, changes the recognition and measurement of contingent consideration, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R also requires additional disclosure of information surrounding a business combination, such that users of the entity’s financial statements can fully understand the nature and financial impact of the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The provisions of SFAS No. 141R will only impact Iridium Holdings if it is a party to a business combination after the pronouncement has been adopted. Iridium Holdings’ proposed acquisition by GHQ will be accounted in accordance with SFAS 141R.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.

Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 will be effective for Iridium Holdings on January 1, 2008.  Iridium Holdings will not adopt the alternative provided in this statement.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, the FASB issued FSP No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 and FSP No. 157-2, Effective Date of FASB Statement No. 157 as amendments to SFAS No. 157, which exclude lease transactions from the scope of SFAS No. 157 and also defer the effective date of the adoption of SFAS 157 for non-financial assets and non-financial liabilities that are nonrecurring.  In October of 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of Financial Assets When the Market for That Asset is Not Active, as an amendment to SFAS No. 157, clarifying the application of SFAS No. 157 in a market that is not active.  The provisions of SFAS No. 157 are effective for the fiscal year beginning January 1, 2008, except for certain non-financial assets and liabilities for which the effective date has been deferred to January 1, 2009. Iridium Holdings is currently evaluating the effect, if any, the adoption of SFAS 157 will have on Iridium Holdings’ financials statements.

In September 2006, the EITF reached a consensus on EITF Issue No. 06-1, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider (“EITF 06-1”).  EITF 06-1 provides that consideration provided to the manufacturers or resellers of specialized equipment should be accounted for as a reduction of revenue if the consideration provided is in the form of cash and the service provider directs that such cash be provided directly to the customer. Otherwise, the consideration should be recorded as an expense. The provisions of EITF 06-1 will be effective on January 1, 2008. Iridium Holdings is currently assessing the impact, if any, the adoption of EITF 06-1 will have on its financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB

Statement No. 109. FIN No. 48 requires that management determine whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition threshold, the position is measured to determine the amount of benefit to be recognized in the financial statements. The FASB deferred the effective date of FIN 48 for certain non-public enterprises to annual periods beginning after December 15, 2007. Iridium Holdings will adopt the provisions of FIN No. 48 effective January 1, 2008. Iridium Holdings is currently evaluating the effect, if any, the adoption of FIN No. 48 will have on its financial statements.

Quantitative and Qualitative Disclosure Regarding Market Risk

Iridium Holdings is exposed to interest rate risk in connection with Iridium Holdings’ variable rate debt under its first and second lien credit agreements, under which loans bear interest at floating rate based on Eurodollar applicable borrowing margin. For variable rate debt, interest rate changes generally do not affect the fair value of the debt instrument, but do impact future earnings and cash flows, assuming other factors are held constant. Assuming that Iridium Holdings borrowed the entire $210.0 million in revolving and term debt available under its credit agreements, and without giving effect to the hedging arrangement described in the next sentence, a 1.0% change in interest rates would result in a change to interest expense of approximately $2.1 million annually. As required by Iridium Holdings’ credit agreements, it currently maintains two interest rate swap agreements with respect to a $86.0 million portion of the principal amount to hedge a portion of its interest rate risk.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth, (1) as of January 12, 2009, the actual beneficial ownership of our common stock and (2) the expected beneficial ownership of our common stock immediately following completion of the acquisition by (a) each person owning (or expected to own) greater than 5% of our outstanding common stock; (b) each current director and executive officer of GHQ; (c) each current director and executive officer as a group prior to the acquisition; (d) each person that is expected to be a director or named executive officer following the completion of the acquisition; and (e) each person that is expected to be a director or executive officer following completion of the acquisition as a group.  For purposes of calculating this information, we have made two alternative sets of assumptions:

•	Assuming No Exercise of Conversion Rights: This presentation assumes that none of the GHQ stockholders exercise their conversion rights; and

•
Assuming Maximum Exercise of Conversion Rights:  This presentation assumes that the holders of 30% of the IPO shares minus one share exercise their conversion rights and/or that the number of holders of our common stock is reduced as a result of acceptance of our tender offer in the full amount.

The unaudited pro forma financial statements contain important information regarding the assumptions used in calculating this information.  See “Selected Unaudited Pro Forma Condensed Consolidated Financial Data.”

	Before the Acquisition*		After the Acquisition (Pre-Tender)**
			Assuming No Conversion		Assuming Maximum Conversion
Name and Address of Beneficial Owner and Management	Number of shares	%(1)	Number of shares	%	Number of shares (2)	%(2)
Before the Acquisition
Executive Officers and Directors (3)
Greenhill & Co., Inc. (4)	8,369,563	17.3%	15,218,387	11.6%	15,218,387	12.7%
Parker W. Rush	43,479	**	86,958	***	86,958	***
Kevin P. Clarke	43,479	**	86,958	***	86,958	***
Thomas C. Canfield	43,479	**	86,958	***	86,958	***
Harold J. Rodriguez, Jr. (4)(5)	15,000	**	30,000	***	30,000	***
Robert H. Niehaus (4)	200,000	**	400,000	***	400,000	***
Scott L. Bok (4)	200,000	**	400,000	***	400,000	***
All executive officers and directors as a group (6 individuals)	545,437	1.1%	1,090,874	***	1,090,874	***
5% Holders
Millenco LLC (6)	4,846,940	10.0%	8,188,940	6.2%	8,188,940	6.9%
Pine River Capital Management L.P. (7)	–	–	7,679,533	5.8%	7,679,533	6.4%
FMR Corp. (8)	2,552,600	5.3%	5,105,200	3.9%	5,105,200	4.3%
Basso Capital Management (9)	2,589,000	5.3%	4,580,300	3.5%	4,580,300	3.8%

After the Acquisition
Matthew J. Desch	–	–	291,327	***	291,327	***
Alvin B. Krongard	–	–	29,120	***	29,120	***
Steven Pfeiffer	–	–	–	–	–	–
Adm. Dennis Blair, (ret.)	–	–	–	–	–	–
Terry Jones	–	–	–	–	–	–
J. Darrel Barros	–	–	–	–	–	–
Eric Morrison	–	–	298,514	***	298,514	***
John S. Brunette	–	–	20,737	***	20,737	***
Greg Ewert	–	–	340,869	***	340,869	***
Lt. Gen. John Campbell, (ret.)	–	–	57,478	***	57,478	***
Don Thoma	–	–	180,433	***	180,433	***
John Roddy	–	–	–	–	–	–
Lee Demitry	–	–	20,737	***	20,737	***
Syndicated Communications Venture Partners IV, L.P (10)	–	–	4,897,095	3.7%	4,897,095	4.1%
Syndicated Communications, Inc.(10)	–	–	6,415,388	4.9%	6,415,388	5.4%
Baralonco Limited (11)	–	–	11,312,484	8.6%	11,312,484	9.5%
All directors and executive officers as a group (19 persons after the acquisition)	545,437	1.1%	2,330,089	1.8%	2,330,089	2.0%

* Figures before the acquisition assumes no exercise of our warrants since such warrants become exercisable only at the later of: (1) February 14, 2009; or (2) the closing of the acquisition.  In addition, figures before the acquisition do not include forfeiture of common stock or warrants by our founding stockholder or the conversion of the note by Greenhill Europe.
** Figures after the acquisition assume the exercise of our warrants and the forfeiture of 1,441,176 founding stockholder’s shares, 8,369,533 founder warrants and 2,000,000 private placement warrants and the conversion of the $22.9 million note held by Greenhill Europe into 2.29 million shares of GHQ common stock.
*** Less than 1% of the outstanding shares of common stock.

(1)
Reflects the sale of 48,500,000 units under certain purchase agreements and in our IPO and the exercise of all warrants included in the public units, the founder warrants and private placement warrants other than those which Greenhill has agreed to forfeit upon closing of the acquisition.

(2)	Assumes 11,999,999 shares are converted but that none of the holders listed on this table converted their shares.
(3)	Unless otherwise indicated, the business address of each of the individuals is 300 Park Avenue, 23rd Floor, New York, New York 10022.
(4)
Mr. Bok is our Chairman and Chief Executive Officer and is the Co-Chief Executive Officer and a managing director of Greenhill.  Mr. Niehaus is our Senior Vice President and is Chairman of Greenhill Capital Partners and a managing director of Greenhill.  Mr. Rodriguez is our Chief Financial Officer and is Chief Administrative Officer, Chief Compliance Officer, and a managing director of Greenhill.

(5)	These shares are held by Jacquelyn F. Rodriguez.
(6)
Derived from a joint filing of a Schedule 13G by Millenco LLC, Millenium Management LLC and Israel A. Englander reporting shared power to vote or direct the vote over and shared power to dispose or direct the disposition of 4,846,940 shares and 3,342,000 warrants. The business address of each such reporting person is 666 Fifth Avenue, New York, NY 10103.

(7)
Derived from Schedule 13F filed by Pine River Capital Management reporting power to vote over and dispose or direct the disposition of no shares and 7,679,533 warrants.  Address: 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

(8)	Derived from Schedule 13F filed by FMR Corp. reporting power to vote over and dispose or direct the disposition of 2,552,600 units. Address: 82 Devonshire Street, Boston, MA 02109.
(9)
Derived from Schedule 13F filed by Basso Capital Management reporting power to vote over and dispose or direct the disposition of 2,589,000 shares and 1,991,300 warrants.  Address: 1266 East Main Street, Stamford, CT 06902

(10)	Address: 8515 Georgia Avenue, Suite 725, Silver Spring, MD 20910.
(11)	Address: c/o Fulbright & Jaworski LLP, 801 Pennsylvania Avenue, N.W., Washington, DC 20004.

DESCRIPTION OF GHQ’S SECURITIES FOLLOWING THE ACQUISITION

The following summary of the material terms of the GHQ securities following the acquisition is not intended to be a complete summary of the rights and preferences of such securities.  We urge you to read our proposed certificate in their entirety for a complete description of the rights and preferences of the GHQ securities following the acquisition.  The proposed amendments to our certificate are described in “Proposal II—Approval of the Amended and Restated Certificate” beginning on page 86 and the full text of the proposed second and amended certificate is attached as Annex B to this proxy statement.

General

Authorized and Outstanding Stock

Our proposed second amended and restated certificate authorizes the issuance of         shares of common stock, par value $0.001, and         shares of preferred stock, par value of $0.0001.  As of the record date, there were         shares of common stock outstanding and no shares of preferred stock outstanding.  The outstanding shares of GHQ’s common stock are, and the shares of GHQ common stock issued in the acquisition will be, duly authorized, validly issued, fully paid and non-assessable.

Units

Each GHQ unit consists of one share of common stock and one warrant.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $7.00 per share of common stock, subject to adjustment.  The GHQ units commenced trading on February 15, 2008.

Common Stock

Holders of GHQ’s common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.  Holders of common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment.

Holders of GHQ’s common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor.  The payment of dividends, if ever, on the common stock is subject to the prior payment of dividends on any outstanding preferred stock, of which there is currently none.

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of the acquisition.  The payment of dividends in the future will depend on our revenues and earnings, if any, capital requirements and general financial condition after our initial business combination is completed.  The payment of any dividends subsequent to a business combination will be within the discretion of our then-board of directors.  It is the intention of our present board of directors to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future.

In the event of any voluntary or involuntary liquidation, dissolution or winding up and after payment or provision for payment of the debts and other liabilities of GHQ and of the preferential and other amounts, if any, to which the holders of any preferred stock will be entitled, the holders of all outstanding common shares will be entitled to receive the remaining assets of GHQ available for distribution ratably in proportion to the number of common shares held by each stockholder.

Our proposed certificate allows GHQ to restrict the ownership or proposed ownership of its common stock or preferred stock by any person, if such ownership or proposed ownership: (i) is or could be inconsistent with, or in violation of, any provision of FCC Laws; (ii) will or may limit or impair GHQ’s business activities under the FCC Laws; or (iii) will or could subject GHQ to any FCC Limitation.

Our proposed certificate also gives GHQ the right to request from our stockholders or proposed stockholders (by transfer of stock or otherwise), certain information, including information relating to such stockholder’s or proposed stockholder’s citizenship, affiliations and ownership or interest in other companies, if GHQ believes that such stockholder’s or proposed stockholder’s ownership of our securities may result in an FCC Limitation.

If GHQ does not receive the information it requests from any specific stockholder or concludes that a person’s ownership or proposed ownership or the exercise by any person of any ownership right may result in an FCC Limitation, GHQ will have the right to, and until GHQ determines in its sole discretion that no FCC Limitation will occur: (i) refuse to permit a transfer of stock to a proposed stockholder; (ii) suspend rights of stock or equity ownership which could cause an FCC Limitation; and/or (iii) redeem the common stock or preferred stock of GHQ held by any person.

Holders of GHQ’s common stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Founding Stockholders Shares

On November 13, 2007, our founding stockholder purchased an aggregate of 11,500,000 GHQ units for $25,000 in cash, at a purchase price of approximately $0.003 per unit.  On January 10, 2008, we canceled 1,725,000 units, which were surrendered by our founding stockholder in a recapitalization, leaving our founding stockholder with a total of 9,775,000 units (of which 1,275,000 were subject to forfeiture). On February 1, 2008, our founding stockholder transferred at cost an aggregate of 150,000 of these founding stockholder’s GHQ units to Thomas C. Canfield, Kevin P. Clarke and Parker W. Rush, each of whom is a director.  Of the 9,775,000 GHQ units purchased, 1,275,000 GHQ units were forfeited on March 27, 2008, following the expiration of the over-allotment option granted to the underwriters in our IPO.  Pursuant to a letter agreement, dated September 22, 2008, our founding stockholder has agreed to forfeit 1,441,176 shares of common stock and 8,369,563 warrants obtained in the November 13, 2007 unit purchase and 2.0 million warrants purchased in the private placement on February 21, 2008, upon the closing of the acquisition.  Therefore, upon the closing of the acquisition, our founding stockholder will own 6,928,387 shares (not including any shares that may result from conversion of the note).

Preferred Stock

Our proposed certificate provides that shares of preferred stock may be issued from time to time in one or more series.  Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series.  Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects.  The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.  We have no preferred stock outstanding at the date hereof.  Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

GHQ sold 40.0 million warrants in the IPO, which will remain outstanding following the closing of the acquisition.  The warrants started trading separately as of the opening of trading on March 20, 2008.  Each warrant entitles the registered holder to purchase one share of our common stock at a price of $7.00 per share, subject to adjustment, as discussed below, at any time commencing on the later of the completion of our initial business combination or February 14, 2009, provided in each case that we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.

The warrants will expire on February 14, 2013 at 5:00 p.m., New York time, or earlier upon redemption.  Once the warrants become exercisable, we may call the warrants for redemption, in whole and not in part, at a redemption price of $0.01 per warrant if, and only if, the reported last sale price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to the date on which the notice of redemption is given, and only if on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants we have an effective registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his or her warrant prior to the scheduled redemption date.  However, there is no guarantee that the price of the common stock will exceed the $14.25 trigger price or the $7.00 exercise price after the redemption notice is issued.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, acquisition or consolidation.  However, the exercise price and number of shares of common stock issuable on exercise of the warrants will not be adjusted for issuances of common stock at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised.  Holders of warrants will not be entitled to a net cash settlement upon exercise of the warrants.  Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock.  After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.  Under the warrant agreement, we have agreed to use our best efforts to have an effective registration statement covering shares of common stock issuable on exercise of the warrants and to maintain a current prospectus relating to the common stock from the date the warrants become exercisable to the date the warrants expire or are redeemed.

Founding Stockholder’s Warrants

In addition to the warrants obtained in the unit purchase described above, our founding stockholder purchased 8,000,000 warrants in a private placement that closed simultaneously with the closing of our IPO.  Pursuant to a letter agreement, dated September 22, 2008, our founding stockholder has agreed to forfeit upon the closing of the acquisition, 2,000,000 of the founding stockholder’s warrants originally purchased in the private placement.  Therefore, upon the closing of the acquisition, there will be 6,000,000 founding stockholder’s warrants outstanding.

Our founding stockholder’s warrants are identical to those issued in the IPO, except that the founding stockholder’s warrants are non-redeemable so long as they are held by our founding stockholder or its permitted transferees and the shares of common stock issued upon exercise of such founding stockholder’s warrants by our founding stockholder or its permitted transferees will not be registered under the Securities Act.

Registration Rights

At the closing of the acquisition, a Registration Rights Agreement will be entered into among GHQ and certain persons receiving GHQ shares in the acquisition and related transactions, the founding stockholder and each other initial stockholders of GHQ, pursuant to which each such person will be granted certain registration rights with respect to their shares of common stock and will be subject to certain transfer restrictions.  See “Other Transaction Agreements—Registration Rights Agreement.”  Such Registration Rights Agreement will supersede the existing registration rights agreement to which the founding stockholder is a party.

Our Transfer Agent and Warrant Agent

The transfer agent for the shares of GHQ’s common stock, warrants and units is American Stock Transfer & Trust Company.

Listing

Currently, our units, common stock and our warrants are listed on the NYSE Alternext U.S. under the symbols “GHQ.U,” “GHQ” and “GHQ.WS,” respectively.  Following the completion of the acquisition, we intend to seek approval to list our securities on the NYSE.

MANAGEMENT FOLLOWING THE ACQUISITION

As of the completion of the acquisition, the board of directors, executive officers and significant employees of GHQ, which will be renamed “Iridium Communications Inc.,” will be as set forth below:

Name	Age	Position
Robert H. Niehaus	53	Director and Chairman
Scott L. Bok	49	Director
Thomas C. Canfield	52	Director
Parker W. Rush	49	Director
Matthew J. Desch	50	Director and Chief Executive Officer
Alvin B. Krongard	72	Director
Steven Pfeiffer	61	Director
Adm. Dennis Blair, (ret.)	61	Director
Terry Jones	61	Director
J. Darrel Barros	47	Director
Eric H. Morrison	43	Chief Financial Officer
John S. Brunette	49	Chief Legal and Administrative Officer
Greg Ewert	46	Executive Vice President, Sales, Global Distribution Channels
Lt. Gen. John H. Campbell, (ret.)	61	Executive Vice President, Government Programs
Don L. Thoma	47	Executive Vice President, Marketing
John Roddy	54	Executive Vice President, Ground Operations and Product Development
Lee F. Demitry	55	Executive Vice President, “Iridium NEXT”

Admiral Dennis Blair had been nominated by the Obama Administration to serve as Director of National Intelligence.  If confirmed, it is expected that Admiral Dennis Blair will not be able to serve on our board of directors.

Management

Executive Officers

Matthew J. Desch, Age 50, Director and Chief Executive Officer.  Mr. Desch has more than 27 years of experience in telecommunications management, and more than 16 years in the global wireless business.  Mr. Desch joined the company in 2006 as Chief Executive Officer of Iridium Holdings.  Previously, he was CEO of Telcordia Technologies, a telecom software services provider, from 2002-2005.  Prior to Telcordia, he spent 13 years at Nortel Networks, most recently as president for its fast-growing wireless networks business where he was responsible for its global carrier customers in Europe, the Middle East, Asia and Latin America.  Mr. Desch served on the board of directors of Starent Networks and Airspan Networks.  He has a Bachelor of Science in computer science from The Ohio State University and a Master of Business Administration from the University of Chicago.

Eric Morrison, Age 43, Chief Financial Officer.  Mr. Morrison has been CFO since 2006.  Prior to becoming CFO, Mr. Morrison served as Vice President, Finance and Treasurer of Iridium Satellite from 2004-2006.  Mr. Morrison has worked on the Iridium program over the last 14 years.  He was the controller, and was later promoted to CFO, at Iridium North America.  Even before he joined Iridium North America, Mr. Morrison worked on the Iridium program at Motorola.  While at Motorola, he was part of the negotiation and management team on the Raytheon Main Mission Antenna and Khrunichev launch vehicle contracts and served as the lead accountant for the satellite manufacturing facility.  He graduated with a Master of Business Administration and a Master of Accountancy from the University of Illinois at Champaign-Urbana.  He graduated from Southern Illinois University with a Bachelor’s degree in finance and he is also a certified public accountant.

John S.  Brunette, Age 49, Chief Legal and Administrative Officer.  Mr. Brunette was appointed to his current position in 2007.  Mr. Brunette provides a broad-based business and legal perspective on a wide range of strategic, tactical, operational and administrative matters. Prior to joining Iridium Holdings, Mr. Brunette served as a consultant to technology start up companies from 2006-2007.  Mr. Brunette was previously with Teleglobe Inc., a global voice and data services provider, where he served as CEO.  From 1998-2002, prior to his appointment as CEO, he was Teleglobe’s executive vice president, chief legal and administrative officer.  Mr. Brunette was also at MCI Communications Corporation for twelve years where he led the company’s corporate legal group.  He began his career with the Satellite Business Services division of IBM Corporation until MCI acquired it in 1986.  He holds both a Bachelor of Arts and a Juris Doctorate from The Catholic University of America and is a member of the Maryland State Bar Association.

Significant  Employees

Greg Ewert, Age 46, Executive Vice President Global Distribution Channels.  Mr. Ewert joined Iridium Holdings in 2004 and is responsible for marketing and business development for Iridium Holdings and its relationship with its distribution channels.  He is also responsible for the product management for Iridium Holdings’ new product offerings.  Mr. Ewert brings 19 years of experience at senior-level positions in the global communications industry.  Prior to joining Iridium Holdings from 2002-2004, he served as Executive Vice President for Marketing, Sales, Product Development, Business Development and Customer Service for COMSAT International.  Prior to COMSAT from 1998-2002, he held executive positions within Teleglobe, ranging from Senior Vice President of Global Data Services to Vice President and General Manager of Carrier and Emerging Markets.  Before Teleglobe, he worked for Sprint from 1987-1997, where he held various positions including President of Sprint International of Canada. He holds a Bachelor's degree in Finance from Canisius College, Buffalo, New York.

Lt. Gen. John H. Campbell, (ret.), Age 61, Executive Vice President Government Programs.  General John Campbell, U.S. Air Force (Retired), joined Iridium Holdings in 2006 from Applied Research Associates (ARA), where he served as Principal, Defense and Intelligence, since 2004.  Gen. Campbell is responsible for all aspects of Iridium Holdings’ relationship with its U.S. Government customers.  Gen. Campbell joined ARA after retiring from the United States Air Force after a 32-year career. In the United States Air Force, Gen. Campbell served in a variety of operational and staff assignments around the world.  From 1998 to 2000, he was Vice Director of the Defense Information Systems Agency (DISA) and as the first commander of the Joint Task Force - Computer Network Defense.  From 1997 to 1998, he served on the Joint Staff as Deputy Director for Operations. Between 1971 and 1997, Gen. Campbell served around the world in a variety of operational assignments as an F-15 and F-16 fighter pilot and commander.  Gen. Campbell is the recipient of numerous military and intelligence community awards, including the Defense Distinguished Service Medal, the Legion of Merit, the Air Medal, the National Imagery and Mapping Agency Award, the National Reconnaissance Distinguished Medal, and the National Security Agency Award.  He is a graduate of the University of Kentucky with a degree in Computer Science and a Master of Business Administration.

Don L. Thoma, Age 47, Executive Vice President Marketing. Mr. Thoma was appointed to his current position in 2008.  Mr. Thoma is responsible for leading new Iridium Holdings corporate initiatives such as Iridium NEXT.  He brings to Iridium a strong and versatile background in both management and business development. Prior to joining Iridium Holdings, he served as Vice President of Marketing and Business Development for ObjectVideo, Inc.  Prior to working at ObjectVideo, he held various positions of responsibility for ORBCOMM, ranging from Senior Director of Transportation to Founder and General Manager of the Vantage Tracking Solutions business unit and Vice President, Business Development. Prior to ORBCOMM, he was the director of integration and launch operations for Orbital Sciences Corporation. Previously, he served as a Captain in the United States Air Force Space Division.  He holds a Bachelor's degree in Aeronautical Engineering from the Rensselaer Polytechnic Institute, a Master's degree in Aerospace Engineering from the University of Southern California and a Masters of Business Administration from the Harvard Business School.

John Roddy, Age 54, Executive Vice President Ground Operations and Product Development.  Mr. Roddy joined Iridium Holdings in 2006, bringing with him more than 27 years of telecommunications industry experience.  Mr. Roddy is responsible for developing Iridium Holdings’ corporate operations model and program management culture.  Prior to joining Iridium Holdings, Mr. Roddy held numerous executive positions at Telcordia Technologies including President, Telcordia Global Services; Senior Vice President, Global Operations; and Chief Information Officer.  Mr. Roddy built the Global Services business, implemented the company’s global operations capability, and rebuilt its IT organization as part of a major company transition.  Prior to joining Telcordia Technologies, at Nortel Networks, he was Vice President and General Manager of the Carrier Professional Services Business Unit

serving the CLEC and new market entrants.  Prior to that, he was Vice President, Technology and Director, Ottawa Laboratories for Public Carrier Networks.  He also held the position of Vice President, Canadian Technical Services and Global Product Support, responsible for the engineering, installation and emergency/field services of the switching and transmission product lines for the carrier customers.  He began his telecommunications career in sales and marketing, holding varied positions including Product Manager, Dynamic Routing; Regional Sales Director; and Director of Services Marketing.  He holds a Master of Business Administration and a Bachelor of Science in Mathematics from McMaster University, Hamilton, Canada.

Lee Demitry, Age 55, Executive Vice President “Iridium NEXT.”  Mr. Demitry is responsible for the development and introduction of Iridium NEXT as well as the ongoing support of the existing constellation.  He has 30 years of experience in aerospace and satellite technology, 20 years of which were in the U.S. Air Force and ten in the private sector.  Mr. Demitry has worked on and successfully led some of the most complex and advanced space and satellite programs within the United States Government.  He has experience in systems engineering, program management, systems procurement and contracts.  Prior to joining Iridium Holdings, Mr. Demitry was the Vice President of Engineering at GeoEye, where he lead an extended organization in developing, deploying and maintaining a $700 million enterprise consisting of commercial imaging satellites, production and mission planning systems, and global ground stations.  He graduated with a Masters of Science in Astronautical Engineering from the Massachusetts Institute of Technology, and has a Master’s degree and Masters of Business Administration from Golden Gate University.  Mr. Demitry served in the United States Air Force until he retired in 1995 at the rank of Colonel (select).

Directors

Robert H. Niehaus, Age: 53, has served as our Senior Vice President since our formation in November 2007.  Mr. Niehaus is also a member of our Board of Directors.  In addition, Mr. Niehaus has been the Chairman of Greenhill Capital Partners since June 2000.  Mr. Niehaus has been a member of Greenhill’s Management Committee since its formation in January 2004.  Mr. Niehaus joined Greenhill in January 2000 as a managing director to begin the formation of Greenhill Capital Partners.  Prior to joining Greenhill, Mr. Niehaus spent 17 years at Morgan Stanley & Co., where he was a managing director in the merchant banking department from 1990 to 1999.  Mr. Niehaus was vice chairman and a director of the Morgan Stanley Leveraged Equity Fund II, L.P., a $2.2 billion private equity investment fund, from 1992 to 1999, and was vice chairman and a director of Morgan Stanley Capital Partners III, L.P., a $1.8 billion private equity investment fund, from 1994 to 1999.  Mr. Niehaus was also the chief operating officer of Morgan Stanley’s merchant banking department from 1996 to 1998.  Mr. Niehaus is a director of Exco Holdings, Inc. and various private companies.

Scott L. Bok, Age: 49, has served as our Chairman and Chief Executive Officer since our formation in November 2007.  In addition, Mr. Bok has served as Greenhill’s Co-Chief Executive Officer since October 2007, served as its Co-President between 2004 and 2007 and has been a member of Greenhill’s Management Committee since its formation in January 2004.  In addition, Mr. Bok has been a director of Greenhill since its incorporation in March 2004.  From January 2004 until October 2007, Mr. Bok was Greenhill’s U.S. President.  From 2001 until the formation of Greenhill’s Management Committee, Mr. Bok participated on the two-person administrative committee responsible for managing Greenhill’s operations.  Mr. Bok has also served as a Senior Member of Greenhill Capital Partners since its formation.  Mr. Bok joined Greenhill as a managing director in February 1997.  Before joining Greenhill, Mr. Bok was a managing director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London.  From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz.  Mr. Bok is a member of the board of directors of various private companies.  Mr. Bok is also a member of the Investment Committee of Greenhill Capital Partners.

Thomas C. Canfield, Age: 52, is a member of our Board of Directors.  Mr. Canfield has served as Senior Vice President and General Counsel of Spirit Airlines since October 2007.  Previously, Mr. Canfield was General Counsel of Point Blank Solutions, Inc. and was Chief Executive Officer and Plan Administrator for AT&T Latin America Corp. Prior to assuming those roles, Mr. Canfield was General Counsel and Secretary of AT&T Latin America following its acquisition with FirstCom Corporation.  Mr. Canfield became General Counsel of FirstCom in May 2000.  Prior to joining FirstCom, Mr. Canfield was Counsel in the New York office of Debevoise &

Plimpton LLP, where for nine years he practiced in the areas of corporate, securities and international transactions.  Mr. Canfield also is a member of the Boards of Directors of Tricom SA and Birch Telecom Inc.

Parker W. Rush, Age: 49, is a member of our Board of Directors.  Mr. Rush has served as the President and Chief Executive Officer and as a member of the Board of Directors of Republic Companies, Inc., a provider of property and casualty insurance, since December 2003.  Prior to his employment with Republic, Mr. Rush served as a Senior Vice President and Managing Director at The Chubb Group of Insurance Companies in charge of the Southern U.S. based in Dallas, Texas and in various other capacities since February 1980.

Alvin B. Krongard, Age: 72, is the Former CEO and Chairman of the Board of Alex. Brown Incorporated, the nation's oldest investment banking firm.  Mr. Krongard also served as Vice Chairman of the Board of Bankers Trust in addition to holding other financial industry posts.  He has served as Counselor to the Director of the U.S. Central Intelligence Agency (CIA), then as Executive Director of the CIA.  Mr. Krongard received a B.A. degree with honors from Princeton University and a Juris Doctorate degree with honors from the University of Maryland School of Law.  He served three years of active duty as an infantry officer with the U.S. Marine Corps.

Steven Pfeiffer, Age: 61, has been a partner in the law firm of Fulbright & Jaworski LLP since 1983 and has served as the elected Chair of the firm's Executive Committee since 2003.  He previously served as the Partner-In-Charge of the Washington, DC and London offices, and headed the firm's International Department.  In addition to serving on the Board of Iridium Holdings, Mr. Pfeiffer is a Non-Executive Director of Barloworld Limited in South Africa, Chairman Emeritus of Wesleyan University, a trustee of The Africa-America Institute in New York, a Director of Project HOPE in Washington, D.C., and a Director of the NAACP Legal Defense and Educational Fund, Inc.  Mr. Pfeiffer received a B.A. degree from Wesleyan University in Middletown, Connecticut and studied at Oxford University as a Rhodes Scholar, completing a B.A. and a M.A. in jurisprudence.  He also holds a M.A. in Area Studies (Africa) from the School of Oriental and African Studies of the University of London and holds a Juris Doctorate from Yale University.  Mr. Pfeiffer served as an officer on active and reserve duty in the United States Navy.

Adm. Dennis Blair, (ret.), Age: 61, U.S. Navy (Retired) holds the John M. Shalikashvilli Chair in National Security Studies at the National Bureau of Asian Research.  Admiral Blair served as President of the Institute for Defense Analyses (IDA) from 2003 to 2006.  He served as the Commander in Chief, U.S. Pacific Command, from 1999 to 2002.  During his 34-year Navy career, Admiral Blair served at sea on guided missile destroyers.  Ashore, Admiral Blair served in budget and policy positions on several major Navy staffs, the Joint Staff, and the National Security Council staff.  He was the first Associate Director of Central Intelligence for Military Support.  A 1968 graduate of the U.S. Naval Academy, Admiral Blair earned a Master's Degree in History and Languages from Oxford University as a Rhodes Scholar, and served as a White House Fellow at the Department of Housing and Urban Development.  Admiral Blair has been awarded the Defense Distinguished Service Medal four times, the National Intelligence Distinguished Service Medal twice, and has received decorations from the governments of Japan, Thailand, Korea, Australia and Taiwan.  Admiral Blair also is a director of Tyco International.

Terry Jones, Age: 61, is a General Partner in Syncom Funds.  Prior to joining Syncom in 1978, he was co-founding stockholder and Vice President of Kiambere Savings and Loan in Nairobi, and a Lecturer at the University of Nairobi.  He also worked as a Senior Electrical Engineer for Westinghouse Aerospace and Litton Industries.  He is a member of the board of directors for several Syncom portfolio companies including Radio One, Inc., Iridium Holdings and TV One LLC.  He formerly served on the Board of the Southern African Enterprise Development Fund, a presidential appointment, and is on the Board of Trustees of Spellman College.  Mr. Jones received a B.S. degree in Electrical Engineering from Trinity College, an M.S. degree in Electrical Engineering from George Washington University and a Master of Business Administration from Harvard University.

J. Darrel Barros, Age: 47, is the President of Syndicated Communications, Inc., a private equity fund focused on media and communications.  Prior to joining the SCI team, he was President of VGC, PC, a Washington, DC based law firm specializing in private equity and early-stage investments.  Mr. Barros also served as a corporate and securities attorney in the venture capital practice group of DLA Piper US LLP.  He is currently Executive Chairman of Haven Media Group, LLC, a music-media company, and Chairman of Prestige Resort Properties, Inc., a resort and hospitality company.  Mr. Barros is also a director of TMX Interactive, Simplink Corporation and Maya Cinemas.  Mr. Barros received a B.S. degree from Tufts University, a Master in Business Administration from the

Amos Tuck School of Business in Dartmouth College, and a Juris Doctorate degree from the University of Michigan.

GHQ COMPENSATION DISCUSSION AND ANALYSIS

None of our officers or directors has received any compensation for service rendered to us, and it is not expected that any such compensation will be paid prior to the date of the special meeting to which this proxy statement relates.  If our stockholders approve the acquisition, the directors of the post-combination business will determine executive and director compensation.

Discussion and Analysis of Post-Acquisition Compensation Scheme

Overall. Following closing of the acquisition, GHQ intends to develop executive compensation packages that are competitive in terms of potential value to its executives, and which are tailored to its unique characteristics and needs within its industry to reward its executives for their roles in creating value for shareholders. GHQ intends to be competitive with other similarly situated companies in its industry following completion of the acquisition.

It is anticipated that decisions on executive compensation policies and programs following the closing of the acquisition will be made by a compensation committee of GHQ’s board of directors.  Since that compensation committee will not be established until the closing of the acquisition, no formal or informal policies or guidelines now exist for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation have been adopted as of the date hereof. The following discussion is based on the present expectations as to the policies and programs to be adopted by the compensation committee. The policies and programs actually adopted will depend on the application of the judgment of the members of the compensation committee and may differ from those reflected in the following discussion.

It is anticipated that the compensation decisions regarding executives will be based on the need to retain and attract individuals with the skills necessary for GHQ to achieve its business objectives, to reward those individuals fairly, and to retain those individuals who continue to perform at or above expectations.

It is also anticipated that compensation for executives will have three primary components -salary, cash incentive bonus and stock-based awards in the form of stock options.  These components of executive compensation would be related but distinct. GHQ anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information deemed relevant and timely.

In addition to the guidance provided by its compensation committee, GHQ may utilize the services of independent third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

It is expected that the compensation committee will be charged with performing an annual review of executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation.  GHQ expects that the compensation committee will stay apprised of the cash and equity compensation practices of publicly held companies in related industries through data obtained from such companies’ public reports and from other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to GHQ following the closing of the acquisition, including one or more of the following: revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of the post-acquisition business and objectives that may be unique to GHQ.  GHQ expects gathering this information will be an important part of its compensation-related decision-making process.

Compensation Components.

Base Salary.  It is expected that executive base salaries will be set at levels generally comparable with those of executives in similar positions and with similar responsibilities at comparable companies as necessary to motivate executives to meet corporate goals. It is anticipated that base salaries will generally be reviewed annually, subject to terms of any employment agreements.

Annual Bonuses.  GHQ intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. It expects that, near the beginning of each year, the compensation committee, subject to the terms of any applicable employment agreements, will determine performance parameters for appropriate executives. It also expects that, at the end of each year, the compensation committee will determine the level of achievement for each corporate goal.

It is anticipated that the performance parameters for eligibility to receive cash bonuses under the terms of any employment agreements to be executed following the consummation of the acquisition will be set by the compensation committee each year, within 45 days of approval of such year’s annual budget.

Equity Awards.  GHQ also intends to use stock options and other stock-based awards to reward long-term performance. GHQ believes that providing a meaningful portion of an executive’s total compensation package in stock options and other stock-based awards will align the incentives of its executives with the interests of shareholders and with GHQ’s long-term success and will serve to retain, motivate and adequately award the executives.

Equity awards will be granted through the 2009 Plan, which has been adopted by GHQ’s board and is being submitted to our stockholders for approval in the section of this proxy statement entitled “Proposal IV- Adoption of the Stock Incentive Plan.” All employees, directors, officers and consultants will be eligible to participate in the 2009 Plan.

Severance Benefits.  GHQ may enter into new employment agreements with its executive officers following consummation of the acquisition.  Any new employment agreements, which will be subject to compensation committee approval, may provide severance benefits that are greater than those described below under “Potential Payments on Termination or Change-in-Control”.

Other Compensation. It is currently anticipated that GHQ will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans..

Deductibility of Executive Compensation/ Code Section 162(m).  At this time, it is anticipated that one or more executive officer’s annual compensation may exceed $1.0 million.  Code Section 162(m) (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than a company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. GHQ’s policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of GHQ and its stockholders.

Accounting Considerations. Any equity compensation expense will be accounted for under the rules of Statement of SFAS No. 123R, which requires a company to estimate and record an expense for each award of equity compensation over the service period of the award.

IRIDIUM HOLDINGS COMPENSATION DISCUSSION AND ANALYSIS

The following constitutes the Compensation Discussion and Analysis of Iridium Holdings’ executive compensation program prior to the transactions contemplated by the acquisition and does not necessarily represent compensation decisions that will be made by Iridium Holdings following completion of the acquisition, except where otherwise noted.

Named Executive Officers.

Iridium Holdings’ Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers on December 31, 2008 are:

•	Matthew J. Desch, Chief Executive Officer;

•	Eric Morrison, Chief Financial Officer;

•	John S. Brunette, Chief Legal and Administrative Officer;

•	Greg Ewert, Executive Vice President of Global Distribution Channels; and

•	John Roddy, Executive Vice President for Ground Operations and Product Development.

Throughout this Section, these executive officers are referred to as the “named executive officers” or “NEOs”.

Overview of Pre-Acquisition Compensation Scheme

Prior to the closing of the acquisition, Iridium Holdings has been a privately held company, operating under the direction of its Chief Executive Officer and its board of directors.   Historically, Iridium Holdings has generally not used, and has not had the need to use, many of the more formal compensation practices and policies employed by publicly traded companies subject to the executive compensation disclosure rules of the SEC and Section 162(m) of the Code.

Role of the Chief Executive Officer.  Prior to the acquisition, all compensation decisions have been recommended by Iridium Holdings’ Chief Executive Officer for the review and approval of the compensation committee of Iridium Holdings’ board of directors (the “Committee”), with the exception of the compensation of the Chief Executive Officer which has been determined by the Committee with input from the Chief Executive Officer.  The current members of the Committee are Steven Pfeiffer, Alvin B. Krongard and Terry Jones.

Use of Compensation Consultant.  In 2007, Iridium Holdings engaged compensation consultant Frederic W. Cook & Co. (the “compensation consultant”) to review its executive compensation structure in anticipation of becoming a publicly traded company.  The compensation consultant delivered reports to the Committee during the first quarter of 2008 comparing the base salary, bonus, equity compensation, long-term incentives and perquisites paid or provided to Iridium Holdings’ executive officers to the compensation and benefits provided to the executive officers of the following communications and technology companies:

•	Geoeye Inc.

•	Globalstar

•	Inmarsat

•	Intelsat

•	J2 Global Communications Inc.

•	Loral Space & Communications Inc.

•	Micro Systems Inc.

•	NeuStar Inc.

•	Paetec Holding Corp.

•	Premiere Global Services Inc.

•	Time Warner Telecom Inc.

•	XO Holdings

The companies listed above were chosen for comparison purposes because they are considered to be of similar size (in terms of enterprise value and revenue) to Iridium Holdings and/or competitors with Iridium Holdings for talent and/or business (the same group of companies will not necessarily be used by GHQ as a “peer group” for purposes of comparing executive compensation levels following the closing of the acquisition).  The compensation consultant’s reports were used to adjust the NEO’s base salaries and target bonus amounts in 2008 as described below.

Objectives of Iridium Holdings’ Compensation Program.

Iridium Holdings’ executive compensation program is designed to achieve the following three primary objectives:

•	to provide a competitive compensation package to attract and retain talented individuals to manage and operate all aspects of its business;

•	to reward the achievement of corporate and individual objectives that promote the growth and profitability of Iridium Holdings’ business; and

•	to align the interests of executive officers with those of Iridium Holdings’ unitholders by providing long-term equity-based compensation.

To meet these objectives, Iridium Holdings’ executive compensation package has generally consisted of a mix of base salary, performance-based annual cash bonuses, standard employee benefits and long-term incentives in the form of equity-based awards.  Iridium Holdings believes that performance-based compensation is an important component of the total executive compensation package for attracting, motivating and retaining high quality executives. Accordingly, a significant portion of the NEOs’ compensation is in the form of cash compensation that is subject to the achievement of annual performance goals and equity-based compensation which enables the NEOs to share in the growth of Iridium Holdings’ above pre-established threshold amounts.

Elements of Compensation of Executive Officers.

The compensation received by Iridium Holdings’ NEOs in 2008 consists of the following elements:

Base Salary. Base salaries for Iridium Holdings’ executive officers are established based on the scope of their responsibilities, historical performance and individual experience. Base salaries are reviewed annually, and adjusted from time to time.  During 2008, Mr. Desch’s base salary was increased from $556,000 to $675,000, Mr. Morrison’s base salary was increased from $270,000 to $325,000, Mr. Brunette’s base salary was increased from $335,000 to $430,000, Mr. Ewert’s base salary was increased from $247,000 to $340,000, and Mr. Roddy’s base salary was increased from $260,000 to $320,000.  The base salary of each NEO was increased because the reports delivered to the Committee by the compensation consultant indicated that the annual cash compensation (base salary and target bonus) paid to the NEOs was low relative to the annual cash compensation paid to the executive officers of a number of companies in the group of companies surveyed by the compensation consultant.  Following the increase, the base salaries of the NEOs fall between the 25th and 50th percentile of the median base salaries for each applicable position in the group of companies surveyed.  Mr. Desch’s base salary increase factored in his entitlement to an annual base salary increase of at least the percentage that the consumer price index for the Washington D.C.-Baltimore metro area increases for that year, as set forth in his employment agreement with Iridium Holdings.

Annual Incentive Cash Compensation.  Iridium Holdings maintains a corporate bonus plan in which all of its employees, including the NEOs, participated in 2008.  Under the terms of the bonus plan, each participant is assigned a target bonus amount expressed as a percentage of such employee’s base salary.

NEOs’ Target Bonuses. The target bonus amounts for 2008 for each NEO are as follows:

•	Mr. Desch’s target bonus is equal to 90% of his base salary compared to 70% for 2007;

•	the target bonus for each of Messrs. Morrison and Brunette is equal to 75% each such officer’s base salary compared to 35% for 2007;

•	Mr. Ewert’s target bonus is equal to 75% of his base salary compared to 60% for 2007;

•	Mr. Roddy’s target bonus is equal to 60% of his base salary compared to 35% for 2007.

The target bonus of each NEO was increased for 2008 because the reports delivered to the Committee by the compensation consultant referenced above indicated that the annual cash compensation (base salary and target bonus) paid to the NEOs was low relative to the annual cash compensation paid to the executive officers of a number of companies in the group of companies surveyed by the compensation consultant.  Following the increase, the target bonus amounts of the NEOs fall between the 25th and 75th percentile of the median target bonus amounts for each applicable position in the group of companies surveyed and the NEO’s total annual cash compensation (base salary and target bonus) falls between the 50th and 75th percentile of the median total annual cash compensation for each applicable position in the group of companies surveyed.

Determination of the 2008 Bonus Pool.  The individual bonus targets of each employee in the bonus plan are added together to establish the annual bonus pool target for the plan.  The actual bonus pool for the applicable year is funded based on the level of achievement of pre-established financial performance goals and organizational imperatives.  The financial performance goals for 2008 are comprised of a company-wide revenue target of $275.25 million (weighted at 15% of target bonus pool) and adjusted Operational EBITDA (i.e., GAAP EBITDA less Iridium NEXT expenses) target of $98.1 million (weighted at 45% of the target bonus pool).  In the event of performance between the company-wide revenue target and a stretch revenue target of $329.25 million, the amount of the actual bonus pool funded based on the achievement of the revenue target will be determined based on a sliding scale, with a maximum of 45% of the bonus pool (i.e., three times the 15% of the target bonus pool that is funded if the company-wide revenue target is achieved) being funded if the full stretch goal is achieved or exceeded.  Similarly, the funding of the actual bonus pool for performance between the adjusted Operational EBITDA target and a stretch Operational EBITDA target of $128.20 million is determined on a sliding scale, with a maximum of 135% of the bonus pool (i.e., three times the 45% of the target bonus pool that is funded if the Operational EBITDA target is achieved) being funded if the full stretch goal is achieved or exceeded.  The organizational imperatives comprise the remaining 40% of the target bonus pool.  The organizational imperatives (which vary from year to year) include the following imperatives for 2008: the core organizational imperatives consist of facilitating a new external equity investment in Iridium Holdings (weighted at 10% of the target bonus pool), successful and timely introduction of new products and inventory management and customer perception in connection with Iridium Holdings’ new handset introduction (weighted at 10% of the target bonus pool), and the completion of milestones on Iridium NEXT (weighted at 10% of the target bonus pool); and the stretch organizational imperatives consist of progress made on Sarbanes-Oxley compliance and corporate controls in anticipation of becoming a publicly traded company (which could add an additional 10% to the bonus pool), achievement of sales goals for new and existing products and increase in year-end backlog for certain strategic products (which could add an additional 10% to 30% the bonus pool), and the successful closing of a secondary payload agreement (which could add an additional 20% to the bonus pool).  The organizational imperatives are individually weighted (as shown above) and will contribute between 0% (if no organizational imperatives are achieved) and 90% (if all organizational imperatives are achieved) of the total funding of the bonus pool.  When the level of achievement of financial performance goals and organizational imperatives has been verified by the Committee, the achieved financial performance goals and organizational imperatives are added together to comprise the total “corporate target bonus factor”, typically expressed as a percentage between 0% and the maximum potential computed factor of 270%.   This corporate target bonus factor is multiplied by the annual bonus pool target to compute the total 2008 bonus pool.  The 2008 bonus pool was funded at        % of the target bonus pool based upon the achievement of        .

Determination of Individual NEO Bonuses for 2008.  Once the actual amount of the bonus pool is determined, the Committee has historically awarded Mr. Desch a bonus exactly equal to the percentage at which the annual bonus pool is funded (for example, if the pool were funded at 150% of the target bonus pool, Mr. Desch would be awarded a bonus equal to 150% of his target bonus (which is 90% of his base salary), or 135% of his base salary).  Mr. Desch’s 2008 bonus is $       .  Mr. Desch has the discretion to recommend to the Committee that it vary the bonus amount payable to each of the other NEOs above or below the amount such NEO would otherwise earn based on the percentage at which the bonus pool is actually funded according to his assessment of the NEO’s performance during the year.  In making this assessment, Mr. Desch considers certain individual performance goals communicated to the NEO during the year relating to the introduction of new products, the achievement of sales goals for existing products, exhibiting strong leadership skills, improved tax planning, expanding international licenses, execution of new partnering agreements, increasing inventory efficiency, improving customer perceptions regarding transitioning to next generation products and/or improving overall customer satisfaction.  None of these goals is individually weighted and Mr. Desch may take other factors into account in recommending to the Committee the amount of bonus to award.  Accordingly, an NEO can be awarded a bonus of between 0% and 150% of his personal target bonus percentage multiplied by the percentage at which the annual bonus pool is funded.  For example, if an NEO had a base salary of $200,000 and a target bonus equal 50% of his base salary, such NEO’s target bonus would be $100,000.  If Iridium Holdings achieves a “corporate target bonus factor” of 150%, the NEO’s bonus should equal 150% of his target bonus (i.e., 50% of base salary), for a total of $150,000.  However, Mr. Desch may recommend that the Committee apply a personal bonus factor of 0–150% to the annual bonus the NEO would have otherwise earned.  In this example, if Mr. Desch recommended a personal factor of 90% for the NEO, his annual bonus would be 90% of $150,000, or $135,000.  For 2008, Messrs. Morrison, Brunette, Ewert and Roddy earned a bonus of $       , $       , $       , and $       , respectively.

Equity-Based Incentive Compensation.

Phantom Profits Interests in Iridium Holdings.  In 2006, Iridium Holdings granted phantom profits interests to Messrs. Desch and Roddy in connection with their employment.  The phantom profits interests provide that Messrs. Desch and Roddy will be entitled to receive cash payments as if they held a 2.5% and a 0.5% ownership interest in Iridium Holdings respectively and were therefore entitled to receive distributions from Iridium Holdings, but in each case only once such distributions exceeded a designated threshold amount. In 2008, in connection with the grant of Employee Holdings LLC units described below, Mr. Desch agreed to a cap on the payments he would be entitled to receive under his phantom profits interest.  Each of the phantom profits interests was granted subject to a time-based vesting schedule (with vesting over four years in the case of Mr. Desch and over three years in the case of Mr. Roddy) but will become fully vested upon the closing of the acquisition. The phantom profits interests will be cashed out upon the closing of the acquisition, at which point they will terminate.  The amount of these cash payments are expected to be $4,483,698 in the case of Mr. Desch and $505,598 in the case of Mr. Roddy.

Employee Holdings LLC Units.  In 2008, Messrs. Desch and Brunette were awarded 39,582 units and 8,057 units in Employee Holdings LLC, respectively.  The assets of Employee Holdings LLC are comprised entirely of Class B units in Iridium Holdings.  Each Employee Holdings LLC unit represents one Iridium Holdings Class B unit.  The units provide that Messrs. Desch and Brunette will be indirectly entitled to receive distributions from Iridium Holdings, but in each case only once such distributions exceed a designated threshold amount (currently $7,663,499 in the case of Mr. Desch and $2,028,141 in the case of Mr. Brunette).  The units were granted subject to a time-based vesting schedule (with 25% of the units granted to Mr. Desch being fully vested on the grant date and the remaining 75% vesting ratably over three years and the units granted to Mr. Brunette vesting ratably over four years), but the units will become fully vested upon the closing of the acquisition.  Immediately prior to the closing of the acquisition, the units that remain subject to a threshold amount will be reduced to a lesser number of units not subject to a threshold amount based on a ratio that maintains the same economic benefit for all such units.  Such reduced number of units (estimated to be 12,500 Iridium Holdings Class B units in the case of Mr. Desch and 890 Iridium Holdings Class B units in the case of Mr. Brunette) will be sold to GHQ pursuant to the acquisition.

Iridium Employee Holdings LLC Units. Messrs. Morrison and Ewert were awarded units in Iridium Employee Holdings LLC (“Iridium Employee Holdings”).  Mr. Morrison was granted a total of three awards, two, each of 125 units in 2001 and 2005 respectively and one of 750 units in 2006.  Mr. Ewert was granted an award of 1,000 units in 2005.  The assets of Iridium Employee Holdings are comprised entirely of Class B units in Iridium Holdings.  Each Iridium Employee Holdings unit represents 15.484 Iridium Holdings Class B units.  The units provide that Messrs. Morrison and Ewert will be indirectly entitled to receive distributions from Iridium Holdings, but in each case only once such distributions exceed a designated threshold amount (currently $242,736 in the case of Mr. Ewert and $212,378 in the aggregate in the case of Mr. Morrison).  The units have already become vested pursuant to their time-based vesting schedule, other than 250 units held by Mr. Morrison that will become vested upon the earlier of January 1, 2009 or the closing of the acquisition.  Immediately prior to the closing of the acquisition, the units that remain subject to a threshold amount will be reduced to a lesser number of units not subject to a threshold amount based on a ratio that maintains the same economic benefit for all such units.  Such reduced number of units (estimated to be 14,745 Iridium Holdings Class B units in the case of Mr. Morrison and 14,626 Iridium Holdings Class B units in the case of Mr. Ewert) will be sold to GHQ pursuant to the acquisition.

Severance Benefits. In connection with his commencement of employment, each of the NEOs individually negotiated the severance provisions set forth in their respective employment agreements or employment letter agreements that are applicable under various termination scenarios including termination without cause, termination for good reason (or constructive discharge) and termination in connection with a change in control.  These provisions are discussed more fully in the section below under the heading “Potential Payments upon Termination or Change-in-Control” below.

Other Benefits.  Under the terms of his employment agreement, Iridium Holdings provides Mr. Desch with a leased automobile and pays the leasing expenses related thereto and reimburses Mr. Desch for the annual dues at a Washington D.C.-area country club.  Mr. Roddy was reimbursed for the expenses he incurred in relocating at Iridium Holdings’ request from Canada to the United States in 2007 and 2008.  Iridium Holdings does not currently, and has not previously, made available to any employees any defined benefit pension or nonqualified deferred compensation plan or arrangement.

IRIDIUM HOLDINGS EXECUTIVE COMPENSATION

Fiscal Year 2008 Summary Compensation Table.

The following table shows compensation earned by Iridium Holdings’ NEOs in 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Equity Awards (2)	All Other Compensation	Total
Matthew J. Desch, Chief Executive Officer	2008	$675,000		$$1,512,266	$26,155(3)	$
Eric Morrison, Chief Financial Officer	2008	$325,000		$$56,567	$11,500(4)	$
John S. Brunette, Chief Legal & Administrative Officer	2008	$430,000		$$134,936	$4,480(5)	$
Greg Ewert, Executive Vice President of Global Distribution Channels	2008	$340,000		$$55,306	$11,500(4)	$
John Roddy, Executive Vice President for Ground Operations and Product Development	2008	$320,000		$$157,229	$40,871(6)	$

(1)  Includes bonuses earned in 2008, and payable during the first quarter of 2009.
(2) The amounts in this column reflect the dollar amount of expense recognized for financial statement reporting purposes in fiscal year 2008 with respect to LLC units and phantom profits interests granted in fiscal year 2008 as well as prior years in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to Iridium Holdings’ Consolidated Financial Statements for the year ended December 31, 2008.
(3)  Includes 401(k) matching contributions of $11,500, $2,655 of company-paid expenses for a leased automobile and $12,000 in reimbursement of country club dues.
(4)  Composed entirely of 401(k) matching contributions of $11,500.
(5)  Composed entirely of 401(k) matching contributions of $4,480.
(6)  Includes 401(k) matching contributions of $11,500 and relocation assistance valued at $29,371.

Grants of Plan-Based Awards for 2008.

The following table sets forth information relating to grants of equity-based incentive awards to the NEOS in 2008.

Name	Grant Date	Stock Awards (#)	Grant Date Fair Value of Stock Awards (3)
Matthew J. Desch	1/21/2008	39,582 (1)	$ 3,573,953
Eric Morrison
John S. Brunette	2/27/2008	8,057 (2)	$ 539,741
Greg Ewert
John Roddy

(1)    The 39,582 Employee Holdings LLC units are currently subject to an aggregate threshold amount of $7,663,499.  Immediately prior to the closing of the acquisition, the units that remain subject to a threshold amount will be reduced to a lesser number of units not subject to a threshold amount based on a ratio that maintains the same economic benefit for all such units.  Such reduced number of units (estimated to be 12,500 Iridium Holdings Class B units) will be sold to GHQ pursuant to the acquisition.
(2)           The 8,057 Employee Holdings LLC units are currently subject to an aggregate threshold amount of $2,028,141.  Immediately prior to the closing of the acquisition, the units that remain subject to a threshold amount will be reduced to a lesser number of units not subject to a threshold amount based on a ratio that maintains the same economic benefit for all such units.  Such reduced number of units (estimated to be 890 Iridium Holdings Class B units) will be sold to GHQ pursuant to the acquisition.
(3)           Calculated based on the aggregate grant date fair market value computed in accordance with FAS 123R.

Outstanding Stock Awards at 2008 Fiscal-Year End.

The following table sets forth the equity-based awards made to the NEOs that were outstanding on December 31, 2008, the last day of Iridium Holdings’ fiscal year.  No NEO has been granted options.

Name	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($) (3)
Matthew J. Desch (1)	19,791 Units of Employee Holdings LLC (2)	$2,422,693
Eric Morrison	250 Units of Iridium Employee Holdings (2)	$1,010,562
John S. Brunette	6042.75 Units of Employee Holdings LLC (2)	$182,317
John Roddy (1)	N/A	N/A

(1)           As described above, Messrs. Desch and Roddy were also granted phantom profits interests entitling them to receive cash payments as if they held a 2.5% and a 0.5% ownership interest in Iridium Holdings respectively and were therefore entitled to receive distributions from Iridium Holdings, but in each case only once such distributions exceed a designated threshold amount.  These phantom profits interests vest over time as described above, but will fully vest and be cancelled and cashed out upon the consummation of the acquisition.  The value of the unvested portion of each such phantom profits interest on December 31, 2008 is $1,523,629 in the case of Mr. Desch and $328,573 in the case of Mr. Roddy.
(2)           These units vest over time as described above, but will fully vest and be cancelled and cashed out upon the closing of the acquisition.  Immediately prior to the closing of the acquisition, the units that remain subject to a threshold amount will be reduced to a lesser number of units not subject to a threshold amount based on a ratio that maintains the same economic benefit for all such units.  Such reduced number of units will be sold to GHQ pursuant to the acquisition. As described above, all of Mr. Ewert’s units vested before December 31, 2008.
(3)           Footnote 2 of the table under “Estimated Current Value of Accelerated Vesting of Equity-Based Compensation Upon a Change in Control of Iridium Holdings” shows how these amounts are calculated.

Employment Agreements

Mr. Desch’s Employment Agreement. Iridium Holdings entered into an employment agreement with Mr. Desch in September 2006 pursuant to which he serves as Iridium Holdings’ Chief Executive Officer. The agreement has an initial term of four years commencing on September 18, 2006 and ending September 17, 2010 and will automatically renew for additional two year terms unless Iridium Holdings or Mr. Desch give written notice of intent not to renew the agreement at least six months prior to the renewal date.  The employment agreement provides for payment of a base salary of no less than $550,000, which must be increased each year by at least the same percentage the consumer price index for the Washington D.C - Baltimore metro area increases for that year.  Pursuant to his employment agreement, Mr. Desch is entitled to participate in Iridium Holdings annual incentive plan with a target award of up to 70% of his then base salary as determined by the Committee and based upon performance goals set by the Committee for the year. Mr. Desch’s base salary for 2008 was $675,000 and his target annual incentive compensation award for 2008 was 90% of his base salary.

Mr. Desch is eligible to participate in employee benefit plans made available to other senior executives. In addition, Iridium Holdings is required to provide him with an automobile and pay all the related automobile expenses and reimburse him for the cost of annual dues for a private club of his choice in the metropolitan Washington D.C. area.

In his employment agreement, Mr. Desch has agreed not to compete with Iridium Holdings nor solicit Iridium Holdings employees for alternative employment during the term of his agreement and for a period of one year after termination of employment by the company for any reason.

Mr. Desch’s employment agreement provides for payments upon certain terminations of his employment. For a description of these termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received see the heading “Potential Payments upon Termination or Change-in-Control” below.
Other than the agreement with Mr. Desch, Iridium Holdings has not entered into any other employment agreements with other NEOs.  However, the company has entered into employment letter agreements with the other NEOS as described below.

Employment Letter Agreements for Other NEOs.

Mr. Morrison’s Employment letter agreement.  Mr. Morrison entered into an employment letter agreement with Iridium Holdings on April 25, 2006, pursuant to which he serves as its Executive Vice President and Chief Financial Officer. The employment letter agreement provides for an initial base salary of $260,000 and participation in Iridium Holdings annual incentive plan with a target award of up to 35% of base salary as determined by the Committee and based upon performance goals set by the Committee for the year.  Mr. Morrison’s base salary for 2008 was $325,000 and his target annual incentive compensation award for 2008 was 75% of base salary.

Mr. Brunette’s Employment letter agreement.  Mr. Brunette entered into an employment letter agreement with Iridium Holdings on December 6, 2007 to serve as its Chief Administrative Officer and General Counsel. The employment letter agreement provides for payment of a base salary of $335,000 and participation in Iridium Holdings annual incentive plan with a target award of up to 35% of his then base salary as determined by the Committee and based upon performance goals set by the Committee for the year.  Mr. Brunette’s base salary for 2008 was $430,000 and his annual incentive compensation award for 2008 was 75% of base salary.

Mr. Ewert’s Employment letter agreement.  Mr. Ewert entered into an employment letter agreement with Iridium Holdings on September 30, 2004 to serve as its Executive Vice President of Marketing and Business Development. The employment letter agreement provides for payment of a base salary of $200,000 and participation in Iridium Holdings annual incentive plan with a target award of up to 60% of his then base salary as determined by the Committee and based upon performance goals set by the Committee for the year.  Mr. Ewert’s base salary for 2008 was $340,000 and his annual incentive compensation award for 2008 was 75% of base salary.

Mr. Roddy’s Employment letter agreement.  Mr. Roddy entered into an employment letter agreement with Iridium Holdings on August 1, 2007 to serve as its Executive Vice President of Customer Care, Gateway and Network Operations. The employment letter agreement provides for payment of a base salary of $260,000 and participation in Iridium Holdings annual incentive plan with a target award of up to 35% of his then base salary as determined by the Committee and based upon performance goals set by the Committee for the year.  Mr. Roddy’s base salary for 2008 was $320,000 and his annual incentive compensation award for 2008 was 60% of base salary.

Each of the employment letter agreements provides for payments upon certain terminations of the NEO’s employment.  For a description of these termination provisions, and a quantification of benefits that would be received see the heading “Potential Payments upon Termination or Change-in-Control” below.

Potential Payments on Termination or Change-in-Control

Severance Payments.  The section below describes the payments that may be made to Iridium Holdings NEOs in connection with a change-in-control or pursuant to certain termination events. In the absence of an employment agreement or employment letter agreement to the contrary, Iridium Holdings’ NEOs are employed “at-will” and are not entitled to any payments upon termination or a change-in-control other than their accrued but unpaid salary or benefits.

Matthew J. Desch.  The employment agreement for Mr. Desch, described above, has certain provisions that provide for payments to him in the event of the termination of his employment in the scenarios described below.

Termination by reason of death.  In the case of Mr. Desch’s death, Iridium Holdings is required to continue to pay to Mr. Desch’s estate his base salary as of the date of death for a period of six months following his death and continue benefits to his spouse in accordance with the terms of the Iridium Holdings’ benefit plans.

Termination without cause, for good reason or in connection with a change in control.  In the event that Iridium Holdings terminates Mr. Desch’s employment without “cause”, Mr. Desch terminates employment for “good reason,” or his employment is terminated in connection with a “change in control” (each as defined below) Iridium Holdings is required to pay, or provide, to him: in a lump sum, the sum of (i) 100% of his base salary as in effect on the date of termination of employment, and (ii) 100% of his annual bonus amount under his employment agreement for the year of termination (assuming all performance targets and objectives had been met).  Also, Iridium Holdings must provide Mr. Desch with health insurance (or reimburse him for the cost of his COBRA payments) for one year following termination of employment or until he is covered under a new employer’s health plan, whichever comes first.

Definitions.  For purposes of Mr. Desch’s employment agreement the following definitions apply:

“Cause” means any of the following:

•
Mr. Desch’s knowing and willful violation of Iridium Holdings’ policies that causes a material adverse effect or continued failure, after not less than 30 days' written notice, to perform his duties, including failure to follow lawful directions of the Board of Directors, except where his repeated failure is caused by or attributable to a disability;

•
The issuance of an indictment or filing of a criminal information charging Mr. Desch with the commission of a crime constituting  a felony or involving moral turpitude or his conviction of such a crime;

•	The embezzlement or criminal diversion of funds by Mr. Desch; or

•
Mr. Desch's failure to perform or to comply with any material term or condition of his employment agreement, if he fails to cure the failure or fails to commence and diligently seek to cure the failure within 30 days after written notice.

“Good Reason" means the occurrence of any of the following which is not cured within 15 days after written notice:

•	Iridium Holdings assignment to Mr. Desch of duties that are materially inconsistent with his position, authority, duties, or responsibilities;

•	Iridium Holdings failure to comply with any material term of Mr. Desch’s employment agreement.

“Change of Control” means any of the following:

•
Any person (other than a person or an affiliate of such person who as of the effective date of Mr. Desch’s employment agreement owns an interest in Iridium Holdings) becomes the beneficial owner, directly or indirectly, of interests in Iridium Holdings representing more than 50% of the combined voting power of Iridium Holdings’ then-outstanding equity interests;

•
The consummation of a consolidation, merger or share or unit exchange involving Iridium Holdings in which Iridium Holdings is not the continuing or surviving entity or pursuant to which Iridium Holdings’ equity interests would be converted into cash, securities, or other property, other than a merger in which the holders of Iridium Holdings voting interests immediately before the merger own 50% or more of the voting interests in the surviving entity immediately after the merger;

•
The consummation of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of substantially all of Iridium Holdings assets, other than to one or more of Iridium Holdings wholly-owned subsidiaries or to an entity in which the persons holding Iridium Holdings voting interests immediately before the consummation of the acquisition own 50% or more of the voting interests after the transaction.

Eric Morrison.  The employment letter agreement for Mr. Morrison provides that he may be terminated by Iridium Holdings for any reason upon 30 days’ written notice.  However, in the event he is terminated without cause by Iridium Holdings or he terminates his employment as a result of a constructive discharge, he will be entitled to three months of salary continuation based upon his then current rate of pay.  In addition, in the event his employment is terminated without cause by Iridium Holdings or he terminates his employment as a result of constructive discharge, he will be entitled receive a pro-rated portion of his target bonus amount for the year of termination based upon the actual achievement of plan targets for the year of termination.  For purposes of his employment letter agreement, constructive discharge is defined as the assignment of duties materially inconsistent with Mr. Morrison’s position, authority, duties or responsibilities, or a substantially adverse alteration in the nature or status of his responsibilities.

John S. Brunette. The employment letter agreement for Mr. Brunette provides that he may be terminated by Iridium Holdings for any reason upon 30 days’ written notice.  In addition, in the event his employment is terminated without cause by Iridium Holdings or he terminates his employment as a result of constructive discharge, he will be entitled receive a pro-rated portion of his target bonus amount for the year of termination based upon the actual achievement of plan targets for the year of termination.  For purposes of his employment letter agreement, constructive discharge is defined as the assignment of duties materially inconsistent with Mr. Brunette’s position, authority, duties or responsibilities, or a substantially adverse alteration in the nature or status of his responsibilities.

Greg Ewert. The employment letter agreement for Mr. Ewert provides that in the event his employment is terminated as a result of a change in control, he will be entitled to continuation of his then current base salary for a period of six months following termination of employment.

John Roddy.  The employment letter agreement for Mr. Roddy provides that he may be terminated by Iridium Holdings for any reason upon 30 days’ written notice.  However, in the event he is terminated without cause by Iridium Holdings or he terminates his employment as a result of constructive discharge, he will be entitled to salary continuation for a period of six months’ following termination of employment.  If after the six month period Mr. Roddy has not found suitable employment, the salary continuation payments will continue for up to an additional three months or until Mr. Roddy finds suitable employment, whichever comes first.  In addition, in the event his employment is terminated without cause by Iridium Holdings or he terminates his employment as a result of constructive discharge, he will be entitled receive a pro-rated portion of his target bonus amount for the year of termination based upon the actual achievement of plan targets for the year of termination.  For purposes of his employment letter agreement, constructive discharge is defined as the assignment of duties materially inconsistent with Mr. Roddy’s position, authority, duties or responsibilities, or a substantially adverse alteration in the nature or status of his responsibilities.

Estimated Current Value of Post-Employment Non-Equity Related Severance Benefits.

The following table shows payments that would be made to each NEO in the event of a termination of employment on December 31, 2008 under different scenarios.

Executive	Death	Without Cause or for Good Reason/ Constructive Discharge	Involuntary termination in connection with a Change in Control
Matthew J. Desch	$337,500(1)	$1,158,711(2)	$1,158,711(3)
Eric Morrison	$0	$81,250(4)	$81,250(5)
John S. Brunette	$0	$322,500(6)	$35,833(7)
Greg Ewert	$0	$0	$170,000(8)
John Roddy	$0	$240,000(9)	$240,000(10)

(1)  Equal to 6 months of salary.
(2)  Equal to the sum of 12 months of base salary, annual bonus at target level and continuation of health benefits for 12 months.
(3)  Equal to the sum of 12 months of base salary, annual bonus at target level and continuation of health benefits for 12 months.
(4)  Equal to 3 months of salary.
(5)  Equal to 3 months of salary.
(6)  Equal to Mr. Brunette’s target bonus for 2008 (i.e., 75% of his base salary), as plan targets were established or exceeded in 2008.
(7)  Equal to 3 months of salary.
(8)  Equal to 6 months of salary.
(9)  Equal to 9 months of salary.
(10)  Equal to 9 months of salary.

Acceleration of Equity-Based Incentive Compensation Awards.

Phantom Profits Interests in Iridium Holdings.  Mr. Desch is contractually entitled to receive accelerated vesting of his phantom profits interest award if he experiences an involuntary termination resulting from a change of control of Iridium Holdings (however, as described above, the unvested portion of Mr. Desch’s phantom profits interest will fully vest and be cashed out upon the consummation of the acquisition).  Mr. Roddy is contractually entitled to receive accelerated vesting of his phantom profits interest awards upon a change of control of Iridium Holdings (but he is not entitled to any accelerated vesting upon termination of employment for any reason).

Employee Holdings LLC and Iridium Employee Holdings Units.  The Employee Holdings units granted to Mr. Desch and Mr. Brunette both contain provisions that accelerate the vesting of the units under certain circumstances. In the case of both Mr. Desch and Mr. Brunette, their unvested units will vest completely upon an involuntarily termination of employment as a result of a change in control of Iridium Holdings (but upon any other termination, all unvested units are automatically forfeited).  Mr. Desch’s unit award also provides that his unvested units will vest upon the occurrence of a change in control to the extent necessary to bring the total number of vested units up to 50% of the total number of units granted (However, as described above, the unvested units will fully vest in connection with the consummation of the acquisition).

All of the Iridium Employee Holdings Units held by Messrs. Morrison and Ewert were fully vested prior to December 31, 2008 other than 250 units granted to Mr. Morrison that are scheduled to vest on January 1, 2009.  The award letter pursuant to which these units were granted provides for the accelerated vesting of the units in the event of a change in control of Iridium Holdings (but does not provide for any accelerated vesting upon a termination of employment).

Estimated Current Value of Accelerated Vesting of Equity-Based Compensation Upon a Change in Control of Iridium Holdings.  The following table shows the value attributable to the accelerated vesting of units held by each NEO in the event of a change in control of Iridium Holdings on December 31, 2008 (Neither Mr. Desch nor Mr. Brunette is entitled to full accelerated vesting of his unit award (or, in the case of Mr. Desch, his phantom profits interest award) upon a change in control of Iridium Holdings.

Executive	Value of Accelerated Vesting of Employee Holdings LLC or Iridium Employee Holdings Units (1)	Value of Accelerated Vesting of Phantom Profits Interests
Matthew J. Desch	N/A	N/A
Eric Morrison	$1,010,562	N/A
John S. Brunette	N/A	N/A
Greg Ewert	N/A	N/A
John Roddy	N/A	$ 328,573 (2)

(1)  The value of the accelerated vesting has been calculated as the difference between: (a) the value of the granted units, which is determined by multiplying the number of granted units held by the NEO on December 31, 2008 by the difference between (i) $282.97, which in the event of full acceleration we believe to be the fair market value of a Class B Unit on December 31, 2008, and (ii) the remaining threshold amount on a per unit basis as of December 31, 2008 and (b) the value of the vested units, which is determined by multiplying the number of vested units held by the NEO on December 31, 2008 by the difference between (i) $286.21, which we believe to be the fair market value of a Class B Unit on December 31, 2008, and (ii) the remaining threshold amount on a per unit basis as of December 31, 2008.

(2)  The value of the accelerated vesting of Mr. Roddy’s profits interest has been calculated by deeming the phantom profits interest to be converted in the equivalent number of Class B Units (7,916.4) and then applying the calculation described in note 1 above.

Director Compensation for 2008.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of the non-employee directors of Iridium Holdings as of the end of the last fiscal year for services rendered to us during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Alvin B. Krongard	$100,000 (1)	$128,380(2)	$228,380
Thomas J. Ridge	$100,000 (1)	$129,628(2)	$229,628

(1)  Messrs. Krongard and Ridge are contractually entitled to receive annual director’s fees equal to $100,000 in the aggregate.

(2)  Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FASB Statement 123(R) with respect to the 3,958 Class B units of Iridium Holdings granted to each of Messrs. Krongard and Ridge in 2008. The FASB Statement 123(R) grant date value of each such Class B unit grant was $357,384 for the grant to Mr. Krongard and $363,101 for the grant to Mr. Ridge.  The Class B units granted to Messrs. Krongard and Ridge are only entitled to receive distributions from Iridium Holdings once such distributions exceed a designated threshold amount (currently, $766,415 for each director).  The units are subject to forfeiture if the director voluntarily resigns or is removed from the Iridium Holdings board of directors before the expiration of his then current term.  Immediately prior to the closing of the acquisition, the units will cease to be subject to forfeiture and will be reduced to a lesser number of units not subject to a threshold amount based on a ratio that maintains the same economic benefit for all such units.  Such reduced number of units (in each case, estimated to be 1,249 Iridium Holdings Class B units) will be sold to GHQ pursuant to the acquisition.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GHQ

On November 13, 2007, our founding stockholder purchased an aggregate of 11,500,000 GHQ units for $25,000 in cash, at a purchase price of approximately $0.003 per unit.  On January 10, 2008, we canceled 1,725,000 units, which were surrendered by our founding stockholder in a recapitalization, leaving our founding stockholder with a total of 9,775,000 units (of which 1,275,000 were subject to forfeiture). On February 1, 2008, our founding stockholder transferred at cost an aggregate of 150,000 of these founding stockholder’s GHQ units to Thomas C. Canfield, Kevin P. Clarke and Parker W. Rush, each of whom is a director.  Of the 9,775,000 GHQ units purchased, 1,275,000 GHQ units were forfeited on March 27, 2008, following the expiration of the over-allotment option granted to the underwriters in our IPO.  In addition at the time of the closing of our IPO our founding stockholder purchased 8,000,000 private placement warrants at a price of $1.00 per warrant with an exercise price of $7.00 per share.  The private placement warrants were purchased separately and not in combination with common stock or in the form of GHQ units.  The proceeds from the sale price of the private placement warrants were added to the proceeds from the IPO to be held in the trust account at Wachovia Securities, LLC, to be maintained by American Stock Transfer & Trust Company pending our completion of an initial business combination.  If we do not complete an initial business combination that meets the criteria described in the Prospectus, then the $8.0 million purchase price of the private placement warrants will become part of the liquidation distribution to our public stockholders and the private placement warrants will expire worthless.  Our founding stockholder has agreed to forfeit at the closing of the acquisition: (1) 1,441,176 shares of our common stock purchased as part of the unit purchase on November 31, 2007; (2) 8,369,563 warrants purchased as part of the unit purchase on November 13, 2007; and (3) 2,000,000 warrants purchased in a private placement on February 21, 2008.

The founding stockholder’s shares are identical to the shares of common stock included in the GHQ units sold in our IPO under a prospectus (the “Prospectus”) dated February 14, 2008, as filed with the SEC on February 14, 2008, except that the initial stockholders have agreed:

•	that the founding stockholder’s shares are subject to the transfer restrictions described below;

•
to vote the founding stockholder’s shares in the same manner as the majority of the holder of the IPO shares in connection with the vote required to approve the acquisition proposal and to certificate proposal to provide for GHQ’s perpetual existence; and

•	to waive their rights to participate in any liquidation distribution with respect to the founding stockholder’s shares if GHQ fails to consummate a business combination.

In addition, the founding stockholder and each of our executive officers and directors have agreed that if it, he or she acquired shares of common stock in or following our IPO, it, he or she will vote all such shares in favor of an initial business combination and the related amendment to our certificate to provide for our perpetual existence.  (Any such purchases of stock following the IPO are expected to be effected through open market purchases or in privately negotiated transactions.) As a result, neither our initial stockholders, nor our executive officers or directors will be able to exercise the conversion rights with respect to any of our shares that it, he or she has acquired before, in or following our IPO.

The founding stockholder’s warrants are identical to those included in the GHQ units sold in the IPO, except that:

•	the founding stockholder’s warrants, including the common stock issuable upon exercise of the warrants, are subject to the transfer restrictions described below;

•
the founding stockholder’s warrants will become exercisable upon the later of (i) the date that is one year after the date of the Prospectus or (ii) after the consummation of our initial business combination, in each case, if (x) the last sales price of our common stock equals or exceeds $14.25 per share for any 20 trading days within any 30-trading-day period beginning 90 days after such business combination and (y) there is an effective registration statement covering the shares of common stock issuable upon exercise of the warrants contained in the GHQ units included in the IPO;

•	the founding stockholder’s warrants will not be redeemable so long as they are held by the founding stockholder or its permitted transferees; and

•	the founding stockholder’s warrants may be exercised by the founding stockholder or its permitted transferees on a cashless basis.

Although the shares of common stock issuable pursuant to the founding stockholder’s warrants will not be issued pursuant to a registration statement, so long as they are held by our founding stockholder and its permitted transferees, the warrant agreement provides that the founding stockholder’s warrants may not be exercised unless a registration statement relating to the common stock issuable upon exercise of the warrants purchased in the IPO is effective and a related current prospectus is available.

The private placement warrants, including the common stock issuable upon exercise of these warrants, are subject to the transfer restrictions described below.  The private placement warrants will be non-redeemable so long as they are held by our founding stockholder or its permitted transferees and may be exercised by our founding stockholder or its permitted transferees on a cashless basis.  With the exception of the terms noted above, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO.

Our initial stockholders have agreed not to sell or transfer the founding stockholder’s GHQ units, founding stockholder’s shares or founding stockholder’s warrants, including the common stock issuable upon exercise of these warrants, until 180 days after the consummation of our initial business combination except to certain permitted transferees who must agree to be bound by the same transfer restrictions and voting, waiver and forfeiture provisions.  All of the founding stockholder’s GHQ units, founding stockholder’s shares and founding stockholder’s warrants and shares issuable upon exercise of the founding stockholder’s warrants will cease to be subject to the transfer restrictions if, after our initial business combination, (i) the last sales price of our common stock equals or exceeds $14.25 per share for any 20 trading days within any 30 trading day period beginning 90 days after our initial business combination or (ii) we consummate a subsequent liquidation, acquisition, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.  Our founding stockholder has agreed not to sell or transfer the private placement warrants until after we complete our initial business combination except to certain permitted transferees.

Concurrently with the issuance and sale of the securities in the IPO, we entered into an agreement with our initial stockholders and certain employees of the founding stockholder with respect to securities held by them from time to time, including the founding stockholder’s GHQ units, founding stockholder’s shares, founding stockholder’s warrants, private placement warrants, underlying shares and any GHQ units purchased in the IPO (including the shares, warrants and underlying shares included therein) by managing directors and senior advisors of the founding stockholder, granting them and their permitted transferees the right to demand that we register the resale of any of our securities held by them on a registration statement filed under the Securities Act.  The registration rights are exercisable with respect to the securities at any time commencing 30 days after the consummation of our initial business combination, provided that such registration statement would not become effective until after the expiration of the lock-up period applicable to the securities being registered and with respect to all of the warrants and the underlying shares of common stock, after the relevant warrants become exercisable by their terms.  We will bear the expenses incurred in connection with the filing of any such registration statements.

As part of the consummation of the acquisition, the lock-up agreements and the existing registration rights agreement will be terminated and replaced by the new registration rights agreement described below.

Upon the consummation of the acquisition, GHQ, the initial stockholders and the Iridium Holding’s sellers (each a “restricted stockholder”) will enter into a registration rights agreement (“new registration rights agreement”), terminating and replacing the lock-up agreements described above. Under the new registration rights agreement, each of the stockholders party to this registration rights agreement will not sell, pledge, establish a “put equivalent position,” liquidate or decrease a “call equivalent position,” or otherwise dispose of or transfer any GHQ securities for a period of one year after the closing date of the acquisition; provided that, the board of directors of GHQ may authorize an underwritten public offering at any time beginning six months after the closing date.  In addition, each such stockholder may pledge up to 25% of its GHQ shares as collateral to secure cash borrowing from a third party financial institution so long as such financial institution agrees to be subject to these transfer restrictions.

Managing directors and senior advisors of our founding stockholder have purchased an aggregate of 1,247,500 GHQ units at the IPO price through a directed unit program.

On November 19, 2007, we issued a promissory note in the aggregate principal amount of $250,000 to our founding stockholder.  This note accrued interest at the rate of 8.5% per annum, was unsecured and was due at the earlier of December 30, 2008, or the consummation of the IPO.  The note was repaid out of the proceeds of the IPO not placed in our trust account.

We have entered into and agreement with Greenhill for the payment of an aggregate of $10,000 per month for office space, secretarial and administrative services that will terminate upon the closing of the acquisition.

On October 24, 2008, a subsidiary of our founding stockholder acquired the note from Iridium Holdings, see “Other Transaction Agreements – Note Purchase Agreement”.

Iridium Holdings

Please see “Information about Iridium Holdings – Legal Proceedings”.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities and warrant agent for our warrants is American Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

GHQ’s board of directors is aware of no other matter that may be brought before the GHQ special meeting.  Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

APPRAISAL RIGHTS

GHQ stockholders do not have appraisal rights in connection with the acquisition or the issuance of GHQ shares pursuant to the acquisition under Delaware law.

INDEPENDENT AUDITORS

Representatives of GHQ’s independent registered public accounting firm, Ernst & Young LLP, will be present at the special meeting of the stockholders.  The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the         Annual Meeting of Stockholders of GHQ must be received by the Secretary of GHQ not later than:

•	, 20 for inclusion in the proxy materials for that meeting pursuant to Rule 14a-8 of the Securities Exchange Act, or

•	, 20 in order to be brought before that meeting pursuant to the bylaws of GHQ.

WHERE YOU CAN FIND MORE INFORMATION

GHQ files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act.  You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  The SEC also maintains an Internet website that has reports, proxy statements and other information about issuers, like Iridium Holdings and GHQ, that make electronic filings with the SEC.  The address of that site is http://www.sec.gov.

Information and statements contained in this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

GHQ has supplied all information contained in this proxy statement relating to GHQ, and Iridium Holdings has supplied all information relating to Iridium Holdings.  Information provided by one does not constitute any representation, estimate or projection of the other.

If you have any questions about any of the proposals set forth herein or need additional copies of proxy materials, you may contact GHQ in writing or by telephone:

GHL Acquisition Corp.

300 Park Avenue, 23rd Floor

New York, NY 10022

Telephone: (212) 372-4180

You can also get more information by visiting and Iridium Holdings’ website at www.iridium.com.  Website materials are not part of this proxy statement

Or you may contact our proxy solicitor:

105 Madison Avenue New York, New York 10016 proxy@mackenziepartners.com Call Collect: (212) 929-5500 or Toll-Free (800) 322-2885

If you would like to request documents from us, please do so by        , 2009 to receive them before the stockholders’ meetings.  We shall send the documents by first-class mail within one business day of receiving your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS DISCUSSED IN THIS PROXY STATEMENT.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH

INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT.  THIS PROXY STATEMENT IS DATED        , 2008.  YOU SHOULD NOT ASSUME THAT THE INFORMATION IN IT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER ITS MAILING TO STOCKHOLDERS NOR THE ISSUANCE OF GHQ COMMON SHARES IN THE ACQUISITION SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

Index to Financial Statements

GHQ Acquisition Corp.

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2007	F-3
Statements of Operations for the period from November 2, 2007 (inception) to December 31, 2007	F-4
Statements of Stockholder’s Equity for the period from November 2, 2007 (inception) to December 31, 2007	F-5
Statement of Cash Flows for the period from November 2, 2007 (inception) to December 31, 2007	F-6
Notes to Financial Statements	F-7
Condensed Balance Sheets as of September 30, 2008 (unaudited) and December 31, 2007	F-12
Unaudited Condensed Statements of Income for the three and nine months ended September 30, 2008 and for the period from November 2, 2007 (inception) through September 30, 2008	F-13
Condensed Statement of Stockholders’ Equity for the period from November 2, 2007 (inception) through September 30, 2008 (unaudited)	F-14
Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2008 and for the period from November 2, 2007 (inception) through September 30, 2008	F-15
Notes to Unaudited Condensed Financial Statements	F-16
Iridium Holdings LLC
Report of Independent Auditors	F-25
Consolidated Balance Sheets as of December 31, 2007 and December 31, 2006	F-26
Consolidated Statements of Income for the years ended December 31, 2007, 2006 and 2005	F-27
Consolidated Statements of Members’ Deficit and Comprehensive Income for the years ended December 31, 2007, 2006, 2005 and 2004	F-28
Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005	F-29
Notes to Consolidated Financial Statements	F-30
Consolidated Balance Sheets as of September 30, 2008 (unaudited) and December 31, 2007	F-52
Unaudited Consolidated Statements of Income for the nine months ended September 30, 2008 and 2007	F-53
Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2008 and 2007	F-54
Notes to Unaudited Interim Consolidated Financial Statements	F-56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder of
GHL Acquisition Corp.

We have audited the accompanying balance sheet of GHL Acquisition Corp. (a corporation in the development stage) (the “Company”) as of December 31, 2007, and the related statements of operations, stockholder’s equity and cash flows for the period from November 2, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform, an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GHL Acquisition Corp. as of December 31, 2007, and the results of its operations and its cash flows for the period from November 2, 2007 (inception) to December 31, 2007 in conformity with United States generally accepted accounting principles.

/s/ Eisner LLP

New York, New York
March 28, 2008

GHL Acquisition Corp.
(a corporation in the development stage)

BALANCE SHEET

December 31, 2007

ASSETS:
Current assets – cash	$184,378
Deferred offering costs	315,622
Total assets	$500,000
LIABILITIES AND STOCKHOLDER’S EQUITY:
Current liabilities:
Note payable – stockholder, including interest	$252,538
Accrued expenses	1,274
Accrued offering costs	225,000
Total liabilities	$478,812
Commitments	—
STOCKHOLDER’S EQUITY:
Preferred stock, $0.0001 par value
Authorized 1,000,000 shares
None issued and outstanding	$—
Common stock, $0.001 par value
Authorized 200,000,000 shares
Issued and outstanding 11,500,000 shares	11,500
Additional paid-in capital	13,500
Deficit accumulated during the development stage	(3,812)
Total stockholder’s equity	21,188
Total liabilities and stockholder’s equity	$500,000

The accompanying notes are an integral part of the financial statements.

GHL Acquisition Corp.
(a corporation in the development stage)

STATEMENT OF OPERATIONS

For the period November 2, 2007 (inception) to December 31, 2007

Formation costs	$1,274
Interest expense	2,538
Net loss	$(3,812)
Weighted average shares outstanding – basic and diluted	11,500,000
Net Loss per share – basic and diluted	$(0.00)

The accompanying notes are an integral part of the financial statements.

GHL Acquisition Corp.
(a corporation in the development stage)

STATEMENT OF STOCKHOLDER’S EQUITY

For the period November 2, 2007 (inception) to December 31, 2007

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Stockholder’s Equity
	Shares	Amount
Issuance of units to Founder on November 13, 2007 at approximately $0.002 per unit	11,500,000	$11,500	$13,500	$—	$25,000
Net loss during the development stage	—	—	—	(3,812)	(3,812)
Balance at December 31, 2007	11,500,000	$11,500	$13,500	$(3,812)	$21,188

The accompanying notes are an integral part of the financial statements.

GHL Acquisition Corp.
(a corporation in the development stage)

STATEMENT OF CASH FLOWS

For the period November 2, 2007 (inception) to December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,812)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in accrued expenses	1,274
Increase in accrued interest	2,538
Net cash used in operating activities	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable – stockholder	250,000
Proceeds from sale of units to Founder	25,000
Deferred offering costs	(90,622)
Net cash provided by financing activities	184,378
Net increase in cash	184,378
Cash at beginning of period	—
Cash at end of period	$184,378
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Accrual of deferred offering costs	$225,000

The accompanying notes are an integral part of the financial statements.

GHL Acquisition Corp.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

GHL Acquisition Corp. (the “Company”), a blank check company, was incorporated in Delaware on November 2, 2007 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or assets (“Business Combination”). The Company is considered in the development stage and is subject to the risks associated with development stage companies. The Company has selected December 31 as its fiscal year-end.

At December 31, 2007, the Company had not yet commenced any operations, has generated a net loss and has a working capital deficiency. All activity through December 31, 2007 relates to the Company’s formation and the proposed public offering described below. The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering of up to 40,000,000 units (“Units”) which is discussed in Note 3 (“Proposed Offering”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering, although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, management has agreed that at least approximately $10.00 per Unit sold in the Proposed Offering (or approximately $9.98 per Unit if the underwriter’s over-allotment option is exercised in full) will be held in a trust account (“Trust Account”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, other than, at our option up to $5.0 million that may be invested in U.S. “government securities”, as defined under the Investment Company Act, with remaining maturities at all times of more than six months and one day, or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination and (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors (other than its independent auditors), prospective target businesses and other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Greenhill & Co., Inc., the Company’s founder (the “Founder”) has agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors, service providers or other entities that are owed money by the Company for services rendered to or contracted for or products sold to the Company. There can be no assurance that it will be able to satisfy those obligations. The net proceeds not held in the Trust Account may be used to pay for business, legal and accounting due diligence on prospective Business Combinations and continuing general and administrative expenses. Additionally, up to $5.0 million of interest, subject to adjustment, earned on the Trust Account balance may be released to the Company to fund working capital requirements and additional funds may be released to fund tax obligations.

The Company, after signing a definitive agreement for a Business Combination, is required to submit such transaction for stockholder approval. In the event that (i) a majority of the outstanding shares of common stock sold in the Proposed Offering that vote in connection with a Business Combination vote against the Business Combination or the proposal to amend the Company’s amended and restated certificate of incorporation to provide for its perpetual existence or (ii) public stockholders owning 30% or more of the shares sold in the Proposed Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. The Company’s initial stockholder has agreed to vote its 11,500,000 founder’s shares of common stock (up to 1,500,000 of such founder’s shares of common stock are subject to forfeiture by such stockholders if the underwriter does not exercise its over-allotment option) in accordance with the vote of the majority of the shares voted by all the holders of the shares sold in the Proposed Offering (“Public Stockholders”) with respect to any Business Combination and related amendment to the Company’s amended and restated certificate of incorporation to provide for the Company’s perpetual existence. After consummation of a Business Combination, these voting provisions will no longer be applicable. The Company’s stockholder prior to the

Proposed Offering and the Company’s officers and directors have agreed to vote any shares of common stock acquired in, or after, the Proposed Offering in favor of the Business Combination.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. The Company will proceed with the Business Combination if Public Stockholders owning no more than 30% of the shares sold in the Proposed Offering (minus one share) both vote against the Business Combination and exercise their conversion rights. Accordingly, Public Stockholders holding 11,999,999 shares sold in the Proposed Offering may seek conversion of their shares in the event of a Business Combination (or up to 13,799,999 shares if the over-allotment option in the Proposed Offering is exercised in full). Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares of common stock held by the Company’s stockholders prior to the consummation of the Proposed Offering.

The Company will amend and restate its certificate of incorporation prior to the consummation of the Proposed Offering to provide that the Company will continue in existence only until the 24 month anniversary of the date of the final prospectus relating to the Proposed Offering. If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will liquidate. In the event of liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 3).

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents — The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk — The Company maintains cash in a bank deposit account which, at times, exceeds federally insured (FDIC) limits. The Company has not experienced any losses on this account.

Deferred Income Taxes — Deferred income taxes are provided for the differences between bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of temporary differences, aggregating approximately $433 at December 31, 2007. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at December 31, 2007.

The effective tax rate differs from the statutory rate of 34% due to the valuation allowance.

Loss Per Share — Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The effect of the 11,500,000 outstanding warrants issued in connection with the initial unit purchase by the Founder has not been considered in diluted loss per share calculations since the effect of such warrants would be antidilutive.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements — Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3 — PROPOSED PUBLIC OFFERING

The Proposed Offering contemplates the Company offering for public sale up to 40,000,000 Units at a proposed offering price of $10.00 per Unit (plus up to an additional 6,000,000 Units solely to cover the underwriter’s over-allotments, if any). Each Unit will consist of one share of the Company’s common stock and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.00 commencing on the later of the completion of a Business Combination or 12 months from the effective date of the Proposed Offering and expiring five years from the effective date of the Proposed Offering or earlier upon redemption or liquidation of the trust account. The Company may redeem all of the Warrants, at a price of $.01 per Warrant upon 30 days’ prior notice while the Warrants are exercisable, and there is an effective registration statement covering the common stock issuable upon exercise of the Warrants current and available, only if the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The Company will not redeem the warrants unless an effective registration statement covering the shares of common stock issuable upon exercise of the Warrants is current and available throughout the 30-day redemption period. If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to adopt a plan of recapitalization pursuant to which all holders that wish to exercise warrants would be required to do so on a “cashless basis.” In such event, each exercising holder would surrender the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (i) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” means the average reported last sale price of the Company’s common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. In accordance with the warrant agreement relating to the Warrants to be sold and issued in the Proposed Offering, the Company will only be required to use its best efforts to maintain the effectiveness of the registration statement covering the common stock issuable upon exercise of the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, if a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed. The number of warrant shares issuable upon the exercise of each warrant is subject to adjustment from time to time upon the occurrence of the events enumerated in the Warrant Agreement.

The Company will pay Banc of America Securities LLC and other underwriters in the Proposed Offering an underwriting discount of approximately 6.0% of the gross proceeds of the Proposed Offering less the gross proceeds from the sale of the Units sold in the directed unit program. However, Banc of America Securities LLC and other underwriters have agreed that approximately 70% of the underwriting discounts will not be payable unless and until the Company completes a Business Combination and has waived its right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination. The deferred underwriting commission will be reduced to the extent any stockholders exercise their conversion rights.

To the extent that Banc of America Securities LLC and other underwriters do not exercise their over-allotment option to purchase an additional 6,000,000 Units of the Company in the Proposed Offering, the Company’s Founder has agreed that they shall return to the Company for cancellation, at no cost, a number of Units held by them necessary for the Founder’s shares to represent 17.5% of the Company’s outstanding common stock after the consummation of the Proposed Offering and the expiration or exercise of the over-allotment option.

NOTE 4 — DEFERRED OFFERING COSTS

Deferred offering costs consist of legal, accounting and registration fees incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to stockholder’s equity upon the receipt of the capital raised or charged to operations if the Proposed Offering is not completed.

NOTE 5 — NOTE PAYABLE

On November 19, 2007, the Company issued a promissory note in the aggregate principal amount of $250,000 to the Founder. The note accrues interest at the rate of 8.5% per annum, is unsecured and the principal is due at the earlier of (i) December 30, 2008, or (ii) the consummation of the offering. The note will be repaid out of the proceeds of the Proposed Offering not being placed in the trust account. Due to the short-term nature of the note, the fair value of the note approximates its carrying amount. The note was repaid to the Founder on February 26, 2008.

NOTE 6 — RELATED PARTY TRANSACTIONS AND COMMITMENTS

The Company presently occupies office space provided by the Founder. The Founder has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay the Founder a total of $10,000 per month for such services commencing on the effective date of the Proposed Offering and will terminate upon the earlier of (i) the consummation of a Business Combination, or (ii) the liquidation of the Company.

On November 13, 2007 the Founder advanced the Company $100 in order to help the Company fund certain start up expenses. The advance was non-interest bearing. The advance was repaid to the Founder on November 28, 2007.

Pursuant to an agreement that the Company’s initial stockholder will enter into with the Company and Banc of America Securities LLC, prior to the Proposed Offering, the initial stockholder will waive its right to receive distributions with respect to their Founder’s shares upon the Company’s liquidation.

The Founder has committed to purchase a total of 8,000,000 Warrants (“Private Placement Warrants”) at $1.00 per Warrant (for an aggregate purchase price of $8,000,000) privately from the Company. This purchase will take place simultaneously with the consummation of the Proposed Offering. All of the proceeds received from this purchase will be placed in the Trust Account. The Private Placement Warrants to be purchased by the Founder will be identical to the Warrants underlying the Units being offered in the Proposed Offering except that if held by the Founder or its permitted transferees they are non-redeemable by the Company and can be exercised on a cashless basis. Furthermore, the Founder has agreed that the Private Placement Warrants will not be sold or transferred by it until after the Company has completed a Business Combination, subject to certain limited exceptions. The purchase price of the Private Placement Warrants approximates the fair value of such warrants. However, if it is determined that the fair value of the Private Placement Warrants exceeds the purchase price, the Company will record an expense for the excess of the fair value of the warrants. The Company’s stockholders prior to the Proposed Offering and certain employees of Greenhill will be entitled to registration rights with respect to their founder’s Units, Private Placement Warrants (or underlying securities), founder’s shares, founder’s warrants (or underlying securities) and any Units purchased in this offering (including the shares, warrants and underlying shares included therein) by managing directors and senior advisors of Greenhill, pursuant to an agreement to be signed prior to or on the effective date of the Proposed Offering.

NOTE 7 — SUBSEQUENT EVENTS

On January 10, 2008, the Company cancelled 1,725,000 founder’s Units, which were surrendered by the founding stockholder in a recapitalization, leaving the founding stockholder with a total of 9,775,000 Units.

On February 1, 2008, the founding stockholder transferred at cost an aggregate of 150,000 of the founder’s Units to certain of the Company’s directors. These transferred Units have the same terms and are subject to the same restrictions on transfers as the founder’s Units. The restrictions on transfer on these Units will lapse 180 days after the consummation of a Business Combination by the Company (if any) (considered a performance condition). In accordance with the Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share Based Payments”, the restrictions are not being taken into account for purposes of determining the value of the transferred, Units and the Company will record a compensation charge and a related capital contribution (at the time a Business Combination is consummated) for the difference between the consideration received by the founding stockholder in the transfer and the price of $10.00 per unit paid by the public stockholders which acquired Units in our initial public offering. Of the 9,775,000 founder’s Units an aggregate of 1,275,000 founder’s Units, including the common stock included therein, were forfeited on March 27, 2008, following the expiration of the over-allotment option of Banc of America Securities LLC and the other underwriters pursuant to the terms of the applicable purchase agreement so that initial stockholders own approximately 17.5% of the Company’s issued and outstanding common stock after the Proposed Offering (excluding any Units that they may purchase in or after the Proposed Offering).

On February 21, 2008, the Company completed its initial public offering of 40,000,000 Units, each consisting of one share of common stock and one warrant exercisable for an additional share of common stock and received proceeds of approximately $376.7 million, net of underwriting discounts and commissions of approximately $23.3 million (including approximately $16.4 million of deferred underwriting discounts and commissions placed in a trust account pending completion of an initial business combination). On February 21, 2008, the Company also consummated a private placement of warrants, to Greenhill & Co., Inc., its founding stockholder for an aggregate purchase price of $8 million. Approximately $400 million of the proceeds of its initial public offering and the concurrent sale of the private placement warrants (including deferred underwriting discounts and commissions of approximately $16.4 million) was placed in a trust account subsequent to the completion of its initial public offering. The Company retained outside of the trust (i) $875,000 to pay offering expenses and (ii) $225,000 to fund additional expenses relating to its initial public offering.

On February 26, 2008, the Company paid off the principal balance of the promissory note including accrued interest in the amount of $5,844, for a total of $255,844.

On February 26, 2008, the Company filed its Amended and Restated Certificate of Incorporation on a current report on Form 8-K with the SEC. Our Amended and Restated Certificate of Incorporation provides, among other things, that our existence will terminate on February 14, 2010, unless, in connection with an initial business combination, our stockholders vote to amend our Certificate of Incorporation to provide perpetual existence.

On March 7, 2008, the Company filed its audited Balance Sheet and accompanying footnotes as of February 21, 2008 on a current report on Form 8-K with the SEC. The audited Balance Sheet reflects receipt of the proceeds upon consummation of the private placement and the initial public offering. A summary of the Balance Sheet is shown below.

Total assets	$401,150,170
Total liabilities	12,389,703
Common Stock Subject to Possible Conversion (11,999,999 shares, at conversion value)	119,999,999
Common stock, $0.001 par value	49,775
Authorized 200,000,000 shares
Issued and outstanding 49,775,000 shares
(which includes 11,999,999 common shares subject to possible conversion)
Additional paid-in capital	268,756,360
Deficit accumulated during the development stage	(45,667)
Total stockholders’ equity	268,760,468
Total liabilities and stockholders’ equity	$401,150,170

On March 27, 2008, following the expiration of the over-allotment option of Banc of America Securities LLC and the underwriters of our initial public offering, 1,275,000 founder’s Units were forfeited pursuant to the terms of the applicable purchase agreement in order to maintain our initial stockholders’ approximately 17.5% ownership interest in our common stock after giving effect to the initial public offering.

GHL Acquisition Corp.
(a corporation in the development stage)
Condensed Balance Sheets

	September 30, 2008 (unaudited)	December 31, 2007
Assets:
Current assets:
Cash and cash equivalents	$489,843	$184,378
Prepaid expenses	46,667	—
Total current assets	536,510	184,378
Deferred tax asset	135,186	—
Deferred offering costs	—	315,622
Deferred acquisition costs	1,496,935	—
Investments held in trust at broker, including accrued interest of $197,294	402,270,297	—
Total assets	$404,438,928	$500,000
Liabilities and Stockholders’ Equity:
Current liabilities:
Note payable — stockholder, including interest	$—	$252,538
Due to related party	9,606	—
Accrued expenses	1,535,533	1,274
Accrued offering costs	—	225,000
Income tax payable	455,500	—
Deferred underwriter commissions	11,288,137	—
Total liabilities	13,288,776	478,812
Common stock subject to possible conversion (11,999,999 shares, at conversion value)	119,999,999	—
Commitments	—	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value
Authorized 1,000,000 shares
None issued and outstanding at September 30, 2008 and December 31, 2007, respectively	—	—
Common stock, $0.001 par value
Authorized 200,000,000 shares
Issued and outstanding 48,500,000 (including 11,999,999 shares of common stock subject to possible conversion presented above) and 11,500,000 shares at September 30, 2008 and December 31, 2007, respectively	36,500	11,500
Additional paid-in capital	268,569,126	13,500
Retained earnings (deficit) accumulated during the development stage	2,544,527	(3,812)
Total stockholders’ equity	271,150,153	21,188
Total liabilities and stockholders’ equity	$404,438,928	$500,000

See notes to the condensed consolidated financial statements (unaudited).

GHL Acquisition Corp.
(a corporation in the development stage)
Condensed Statements of Income (unaudited)

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008	November 2, 2007 (Inception) to September 30, 2008
Formation, general and administrative costs	$106,198	$300,195	$304,007
Loss from operations	(106,198)	(300,195)	(304,007)
Other income — interest	1,943,075	4,936,297	4,936,297
Income before provision for taxes	1,836,877	4,636,102	4,632,290
Provision for income taxes	739,834	2,087,763	2,087,763
Net income	$1,097,043	$2,548,339	$2,544,527
Weighted average shares outstanding — basic and diluted	48,500,000	41,511,588
Earnings per share — basic and diluted	$0.02	$0.06
Proforma weighted average shares outstanding — diluted	62,518,797	53,074,498
Proforma earnings per share — diluted	$0.02	$0.05

See notes to the condensed consolidated financial statements (unaudited).

GHL Acquisition Corp.
(a corporation in the development stage)
Condensed Statement of Stockholders’ Equity

	For the Period November 2, 2007 (Inception) to September 30, 2008
	Common Stock		Additional Paid-in Capital	Earnings (Deficit) Accumulated During the Development Stage	Total Stockholders’ Equity

	Shares	Amount
Balance at November 2, 2007 (inception)	—	$—	$—	$—	$—
Issuance of units to Founder on November 13, 2007 at approximately $0.002 per unit	11,500,000	11,500	13,500	—	25,000
Net loss during the development stage	—	—	—	(3,812)	(3,812)
Balance at December 31, 2007	11,500,000	11,500	13,500	(3,812)	21,188
Sale of 40,000,000 units through public offering at $10.00 per unit, net of underwriter’s discount and offering expenses (including 11,999,999 shares subject to possible conversion)	40,000,000	40,000	380,540,625	—	380,580,625
Sale of private placement warrants	—	—	8,000,000	—	8,000,000
Net proceeds subject to possible conversion of 11,999,999 shares	(11,999,999)	(12,000)	(119,987,999)	—	(119,999,999)
Forfeiture of 1,725,000 by Founder	(1,725,000)	(1,725)	1,725	—	—
Forfeiture of 1,275,000 by Founder	(1,275,000)	(1,275)	1,275	—	—
Net income during the period January 1, 2008 through September 30, 2008	—	—	—	2,548,339	2,548,339
Balance at September 30, 2008 (unaudited)	36,500,001	$36,500	$268,569,126	$2,544,527	$271,150,153

See notes to the condensed consolidated financial statements (unaudited).

GHL Acquisition Corp.
(a corporation in the development stage)
Condensed Statements of Cash Flows (unaudited)

	Nine Months Ended September 30, 2008	November 2, 2007 (Inception) Through September 30, 2008
Cash Flows from Operating Activities:
Net income	$2,548,339	$2,544,527
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax asset	(135,186)	(135,186)
Changes in:
Interest income receivable	(197,294)	(197,294)
Prepaid expenses	(46,667)	(46,667)
Accrued expenses	266,384	267,658
Accrued interest	3,306	5,844
Due to related party	9,606	9,606
Income tax payable	455,500	455,500
Net cash provided by operating activities	2,903,988	2,903,988
Cash Flows from Investing Activities:
Proceeds invested in Trust Account	(400,000,000)	(400,000,000)
Interest income in Trust Account	(2,073,003)	(2,073,003)
Payment of costs associated with acquisition	(229,060)	(229,060)
Net cash used in investing activities	(402,302,063)	(402,302,063)
Cash Flows from Financing Activities:
Proceeds from public offering	400,000,000	400,000,000
Proceeds from issuance of private placement warrants	8,000,000	8,000,000
Payment of underwriting fee	(6,900,000)	(6,900,000)
Payment of costs associated with offering	(1,140,616)	(1,231,238)
Proceeds from note payable to related party	—	250,000
Payment of note payable to related party	(255,844)	(255,844)
Proceeds from sale of Founder Units	—	25,000
Net cash provided by financing activities	399,703,540	399,887,918
Net increase in cash	305,465	489,843
Cash and cash equivalents, at beginning of period	184,378	—
Cash and cash equivalents, at end of period	$489,843	$489,843
Supplemental Disclosure:
Interest paid	$5,844	$5,844
Taxes paid	$1,767,395	$1,767,395
Supplemental Disclosure of Non-Cash Financing Activities:
Accrued deferred underwriting fees	$11,288,137	$11,288,137
Accrued deferred acquisition costs	$1,267,875	$1,267,875

See notes to the condensed consolidated financial statements (unaudited).

GHL Acquisition Corp.
(a corporation in the development stage)
Notes to Unaudited Financial Statements

Note 1 — Organization Business Operations, and Basis of Presentation

GHL Acquisition Corp. (the “Company”), a blank check company, was incorporated in Delaware on November 2, 2007 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or assets (“Business Combination”). The Company is considered in the development stage and is subject to the risks associated with development stage companies. The Company has selected December 31 as its fiscal year-end.

At September 30, 2008, the Company had not yet commenced any operations. All activity through September 30, 2008 relates to the Company’s formation, initial public offering (the “Public Offering”) and efforts to identify prospective target businesses as described in Note 3.

The registration statement for the Public Offering was declared effective February 14, 2008. The Company consummated the Public Offering on February 21, 2008 and received gross proceeds of approximately $408,000,000, consisting of $400,000,000 from the Public Offering and $8,000,000 from the sale of the private placement warrants to the Company’s founder, Greenhill & Co., Inc. (the “Founder”). Upon the closing of the Public Offering, the Company paid $6,900,000 of underwriting fees and placed $400,000,000 of the total proceeds into a trust account (“Trust Account”). The remaining approximately $1,100,000 was used to pay offering costs. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. Up to $5,000,000 of interest, subject to adjustment, earned on the Trust Account balance may be released to the Company to fund working capital requirements and additional interest earnings may be released to fund income tax obligations. As used herein, “Target Business” shall mean one or more businesses that at the time of the Company’s initial Business Combination has a fair market value of at least 80% of the Company’s net assets (which includes all of the Company’s assets, including the funds held in the Trust Account, less the Company’s liabilities (excluding deferred underwriting discounts and commissions of $11,288,137). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company’s efforts in identifying prospective target businesses were not limited to a particular industry. Instead, the Company’s intent was to focus on various industries and target businesses in the United States and Europe that may provide significant opportunities for growth.

The $400,000,000 in the Trust Account is invested in assets which all meet the conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors (other than its independent auditors), prospective target businesses and other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. The Founder has agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors, service providers or other entities that are owed money by the Company for services rendered to or contracted for or products sold to the Company. There can be no assurance that it will be able to satisfy those obligations.

The Company, after signing a definitive agreement for a Business Combination, is required to submit such transaction for stockholder approval. In the event that (i) a majority of the outstanding shares of common stock sold in the Public Offering that vote in connection with a Business Combination vote against the Business Combination or the proposal to amend the Company’s amended and restated certificate of incorporation to provide for its perpetual existence or (ii) public stockholders owning 30% or more of the shares sold in the Public Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. The Company’s stockholders prior to the Public Offering (“Insiders”) agreed to vote their 8,500,000 Founder’s shares of common stock in accordance with the vote of the majority of the shares voted by all the holders of the shares sold in the Public Offering (“Public Stockholders”) with respect to any Business

Combination and related amendment to the Company’s amended and restated certificate of incorporation to provide for the Company’s perpetual existence. Moreover, the Company’s stockholders prior to the Public Offering and the Company’s officers and directors agreed to vote any shares of common stock acquired in, or after, the Public Offering in favor of the Business Combination and related amendment to the Company’s amended and restated certificate of incorporation to provide for the Company’s perpetual existence. After consummation of a Business Combination, these voting provisions will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who votes against the Business Combination may demand that the Company convert his or her shares into cash. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, inclusive of any interest, net of any taxes due on such interest and net of franchise taxes, and net of up to $5.0 million in interest income on the Trust Account balance previously released to us to fund working capital requirements, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Public Offering. The Company will proceed with the Business Combination if Public Stockholders owning no more than 30% (minus one share) of the shares sold in the Public Offering both vote against the Business Combination and exercise their conversion rights. Accordingly, Public Stockholders holding 11,999,999 shares sold in the Public Offering may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares of common stock held by the Company’s stockholders prior to the consummation of the initial Public Offering.

The Company’s amended and restated certificate of incorporation provides that the Company will continue in existence only until February 14, 2010. If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will liquidate. In the event of liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the Warrants contained in the units to be offered in the Public Offering discussed in Note 3).

The unaudited financial statements included herein have been prepared from the books and records of the Company pursuant to the rules and regulations of the SEC for reporting on Form 10-Q. The information and note disclosures normally included in complete financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. The interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Company’s management is responsible for the financial statements included in this document. The Company’s interim financial statements are unaudited. Interim results may not be indicative of the results that may be expected for the year. However, the Company believes all adjustments considered necessary for a fair presentation of these interim financial statements have been included and are of a normal and recurring nature.

Note 2 — Summary of Significant Accounting Policies

Cash and Cash Equivalents — The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk — The Company maintains its cash and cash equivalents with a financial institution with high credit ratings. At times, the Company may maintain deposits in federally insured financial institutions in excess of federally insured (FDIC) limits. However, management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institution in which those deposits are held. The Company does not believe the cash equivalents held in trust at broker are subject to significant credit risk as the portfolio is invested in assets, which meet the applicable conditions of 2a-7 of the Investment Company Act of 1940. The Company has not experienced any losses on this account.

Fair Value of Financial Instruments — Cash and cash equivalents, investments held in trust at broker and notes payable are carried at cost, which approximates fair value due to the short-term nature of these investments.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ materially from those estimates.

Earnings per Share — The Company calculates earnings per share (“EPS”) in accordance with FASB Statement No. 128, “Earnings per Share” (“SFAS 128”). Basic and diluted EPS is calculated by dividing net income by the weighted-average number of shares of common stock outstanding during the period.

Warrants issued by the Company in the Public Offering and private placement are contingently exercisable at the later of one year from the date of the offering and the consummation of a business combination, provided, in each case, there is an effective registration statement covering the shares issuable upon exercise of the warrants. Hence, these are presented in the proforma diluted EPS.

Proforma diluted EPS includes the determinants of basic and diluted EPS plus to the extent dilutive, the incremental number of shares of common stock to settle outstanding common stock purchase warrants, as calculated using the treasury stock method.

Income Taxes — The Company complies with the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The Company filed its first income tax return on September 15, 2008. Management does not plan on taking any uncertain tax positions when filing the Company’s tax returns consequently the Company has not recognized any liabilities under FIN 48. The Company will recognize interest expense and penalties related to uncertain tax positions as an operating expense in its condensed statements of income.

Deferred income taxes are provided for the differences between bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of temporary differences aggregating $135,186 at September 30, 2008. The Company has not provided a valuation allowance at September 30, 2008, since the Company is negotiating a proposed Business Combination as disclosed in Note 8. At December 31, 2007, the deferred income tax asset for the tax effect of temporary differences amounted to $433. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at December 31, 2007.

The effective tax rate differs from the statutory rate of 34% due to the provision for state and local taxes and the establishment of the valuation allowance.

New Accounting Pronouncements — Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”), for assets and liabilities measured at fair value on a recurring basis. SFAS 157 accomplished the following key objectives:

•	Defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date;

•	Establishes a three-level hierarchy (“valuation hierarchy”) for fair value measurements;

•	Requires consideration of the Company’s creditworthiness when valuing liabilities; and

•	Expands disclosures about instruments measured at fair value.

The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of the valuation hierarchy and the distribution of the Company’s financial assets within it are as follows:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s assets carried at fair value on a recurring basis are its investments in money market securities under the caption “Investments held in trust at broker”. The securities have been classified within level 1, as their valuation is based on quoted prices for identical assets in active markets.

The estimated fair value at September 30, 2008 including accrued interest is as follows:

	Level 1	Level 2	Level 3	Balance as of September 30, 2008
Investments	$402,270,297	$—	$—	$402,270,297
Total investments	$402,270,297	$—	$—	$402,270,297

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option would be required to distinguish, on the face of the balance sheet, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. SFAS 159 became effective beginning January 1, 2008. The Company elected not to measure any eligible items using the fair value option in accordance with SFAS No. 159 and therefore, SFAS No. 159 did not have an impact on the Company’s condensed balance sheets, condensed statements of income and condensed statements of cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. SFAS 141R also expands required disclosures surrounding the nature of financial effects of business combinations. SFAS 141R is effective, on a prospective basis, for companies for fiscal years beginning January 1, 2009. The Company is currently assessing the potential effect of SFAS 141R on its balance sheets, condensed statements of income and condensed statements of cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 establishes requirements for ownership interests in subsidiaries held by parties other than the Company (sometimes called “minority interests”) be clearly identified, presented, and disclosed in the condensed balance sheet within equity, but separate from the parent’s equity. All changes in the parent’s ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in deconsolidated subsidiaries must be measured initially at fair value. SFAS 160 is effective, on a prospective basis, for companies for fiscal years beginning January 2009. However, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The Company is currently assessing the impact of SFAS 160 on its condensed balance sheets and condensed statements of income.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing a renewal or extension assumptions used for purposes of determining the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). FSP FAS 142-3 is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R and other U.S. generally accepted accounting principles. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Earlier application is not permitted. The Company will be assessing the potential effect of FSP FAS 142-3 if applicable, once we enter into a business combination.

In October, 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”) which provided additional interpretative guidance on the application of SFAS No. 157 in markets that are not active and provided an illustrative example to demonstrate how the fair value of a financial asset is determined when the market for the financial asset is inactive. FSP FAS 157-3 was effective upon issuance, including for prior periods for which financial statements have not yet been issued. The issuance of interpretative guidance on the application of SFAS No. 157 did not have a material impact on the Company’s condensed financial statements.

Note 3 — Public Offering

Pursuant to a Registration Statement on Form S-1 declared effective by the Securities and Exchange Commission on February 14, 2008, for an offering consummated on February 21, 2008 (the “Registration Statement”), the Company sold in its Public Offering 40,000,000 units at a price of $10.00 per unit. Each unit (a “Unit”) consists of one share of the Company’s common stock, $0.001 par value, and one Redeemable Common Stock Purchase Warrant (a “Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.00 commencing on the later of the completion of a Business Combination or 12 months from the effective date of the Public Offering and expiring five years from the effective date of the Public Offering or earlier upon redemption or liquidation of the Trust Account. The Company may redeem all of the Warrants, at a price of $.01 per Warrant upon 30 days’ prior notice while the Warrants are exercisable, and there is an effective registration statement covering the common stock issuable upon exercise of the Warrants current and available, only if the last sales price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The Company will not redeem the Warrants unless an effective registration statement covering the shares of common stock issuable upon exercise of the Warrants is current and available throughout the 30-day redemption period. If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to adopt a plan of recapitalization pursuant to which all holders that wish to exercise Warrants would be required to do so on a “cashless basis.” In such event, each exercising holder would surrender the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (i) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” means the average reported last sales price of the Company’s common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. In accordance with the Warrant Agreement relating to the Warrants sold and issued in the Public Offering, the Company will only be required to use its best efforts to maintain the effectiveness of the registration statement covering the common stock issuable upon exercise of the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, if a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed. The number of Warrant shares issuable upon the exercise of each Warrant is subject to adjustment from time to time upon the occurrence of the events enumerated in the Warrant Agreement.

The Warrants are classified within stockholders’ equity since, under the terms of the Warrants, the Company cannot be required to settle or redeem them for cash.

Total underwriting fees related to the Public Offering aggregate to $23,251,500. The Company paid $6,900,000 upon closing of the Public Offering and $16,351,500 is payable only upon the consummation of a Business Combination. Specifically, Banc of America Securities LLC and other underwriters have agreed that approximately 70% of the underwriting discounts will not be payable unless and until the Company completes a Business Combination and has waived its right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination. The deferred underwriting commission paid will be less pro-rata reductions resulting from the exercise of the stockholder conversion rights as described in the Registration Statement. Accordingly, the liability for deferred underwriting commission excludes $5,063,363, which is included in the liability for common stock subject to possible conversion.

The Company also granted Banc of America Securities LLC and other underwriters a 30-day over-allotment option to purchase up to 6,000,000 Units, which expired on March 27, 2008. Following the expiration of the over-allotment option, the Company’s initial stockholders returned at no cost, 1,275,000 of Units pursuant to the terms of the applicable purchase agreement in order for the Founders to maintain its approximately 17.3% ownership interest in our common stock after giving effect to the Public Offering.

On September 30, 2008, $402,270,297 was held in trust, of which the Company had the right to withdraw $2,270,297 to fund working capital needs and the payment of income taxes. The Company also had $489,843 of unrestricted cash available.

Note 4 — Note Payable

On November 19, 2007, the Company issued a promissory note in the aggregate principal amount of $250,000 to the Founder. The note accrued interest at the rate of 8.5% per annum, was unsecured and the principal was due at the earlier of (i) December 30, 2008, or (ii) the consummation of the offering. On February 26, 2008, the Company paid off the principal amount of the promissory note including accrued interest in the amount of $5,844, for a total of $255,844.

Note 5 — Related Party Transactions and Commitments

The Company presently occupies office space provided by the Founder. The Founder has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay the Founder a total of $10,000 per month for such services commencing on the effective date of the Public Offering and will terminate upon the earlier of (i) the consummation of a Business Combination, or (ii) the liquidation of the Company. The Company paid a total of $30,000 with respect to this commitment for the three months ended September 30, 2008 and $75,172 for the nine months ended September 30, 2008.

From time to time, the Founder funds administrative expenses, such as travel expenses, meals and entertainment and office supplies, incurred in the ordinary course of business. Such expenses are to be reimbursed by the Company to the Founder. As of September 30, 2008, the Founder has funded a total of $15,940 of administrative expenses, of which $6,334 was paid off to the Founder on September 29, 2008. The remaining balance of $9,606 will be reimbursed to the Founder in the future period and is included within “Accrued Expenses” in the accompanying Balance Sheet.

On January 10, 2008, the Company cancelled 1,725,000 Founder’s Units, which were surrendered in a recapitalization, leaving the Founder with a total of 9,775,000 Units as of the date of the Public Offering. Of the 9,775,000 Founder’s Units, an aggregate of 1,275,000 Founder’s Units, including the common stock included therein, were forfeited on March 27, 2008, following the expiration of the over-allotment option of Banc of America Securities LLC and the other underwriters pursuant to the terms of the applicable purchase agreement.

On February 1, 2008, the Founder transferred at cost an aggregate of 150,000 of the Founder’s Units to certain of the Company’s directors (together with the Founder, the “Initial Stockholders”). These transferred Units have the same terms and are subject to the same restrictions on transfers as the Founder’s Units. The restrictions on transfer on these Units will lapse 180 days after the consummation of a Business Combination by the Company (if any) (considered a performance condition). In accordance with the Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share Based Payments”, the restrictions are not being taken into account for purposes of determining the value of the transferred Units and the Company will record a compensation charge and a related capital contribution (at the time a Business Combination is consummated) for the difference between the consideration received by the Founder in the transfer and the price of $10.00 per Unit paid by the public stockholders which acquired Units in our initial public offering.

On February 21, 2008, in connection with the Public Offering, the Founder purchased a total of 8,000,000 Warrants (“Private Placement Warrants”) at $1.00 per Warrant (for an aggregate purchase price of $8,000,000) privately from the Company. All of the proceeds received from the purchase were placed in the Trust Account. The Private Placement Warrants are identical to those included in the Units sold in our initial public offering, except that:

•	the Private Placement Warrants, including the common stock issuable upon exercise of these Warrants, are subject to certain transfer restrictions;

•	the Private Placement Warrants will not be redeemable by the Company so long as they are held by the Initial Stockholders or their permitted transferees; and

•	the Private Placement Warrants may be exercised by the Initial Stockholders or their permitted transferees on a cashless basis.

As of September 30, 2008, the Founder owns approximately 17.3% of the Company’s issued and outstanding common stock and collectively, the Initial Stockholders own approximately 17.5%.

Note 6 — Income Taxes

The components of the provision for income taxes for the three and nine months ended September 30, 2008 are set forth below:

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Current taxes:
U.S. federal	$550,210	$1,397,785
State and local	324,810	825,164
Total current tax expense	$875,020	$2,222,949
Deferred taxes:
U.S. federal	$(85,005)	$(85,005)
State and local	(50,181)	(50,181)
Total deferred tax expense	(135,186)	(135,186)
Total provision for income taxes	$739,834	$2,087,763

A reconciliation of the statutory U.S. federal income tax rate of 34% to the Company’s effective income tax rate is set forth below:

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
U.S. statutory tax rate	34.0%	34.0%
Increase related to state and local taxes, net of U.S. income tax	10.0%	11.0%
Reversal of valuation allowance	(4.0)%	—
Effective income tax rate	40.0%	45.0%

Note 7 — Earnings per Share

The computations of basic, diluted, and proforma diluted earnings per share are set forth below:

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Numerator for basic and diluted earnings per share — net income available to common stockholders	$1,097,043	$2,548,339
Denominator for basic and diluted earnings per share — weighted average number of common shares	48,500,000	41,511,588
Proforma Adjustments:
Add — dilutive effect of Warrants:	14,018,797	11,562,910
Denominator for proforma diluted earnings per share — adjusted weighted average number of common shares and assumed potential conversion	62,518,797	53,074,498
Earnings per share:
Basic and diluted	$0.02	$0.06
Proforma earnings per share — diluted	$0.02	$0.05

Note 8 — Proposed Business Combination

On September 22, 2008, the Company announced that it had entered in an agreement (the “Transaction Agreement”) to acquire Iridium Holdings LLC (“Iridium”), a leading provider of voice and data mobile satellite services (the “Proposed Business Combination”).

Under the terms of the Transaction Agreement, the Company will acquire Iridium in exchange for 36.0 million shares of its common stock and $77.1 million of cash, subject to adjustment.  In addition, 90 days following the closing of the Proposed Business Combination, if Iridium has in effect a valid election under Section 754 of the Internal Revenue Code of 1986, as amended, the Company will make a tax benefits payment of up to $30 million in aggregate to certain sellers to compensate for the tax basis step-up.  Upon the closing of the Proposed Business Combination, Iridium will become a subsidiary of the Company and the combined enterprise will be renamed “Iridium Communications Inc.” and will apply for listing on NASDAQ.

The Transaction Agreement and related documents have been unanimously approved by the board of directors of the Company and Iridium.  The closing of the Proposed Business Combination is subject to customary closing conditions including the expiration or termination of waiting periods under the Hart-Scott-Rodino Act, Federal Communications Commission approval, other regulatory approvals and the approval of the Company’s stockholders, including a majority of the shares of the Company’s common stock issued in its Public Offering.  The Company has been granted early termination of the Hart-Scott-Rodino Act.  In addition, the closing of the Proposed Business Combination is conditioned on the requirement that stockholders owning not more than 11,999,999 shares of the Company’s common stock (such number representing 30 percent minus one share of the 40,000,000 shares of issued in its Public Offering) vote against the Proposed Business Combination and validly exercise their conversion rights to have their shares converted into cash, as permitted by the Company’s certificate of incorporation.  The Company’s initial stockholders have agreed to vote the 8,500,000 shares they already own, which were issued to them prior to the Company’s Public Offering, in accordance with the vote of the holders of a majority of the shares issued in the Public Offering.  The Proposed Business Combination is expected to close in the first part of 2009 but may vary depending upon the timing of regulatory approvals.

If (x) the Transaction Agreement is terminated either by the Company or Iridium because the Company’s stockholders shall have failed to approve the Proposed Business Combination, (y) the Company breaches its obligations to hold a stockholder meeting or to use its reasonable best efforts to consummate the Proposed Business Combination contemplated by the Transaction Agreement, and (z) the Company consummates an initial business combination (other than with Iridium), the Company will be obligated to pay to Iridium within two business days of the consummation of such other business combination, a break-up fee consisting of $5,000,000 in cash, shares of the Company’s common stock or combination thereof, at the Company’s election (the “Termination Fee”). The

Termination Fee will be the exclusive remedy of Iridium, the Sellers and their respective affiliates with respect to any such breach except in the case where, prior to 10 business days immediately following the termination of the Transaction Agreement, Iridium notifies the Company in writing that it believes in good faith the Company has committed willful breach of the Transaction Agreement. In that case, the Company need not pay the Termination Fee and Iridium shall have the right to pursue its remedies for willful breach against the Company, subject to other limitations set forth in the Transaction Agreement.

The Company intends to launch a tender offer for its common shares which will close concurrent with completion of the Proposed Business Combination, pursuant to which shares will be acquired at a price per share of $10.50, up to an aggregate purchase price of $120 million reduced by the amount of cash distributed to stockholders who vote against the Proposed Business Combination and elect conversion of their shares.

On September 22, 2008, the Company entered into a side letter agreement (the “Side Letter”) with the Founder whereby the Founder has agreed to forfeit at the closing of the Proposed Business Combination the following securities of the Company which it currently owns: (1) 1,441,176 common shares; (2) 8,369,563 founder warrants; and (3) 2,000,000 private placement warrants.  These forfeitures will reduce the Company’s shares and warrants outstanding immediately post-closing.

Note 9 — Deferred Acquisition Costs

The Company has incurred certain transaction costs for the Proposed Business Combination as disclosed in Note 8. The Company has deferred such costs under SFAS 141 (“Business Combinations”). It is probable that the Proposed Business Combination will close after the effective date of SFAS 141R and under SFAS 141R such acquisition costs will be expensed.

REPORT OF INDEPENDENT AUDITORS

Unit Holders and Board of Directors
Iridium Holdings LLC

We have audited the accompanying consolidated balance sheets of Iridium Holdings LLC (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, members’ deficit and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Iridium Holdings LLC at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

McLean, Virginia
April 7, 2008, except for notes 13 and 14, as to which
the date is November 26, 2008

Iridium Holdings LLC

Consolidated Balance Sheets

	December 31,
	2007	2006
	(In Thousands, Except Unit Data)
Assets
Current assets:
Cash and cash equivalents	$22,105	$31,858
Restricted cash	3,020	3,020
Accounts receivable, net	35,114	25,171
Inventory	14,156	10,303
Deferred cost of sales, current portion	3,408	11,836
Prepaid expenses and other current assets	2,539	1,847
Total current assets	80,342	84,035

Property and equipment, net	59,959	50,648
Restricted cash	15,400	15,400
Deferred cost of sales, net of current portion	—	3,408
Deferred financing costs and other assets	11,880	8,034
Total assets	$167,581	$161,525

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$2,361	$4,992
Accrued expenses and other current liabilities	28,258	25,934
Credit facility, current portion	12,933	13,433
Deferred revenue, current portion	24,152	30,130
Total current liabilities	67,704	74,489

Accrued satellite operations and maintenance expense, net of current portion	12,372	14,847
Motorola payable	9,761	8,947
Credit facility	151,542	177,567
Deferred revenue, net of current portion	–	4,278
Other long-term liability	4,649	2,586
Total liabilities	246,028	282,714

Commitments and contingencies (Note 9)

Members’ deficit:
Members’ units:
Class A units (1,083,872 units issued and outstanding)	—	—
Class B units (455,209 and 435,703 units issued and outstanding, respectively)	—	—
Additional paid-in capital	761	535
Accumulated deficit	(75,576)	(119,349)
Accumulated other comprehensive loss	(3,632)	(2,375)
Total members’ deficit	(78,447)	(121,189)
Total liabilities and members’ deficit	$167,581	$161,525

See accompanying notes.

Iridium Holdings LLC

Consolidated Statements of Income

	Year Ended December 31,
	2007	2006	2005
	(In Thousands)
Revenue:
Services:
Government	$57,850	$50,807	$48,347
Commercial	101,172	77,661	60,690
Subscriber Equipment:	101,879	83,944	78,663
Total revenue	260,901	212,412	187,700

Operating expenses:
Cost of subscriber equipment sales	62,439	60,068	62,802
Network and satellite operations and maintenance	60,188	60,685	56,909
Selling, general and administrative	46,350	33,468	30,135
Research and development	17,370	4,419	4,334
Depreciation and amortization	11,380	8,541	7,722
Satellite system development refund	—	—	(14,000)
Total operating expenses	197,727	167,181	147,902

Operating profit	63,174	45,231	39,798

Other (expense) income:
Interest expense	(21,771)	(15,179)	(5,106)
Interest expense recovered	—	—	2,526
Interest and other income	2,370	1,762	2,377
Total other (expense) income, net	(19,401)	(13,417)	(203)
Net income	$43,773	$31,814	$39,595

See accompanying notes.

Iridium Holdings LLC

Consolidated Statements of Members’ Deficit and Comprehensive Income

	Class A Units		Class B Units		Warrants
	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Subscription Receivable	Total
	(In Thousands, Except Unit Data)
Balance at December 31, 2004	$613,667	$131,500	$215,087	$—	$488,358	$—	$—	$—	$(159,970)	$(61,538)	$(90,008)
Net income									39,595		39,595
Comprehensive Income											39,595
Purchase and redemption (Class A)	(18,153)	(3,890)	—	—	—	—	—	—	890	—	(3,000)
Purchase and redemption (Class B)	—	—	(4,444)	—		—	—	—	(500)	—	(500)
Capital contributions returned	—	—	—	—	—	—	—	—	—	(3,600)	(3,600)
Class B units issued	—	—	18,522	—	—	—	—	—	—	—	—
Equity-based compensation	—	—	—	—	—	—	251	—	—	—	251
Anti-dilution adjustment	—	—	(1,438)	—	—	—	—	—	—	—	—
Balance at December 31, 2005	595,514	127,610	227,727	—	488,358	—	251	—	(119,985)	(65,138)	(57,262)
Net Income	—	—	—	—	—	—	—	—	31,814	—	31,814
Other comprehensive loss—Swap	—	—	—	—	—	—	—	(2,375)	—	—	(2,375)
Comprehensive Income											29,439
Equity-based compensation	—	—	—	—	—	—	284	—	—	—	284
Credit enhancements contributed	—	—	—	—	—	—	—	—	—	65,138	65,138
Cash capital contributions returned	—	(62,472)	—	—	—	—	—	—	—	—	(62,472)
Credit enhancements returned	—	(65,138)	—	—	—	—	—	—	—	—	(65,138)
Class A and B distribution	—	—	—	—	—	—	—	—	(31,178)	—	(31,178)
Class B units issued	—	—	11,397	—	—	—	—	—	—	—	—
Anti-dilution adjustment	—	—	196,579	—	—	—	—	—	—	—	—
Warrant exercise	488,358	—	—	—	(488,358)	—	—	—	—	—	—
Balance at December 31, 2006	1,083,872	—	435,703	—	—	—	535	(2,375)	(119,349)	—	(121,189)
Net income	—	—	—	—	—	—	—	—	43,773	—	43,773
Other comprehensive loss—Swap	—	—	—	—	—	—	—	(1,257)	—	—	(1,257)
Comprehensive Income											42,516
Equity-based compensation	—	—	—	—	—	—	226	—	—	—	226
Class B units issued	—	—	15,390	—	—	—	—	—	—	—	—
Class B units forfeited	—	—	(1,539)	—	—	—	—	—	—	—	—
Anti-dilution adjustment	—	—	5,655	—	—	—	—	—	—	—	—
Balance at December 31, 2007	$1,083,872	$—	$455,209	$—	$—	$—	$761	$(3,632)	$(75,576)	$—	$(78,447)

See accompanying notes.

Iridium Holdings LLC

Consolidated Statements of Cash Flows

	Year ended December 31
	2007	2006	2005
	(In Thousands)
Operating activities
Net income	$43,773	$31,814	$39,595
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,380	8,541	7,722
Other non-cash amortization and accretion	2,862	1,560	21
Non-cash equity based compensation	2,901	300	300
Non-cash release of Boeing obligation	—	—	(16,526)
Change in certain operating assets and liabilities:
Accounts receivable, net	(9,943)	(153)	(6,771)
Prepaid expenses and other current assets	(692)	(586)	77
Inventory	(3,852)	(5,232)	(1,329)
Deferred cost of sales	11,836	21,278	27,334
Deferred revenue	(10,256)	(20,872)	(23,949)
Other noncurrent assets	(5,790)	(29)	(39)
Accounts payable	(2,631)	(183)	(3,447)
Accrued expenses and other liabilities	(553)	7,107	5,240
Accrued satellite operations and maintenance expense	(2,475)	(2,474)	2,514
Net cash provided by operating activities	36,560	41,071	30,742
Investing activities
Purchases of property and equipment	(19,787)	(11,039)	(9,661)
Net cash used in investing activities	(19,787)	(11,039)	(9,661)
Financing activities
Borrowings under credit facilities	—	200,000	27,000
Repayments under credit facilities	(26,526)	(59,611)	(7,750)
Deferred operations and maintenance fees	—	(31,277)	—
Payment of deferred financing fees	—	(7,974)	—
Repayment of senior convertible promissory notes	—	—	(34,783)
Distribution to Class A and B members	—	(31,178)	—
Transfer to restricted cash to support letters of credit	—	(15,520)	146
Unit repurchase and redemption		—	(3,500)
Class A members’ capital distributions	—	(62,472)	—
Net cash used in financing activities	(26,526)	(8,032)	(18,887)
Net (decrease) increase in cash and cash equivalents	(9,753)	22,000	2,194
Cash and cash equivalents, beginning of year	31,858	9,858	7,664
Cash and cash equivalents, end of year	$22,105	$31,858	$9,858
See accompanying notes.
Supplementary cash flow information
Interest paid	$20,643	$9,843	$6,860
Supplementary disclosure of non-cash investing activities:
Lease incentives in the form of leasehold improvements	$357	-	-

See accompanying notes.

Iridium Holdings LLC

Notes to Consolidated Financial Statements

December 31, 2007

1.     Organization and Business

Organization

Iridium Holdings LLC (the Parent), its wholly owned subsidiary Iridium Satellite LLC (Satellite), and Satellite’s wholly owned subsidiary, Iridium Constellation LLC (Constellation) (Parent, Satellite and Constellation, together with all other subsidiaries, are referred to as the Company or Iridium) were formed under the laws of the State of Delaware in 2000 and were organized as limited liability companies pursuant to the Delaware Limited Liability Company Act. On December 11, 2000, the Company acquired certain satellite communication assets from Iridium LLC, a debtor in possession, pursuant to an asset purchase agreement. The Company holds numerous licenses from the Federal Communications Commission (the FCC) and other international regulatory bodies that allow the Company to conduct its business, including the operation of its satellite constellation.

Business

The Company is a global wireless telecommunications enterprise that offers its customers diverse voice, fax, data, and messaging services to and from virtually anywhere in the world using its satellite-based network infrastructure. The Company operates 76 satellites (including nine orbiting spares) in a low-earth-orbit constellation that enables customers to communicate using specialized phones, data devices, and pagers. The satellites communicate with those user devices using their main mission antennas, as well as with each other using crosslink antennas, and with ground-based gateways and control stations using feeder link antennas.

The operation of the Company’s satellites is monitored by its Satellite Network Operations Center (SNOC), located in Leesburg, Virginia. This facility manages the performance and status of each of the satellites. The SNOC also manages the network by developing and distributing routing tables for use by the satellites and gateways, directing traffic routing through the network, and controlling the formation of coverage areas by the satellites’ main mission antennas. The Company operates telemetry, tracking, and control stations (TTACs) located in the United States (Fairbanks, AK and Chandler, AZ), northern Canada, and Norway. The Alaskan TTAC station also provides Earth Terminal backup capability for the Tempe Gateway.

The Company is subject to a number of risks associated with satellite companies at a similar stage of maturity, including technical, commercial, regulatory, and broader market risks. More specifically, some of the risks which may affect the Company’s ability to achieve management’s objectives, include, but are not limited to: the continued successful operation of the satellite constellation system and the successful development, financing and launch of the next generation system; reliance on a single primary gateway and a single primary satellite network operations center; the Company’s ability to secure secondary payload customers to offset the costs of the next generation system; the Company’s ability to compete with new and emerging technologies; retention of the U.S. government as a significant customer and the ability of the Company to attract new, as well as retain existing, commercial customers; the ability of the Company to obtain debt or equity financing sufficient to meet the needs of the business; significant competition from other satellite and terrestrial providers; successful product development by the Company; market demand for satellite communications services; reliance on key software owned by third parties to operate the satellite system; reliance on third parties to market and distribute the Company’s services to end-users; reliance on a single manufacturer to produce the Company’s subscriber equipment; maintenance of regulatory licenses and spectrum allocation, both domestic and international; lack of insurance to cover repair or replacement costs for non-functioning in-orbit satellites; adverse regulatory changes affecting the satellite industry; retention of key employees and the ability to attract qualified new personnel; restrictive covenants in the Company’s credit agreements which limit its operational and financial flexibility; and general economic and business conditions. The Company’s satellite constellation system is subject to regulation by the FCC and by certain international bodies.

2.     Significant Accounting Policies and Basis of Presentation

Principles of Consolidation and Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Parent and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the associated amounts of revenues and expenses during the periods reported. Actual results could differ from these estimates.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Certain cash balances are restricted as collateral for letters of credit issued on the Company’s behalf as collateral held by the Boeing Company (see Note 4), Celestica Corporation (see Note 9) and certain foreign communications licensing agencies. These amounts are presented separately on the consolidated balance sheets. Certain amounts of restricted cash have been placed into certificates of deposits. The Company expects to roll over the certificates of deposit and keep them in place for as long as the collateral is required. Assets restricted as collateral are classified based on the requirements of the underlying term of the collateral.

Financial Instruments

The consolidated balance sheets include various financial instruments (primarily cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities, long-term debt, derivative instruments, and other obligations). The fair values of short-term financial instruments approximate their carrying values because of their short-term nature. The fair value of debt approximates its carrying amount as of December 31, 2007, based on rates currently available to the Company for debt with similar terms and remaining maturities.

Interest Rate Swaps

The Company applies the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities as amended by SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS 133. SFAS No. 133, as amended, requires that all derivative instruments be recorded on the balance sheet at their respective fair values. As required by the Company’s credit facility (see Note 7), management executed four pay-fixed receive-variable interest rate swaps in 2006, three of which are still open at December 31, 2007, and mature within three years. The Company hedged $146.0 million of variable interest rate debt as of December 31, 2007. The interest rate swaps are designated as cash flow hedges. The objective for holding these instruments is to manage variable interest rate risk related to the Company’s $210.0 million credit facilities, by synthetically converting a portion of the variable rate risk to fixed rate interest rate risk. The swaps are structured so that the Company will pay a fixed rate of interest and receive a variable interest payment, which, to the extent hedged, should offset the variable interest that is being paid on its debt. The variable interest rate on the swaps reset every quarter concurrent with the reset of the variable rate on the debt. The fixed rate will not change over the life of the swap. Each quarter-end the swaps are measured against current interest rates to determine a fair market value. The fair market value is recorded on the balance sheet and the offset to the value, to the extent effective, is recorded in accumulated other comprehensive income (AOCI). Any ineffectiveness is recorded to interest expense.

The effectiveness of the swaps in offsetting the gain or loss on the debt is assessed and measured on a quarterly basis by regressing historical changes in the value of the swap with the historical change in value of the underlying debt. To establish a value for the underlying debt a “hypothetical” derivative is created with terms that match the debt (i.e., notional amount, reset rates and terms, maturity) and had a zero fair value at designation. Effectiveness is tested and measured every quarter.

The effectiveness testing and measurement was performed on a contract-by-contract basis. The change in the swaps’ fair market value from the designation date to December 31, 2007 was compared with the hypothetical change in fair market value for the same period. Since the change in the value of the hypotheticals was less than the change in the value of the swaps, a $0.1 million loss associated with ineffectiveness was accrued as of December 31, 2007. Therefore, the $3.7 million loss on the derivative is recorded to interest rate swap liability, and a $3.6 million offset is recorded in AOCI in the accompanying December 31, 2007 consolidated balance sheets. There was no ineffectiveness in 2006; as a result, both the interest rate swap liability and AOCI was $2.4 million at December 31, 2006.

At December 31, 2007 $1.9 million is expected to be reclassified from AOCI to earnings as additional interest expense over the next twelve months in conjunction with lower variable rate interest payments on the debt. The net interest expense should equal the fixed rate on the swaps, thus meeting the original objective of the hedge program.

Deferred Financing Costs

Costs incurred in connection with securing debt financing have been deferred and are amortized as additional interest expense using the effective interest method over the term of the related debt.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. Accounts receivable are stated net of allowances for uncollectible accounts, if applicable.  Management develops its estimate of this allowance based on the Company’s experience with specific customers, its understanding of their current economic circumstances and its own judgment as to the likelihood of their ultimate payments. When a specific account receivable is determined to be uncollectible, the Company reduces both its accounts receivable and allowances for uncollectible accounts accordingly.

Inventory

Inventory consists of subscriber equipment, which includes handsets, L-Band transceivers, data devices, accessories and pagers to be sold to customers to access Company services. The inventory is valued at the lower of cost or market. The Company outsources manufacturing of handsets, L-Band transceivers, and data devices; and purchases accessories and pagers from third party suppliers. Cost allocations of overhead (including salary and fringes of the Company’s logistics personnel), scrap, obsolescence, shrinkage, tooling, freight, and warehouse distribution charges are included as cost components of these manufactured items. All inventory is valued using the average cost method.

Research and Development

Research and development costs are charged as an expense in the period in which they are incurred. Research and development costs, which consisted primarily of costs related to the development of the next generation of satellites, new subscriber equipment and new maritime broadband services, totaled $17.4 million, $4.4 million and $4.3 million in 2007, 2006 and 2005, respectively.

Warranty Expense

The Company provides the customer with a warranty on subscriber equipment for one year from the date of activation. Costs associated with the warranty program—including equipment replacements, repairs, and program administration—are expensed as incurred. Warranty expenses were $0.6 million, $0.2 million and $1.1 million during the years ended December 31, 2007, 2006, and 2005, respectively. Higher warranty expenses for the year ended December 31, 2005 were due to certain subscriber equipment design defects discovered during 2005. The defects were corrected in subscriber equipment production occurring after May 2005. A warranty reserve based on an expected return rate for handsets, data devices and L-Band transceivers has been recorded in the amount of $0.5 million and $0.2 million at December 31, 2007 and 2006, respectively.

Accounting for Equity-Based Compensation

Interests in Iridium Employee Holdings LLC

Satellite, in its role as manager of Iridium Employee Holdings LLC (Iridium Employee Holdings), has granted certain key employees equity interests in Iridium Employee Holdings.  Iridium Employee Holdings was created solely to own certain Class B non-voting units of Parent and has no other operations. Each interest in Iridium Employee Holdings represents and is equivalent to ownership of 15,484 Class B units of Parent. The employee’s interests in Iridium Employee Holdings generally vest over a three to five year period and Iridium Employee Holdings is only required to make distributions with respect to vested portions thereof. If an employee terminates his employment with the Company, unvested interests are forfeited. Additionally, all interests fully vest in the event of a change in control of Parent or Satellite. With respect to some of the interests granted to employees, a designated threshold amount must be exceeded before the employee becomes entitled to receive distributions with respect to his Iridium Employee Holdings equity interests (and all distributions are first applied (without regard to vesting) against the threshold amount until it has been fully satisfied).  The Class B units of Parent held by Iridium Employee Holdings are subject to the same vesting and threshold amount provisions that apply to the Iridium Employee Holdings equity interests granted to employees.

Prior to January 1, 2006, the Company accounted for employee equity-based compensation using the method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and the associated interpretations using the intrinsic method. As such, compensation expense related to employee equity-based compensation was recorded only if, on the date of grant, the fair value of the underlying equity units exceeded the exercise price. Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, which supersedes APB Opinion No. 25, using the “modified prospective” method. Under this method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement No. 123 for all awards granted to employees prior to the effective date of Statement No. 123(R) that remain unvested on the effective date. Results for prior year have not been restated. As a result of adopting SFAS No. 123(R), the Company’s net income was approximately $0.1 million lower than if it had continued to account for equity-based compensation under APB Opinion No. 25.

The Company used the Black-Scholes option-pricing model (Black-Scholes) as its method of valuation under SFAS No. 123(R) in 2006. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The fair value of share-based payment awards on the date of grant as determined by the Black-Scholes model is affected by the Company’s assumptions. These assumptions include, but are not limited to, the expected stock price volatility over the term of the awards and expected forfeitures. The fair value of employee interests in Employee Holdings was estimated using the Black-Scholes model with the following assumptions for the year ended December 31, 2006:

Expected volatility	63%
Risk-free interest rate	4.5%
Expected dividends	0%
Expected term	6 years

The expected volatility assumption was based on a review of the expected volatility of publicly-traded entities similar to the Company, which the Company believes is a reasonable indicator of its expected volatility. The risk-free interest rate assumption is based upon U.S. Treasury Bond interest rates with terms similar to the expected term of the award. The dividend yield assumption is based on the Company’s history of not declaring and paying dividends.

Given the limited number of employees who have been granted interests in Iridium Employee Holdings, the Company has estimated there will be no forfeitures. This estimate is supported by the Company’s historical rate of forfeitures due to voluntary terminations. The expected term is based on the Company’s best estimate for the period of time for which the instrument is expected to be outstanding.

During the years ended December 31, 2007, 2006, and 2005 the Company recognized $0.2 million, $0.3 million, and $0.3 million, respectively, of equity-based compensation expense related to the interests in Iridium Employee Holdings granted to certain key employees (recognized within general and administrative expenses in accompanying consolidated statements of income). As of December 31, 2007, there was $0.2 million of unrecognized compensation expense related to nonvested equity-based compensation awards that will be recognized over a weighted-average period of approximately one year.

The following table illustrates the effect of the net income if the Company had applied the fair value recognition provisions of SFAS 123(R) to equity-based compensation for the year ended December 31, 2005.

Net income, as reported	$39,595
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards, net of any compensation expense recognized in prior year	(16)
Pro forma net income	$39,579

Profits Interests

Commencing in 2006 the Company granted certain key executives and members of the board of directors payment rights entitled “profits interests.” These interests do not give the holder any equity ownership interest in the Company, but are intended to convey to the holder an economic interest similar to the appreciation in value of Class B units in Parent. Certain profits interests grants are fully vested at the date of grant, others vest over a three to four year period, in each case subject to the continued employment and/or board service of the recipient. The profits interests grant sets forth a pro-rata threshold equity valuation of the Company. All distributions received by Class B holders after the date of grant of the profits interests are aggregated, and once the pro-rata threshold value is exceeded, the recipient of the profits interests becomes entitled to receive cash equal to the distributions he would have received if he had held Class B units of Parent. The right to receive payments under the profits interests plan survives the termination of the recipient’s employment or service with the Company with respect to vested portions thereof; however, the Company has repurchase rights from the recipients.

Under Statement No. 123(R), a nonpublic entity can make a policy decision of whether to measure all of its liabilities incurred under share-based payment arrangements at fair value or to measure all such liabilities at intrinsic value. The Company’s policy is to measure all liabilities under SFAS No. 123(R) using the intrinsic method. This intrinsic value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting periods.

During the year ended December 31, 2007 the Company recognized $2.7 million of compensation expense related to profits interests (recognized within general and administrative expenses in the accompanying consolidated statements of income). There was no such expense during the year ended December 31, 2006. As of December 31, 2007, there was $6.0 million of unrecognized compensation expense related to nonvested profits interests awards that will be recognized over a weighted-average period of approximately 2.6 years. The Company will remeasure its liabilities under these payment arrangements at each reporting date until the profits interests are terminated or otherwise settled. In 2008, in consideration for terminating their profit interest award, certain employees received grants in Employee Holdings LLC (Employee Holdings), as discussed below. As a result, the corresponding “profits interests” liability will be reclassified to equity during 2008.

Interests in Employee Holdings LLC

In early 2008, Satellite, in its role as manager, granted certain executive-level employees equity interests in Employee Holdings. A total of 35,914 equity interests in Employee Holdings, equivalent to 2.3% interest in Parent, were issued as a result of this grant. Employee Holdings was created solely to own certain Class B non-voting units of Parent and has no other operations. Each interest in Employee Holdings is intended to represent and is equivalent to ownership of one Class B unit of the Parent. Certain grants in Employee Holdings are fully vested on the date of grant, others vest over a three- to four-year period, in each case subject to the continued employment of the recipient. The equity interests in Employee Holdings contain restrictions on transfer and a right of first refusal and Employee Holdings has repurchase rights from the recipients in the event of a termination of service. Equity interests in Employee Holdings have a right to equivalent distributions to those paid to Class B unit holders of Parent, provided, however, that all such distributions are first applied toward the satisfaction of a designated threshold amount (without regard to vesting). Once the threshold amount is satisfied, distributions to holders of interests in Employee Holdings are paid with respect to vested portions of the grant and deferred with respect to unvested portions. If an employee terminates his employment with the Company, unvested equity interests are forfeited. Additionally, equity interests fully vest in certain cases in the event of a change in control of Parent or Satellite and in other cases in the event of a termination of service as a result of such a change in control of Parent or Satellite. The Class B units of Parent held by Employee Holdings are subject to the same vesting and threshold amount provisions that apply to the Employee Holdings equity interests granted to employees.

Property and Equipment

Property and equipment is carried at acquired cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the following estimated useful lives:

Space system in service	14 years
Terrestrial system assets	7 years
Business support systems	5 years
Other software and equipment	3 – 5 years
Gateway and satellite equipment	7 – 10 years
Building	39 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Repair and maintenance costs are expensed as incurred.

Long-Lived Assets

The Company assesses the impairment of long-lived assets when indicators of impairment are present. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. The impairment loss of the assets would be measured as the excess of the assets’ carrying amount over their fair value. Fair value is based on market prices where available, an estimate of market value, or various valuation techniques.

The carrying value of a satellite lost as a result of an in-orbit failure would be charged to operations upon the occurrence of the loss. For the year ended December 31, 2005, the Company recorded the carrying value of $0.3 million as an impairment loss related to the failure of two satellites. For the year ended December 31, 2006, the Company recorded the carrying value of $0.1 million related to the failure of one satellite as an impairment loss. There were no impairment losses recorded in 2007.

Interest

The Company capitalizes interest costs incurred during the construction phase of new assets as an element of construction in process and amortizes such costs over the assets’ estimated useful lives.

Income Taxes

As a limited liability company (LLC) that is treated as a partnership for federal income tax purposes, the Company is generally not subject to federal income tax directly. Rather, each member is subject to income taxation based on the member’s portion of the Company’s income or loss as defined in the Company’s limited liability company agreement (LLC Agreement). The Company is subject to federal excise, withholding, and payroll taxes; to state and local taxes in the United States; and to income, value-added tax, and other taxes in non-U.S. jurisdictions in which the Company operates.

The Company regularly assesses the potential outcome of current and future examinations in each of the taxing jurisdictions when determining the adequacy of accruals for tax, penalties, and interest.

The Company has established accruals that it believes are adequate in relation to the potential for additional assessments. The Company does not believe any such tax, penalties, or interest would have a material impact on the Company’s financial position.

Advertising Costs

Costs associated with advertising and promotions are expensed as incurred. Advertising expenses, primarily consisting of print media, were $0.2 million, $0.3 million and $0.2 million in each of the years ended December 31, 2007, 2006 and 2005, respectively.

Revenue Recognition

The Company derives its revenues as a wholesaler of satellite communications products and services. The primary types of revenue include airtime fixed- or flat-rate revenue, airtime usage-based revenue, contract services revenue and revenue from subscriber equipment sales.

Pursuant to wholesale agreements, the Company sells its products and services to service providers who, in turn, sell the products and services to other distributors or directly to the end users. When an end user activates service on a particular device, the Company begins charging the service provider a monthly access fee and a usage fee per minute of use. The Company does not have direct billing or other responsibilities for the end users, as the service provider sets customer pricing, executes subscription agreements, and is responsible for maintaining customer relations. The Company provides services through the service providers, who are the Company’s primary customers. The U.S. government purchases its equipment from a service provider and has a fixed-fee arrangement with the Company for services.

The Company recognizes revenue when services are performed or delivery has occurred, evidence of an arrangement exists, the fee is fixed or determinable, and collection is probable.

Government Contract Revenue

The Company has two separate contracts with the Defense Information Systems Agency of the U.S. Department of Defense that have been in place since the inception of the Company. Revenues related to the services provided under both contracts are recognized ratably over the periods in which the services are provided.

The first contract, which was renewed for an additional one-year period on April 1, 2008, is to provide airtime and airtime support to U.S. government subscribers. Services furnished under the contract include Short Burst Data (SBD) services and unlimited monthly voice, data, messaging, and paging services. The U.S. government has the unilateral right to extend the term of the contract for up to four additional one-year periods.

The second contract is for the maintenance of the U.S. government’s gateway in Hawaii. This contract was renewed for an additional one-year period on April 1, 2008. The U.S. government has the unilateral right to extend the term of the contract for up to four additional one-year periods.

Commercial Revenue

Revenue is generated from the Company’s service providers via usage of the Iridium satellite network and through fixed monthly access fees per user charged by the Company to each service provider. Revenue for usage or traffic-driven charges is recognized when usage occurs and revenue for the fixed-per-user access fee is recognized ratably over the period in which the service is provided to the end user. Revenue from prepaid services is recognized when usage occurs or when the customer’s right to access the unused prepaid services expires. The Company does not offer refund privileges for prepaid services. As of December 31, 2007 and 2006 unused prepaid services and access fees of $19.9 million and $16.1 million, respectively, were recorded in deferred revenue in the consolidated balance sheets. Revenue for the periods ended December 31, 2007, 2006, and 2005 include the recognition of prior years’ deferred revenue. Deferred service and access fees are typically earned and recognized as income within one year of customer prepayment.

Subscriber Equipment Revenue

The Company follows the provisions of Emerging Issues Task Force Issue (EITF) No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF No. 00-21 requires that revenue arrangements with multiple deliverables be divided into separate units of accounting, only if the deliverables meet certain criteria, and that all elements of an arrangement should be considered a single unit of accounting if the criteria are not met.

Through December 31, 2004, the Company considered the sale of its equipment and service a single unit of accounting due primarily to the fact that its equipment was not considered to have stand-alone value to the end user. As a result, when equipment was sold, revenue from these transactions was deferred and recognized ratably over the four-year estimated average life of the end-user relationship. In late 2004, significant evidence of a secondary market emerged providing proof of stand-alone value for Iridium subscriber equipment. As a result, the Company believes the equipment from that point forward has independent value and that equipment should be treated as a separate unit of accounting in accordance with EITF No. 00-21. The Company allocates consideration to the separate units of accounting using the relative fair value method. Accordingly, effective January 1, 2005, the Company began recognizing equipment sales and the related cost when equipment title passes to the customer. This change in accounting estimate was applied prospectively.

All previously deferred equipment revenues and related costs continue to be recognized over the remaining estimated average customer relationship period. As of December 31, 2007, $4.3 million of deferred revenue and $3.4 million of deferred costs remain unrecognized. These amounts will be recognized during 2008.

Contract Services Revenue

The Company also provides certain engineering services to assist customers in developing new technologies related to the satellite system. The revenues associated with these services are recorded when the services are rendered and the expenses are recorded when incurred. Contract services revenue pertains to all contract revenue, including both government and non-government customers. Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus an estimate of the applicable fees earned. The Company considers fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and receivables. The Company’s cash and cash equivalents are held in federally insured banks and financial institutions. The majority of this cash is swept nightly into a money market fund with a diversified portfolio. The Company performs credit evaluations of its customers’ financial condition and records reserves to provide for estimated credit losses. Accounts receivable are due from both domestic and global customers.

Significant Customers, Supplier, and Service Providers

The Company derived approximately 22%, 24% and 26% of its total revenue during the years ended December 31, 2007, 2006, and 2005, respectively, from one customer, the U.S. government. The U.S. government also accounted for approximately 41.3% and 35% of the Company’s accounts receivable balances at December 31, 2007 and 2006, respectively. During the years ended December 31, 2007, 2006, and 2005 the Company derived $101.2 million,  $77.7 million, and $60.7 million, respectively, from its commercial service operations; 14% of total revenue for both 2006 and 2007 and 13% for 2005 was derived from the Company’s two largest commercial customers.

The Company acquires all of its subscriber equipment from one manufacturer. Should events or circumstances prevent the manufacturer from producing the equipment, the Company’s business could be adversely affected until the Company is able to move production to other facilities of the manufacturer or secure a replacement manufacturer.

All satellite operations and maintenance services are provided by the Boeing Company. Should events or circumstances prevent Boeing from providing these services, the Company’s business could be adversely affected until the Company is able to assume operations and maintenance responsibilities or secure a replacement service provider.

Segments

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions regarding the allocation of resources and asset performance. Pursuant to SFAS No. 131, the Company operates in one segment providing global satellite communication products and services. The information disclosed herein materially represents all of the financial information related to the Company’s principal operating segment.

Asset Retirement Obligations

SFAS No. 143, Accounting for Asset Retirement Obligations, requires that legal obligations associated with retirement of long-lived assets should initially be measured at fair value and recorded as a liability. Upon initial recognition of a liability for retirement obligations, a company must record an asset, which is depreciated over the life of the asset to be retired.

Pursuant to an indemnification agreement (see Note 12) between Satellite, Boeing, Motorola, and the U.S. government, the U.S. government may, in its sole discretion, require Satellite, Boeing or either of them to immediately de-orbit the Iridium satellites at no expense to the U.S. government in the event of (a) Satellite’s failure to pay insurance premiums or maintain insurance, (b) its bankruptcy, (c) its sale or the sale of any major asset in the satellite system, (d) replacing Boeing as the operator of the satellite system, (e) its failure to make certain notifications required by the agreement or (f) at any time after June 5, 2009, unless extended by the U.S. government. In the event the Company was required to effect a mass de-orbit, the Company, pursuant to the amended and restated operations and maintenance agreement with Boeing (the Amended and Restated Agreement) would be required to pay Boeing $12.9 million plus an amount equivalent to the premium for inception of Section B de-orbit insurance coverage ($2.5 million as of December 31, 2007).  The Company has concluded this mass de-orbit right held by the U.S. government meets the definition of a legal obligation.  Management does not believe the U.S. government will exercise this right.  As a result, management believes the likelihood of any future cash outflows associated with the mass de-orbit obligation to be remote.

Pursuant to the transition services, products and asset agreement with Motorola and the Amended and Restated Agreement, Motorola has the right to cause the de-orbit of our constellation upon the occurrence of any of the following events (subject, in certain cases, to applicable notice and cure periods): (a) Iridium Holdings’ bankruptcy or the bankruptcy of Constellation or Iridium Satellite; (b) a breach by Satellite of the transition services, products and asset agreement; (c) a breach by Boeing of the Amended and Restated Agreement or a related side letter; (d) an order from the U.S. government requiring the de-orbiting of the satellites; (e) changes in law or regulation that may require Motorola to incur certain costs relating to the operation, maintenance, re-orbiting or de-orbiting of Iridium Holdings’ constellation system, including any terrestrial–based portion (provided that there are reasonable grounds to believe that the prompt de-orbiting of the satellites will mitigate such costs); or (f) Motorola’s inability to obtain on commercially reasonable terms product liability policy to cover its position as manufacturer of the satellites (provided the U.S. government has not agreed to cover what would have otherwise been paid by such policy).  Management does not believe Motorola will exercise this right.  As a result, management believes the likelihood of any future cash outflows associated with the mass de-orbit obligation to be remote.

In addition, pursuant to the Amended and Restated Agreement, Boeing has the unilateral right to commence the de-orbit of the constellation upon the occurrence of any of the following events (subject, in certain cases, to applicable notice and cure periods):  (a) Constellation’s failure to make timely contracts payments to Boeing in accordance with the Amended and Restated Agreement; (b) the bankruptcy of Constellation or Satellite; (c) reasonable grounds for Boeing to question the financial stability of Constellation; (d) the failure for any reason of Constellation to maintain or maintain the availability of certain insurance policies; (e) the failure of Constellation to provide Boeing quarterly financial statements for Constellation and Satellite; (f) Constellation’s failure to perform any obligation which it is required to perform pursuant to the Amended and Restated Agreement; or (g) should new or modified regulatory requirements threaten to increase the risks associated with the operation of the constellation and/or the de-orbit process or the cost of operation and/or de-orbit.  Management does not believe Boeing will exercise this right.  As a result, management believes the likelihood of any future cash outflows associated with the mass de-orbit obligation to be remote.

There are other circumstances in which the Company could be required, either by the U.S. government or for technical reasons, to de-orbit an individual satellite; however, management believes that such costs would not be significant in the ordinary operations of the satellite constellation.

The Company pledged to Boeing a $15.4 million letter of credit as collateral for de-orbit costs in the event the Company does not continue as a going concern. This letter of credit is cash collateralized, which is included in long-term restricted cash in the accompanying consolidated balance sheets.

Reclassifications

Certain prior-year balances have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company’s adoption of SFAS No. 162 will not have a material impact on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (SFAS No. 161). SFAS No. 161 requires enhanced disclosures about the objectives of derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on an entity’s financial position, financial performance and cash flows. SFAS No.161 is effective for fiscal years beginning after November 15, 2008, as such, will be effective beginning in the Company’s fiscal year 2009. The Company is evaluating the disclosure requirements of SFAS No. 161; however, the adoption of SFAS No. 161 is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS 141R). SFAS 141R requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values, changes the recognition of assets acquired and liabilities assumed arising from contingencies, changes the recognition and measurement of contingent consideration, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R also requires additional disclosure of information surrounding a business combination, such that users of the entity’s financial statements can fully understand the nature and financial impact of the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The provisions of SFAS No. 141R will only impact the Company if it is a party to a business combination after the pronouncement has been adopted.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (SFAS No. 159). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.

Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 will be effective for the Company on January 1, 2008. The Company will not adopt the alternative provided in this statement.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, the FASB issued FSP No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 and FSP No. 157-2, Effective Date of FASB Statement No. 157 as amendments to SFAS No. 157, which exclude lease transactions from the scope of SFAS No. 157 and also defer the effective date of the adoption of SFAS 157 for non-financial assets and non-financial liabilities that are nonrecurring.  In October of 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of Financial Assets When the Market for That Asset is Not Active, as an amendment to SFAS No. 157, clarifying the application of SFAS No. 157 in a market that is not active.  The provisions of SFAS No. 157 are effective for the fiscal year beginning January 1, 2008, except for certain non-financial assets and liabilities for which the effective date has been deferred to January 1, 2009. The Company is currently evaluating the effect, if any, the adoption of SFAS 157 will have on its financials statements.

In September 2006, the EITF reached a consensus on EITF Issue No. 06-1, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider (EITF 06-1). EITF 06-1 provides that consideration provided to the manufacturers or resellers of specialized equipment should be accounted for as a reduction of revenue if the consideration provided is in the form of cash and the service provider directs that such cash be provided directly to the customer. Otherwise, the consideration should be recorded as an expense. The provisions of EITF 06-1 will be effective on January 1, 2008. The Company is currently assessing the impact, if any, the adoption of EITF 06-1 will have on its financial statements.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB

Statement No. 109. FIN No. 48 requires that management determine whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition threshold, the position is measured to determine the amount of benefit to be recognized in the financial statements. The FASB deferred the effective date of FIN 48 for certain non-public enterprises to annual periods beginning after December 15, 2008. The Company will adopt the provisions of FIN No. 48 effective January 1, 2009. The Company is currently evaluating the effect, if any, the adoption of FIN No. 48 will have on its financial statements.

3.     Transition Services, Products and Asset Agreement

General

On December 11, 2000, Parent and Satellite entered into the Transition Services, Products and Asset Agreement (TSA) with Motorola. Certain obligations under the TSA have been fully performed, including Motorola’s provision of services and transfers of assets, but other obligations are on-going, as described below.

The TSA requires that the Company use Boeing to provide continuing steady-state operations and maintenance services with respect to the Satellite Network Operations Center, Telemetry, Tracking and Control stations and the on-orbit satellites (collectively, the Iridium System) (see Note 4). These services include the removal of satellites in the constellation from operational or storage orbits and preparation for re-entry into the earth’s atmosphere. In addition, the Company must (i) obtain and pay the premium for an in-orbit insurance policy on behalf of Boeing and certain other beneficiaries (see Note 9), (ii) pay the premiums for an aviation products liability insurance policy obtained by Motorola, and (iii) maintain on deposit with Motorola an amount that at all times equals 150% of the current year’s annual premium. The deposit of $0.8 million is classified within deferred financing costs and other assets in the accompanying consolidated balance sheets.

Motorola Payables

Pursuant to the TSA, Class B Units were issued to Motorola in consideration of Motorola’s transfer of certain licenses and equipment. These units have certain limited anti-dilution provisions, as defined in the TSA.

The TSA also provides for the payment to Motorola of $7.25 million plus certain accrued interest upon the occurrence of a “triggering event.” A triggering event is defined as any change of control as specified therein, an initial public offering by Parent or Satellite, a sale of all or a material portion of the assets of Parent or Satellite, or upon reaching the date of December 11, 2010. This amount consists of two components: (i) a $6.0 million commitment fee and (ii) $1.25 million of deferred equipment financing (plus accrued interest from the effective date of the TSA to the date of payment at an annual interest rate of prime plus 3%).

The Company discounted the $6.0 million commitment fee at an imputed rate of 12.5% over 10 years, resulting in an original issue discount of $4.2 million. The net liability is included in the Motorola payable in the accompanying consolidated balance sheets as of December 31, 2007 and 2006, respectively.

4.     Boeing Operations and Maintenance Agreement

On December 11, 2000, Constellation entered into an operations and maintenance agreement (the original O&M Agreement) with Boeing, pursuant to which Boeing agreed to provide transition services and continuing steady-state operations and maintenance services with respect to the Iridium System (including engineering, systems analysis, and operations and maintenance services). Since that time, there have been a number of amendments, including an amended and restated operations and maintenance agreement (the Amended and Restated Agreement). As a result of these various amendments, the period of performance has been extended to be concurrent with the useful life of the constellation, the schedule of monthly payments has been revised and a cost escalation according to a prescribed formula is now included. A provision has been included for the payment of all deferred amounts due to Boeing under the original O&M Agreement, and the Company agreed to make certain revenue-based payments.

The Amended and Restated Agreement incorporates a revised de-orbit plan, which, if exercised, would cost $12.9 million plus an amount equivalent to the premium for inception of Section B de-orbit insurance coverage (see Note 9) to be paid to Boeing in the event of a mass de-orbit of the satellite constellation.

Under the Amended and Restated Agreement, the Company incurred expenses of $47.0 million, $47.2 million, and $44.6 million relating to satellite operations and maintenance costs for the years ended December 31, 2007, 2006 and 2005, respectively.

As a condition precedent to any Boeing obligations under the original O&M Agreement, the Company was required to make refundable deposits to Boeing to cover potential future de-orbiting costs, in-orbit insurance policies (including the cost of coverage under a de-orbit endorsement), and two months of steady-state operations and maintenance. As subsequently amended, in part as a result of a new approach identified for the de-orbit process of the satellite constellation that reduced the overall estimated de-orbit time, in lieu of refundable deposits the Company issued an irrevocable standby letter of credit for the benefit of Boeing to cover the de-orbit insurance premium in the amount of $2.5 million as of December 31, 2005. During 2006, the $2.5 million letter of credit was replaced with a $15.4 million letter of credit in return for Boeing’s release of the additional collateral security it held (namely, the Company’s building located in Tempe, Arizona; the SNOC located in Leesburg, Virginia; and certain equipment in the Company’s Technical Service Center located in Chandler, Arizona).

The Amended and Restated Agreement provided for Boeing to receive an additional fee of 5% of any amounts distributed to Class A or Class B members of the Company to the extent that such distributions did not constitute a return of members’ capital contributions or distributions in respect of the members’ tax liabilities. Boeing was entitled to receive, upon any sale or exchange of substantially all of the interests of the Class A and B members to an unrelated third party, 5% of the aggregate amount received by the Class A and B members. In 2007, the Company and Boeing agreed to terminate Boeing’s right to this additional fee in exchange for a payment of $7.8 million. This payment was amortized to satellite operations and maintenance expense in the accompanying statements of income during 2007. The remaining balance of $6.9 million is included in prepaid expenses ($1.2 million in current assets and $5.7 million in long term) in the accompanying consolidated balance sheets as of December 31, 2007 and will be amortized ratably to network and satellite operations and maintenance expense through December 2013.

5.     Property and Equipment

Property and equipment consists of the following:

	December 31,
	2007	2006
	(In Thousands)
Space system in service	$47,332	$47,176
Terrestrial system assets	9,453	8,266
Business support systems	9,308	8,449
Capitalized software	10,601	8,760
Building, equipment, and leasehold improvements	25,928	15,700
	102,622	88,351
Less: accumulated depreciation	(57,426)	(46,437)
	45,196	41,914
Construction in process	14,763	8,734
Property and equipment, net	$59,959	$50,648

At December 31, 2006, construction in process consisted of assets being developed or constructed for building, equipment, and leasehold improvements of $5.4 million, capitalized software of $1.8 million, business support systems of $0.7 million, and terrestrial system assets of $0.8 million.  At December 31, 2007 construction in process consisted of assets being developed or constructed for building, equipment, and leasehold improvements of $1.2 million, capitalized software of $13.3 million, business support systems of $0.1 million, and terrestrial system assets of $0.2 million.

The Company capitalizes interest costs associated with the construction of capital assets for business operations and amortizes the cost over the assets’ useful lives beginning when the asset is placed in service. The Company capitalized $0.8 million and $0.6 million of interest during 2007 and 2006, respectively.

6.     Prior Credit Facilities

Under a $65.5 million loan, receivables purchase, and security agreement, Satellite previously maintained a $10.0 million revolving facility, a $6.9 million term facility, a $12.0 million Motorola letter of credit facility, a $29.6 million Receivables Purchase Arrangement, and a $7.0 million Boeing letter of credit facility. On July 27, 2006, these facilities were paid in full with proceeds from the First and Second Lien Credit Agreements (see Note 7).

Certain of the Company’s members had provided collateral to fully secure the Company’s borrowings pursuant to this facility in the form of cash and letters of credit expiring January 31, 2007. This collateral was released back to the Company’s members on July 27, 2006.

Bank of America Credit Agreement

On May 27, 2005, the Company entered into a $32.0 million credit agreement with Bank of America (the B of A Credit Agreement) consisting of a $27.0 million term loan (the B of A Term Loan) and a $5.0 million revolving line of credit (collectively, with the B of A Term Loan, the B of A Facility). Proceeds of the B of A Term Loan were used, together with other funds, to pay the $33.7 million remaining balance of the Motorola Note in May 2005. The B of A Facility required monthly principal payments starting with the month ending June 30, 2005, through the maturity date of May 27, 2007. The $19.2 million remaining balance of the B of A Facility was paid in full on July 27, 2006 with proceeds from the First and Second Lien Credit Agreements (see Note 7).

7.     First and Second Lien Credit Agreements

On July 27, 2006, the Company entered into a $170.0 million first lien credit facility and $40.0 million second lien credit facility. The facilities include a $98.0 million four-year first lien Tranche A term loan facility, a $62.0 million five-year first lien Tranche B term loan facility, and a $40.0 million six-year second lien term loan facility.

In addition, the facilities include a $10.0 million three-year revolving credit facility. The proceeds of the credit facilities were used to repay the Company’s existing credit facilities, provide cash collateral for letters of credit, return capital to the Company’s equity investors and for general corporate purposes including development of new and advanced devices and services.

Mandatory principal prepayments are required based on net cash proceeds related to debt or equity issuances and certain dispositions, as is a mandatory prepayment of 75% of excess cash flow, determined by a defined formula. The Company must also maintain hedge agreements in order to provide interest rate protection on a minimum of 50% of the aggregate principal amounts outstanding during the first three years of the credit facilities. As a result, the Company entered into four interest rate swap agreements upon the closing of the credit facilities that ranged in duration from one to four years and collectively in July 2006 provided interest rate protection on $170.0 million (see Note 2).

The First and Second Lien Credit Agreements require the Company to abide by various covenants primarily related to limitations on liens, indebtedness, sales of assets, investments, dispositions, distributions to members, transactions with affiliates and certain financial covenants with respect to its consolidated leverage ratio on a quarterly basis. Substantially all of the Company’s assets are pledged as collateral for the facilities.

$10.0 million First Lien Revolving Credit Facility

The proceeds of the revolving credit facility may be used for general corporate purposes of the Company. The revolving credit facility matures on July 27, 2009. The Company paid an up-front fee of 2% on the revolving facility ($0.2 million) and pays an annual unused facility fee of 0.5% on the available balance of the commitment on a quarterly basis. As of December 31, 2007, the Company had not drawn any amounts under the revolving credit facility.

$98.0 million First Lien Tranche A Term Loan

The Tranche A term loan matures on June 30, 2010, and requires quarterly principal payment amounts ranging from $2.25 million to $9.75 million. Quarterly interest payments are also made. The Company elected the Eurodollar base interest rate, which, including the applicable margin of 4.25%, was 9.24% and 9.63% at December 31, 2007 and 2006 respectively. As of December 31, 2007, the Company has elected to make optional pre-payments (without penalty) out of excess cash on hand of the payments due through June 2008. These prepayments total $13.2 million. The Company can prepay the First Lien Tranche A term loan in its entirety at 101% through July 27, 2008 and at par thereafter. At December 31, 2007, the outstanding principal balance was $63.9 million.

$62.0 million First Lien Tranche B Term Loan

The Tranche B term loan matures on July 27, 2011, and requires quarterly principal payment amounts starting on September 30, 2010 in the amount of $15.1 million. Quarterly interest payments are also made. The Company elected the Eurodollar base interest rate, which including the applicable margin of 4.25%, was 9.24% and 9.63% at December 31, 2007 and 2006, respectively. The Company can prepay the First Lien Tranche B term loan in its entirety at 101% through July 27, 2008 and at par thereafter. At December 31, 2007, the outstanding balance was $60.5 million.

$40.0 million Second Lien Term Loan

The Second Lien term loan matures on July 27, 2012, at which time the entire $40.0 million principal amount is due. The Company elected the Eurodollar base interest rate, which including the applicable margin of 8.25%, was 13.24% and 13.63% at December 31, 2007 and 2006 respectively. The Company is required to make quarterly interest payments.

The Second Lien term loan is not prepayable in the first year but the Company can prepay the loan in its entirety at 102% through July 27, 2008, 101% through July 27, 2009 and at par thereafter. At December 31, 2007, the outstanding balance was $40.0 million.

Commitments Under First and Second Lien Credit Facilities at December 31, 2007

The scheduled annual principal payments on the First and Second Lien Credit Agreements for each of the next five years are as follows (in thousands):

2008	$12,933
2009	33,317
2010	48,394
2011	29,831
2012	40,000
$164,475

8.     Motorola Note Agreement

On December 11, 2000, Satellite and Motorola entered into a Senior Subordinated Term Loan Agreement (the Note Agreement), pursuant to which Satellite borrowed $30 million from Motorola, as evidenced by a senior subordinated term note (the Motorola Note) dated December 11, 2000. The principal amount of, and all interest accrued on, the Motorola Note, was paid in full on May 27, 2005 with proceeds of the B of A Term Loan (see Note 6). However, as detailed below, certain payment obligations survive this repayment.

Under the Note Agreement, Satellite is required to pay Motorola a commitment fee of $5.0 million upon the earlier of December 11, 2010, or the occurrence of a trigger event. A trigger event is defined as any change of control specified therein, an initial public offering by Parent or Satellite, or a sale of all or a material portion of the assets of Parent or Satellite. The Company is accruing the commitment fee through December 2010 using the effective-interest method.

As of December 31, 2007 and 2006, the Company’s liability approximated $3.5 million and $3.1 million, respectively, and is included in the Motorola payable (see Note 3) in the accompanying consolidated balance sheets.

Additionally, in the event of a “distribution event”, defined in the Note Agreement as a dividend or other distribution (in the form of cash or otherwise), acquisition for value, or an initial public or secondary offering, in each case relating to equity interests in Parent, Satellite is required to pay Motorola a loan success fee equal to the amount that a holder of Class B units in the Parent representing 5% of the total number of issued and outstanding units (both Class A and B) would have received in the distribution event. During 2006, the Company paid Motorola $1.6 million under this provision of the Note Agreement, which is included in interest expense in the accompanying consolidated statement of income for the year ended December 31, 2006.

Finally, in addition to the above obligations, upon the first to occur of a change of control as specified in the Note Agreement or the sale of all or a material portion of the assets of Parent or Satellite, Satellite is required to pay an amount equal to the lesser of (i) the value of the consideration that a holder of Class B units in the Parent representing 5% of the total number of issued and outstanding units (both Class A and B) would have received in the transaction and (ii) an amount to be determined based on a multiple of earnings before interest, taxes, depreciation, and amortization less the amount of the $5.0 million commitment fee discussed above which has been or is being paid concurrently.

9.     Commitments and Contingencies

Purchase Commitments

The Company entered into a manufacturing agreement with Celestica Corporation to manufacture subscriber equipment, which contained minimum monthly purchase requirements of 2,000 L-Band transceivers, short burst data devices and / or satellite phones per month. As a result of customer demand for subscriber equipment, the Company’s purchases have exceeded the monthly minimum requirement, which converted from units to dollars ranges from $0.4 million to $1.0 million per month, depending on the type of equipment purchased. The Company has issued a $2.9 million letter of credit to Celestica Corporation as collateral for certain component parts purchase commitments Celestica makes on behalf of the Company for component parts required.

Unconditional purchase obligations for subscriber equipment and various goods and services totaled $18.4 million at December 31, 2007, and are expected to be fulfilled within one year.

Unconditional purchase obligations under the Boeing Amended and Restated Agreement totaled $300.4 million at December 31, 2007. The Company expects to make annual cash payments of $50 million through December 31, 2013 in fulfillment of these purchase obligations.

In-Orbit Insurance

As part of the TSA, the Company was required to obtain an in-orbit insurance policy with a de-orbiting endorsement to cover any potential claims relating to operating or de-orbiting the satellite constellation. This includes the possibility of a planned or unplanned de-orbiting of one or more of the satellites in the satellite constellation or the maintenance in orbit of one or more of the satellites after a decision is made to de-orbit the constellation. The policy covers Satellite, Boeing as operator (see Note 4), Motorola (the original system architect and prior owner), Lehman Commercial Paper, Inc., contractors and subcontractors of the insured, the Government of the United States of America, and certain other sovereign nations.

The policy has been renewed annually on its anniversary date, December 12, since the expiration of the original policy’s three-year term in 2003. The current policy has a one-year term, which expires December 12, 2008. The policy coverage is separated into Sections A and B. Liability limits for claims under each of Sections A and B are $500 million per occurrence and $1 billion in the aggregate. The deductible for claims is $250,000 per occurrence.

Section A coverage is currently in effect and covers risks in connection with in-orbit satellites. Section B coverage is effective once requested by the Company (the Attachment Date) and covers risks in connection with a decommissioning of the satellite system. The terms of the coverage under Section B are 12 months from the Attachment Date for a premium totaling $2.5 million, payable on or before the Attachment Date. As of December 31, 2007, the Company had not requested Section B coverage since no decommissioning activities are currently expected.

The balance of the unamortized premium payment is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. The Company has not accrued for any deductible amounts related to either Section A or B of the policy as of December 31, 2007, since management believes that the likelihood of an occurrence is remote.

Operating Leases

The Company leases land, office space, and office and computer equipment under noncancelable operating lease agreements. Most of the leases contain renewal options of 1 to 10 years. The Company’s obligations under the current terms of these leases extend through 2014.

Additionally, several of the Company’s leases contain clauses for rent escalation including but not limited to a pro-rata share of increased operating and real estate tax expenses. Rent expense is recognized pursuant to SFAS No. 13, Accounting for Leases, on a straight-line basis over the lease term.

Future minimum lease payments, by year and in the aggregate, under noncancelable operating leases with remaining terms of one year or more at December 31, 2007, are as follows (in thousands):

Operating Leases
2008	$1,246
2009	1,267
2010	1,296
2011	1,326
2012	1,351
Thereafter	1,608
$8,094

Rental expense during the years ended December 31, 2007, 2006 and 2005 was $1.4 million, $1.2 million and $1.1 million, respectively.

Contingencies

From time to time, the Company is involved in various litigation matters involving ordinary and routine claims incidental to our business. Management currently believes that the outcome of these proceedings, either individually or in the aggregate, will not have a material adverse effect on the Company’s business, results of operations or financial condition. The Company is involved in certain litigation matters as discussed below.

The Company, a director, and a former officer were named as defendants in a lawsuit commenced in 2007 by a former member of the Company’s Board of Directors (Plaintiff). The lawsuit alleges, among other things, defamation and tortuous interference with the Plaintiff’s economic/business relationship with his principal, an investor in the Company. These actions seek compensatory and other damages, and costs and expenses associated with the litigation. Management believes that the lawsuit is without merit, although no assurance can be given in this regard, or as to what relief, if any, might be granted if the Plaintiff were to be successful in this lawsuit.

Satellite System Development

Licenses to build, launch, and operate a “second-generation” satellite communication system in the 2GHz band were issued by the FCC to Motorola and seven other applicants on July 17, 2001. The license issued to Motorola, for a 96-satellite constellation, was transferred to Satellite in February 2002 and subsequently transferred (with FCC approval) by Satellite to its wholly owned subsidiary Iridium 2GHz LLC (Iridium 2GHz). In order to satisfy the first FCC milestone requirement for retaining this license, Satellite entered into a contract with Boeing Satellite Systems, Inc. on July 12, 2002 to provide a system. Boeing charged the Company $14.0 million for the development of the plan, which was reflected as research and development in the 2003 statement of operations. This $14.0 million fee accrued interest at the rate of LIBOR plus 10%.

Effective January 19, 2005, Iridium 2GHz granted to an independent third party an option to acquire its license to build the 2GHz system for consideration of $2.0 million. This option price was paid at the time of execution of the option and was non-refundable. Effective January 31, 2005, Iridium 2GHz executed a settlement agreement and release with Boeing, which relieved Iridium 2GHz of any obligation to pay the amounts previously incurred for satellite design, including the $16.5 million obligation previously accrued (principal and interest). Accordingly, the Company recorded the release of this liability as a $14.0 million reduction of operating expenses and $2.5 million reduction of interest expense during 2005. On March 23, 2005, at the request of the independent third party, notice was given to Boeing that the satellite construction contract was terminated and Iridium 2GHz voluntarily surrendered its license to the FCC.

10.   Members’ Equity in Parent

Classes of Membership Units

Pursuant to the Amended and Restated Limited Liability Company Agreement, as amended (LLC Agreement), the members’ interests in the Parent are divided into Class A and Class B units. Currently there are 1,083,872 Class A Units outstanding and 455,209 Class B units outstanding at December 31, 2007.

A description of each of the classes of membership units follows:

Class A Units—All voting rights of the members are vested in the Class A units. Class A members whose agreed capital commitments are at least $10.0 million or $20.0 million are entitled to appoint, remove, or replace one or two directors to the Board of Directors of the Parent (the Board), respectively. Those directors designated by a Class A member who is not in default of its obligations to make capital contributions or provide credit enhancements for the benefit of the Company are entitled to cast, in the aggregate, such number of votes as equals the member’s agreed capital commitment divided by $10.0 million, rounded down to the nearest whole number, allocated among the directors (if such member has appointed more than one) as the member may specify. In addition, the current Chairman of the Parent is entitled to cast one vote.

The Class A members may manage the Company only through their designated directors and have no authority in their capacity as members to act on behalf of or bind the Company. The Board may issue additional Class A units, but the Class A members have the preemptive right to participate unless such offering involves a business acquisition or combination. To the extent a Class A member declines to exercise its preemptive right, the other Class A members succeed to such right on a proportionate basis. In addition, Class A members have a right of first refusal on proposed sales of both Class A and Class B units by other members.

Each Class A member has the right to receive the return of its capital contributions before any distributions are made to Class B members. As of December 31, 2007, all capital contributions had been repaid to Class A members.

Class B Units— Pursuant to the LLC Agreement members holding Class B units have rights that expressly exclude any right to vote for or appoint directors. Additionally, Class B members receive no distributions until such time as the Class A members have received the return of their full capital contributions. Distributions to certain Class B members are also subject to limitations regarding vesting conditions and satisfaction of threshold amounts.  The Board may issue additional Class B units provided, however, that without the approval of two-thirds of the number of votes entitled to be cast by the directors, the number of Class B units issued or reserved for issuance may not exceed a certain percentage of the total number of Class A units and Class B units then issued or reserved for issuance.

Options to Acquire Class A Units

Pursuant to the terms of the LLC Agreement, in June 2002, the Board granted Class A members who furnished credit enhancements on the Company’s behalf options to acquire a total of 303,972 Class A units of the Parent at a price of $214.29 per unit. These options were exercisable only if the credit enhancement provided by the Class A member for the benefit of the Company was called and the Parent did not reimburse the Class A member within 10 business days.

In July 2006, the Parent’s Class A members assigned their rights in respect of the credit enhancements to the Parent in response to a capital call and their capital accounts were increased accordingly. Shortly thereafter, in connection with the Company’s execution of a new credit facility (see Note 7), the credit enhancements were returned to the members and recorded as a distribution to the Class A members in an amount equal to the face amount of the credit enhancements. As a result of the refinancing, the credit enhancements were no longer outstanding and therefore, the options issued in respect of such credit enhancements were canceled. There are no options outstanding as of December 31, 2007.

Warrants to Acquire Class A Units

In June 2002 certain members received warrants to acquire 488,358 additional Class A units. In July 2006, the holders exercised all outstanding warrants and an additional 488,358 Class A units were issued. There are no warrants to acquire Class A units outstanding at December 31, 2006 or 2007.

Allocation of Profits and Losses

The LLC Agreement provides that Parent profits or losses for any fiscal year will be allocated among the members as follows: For losses (i) to each of the members to the extent of (1) the aggregate amount of profit allocated to such member for prior fiscal years reduced by (2) the aggregate amount of loss allocated to such member in prior fiscal years, in proportion to the aggregate net profit for prior years of all the members then, (ii) to each of the members having a positive capital account balance to the extent of and in proportion to such balances, thereafter, (iii) in accordance with the members’ respective percentage interests. For profits, (i) to each of the members to the extent of (1) the aggregate amount of losses allocated to such member in prior fiscal years reduced by (2) the aggregate amount of profit allocated to such member in prior fiscal years in proportion to the aggregate net loss for prior years of all the members, thereafter (ii) in accordance with the members’ respective percentage interests.

Distributions

The Board determines available cash flow for distribution, but any such distribution may be made only in accordance with the following priorities: (i) to return to the Class A members their capital contributions not previously returned in proportion to the aggregate amount then remaining unreturned, then (ii) after the capital contributions of the Class A members have been returned in full, to all of the members in accordance with their respective percentage interests.

It is the Parent’s intent to distribute to all of the members such amounts as the Board from time to time determines are necessary to defray the federal, state, and local income tax liabilities incurred by the members as a result of including in their gross income their distributive share of the Parent’s income and gain, taking due account of the members’ marginal tax rates and the amount of any losses allocated to them in prior years. However, the Company’s credit facilities contain covenants that restrict the amount of distributions the Parent can make to its members.

The net proceeds of a liquidation of the Parent’s assets and properties in connection with the winding up of the Company are applied as follows: (i) payment of the debts and liabilities of the Parent (including those owed to members) and the expenses of liquidation; (ii) setting up of such reserves as the person charged with winding up the Parent’s affairs may reasonably deem necessary for any contingent liabilities or obligations. The balance of such reserves, if any, shall be distributed to the members in the priority set forth above.

In July 2006, in connection with the execution of the Company’s credit facilities (see Note 7), and in accordance with the LLC Agreement, the Parent distributed $127.6 million (in the form of cash and return of previously contributed credit enhancements) to the Class A members as a return of capital and distributed an additional $31.2 million to both the Class A and the Class B members on a pro rata.

Transfer of Interests

Except for a transfer to an affiliate, no member has the right to transfer all or any part of such member’s units in the Parent, and no transferee is entitled to become a substituted member or to exercise any of the rights of a member, except with the consent of two-thirds of the total number of votes entitled to be cast by all of the directors of the Parent.

Subscription Agreements

Pursuant to subscription agreements executed in December 2000 and additional capital commitments in February and April 2001, the Class A members committed to contribute capital of $131.5 million, payable in installments as from time to time determined by the Board. Certain of the Class A members had also provided credit enhancements to support a portion of the Company’s credit facilities (see Note 7 and discussion above) in the form of cash deposits and letters of credit. All credit enhancements were returned to the Class A members in 2006.

Indemnification

The LLC Agreement provides that the Parent will indemnify its members, officers, directors and employees for liability and expenses incurred by any such person to the fullest extent permitted by law for actions taken in good faith on behalf of the Parent if such actions were reasonably believed to be within the scope of authority conferred to the person by the Parent or in accordance with the LLC Agreement.

Issuance/Forfeitures of Class B Units

During the year ended December 31, 2006, the Parent issued (subject to vesting requirements) an additional 11,397 Class B units to Employee Holdings for the benefit of management personnel (representing 0.75% of the total outstanding units of the Parent at December 31, 2006).

During the year ended December 31, 2007, the Parent issued (subject to vesting requirements) an additional 15,390 Class B Units for the benefit of management personnel (representing 1.0% of the total outstanding units of the Parent at December 31, 2007). A member of Employee Holdings left the Company during 2007 forfeiting an equivalent of 1,539 unvested units in the Parent (representing 0.1% of the total outstanding units of the Parent at December 31, 2007).

Class B unit issuances described above contain anti-dilution rights that allow the holders to maintain their percentages of ownership, subject to certain limits. During the year ended December 31, 2007, an adjustment to increase Class B units by 5,655 units was recorded given the anti-dilution rights from the transactions described above.

11.   Employee Benefit Plan

The Company sponsors a defined-contribution 401(k) retirement plan (the Plan) that covers all employees of the Company. Employees are eligible to participate in the Plan ninety days from the date of hire, and participants are 100% vested from the date of eligibility. The Company matches employees’ contributions equal to 100% of the salary deferral contributions up to 5% of the employees’ compensation. Company-matching contributions to the Plan were $0.6 million, for the year ended December 31, 2007 and $0.5 million for each of the years ended December 31, 2006 and 2005, respectively. The Company pays all administrative fees related to the Plan.

12.   Indemnification Agreement

Satellite, Boeing, Motorola, and the U.S. government entered into an agreement effective December 5, 2000 that provided, among other things, the following: (i) Satellite agrees to maintain satellite liability insurance (see Notes 3 and 9), (ii) Boeing agrees to maintain aviation and space liability insurance, (iii) Motorola agrees to maintain an Aviation Products—Completed Operations Liability Insurance policy, and (iv) the U.S. government may, in its sole discretion, require Satellite, Boeing or either of them to immediately de-orbit the Iridium satellites at no expense to the U.S. government in the event of (a) Satellite’s failure to pay insurance premiums or maintain insurance, (b) its bankruptcy, (c) its sale or the sale of any major asset in the satellite system, (d) replacing Boeing as the operator of the satellite system, (e) its failure to make certain notifications required by the agreement or (f) at any time after June 5, 2009, unless extended by the U.S. government. However, as discussed in Note 2, the Company has no reason to believe the U.S. government will exercise this right.

13.   Geographic Information

Revenue by geographic area for the years ended December 31:

	2007	2006	2005
	(In Thousands)
United States	$125,251	$102,194	$91,860
Canada	44,211	33,576	28,635
France	30,186	17,762	2,478
Netherlands	2,671	9,876	23,130
Other Countries (1)	58,582	49,004	41,597
	260,901	212,412	187,700

(1)	No other country represents more than 10% of revenue for any of the periods indicated.

Revenues are attributed to geographic area based on the billing location of the customer.  The Company does not bare foreign exchange risk on sales, as invoices are denominated in United States dollar.

Net property and equipment by geographic area:

	December 31, 2007	December 31, 2006
	(In Thousands)
United States	$38,486	$27,341
Unallocated	20,087	22,851
All others	1,386	456
	59,959	50,648

Unallocated net property and equipment consists of satellites in orbit and equipment in international waters.

14.   Subsequent Events

Material Definitive Agreements

On September 22, 2008, a transaction agreement was executed among, Iridium Holdings LLC, GHL Acquisition Corp. (“GHQ”) and owners of equity interests in Iridium Holdings LLC (the “Sellers”), pursuant to which GHQ will acquire the Sellers’ equity interests of Iridium Holdings LLC, and the equity interest in two third party entities (the “Acquisition”). GHQ is a blank check company formed on November 2, 2007 for the purpose of acquiring one or more businesses or assets.  The Acquisition must be approved by a majority of the GHQ public stockholders.  In addition, the Acquisition will only be approved if GHQ public stockholders owning 11,999,999 shares or less vote against the proposal and seek to exercise their conversion rights.  Upon completion of the Acquisition, the Sellers are expected to receive an aggregate of 36.0 million shares of GHQ common stock and $77.1 million of cash, subject to adjustment.  In addition, 90 days following the close of the Acquisition, if Iridium Holdings has in effect a valid election under Section 754 of the Internal Revenue Code of 1986, as amended, GHQ will make a tax benefits payment of up to $30.0 million in aggregate to certain sellers to compensate them for tax basis step-up, if applicable.

Concurrently with the signing of the transaction agreement, Iridium Holdings LLC and Greenhill & Co. Europe Holdings Limited (“Greenhill Europe”), an affiliated company to GHQ, entered into an agreement for Greenhill Europe to purchase a $22.9 million convertible subordinated promissory note of Iridium Holdings LLC (the “Note”).  Greenhill Europe acquired the Note on October 24, 2008, following the consent of certain Iridium Holdings LLC lenders (see Amendment to Credit Lien Facilities, below). Greenhill Europe has the option to convert the Note into Iridium Holdings units at a price of $272.87 per unit upon the later of (i) October 24, 2009 (“first anniversary”) and (ii) the closing or the termination of the Acquisition.  If the closing occurs after the first anniversary, upon the exercise of its conversion rights, Greenhill Europe will be entitled to receive 2.290 million shares of GHQ common stock.  If the closing occurs prior to September 22, 2009, GHQ and Greenhill Europe will enter into an agreement which will entitle Greenhill Europe to exchange, upon the first anniversary of the issuance of the Note, all Iridium Holding units received in conversion of the Note for 2.290 million shares of GHQ common stock, subject to adjustments.

Amendment to Credit Facilities

On October 17, 2008, the Company entered into Amendment No. 1 to the first lien credit facility (First Lien Amendment) and Amendment No. 1 to the second lien credit facility (Second Lien Amendment). The First Lien Amendment and Second Lien Amendment included the consent of the respective lenders to the issuance of the Note.

Pursuant to the First Lien Amendment, the Company and its requisite lenders agreed to, among other things: (i) increase the applicable margin on Eurodollar loans by 75 basis points to 5%; (ii) increase permitted capital expenditures for fiscal year 2008 and fiscal year 2009; (iii) permit distributions of up to $37.9 million to the members of the Company in fiscal 2008; (iv) require the Company to prepay $80.0 million of the outstanding balance if the Acquisition is consummated and $15.0 million if the Acquisition is not consummated by June 29, 2009; and (v) to amend the definition of “Change of Control” to apply to the post-Acquisition public company.  Upon the execution of the First Lien Amendment, the Company prepaid $22.0 million of its outstanding balance under the first lien credit facility.

Pursuant to the Second Lien Amendment, the Company and its requisite lenders agreed to, among other things: (i) increase the applicable margin of Eurodollar loans by 75 basis points to 9%; (ii) increase permitted capital expenditures for fiscal year 2008 and fiscal year 2009; (iii) permit distributions of up to $37.9 million to the members of the Company in fiscal 2008; and (iv) amend the definition of “Change of Control” to apply to the post-Acquisition public company.

Counterparty Risk

The Company may be subject to counterparty risk associated with future access to its $10.0 million first lien revolving credit facility (see Note 7), as the counterparty to the credit facility (Lehman Brothers) filed for bankruptcy in calendar  year 2008.

Distributions

The Company made distributions of $3.0 million and $2.8 million in March and April 2008 to Class A and B members.  The Company also made a distribution of $34.9 million in November 2008 to Class A and B members.  As a result of these distributions, the Company paid Motorola $2.2 million in loan success fees as required under the Motorola Note Agreement.

Iridium Holdings LLC

Consolidated Balance Sheets

(Unaudited)

	September 30, 2008	December 31, 2007
	(In Thousands, Except Unit Data)
Assets
Current assets:
Cash and cash equivalents	$64,582	$22,105
Restricted cash	3,020	3,020
Accounts receivable, net	44,931	35,114
Inventory	16,144	14,156
Deferred cost of sales, current portion	184	3,408
Prepaid expenses and other current assets	3,451	2,539
Total current assets	132,312	80,342

Property and equipment, net	61,827	59,959
Restricted cash	15,400	15,400
Deferred financing costs and other assets	10,210	11,880
Total assets	$219,749	$167,581

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$6,667	$2,361
Accrued expenses and other current liabilities	30,026	28,258
Credit facility, current portion	32,639	12,933
Deferred revenue, current portion	24,849	24,152
Total current liabilities	94,181	67,704

Accrued satellite operations and maintenance expense, net of current portion	10,516	12,372
Motorola payable	10,575	9,761
Credit facility	127,521	151,542
Other long-term liability	4,134	4,649
Total liabilities	246,927	246,028

Commitments and contingencies (Note 9)

Members’ deficit:
Members’ units:
Class A units (1,083,872 units issued and outstanding)	-	—
Class B units (518,012 and 455,209 units issued and outstanding, respectively)	-	—
Additional paid-in capital	4,049	761
Accumulated deficit	(28,982)	(75,576)
Accumulated other comprehensive loss	(2,245)	(3,632)
Total members’ deficit	(27,178)	(78,447)
Total liabilities and members’ deficit	$219,749	$167,581

See accompanying notes.

Iridium Holdings LLC

Consolidated Statements of Income

(Unaudited)

	Nine Months Ended
	September 30, 2008	September 30, 2007
	(In Thousands)
Revenue:
Services:
Government	$48,826	$41,853
Commercial	97,542	73,207
Subscriber Equipment:	97,824	78,548
Total revenue	244,192	193,608

Operating expenses:
Cost of subscriber equipment sales	55,261	48,347
Network and satellite operations and maintenance	47,451	44,223
Selling, general and administrative	42,966	32,829
Research and development	23,500	11,241
Depreciation and amortization	8,959	7,598
Total operating expenses	178,137	144,238

Operating profit	66,055	49,370

Other (expense) income:
Interest expense	(14,325)	(16,520)
Interest and other income	605	1,745
Total other (expense) income, net	(13,720)	(14,775)
Net income	$52,335	$34,595

See accompanying notes.

Iridium Holdings LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30, 2008	September 30, 2007
	(In Thousands)
Operating activities
Net income	$52,335	$34,595

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,959	7,598
Other non-cash amortization and accretion	2,094	1,922
Equity and profits interest compensation	2,103	1,067
Change in certain operating assets and liabilities:
Accounts receivable, net	(9,817)	(8,272)
Prepaid expenses and other current assets	(912)	(4,492)
Inventory	(1,988)	(1,476)
Deferred cost of sales	3,224	9,736
Deferred revenue	697	(8,477)
Other noncurrent assets	376	(17)
Accounts payable	4,306	(94)
Accrued expenses and other liabilities	2,054	(344)
Accrued satellite operations and maintenance expense	(1,856)	(1,857)
Net cash provided by operating activities	61,575	29,889

Investing activities
Purchases of property and equipment	(9,216)	(13,066)
Net cash used in investing activities	(9,216)	(13,066)

Financing activities		—
Repayments under credit facilities (Notes 7)	(4,314)	(22,526)
Distribution to Class A & B members	(5,568)	—
Net cash used in financing activities	(9,882)	(22,526)

Net increase (decrease) in cash and cash equivalents	42,477	(5,703)
Cash and cash equivalents, beginning of period	22,105	31,858
Cash and cash equivalents, end of period	$64,582	$26,155

See accompanying notes

Iridium Holdings LLC

Notes to Consolidated Financial Statements

September 30, 2008

Supplementary cash flow information
Interest paid	$13,411	$15,930
Supplementary disclosure of non-cash investing activities:
Lease incentives in the form of leasehold improvements	1,171	357
Accrued expense for purchase of property plant & equipment	$440	$—

See accompanying notes.

Iridium Holdings LLC

Notes to Consolidated Financial Statements

1.     Business

Iridium Holdings LLC and its subsidiaries (collectively, the Company) is a global wireless telecommunications enterprise that offers its customers diverse voice, fax, data, and messaging services to and from virtually anywhere in the world using its satellite-based network infrastructure. The Company operates 75 satellites (including eight orbiting spares) in a low-earth-orbit constellation that enables customers to communicate using specialized phones, data devices, and pagers. The satellites communicate with those user devices using their main mission antennas, as well as with each other using crosslink antennas, and with ground-based gateways and control stations using feeder link antennas.

2.     Significant Accounting Policies and Basis of Presentation

Principles of Consolidation and Basis of Presentation

In the opinion of management, the accompanying unaudited interim consolidated financial statements contain all adjustments necessary, all of which are of a normal recurring nature, to present fairly the Company’s financial position, results of operations and cash flows as of and for the nine-month periods ended September 30, 2008 and 2007. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes for the fiscal year ended December 31, 2007.

Certain financial information that is normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles, but is not required for interim reporting purposes, has been condensed or omitted.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the associated amounts of revenues and expenses during the periods reported. Actual results could differ from these estimates.

Financial Instruments

The consolidated balance sheets include various financial instruments (primarily cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities, long-term debt, derivative instruments, and other obligations). The fair values of short-term financial instruments approximate their carrying values because of their short-term nature. The fair value of debt is approximately 89% its carrying amount as of September 30, 2008, based on rates currently available to the Company for debt with similar terms and remaining maturities.

Interest Rate Swaps

The Company applies the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities as amended and interpreted to derivatives. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. As required by the Company’s credit facility (see Note 7), management executed pay-fixed receive-variable interest rate swaps in 2006, two of which are still open at September 30, 2008, and mature within two years. The interest rate swaps hedge $86.0 million of variable interest rate debt as of September 30, 2008 and are designated as cash flow hedges. The objective for holding these instruments is to manage variable interest rate risk related to the Company’s credit facilities, by synthetically converting a portion of the variable rate risk to fixed rate interest rate risk. At the end of each quarter the swaps are valued using current interest rate curves to determine a fair market value and further discounted to reflect credit quality (see additional discussion of valuation below). The fair market value is recorded on the balance sheet and the effective offset is recorded in accumulated other comprehensive income (AOCI). Any ineffectiveness is recorded to interest expense.

Iridium Holdings LLC

Notes to Consolidated Financial Statements

The effectiveness of the swaps in offsetting the gain or loss on the debt is assessed on a contract by contract basis quarterly, by regressing historical changes in the value of the swap against the historical change in value of the underlying debt. Changes in the underlying debt for testing and measurement purposes are captured using FAS133’s “hypothetical” derivative approach.  As of September 30, 2008 a $0.1 million loss representing ineffectiveness of the derivative was captured and recorded as interest expense.  The derivative loss of $2.3 million is recorded to interest rate swap liability (included in other long-term liability in the consolidated balance sheet), and the $2.2 million offset (net of $0.1 million ineffectiveness) is recorded in AOCI.  At September 30, 2008 $1.8 million is expected to be reclassified from AOCI to earnings as additional interest expense over the next twelve months due to lower variable rate interest payments on the debt.  The net interest expense should equal the fixed rate on the swaps, thus meeting the original objective of the hedge program.

Fair value measurements

Under SFAS No. 157, Fair Value Measurements, the fair value is the price that would be received to sell an asset or paid to transfer a liability that assumes an orderly transaction in the most advantageous market at the measurement date.  The principal market in which the Company executes interest rate swap contracts is the retail market.  For recognizing the most appropriate value the highest and best use of the Company’s derivatives are measured using an in-exchange valuation premise that considers the assumptions that market participants would use in pricing the derivatives.

The company has elected to use the income approach to value the derivatives, using observable Level II market expectations at measurement date and standard valuation techniques to convert future amounts to a single present amount (discounted) assuming that participants are motivated, but not compelled to transact.  Level II inputs for the swap valuations are limited to quoted prices for similar assets or liabilities in active markets (specifically futures contracts on LIBOR for the first two years) and inputs other than quoted prices that are observable for the asset or liability (specifically LIBOR cash and swap rates, and credit default swap rates at commonly quoted intervals).  Mid-market pricing is used as a practical expedient for fair value measurements.  Key inputs, including the cash rates for very short term, futures rates for up to two years and LIBOR swap rates beyond the derivative maturity are bootstrapped to provide spot rates at resets specified by each swap as well as to discount those future cash flows to present value at measurement date.  Inputs are collected from Bloomberg on the last market day of the period.  The same rates used to bootstrap the yield curve are used to discount the future cash flows.  A credit default swap basis available at commonly quoted intervals is collected from Bloomberg and applied to all cash flows when the swap is in an asset position pre-credit effect.

Property and Equipment

Property and equipment is carried at acquired cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the following estimated useful lives:

Space system in service	14 years
Terrestrial system assets	7 years
Internally developed software	7 years
Business support systems	5 years
Other software and equipment	3 – 5 years
Gateway and satellite equipment	7 – 10 years
Building	39 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Repair and maintenance costs are expensed as incurred.

Income Taxes

As a limited liability company (LLC) that is treated as a partnership for federal income tax purposes, the Company is generally not subject to federal income tax directly. Rather, generally each member is subject to income

Iridium Holdings LLC

Notes to Consolidated Financial Statements

taxation based on the member’s portion of the Company’s income or loss as defined in the Company’s limited liability company agreement (LLC Agreement). The Company is subject to federal excise, withholding, and payroll taxes; to state and local taxes in the United States; and to income, value-added, and other taxes in non-U.S. jurisdictions in which the Company operates.

The Company regularly assesses the potential outcome of current and future examinations in each of the taxing jurisdictions when determining the adequacy of accruals for tax, penalties, and interest.

The Company has established accruals that it believes are adequate in relation to the potential for additional assessments. The Company does not believe any such tax, penalties, or interest would have a material impact on the Company’s financial position.

Deferred Revenue

Revenue is generated from the Company’s service providers via usage of the Iridium satellite network and through fixed monthly access fees per user charged by the Company to each service provider. Revenue for usage or traffic-driven charges is recognized when usage occurs and revenue for the fixed-per-user access fee is recognized ratably over the period in which the service is provided to the end user. Revenue from prepaid services is recognized when usage occurs or when the customer’s right to access the unused prepaid services expires. The Company does not offer refund privileges for prepaid services. As of September 30, 2008 and December 31, 2007 unused prepaid services and access fees of $24.2 million and $19.9 million, respectively, were recorded in deferred revenue in the consolidated balance sheets. Revenue for the periods ended September 30, 2008 and December 31, 2007 included the recognition of prior years’ deferred revenue. Deferred service and access fees are typically earned and recognized as income within one year of customer prepayment.

Subscriber Equipment Revenue

The Company follows the provisions of Emerging Issues Task Force Issue (EITF) No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF No. 00-21 requires that revenue arrangements with multiple deliverables be divided into separate units of accounting, only if the deliverables meet certain criteria, and that all elements of an arrangement should be considered a single unit of accounting if the criteria are not met.

Through December 31, 2004, the Company considered the sale of its equipment and service a single unit of accounting due primarily to the fact that its equipment was not considered to have stand-alone value to the end user. As a result, when equipment was sold, revenue from these transactions was deferred and recognized ratably over the four-year estimated average life of the end-user relationship. In late 2004, significant evidence of a secondary market emerged providing proof of stand-alone value for Iridium subscriber equipment. As a result, the Company believes the equipment from that point forward has independent value and that equipment should be treated as a separate unit of accounting in accordance with EITF No. 00-21. The Company allocates consideration to the separate units of accounting using the relative fair value method.  Accordingly, effective January 1, 2005, the Company began recognizing equipment sales and the related cost when equipment title passes to the customer. This change in accounting estimate was applied prospectively.

All previously deferred equipment revenues and related costs continue to be recognized over the remaining estimated average customer relationship period of four years. As of September 30, 2008, $0.2 million of deferred revenue and $0.2 million of deferred costs remain unrecognized. These amounts will be recognized during the remainder of 2008.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and receivables.  The majority of this cash is swept nightly into a money market fund with a diversified portfolio. Currently, the money market fund is participating in the U.S. Treasury Temporary Guarantee Program, which is in effect through December 18, 2008 and provides for a guarantee to receive $1.00 per share in

Iridium Holdings LLC

Notes to Consolidated Financial Statements

the event that a participating fund no longer has a $1.00 per share net asset value and liquidates. The Company performs credit evaluations of its customers’ financial condition and records reserves to provide for estimated credit losses. Accounts receivable are due from both domestic and global customers.

Significant Customers, Supplier, and Service Providers

The Company derived approximately 20.0% and 21.6% of its total revenue during the nine months ended September 30, 2008 and 2007, respectively, from one customer, the U.S. government. The U.S. government also accounted for approximately 23.3% and 41.3% of the Company’s accounts receivable balances at September 30, 2008 and December 31, 2007, respectively. During the periods ended September 30, 2008 and 2007, the Company derived $97.5 million and $73.2 million, respectively, from its commercial service operations; 13.1% and 13.7% of total revenue for the nine months ended September 30, 2008 and 2007, respectively, was derived from the Company’s two largest commercial customers.

The Company acquires all of its subscriber equipment from one manufacturer. Should events or circumstances prevent the manufacturer from producing the equipment, the Company’s business could be adversely affected until the Company is able to move production to other facilities of the manufacturer or secure a replacement manufacturer.

All satellite operations and maintenance services are provided by the Boeing Company. Should events or circumstances prevent Boeing from providing these services, the Company’s business could be adversely affected until the Company is able to assume operations and maintenance responsibilities or secure a replacement service provider.

Segments

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions regarding the allocation of resources and asset performance. Pursuant to SFAS No. 131, the Company operates in one segment providing global satellite communication products and services. The information disclosed herein materially represents all of the financial information related to the Company’s principal operating segment.

Comprehensive Income

Comprehensive income for the nine months ended September 30:

	2008	2007
	(In Thousands)
Net income	$52,335	$34,595
Change in fair value of interest rate swaps	1,387	13
Comprehensive income	$53,722	$34,608

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. FIN No. 48 requires that management determine whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets this recognition threshold, the position is measured to determine the amount of

Iridium Holdings LLC

Notes to Consolidated Financial Statements

benefit to be recognized in the financial statements. The FASB deferred the effective date of FIN 48 for certain non-public enterprises to annual periods beginning after December 15, 2008. The Company will adopt the provisions of FIN No. 48 effective January 1, 2009. The Company is currently evaluating the effect, if any, the adoption of FIN No. 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, the FASB issued FSP No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 and FSP No. 157-2, Effective Date of FASB Statement No. 157 as amendments to SFAS No. 157, which exclude lease transactions from the scope of SFAS No. 157 and also defer the effective date of the adoption of SFAS No. 157 for non-financial assets and non-financial liabilities that are nonrecurring until fiscal years beginning after November 15, 2008. In October 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of Financial Assets When the Market for That Asset is Not Active, as an amendment to SFAS No. 157, clarifying the application of SFAS No. 157 in a market that is not active. SFAS No. 157 is effective for fiscal year 2008. In accordance with FSP No 157-2, the Company has deferred application of SFAS No. 157 for non-financial assets and non-financial liabilities. The adoption of SFAS No. 157 did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the EITF reached a consensus on EITF Issue No. 06-1, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider (EITF 06-1). EITF 06-1 provides that consideration provided to the manufacturers or resellers of specialized equipment should be accounted for as a reduction of revenue if the consideration provided is in the form of cash and the service provider directs that such cash be provided directly to the customer. Otherwise, the consideration should be recorded as an expense. EITF 06-1 is effective for fiscal year 2008. The adoption of EITF 06-1 did not have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (SFAS No. 159). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for fiscal year 2008. The Company did not adopt the alternative provided in this statement.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS No. 141R). SFAS No. 141R requires the acquiring entity in a business combination to record all assets acquired and liabilities assumed at their respective acquisition-date fair values, changes the recognition of assets acquired and liabilities assumed arising from contingencies, changes the recognition and measurement of contingent consideration, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R also requires additional disclosure of information surrounding a business combination, such that users of the entity’s financial statements can fully understand the nature and financial impact of the business combination. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The provisions of SFAS No. 141R will only impact the Company if it is a party to a business combination after the pronouncement has been adopted.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (SFAS No. 161). SFAS No. 161 requires enhanced disclosures about the objectives of derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on an entity’s financial position, financial performance and cash flows. SFAS

Iridium Holdings LLC

Notes to Consolidated Financial Statements

No.161 is effective for fiscal years beginning after November 15, 2008, as such, will be effective beginning January 1, 2009 for the Company. The Company is evaluating the disclosure requirements of SFAS No. 161; however, the adoption of SFAS No. 161 is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company’s adoption of SFAS No. 162 will not have a material impact on its financial Statements.

3.     Material Definitive Agreements

On September 22, 2008, a transaction agreement was executed among, Iridium Holdings LLC, GHL Acquisition Corp. (“GHQ”) and owners of equity interests in Iridium Holdings LLC (the “Sellers”), pursuant to which GHQ will acquire the Sellers’ equity interests of Iridium Holdings LLC, and the equity interest in two third party entities (the “Acquisition”). GHQ is a blank check company formed on November 2, 2007 for the purpose of acquiring one or more businesses or assets.  The Acquisition must be approved by a majority of the GHQ public stockholders.  In addition, the Acquisition will only be approved if GHQ public stockholders owning 11,999,999 shares or less vote against the proposal and seek to exercise their conversion rights.  Upon completion of the Acquisition, the Sellers are expected to receive an aggregate of 36.0 million shares of GHQ common stock and $77.1 million of cash, subject to adjustment.  In addition, 90 days following the close of the Acquisition, if Iridium Holdings has in effect a valid election under Section 754 of the Internal Revenue Code of 1986, as amended, GHQ will make a tax benefits payment of up to $30.0 million in aggregate to certain sellers to compensate them for tax basis step-up, if applicable.

Concurrently with the signing of the transaction agreement, Iridium Holdings LLC and Greenhill & Co. Europe Holdings Limited (“Greenhill Europe”), an affiliated company to GHQ, entered into an agreement for Greenhill Europe to purchase a $22.9 million convertible subordinated promissory note of Iridium Holdings LLC (the “Note”).  Greenhill Europe acquired the Note on October 24, 2008, following the consent of certain Iridium Holdings LLC lenders (see Amendment to Credit Lien Facilities, in Note 13). Greenhill Europe has the option to convert the Note into Iridium Holdings units at a price of $272.87 per unit upon the later of (i) October 24, 2009 (“first anniversary”) and (ii) the closing or the termination of the Acquisition.  If the closing occurs after the first anniversary, upon the exercise of its conversion rights, Greenhill Europe will be entitled to receive 2.290 million shares of GHQ common stock.  If the closing occurs prior to September 22, 2009, GHQ and Greenhill Europe will enter into an agreement which will entitle Greenhill Europe to exchange, upon the first anniversary of the issuance of the Note, all Iridium Holding units received in conversion of the Note for 2.290 million shares of GHQ common stock, subject to adjustments.

4.     Transition Services, Products and Asset Agreement

General

On December 11, 2000, the Company entered into the Transition Services, Products and Asset Agreement (TSA) with Motorola. Certain obligations under the TSA have been fully performed, including Motorola’s provision of services and transfers of assets, but other obligations are on-going, as described below.

The TSA requires that the Company use Boeing to provide continuing steady-state operations and maintenance services with respect to the Satellite Network Operations Center, Telemetry, Tracking and Control stations and the on-orbit satellites (collectively, the Iridium System) (see Note 5). These services include the removal of satellites in the constellation from operational or storage orbits and preparation for re-entry into the earth’s atmosphere. In

Iridium Holdings LLC

Notes to Consolidated Financial Statements

addition, the Company must (i) obtain and pay the premium for an in-orbit insurance policy on behalf of Boeing and certain other beneficiaries, (ii) pay the premiums for an aviation products liability insurance policy obtained by Motorola, and (iii) maintain on deposit with Motorola an amount that at all times equals 150% of the current year’s annual premium. The deposit of $0.8 million is classified within deferred financing costs and other assets in the accompanying consolidated balance sheets.

Motorola Payables

Pursuant to the TSA, Class B Units were issued to Motorola in consideration of Motorola’s transfer of certain licenses and equipment. These units have certain limited anti-dilution provisions, as defined in the TSA.

The TSA also provides for the payment to Motorola of $7.25 million plus certain accrued interest upon the occurrence of a “triggering event.” A triggering event is defined as any change of control as specified therein, an initial public offering by the Company, a sale of all or a material portion of the assets of the Company, or upon reaching the date of December 11, 2010. This amount consists of two components: (i) a $6.0 million commitment fee and (ii) $1.25 million of deferred equipment financing (plus accrued interest from the effective date of the TSA to the date of payment at an annual interest rate of prime plus 3%).

The Company discounted the $6.0 million commitment fee at an imputed rate of 12.5% over 10 years, resulting in an original issue discount of $4.2 million. The net liability is included in the Motorola payable in the accompanying consolidated balance sheets as of September 30, 2008 and December 31, 2007, respectively.

5.     Boeing Operations and Maintenance Agreement

On December 11, 2000, the Company entered into an operations and maintenance agreement (the original O&M Agreement) with Boeing, pursuant to which Boeing agreed to provide transition services and continuing steady-state operations and maintenance services with respect to the Iridium System (including engineering, systems analysis, and operations and maintenance services). Since that time, there have been a number of amendments, including an amended and restated operations and maintenance agreement (the “Amended and Restated Agreement”). As a result of these various amendments, the period of performance has been extended to be concurrent with the useful life of the constellation, the schedule of monthly payments has been revised and a cost escalation according to a prescribed formula is now included.

The Amended and Restated Agreement incorporates a revised de-orbit plan, which, if exercised, would cost $12.9 million plus an amount equivalent to the premium for inception of Section B de-orbit insurance coverage to be paid to Boeing in the event of a mass de-orbit of the satellite constellation.

Under the Amended and Restated Agreement, the Company incurred expenses of $36.6 million and $35.2 million relating to network and satellite operations and maintenance costs for the nine months ended September 30, 2008 and 2007, respectively.

The Amended and Restated Agreement provided for Boeing to receive an additional fee of 5% of any amounts distributed to Class A or Class B members of the Company to the extent that such distributions did not constitute a return of members’ capital contributions or distributions in respect of the members’ tax liabilities. Boeing was entitled to receive, upon any sale or exchange of substantially all of the interests of the Class A and B members to an unrelated third party, 5% of the aggregate amount received by the Class A and B members. In 2007, the Company and Boeing agreed to terminate Boeing’s right to this additional fee in exchange for a payment of $7.8 million, which was recorded to prepaid expense. During the nine months ended September 30, 2008 and 2007 related amortization expense included in network and satellite operations and maintenance was $0.9 and $0.6 million respectively. The remaining balance of $6.1 million is included in prepaid expenses ($1.2 million in current assets and $4.9 million in long term) in the accompanying consolidated balance sheet as of September 30, 2008 and will be amortized ratably to network and satellite operations and maintenance expense through December 2013.

Iridium Holdings LLC

Notes to Consolidated Financial Statements

6.     Property and Equipment

Property and equipment consists of the following:

	September 30, 2008	December 31, 2007
	(In Thousands)
Space system in service	$47,052	$47,332
Terrestrial system assets	9,770	9,453
Business support systems	9,797	9,308
Capitalized software	11,996	10,601
Building, equipment, and leasehold improvements	27,885	25,928
	106,500	102,622
Less: accumulated depreciation	(66,104)	(57,426)
	40,396	45,196
Construction in process	21,431	14,763
Property and equipment, net	$61,827	$59,959

At December 31, 2007 construction in process consisted of assets being developed or constructed for building, equipment, and leasehold improvements of $1.2 million, capitalized software of $13.3 million, business support systems of $0.1 million, and terrestrial system assets of $0.2 million.  At September 30, 2008 construction in process consisted of assets being developed or constructed for building, equipment, and leasehold improvements of $3.9 million, capitalized software of $17.4 million, and terrestrial system assets of $0.1 million.

The Company capitalizes interest costs associated with the construction of capital assets for business operations and amortizes the cost over the assets’ useful lives beginning when the asset is placed in service. The Company capitalized $1.1 million and $0.6 million of interest for the periods ending September 30, 2008 and 2007, respectively.

7.     First and Second Lien Credit Agreements

On July 27, 2006, the Company entered into a $170.0 million first lien credit facility and $40.0 million second lien credit facility. The facilities include a $98.0 million four-year first lien Tranche A term loan facility, a $62.0 million five-year first lien Tranche B term loan facility, and a $40.0 million six-year second lien term loan facility. In addition, the facilities include a $10.0 million three-year revolving credit facility. The proceeds of the credit facilities were used to repay the Company’s existing credit facilities, provide cash collateral for letters of credit, return capital to the Company’s equity investors and for general corporate purposes including development of new and advanced devices and services.

Mandatory principal prepayments are required based on net cash proceeds related to debt or equity issuances and certain dispositions, as is a mandatory prepayment of 75% of excess cash flow, determined by a defined formula. The Company must also maintain hedge agreements in order to provide interest rate protection on a minimum of 50% of the aggregate principal amounts outstanding during the first three years of the credit facilities. As a result, the Company entered into four interest rate swap agreements upon the closing of the credit facilities that ranged in duration from one to four years and collectively in July 2006 provided interest rate protection on $170.0 million (see Note 2).

The First and Second Lien Credit Agreements require the Company to abide by various covenants primarily related to limitations on liens, indebtedness, sales of assets, investments, dispositions, distributions to members, transactions with affiliates and certain financial covenants with respect to its consolidated leverage ratio on a quarterly basis. The Company was compliant with all covenants required by the First and Second Lien Credit

Iridium Holdings LLC

Notes to Consolidated Financial Statements

Agreements during the nine months ended September 30, 2008. Substantially all of the Company’s assets are pledged as collateral for the facilities.

$10.0 million First Lien Revolving Credit Facility

The proceeds of the revolving credit facility may be used for general corporate purposes of the Company. The revolving credit facility matures on July 27, 2009. The Company paid an up-front fee of 2% on the revolving facility ($0.2 million) and pays an annual unused facility fee of 0.5% on the available balance of the commitment on a quarterly basis. As of September 30, 2008, the Company had not drawn any amounts under the revolving credit facility. Not withstanding the Company’s rights to access the credit facility, the Company may be subject to counterparty risk associated with future access to the credit facility, as the counterparty to the credit facility (Lehman Brothers) filed for bankruptcy in calendar 2008.

$98.0 million First Lien Tranche A Term Loan

The Tranche A term loan matures on June 30, 2010, and requires quarterly principal payment amounts ranging from $2.25 million to $9.75 million. Quarterly interest payments are also made. The Company elected the Eurodollar base interest rate, which, including the applicable margin of 4.25%, was 7.05% and 9.24% at September 30, 2008 and December 31, 2007, respectively. The Company can prepay the First Lien Tranche A term loan in its entirety for par. At September 30, 2008, the outstanding principal balance was $60.5 million.

$62.0 million First Lien Tranche B Term Loan

The Tranche B term loan matures on July 27, 2011, and requires quarterly principal payment amounts starting on September 30, 2010 in the amount of $14.9 million. Quarterly interest payments are also made. The Company elected the Eurodollar base interest rate, which including the applicable margin of 4.25%, was 7.05% and 9.24% at September 30, 2008 and December 31, 2007, respectively. The Company can prepay the First Lien Tranche B term loan in its entirety at par. At September 30, 2008 the outstanding balance was $59.7 million.

$40.0 million Second Lien Term Loan

The Second Lien term loan matures on July 27, 2012, at which time the entire $40.0 million principal amount is due. The Company elected the Eurodollar base interest rate, which including the applicable margin of 8.25%, was 11.05% and 13.24% at September 30, 2008 and December 31, 2007 respectively. The Company is required to make quarterly interest payments.

The Second Lien term loan can be prepaid in its entirety at 101% through July 27, 2009 and at par thereafter. At September 30, 2008, the outstanding balance was $40.0 million.

8.     Motorola Note Agreement

On December 11, 2000, the Company entered into a Senior Subordinated Term Loan Agreement (the Note Agreement), pursuant to which the Company borrowed $30 million from Motorola, as evidenced by a senior subordinated term note (the Motorola Note) dated December 11, 2000. The principal amount of, and all interest accrued on, the Motorola Note, was paid in full on May 27, 2005. However, as detailed below, certain payment obligations survive this repayment.

Under the Note Agreement, the Company is required to pay Motorola a commitment fee of $5.0 million upon the earlier of December 11, 2010, or the occurrence of a trigger event. A trigger event is defined as any change of control specified therein, an initial public offering by the Company, or a sale of all or a material portion of the assets of the Company. The Company is accruing the commitment fee through December 2010 using the effective-interest method.

Iridium Holdings LLC

Notes to Consolidated Financial Statements

As of September 30, 2008 and December 31, 2007 the Company’s liability approximated $3.8 million and $3.5 million, respectively, and is included in the Motorola payable (see Note 4) in the accompanying consolidated balance sheets.

Additionally, in the event of a “distribution event”, defined in the Note Agreement as a dividend or other distribution (in the form of cash or otherwise), acquisition for value, or an initial public or secondary offering, in each case relating to equity interests in Parent, Satellite is required to pay Motorola a loan success fee equal to the amount that a holder of Class B units in the Parent representing 5% of the total number of issued and outstanding units (both Class A and B) would have received in the distribution event.

Finally, in addition to the above obligations, upon the first to occur of a change of control as specified in the Note Agreement or the sale of all or a material portion of the assets of Parent or Satellite, Satellite is required to pay an amount equal to the lesser of (i) the value of the consideration that a holder of Class B units in the Parent representing 5% of the total number of issued and outstanding units (both Class A and B) would have received in the transaction and (ii) an amount to be determined based on a multiple of earnings before interest, taxes, depreciation, and amortization less the amount of the $5.0 million commitment fee discussed above which has been or is being paid concurrently.

9.     Commitments and Contingencies

From time to time, the Company is involved in various litigation matters involving ordinary and routine claims incidental to its business. Management currently believes that the outcome of these proceedings, either individually or in the aggregate, will not have a material adverse effect on the Company’s business, results of operations or financial condition. The Company is involved in certain litigation matters as discussed below.

The Company, a director, and a former officer were named as defendants in a lawsuit commenced in 2007 by a former member of the Company’s Board of Directors (Plaintiff). The lawsuit alleges, among other things, defamation and tortuous interference with the Plaintiff’s economic/business relationship with his principal, an investor in the Company. These actions seek compensatory and other damages, and costs and expenses associated with the litigation. Management believes that the lawsuit is without merit, although no assurance can be given in this regard, or as to what relief, if any, might be granted if the Plaintiff were to be successful in this lawsuit.

Operating Leases

Future minimum lease payments, by year and in the aggregate, under noncancelable operating leases with remaining terms of one year or more at September 30, 2008, are as follows (in thousands):

Operating Leases
Remainder of 2008	$460
2009	1,763
2010	1,930
2011	1,973
2012	2,011
Thereafter	3,704
$11,841

Rental Expense for the nine months ended September 30, 2008 and September 30, 2007 was $1.1 million and $1.0 million, respectively. In September 2008 the Company commenced the lease of a new corporate facility in Tempe, Arizona.  The facility will be used primarily for administrative purposes and is approximately 25,500 square feet.  The lease term will expire in March 2016.

Iridium Holdings LLC

Notes to Consolidated Financial Statements

Iridium NEXT

The Company has selected two contractors to participate in the final phase of its procurement process for the company’s next-generation satellite constellation, Iridium NEXT.  This final phase is expected to end with the Company awarding a full-scale development agreement for Iridium NEXT to one prime contractor by mid-2009. The contractor not selected as the prime contractor will be paid a bonus payment if they have successfully completed all milestones and deliverables required in this phase.  The potential bonus payments range from $0 to $10 million.  As of September 30, 2008 the Company has accrued $0.9 million in connection with this potential bonus payment.

10.   Members’ Equity in Parent

Classes of Membership Units

Pursuant to the Amended and Restated Limited Liability Company Agreement, as amended (LLC Agreement), the members’ interests in the Parent are divided into Class A and Class B units. There are 1,083,872 Class A Units outstanding and 518,012 Class B units outstanding at September 30, 2008. During the nine months ended September 30, 2008 the Company issued 62,803 Class B units. The Class B units were issued in exchange for certain profits interest awards that were held by key executives and members of the board of directors. The exchange resulted in canceling the majority of outstanding profits interest awards and the issuance of Class B units in return. The economic interest of the canceled profits interest awards are consistent with the replacement Class B units.  The exchange resulted in the reclassification of approximately $1.9 million of the profits interest liability to additional paid-in capital. The weighted average outstanding service period for these awards was 2 years at September 30, 2008.

The Company made a distribution of $3.0 million in March 2008 and $2.8 million in April 2008 to Class A and B members

11.   Geographic Information

Revenue by geographic area for the nine months ended September 30:

	2008	2007
	(In Thousands)
United States	$134,511	$91,547
Canada	28,775	32,747
France	18,645	23,016
Other Countries (1)	62,261	46,298
	$244,192	$193,608

(1)	No other country represents more than 10% of our revenue for any of the periods indicated.

Revenues are attributed to geographic area based on the billing location of the customer.  The Company does not bare foreign exchange risk on sales, as invoices are denominated in United States dollar.

Net property and equipment by geographic area:

	September 30, 2008	December 31, 2007
	(In Thousands)
United States	$42,810	$38,486
Unallocated	17,522	20,087
All others	1,495	1,386
	$61,827	$59,959

Iridium Holdings LLC

Notes to Consolidated Financial Statements

Unallocated net property and equipment consists of satellites in orbit and equipment in international waters.

12.   Indemnification Agreement

Satellite, Boeing, Motorola, and the U.S. government entered into an agreement effective December 5, 2000 that provided, among other things, the following: (i) Satellite agrees to maintain satellite liability insurance (see Notes 4 and 5), (ii) Boeing agrees to maintain aviation and space liability insurance, (iii) Motorola agrees to maintain an Aviation Products—Completed Operations Liability Insurance policy, and (iv) the U.S. government may, in its sole discretion, require Satellite, Boeing or either of them to immediately de-orbit the Iridium satellites at no expense to the U.S. government in the event of (a) Satellite’s failure to pay insurance premiums or maintain insurance, (b) its bankruptcy, (c) its sale or the sale of any major asset in the satellite system, (d) replacing Boeing as the operator of the satellite system, (e) its failure to make certain notifications required by the agreement or (f) at any time after June 5, 2009, unless extended by the U.S. government.  Management does not believe the U.S. government will exercise this right.  As a result, management believes the likelihood of any future cash outflows associated with the mass de-orbit obligation to be remote.

13.   Subsequent Events

Amendment to Credit Lien Facilities

On October 17, 2008, the Company entered into Amendment No. 1 to the first lien credit facility (First Lien Amendment) and Amendment No. 1 to the second lien credit facility (Second Lien Amendment). The First Lien Amendment and Second Lien Amendment included the consent of the respective lenders to the issuance of the Note (see Note 3).

Pursuant to the First Lien Amendment, the Company and its requisite lenders agreed to, among other things: (i) increase the applicable margin for Eurodollar loans by 75 basis points to 5%; (ii) increase permitted capital expenditures for 2008 and 2009; (iii) permit distributions of up to $37.9 million to the members of the Company in 2008; (iv) require the Company to prepay $80.0 million of the outstanding balance if the Acquisition is consummated and $15.0 million if the Acquisition is not consummated by June 29, 2009; and (v) to amend the definition of “Change of Control” to apply to the post-Acquisition public company.  Upon the execution of the First Lien Amendment, the Company prepaid $22.0 million of its outstanding balance under the first lien credit facility.

Pursuant to the Second Lien Amendment, the Company and its requisite lenders agreed to, among other things: (i) increase the applicable margin for Eurodollar loans by 75 basis points to 9%; (ii) increase permitted capital expenditures for 2008 and 2009; (iii) permit distributions of up to $37.9 million to the members of the Company in 2008; and (iv) amend the definition of “Change of Control” to apply to the post-Acquisition public company.

Distributions

The Company made a distribution of $34.9 million in November 2008 to Class A and Class B members.  As a result of this distribution, the Company paid Motorola a $1.9 million loan success fee as required under the Motorola Note Agreement.

Annex A

Execution Version

TRANSACTION AGREEMENT

dated as of

September 22, 2008

among

IRIDIUM HOLDINGS LLC,

GHL ACQUISITION CORP.

and

SELLERS
listed on the signature pages hereof

i

ii

Exhibits and Schedules:
Exhibit A – Each Seller’s Cash Pro Rata Share and Stock Pro Rata Share
Exhibit B – Form of Amended and Restated Parent Certificate of Incorporation
Exhibit C – Form of Limited Power of Attorney
Exhibit D – Form of Registration Rights Agreement
Exhibit E – Form of Pledge Agreement

iii

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”) dated as of September 22, 2008 among Iridium Holdings LLC, a Delaware limited liability company (the “Company”), GHL Acquisition Corp., a Delaware corporation (“Parent”), and each of the sellers whose name appears on the signature page hereto (each of the foregoing, a “Seller”, and collectively, the “Sellers”).

W I T N E S S E T H:

WHEREAS, Sellers own, directly or indirectly, all of the issued and outstanding Units (as defined in the Company LLC Agreement) of the Company; and

WHEREAS, Parent desires to purchase, directly or indirectly, the Units.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Accounting Referee” means a nationally recognized accounting firm, mutually acceptable to the Parent Committee and to Sellers’ Committee, chosen to decide any disagreement of the parties to this Agreement with respect to any Tax or accounting matters. The fees and expenses of the Accounting Referee shall be allocated by the Accounting Referee between the parties to any disagreement based on the principle that such amounts shall be borne by the party whose determination differs from the Accounting Referee’s ultimate determination by the greater amount.

“Additional Share” means, for each Seller, the percentage set forth next to its name on Exhibit A.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Aggregate Cash Consideration” means $77.1 million, plus the Special Tax Distribution Shortfall, if any.

“Aggregate Consideration” means the Aggregate Cash Consideration and the Aggregate Stock Consideration.

“Aggregate Stock Consideration" means (i) with respect to the Sellers (other than the Greenhill Noteholder), 36,000,000 shares of Parent Stock and (ii) with respect to the Greenhill Noteholder, assuming the Convertible Note has been issued prior to the Closing and is being

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converted in connection therewith, 2,290,000 shares of Parent Stock in accordance with Section 6.08.

“Average Stock Price” means, as of the date of any determination, the volume-weighted average per share trading price of the Parent Stock over the 10 consecutive trading days immediately preceding the date of such determination.

“Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007.

“Balance Sheet Date” means December 31, 2007.

“Baralonco Blocker Seller” means the Seller of the shares of Baralonco Blocker.

“Blocker Entities” means Syncom-Iridium Holdings Corporation (“Syncom Blocker”) and Baralonco N.V. (“Baralonco Blocker”), and each of them, a “Blocker Entity”.

“Blocker Seller” means a Syncom Blocker Seller and/or the Baralonco Blocker Seller.

“Blocker Shares” means all shares of capital stock or other equity interests in any Blocker Entity.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash Available for Distribution” means, in the case of a Blocker Entity at any time, the excess of any cash or cash equivalents held by such Blocker Entity over all liabilities that would be properly reflected on a balance sheet of such Blocker Entity at such time prepared in accordance with GAAP.

“Cash Pro-Rata Share” means, with respect to each Seller, the percentage set forth next to such Seller’s name on Exhibit A, as the same may be amended upon the agreement of the Sellers who are affected by such amendment (without consent of Parent) prior to the occurrence of Special Tax Distribution that results in a Special Tax Distribution Shortfall.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986.

“Communication Laws” means the Communications Act of 1934 and the orders, decisions, notices and policies promulgated by the FCC pursuant thereto, all as may be amended from time to time.

“Company Intellectual Property Rights” means the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Iridium Holdings LLC as in effect on the date hereof.

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“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under or to consummate the transactions contemplated by this Agreement; except any such effect resulting from or arising in connection with: (A) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability (other than any effect resulting from breach of representations and warranties set forth in Sections 3.04, 3.16(b), 3.18 and 4.03), (B) changes in the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates, (C) changes in Law, GAAP or accounting standards or the interpretation thereof, or changes in general legal, regulatory or political conditions, (D) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (E) earthquakes, hurricanes, tornados or other natural disasters, (F) any failure, in and of itself, to meet any internal or public projections, forecasts or estimates of revenue, capital expenditures or earnings or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof; provided that the underlying causes of any such failure or issuance may be taken into consideration in determining whether such material adverse effect has occurred, or (G) changes affecting the industries generally in which the Company or its Subsidiaries conduct business, except to the extent, in the case of clauses (B), (C), (D), (E) and (G), the Company and its Subsidiaries, taken as a whole, are disproportionately affected compared to other companies in the same industry.

“Company Technology” means any computer software (whether in object code or source code form), firmware, middleware, development tools, and all associated documentation owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries.

“Convertible Note” means the Convertible Subordinated Promissory Note of the Company attached as Exhibit A to the Note Purchase Agreement.

“Damages” means any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto).

“Environmental Laws” means any Law or any legally binding agreement with any Governmental Authority or other third party, relating to the protection of the environment, or to the discharge, release, use, recycling, labeling, treatment, storage, disposal or handling of any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, chemicals, wastes or materials or, to the extent relating to exposure to any such substances, chemicals, wastes or materials, to human health and safety.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, registrations and other similar authorizations of Governmental Authorities required by

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Environmental Laws for the current conduct of the business of the Company or any of its Subsidiaries.

“Equity Interests” means the Interests and the Blocker Shares, and each of them, an “Equity Interest”.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any Person means any other Person that, together with such Person, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“FCC” means the Federal Communications Commission of the United States of America, including its bureaus, offices and divisions, or any Governmental Authority succeeding to the functions of such commission in whole or in part.

“FCC Consent” means any order of the FCC granting in all material respects any application filed with the FCC (including the FCC Consent Application) without the imposition of any conditions that would reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

“FCC Consent Application” means any application, petition, motion, request or other filing with the FCC for its consent to the transactions contemplated hereby with respect to any FCC License or pending application therefor (including any petition, request or other application to the FCC to approve, if necessary, aggregate foreign ownership in the Company in excess of 25%).

“FCC Licenses” means the FCC licenses for the satellite space stations and earth stations, and any other licenses, permits or other authorizations (including those for special temporary authority under the Communications Laws) issued to the Company or any Subsidiary of the Company by, or pending before, the FCC in connection with the operation or planned operation of the Company’s and its Subsidiaries’ business, including any operational requirements contained in such licenses or other authorizations.

“Foreign Permits” means all licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and other rights issued by any non-United States Governmental Authority to the Company or any Subsidiary of the Company currently in effect and used or useful in connection with the operation or planned operation of the Company’s and its Subsidiaries’ business, including any operational requirements contained in such licenses or other authorizations.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis; provided, however, that with respect to any references to the financial statements of Baralonco Blocker for periods commencing on or after January 1, 1990, GAAP shall mean International Auditing Standards issued by the International Federation of Accountants.

4

“Governmental Authority” means any court, administrative agency or commission or other federal, state, local or foreign governmental or regulatory authority, agency, body, instrumentality or official.

“Greenhill Noteholder” means Greenhill & Co. Europe Holdings Limited.

“Hazardous Substances” means any pollutant, contaminant or waste or any toxic, radioactive, ignitable, corrosive or reactive substance, waste, chemical or material, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos or asbestos-containing materials and any substance, waste or material regulated as hazardous, toxic or any other term of similar import under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Initial Business Combination” has the meaning set forth in the Parent Certificate of Incorporation.

“Intellectual Property Rights” means all worldwide (i) inventions, whether or not patentable; (ii) patents and patent applications; (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith; (iv) rights of publicity and other rights to use the names and likeness of individuals; (v) copyrights and related rights, whether or not registered; (vi) mask works; (vii) computer software, data, databases, files, and documentation and other materials related thereto; (viii) trade secrets and confidential, technical and business information; (ix) all rights therein provided by bilateral or international treaties or conventions; and (x) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Interests” means the Class A Units and the Class B Units (as defined in the Company LLC Agreement).

“IPO” means the initial public offering of Parent, effected on February 21, 2008.

“IPO Shares” means the shares of Parent Stock issued in the IPO.

“ITAR” means the International Traffic in Arms Regulation, 22 CFR Parts 120-130.

“knowledge” of any Person that is not an individual means the knowledge of such Person’s senior officers after reasonable inquiry of the senior officer with primary responsibility for the matter in question.

“Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

5

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that either the Company or one of its Subsidiaries has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Majority Interest” means, in the case of a group of Sellers, Sellers holding (directly or indirectly) Interests having a majority of the voting power of the Interests that may be voted on matters before the members of the Company under the Company LLC Agreement immediately prior to the closing of the transactions to be consummated on the Closing Date.

“Member” means any Person owning Interests.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Note Purchase Agreement” means the Purchase Agreement dated as of the date hereof between the Company and the Greenhill Noteholder.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any Subsidiary of the Company.

“Parent Balance Sheet” means the audited consolidated balance sheet of Parent as of February 21, 2008.

“Parent Balance Sheet Date” means February 21, 2008.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent.

“Parent Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to perform its obligations under or to consummate the transactions contemplated by this Agreement; except any such effect resulting from or arising in connection with: (A) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability (other than any effect resulting from the breach of representations and warranties set forth in Section 5.04), (B) changes in the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates, (C) changes in Law, GAAP or accounting standards or the interpretation thereof, or changes in general legal,

6

regulatory or political conditions, (D) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (E) earthquakes, hurricanes, tornados or other natural disasters, (F) any failure, in and of itself, to meet any internal or public projections, forecasts or estimates of revenue, capital expenditures or earnings or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof; provided that the underlying causes of any such failure or issuance may be taken into consideration in determining whether such material adverse effect has occurred, or (G) changes affecting the industries generally in which Parent and its Subsidiaries conduct their business, except to the extent, in the case of clauses (B), (C), (D), (E) and (G), Parent and its Subsidiaries, taken as a whole, are disproportionately affected compared to other companies in the same industry.

“Parent Ownership Tax Period” means any 2008-10 Pre-Closing Tax Period for which the corresponding Tax Return has not been filed prior to the Closing Date.

“Parent Plan” means the long-term equity incentive plan for Company’s officers, directors, employees and consultants to be agreed upon by the Company and Parent prior to the Closing Date, and as approved and adopted by the stockholders of Parent.

“Parent SEC Documents” means all of Parent’s reports, statements, schedules and registration statements filed with the SEC.

“Parent Stock” means the common stock, $0.001 par value, of Parent.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Blocker Tax Return” means any Tax Return of any Blocker Entity with respect to any Pre-Closing Tax Period that has not been filed prior to the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Tax Liability” means a liability for any Tax imposed upon a Blocker Entity for any Pre-Closing Tax Period. In the case of a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (y) in the case of any Taxes based upon or related to gross income, net income, gross receipts, sales receipts, or use receipts (“Revenue Taxes”), be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date, and (z) in the case of any Tax other than a Revenue Tax, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period. Pre- Closing Tax Liability shall not include any liability for any federal, state or local income Tax (other than any branch profits tax) imposed upon a Blocker Entity by reason of (i) the treatment of a distribution by the Company of such Blocker Entity’s share of the proceeds of the Convertible Note as a sale of a portion of such Blocker Entity’s Interests or (ii) any excess on or

7

after the Closing Date of (A) such Blocker Entity’s share (as determined under Section 752 and applicable regulations thereunder) of the liabilities of the Company over (B) such Blocker Entity’s adjusted tax basis in its Interests.

“2008-10 Pre-Closing Tax Periods” means all Pre-Closing Tax Periods ending after December 31, 2007 that are not Parent Ownership Tax Periods.

“Public Stockholder” means each holder of IPO Shares.

“Purchased Shares” means the shares of Parent Stock to be acquired by the Sellers hereunder.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002. “SEC” means the Securities and Exchange Commission.

“Sellers’ Committee” means a committee consisting of a designee appointed by the Baralonco Blocker, whose designee shall initially be Steven B. Pfeiffer, and a designee appointed by the Syncom Blocker and Syndicated Communications Inc., whose designee shall initially be Terry L. Jones.

“Senior Loan Facilities” mean (i) the First Lien Credit Agreement between the Company, Iridium Satellite LLC and the other parties named therein dated as of July 27, 2007 and (ii) the Second Lien Credit Agreement between the Company, Iridium Satellite LLC and the other parties named therein dated as of July 27, 2006.

“Special Tax Distribution Shortfall” means that amount equal to the difference between $37,900,000 and the sum of (x) Special Tax Distributions, to the extent such distributions have been paid or declared on or prior to the Closing and (y) any payments and expenses incurred in connection with such Special Tax Distributions (including consent fees and other fees payable to the lenders under the Senior Loan Facilities in connection with any consents or waivers under such Senior Loan Facilities obtained on or after the date hereof).

“Stock Buyer” means any Seller acquiring any of the Purchased Shares.

“Stock Pro-Rata Share” Stock Pro-Rata Share" means (i) with respect to each Seller (other than the Greenhill Noteholder), the percentage set forth next to such Seller's name on Exhibit A and (ii) with respect to the Greenhill Noteholder, assuming the Convertible Note has been issued prior to the Closing and is being converted in connection therewith, the number of shares of Parent Stock set forth opposite the Greenhill Noteholder's name on Exhibit A.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person. For purposes of this Agreement, each of Iridium Carrier Holdings LLC (“Carrier Holdings”), Iridium Carrier Services LLC (“Carrier Services”), Iridium Satellite, LLC (“Iridium Satellite”) and Iridium Constellation, LLC (“Iridium Constellation”) shall be considered a Subsidiary of the Company.

8

“Syncom Blocker Seller” means the Seller of the shares of Syncom Blocker.

“Tax” means (i) any and all federal, state, provincial, local, foreign and other tax, levy, fee, impost, duty or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (a “Tax Authority”), and any liability for any of the foregoing as transferee and (ii) in the case of Parent, the Company, any Subsidiary of the Company, or any Blocker Entity, any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Pledge Agreement and any and all other agreements and documents required to be delivered by any party hereto prior to or at the Closing pursuant to the terms of this Agreement.

“Trust Account” means the trust account established by Parent in connection with the consummation of the IPO and into which Parent deposited a designated portion of the net proceeds from the IPO.

“Trust Agreement” means the agreement pursuant to which Parent has established the Trust Account.

(b)  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Allocation	2.03
Baralonco Release Date	10.02
Blocker Entity Securities	4.07(b)(ii)
Blocker Settlement Date	10.02
Capex/R&D Budget	6.01
Closing	2.02
Company	Preamble
Company Disclosure Schedule	Article 3
Company Securities	3.05(b)
Confidentiality Agreement	6.02(a)
Contribution	6.05
Costs	8.09(c)
Employee Plans	3.23(a)
End Date	11.01(b)(i)
Exon-Florio Amendment	8.14(a)
Foreign Applications	8.14(c)
Indemnified Party	10.03
Indemnifying Party	10.03
Initial Business Combination	5.01

9

International Plan	3.23(l)
Organizational Documents	5.01
Parent	Preamble
Parent Board Recommendation	5.02(c)
Parent Committee	8.11
Parent Contracts	5.18(a)
Parent Disclosure Schedule	Article 5
Parent Indemnified Parties	10.02
Parent Plan Grant	7.03
Parent Proxy Statement	5.09
Parent Stockholder Approval	5.02(b)
Parent Stockholder Meeting	5.02(b)
Parent Warrant	5.05(a)
Permits	3.18
Permitted Liens	3.15(a)(iii)
Pledge Agreement	9.02(c)
Pro Rata Share of Tax Benefit Payments	2.04(a)
Registration Rights Agreement	9.02(b)
Section 754 Election	2.04(b)
Seller	Preamble
Sellers	Preamble
Special Tax Distribution	6.01(b)
Subsidiary Securities	2.04(b)
Tax Payment Date	2.04(a)
Tax Returns	2.04(b)
Transfer Taxes	2.04(b)
Units	Preamble
WARN	2.04(b)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to a statute shall be to such statute, as amended

10

from time to time, and to the rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell to Parent, and Parent agrees to purchase from such Seller, at the Closing, all Equity Interests held by such Seller as set forth opposite such Seller’s name on Schedule 2.01. The aggregate purchase price for the Equity Interests is the Aggregate Consideration, which shall be paid as provided in Section 2.02.

Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Equity Interests hereunder shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as possible, but in no event later than 5 Business Days, after satisfaction of the conditions set forth in Article 9, or at such other time or place as Parent and the Company may agree. At the Closing:

(a)  Except as provided in Section 2.02(b), Parent shall deliver to each Seller (i) its Stock Pro-Rata Share of the Aggregate Stock Consideration, which, at Parent’s option, shall be in stock certificates or uncertificated book-entry form, and (ii) its Cash Pro-Rata Share of the Aggregate Cash Consideration in immediately available funds by wire transfer to an account of such Seller with a bank designated by such Seller, by notice to Parent, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of such Seller in such amount).

(b)  Parent shall retain, as contemplated by the Pledge Agreement, the certificates representing shares of Parent Stock otherwise deliverable to the Sellers of the Blocker Shares, all as set forth on Schedule 2.02.

(c)  Each Seller shall deliver to Parent certificates (if any) for its Equity Interests duly endorsed or accompanied by stock powers duly endorsed in blank (or other similar instruments as appropriate), with any required transfer stamps affixed thereto or shall otherwise execute such documents and instruments as may be necessary or useful to transfer such Seller’s Equity Interests to Parent.

Section 2.03. Purchase Price Allocation. Parent shall allocate for federal income tax purposes the Aggregate Consideration paid for the Interests in accordance with Section 755 of the Code and applicable Treasury Regulations thereunder. The Sellers’ Committee shall review such Allocation and provide any objections to Parent within 30 days after the receipt thereof. If the Sellers’ Committee raises any objection to the Allocation, the parties will negotiate in good faith to resolve such objection(s). If the Sellers’ Committee and Parent are unable to agree on the Allocation within 15 days after the Sellers’ Committee raises

11

such objections, they shall request the Accounting Referee, to decide any disputed items. Parent and the Sellers’ Committee shall cooperate in the filing of any forms (including, e.g., Form 8308 and compliance with Treas. Reg. 1.743-1(k), as applicable) with respect to the Allocation.

Section 2.04. Tax Benefits Payment. (a) In addition to the Aggregate Consideration but subject to Section 2.04(b), Parent agrees to pay to each Seller (other than the Sellers of Blocker Shares) an amount in cash equal to such Seller’s allocable portion as set forth in Schedule 2.04 of an aggregate of $30 million (the “Pro-Rata Share of Tax Benefit Payments”) on the date which is 90 days after the Closing Date (the “Tax Payment Date”).

(b)  Parent’s obligation to make the payments pursuant to Section 2.04(a) shall be subject to the Company having in effect a valid election under Section 754 of the Code with respect to the Company’s taxable year in which the Closing occurs (the “Section 754 Election”).

(c)  Under this Section 2.04, any cash payments by Parent shall be made in immediately available funds by wire transfer to an account of a Seller with a bank designated by such Seller, by notice to Parent, which notice shall be delivered not later than two Business Days prior to the Tax Payment Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of such Seller in an amount equal to such Seller’s Pro-Rata Share of Tax Benefit Payments).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule (with reference to the section or subsection of this Agreement to which the information stated in such disclosure schedule relates; provided that any fact, matter or condition disclosed in any section or subsection of such disclosure schedule in such a way as to make its relevance to another section or subsection of such disclosure schedule that relates to a representation or representations made elsewhere in Article 3 of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as of the date hereof and as of the Closing Date that:

Section 3.01. Existence and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The Company is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the organizational documents of the Company as currently in effect.

Section 3.02. Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transactions Documents to which it is party and the consummation of the transactions contemplated hereby and thereby are within the Company’s

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powers and have been duly authorized by all necessary action on the part of the Company and the Members. This Agreement and the other Transactions Documents to which it is party constitutes, and will constitute when executed, and assuming the due authorization, execution and delivery hereof and thereof by Parent, valid and binding agreements of the Company.

Section 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transactions Documents to which it is party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) FCC Consent with respect to the FCC Consent Application, (iii) any notices required to be given to U.S. security agencies under network security understandings, (iv) the consents and approvals set forth on Schedule 3.03 and (v) such actions or filings, if not made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.04. Noncontravention. The execution, delivery and performance by the Company of this Agreement and the other Transactions Documents to which it is party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of the Company or any Subsidiary of the Company, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any Subsidiary of the Company or (iv) result in the creation or imposition of any Lien on any material asset of the Company or any Subsidiary of the Company, except for such violations, consents, actions, defaults, rights, breaches, conflicts, terminations, cancellations, impositions, modifications or accelerations referred to in clauses (ii), (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05. Capitalization.  (a)  The capitalization of the Company consists of the Interests set forth on Schedule 3.05(a).

(b) All Interests have been duly authorized and validly issued and are fully paid and non assessable. Except as set forth in Schedule 3.05, there are no outstanding (i) units of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for units of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Sections 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.06. Ownership of Interests. All of the Interests are owned by the Members in the respective amounts set forth in Schedule 3.06.

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Section 3.07. Subsidiaries.  (a)  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign limited liability company or corporation and is in good standing in each jurisdiction where such qualification is necessary, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are identified on Schedule 3.07.

(b) All of the outstanding capital stock or other voting securities of each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any Subsidiary of the Company, or other obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company (the items in Sections 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.08. Financial Statements. (a) The audited consolidated balance sheets as of December 31, 2005, 2006 and 2007 and the related audited consolidated statements of income and cash flows for each of the years ended December 31, 2005, 2006 and 2007 of the Company and its Subsidiaries fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b) The unaudited consolidated balance sheets as of June 30, 2008 and the related unaudited consolidated statements of income and cash flows for the period ending thereon of the Company and its Subsidiaries fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto (if any) and subject to normal year-end adjustments in amounts consistent with past experience and the absence of footnotes), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the period then ended.

Section 3.09. Absence of Certain Changes. Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)  any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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(b)  any amendment of the Company LLC Agreement, the articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company or any Subsidiary of the Company;

(c)  any splitting, combination or reclassification of any Interests or shares of capital stock of any Subsidiary of the Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any Subsidiary of the Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;

(d)  (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any units of any Company Securities or Subsidiary Securities, other than the issuance of Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amendment of any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(e)  any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company or any Subsidiary of the Company of any material assets, securities, material properties or businesses, other than in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice;

(f)  any sale, lease or other transfer, or creation or incurrence of any Lien (other than Permitted Liens) on, any material assets, securities, material properties or businesses of the Company or any Subsidiary of the Company, other than in the ordinary course of business consistent with past practice;

(g)  the making by the Company or any Subsidiary of the Company of any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h)  the creation, incurrence, assumption or sufferance to exist by the Company or any Subsidiary of the Company of any indebtedness for borrowed money or guarantees thereof other than under the Senior Loan Facilities and the Convertible Note;

(i)  any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(j)  the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any Subsidiary of the Company or any of their respective Affiliates or any successor thereto or that would reasonably be expected to, after the Closing Date, limit or restrict in any material respect the Company, any Subsidiary of the Company, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or, except in the ordinary course of business consistent with past practice, waiver, release or assignment of any material rights, claims or benefits of the Company or any Subsidiary of the Company;

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(k)  except as required by Law or any Employee Plan, (i) the grant or increase of any severance or termination pay to (or amend any existing arrangement with) any director or officer of the Company or any Subsidiary of the Company, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements in respect of any director or officer of the Company or any Subsidiary of the Company, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director or officer of the Company or any Subsidiary of the Company, (iv) the establishment, adoption or amendment of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or officer of the Company or any Subsidiary of the Company or (v) any increase in compensation, bonus or other benefits payable to any director or officer of the Company or any Subsidiary of the Company, in each case, other than in the ordinary course of business consistent with past practice;

(l)  any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary of the Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(m)  any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP as agreed to by its independent public accountants; or

(n)  any settlement, or offer or proposal to settle, of (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any Subsidiary of the Company before any arbitrator or Governmental Authority or (ii) any litigation, arbitration or proceeding that relates to the transactions contemplated hereby before any arbitrator or Governmental Authority.

(o)  any material restrictions or limitations imposed on the FCC Licenses or Foreign Permits, or any revocation, non-renewal, suspension or adverse modification of a material FCC License or a material Foreign Permit.

Section 3.10. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a)  liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

(b)  liabilities set forth in Schedule 3.10; and

(c)  other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.11. Intercompany Accounts. Schedule 3.11 contains a complete list of all intercompany balances as of the Balance Sheet Date between each Member and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand. Since the Balance Sheet Date there has not been any accrual of liability by the Company or any Subsidiary of the Company to any Member or any of its Affiliates or other transaction between the

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Company or any Subsidiary of the Company and any Member and any of its Affiliates, except with respect to the period prior to the date of this Agreement, in the ordinary course of business of the Company and its Subsidiaries consistent with past practice, and thereafter, as provided in Schedule 3.11.

Section 3.12. Material Contracts. (a) As of the date hereof, neither the Company nor any Subsidiary of the Company is a party to or bound by:

(i)  any lease (whether of real or personal property) providing for annual rentals of $500,000 or more;

(ii)  any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $1,000,000 or more or (B) aggregate remaining payments by the Company and its Subsidiaries of $5,000,000 or more;

(iii)  any sales, distribution, dealer, sales representative, marketing, license or other similar agreement providing for the sale by the Company or any Subsidiary of the Company of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company and its Subsidiaries of 1,000,000 or more or (B) aggregate remaining payments to the Company and its Subsidiaries of $5,000,000 or more;

(iv)  any partnership, joint venture or other similar agreement or arrangement;

(v)  any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)  any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $5,000,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 6.01;

(vii)  any option, franchise or similar agreement;

(viii)  any agreement that limits the freedom of the Company or any Subsidiary of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company, Parent or any of their respective Subsidiaries and Affiliates after the Closing Date (excluding an Employee Plan); or

(ix)  any agreement with (A) any Member or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Member (if not an individual) or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Member or any of its Affiliates or (D) any director or officer of the Company, any Subsidiary of the

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Company, any Member (if not an individual) or any of their respective Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer.

(b)  Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary of the Company or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Parent.

Section 3.13. Litigation. There is no material action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any arbitrator or any Governmental Authority.

Section 3.14. Compliance with Laws and Court Orders. Except for such failures to comply, and notices, actions and assertions concerning such failures to comply, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse impact on the ability of the Company or any of its Subsidiaries to consummate the transaction contemplated by this Agreement since December 31, 2004: (i) the Company and each of its Subsidiaries has conducted its business in material compliance with all Laws and (ii) no notice, action, or assertion has been received by the Company or any of its Subsidiaries or , to the knowledge of the Company, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected.

Section 3.15. Properties. (a) The Company and its Subsidiaries have good and marketable title to, or in the case of leased property and assets have valid leasehold interests in, all material property and material assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold or disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such material property or material assets is subject to any Lien, except:

    (i)  Liens disclosed on the Balance Sheet;

(ii)  Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

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(iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses (i) - (iii) of this Section 3.15(a) are, collectively, the “Permitted Liens”).

(b)  There are no developments affecting any such property or assets pending or, to the knowledge of the Company threatened, which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(d)  Except as would not reasonably be expected to have a Company Material Adverse Effect, the plants, buildings, structures and equipment owned by the Company or any Subsidiary of the Company have no defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry, are adequate and suitable for their present uses (in each case giving due account to the age and length of use of same, ordinary wear and tear excepted).

(e)  The material tangible property and material tangible assets owned or leased by the Company or any Subsidiary of the Company, or which they otherwise have the right to use, constitute all of the material tangible property and material tangible assets used or held for use in connection with the businesses of the Company or any Subsidiary of the Company and are adequate to conduct such businesses as currently conducted.

Section 3.16. Intellectual Property. (a) Schedule 3.16(a) contains a true and complete list of all registrations or applications for registration included in the Owned Intellectual Property Rights.

(b)  The Company Intellectual Property Rights constitute all of the Intellectual Property Rights necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted. There exist no material restrictions on the disclosure, use, license or transfer of any Owned Intellectual Property Rights or Company Technology owned by the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not, in and of itself, alter, encumber, impair or extinguish the rights of the Company or its Subsidiaries in any material Company Intellectual Property Rights or material Company Technology.

(c)  Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person in any material respect. Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened in writing (including invitations to take a patent license to avoid a claim of infringement) against, the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the

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Company Intellectual Property Rights or the Company Technology, (ii) alleging that the use of the Company Intellectual Property Rights or the Company Technology or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person.

(d)  No material Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all material Owned Intellectual Property Rights are valid and enforceable. The Company and its Subsidiaries hold

(i)  all right, title and interest in and to all material Owned Intellectual Property Rights and the material Company Technology owned by the Company or any of its Subsidiaries, and (ii) the right to use all material Licensed Intellectual Property Rights and the material Company Technology licensed or leased by the Company or any of its Subsidiaries, in each case free and clear of any Lien (other than Permitted Liens). The Company and its Subsidiaries have taken all reasonable actions necessary to maintain and protect their rights in all material Company Intellectual Property Rights and material Company Technology.

(e)  To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any of the material Owned Intellectual Property Rights. To the knowledge of the Company, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all material Company Intellectual Property Rights and material Company Technology the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof and no such Company Intellectual Property Rights or Company Technology has been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries or others who, in all cases, are bound by written confidentiality agreements or other obligations of confidentiality.

(f)  The Company Technology operates and performs in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted. To the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has experienced any material defects in any material Company Technology that have not been satisfactorily resolved and (ii) no Person has gained unauthorized access to any material Company Technology.

Section 3.17. Insurance Coverage. The Company has furnished to Parent a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no claim by the Company or any Subsidiary of the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. The Company and its Subsidiaries have complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since December 31, 2004 and remain in full force and effect. The

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Company does not know of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 3.18. Licenses and Permits. (a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all material licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries necessary to conduct their business in the manner in which it is currently conducted (collectively, including all FCC Licenses and Foreign Permits, the “Permits”), (ii) the Permits are valid and in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, (iii) neither the Company nor any Subsidiary of the Company is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iv) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Schedule 3.18(a) lists all of the FCC Licenses held by the Company and its Subsidiaries and describes all material pending applications filed by the Company or any Subsidiary of the Company with the FCC in connection with the operation or planned operation of the business of the Company and its Subsidiaries. Schedule 3.18(a) lists all FCC Consent Applications.

(b) Except for restrictions or conditions that appear on the face of the FCC Licenses or Foreign Permits, and except for restrictions or conditions that pertain to the FCC Licenses under generally applicable rules of the FCC, including those pertaining to satellite and common carrier radio licenses, and except as set forth in Schedule 3.18(b), to the Company’s knowledge no FCC License or Foreign Permit held by the Company or any Subsidiary of the Company is subject to any restriction or condition which would limit the operation of the Company’s and its Subsidiaries’ business as it is currently conducted. Except as set forth in Schedule 3.18(b), no proceeding, inquiry, investigation or other administrative action is pending or, to the Company’s knowledge, threatened by or before the FCC or any applicable non-United States Governmental Authority to revoke, suspend, cancel, rescind or modify any material FCC License or Foreign Permit or otherwise impair in any material respect the operation of the Company’s and its Subsidiaries’ business as it is currently conducted (other than proceedings to amend the Communications Laws or proceedings of general applicability to the satellite industry). No application, action or proceeding is pending for the renewal of any FCC License or Foreign Permit as to which any petition to deny or objection has been filed.

Section 3.19. Finders’ Fees. Except for Evercore Group LLC and Fieldstone Partners, Inc., whose fees and expenses shall be paid only pursuant to the arrangements set forth on Schedule 3.19 and will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller, Member, Blocker Entity or the Company or any Subsidiary of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

Section 3.20. Employees. Schedule 3.20 sets forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries whose annual base salary exceeds $300,000.

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Section 3.21. Labor Matters.  (a)  Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, the Company and its Subsidiaries are in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, there is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company before the National Labor Relations Board.

(b)  (A) neither the Company nor any of its Subsidiaries has effectuated either (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary thereof or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any Subsidiary thereof and (B) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar law, rule or regulation, and none of the employees of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in WARN) during the six months prior to the date hereof.

(c)  Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization.

Section 3.22. Taxes.

Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)  The Company and its Subsidiaries have each timely filed (or will timely file) all returns, reports, statements and forms required to be filed under the Code or applicable state, local or foreign Tax Laws (the “Tax Returns”) for taxable years or periods ending on or before the Closing Date, and all Tax Returns when filed were true, correct and complete in all respects;

(b)  The Company and its Subsidiaries have each timely paid (or will pay) all Taxes due for such periods and has made adequate provision in accordance with GAAP for any Taxes not yet due and payable;

(c)  The US federal and state income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2003 have each been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Law, after giving effect to extensions or waivers, has expired;

(d)  No Liens for Taxes other than Permitted Liens have been filed, and no claims or adjustments are being asserted or threatened by a Governmental Authority in writing with respect to any Taxes of the Company or its Subsidiaries;

(e)  Neither the Company nor any of its Subsidiaries is subject to any outstanding Tax audit, inquiry or assessment (and no written notice of any such event has been received);

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(f)  The Company and its Subsidiaries have each complied with all Laws relating to the payment and withholding of Taxes;

(g)  There has not been any Tax election or any change in any Tax election, change in annual tax accounting period, adoption of, or change in, any method of tax accounting, amendment of any Tax Return, filing of a claim for any Tax refund, entering into of any closing agreement, settlement of any Tax claim, audit or assessment, or surrender of any right to claim a Tax refund, offset or other reduction in Tax liability with respect to the Company or any of its Subsidiaries since the Balance Sheet Date;

(h)  There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries, nor any agreement to any extension of time with respect to a Tax assessment or deficiency, and no such waivers, consents or agreements have been requested;

(i)  Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with any Tax Authority or any other Person with regard to Taxes, including any contract providing for the allocation or sharing of Taxes;

(j)  Neither the Company nor any of its Subsidiaries has entered into, engaged in or participated in any “reportable transaction” as described in Section 1.6011-4(b) of the Treasury Regulations (or any similar provision of applicable state or local law);

(k)  No claim has been received from a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries, as the case may be, does not file Tax Returns with respect to a particular type of Tax that the Company or any of its Subsidiaries, as the case may be, may be subject to, or liable for, that particular type of Tax in that jurisdiction. Schedule 3.22(k) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable or any Tax Return is filed, by or on behalf of the Company or any of its Subsidiaries;

(l)  The Company and its Subsidiaries (other than the Subsidiaries listed on Schedule 3.22(l)) are (and have been since the date of its formation) properly classified as a partnership or a disregarded entity for U.S. federal, state and local income Tax purposes; and

(m)  Neither the Company nor any related person within the meaning of Section 197(f)(9) of the Code has held or used, at any time on or prior to August 10, 1993, any Section 197  intangible described in subparagraph (A) or (B) of Section 197(d)(1) of the Code.

Section 3.23. Employee Plans. (a) Schedule 3.23(a) contains a correct and complete list identifying each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit- sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate

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thereof and covers any employee or former employee of the Company or any Subsidiary of the Company, or with respect to which the Company or any Subsidiary of the Company has any liability (excluding International Plans). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Parent together, to the extent applicable, with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans (excluding International Plans) are referred to collectively herein as the “Employee Plans”.

(b)  None of the Company or any ERISA Affiliate thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c)  None of the Company or any ERISA Affiliate thereof contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(d)  (i) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the Company’s knowledge, there is no reason why any such determination letter should be revoked or not be reissued, (ii) each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan, and (iii) no material events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment by or against the Company of any material excise taxes under the Code.

(e)  Except as set forth in Schedule 3.23(e) or pursuant to an Employee Plan, neither the Company nor any Subsidiary of the Company has any current or projected material liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary of the Company, except as required to avoid excise tax under Section 4980B of the Code.

(f)  No prohibited transaction as defined by Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan, which transaction has or will cause the Company or any of its Subsidiaries, taken as a whole, to incur material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with any statutory or administrative exemption.

(g)  No Employee Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, is funded by a trust or subject to Section 419 or 419A of the Code.

(h)  Each Employee Plan that is subject to Section 409A of the Code has been operated in good faith compliance with the requirements of Section 409A and the guidance issued thereunder. Schedule 3.23(h) lists each Employee Plan that is an excess benefit plan, as defined in Section 3(36) of ERISA.

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(i)  With respect to each Employee Plan, there are no material restrictions on the ability of the plan sponsor to amend or terminate such Employee Plan, and the sponsor has expressly reserved in itself the right to amend, modify or terminate any such Employee Plan.

(j)  Except as disclosed on Schedule 3.23(j), no payment made as a result of, or in connection with, the transactions contemplated by this Agreement will fail to qualify for a deduction as a result of Section 280G of the Code, or be subject to tax under Section 4999 of the Code.

(k)  Schedule 3.23(l) identifies each International Plan. The Company has furnished to Parent copies of each International Plan. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable Governmental Authorities.

(l)  For purposes of this Agreement, “International Plan” means any material employee benefit plan, program or arrangement presently maintained, or contributed to, by the Company or any ERISA Affiliate thereof, for the benefit of any current or former employee thereof, including any such plan required to be maintained or contributed to by any applicable law, rule or regulation of the relevant jurisdiction, which would be an Employee Plan but for the fact that such plan is maintained outside the jurisdiction of the United States. For the avoidance of doubt, no plan maintained or administered by a Governmental Authority shall constitute an International Plan.

(m)  Except as set forth on Schedule 3.23(m), no employee or former employee of the Company or any Subsidiary of the Company will become entitled to any material bonus, retirement, severance or job security or similar benefit, or the enhancement of any such benefit (including acceleration of vesting or exercise of an incentive award), as a result of the consummation of the transactions contemplated by this Agreement.

(n)  There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company that would be prohibited under the Sarbanes-Oxley Act.

(o)  There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority that would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

Section 3.24. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no written notice, notification, demand, complaint, request for information, citation, summons or order has been received, no penalty has been assessed and no action, claim, suit, proceeding or review is pending, or to the Company’s knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or any Subsidiary of the Company and relating to or

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    arising out of any Environmental Law or relating to the actual or alleged exposure to a Hazardous Substance.

(ii)  The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(iii)  No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, to, from or under any property now or previously owned, leased or operated by the Company or any Subsidiary of the Company or any predecessor of the Company or any Subsidiary of the Company (including Iridium LLC) in a manner that would result in liability under any Environmental Law.

(b)  There has been no material written environmental investigation, study, audit, test, review or other written environmental analysis conducted of which the Company has possession or control in relation to any material portion of the current or prior business of the Company or any Subsidiary of the Company or any material property or facility now or previously owned, leased or operated by the Company or any Subsidiary of the Company which has not been delivered or otherwise made available to Parent prior to the date hereof.

Section 3.25. Disclosure Documents. The information provided by the Company for inclusion in the Parent Proxy Statement or any amendment or supplement thereto will not, at the time the Parent Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Parent and at the time the stockholders vote on adoption of this Agreement, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedule (with reference to the section or subsection of this Agreement to which the information stated in such disclosure schedule relates; provided that any fact, matter or condition disclosed in any section or subsection of such disclosure schedule in such a way as to make its relevance to another section or subsection of such disclosure schedule that relates to a representation or representations made elsewhere in Article 4 of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by the applicable Seller to Parent prior to the execution of this Agreement (as applicable, the “Seller Disclosure Schedule”), each Seller, severally and not jointly, represents and warrants to Parent as of the date hereof and as of the Closing Date solely with respect to such Seller to Parent that:

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Section 4.01. Existence and Power.  If such Seller is not an individual, such Seller is duly organized and validly existing under the Laws of its jurisdiction of organization.

Section 4.02. Authorization. The execution, delivery and performance by such Seller (if not an individual) of this Agreement, the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby are within such Seller’s powers and have been duly authorized by all necessary action on the part of such Seller. If such Seller is an individual, the execution, delivery and performance by such Seller of this Agreement, the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby requires no spousal consent. This Agreement and the other Transaction Documents to which such Seller is a party constitutes, and will constitute when executed by such Seller, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, valid and binding agreements of such Seller.

Section 4.03. Noncontravention. The execution, delivery and performance by such Seller of this Agreement, the other Transaction Documents to which it is party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of such Seller (if not an individual) or any Blocker Entity in which such Seller owns any Blocker Shares, (ii) subject to the Company obtaining any required consents or approvals from Governmental Authorities as set forth in Section 3.03, violate any Law, (iii) with or without notice, lapse of time, or both, require any consent or other action by any Person under or constitute a breach of or default under any provision of any agreement or other instrument binding on such Seller or any Blocker Entity in which such Seller owns any Blocker Shares or (iv) result in the creation or imposition of any Lien on the Units of such Seller.

Section 4.04. Ownership of Equity Interests. Such Seller is the record and beneficial owner of the Equity Interests set forth opposite its name on Schedule 4.04, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such Equity Interests) other than restrictions under applicable securities Laws and those restrictions contained in the Company LLC Agreement. By execution of this Agreement, such Seller (i) hereby consents in all respects to all of the transactions contemplated by this Agreement, the Note Purchase Agreement (including the amendment to the Company LLC Agreement contemplated thereby) and the Convertible Note and hereby waives all restrictions contained in the Company LLC Agreement or any other agreement to which such Seller is a party pertaining thereto, (ii) hereby waives any preemptive rights under the Company LLC Agreement with respect to the transactions contemplated by the Note Purchase Agreement and the Convertible Note, and (iii) hereby agrees that such Seller will cease to have any antidilution rights with respect to its Interests; provided that clause (iii) shall not apply to the Greenhill Noteholder. Except as set forth on Schedule 4.04, none of such Equity Interests is subject to any voting trust or other agreement or arrangement with respect to the voting thereof. Except for Equity Interests listed on Schedule 4.04, such Seller does not own any other Equity Interests.

Section 4.05. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of such Seller threatened in writing against or affecting, such Seller or any Blocker Entity in which such Seller owns any Blocker Shares, before any court or arbitrator or any Governmental Authority or official which in any manner challenges or

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seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

Section 4.06. Finders’ Fees. Except as provided by Section 3.19 hereof, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller or any Blocker Entity in which such Seller owns any Blocker Shares who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

Section 4.07. The Blocker Entities.

(a)  With respect to each Blocker Entity in which such Seller owns any Blocker Shares, such Blocker Entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Such Blocker Entity is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. Such Seller or such Blocker Entity has heretofore delivered to Parent true and complete copies of the organizational documents of such Blocker Entity as currently in effect.

(b)  With respect to each Blocker Entity in which such Seller owns any Blocker Shares:

(i)  The capitalization of such Blocker Entity consists of the Blocker Shares set forth on Schedule 4.07(b)(i).

(ii)  All Blocker Shares have been duly authorized and validly issued and are fully paid and non assessable. Except as set forth in this Section 4.07, there are no outstanding (A) units of capital stock or voting securities of such Blocker Entity, (B) securities of such Blocker Entity convertible into or exchangeable for units of capital stock or voting securities of such Blocker Entity or (C) options or other rights to acquire from such Blocker Entity, or other obligation of such Blocker Entity to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Blocker Entity (the items in Sections 4.07(b)(ii)(A), 4.07(b)(ii)(B) and 4.07(b)(ii)(C) being referred to collectively as the “Blocker Entity Securities”). There are no outstanding obligations of such Blocker Entity or any Subsidiary of such Blocker Entity to repurchase, redeem or otherwise acquire any Blocker Entity Securities.

(iii)  Since the date of its organization, such Blocker Entity has not engaged in any activity other than the ownership of the Interests held by such Blocker Entity.

(iv)  Other than the liabilities set forth on Schedule 4.07(b)(iv) and liabilities for Taxes (representations and warranties with respect to Taxes being provided exclusively in Section 4.07(c)), there are no liabilities of such Blocker Entity of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or

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otherwise, and there is no existing condition, situation or set of circumstances which could result in such a liability.

(v) Such Blocker Entity has not violated, and to the knowledge of such Seller, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law.

(c)  With respect to Taxes of each Blocker Entity in which such Seller owns any Blocker Shares, except as set forth in Section 4.07(c) of such Blocker Entity Disclosure Schedule:

(i)  Such Blocker Entity has timely filed (or will timely file) all material Tax Returns for taxable years or periods ending on or before the Closing Date, and all Tax Returns when filed were true, correct and complete in all material respects;

(ii)  Syncom Blocker has timely paid (or will timely pay) all of its Taxes (including estimated Tax payments) for all Pre-Closing Tax Periods;

(iii)  Baralonco Blocker has timely paid (or will timely pay) all of its Taxes (including estimated Tax payments) for all Pre-Closing Tax Periods (taking into account Tax withholding amounts withheld by the Company);

(iv)  The income and franchise Tax Returns of such Blocker Entity through the Tax year ended December 31, 2003 have each been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Law of underpayments of Tax for such years, after giving effect to extensions or waivers, has expired;

(v)  No Liens for Taxes other than Permitted Liens have been filed, and no material claims or adjustments are being asserted or threatened by a Governmental Authority in writing with respect to any Taxes of such Blocker Entity;

(vi)  Such Blocker Entity is not subject to any material outstanding Tax audit, inquiry or assessment (and no written notice of any such event has been received);

(vii)  Such Blocker Entity has materially complied with all Laws relating to the payment and withholding of Taxes;

(viii)  There has not been any material Tax election or any change in any material Tax election, change in annual tax accounting period, adoption of, or change in, any method of tax accounting, amendment of any Tax Return, filing of a claim for any material Tax refund, entering into of any material closing agreement, settlement of any material Tax claim, audit or assessment, or surrender of any right to claim a material Tax refund, offset or other reduction in Tax liability since the Balance Sheet Date;

(ix)  There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of such Blocker Entity, nor any agreement to any extension of time with respect to a Tax

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assessment or deficiency, and no such waivers, consents or agreements have been requested;

(x)  Such Blocker Entity is not a party to any agreement or arrangement with any Tax Authority or any other Person with regard to Taxes, including, any contract providing for the allocation or sharing of Taxes;

(xi)  Such Blocker Entity has not entered into, engaged in or participated in any “reportable transaction” as described in Section 1.6011-4(b) of the Treasury Regulations (or any similar provision of applicable state or local law);

(xii)  No material claim has been received from a Tax Authority in a jurisdiction where such Blocker Entity does not file Tax Returns with respect to a particular type of Tax that such Blocker Entity may be subject to, or liable for, that particular type of Tax in that jurisdiction. Schedule 4.07(c) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable or any Tax Return is filed, by or on behalf of such Blocker Entity; and

(xiii)  Such Blocker Entity is (and has been since the date of its formation) properly classified for U.S. federal, state and local income Tax purposes (x) in the case of Syncom Blocker, as a domestic corporation and (y) in the case of Baralonco Blocker, as a foreign corporation.

Section 4.08. Purchase for Investment. Such Seller (as a Stock Buyer) is purchasing the Purchased Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Stock Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment. Such Stock Buyer acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Parent, except as expressly set forth in this Agreement.

Section 4.09. 1933 Act Compliance.

(a)  Such Seller (as a Stock Buyer) is an “accredited investor” within the meaning of Regulation D under the 1933 Act.

(b)  Such Stock Buyer acknowledges that the Purchased Shares have not been registered under the 1933 Act and may not be offered or sold except in accordance with the registration requirements of the 1933 Act or pursuant to an exemption from the registration requirements of the 1933 Act. Accordingly, such Stock Buyer represents and agrees that (i) it will sell the Purchased Shares only in accordance with the registration requirements under the 1933 Act, pursuant to Rule 144 under the 1933 Act (if available) or in offshore transactions pursuant to Regulation S under the 1933 Act and (ii) it has not and will not engage in any hedging transactions with regard to any Purchased Shares except in compliance with the 1933 Act. Such Stock Buyer acknowledges that the Purchased Shares will bear a legend to the effect set forth in Section 8.12 and that Parent will be required by the terms of this Agreement to refuse

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to register any transfers of such Purchased Shares not made in accordance with this provision.  Such Stock Buyer further acknowledges that, except as required under the Registration Rights Agreement, Parent is not required to file a registration statement to permit sales of the Purchased Shares on a registered basis.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent SEC Documents filed before the date of this Agreement, and except as set forth in the disclosure schedule (with reference to the section or subsection of this Agreement to which the information stated in such disclosure schedule relates; provided that any fact, matter or condition disclosed in any section or subsection of such disclosure schedule in such a way as to make its relevance to another section or subsection of such disclosure schedule that relates to a representation or representations made elsewhere in Article 5 of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company and the Sellers as of the date hereof and as of the Closing Date that:

Section 5.01. Corporate Existence and Power. Parent is duly incorporated, validly existing and in good standing under the laws of Delaware and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore delivered to the Company true and complete copies of its certificate of incorporation and bylaws as currently in effect (the “Organizational Documents”). Parent is not, and has not been, in violation of any of the provisions of its Organizational Documents. The transaction contemplated by this Agreement, when and if consummated, will constitute an “Initial Business Combination” within the meaning of Parent’s Organizational Documents and the Parent’s Organizational Documents do not obligate Parent to liquidate or dissolve prior to February 14, 2010 as a result of Parent’s execution and delivery of this Agreement.

Section 5.02. Authorization. (a) The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to which it is a party and the consummation by Parent of the transactions contemplated hereby and thereby are within the corporate powers of Parent and, except for the Parent Stockholder Approval, have been duly authorized by all necessary corporate action. This Agreement and the other Transaction Documents to which Parent is a party constitutes, and will constitute when executed by Parent, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, valid and binding agreements of Parent.

(b)   (i) The affirmative vote of a majority of the IPO Shares voted at a duly held stockholders meeting (the “Parent Stockholder Meeting”) to approve the Initial Business Combination contemplated by this Agreement and (ii) the affirmative vote of the holders of a

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majority of the outstanding shares of Parent Stock (x) to amend the Parent Certificate of Incorporation in the form attached hereto as Exhibit B, (y) to adopt the Parent Plan, and (z) to 32 approve the issuance of Parent Stock contemplated by this Agreement are the only votes of any of Parent’s capital stock necessary in connection with the consummation of the Closing; provided that holders of less than 30% of the IPO Shares vote against the consummation of the transactions contemplated by this Agreement and exercise their rights to convert their IPO Shares into cash from the Trust Account in accordance with the provisions of paragraph C of Article Sixth of Parent Certificate of Incorporation (the “Parent Stockholder Approval”). This Agreement constitutes a valid and binding agreement of Parent.

(c)  At a meeting duly called and held, Parent’s Board of Directors (including any required committee or subgroup of the Parent’s Board of Directors) has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account excluding Deferred Underwriting Compensation (as defined in the Parent Certificate of Incorporation) and (iv) resolved to recommend to stockholders adoption of this Agreement, the approval of the issuance of shares of Parent Stock hereunder, the transactions contemplated hereby, and the amendment to the Parent Certificate of Incorporation in the form attached hereto as Exhibit B (such recommendation, the “Parent Board Recommendation”).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to which it is a party and the consummation by Parent of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act, (ii) FCC Consent with respect to the FCC Consent Application, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, (iv) any notices required to be given to U.S. security agencies under network security understandings, (v) the consents and approvals set forth on Schedule 5.03 and (vi) such actions or filings, if not made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to which it is a party and the consummation by Parent of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding upon Parent or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent or (iv) result in the creation or imposition of any Lien on any asset of the Parent, except for such

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contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Agreement, there were outstanding 48,500,000 shares of Parent Stock, no shares of preferred stock, 56,500,000 warrants entitling the holder to purchase one share of Parent Stock per warrant (each, a “Parent Warrant”), and no employee stock options to purchase Parent Stock. All outstanding shares of capital stock of Parent have been duly authorized, validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or other similar right.

(b)  Except as set forth in this Section 5.05, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above, other than obligations that may arise if Parent is required to pay cash from the Trust Account to stockholders who elect to have their shares so converted in accordance with the provisions of paragraph C of Article Sixth of Parent Certificate of Incorporation.

(c)  Parent Stock is quoted on the American Stock Exchange. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by the American Stock Exchange with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

(d)  The shares of Parent Stock to be issued as part of the Aggregate Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

(e)  All of the outstanding Parent Stock and Parent Warrants have been issued in compliance in all material respects with all requirements of Laws applicable to the Parent, Parent Stock and Parent Warrants.

(f)  Except as contemplated by the Transaction Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other understandings to which the Parent is a party or by which the Parent is bound with respect to the Parent Stock and Parent Warrants.

(g)  Except as disclosed in Parent SEC Reports filed prior to the date of this Agreement or as expressly contemplated by this Agreement, as a result of the consummation of this transaction, no shares of capital stock, warrants, options or other securities of Parent are

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issuable and no rights in connection with any shares, warrants, rights, options or other securities or Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 5.06. No Subsidiaries.  Parent has no Subsidiaries.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act.  (a) As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(b)  As of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)  Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)  Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the 1934 Act.

(e)  Parent has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP.

(f)  There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.08. Financial Statements. The audited consolidated statements and unaudited condensed interim financial statements of Parent included in the Parent SEC Filings fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Parent as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

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Section 5.09. Disclosure Documents.  The proxy of Parent to be filed with the SEC in connection with the transactions contemplated hereby (the “Parent Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Parent Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Parent, and at the time such stockholders vote on adoption of this Agreement, the Parent Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions in the Parent Proxy Statement or any amendment or supplement thereto based upon information furnished to Parent by the Sellers or the Company specifically for use therein.

Section 5.10. Absence of Certain Changes. Since Parent Balance Sheet Date, the business of Parent has been conducted in the ordinary course consistent with past practice, and there has not been:

(a)  any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent; and

(c)  any change in any method of accounting or accounting practice by Parent, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than:

(a)  liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in the Parent SEC Documents filed prior to the date hereof; and

(b)  other undisclosed liabilities which are, individually or in the aggregate not material to Parent.

Section 5.12. Compliance with Laws and Court Orders. Parent has not violated, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 5.13.  Litigation.  There is no material action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any of its properties before any arbitrator or any Governmental Authority.

Section 5.14. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Parent, Sellers or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.15. Trust Account. (a) As of the date hereof and at the Closing Date (without giving effect to the transactions contemplated hereby), Parent has and will have no less than $400,000,000 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in the Trust Account, less such amounts, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of paragraph C of Article Sixth of Parent Certificate of Incorporation.

(b) Effective as of the Closing Date, the obligations of Parent to dissolve or liquidate within the specified time period contained in the Parent Certificate of Incorporation will terminate, and effective as of the Closing Date Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Closing, and following the Closing Date no Public Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Public Stockholder voted against the consummation of the transactions contemplated hereby and exercised its conversion rights in accordance with the terms of paragraph C of Article Sixth of Parent Certificate of Incorporation.

Section 5.16. Transactions with Affiliates. There are no contracts, agreements or transactions between Parent and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act and the 1934 Act and no loans by Parent to any of its employees, officers or directors, or any of its Affiliates.

Section 5.17. Taxes. Except as set forth in Schedule 5.17:

(a)  Parent has timely filed all material Tax Returns for taxable years or periods ending on or before the Closing Date, and all Tax Returns when filed were true, correct and complete in all material respects;

(b)  Parent has timely paid (or will pay) all material Taxes due for such periods and has made adequate provision in accordance with GAAP for any Taxes not yet due and payable;

(c)  None of the income and franchise Tax Returns of Parent have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Law, after giving effect to extensions or waivers, has expired;

(d)  No Liens for Taxes other than Permitted Liens have been filed, and no material claims or adjustments are being asserted or threatened by a Governmental Authority in writing with respect to any Taxes of Parent;

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(e)  Parent is not subject to any material outstanding Tax audit, inquiry or assessment (and no written notice of any such event has been received);

(f)  Parent has materially complied with all Laws relating to the payment and withholding of Taxes;

(g)  There has not been any material Tax election or any change in any material Tax election, change in annual tax accounting period, adoption of, or change in, any method of tax accounting, amendment of any Tax Return, filing of a claim for any material Tax refund, entering into of any material closing agreement, settlement of any material Tax claim, audit or assessment, or surrender of any right to claim a material Tax refund, offset or other reduction in Tax liability with respect to the Parent since the Balance Sheet Date;

(h)  There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of Parent, nor any agreement to any extension of time with respect to a Tax assessment or deficiency, and no such waivers, consents or agreements have been requested;

(i)  Parent is not a party to any agreement or arrangement with any Tax Authority or any other Person with regard to Taxes, including any contract providing for the allocation or sharing of Taxes;

(j)  Parent has not entered into, engaged in or participated in any “reportable transaction” as described in Section 1.6011 4(b) of the Treasury Regulations; and

(k)  No material claim has been received from a Tax Authority in a jurisdiction where Parent does not file Tax Returns with respect to a particular type of Tax that Parent may be subject to, or liable for, that particular type of Tax in that jurisdiction. Schedule 5.17(k) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable or any Tax Return is filed by or on behalf of Parent.

Section 5.18. Contracts.

(a)  There are no contracts, agreements or obligations of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected without penalty or cost, which either (i) creates or imposes a liability greater than $50,000 or (ii) may not be cancelled without liability by Parent on thirty (30) days’ or less prior notice (the “Parent Contracts”). All Parent Contracts are listed in Schedule 5.18(a) other than the Transaction Documents and those that are exhibits to the Parent SEC Documents filed prior to the date of this Agreement. True, correct and complete copies of all Parent Contracts have been heretofore made available to the Company.

(b)  Neither Parent, nor any other party thereto is in breach in any respect of or in default under, and, to the knowledge of Parent, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, in each case, except as would not reasonably be expected to have a Parent Material Adverse Effect.

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Section 5.19. Employees.  There are no employees of Parent.  Schedule 5.19 sets forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of Parent.

Section 5.20. Employee Matters.

(a)  There are no current activities to organize any employees of Parent into a collective bargaining unit.

(b)  Parent does not and is not required to, and has not and has never been required to, maintain, sponsor, contribute to, or administer any pension, retirement, savings, money purchase, profit sharing, deferred compensation, medical, vision, dental, hospitalization, prescription drug and other health plan, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance plan, bonus, stock option, stock purchase, stock appreciation, phantom stock, incentive and special compensation plan or any other employee or fringe benefit plan, program or contract and does not have any liability of any kind with respect to any of the foregoing (under ERISA or otherwise). Parent does not have any contract, plan or commitment, whether or not legally binding, to create any of the foregoing other than as contemplated by this Agreement. Neither Parent nor any of its ERISA Affiliates has, during any time in the six-year period preceding the Closing Date, contributed to, sponsored, maintained or administered any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

(c)  The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transaction will not (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent; or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 5.21. Qualification. Parent is legally, financially and otherwise qualified under the Communications Laws to own the Company and its Subsidiaries and to perform its obligations hereunder. To Parent’s knowledge, there are no facts or circumstances relating to Parent that would, under the Communications Laws, disqualify Parent as the transferee of the FCC Licenses or the owner of the Company and its Subsidiaries. Except as set forth in Schedule 5.21, no waiver of or exemption from any provision of the Communications Laws is necessary for FCC Consent to be obtained. To Parent’s knowledge, there are no facts or circumstances relating to Parent that might reasonably be expected to result in the FCC’s refusal to grant FCC Consent. Parent is legally, financially and otherwise qualified under all applicable Laws to own all Subsidiaries of the Company that are party to contracts with a Governmental Authority. To Parent’s knowledge, there are no facts or circumstances relating to Parent that would, under applicable Law, disqualify Parent from owning any Subsidiary of the Company that is party to any contract with a Governmental Authority, that operates under U.S. government security clearances or that is registered under ITAR.

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ARTICLE 6

COVENANTS OF THE COMPANY AND SELLERS

Section 6.01. Conduct of the Company and Each Blocker Entity.  From the date hereof until the Closing Date, (x) the Company shall and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization; (ii) maintain in effect all of its Permits, including the FCC Licenses and the Foreign Permits; (iii) keep available the services of its directors, officers and key employees; (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it; (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice; (vi) promptly execute any necessary applications for renewal of FCC Licenses and Foreign Permits necessary for the operation of the business of the Company and its Subsidiaries as presently conducted and use reasonable efforts to cooperate with Parent in any other respect as Parent may reasonably request in order to enhance, protect, preserve or maintain the FCC Licenses, Foreign Permits or the business of the Company and its Subsidiaries; (vii) timely file with the FCC and any applicable non-United States Governmental Authority all required reports, and pay any required annual or other regulatory fees, for the maintenance of the FCC Licenses and the Foreign Permits and the ongoing operation of the Company’s and its Subsidiaries’ business as presently conducted; (viii) deliver to Parent, within ten (10) Business Days after filing, copies of any reports, applications or responses to the FCC or any non-United States Governmental Authority related to the satellite assets owned by the Company and its Subsidiaries which are filed during the period between the date hereof and the Closing Date; (ix) operate and control the satellite assets owned by the Company and its Subsidiaries in all material respects in the ordinary course of business and in a manner consistent with past practices and otherwise in compliance in all material respects with all applicable Laws, including the Communications Laws, the FCC Licenses, the Foreign Permits and all other applicable Permits; and (x) continue to make capital expenditures materially consistent with the 2008 Capex/R&D Budget attached as Schedule 6.01(i) (the “Capex/R&D Budget”) and (y) each Blocker Entity will continue to conduct its business in the ordinary course consistent with past practice and will not engage in any activity other than the ownership of the Interests held by such Blocker Entity. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or in Schedule 6.01(ii), or with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), the Company shall not and shall not permit any of its Subsidiaries to, and, with respect to each Blocker Entity in which a Seller owns any Blocker Shares, such Seller shall cause such Blocker Entity not to:

(a)  amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)  split, combine or reclassify any shares of capital stock of the Company or any Subsidiary of the Company or of such Blocker Entity or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any Subsidiary of the Company or of such Blocker Entity, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any

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Company Securities or any Subsidiary Securities or securities of such Blocker Entity, provided that the Company may declare and pay distributions on the Interests of up to an aggregate of $37,900,000 (each, a “Special Tax Distribution,” and collectively, the “Special Tax Distributions”) (and each Blocker Entity may distribute such Blocker Entity’s allocable portion of any Special Tax Distribution to the Sellers that own such Blocker Entity), provided further that no Special Tax Distribution shall be paid unless any required amendment of Exhibit A hereto has been executed by the Sellers who are affected by such amendment (without consent of Parent) prior to the declaration or payment of such Special Tax Distribution, provided further that each Blocker Entity may distribute any Cash Available for Distribution at any time prior to the Closing;

(c)  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities or securities of such Blocker Entity, other than the issuance of any Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Subsidiary Security or any security of such Blocker Entity (in each case, whether by merger, consolidation or otherwise);

(d)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, material properties or businesses, other than in the ordinary course of business of the Company and its Subsidiaries or of such Blocker Entity, as applicable, in each case in a manner that is consistent with past practice;

(e)  sell, lease or otherwise transfer, or create or incur any Lien on, any material assets, securities, material properties or businesses of the Company or any of its Subsidiaries or of such Blocker Entity, as applicable, in each case other than in the ordinary course of business consistent with past practice;

(f)  make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(g)  with respect to the Company and its Subsidiaries, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money or guarantees thereof of the Company and its Subsidiaries) outstanding at any time greater than the sum of the Senior Loan Facilities and the Convertible Note; and, with respect to such Blocker Entity, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(h)  enter into any hedging arrangements;

(i)  enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any Subsidiary of the Company, such Blocker Entity or any of their respective Affiliates or any successor thereto or that would reasonably be expected to, after the Closing Date, limit or restrict in any material respect the Company, any Subsidiary of the Company, such Blocker Entity, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or, except in the ordinary

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course of business consistent with past practice, otherwise waive, release or assign any material rights, claims or benefits of the Company, any of its Subsidiaries or such Blocker Entity;

(j)  except as required by any pre-existing contractual obligation expressly disclosed in the Company Disclosure Schedules, Law or any Employee Plan, (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director or officer of the Company, any Subsidiary of the Company or such Blocker Entity, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements in respect of any director or officer of the Company, any Subsidiary of the Company or such Blocker Entity, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer of the Company, any Subsidiary of the Company or such Blocker Entity, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director or officer of the Company, any Subsidiary of the Company or such Blocker Entity or (v) increase material compensation, bonus or other benefits payable to any director or officer of the Company, any Subsidiary of the Company or such Blocker Entity, in each case other than in the ordinary course of business consistent with past practice;

(k)  change the Company’s or such Blocker Entity’s methods of accounting, except as required by concurrent changes in Law or GAAP;

(l)  settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company, any Subsidiary of the Company or such Blocker Entity before any arbitrator or Governmental Authority, (ii) any equityholder litigation against the Company, such Blocker Entity or any of their current or former officers or directors before any arbitrator or Governmental Authority or (iii) any litigation, arbitration or proceeding that relates to the transactions contemplated hereby before any arbitrator or Governmental Authority;

(m)  make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(n)  apply to the FCC or any non-U.S. Governmental Authority for any license, construction permit, authorization or any modification thereto that would materially restrict the present operations of any satellite assets owned by the Company or its Subsidiaries; or

(o)  agree, resolve or commit to do any of the foregoing.

Section 6.02. Access to Information; Confidentiality. (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 11 and subject to applicable Law, (x) each Seller will (i) give, and will cause each Blocker Entity in which it owns Blocker Shares, the Company and each Subsidiary of the Company to give, Parent, its counsel, financial advisors, auditors and other authorized

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representatives reasonable access during normal business hours, upon prior notice, to the offices, properties, books and records of each Blocker Entity in which such Seller owns Blocker Shares, the Company and the Company’s Subsidiaries, (ii) furnish, and will cause each Subsidiary of the Company to furnish, to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to each Blocker Entity in which such Seller owns Blocker Shares, the Company or any Subsidiary of the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company or any Subsidiary of the Company to cooperate with Parent in its investigation of each Blocker Entity in which such Seller owns Blocker Shares, the Company or any Subsidiary of the Company, and (y) Parent will (i) give the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours, upon prior notice, to the offices, properties, books and records of Parent, (ii) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Parent as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of Parent to cooperate with the Company in its investigation of Parent. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and Parent, as applicable. No investigation by any party hereto or other information received by any party hereto shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other party hereunder. The confidentiality agreement between Parent and the Company dated as of May 1, 2008 (the “Confidentiality Agreement”) shall survive the termination of this Agreement in accordance with its terms. On or prior to the Closing Date, each Seller of any Blocker Entity shall deliver to Parent the minute books and all other books and records relating to such Blocker Entity as reasonably requested by Parent.

(b)  After the Closing Date, each Seller and its Affiliates will hold, and will use its reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Blocker Entities, the Company and the Company’s Subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such Seller, (ii) in the public domain through no fault of such Seller or its Affiliates or (iii) later lawfully acquired by such Seller from sources other than those related to its prior ownership of Equity Interests. The obligation of each Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 6.03. Notices of Certain Events. From the date hereof until the Closing Date each party shall promptly notify the other parties in writing of any of the following with respect to which such party obtains knowledge:

(a)  any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;

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(b)  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Documents;

(c)  any event relating to the Company, Parent any of their respective Subsidiaries or any of their respective Affiliates, officers or directors discovered by the Company or Parent which should be set forth in a supplement to the Parent Proxy Statement; and

(d)  any material actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or Parent or any Subsidiary of the Company before any arbitrator or Governmental Authority.

No information received by any party pursuant to this Section 6.03 or otherwise shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other party in this Agreement, and no such information shall be deemed to change, supplement or amend the Schedules hereto.

Section 6.04. No Solicitation.  (a)  Each of the Company and the Sellers will not, and will cause their respective Affiliates, employees, agents and representatives not to directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than Parent) concerning any merger, sale (directly or indirectly) of their respective Interests or assets of the Company, recapitalization or similar transaction. Each of the Company and the Sellers will, and will cause their respective Affiliates, employees, agents and representatives to, terminate any existing discussions with any Person (other than Parent) concerning any such transaction.

(b)  Parent will not, and will cause its respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than the Company) concerning any Initial Business Combination or similar transaction. The Parent will, and will cause its respective Affiliates, employees, agents and representatives to, terminate any existing discussions with any Person (other than the Company and the Sellers) concerning any such transaction.

Section 6.05. Contribution Of Carrier Holdings And Carrier Services. Sellers shall cause the contribution of 100% of the issued and outstanding equity interests in Carrier Holdings and Carrier Services to the Company to be effected at the Closing, which contribution shall not result in any liability to the Company, any of Subsidiaries or Parent or in the breach of any representations or warranties set forth in Article 3 (the “Contribution”); provided that, to the extent necessary, the Company has obtained any required consents or approvals from Governmental Authorities as set forth in Section 3.03.

Section 6.06. Limited Powers Of Attorney; Certificates for Equity Interests. Each Seller shall, no later than 10 days following the date hereof, (x) execute and deliver to the Sellers’ Committee a limited power of attorney substantially in the form attached hereto as Exhibit C, which limited power of attorney shall not be amended and shall remain in full force and effect until immediately after the Closing Date and (y) deliver the certificates for the Equity Interests to the Sellers’ Committee to be held by the Sellers’ Committee for the sole purpose of

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delivering such certificates at Closing pursuant to the limited power of attorney delivered by such Seller. The Sellers’ Committee shall promptly inform Parent of any failure of any Seller to execute and deliver such limited power of attorney and to deliver such certificates for Equity Interests within such 10-day period.

Section 6.07. Costs And Expenses. The Company shall, prior to or on the Closing Date, discharge in full all costs and expenses incurred by it or any of its Subsidiaries in connection with or relating to this Agreement, the other Transactions Documents and the transactions contemplated hereby and thereby, including fees and expenses of investment bankers, counsel, accountants and other advisors and consultants.

Section 6.08. Convertible Note. If the Closing occurs after the first anniversary hereof, the Greenhill Noteholder, as the holder of the Convertible Note, shall, upon exercise of its conversion rights under the Convertible Note be considered a Seller for all purposes hereunder and have the right at Closing to receive the number of shares of Parent Stock set forth in Exhibit A hereto. If the Closing occurs on or prior to the first anniversary hereof, then Parent shall enter into an agreement with the Greenhill Noteholder, as the holder of the Convertible Note, that shall entitle such holder to exchange the Units into which such Convertible Note is convertible for a number of shares of Parent Stock upon the first anniversary of the issuance of such Convertible Note at the ratio of 27.2866 of shares of Parent Stock per Unit. Parent agrees that all of the provisions of Section 8 of the Convertible Note applicable to the Company shall apply to Parent from the date hereof until the date of such conversion.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent.  From the date hereof until the Closing Date except as expressly contemplated hereunder, Parent shall conduct its business in the ordinary course consistent with past practice and shall use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers, and key employees, and (iv) maintain relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, Parent shall not:

(a)  amend its certificate of incorporation or bylaws (whether by merger, consolidation or otherwise);

(b)  split, combine or reclassify any shares of capital stock or other equity securities of Parent or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or other equity securities of Parent, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or other equity securities of Parent;

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(c)  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock or other equity securities of Parent, or (ii) amend any term of any capital stock or other equity securities of Parent (in each case, whether by merger, consolidation or otherwise);

(d)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses, other than in the ordinary course of business of Parent in a manner that is consistent with past practice;

(e)  sell, lease or otherwise transfer, or create or incur any Lien on, any assets, securities, properties, or businesses of Parent, other than in the ordinary course of business consistent with past practice;

(f)  make any loans, advances or capital contributions to, or investments in, any other Person;

(g)  create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(h)  enter into any hedging arrangements;

(i)  enter into any agreement or arrangement that limits or otherwise restricts in any respect Parent, or any successor thereto or that could, after the Closing Date, limit or restrict in any respect Parent, the Company or any of the Company’s Subsidiaries, from engaging or competing in any line of business, in any location or with any Person or, except in the ordinary course of business consistent with past practice, otherwise waive, release or assign any material rights, claims or benefits of Parent;

(j)  increase compensation, bonus or other benefits payable to any director or officer of Parent;

(k)  change Parent’s methods of accounting, except as required by concurrent changes in Law or GAAP;

(l)  settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against Parent, (ii) any equityholder litigation against Parent or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(m)  make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(n)  agree, resolve or commit to do any of the foregoing.

Section 7.02. Stockholder Meeting. Parent shall cause the Parent Stockholder Meeting to be duly called and held as soon as reasonably practicable for the purpose

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of voting on the adoption of this Agreement, the approval of the issuance of shares of Parent Stock and the other transactions contemplated hereunder, the adoption of the Parent Plan, and the amendment to the Parent Certificate of Incorporation in the form attached hereto as Exhibit B. The Board of Directors of Parent shall recommend to Parent’s stockholders their adoption of this Agreement, and their approval of such issuance of shares of Parent Stock and the other transactions contemplated hereunder, their approval of the Parent Plan and their approval of such amendment to the Parent Certificate of Incorporation and shall include such recommendation in the Parent Proxy Statement. In connection with the Parent Stockholder Meeting, Parent shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Parent Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 7.03. Parent Plan. Prior to or on the Closing Date, Parent shall adopt the Parent Plan, pursuant to which options to purchase Parent common stock and/or awards of restricted shares of Parent common stock will be granted to individuals to be agreed upon by the Company and Parent (the “Parent Plan Grants”). The Parent Plan Grants will be issued by Parent on the Closing Date to such individuals, subject to such individual's continued employment or service with the Company on such date and having the vesting schedule, if any, and such other terms and conditions as may be agreed upon. Parent shall (i) reserve 8,000,000 shares of Parent common stock on the Closing Date for issuance under the Parent Plan, (ii) cause the shares of Parent common stock so reserved to be registered on Form S-8, or another registration statement of similar effect, promptly following the adoption of the Parent Plan and (iii) use reasonable best efforts to keep such registration statement effective for so long as any shares reserved under the Parent Plan may be granted thereunder or are subject to outstanding awards.

ARTICLE 8

COVENANTS OF PARENT, SELLERS AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, including Section 8.14 hereof, Sellers, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

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(b)  In furtherance and not in limitation of the foregoing, each of Parent, the Blocker Entities, and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 8.02. Certain Filings. (a) The Company, Sellers, and Parent shall cooperate with one another (i) in connection with the preparation of the Parent Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Parent Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)  Prior to the filing or mailing of the Parent Proxy Statement (or any amendment or supplement thereto) or making any required filing with the SEC or responding to any comments of the SEC with respect thereto, the Parent shall give the Company and its counsel a reasonable opportunity to review and comment on such documents or responses, and shall include in such documents or responses all additions, deletions or changes suggested by the Company and its counsel as are reasonably acceptable to Parent and its counsel.

(c)  The Company shall use its reasonable best efforts to obtain the consent of its independent public accountants to the incorporation by reference into the Parent Proxy Statement of the financial statements described in Section 3.08.

Section 8.03. Public Announcements. Parent, Sellers and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.04. Further Assurances. At and after the Closing Date, Sellers shall, upon the request of Parent, execute and deliver any deeds, bills of sale, assignments or assurances, and take and do any other actions and things reasonably necessary and appropriate to vest, perfect or confirm of record or otherwise in Parent any and all right, title and interest in and to the Equity Interests.

Section 8.05. Sales and Transfer Tax. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) (“Transfer Taxes”) shall be borne, equally, by Sellers on the one hand, and Parent, on the other hand. The party or parties having responsibility therefor

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under applicable Law shall prepare and file all necessary Transfer Tax Returns and other documentation, with the costs of such preparation and filing to be borne by the Company.

Section 8.06. Directors and Officers of Parent. Parent and the Company shall take all necessary action so that (a) the persons listed on Schedule 8.06(a) are appointed or elected, as applicable, to the position of directors, officers and employees of Parent, as set forth therein, to serve in such positions effective immediately after the Closing and (b) the persons listed on Schedule 8.06(b) have resigned from their positions as directors, officers and employees of Parent.

Section 8.07. Registration Rights Agreement. Parent and each Seller which is a Stock Buyer shall execute and deliver to each other the Registration Rights Agreement on or prior to the Closing Date.

Section 8.08. Pledge Agreement.  Parent and each Seller of the Blocker Shares shall execute and deliver the Pledge Agreement on or prior to the Closing Date.

Section 8.09. Certificate of Incorporation Protections; Directors’ and Officers’ Liability Insurance.  (a)  All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and Parent as provided in such entity’s organizational documents or in any indemnification agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms.

(b)  For a period of six years after the Closing Date, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and Parent (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date; provided, that in satisfying its obligation under this Section 8.09(b), Parent shall not be obligated to pay an aggregate premium in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof.

(c)  From the Closing Date through the sixth anniversary of the Closing Date, Parent shall and shall cause the Company and its Subsidiaries and any successor to Parent, the Company and its Subsidiaries to, and the Company shall, indemnify and hold harmless each former or present (as of the Closing Date) officer or director of Parent, the Company and its Subsidiaries, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under applicable Law. Each such officer or director will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent, the Company and its Subsidiaries.

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(d)  If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 8.09.

(e)  The provisions of this Section 8.09 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent or the Company or its Subsidiaries (as applicable) for all periods stated herein and may not be changed, in the case of any provision regarding the officers and directors of Parent, without the consent of the Parent Committee, and in the case of any provision regarding the officers and directors of the Company or any of its Subsidiaries, without the consent of the Sellers’ Committee.

Section 8.10. Sellers’ Committee. (a) From and after the Closing Date, Parent shall be entitled to deal exclusively with the Sellers’ Committee in respect of all notices, disputes and other matters delegated to the Sellers’ Committee pursuant to this Agreement. Parent shall be entitled to rely upon any statements or actions taken by the Sellers’ Committee (whether or not such statements or actions were in fact authorized).

(b)  The Sellers’ Committee shall have the authority to take any and all actions required or permitted to be taken by the Sellers’ Committee under this Agreement (and any and all actions incidental or related to such authority), including with respect to any matters in respect of Taxes as described in Section 8.05 (but not with respect to Blocker Taxes), and all other matters described herein. The Sellers’ Committee shall notify Parent of any material action taken by the Sellers’ Committee. Notwithstanding anything to the contrary herein, the Sellers’ Committee is not authorized to, and shall not, accept on behalf of any Seller any portion of the Aggregate Consideration to which such Seller is entitled under this Agreement.

(c)  In the event that a member of the Sellers’ Committee dies or becomes unable to perform his or her responsibilities as a member of the Sellers’ Committee or resigns from such position, the party who designated such individual to serve as a member of the Sellers’ Committee shall have the right to appoint a replacement. If such party fails to designate an individual to serve on the Sellers’ Committee in substitution thereof, the remaining members of the Sellers’ Committee shall have the authority to take actions as permitted herein until a replacement is appointed.

(d)  Any matter approved by the Sellers’ Committee shall be set forth on a certificate delivered to Parent by the Sellers’ Committee. Actions of the Sellers’ Committee may be approved pursuant to a meeting or a written consent. Parent shall be entitled to rely on a certificate from both of the members of the Sellers’ Committee with respect to any action taken by the Sellers’ Committee.

Section 8.11. Parent Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee (the “Parent Committee”) consisting of one or more of its then members to act on behalf of Parent after the Closing to take all necessary actions and make all decisions pursuant to this Agreement and the other Transaction Documents. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a

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Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Sellers. The Parent Committee shall have the sole authority to take any and all actions on behalf of Parent under any Transaction Document (excluding the Registration Rights Agreement).

Section 8.12. Legends.

(a)  Each Stock Buyer acknowledges and agrees that each certificate (if any) for the Purchased Shares shall bear a legend substantially as set forth in Section 8.12(b) and that any Purchased Shares in uncertificated book-entry form will be subject to equivalent restrictions.

(b)  Certificates for the Purchased Shares shall bear legends in substantially the following form:

The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and may not be transferred, sold or otherwise disposed of except while such a registration is in effect under such act and applicable state securities laws or pursuant to an exemption from registration under such act or such laws. Hedging transactions in the securities are also prohibited except in compliance with the 1933 Act.

When issued pursuant hereto, the certificates evidencing Purchased Shares shall also bear any legend required by any applicable state blue sky law. Any holder of the Purchased Shares may request Parent to remove any or all of the legends described in this section from the certificates evidencing such Purchased Shares by submitting to Parent such certificates, together with an opinion of counsel reasonably satisfactory to Parent to the effect that such legend or legends are no longer required under the 1933 Act or applicable state laws, as the case may be.

Section 8.13. Tax Matters. (a) Parent and Sellers shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

(b)  The Company shall have in effect an election under Section 754 of the Code for the taxable year in which the Closing will occur.

(c)  Blocker Tax Procedures. As soon as reasonably practicable, the Company will provide to the Blocker Entities schedules K-1 for 2008, estimated schedules K-1 for post-2008 Pre-Closing Tax Periods and other relevant information to be used in preparing the Tax Returns of Syncom Blocker and Baralonco Blocker for the 2008-10 Pre-Closing Tax Periods. With respect to all Pre-Closing Tax periods other than Parent Ownership Tax Periods, each Blocker Entity shall file Tax Returns and make estimated and final Tax payments in accordance with applicable Law. Any Tax credits or refunds received for a Pre-Closing Tax period other than a Parent Ownership Tax Period shall be promptly paid over to the Blocker’s Seller. The following

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procedures shall be followed with respect to the Tax liability of Syncom Blocker and Baralonco Blocker for the Parent Ownership Tax Periods:

(i)  With respect to each Parent Ownership Tax Period, the Syncom Blocker Seller and the Baralonco Blocker Seller shall pay to Parent at least two business days before the applicable due date any amount of estimated Tax (including Tax amounts required to be withheld by the Company and not theretofore withheld) required to be paid by the Syncom Blocker and by Baralonco Blocker, respectively, for such Parent Ownership Tax Period.

(ii)  As soon as is reasonably practicable, and in any event no later than 30 days prior to the earlier of (x) the Blocker Settlement Date, and (y) the required date for filing the applicable Tax Return (including any extensions permitted by law), the Blocker Sellers will deliver to Parent drafts of all Tax Returns required to be filed by their respective Blocker Entities for the Parent Ownership Tax Periods, which drafts will be consistent with the information provided by the Company pursuant to this Section 8.13(c).

(iii)  Parent shall cause the Blocker Entities to file their Tax Returns for the Parent Ownership Tax Periods in a manner substantially consistent with the draft Tax Returns delivered pursuant to Section 8.13(c)(ii), provided, however, that if Parent disagrees with the treatment of any item on such draft Tax Returns, the parties will negotiate in good faith to resolve any such disagreement. Failing such resolution, the matter shall be referred to the Accounting Referee, the determination of which shall be final and binding upon the parties.

(iv)  At least two business days prior to the required date (including any extensions permitted by law) for filing the Tax Return for any Parent Ownership Tax Period, the Syncom Blocker Seller or the Baralonco Blocker Seller, as the case may be, shall pay to Parent the amount of the Pre-Closing Tax Liability shown as due on the corresponding Tax Return.

(v)  No later than five business days before the Blocker Settlement Date, Parent shall deliver to each Blocker Seller a reconciliation statement showing:

(x)  the aggregate Pre-Closing Tax Liability of the corresponding Blocker Entity for the Parent Ownership Tax Periods (as reflected on the Tax Returns to be filed pursuant to clause Section 8.13(c)(iii)) with

(y)  the amounts paid by the corresponding Blocker Entity and by the Blocker Sellers pursuant to Sections 8.13(c)(i) and (iv) in respect of such returns prior to the Closing, including a statement of the amount (if any) required to be paid by each such Seller to Parent or by Parent to such Seller in order to effect such reconciliation.

The reconciliation payments reflected on the statements shall be made on the Blocker Settlement Date.

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(vi) Upon receipt by Parent of all payments (if any) required of the Syncom Blocker Seller on the Blocker Settlement Date, Parent shall release to the Syncom Blocker Seller the shares of Parent stock pledged by the Syncom Blocker Seller (to the extent such shares are not otherwise required to be retained pursuant to the Pledge Agreement).

(vii)  On the Baralonco Release Date, Parent shall release to the Baralonco Blocker Seller shares of Parent stock pledged by the Baralonco Blocker Seller (to the extent such shares are not otherwise required to be retained pursuant to the Pledge Agreement).

(d)  Pre-Closing Tax Audits of the Company. Notwithstanding Section 10.03, in the event of any US federal, state or local income Tax audits of the Company with respect to any Pre-Closing Tax Period or portion thereof, if (x) Parent and the Sellers’ Committee reasonably conclude that such audit could have a material adverse effect on any of the Sellers and (y) a Majority of Interests of the Sellers that could be so affected acknowledge in writing any indemnification obligations that they may have under Section 10.02 (taking into account all limitations set forth in Article X) with respect to all Taxes assessed or that may be assessed in connection with such audit and provide reasonable assurance to Parent of their financial capacity to provide any such applicable indemnification with respect to such Taxes, then solely with respect to those portions of the audit relating to the Pre-Closing Tax Period

(i)  the Sellers’ Committee shall be entitled to participate in such audit, including having the right to participate in any contest or settlement discussions with respect to any claims or assessments pursuant thereto, and

(ii)  no settlement of such audit shall be settled or compromised without the consent of the Sellers’ Committee, which such consent shall not be unreasonably withheld, provided, however, that if Parent reasonably concludes that any positions or settlements proposed by the Sellers’ Committee in the conduct of such audit has or could have a material adverse effect on Parent and/or any Blocker Entity, no consent of the Sellers’ Committee shall be required, and Parent shall have ultimate control of any settlement or compromise of such audit.

Section 8.14. Regulatory Matters.

(a)  The parties shall cooperate with one another and use their reasonable best efforts to make the following filings as soon as possible, to the extent legally required or deemed appropriate by mutual agreement of the parties: (i) any required notifications to the Department of Defense and U.S. security agencies; (ii) a submission of a joint notification to the Committee on Foreign Investment in the United States pursuant to Section 721 of the Defense Production Act of 1950, (the “Exon-Florio Amendment”); (iii) any filings or notifications required to be made prior to the Closing under the Arms Export Control Act of 1976 and the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130; and (iv) any filings or notifications required to be made prior to the Closing to the Office of Foreign Assets Control, Department of the Treasury.

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(b)  The consummation of the transactions contemplated by this Agreement is subject to the prior consent and approval of the FCC. The Company and its Subsidiaries and Parent shall prepare and, within 20 Business Days after the date hereof, file with the FCC the FCC Consent Application. In addition, each party hereto covenants and agrees to (i) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation or prosecution of the FCC Consent Application; (ii) file any amendment or modification to the FCC Consent Application; (iii) otherwise take any other action with respect to the FCC as may be reasonably necessary in connection with the transactions contemplated hereby; and (iv) cooperate in good faith with the other parties hereto with respect to the foregoing, all as may be determined by Parent, the Company and its Subsidiaries to be necessary, appropriate or advisable in order to consummate the transactions contemplated by this Agreement.

(c)  The Company and its Subsidiaries and Parent shall (i) use reasonable best efforts to prepare, file and diligently prosecute all applications required to be filed with non-U.S. Governmental Authorities for consent to the transactions contemplated hereby, and to provide all appropriate filings and notifications to such non-U.S. Governmental Authorities (such applications, filings and notifications, collectively, the “Foreign Applications”); (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation or prosecution of any such applications; and (iii) keep the other parties promptly apprised of any communications with, and inquiries or requests for information from, such non-U.S. Governmental Authorities with respect to the transactions contemplated hereby.

(d)  Each party agrees to comply with any condition imposed on it by any FCC Consent and with any condition imposed on it by any similar order of similar and non-U.S. Governmental Authority, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that party of any of its representations, warranties, covenants, obligations or agreements hereunder or (ii) compliance with the condition would reasonably be expected to result in or cause a Company Material Adverse Effect or a Parent Material Adverse Effect.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.01. Conditions to Obligations of Parent, Sellers and the Company. The obligations of Parent, Sellers and the Company to consummate the Closing are subject to the satisfaction of the following conditions:

(a)  the Parent Stockholder Approval shall have been obtained;

(b)  no Law shall prohibit the consummation of the Closing;

(c)  any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated; and

(d)  FCC Consent with respect to the FCC Consent Application;

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(e)  FCC Consent with respect to any other FCC applications required in connection with the consummation of the transactions contemplated by this Agreement; and

(f) all actions by or in respect of, or filings with, any other Governmental Authority, required to permit the consummation of the transactions contemplated hereby shall have been taken, made or obtained, other than such actions or filings the failure of which to take, make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

Section 9.02. Conditions to the Obligations of Parent. The obligations of Parent to consummate the Closing are subject to the satisfaction of the following further conditions:

(a)  (i) the Company and Sellers shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of the Company and Sellers contained in this Agreement and in any certificate or other writing delivered by the Company or Sellers pursuant hereto shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) at and as of the Closing Date as if made at and as of the Closing Date (or, to the extent any such representation and warranty specifically states that it refers to an earlier date, on and as of such earlier date), except where the failures of such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (iii) Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect;

(b)  Each Seller which is a Stock Buyer shall have executed and delivered the registration rights agreement substantially in the form of Exhibit D hereto (the “Registration Rights Agreement”);

(c)  Each Seller of the Blocker Shares shall have executed and delivered the pledge agreement substantially in the form of Exhibit E hereto (the “Pledge Agreement”);

(d)  Sellers shall have effected the Contribution;

(e)  Parent shall have received (x) a certification dated not more than 30 days prior to the Closing Date, issued by the Company and signed by an officer of the Company under penalties of perjury, certifying that (i) fifty percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests or (ii) ninety percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents and (y) a certification for each Blocker Entity dated not more than 30 days prior to the Closing Date and signed by an officer of such Blocker Entity to the effect that such Blocker Entity is not, nor has it been within the time period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897 of the Code. The foregoing certification in clause (x) is intended to comply, and should be interpreted in accordance, with the exemption from withholding provided in Section 1.1445-11T(d)(2) of the Treasury Regulations;

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(f)  Parent shall have received an affidavit, duly executed and signed under penalties of perjury, by the custodian of Blocker Shares in Baralonco Blocker substantially to the effect that, in its capacity as custodian of such Blocker Shares, it has actual knowledge of the identity of the ultimate beneficial owner of such Blocker Shares, who has been the ultimate beneficial owner of such Blocker Shares from the date of formation of Baralonco Blocker to the Closing Date; and

(g)  Baralonco Blocker shall have delivered to Parent a letter or letters providing evidence that it has repaid and settled all of its outstanding debt and all other liabilities.

Section 9.03. Conditions to the Obligations of the Company and Sellers. The obligations of the Company and Sellers to consummate the Closing are subject to the satisfaction of the following further conditions:

(a)  (i) Parent shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” contained therein) at and as of the Closing Date as if made at and as of the Closing Date (or, to the extent any such representation and warranty specifically states that it refers to an earlier date, on and as of such earlier date), except where the failures of such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by the Chief Executive Officer of Parent to the foregoing effect;

(b)  The persons referred to on Schedule 8.06(b) shall have resigned as officers or directors of Parent and the persons referred to on Schedule 8.06(a) shall have been duly appointed as officers or directors of Parent;

(c)  Parent shall have made appropriate arrangements to have the Trust Account disbursed to Parent immediately upon the Closing (and the amount of such disbursement shall be no less than $400,000,000 (plus any accrued interest and less (i) the payment of deferred underwriting discounts and commissions and (ii) any payments to the holders of IPO Shares who vote against the consummation of the transactions contemplated by this Agreement and exercise their rights to convert their IPO Shares into cash);

(d)  Parent and its Affiliates party thereto shall have executed and delivered the Registration Rights Agreement; and

(e)  Parent shall have executed and delivered the Pledge Agreement.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

Section 10.01. Survival.  The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant

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hereto or in connection herewith and each covenant requiring performance prior to the Closing shall terminate effective as of immediately prior to the Closing such that no claim for breach of  any such representation or warranty or covenant may be brought after the Closing; provided, however, that the representations and warranties of Sellers contained in Article 4 and any covenants or agreements of Sellers set forth herein shall survive indefinitely or until the latest date permitted by Law, provided, however, that (w) the representations and warranties of the Syncom Blocker Seller and the Baralonco Blocker Seller contained in Section 4.07(b)(iv) and (v) and the indemnification obligations under Section 10.02(a) of any such Sellers with respect thereto shall survive until eighteen months after the Closing Date, (x) the representations and warranties of the Sellers contained in Section 4.05 and the indemnification obligations under Section 10.02(a) of any such Sellers with respect thereto shall survive until eighteen months after the Closing Date,(y) the representations and warranties of the Syncom Blocker Seller contained in Section 4.07(c), the indemnification obligations under Section 10.02(a) of any such Sellers with respect thereto and the indemnification obligations under Section 10.02(b) of any such Sellers shall survive until nine months after the Closing Date and (z) the representations and warranties of Baralonco Blocker Seller contained in Section 4.07(c), the indemnification obligations under Section 10.02(a) of any such Sellers with respect thereto and the indemnification obligations under Section 10.02(b) of any such Sellers shall survive until the second anniversary of the Closing Date. Notwithstanding the preceding sentence, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Any covenant of any party in this Agreement that requires performance at or after the Closing shall survive the Closing.

Section 10.02. Indemnification. Effective at and after the Closing, each Seller severally and not jointly, hereby indemnifies Parent, the Company and their respective directors, officers and Affiliates and their respective successors and assignees (the “Parent Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by such Parent Indemnified Parties arising out of (a) any breach of representation or warranty contained in Article 4 made by such Seller (determined without regard to any qualification or exception contained therein relating to materiality or any similar qualification or standard) or breach of covenant or agreement made or to be performed by such Seller pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other theory of law or, violation of law by any Seller or (b) any Pre-Closing Tax Liability of any Blocker Entity in which such Seller owns any Blocker Shares. Parent Indemnified Parties shall not be entitled to any duplicative recovery with respect to the same Damages arising under multiple provisions of this Agreement under any circumstances whatsoever. Each Seller’s maximum liability for all claims for indemnification pursuant to this Agreement shall not exceed the sum of (i) the cash consideration received by such Seller pursuant to Article II and (ii) the product of the number of shares of Parent Stock received by such Seller pursuant to Article II and $10, provided, however, in respect of claims for indemnification pursuant to (y) Section 10.02(a) in connection with any breach of representation or warranty contained in Section 4.07(c) or (z) Section 10.02(b), the maximum liability shall not exceed $3 million for the Syncom Blocker Seller and $15 million for the Baralonco Blocker Seller. For the avoidance of doubt, no Seller shall have any liability under this Agreement for

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the breaches of any representation, warranty, covenant or agreement by any other Seller or for any Taxes of any other Seller or any Blocker Entity in which such Seller has never owned any equity interests. In support of their indemnification obligations, (i) the Syncom Blocker Seller agree to pledge 300,000 shares of Parent stock until the first business day that is at least nine months after the Closing Date (the “Blocker Settlement Date”), and (ii) the Baralonco Blocker Seller agrees to pledge 1,500,000 shares of Parent stock until the second anniversary of the Closing Date (the “Baralonco Release Date”). Such pledges shall be effected pursuant to the Pledge Agreement.

Section 10.03. Indemnification Procedures. The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise, or settlement of any such third party claim unless the Indemnifying Party, within twenty (20) days after the giving of such notice by the Indemnified Party, and in any event within such shorter period as may be reasonably necessary for the Indemnified Party to otherwise take appropriate action to resist such third party claim, (i) acknowledges in writing without any reservation of its rights its indemnification obligations and provides reasonable assurance to the Indemnified Party of its financial capacity to defend such third party claim and provide full indemnification with respect to such third party claim, (ii) notifies the Indemnified Party in writing of the Indemnifying Party’s intention to assume such defense and (iii) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such third party claim. If the Indemnifying Party does not elect to exercise control of the defense, compromise or settlement of such third party claim, it may at its own expense participate in (but not control) such defense, compromise or settlement. The Indemnifying Party shall not be liable under Section 10.02 for any settlement effected without its consent (not to be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

Section 10.04. Indemnification Payments. Any payment under Section 10.02 to an Indemnified Party entitled to indemnification pursuant to Section 10.02 shall be paid to such Indemnified Party by (1) wire transfer of immediately available funds to an account of such Indemnified Party as may be designated by such Indemnified Party or (2) delivery to such Indemnified Party of a certified or official bank check payable in immediately available funds to such Indemnified Party. Any such payments and any payments pursuant to Sections 8.13(c)(i), (iv) or (v) hereof shall constitute adjustments to the purchase price of the corresponding Units or Blocker Shares and shall be so treated by the parties for all Tax purposes.

Section 10.05. Waiver of Claims and Rights. Except for (i) rights arising pursuant to the terms of any Transaction Document (or any document identified on Schedule 10.05), (ii) rights arising pursuant to any employment agreement with Parent or its Affiliates, or under any Employee Plan described in this Agreement and (iii) rights to indemnification for actions taken in their capacity as an director or officer, each Seller, as of the Closing Date, irrevocably waives any rights and claims such Seller, or, to the extent permitted by Law and otherwise, any person designated to serve as an officer or director of the Company by such Seller, may have against Parent, any of its Affiliates or their respective officers, directors,

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employees or agents, whether in law or in equity, relating to the Blocker Entities, the Units, the Company, the Company’s Subsidiaries, the Interests or any options to purchase Interests, or arising out of such Person’s ownership of Units or any options to purchase Units, such Person’s position (including as a director or officer) with the Blocker Entities, the Company or the Company’s Subsidiaries prior to the Closing (subject to the exclusions described above), the operation of the business of the Blocker Entities, the Company and the Company’s Subsidiaries prior to the Closing or the transactions contemplated hereby or by any other Transaction Document.

Section 10.06. Exclusive Remedy. Except as specifically set forth in the Transaction Documents, effective as of the Closing the parties waive any rights and claims they may have against the other parties, whether in law or in equity, relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby. After the Closing, the Indemnified Parties’ sole and exclusive remedy with respect to any and all claims relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be pursuant to the indemnification provisions set forth in this Article 10. For the avoidance of doubt, this Section 10.06 does not apply to any of the documents identified on Schedule 10.05.

ARTICLE 11

TERMINATION

Section 11.01. Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing Date (notwithstanding any approval of this Agreement by the stockholders of Parent):

(a)  by mutual written agreement of the Company and Parent;

(b)  by either the Company or Parent, if:

(i)  the Closing has not been consummated on or before June 29, 2009 (if all regulatory approvals required to consummate the Closing have been obtained prior to such date) or February 14, 2010 (if the only condition to Closing unfulfilled as of June 29, 2009 is the obtaining of all regulatory approvals required to consummate the Closing), (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time;

(ii)  there shall be any material Law that (A) makes consummation of the Closing illegal or otherwise prohibited or (B) enjoins the parties hereto from consummating the Closing and such injunction shall have become final and nonappealable; or

(iii)  the Parent Stockholder Approval shall not have been obtained at the Parent Shareholder Meeting (including any adjournment thereof);

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(c)  by Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or a Seller set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(d)  by the Company, if:

(i)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(ii)  the Parent Stockholder Meeting has not been held within 90 days of the Parent Proxy Statement being cleared by the SEC.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, member, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure. The provisions of this Section 11.02, Section 11.03 and Article 12 shall survive any termination hereof pursuant to Section 11.01.

Section 11.03. Termination Fee.  If (x) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(iii), (y) Parent breaches its obligations under Section 7.02 or Section 8.01 of this Agreement and (z) Parent consummates an Initial Business Combination (other than with the Company), Parent shall pay to the Company, within two Business Days of such consummation, $5,000,0000 in cash, shares of Parent Stock or combination thereof, at Parent’s election. The number of shares of Parent Stock deliverable in respect of the amount elected by the Parent to be delivered in shares of Parent Stock shall equal (x) such amount divided by (y) the Average Stock Price as of the date of such consummation, provided that no fractional shares shall be delivered and that cash shall be paid in lieu of any fractional shares. The receipt of such cash or shares of Parent Stock, as the case may be, shall be the exclusive remedy of the Company, Sellers and their respective Affiliates with respect to such breach and they shall have waived any other rights and claims they may have against Parent and its Affiliates, whether in law or in equity, relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, following receipt of such cash or shares of Parent Stock. Notwithstanding the foregoing, if prior to ten (10) Business Days immediately following the termination of this Agreement, the Company notifies Parent in writing that it believes in good faith that Parent has committed a willful breach of this Agreement, then the obligation of Parent set forth in the first sentence of this Section 11.03 shall

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not come into effect and the Company shall have the right to pursue its remedies for willful breach of this Agreement against Parent, subject to other limitations set forth in this Agreement.

Section 11.04. Limitation On Remedy. Sellers and the Company hereby acknowledge that (a) they have read the prospectus dated February 14, 2008, filed by Parent with the SEC pursuant to Rule 424 promulgated under the 1933 Act and understand that Parent has established the Trust Account for the benefit of certain Persons (as described in the prospectus) and that Parent may disburse monies from the Trust Account only to certain Persons (as described in the prospectus) and (b) for and in consideration of Parent agreeing to evaluate the Blocker Entities and the Company for purposes of consummating a transaction with respect to their capital stock, Sellers and the Company agree that, prior to Closing, they do not have, directly or indirectly, any right, title, interest or claim of any kind in or to any monies in the Trust Account and waive any such claim they may have in the future as a result of, or arising out of, this Agreement, any other Transaction Document or any negotiations, contracts or agreements with Parent or any of its Affiliates or representatives and will not seek recourse, directly or indirectly, against the Trust Account for any reason whatsoever.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

GHL Acquisition Corp.
300 Park Avenue
New York, NY 10022
Attention: Jodi Ganz
Facsimile No.: (212) 389-1761

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: Leonard Kreynin
Facsimile No.: (212) 450-3800

if to any Seller, to the address set forth below such Seller’s signature on the signature pages hereof if to the Company, prior to Closing, to:

Iridium Holdings LLC
6707 Democracy Boulevard, Suite 300
Bethesda, MD 20817

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Attention: John Brunette
Facsimile No.: (301) 571-6250

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Edward J. Chung
Facsimile No.: (212) 455-2502

if to the Sellers’ Committee, after Closing, to:

Iridium Holdings LLC Sellers’ Committee
c/o Fulbright & Jaworski LLP
801 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Steven B. Pfeiffer
Facsimile No.: (202) 662-4643

Iridium Holdings LLC Sellers’ Committee
c/o Syncom Funds
8515 Georgia Avenue
Suite 725
Silver Spring, MD 20910
Attention: Terry L. Jones
Facsimile No.: (301) 608-3307

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02. Amendments and Waivers. (a) Any provision of this Agreement (including any Schedule or Exhibit hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Parent, the Company, the Sellers’ Committee and each other party to this Agreement who is adversely affected by such amendment in a manner that is material and disproportionate to any other party, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, after the Closing, amendments or waivers must be approved in writing by the Sellers’ Committee.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or

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privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 12.03. Addition of Sellers. In the event that one or more of the Persons listed on Schedule 2.01 has not executed a counterpart to this Agreement as of the date hereof, Parent, in its sole discretion, may allow such person after the date hereof to execute (x) a counterpart to this Agreement, accepting and agreeing to be bound by all of the terms and conditions hereof, and (y) such other documents or instruments as are necessary or appropriate to effect such Person’s addition as a Seller hereunder.

Section 12.04. Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with the Transaction Documents shall be paid by the party incurring such cost or expense.

Section 12.05. Successors and Assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.07. Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09. Counterparts; No Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect

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to persons specified in Sections 8.09, 8.11 and 10.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 12.10. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the other Transaction Documents.

Section 12.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (subject, in the case of enforcement against Parent, to the limitations set forth in Section 11.04) in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IRIDIUM HOLDINGS LLC

By:	/s/ Matthew J. Desch
	Name:	Matthew J. Desch
	Title:	Chief Executive Officer

GHL ACQUISITION CORP.

By:	/s/ Robert Niehaus
	Name:	Robert Niehaus
	Title:	Senior Vice President

SYNDICATED COMMUNICATIONS VENTURE PARTNERS IV, L.P.

BY: WJM PARTNERS IV, LLC, ITS GENERAL PARTNER

By:	/s/ Terry L. Jones
	Name:	Terry L. Jones
	Title:	Managing Member

SYNDICATED COMMUNICATIONS INC.

By:	/s/ Herbert P. Wilkins, Sr.
	Name:	Herbert P. Wilkins, Sr.
	Title:	Chairman

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BARALONCO LIMITED

By:	/s/ Steven B. Pfeiffer
	Name:	Steven B. Pfeiffer
	Title:	Attorney in Fact

BAREENA SATELLITE, LLC

By:	/s/ Michael Boyd
	Name:	Michael Boyd
	Title:	Director

COLUSSY GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Dan A. Colussy
	Name:	Dan A. Colussy
	Title:	Trustee

DAN A. COLUSSY REVOCABLE TRUST WITH DAN A. COLUSSY AS THE TRUSTEE

By:	/s/ Dan A. Colussy
	Name:	Dan A. Colussy
	Title:	Trustee

TYRONE BROWN

By:	/s/ Tyrone Brown
	Name:	Tyrone Brown
	Title:	Director (nonvoting)

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MOTOROLA, INC.

By:	/s/ Loren S. Minkus
	Name:	Loren S. Minkus
	Title:	Director Portfolio Management

GINO PICASSO

By:	/s/ Gino Picasso
	Name:	Gino Picasso
	Title:	CEO, GLOBOKASNET

AB KRONGARD

By:	/s/ A.B. Krongard
	Name:	A.B. Krongard

THOMAS J. RIDGE

By:	/s/ Thomas J. Ridge
	Name:	Thomas J. Ridge

IRIDIUM EMPLOYEE HOLDINGS LLC

BY: IRIDIUM SATELLITE, LLC, AS MANAGER

By:	/s/ John Brunette
	Name:	John Brunette
	Title:	Chief Legal & Administrative Officer

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EMPLOYEE HOLDINGS LLC

BY: IRIDIUM SATELLITE, LLC, AS MANAGER

By:	/s/ John Brunette
	Name:	John Brunette
	Title:	Chief Legal & Administrative Officer

IRIDIUM OPERATIONS SERVICES LLC

BY: IRIDIUM SATELLITE, LLC, AS MANAGER

By:	/s/ John Brunette
	Name:	John Brunette
	Title:	Chief Legal & Administrative Officer

CHASE LINCOLN FIRST COMMERCIAL CORPORATION

By:	/s/ Samantha Hamerman
	Name:	Samantha Hamerman
	Title:	Vice President

BNP PARIBAS

By:	/s/ Fletcher Duke
	Name:	Fletcher Duke
	Title:	Managing Director

By:	/s/ Francois Schwall
	Name:	Francois Schwall
	Title:	Managing Director

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CPR (USA) INC.

By:	/s/ Robert Olsen
	Name:	Robert Olsen
	Title:	Authorized Signatory

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Scott G. Martin
	Name:	Scott G. Martin
	Title:	Managing Director

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Andrea Leons
	Name:	Andrea Leons
	Title:	AIF

By:	/s/ Sunil Hariani
	Name:	Sunil Hariani
	Title:	AIF

D.K. ACQUISITION PARTNERS, L.P.

BY: M.H. DAVIDSON & CO., AS GENERAL PARTNER

By:	/s/ Anthony Yoseloff
	Name:	Anthony Yoseloff
	Title:	General Partner

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JPMORGAN CHASE BANK NA

By:	/s/ Ann Kurinskas
	Name:	Ann Kurinskas
	Title:	Managing Director

KENSINGTON INTERNATIONAL LIMITED, AS NOMINEE FOR MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

POST STRATEGIC MASTER FUND, LP, AS SUCCESSOR IN INTEREST TO POST BALANCED FUND, L.P., AS GENERAL PARTNER

BY: POST ADVISORY GROUP, LLC

By:	/s/ Carl H. Goldsmith
	Name:	Carl H. Goldsmith
	Title:	Managing Director

SILVER OAK CAPITAL, L.L.C.

By:	/s/ Thomas M. Fuller
	Name:	Thomas M. Fuller
	Title:	Authorized Signatory

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SPRINGFIELD ASSOCIATES LLC AS NOMINEE FOR MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

STONEHILL INSTITUTIONAL PARTNERS, L.P.

BY: STONEHILL CAPITAL MANAGEMENT LLC

By:	/s/ John Motulsky
	Name:	John Motulsky
	Title:	MM

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Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Iridium Communications Inc.

GHL Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (hereinafter the “Corporation”), hereby certifies as follows:

1.  The name of the Corporation is GHL Acquisition Corp.

2.  This Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, as amended (“DGCL”), and amends and restates the provisions of the existing Amended and Restated Certificate of Incorporation of the Corporation.

3.  The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE ONE

The name of the corporation is Iridium Communications Inc. The Corporation was duly incorporated under the laws of the State of Delaware on November 2, 2007.  A Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 2, 2007 under the name “GHL Acquisition Corp.”.

ARTICLE TWO

The registered office and registered agent of the Corporation is The Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

A.  AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is [ ] shares, consisting of:

(A)           [ ] shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”); and

(B)           [ ] shares of Common Stock, par value $0.001 per share (“Common Stock”).

B.  PREFERRED STOCK

The board of directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.  The stockholders of the Corporation may increase or decrease (but not below the number of shares of any class or classes then outstanding) the number of authorized shares of any such class or classes of stock by the affirmative approval of a majority of the stockholders entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), including by a resolution of such stockholders, and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefore.

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the

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Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable, including a rate payable in shares of Preferred Stock, and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of capital stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative; the date or dates from which dividends on shares of such series shall be cumulative, the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of capital stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

C.  COMMON STOCK

Except as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

Section 1.   Voting Rights.   Except as otherwise required by applicable law, holders of Common Stock, voting together as if a single class, shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.  Except as otherwise provided by law, the Common Stock, together as if a single class, shall possess full and complete voting power for the election of members of the Board of Directors.

Section 2.   Dividends.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the

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Board of Directors in its discretion shall determine.  Dividends shall be payable only as and when declared by the Board of Directors.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors, acting by majority vote, is expressly authorized to make, adopt, alter, amend or repeal the by-laws of the Corporation, except as may be otherwise provided in the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.  Election of directors of the Corporation need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, and may not be taken by written consent of stockholders without a meeting.

ARTICLE NINE

Special meetings of the stockholders may be called by the Board of Directors and the Chairman of the Board of Directors in accordance with the by-laws of the Corporation and may not be called by any other person.

ARTICLE TEN

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 3 and not more than [___] directors.  The exact number of directors within such minimum and maximum shall be fixed solely by the Board of Directors.

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ARTICLE ELEVEN

Section 1.  Limitation on Liability of Directors.  The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL.  Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section 2.  Right of Directors and Officers To Indemnity From the Corporation.  The Corporation shall indemnify, in a manner and to the fullest extent permitted by the DGCL, each person who is or was a party to or subject to, or is threatened to be made a party to or to be the subject of, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (including any legislative or self-regulatory proceeding), by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director or officer of the Corporation or is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, manager, partner or trustee of, or in a similar capacity for, another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation or of any of its affiliates (any such person being sometimes referred to hereafter as an “Indemnitee”), or by reason of any action taken or omitted or alleged to have been taken or omitted by an Indemnitee in any such capacity, against, in the case of any action, suit or proceeding other than an action or suit by or in the right of the Corporation, all expenses (including court costs and attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf and all judgments, damages, fines, penalties and other liabilities actually sustained by him or her in connection with such action, suit or proceeding and any appeal therefrom and, in the case of an action or suit by or in the right of the Corporation, against all expenses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe that his or her conduct was unlawful; provided, however, that in an action by or in the right of the Corporation no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless, and then only to the extent that, the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine

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upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity against such expenses or amounts paid in settlement as the Court of Chancery of Delaware or such other court shall deem proper.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, without reasonable cause to believe that his or her conduct was unlawful.  With respect to service by an Indemnitee on behalf of any employee benefit plan of the Corporation or any of its affiliates, action in good faith in what the Indemnitee reasonably believed to be the best interest of the beneficiaries of the plan shall be considered to be in or not opposed to the best interests of the Corporation.  The Corporation shall indemnify an Indemnitee for expenses (including attorneys’ fees) reasonably incurred by the Indemnitee in connection with a proceeding successfully establishing his or her right to indemnification, in whole or in part, pursuant to this Article.  However, notwithstanding anything to the contrary in this Article, the Corporation shall not be required to indemnify an Indemnitee against expenses incurred in connection with a proceeding (or part thereof) initiated by the Indemnitee against the Corporation or any other person who is an Indemnitee unless the initiation of the proceeding was approved by the Board of Directors of the Corporation, which approval shall not be unreasonably withheld.

Section 3.  Advancement of Expenses.  Subject to the provisions of the last sentence of Section 2 of this Article, any advancement by the Corporation against expenses in advance of the final disposition of the proceeding shall be provided in accordance with the by-laws of the Corporation then in effect.

Section 4.  Procedural Matters.  The right to indemnification and advancement of expenses provided by this Article shall continue as to any person who formerly was an officer or director of the Corporation in respect of acts or omissions occurring or alleged to have occurred while he or she was an officer or director of the Corporation and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitees.  Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation.  The Corporation may, by provisions in its by-laws or by agreement with one or more Indemnitees, establish procedures for the application of the foregoing provisions of this Article, including a provision defining terms used in this Article.  The right of an Indemnitee to indemnification or advances as granted by this Article shall be a contractual obligation of the Corporation and, as such, shall be enforceable by the Indemnitee in any court of competent jurisdiction.

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Section 5.  Amendment.  No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Section 6.  Other Rights to Indemnity.  The indemnification and advancement of expenses provided by this Article shall not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement, vote of stockholders or action of the Board of Directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office for the Corporation, and nothing contained in this Article shall be deemed to prohibit the Corporation from entering into agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article.

Section 7.  Other Indemnification and Advancement of Expenses.  In addition to indemnification by the Corporation of current and former officers and directors and advancement of expenses by the Corporation to current and former officers and directors as permitted by the foregoing provisions of this Article, the Corporation may, by action of the Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

Section 8.  Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or of another corporation or a limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) in which the Corporation has an interest against any expense, liability or loss incurred by the Corporation or such person in his or her capacity as such, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

ARTICLE TWELVE

Section 1.  Restrictions on Stock Ownership and Transfer.  As contemplated by this Article, the Corporation may restrict the ownership, or proposed ownership, of Common Stock or Preferred Stock of the Corporation by any person if such ownership or proposed ownership (i) is or could be inconsistent with, or in violation of, any provision of the Federal Communications

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Laws (as hereinafter defined); (ii) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws; or (iii) subjects or could subject the Corporation to any law, regulation or policy under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership (clauses (i), (ii) and (iii) collectively, “FCC Regulatory Limitations”).  For purposes of this Article, the term “Federal Communications Laws” shall mean the Communications Act of 1934, as amended, and the rules, regulations or policies promulgated thereunder.

Section 2.  Requests for Information.  If the Corporation believes that the ownership or proposed ownership of Common Stock or Preferred Stock of the Corporation by any person may result in an FCC Regulatory Limitation, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.

Section 3.   Denial of Rights, Refusal to Transfer.  If (i) any person from whom information is requested pursuant to Section 2 of this Article does not provide all the information requested by the Corporation, or (ii) the Corporation shall conclude in its sole discretion that a person’s ownership or proposed ownership of, or that a person’s exercise of any rights of ownership with respect to the Common Stock or Preferred Stock of the Corporation, results or could result in an FCC Regulatory Limitation, then, in the case of either clause (i) or clause (ii), the Corporation may (a) refuse to permit the transfer of Common Stock or Preferred Stock of the Corporation to such person, (b) suspend those rights of stock or equity ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (c) redeem the Common Stock or Preferred Stock of the Corporation held by such person in accordance with the terms and conditions set forth herein, and/or exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such person, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation.  Any refusal of transfer or suspension of rights pursuant to clauses (a) and (b), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined in its sole discretion that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation.

ARTICLE THIRTEEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

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ARTICLE FOURTEEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed by ____________, its __________________, this __ day of ______, 200__.

[_________________]

By:
Name:
Title:

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Annex C

PLEDGE AGREEMENT

PLEDGE AGREEMENT dated as of _________, ___ (the “Effective Date”) between [NAME OF PLEDGOR] (the “Pledgor”) and GHL Acquisition Corporation (the “Pledgee”).

WHEREAS, the Pledgor and the Pledgee are parties to the Transaction Agreement dated as of September 22, 2008 (as amended from time to time, the “Transaction Agreement”); and

WHEREAS, the Pledgor is willing to secure its indemnification obligations under the Transaction Agreement and certain other obligations set forth herein, by granting Liens on certain assets to the Pledgee as provided herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.

(a)           Terms Defined in Transaction Agreement.  Except for capitalized terms specifically defined in this Agreement, the terms defined in the Transaction Agreement shall have, as used herein, the respective meanings provided for such terms in the Transaction Agreement.

(b)           Terms Defined in UCC.  As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC Section
Authenticate	9-102
Control	8-106
Instrument	9-102
Proceeds	9-102
Registered Organization	9-102

(c)           Additional Definitions.  The following additional terms, as used herein, have the following meanings:

“Collateral” has the meaning set forth in Section 2; provided that if at any time the Pledgor proposes to substitute other collateral for the Collateral described in Section 2 and the Pledgee agrees in its sole discretion to such substitution, “Collateral” shall mean such substitute collateral as defined in the amendment or other documents agreed and executed  by the parties to document such substitution.  References to the Collateral include the Pledged Securities, except as the context otherwise requires.

“Indemnification Event” means the failure by the Pledgor to make payment in full for any claim for indemnification made by an Indemnified Party pursuant to Article 10 of the Transaction Agreement after (i) the Pledgor’s liability has been determined by a final non-appealable judgment of a court of compentent jurisdiction in respect of such claim or (ii) conclusion of a written settlement agreement between Pledgor and Pledgee in respect of such claim.

“Permitted Liens” means (i) the Security Interest, and (ii) inchoate Tax and ERISA Liens.

“Pledged Securities” means [                     ] shares of Pledgee’s common stock, represented by stock certificate number [   ], which are pledged by the Pledgor hereunder. “Release Date” means the first Business Day that is on or after nine months after the Closing Date]1 [the first Business Day that is on or after the second anniversary of the Closing Date]2; provided that, if there is any outstanding dispute under Article 10 of the Transaction Agreement, the Collateral shall be partially released to the Pledgor, but only to extent that a sufficient amount of Collateral remains so as to satisfy all outstanding claims related to all Indemnification Events.

“Secured Obligations” means all Damages and costs arising from or in connection with an Indemnification Event.

“Security Document” means this Agreement and the Transaction Agreement.

“Security Interest” means the security interest in the Collateral granted hereunder.

“Transfer Restriction” means, with respect to any item of Collateral pledged hereunder, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such item of Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including (i) any requirement that any sale, assignment or other transfer or enforcement for such item of Collateral be consented to or approved by any Person, including the issuer

1 In the case of the Syncom Blocker Seller.
2 In the case of the Baralonco Seller.

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thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, and (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of collateral.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the Security Interest on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(d)           Terms Generally. The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (v) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2.           Security Interest.  In order to secure the Secured Obligations, the Pledgor hereby grants to the Pledgee a security interest in the following (the “Collateral”):

(a)        all right, title and interest of the Pledgor in the Pledged Securities and all rights of the Pledgor in respect of the Pledged Securities, whether now owned or existing or hereafter acquired or arising and wherever located; and

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(b)        all Proceeds of any of the foregoing.

The Security Interest is granted as security only and shall not subject the Pledgee to, or transfer or in any way affect or modify, any obligation or liability of the Pledgor with respect to any of the Collateral or any transaction in connection therewith.

3.           Representations, Warranties and Covenants of the Pledgor.  The Pledgor represents and warrants to the Pledgee as of the date hereof, and covenants with the Pledgee, as follows:

(a)           [For the Syncom Blocker Seller: The Pledgor is a Registered Organization validly existing and in good standing under the Laws of the State of Delaware.] [For the Baralonco Seller: [The Pledgor is a business company duly incorporated and in good legal standing under the laws of the British Virgin Islands.]  The Pledgor’s exact legal name is correctly set forth on the signature page hereof.  The Pledgor will provide the Pledgee with at least 30 days’ prior written notice of any change in the Pledgor’s name or form or jurisdiction of organization.

(b)           The Pledgor has good and marketable title to all of the Collateral, free and clear of any Lien, other than Permitted Liens.  With respect to the Pledged Securities, the Pledgor is relying on the representations of the Pledgee in Section 5.05 of the Transaction Agreement.  The Pledgor has not performed any acts that might prevent the Pledgee from enforcing any of the provisions of this Agreement.  No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral except for the Security Interest.  After the date of this Agreement, no Collateral will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than Permitted Liens.

(c)           None of the Collateral is subject to any Transfer Restriction except those created under the Transaction Documents and under federal and state securities laws.  The Pledgor will not cause or suffer to exist any Transfer Restriction with respect to any of the Collateral except those created under the Transaction Documents and under federal and state securities laws.

(d)           To the extent that (i) perfection of a security interest in the Collateral may be perfected by control pursuant to the UCC and (ii) the Pledgee obtains and maintains control of the Collateral, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of this Agreement or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Security Interest or for the enforcement of the Security Interest.

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(e)           The Pledgor will, from time to time, at its expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action that from time to time may be necessary in order to (i) create, preserve or perfect the Security Interest, (ii) cause the Pledgee to have Control of the Collateral or (iii) enable the Pledgee to exercise and enforce any of its rights, powers and remedies with respect to the Collateral.

(f)           The Pledgor will, promptly upon request, provide to the Pledgee all information and evidence concerning the Collateral that the Pledgee may request from time to time to enable it to enforce the provisions of this Agreement.

4.           Dispositions; Proceeds; Voting Rights, Etc.

(a)         The Pledgor will not sell or otherwise dispose of the Collateral.

(b)         Unless an Indemnification Event shall have occurred and be continuing, the Pledgor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral.  If any Indemnification Event shall have occurred and be continuing, the Pledgee will have the exclusive right to the extent permitted by Law to give consents, ratifications and waivers and to take any other action with respect to the Collateral, with the same force and effect as if the Pledgee were the absolute and sole owner thereof, and the Pledgor will take all such action as the Pledgee may reasonably request from time to time to give effect to such right.

5.           Remedies.  (a) If an Indemnification Event has occurred, the Pledgee may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to the Collateral and, in addition, the Pledgee may, without being required to give any notice, except as herein provided in Section 8 or as may be required by mandatory provisions of Law, sell, lease, license or otherwise dispose of the Collateral or any part thereof, in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Pledgee’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Pledgee may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral.  To the maximum extent permitted by applicable Law, the Pledgee may be the purchaser of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale.  Upon any sale of Collateral by the Pledgee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Pledgee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be

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obligated to see to the application of any part of the purchase money paid over the Pledgor or such officer or be answerable in any way for the misapplication thereof.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by Law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted.  The Pledgee shall not be obliged to make any sale of Collateral regardless of notice of sale having been given.  The Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  To the maximum extent permitted by Law, the Pledgor hereby waives any claim against the Pledgee arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Pledgee accepts the first offer received and does not offer such Collateral to more than one offeree.  The Pledgee may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.

 (b)           If the Pledgee sells any of the Collateral upon credit, the Pledgor will be credited only with payment actually made by the purchaser, received by the Pledgee and applied in accordance with Section 6 hereof.  In the event the purchaser fails to pay for the Collateral, the Pledgee may resell the same, subject to the same rights and duties set forth herein.  Notice of any such sale or other disposition shall be given to the Pledgor as required by Section 8.

6.           Application of Proceeds.

(a)           If an Indemnification Event has occurred, the Pledgee may apply the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:

first,               to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Pledgee, and all expenses, liabilities and advances incurred or made by the Pledgee in connection herewith, and any other amounts then due and payable to the Pledgee in respect of any expenses in connection with or any indemnity under the Transaction Agreement;

second,           to pay the Secured Obligations, until payment in full of the Secured Obligations shall have been made; and

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third,               to pay all interest and fees payable pursuant to Section 7 of this Agreement, until payment in full of all such interest and fees shall have been made.

7.           Fees and Expenses.  (a) The Pledgor will forthwith upon demand pay to the Pledgee:

(i)           the amount of any Taxes that the Pledgee may have been required to pay in connection with maintaining the validity, perfection and rank of the Security Interest or to free any Collateral from any other Lien thereon; and

(ii)           the amount of any and all reasonable out-of-pocket expenses, including transfer Taxes and reasonable fees and expenses of counsel and other experts, that the Pledgee may incur in connection with (x) the administration or enforcement of this Agreement, including such reasonable expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of the Security Interest, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Pledgee of any of its rights or powers under the Transaction Agreement; and

(iii)           the amount of any fees that the Pledgor shall have agreed in writing to pay to the Pledgee and that shall have become due and payable in accordance with such written agreement.

Any such amount not paid to the Pledgee on demand will bear interest for each day thereafter until paid at a rate per annum equal to 10%.

(a)           If any transfer Tax, documentary stamp Tax or other Tax is payable in connection with any transfer or other transaction provided for in the Security Documents, the Pledgor will pay such Tax and provide any required Tax stamps to the Pledgee or as otherwise required by Law.

8.           Authority to Administer Collateral.  As further security for the Secured Obligations, the Pledgor irrevocably appoints the Pledgee its true and lawful attorney, with full power of substitution, in the name of the Pledgor, the Pledgee or otherwise, for the sole use and benefit of the Pledgee, but at the expense of the Pledgor, to the extent permitted by Law to exercise, at any time and from time to time while an Indemnification Event shall have occurred or be continuing, all or any of the following powers with respect to all or any of the Collateral:

(a)           to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

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(b)           to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(c)           to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Pledgee were the absolute owner thereof; and

(d)           to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Collateral that threatens to decline speedily in value or is of a type customarily sold on (and such sale is being made through) a recognized market, the Pledgee will give the Pledgor at least ten days prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (x) contain the information specified in UCC Section 9-613, (y) be Authenticated and (z) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Pledgee fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

9.           Limitation on Duty in Respect of Collateral.  Beyond the exercise of reasonable care in the custody and preservation thereof, the Pledgee will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto.  The Pledgee will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any agent or bailee selected by the Pledgee in good faith, except to the extent that such liability arises from the Pledgee’s gross negligence or willful misconduct.

10.           Termination, Release.  (a) The Security Interest shall terminate and all rights to the Collateral shall revert to the Pledgor on the Release Date; provided, however, that if a partial release of Collateral is made as specified in the final provision in the definition of “Release Date,” then the portion of such remaining Collateral retained on account of outstanding claims shall be released upon (i) the payment by the Pledgor to satisfy such outstanding claims following a final non-appealable judgment by a court of competent jurisdiction in respect of such claims; (ii) a final non-appealable judgment by such court that the Pledgor has no liability with respect of such outstanding claims; or (iii) the payment by the Pledgor after conclusion of a written settlement agreement between Pledgor and Pledgee in respect of such outstanding claims.

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(a)           Upon any termination of the Security Interest and release of Collateral, the Pledgee will, at the expense of the Pledgor, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence the termination of the Security Interest and the release of the Collateral.

11.           Notices.  Each notice, request or other communication given to any party hereunder shall be given in accordance with Section 12.01 of the Transaction Agreement.

12.           No Implied Waivers; Remedies Not Exclusive.  No failure by the Pledgee to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Pledgee of any right or remedy under any Security Document preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies specified in the Security Documents are cumulative and are not exclusive of any other rights or remedies provided by Law.

13.           Successors and Assigns.  This Agreement is for the benefit of the Pledgee and its successors and assigns.  If all or any part of the Pledgee’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation.  This Agreement shall be binding on the Pledgor and its successors and assigns.

14.           Amendments and Waivers.  Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the parties hereto.

15.           Choice of Law; Submission to Jurisdiction.  This Agreement shall be construed in accordance with and governed by the Laws of the State of New York except as otherwise required by mandatory provisions of Law and except to the extent that remedies provided by the Laws of any jurisdiction other than the State of New York are governed by the Laws of such jurisdiction.  The Pledgor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement.  The Pledgor irrevocably waives, to the fullest extent permitted by Law, any objection which the Pledgor may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

16.           Waiver of Jury Trial.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

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INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

17.           Severability.  If any provision of this Agreement is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by Law, (i) the other provisions of the this Agreement shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Pledgee in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

18.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date set forth above.

[NAME OF PLEDGOR]

By:
Name:
Title:

[NAME OF PLEDGEE]

By:
Name:
Title:

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Annex D

REGISTRATION RIGHTS AGREEMENT

dated as of

[           ],

among

GHL ACQUISITION CORP.

and

THE SHAREHOLDERS PARTY HERETO

Page

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	1
Section 1.02. Other Definitional and Interpretative Provisions	4

ARTICLE 2
REGISTRATION RIGHTS

Section 2.01. Registration.	5
Section 2.02. Participation In Underwritten Takedown	9
Section 2.03. Rule 144 Sales; Cooperation By Parent	9

ARTICLE 3
INDEMNIFICATION AND CONTRIBUTION

Section 3.01. Indemnification by Parent	12
Section 3.02. Indemnification by Participating Shareholders	12
Section 3.03. Conduct of Indemnification Proceedings	13
Section 3.04. Contribution	14
Section 3.05. Other Indemnification	15

ARTICLE 4
LOCK UP

Section 4.01. Restriction on Shareholders.	15

ARTICLE 5
MISCELLANEOUS

Section 5.01. Binding Effect; Assignability; Benefit	15
Section 5.02. Notices	16
Section 5.03. Waiver; Amendment; Termination	16
Section 5.04. Governing Law	17
Section 5.05. Jurisdiction	17
Section 5.06. WAIVER OF JURY TRIAL	17
Section 5.07. Specific Enforcement	17
Section 5.08. Counterparts; Effectiveness	18
Section 5.09. Entire Agreement	18

Section 5.10. Severability	18

REGISTRATION RIGHTS AGREEMENT

AGREEMENT dated as of [                       ] (this “Agreement”) among GHL Acquisition Corp., a Delaware corporation (the “Parent”), and the Shareholders party hereto as listed on the signature pages (each a “Shareholder” and collectively the “Shareholders”).

WHEREAS Parent, certain of the Shareholders and Iridium Holdings LLC are parties to the Transaction Agreement dated September 22, 2008 (the “Transaction Agreement”) with respect to the purchase by Parent of the equity interests in Iridium Holdings LLC on the terms and subject to the conditions set out in the Transaction Agreement; and

WHEREAS Parent has agreed to grant certain registration rights to the Shareholders upon the closing of the transactions contemplated by the Transaction Agreement as provided herein.

NOW THEREFORE, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no securityholder of Parent shall be deemed an Affiliate of any other securityholder solely by reason of any investment in Parent.  For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of Parent.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Exchange Act” means the Securities Exchange Act of 1934.

“FINRA” means the Financial Industry Regulatory Authority and any successor thereto.

“Initial Shareholders” means Greenhill & Co., Inc., _______, ________ and ________.

“Parent Securities” means (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Offering” means an underwritten public offering of Registrable Securities of Parent pursuant to the Shelf Registration Statement as amended or supplemented.

“Registrable Securities” means, the Parent Securities held as of the date hereof by the Shareholders and any other securities issued or issuable by Parent or any of its successors or assigns in respect of such Parent Securities by way of conversion, exchange, exercise, dividend, split, reverse split, combination, recapitalization, reclassification, merger, amalgamation, consolidation, sale of assets, other reorganization or otherwise until (i) a registration statement covering such Parent Securities or such other securities has been declared effective by the SEC and such Parent Securities or such other securities have been disposed of pursuant to such effective registration statement, or (ii) such Parent Securities or such other securities are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met.

“Registration Expenses” means any and all expenses incident to the performance of, or compliance with, any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of the Shelf Registration Statement, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of Parent (including all salaries and

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expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for Parent and customary fees and expenses for independent certified public accountants retained by Parent (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 2.01(j), (vii) reasonable fees and expenses of any special experts retained by Parent in connection with such registration, (viii) reasonable fees, out-of-pocket costs and expenses of the Shareholders, including one counsel for all of the Shareholders selected by the Shareholders holding a majority of the Registrable Securities to be sold for the account of all Shareholders in the offering or included in the Shelf Registration Statement, (ix) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (x) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xi) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of Registrable Securities, (xiii) all out-of pocket costs and expenses incurred by Parent or its appropriate officers in connection with their compliance with Section 2.01(o), and (xiv) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering.  Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of the Shareholders (or the agents who manage their accounts).

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Transfer” means, with respect to any Parent Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Parent Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Parent Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

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(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Parent	Preamble
Damages	3.01
Demand Takedown	2.01(b)
Effectiveness Period	2.01(a)
Indemnified Party	3.03
Indemnifying Party	3.03
Inspectors	2.01(h)
Maximum Offering Size	2.01(b)
Notice	5.02
Records	2.01(h)
Requesting Shareholder	2.01(b)
Selling Shareholders	2.01(b)
Shareholder	Preamble
Shelf Registration	2.01
Shelf Registration Statement	2.01
Transaction Agreement	Preamble
Underwritten Takedown	2.01(b)

(c)        Capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings specified in the Transaction Agreement.

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any

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date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Registration Rights

Section 2.01.  Registration.

(a)        As soon as reasonably practicable and with a view to such registration to become effective six months from the date hereof, Parent shall effect the registration of the Registrable Securities under a registration statement (the “Shelf Registration Statement”) pursuant to Rule 415 under the Securities Act (or any successor rule) (the “Shelf Registration”).  Parent shall use all reasonable best efforts to cause the Shelf Registration Statement to become and remain effective for so long as Shareholders hold Registrable Securities (the “Effectiveness Period”) commencing on the first anniversary of the date hereof (or such shorter period in which all of the Registrable Securities shall have actually been sold).

(b)        Parent shall not be required to effectuate any Public Offering prior to, or following the expiration of, the Effectiveness Period.  During the Effectiveness Period, Parent shall only be required to effectuate one Public Offering from such Shelf Registration (an “Underwritten Takedown”) within any six-month period, which offering may be requested by Shareholders then holding at least three million Registrable Securities.  In connection with any such Underwritten Takedown:

(i)                 If Parent shall receive a request from Shareholders then holding at least three million Registrable Securities (the requesting Shareholder(s) shall be referred to herein as the “Requesting Shareholder”) that Parent effect the Underwritten Takedown of all or any portion of the Requesting Shareholder’s Registrable Securities, and specifying the intended method of disposition thereof, then Parent shall promptly give notice of such requested Underwritten Takedown (each such request shall be referred to herein as a “Demand Takedown”) at least 10 Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Demand Takedown to the other Shareholders and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(A)              subject to the restrictions set forth in Section 2.01(b)(iii), all Registrable Securities for which the Requesting Shareholder has requested such offering under Section 2.01(b)(i), and

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(B)              subject to the restrictions set forth in Section 2.01(b)(iii), all other Registrable Securities that any Shareholders (all such Shareholders, together with the Requesting Shareholder, the “Selling Shareholders”) have requested Parent to offer by request received by Parent within 7 Business Days after such Shareholders receive Parent’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

(ii)                 Promptly after the expiration of the 7-Business Day-period referred to in Section 2.01(b)(i)(B), Parent will notify all Selling Shareholders of the identities of the other Selling Shareholders and the number of shares of Registrable Securities requested to be included therein.

(iii)                 If the managing underwriter in an Underwritten Takedown advises Parent and the Requesting Shareholder that, in its view, the number of shares of Registrable Securities requested to be included in such Underwritten Offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), Parent shall include in such Underwritten Offering, up to the Maximum Offering Size, Registrable Securities requested to be included in such Underwritten Takedown by all Selling Shareholders and allocated pro rata among such Selling Shareholders on the basis of the relative number of Registrable Securities held by each such Selling Shareholders at such time.

(c)        Parent shall be liable for and pay all Registration Expenses in connection with the Shelf Registration and any Underwritten Takedown.

(d)         Prior to filing the Shelf Registration Statement or a prospectus or any amendment or supplement thereto (other than any report filed pursuant to the Exchange Act that is incorporated by reference therein), Parent shall, if requested, furnish to each Shareholder and each underwriter, if any, of the Registrable Securities covered by the Shelf Registration Statement, prospectus, amendment or supplement (as applicable) copies of the Shelf Registration Statement, prospectus, amendment or supplement as proposed to be filed, and thereafter Parent shall furnish to each Shareholder and underwriter, if any, such number of copies of such documents and other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities.

(e)         After the filing of the Shelf Registration Statement, Parent shall (i) cause any related prospectus to be supplemented by any required prospectus

6

supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by the Shelf Registration Statement during the applicable period in accordance with the intended methods of disposition by the Shareholders thereof set forth in the Shelf Registration Statement or supplement to such prospectus and (iii) promptly notify each Shareholder holding Registrable Securities covered by the Shelf Registration Statement of the effectiveness of the Shelf Registration Statement and any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(f)         The Parent shall use all reasonable best efforts to (i) register or qualify the Registrable Securities under such other securities or “blue sky” laws of such jurisdictions in the United States as any Shareholder holding such Registrable Securities reasonably (in light of such Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Parent and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of the Registrable Securities owned by such Shareholder, provided that Parent shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.01(f), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(g)         Parent shall immediately notify each Shareholder, at any time when a prospectus relating the Registrable Securities is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Shareholder and file with the SEC any such supplement or amendment.

(h)         Selling Shareholders holding a majority of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an underwriter or underwriters in connection with such Underwritten Takedown, which underwriter or underwriters shall be reasonably acceptable to Parent.  In connection with an Underwritten Takedown, Parent shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown,

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including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(i)         Upon execution of confidentiality agreements in form and substance reasonably satisfactory to Parent, Parent shall make available for inspection by any Shareholder and any underwriter participating in any disposition pursuant to the Shelf Registration Statement and any prospectus being filed by Parent pursuant to this Section 2.01 and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of Parent (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause Parent’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with the Shelf Registration Statement and any such prospectus.  Records that Parent determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the Shelf Registration Statement or prospectus (as applicable) or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction.  Each Shareholder agrees that any non-public information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Parent Securities unless and until such information is made generally available to the public.  Each Shareholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to Parent and allow Parent, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(j)         The Parent shall use reasonable best efforts to furnish to each Shareholder participating in an Underwritten Offering and to each such underwriter, if any, a signed counterpart, addressed to such Shareholder or underwriter, of (i) an opinion or opinions of counsel to Parent and (ii) a comfort letter or comfort letters from Parent’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as a majority of such Shareholders or the managing underwriter therefor reasonably requests.

(k)         The Parent shall otherwise use all reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document covering a period of 12 months, beginning within three months after the effective date of the Shelf Registration Statement, which earnings statement satisfies the requirements of Rule 158 under the Securities Act.

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(l)         The Parent may require each Shareholder promptly to furnish in writing to Parent such information regarding the distribution of the Registrable Securities as Parent may from time to time reasonably request and such other information as may be legally required in connection with the Shelf Registration.

(m)         Each Shareholder agrees that, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 2.01(g), such Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement covering such Registrable Securities until such Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.01(g), and, if so directed by Parent, such Shareholder shall deliver to Parent all copies, other than any permanent file copies then in such Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.  If Parent shall give such notice, Parent shall extend the period during which the Shelf Registration Statement shall be maintained effective (including the period referred to in Section 2.01(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.01(g) to the date when Parent shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of Section 2.01(g).

(n)         The Parent shall use all reasonable best efforts to list all Registrable Securities on any securities exchange or quotation system on which any Parent Securities are then listed or traded.

(o)         The Parent shall have appropriate officers of Parent (i) prepare and make presentations at any “road shows” and before analysts and (ii) otherwise use their reasonable efforts to cooperate as reasonably requested by the underwriters or the Shareholders in the offering, marketing or selling of the Registrable Securities.

Section 2.02 . Participation In Underwritten Takedown.  No Shareholder may participate in an Underwritten Takedown hereunder unless such Shareholder (a) agrees to sell such Shareholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 2.03 .   Rule 144 Sales; Cooperation By Parent.  (a) If any Shareholder shall transfer any Registrable Securities pursuant to Rule 144, Parent shall cooperate, to the extent commercially reasonable, with such Shareholder and shall provide to such Shareholder such information as such Shareholder shall reasonably request.  Without limiting the foregoing:

9

(b)         Parent shall, at any time shares of Parent’s capital stock are registered under the Securities Act or the Exchange Act, (i) make and keep available public information, as those terms are contemplated by Rule 144 under the Securities Act (or any successor or similar rule then in force); (ii) timely file with the SEC all reports and other documents required to be filed under the Securities Act and the Exchange Act; and (iii) furnish to each Shareholder forthwith upon request a written statement by Parent as to its compliance with the reporting requirements of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Parent, and such other information as such Shareholder may reasonably request in order to avail itself of any rule or regulation of the SEC allowing such Shareholder to sell any Registrable Securities without registration.

Section 2.04.            Piggyback Registrations.

(a)           Whenever Parent proposes to register any of its equity securities (including any proposed registration of the  Parent’s securities by any third party) under the Securities Act (other than pursuant to a registration on Form S−4 or S−8 or any successor or similar forms), whether or not for sale for its own account, and  the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), Parent shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration (which notice shall be given at least 20  days prior to the date the applicable registration statement is to be filed) and, subject to Sections 2.04(c) and 2.04(d), shall include in such registration  (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any  related underwriting) all Registrable Securities with respect to which Parent has received written requests for inclusion therein within 15  days after the receipt of Parent’s notice. Notwithstanding the provisions of this Section 2.04(a) to the contrary, as long as Parent  determines that such delay would not impair the ability of holders of Registrable Securities to participate in such registration (e.g., because the registration statement therefor is likely to be reviewed by the Securities and Exchange Commission and/or such offering will not be completed until at least 20 days after the registration statement therefor is filed), Parent may delay the notice of a Piggyback Registration until the day after  the registration statement with respect to such Piggyback Registration is filed, in which case, subject to the remainder of this Section 2.04, Parent shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other  registration requirements and in any related underwriting) all Registrable Securities with respect to which Parent has received written requests for inclusion therein within 15 days after the receipt of Parent’s notice.

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(b)           The Registration Expenses of the holders of Registrable Securities shall be paid by Parent in all Piggyback Registrations.

(c)           If a Piggyback Registration is an underwritten primary registration on behalf of Parent, and the managing underwriter advises Parent that, in its view, the number of Registrable Securities requested to be included in such underwritten primary registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, Parent shall include in such registration (i) first, the securities Parent proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the amount of such securities owned by each such holder, and (iii) third, the other securities requested to be included in such registration pro rata among the holders of such securities on the basis of the  amount of such securities shares owned by each such holder.

(d)           If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Parent’s securities (a “Secondary Registration”), and the managing underwriter advises Parent that, the number of shares of Registrable Securities requested to be included in such Secondary Registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, Parent shall include in such registration (i) first, except to the extent otherwise previously agreed to by holders of a majority of the Registrable Securities, the securities requested to be included therein by the holders requesting such registration, together with the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities and Registrable Securities on the basis of the amount of such securities owned by each such holder, and (ii) second, other securities requested to be included in such registration pro rata among the holders of such securities on the basis of the amount of such securities owned by each such holder.

(e)           If any Piggyback Registration is an underwritten offering, Parent will have the right to select the investment banker(s) and manager(s) for the offering.

(f)           During such time as any holder of Registrable Securities may be engaged in a distribution of securities pursuant to an underwritten Piggyback Registration, such holder shall distribute such securities only under the registration statement and solely in the manner described in the registration statement.

(g)           Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 2.04, whether or not any holder of

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Registrable Securities has elected to include securities in such registration, without any liability to Parent, except that the Registration Expenses of such withdrawn registration shall be borne by Parent.

ARTICLE 3
Indemnification and Contribution

Section 3.01 .  Indemnification by Parent.  Parent agrees to indemnify and hold harmless each Shareholder beneficially owning any Registrable Securities covered by the Shelf Registration Statement, or any prospectus filed in connection with an Underwritten Takedown pursuant to the terms hereof, or any amendment or supplement thereto, its officers, directors, employees, partners and agents, and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or any such prospectus relating to the Registrable Securities (as amended or supplemented if Parent shall have furnished any amendments or supplements thereto), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to Parent by such Shareholder or on such Shareholder’s behalf expressly for use therein.  Parent also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 3.01.

Section 3.02 .  Indemnification by Participating Shareholders.  Each Shareholder holding Registrable Securities included in the Shelf Registration Statement, any prospectus filed in connection with an Underwritten Takedown pursuant to the terms hereof, or any supplement or amendment thereto agrees, severally but not jointly, to indemnify and hold harmless Parent, its officers, directors and agents and each Person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Parent to such Shareholder, but only with respect to information furnished in writing by such Shareholder or on such Shareholder’s behalf expressly for use in the Shelf Registration Statement or any such prospectus, or any amendment or supplement thereto.  Each such Shareholder also agrees to indemnify and hold harmless

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underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of Parent provided in this Section 3.02.  As a condition to including Registrable Securities in the Shelf Registration Statement or any prospectus filed in connection with an Underwritten Takedown pursuant to the terms hereof, Parent may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.  No Shareholder shall be liable under this Section 3.02 for any Damages in excess of the net proceeds realized by such Shareholder in the sale of Registrable Securities of such Shareholder to which such Damages relate.

Section 3.03 .  Conduct of Indemnification Proceedings.  If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 3, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including one or more defenses or counterclaims that are different from or in addition to those available to the Indemnifying Party, or (iii) the Indemnifying Party shall have failed to assume the defense within 30 days of notice pursuant to this Section 3.03.  It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred.  In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the

13

extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (A) includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding, and (B) does not include any injunctive or other equitable or non-monetary relief applicable to or affecting such Indemnified Person.

Section 3.04 .  Contribution.  If the indemnification provided for in this Article 3 is unavailable to the Indemnified Parties in respect of any Damages, then each Indemnifying Party, in lieu of indemnifying the Indemnified Parties, shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Damages as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of any Damages shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Article 3 was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.04 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 3.04, no Shareholder shall be required to contribute, in the aggregate, any amount in excess of the net proceeds actually received by such Shareholder from the sale of the Registrable Securities subject to the proceeding.  Each Shareholder’s obligation to contribute pursuant to this Section 3.03 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Shareholders and not joint.

No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  The indemnity

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and contribution agreements contained in this Article 3 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

Section 3.05 .  Other Indemnification.  Indemnification similar to that specified herein (with appropriate modifications) shall be given by Parent and each Shareholder participating therein with respect to any required registration or other qualification of securities under any foreign, federal or state law or regulation or governmental authority other than the Securities Act.

ARTICLE 4
Lock Up

Section 4.01 .  Restriction on Shareholders. Except as provided in the next sentence, no Shareholder will, without the prior written consent of Parent (which consent may be withheld in its sole discretion), directly or indirectly, Transfer, offer, contract or grant any option to Transfer (including any short sale), pledge, transfer, establish an open “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or Transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition or Transfer of) any Parent Securities, currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned, or publicly announce the undersigned’s intention to do any of the foregoing, for a period commencing on the date hereof and continuing through to the first anniversary of the date hereof, provided that the Board may, in its sole discretion, at the request of any Requesting Shareholder, authorize an Underwritten Takedown at any time beginning six months following the date hereof.  Each Shareholder may pledge up to 25% of its Parent Securities as collateral to secure cash borrowing from a third party financial institution, provided that such financial institution agrees in writing with Parent to be bound by the provisions of this Article 4 with respect to such Parent Securities.

ARTICLE 5
Miscellaneous

Section 5.01 .  Binding Effect; Assignability; Benefit.  (a)  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.  Any Shareholder that ceases to own beneficially any Parent Securities shall cease to be bound by the terms hereof (other than (i) the provisions of Article 3 applicable to such Shareholder with respect to any offering of Registrable Securities completed before the date such Shareholder ceased to own any Parent Securities and (ii) this Article 5).

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(b)           Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto, except pursuant to any permitted Transfer of Parent Securities.

(c)           Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.02 .  Notices.  All notices, requests and other communications (each, a “Notice”) to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, if to Parent to:

[     ]

with a copy to:

[                     ]

if to any Shareholder, at the address for such Shareholder listed on the signature pages below or otherwise provided to Parent as set forth below.

Any Notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, such Notice shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.  Any Notice sent by facsimile transmission also shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmission.

Any Person that becomes a Shareholder after the date hereof shall provide its address and fax number to Parent.

Section 5.03 .  Waiver; Amendment; Termination.  No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective.  No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by Parent, the Initial Holders (so long as they, collectively, hold at least 10% of their initial Registrable Securities), Syndicated Communications, Inc. (so long as it holds at least 10% of its initial Registrable Securities), Syndicated Communications Venture Partners IV, L.P. (so long as it holds at least 10% of its

16

initial Registrable Securities), Baralonco N.V. (so long as it holds at least 10% of its initial Registrable Securities) and the holders of at least 51% of the Registrable Securities held by the parties hereto at the time of such proposed amendment or modification.  This Agreement may be terminated by an instrument in writing executed by Parent, the Initial Holders (so long as they, collectively, hold at least 10% of their initial Registrable Securities), Syndicated Communications, Inc. (so long as it holds at least 10% of its initial Registrable Securities), Syndicated Communications Venture Partners IV, L.P. (so long as it holds at least 10% of its initial Registrable Securities), Baralonco N.V. (so long as it holds at least 10% of its initial Registrable Securities) and the holders of at least 51% of the Registrable Securities held by the parties hereto at the time of such proposed termination.  Except for the indemnification provisions set forth in Article 3, this Agreement shall terminate as to any Shareholder at such time as such Shareholder ceases to own any Registrable Securities.

Section 5.04 .  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 5.05 .  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.02 shall be deemed effective service of process on such party.

Section 5.06 .  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.07 .  Specific Enforcement.  Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or furnishing other security, and in addition

17

to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 5.08 . Counterparts; Effectiveness.  This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have executed and delivered this Agreement.  Until and unless each party has executed and delivered this Agreement, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.09 .  Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof (including that certain Registration Rights Agreement, dated as of ____, 2008, by and among Parent, Greenhill & Co., Inc. and the other Initial Shareholders, which is hereby terminated in its entirety).

Section 5.10 . Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GHL ACQUISITION CORP.

By:
Name:
Title:

By:
Name:
Title:

GREENHILL & CO, INC.

By:
Name:
Title:

[Insert each Shareholder Name]

By:
Name:
Title:

Annex E

2009 IRIDIUM COMMUNICATIONS INC.
STOCK INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of this 2009 Iridium Communications Inc. Stock Incentive Plan (the “Plan”) is to aid Iridium Communications Inc. (the “Company”) and its Affiliates in recruiting and retaining key employees, directors and other service providers and to motivate such persons to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards.  The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)           Act:  The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)           Affiliate:  With respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)           Award:  An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(d)           Beneficial Owner:  A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)           Board:  The Board of Directors of the Company.

(f)           Change in Control:  The occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)           the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Act) other than the Permitted Holders;

(ii)           any person or group, other than the Permitted Holders, is or becomes the Beneficial Owner (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

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(iii)           a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv)           during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

(g)           Code:  The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)           Committee:  The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(i)           Company:  Iridium Communications Inc., a Delaware corporation.

(j)           Effective Date:  The date the Board approves the Plan, or such later date as is designated by the Board.

(k)           Employment:  The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, if the Participant is consultant to the Company or its Affiliates or (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board or the board of directors (or equivalent governing body) of any Affiliate.

(l)           Employment Agreement: The employment agreement, if any, specifying the terms of a Participant’s employment by the Company or one of its Affiliates.

(m)           Fair Market Value:  As of any date, the value of a Share determined as follows: (i) if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted)(the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

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(n)           ISO:  An Option that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, as amended from time to time.

(o)           Option:  A stock option granted pursuant to Section 6 of the Plan.

(p)           Option Price:  The purchase price per Share of an Option, as determined pursuant to Section 6(a) of this Plan.

(q)           Other Stock-Based Awards:  Awards granted pursuant to Section 8 of the Plan.

(r)           Participant:  An employee, director or other service provider who is selected by the Committee to participate in the Plan and receives an Award hereunder.

(s)           Permitted Holder means, as of the date of determination, any and all of an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or any Subsidiary or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company.

(t)           Performance-Based Awards:  Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(u)           Person:  A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(v)           Plan:  This 2009 Iridium Communications Inc. Stock Incentive Plan, as amended from time to time.

(w)           Shares:  The shares of the common stock, $0.001 par value, of the Company.

(x)           Stock Appreciation Right:  A stock appreciation right granted pursuant to Section 7 of the Plan.

(y)           Subsidiary:  With respect to the Company, any entity that is a subsidiary corporation thereof, as defined in Section 424(f) of the Code (or any successor section thereto).

3.	Shares Subject to the Plan and Participation

Subject to Section 9, the total number of Shares which may be issued under the Plan is 8,000,000 (which is also the maximum number of Shares for which ISOs may be granted).  Additionally, subject to Section 9, the maximum number of Shares for which Options and Stock Appreciation Rights (or other Awards under Section 8(b)) may be granted during a calendar year to any Participant shall be 2,000,000.  The Shares may consist, in whole or in part, of unissued Shares or treasury Shares.  The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable.  Shares which are subject to Awards which terminate or lapse without the payment of consideration may be granted again under the Plan.

Employees, directors and other service providers of the Company and its Affiliates shall be eligible to be selected to receive Awards under this Plan; provided, that ISOs may only be granted to employees of the Company and its Subsidiaries.

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4.	Administration

This Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Act or any successor rule thereto, “independent directors” within the meaning of the listed company rules of the principal national securities exchange on which the Shares are listed or admitted to trading and “outside directors” within the meaning of Section 162(m) of the Code or any successor section thereto (“Eligible Directors”).  Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that Awards to Participants who are subject to Section 16 of the Act and/or Section 162(m) of the Code shall only be made by the Committee (if the Committee consists solely of at least two Eligible Directors) or by a subcommittee consisting solely of at least two Eligible Directors; provided, further, that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time.  Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or any entity acquired by the Company or with which the Company combines.  The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.  Subject to Section 13, the Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.  Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).  The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).  The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award (including, without limitation, any applicable income, employment and social security taxes or contributions).  To the extent permitted by the Committee in the applicable Award agreement or otherwise and, in each case, as permitted by applicable local law, a Participant may elect to pay a portion or all of such withholding taxes by (a) the delivery of Shares (which are not subject to any pledge or other security interest owned by the Participant having a Fair Market Value equal to such withholding liability; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles) or (b) by having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability).

5.	Limitations

No Award may be granted under this Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond such date.

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6.	Terms and Conditions of Options

Options granted under this Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the applicable Award agreement, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)           Option Price.  The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4 hereof).

(b)           Exercisability.  Options granted under this Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)           Exercise of Options.  Except as otherwise provided in this Plan or in the applicable Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable.  For purposes of this Section 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i) or (ii) of the following sentence.  The purchase price for the Shares as to which an Option is exercised shall be paid to the Company as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check or wire transfer) or (ii) by such other method as the Committee in its sole discretion may permit either in the applicable Award agreement or otherwise, including without limitation, (A) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased that are not subject to any pledge or other security interest and satisfy such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (B) partly in cash and partly in such Shares, (C) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased and applicable withholdings or (D) through net settlement in Shares.  No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to this Plan.

(d)           ISOs.  The Committee may grant Options under the Plan that are intended to be ISOs.  Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto).  No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted.  The documentation evidencing an ISO shall provide that any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to

6

the Participant, shall promptly notify the Company of such disposition and of the amount realized upon such disposition.  All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO.  If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under this Plan; provided, that such Option (or portion thereof) otherwise complies with this Plan’s requirements relating to nonqualified stock options.  In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)           Attestation.  Wherever in this Plan or any Award agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of Stock Appreciation Rights

(a)           Grants.  The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof.  A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in the  applicable Award agreement).

(b)           Terms.  The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than in the case of Stock Appreciation Rights granted in substitution of previously granted awards, as described in Section 4); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option.  Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right.  Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered.  Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee.  Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of

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written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised.  The date a notice of exercise is received by the Company shall be the exercise date.  No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)           Limitations.  The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

8.	Other Stock-Based Awards

(a)           Generally.  The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”).  Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.  Other Stock-Based Awards may be granted alone or in addition to any other Stock Awards granted under the Plan.  Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made; the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)           Performance-Based Awards.  Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”).  A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to twenty-five percent (25%) of the relevant performance period.  The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital (xviii) return on assets, (xix) total stockholder return, (xx) capital expenditures and (xxi) progress toward or attaining milestones on key projects.  The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.  In addition, to the degree consistent with Section 162(m) of the

8

Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items.  The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are denominated in Shares, 2,000,000 Shares and (y) with respect to Performance-Based Awards that are not denominated in Shares, $2,000,000.  The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award.  No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee.  The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee.  The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect to defer payment of a Performance-Based Award.

9.	Adjustments Upon Certain Events

Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder:

(a)           Generally.  In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, transaction or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 17), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant (iii)  the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any stock appreciation right and/or (v) any other affected terms of such Awards.  For the avoidance of doubt, in the case of any "equity restructuring" (within the meaning of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004)), the Committee shall make an adjustment to outstanding Awards to reflect such equity restructuring, which adjustment shall be made in such manner as the Committee, acting in good faith, in its sole discretion determines to be equitable.

(b)           Change in Control. In the event of a Change in Control after the Effective Date, the Committee may (subject to Section 17), but shall not be obligated to, (i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (ii) cancel such Awards for fair value (as determined by the Committee in its sole discretion) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate Option Price of such Options or exercise price of such Stock Appreciation Rights, (iii) provide for the issuance of substitute Awards that will

9

substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion, and/or (iv) provide that for a period of at least 15 days prior to the Change in Control, such Options shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

10.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the Employment of such Participant.  No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).  In addition, except as otherwise provided in a Participant’s Employment Agreement, under no circumstances will any Participant ceasing to be an employee or other service provider to the Company or any of its Affiliates, as applicable, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which such Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.  By accepting an Award under the Plan, each Participant acknowledges and agrees that any Award such Participant has been awarded under the Plan and any other Awards the Participant may be granted in the future, even if such Awards are made repeatedly or regularly, and regardless of their amount, (i) are wholly discretionary, are not a term or condition of Employment and do not form part of a contract of Employment, or any other working arrangement, between the Participant and the Company or any of its Affiliates, (ii) do no create any contractual entitlement to receive future Awards or to continued Employment, and (iii) do not form part of salary or remuneration for purposes of determining pension payments or any other purposes, including, without limitation, termination indemnities, severance, resignation, redundancy, bonuses, long-term service awards, pension or retirement benefits, or similar payments, except as otherwise required by applicable law or as otherwise provided in a Participant’s Employment Agreement.

11.	Successors and Assigns

This Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of each such Participant and the executor, administrator or trustee of any such estate, and, if applicable, any receiver or trustee in bankruptcy or representative of the creditors of any such Participant.

12.	Nontransferability of Awards

Unless expressly permitted by the Committee in an Award agreement or otherwise in writing and, in each case to the extent permitted by applicable local law, an Award shall not be transferable or assignable by the applicable Participant other than by will or by the laws of descent and distribution.  An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

10

13.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of the Company, if (i) such approval is required to comply with the rules of any stock exchange on which the Shares are then listed or applicable law, or (ii) such action would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would materially adversely affect any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Company or to Participants).

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company  may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section  409A of the Code.

14.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan and/or Awards with respect to such Participants in order to conform such terms with the requirements of local law and/or to make such changes as are necessary or beneficial to the Company, its Affiliates and/or the Participants.

15.	Choice of Law

This Plan and the Awards granted hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

16.	Effectiveness of the Plan

This Plan shall be effective as of the Effective Date, subject to the approval of the stockholders of the Company.

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17.	Section 409A

Notwithstanding other provisions of this Plan or any Award agreements hereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant.  In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.  The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided, that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to any Participant with respect to this Section 17.

Annex F

DUFF & PHELPS, LLC • 55 EAST 52nd STREET, 31st FLOOR • NEW YORK, NY 10055 • TEL 212-871-2000 • FAX 212-277-0716

September 22, 2008

Board of Directors
GHL Acquisition Corp.
300 Park Avenue 23rd Floor
New York, New York 10022

Dear Directors:

The Board of Directors of GHL Acquisition Corp. (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) as its ind ependent financial advisor to provide to the Board of Directors of the Company an opinion (the “Opinion”) as of the date hereof as to (i) the fairness, from a financial point of view, to the holders of the Company’s common stock (other than Greenhill & Co., Inc. (“GHL”)) of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”) and (ii) whether the Target (as defined below) has a fair market value equal to at least 80% of the balance in the Company’s trust account (excluding deferred underwriting discounts and commissions).

Duff & Phelps has acted as financial advisor to the Board of Directors of the Company, and will receive a fee for its services, a significant portion of which is contingent upon Company stockholder approval of the Proposed Transaction. No portion of Duff & Phelps’ fee is refundable or contingent upon either the conclusion expressed in the Opinion or the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse certain of Duff & Phelps expenses and to indemnify Duff & Phelps for certain liabilities arising out of this engagement. If the Company stockholders do not approve the Proposed Transaction, the Company has agreed to grant Duff & Phelps a right of first refusal to provide a fairness opinion at customary rates for any other initial business combination contemplated by the Company. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor, except as disclosed above, is any such material relationship or related compensation mutually understood to be contemplated. This Opinion has been approved by the internal opinion committee of Duff & Phelps.

Description of the Proposed Transaction

The Proposed Transaction is the acquisition by the Company of all the equity interests of Iridium Holdings LLC (the “Target”) pursuant to a Transaction Agreement (the “Transaction Agreement”) among the Company, the Target and the equity holders of the Target, as listed on the signature page of the Transaction Agreement (the “Sellers”). Pursuant to the Transaction Agreement and as more fully set forth therein, the Company agrees to purchase from the Sellers all of the equity interests of the Target (as well as Syncom-Iridium Holdings Corporation and Baralonco N.V. (the “Blocker Entities”)), for (a) an aggregate cash consideration of $77.1

GHL Acquisition Corp.
September 22, 2008

million to be paid at closing and $30 million to paid to the Sellers (other than the Sellers of shares or other equity interests of the Blocker Entities) 90 days following the closing upon the successful completion of an election under Section 754 of the Internal Revenue Code by the Company (the “Cash Consideration”) and (b) 38,290,000 shares of common stock, par value $0.001, of the Company (the “Company Common Stock”) (the “Stock Consideration”, and together with the Cash Consideration, the “Consideration”). Concurrently with the execution of the Transaction Agreement it is contemplated that the Target will enter into a purchase agreement (the “Note Purchase Agreement”) with Greenhill & Co. Europe Holdings Limited (“GHL Europe”), an affiliate of GHL, pursuant to which upon the closing thereof (the “Note Closing”), in exchange for the payment by GHL Europe to the Target of $22.9 million in cash, the Target will issue to GHL Europe a Convertible Subordinated Promissory Note (the “Note”). As more fully set forth in the Note and the Transaction Agreement, upon the closing of the Transaction Agreement, the Note will be redeemable for $22.9 million plus any accrued interest in cash or exchangeable for 2,290,000 of the 38,290,000 shares of Company Common Stock of the Stock Consideration.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as Duff & Phelps has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

1.
Discussed the operations, financial conditions, future prospects and projected operations and performance of the Company and Target, respectively, and the Proposed Transaction with the management of Target and the Company;

2.	Reviewed certain publicly available financial statements and other business and financial information of the Company and Target, respectively, and the industries in which the Target operates;

3.
Reviewed certain internal financial statements and other financial and operating data concerning Target which the Company and Target have respectively identified as being the most current financial statements available;

4.	Reviewed certain financial forecasts as prepared by the management of the Company and Target;

5.	Reviewed a draft of the Transaction Agreement and the exhibits thereto dated September 22, 2008 and the Note Purchase Agreement dated September 12, 2008 and the form of Note dated September 22,2008;

GHL Acquisition Corp.
September 22, 2008

6.	Reviewed the historical trading price and trading volume of the Company Common Stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

7.	Compared the financial performance of Target with that of certain other publicly traded companies that Duff & Phelps deemed relevant;

8.
Compared certain financial terms of the Proposed Transaction to financial terms, to the extent publicly available, of certain other business combination transactions that Duff & Phelps deemed relevant; and

9.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions,  Qualifications  and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with your consent:

1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company and Target management, and did not independently verify such information;

2.
Assumed that any estimates, evaluations and projections (financial or otherwise) furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person or persons furnishing the same.

3.
Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form (including, without limitation, the Transaction Agreement and the Note Purchase Agreement) conform in all material respects to the drafts reviewed.

4.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company, Target or the Proposed Transaction.

5.
Assumed without verification the accuracy and adequacy of the legal advice given by counsel to the Company and Target on all legal matters with respect to the Proposed Transaction and assumed all procedures required by law to be taken in connection with the Proposed Transaction have been, or will be, duly, validly and timely taken and that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable statutes, rules and

GHL Acquisition Corp.
September 22, 2008

regulations. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

6.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Agreement, without any amendments thereto or any waivers of any terms or conditions thereof. Duff & Phelps assumed that all representations and warranties of each party to the Transaction Agreement are true and correct and that each party will perform all covenants and agreements required to be performed by such party.

7.
Assumed that the conditions required to implement the Note Closing will be satisfied and that the Note will be issued prior to the closing of the Transaction Agreement in accordance with the terms of the Note Purchase Agreement, without any amendments thereto or any waivers of any terms of conditions thereof, and, upon the closing of the Transaction Agreement the Note will be exchanged for 2,290,000 of the 38,290,000 shares of Company Common Stock of the Stock Consideration.

8.	Assumed that, prior to the closing of the Transaction Agreement, all of the equity holders of Target are parties to and bound as Sellers under the Transaction Agreement.

9.	Assumed that Target will declare and pay a dividend in the aggregate amount of $37.9 million prior to the closing of the Proposed Transaction.

10.	Assumed that within 90 days following the closing, the Company will make a valid, successful election under Section 754 of the Internal Revenue Code.

11.	Did not make any independent evaluation, appraisal or physical inspection of the Company’s or the Target’s solvency or of any specific assets or liabilities (contingent or otherwise).

This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, liquidation analysis, an analysis of either the Company’s or Target’s credit worthiness or otherwise as tax advice or as accounting advice. Duff & Phelps has not been requested to, and did not, (a) negotiate the terms of the Proposed Transaction or (b) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Common Stock after announcement of the Proposed Transaction.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

GHL Acquisition Corp.
September 22, 2008

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, if any, or with respect to the fairness of any such compensation.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to update this Opinion or advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes. This Opinion is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the terms of (including the consideration to be paid in) the Proposed Transaction are the best attainable by the Company under any circumstances. Further, Duff & Phelps has not been requested to opine as to, and the Opinion does not in any manner address, the underlying business decision of the Company to engage in the Proposed Transaction or the relative merits of the Proposed Transaction as compared to any alternative business transaction or strategy (including, without limitation, a liquidation of the Company after not completing a business combination within the allotted time). Instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party. Without our prior consent, this Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose, except that this Opinion may be included in its entirety in filings with the Securities and Exchange Commission made by the Company in connection with the Proposed Transaction. The Company may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval of Duff & Phelps.

GHL Acquisition Corp.
September 22, 2008

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that (i) the Consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the holders of the Company’s cornmon stock (other than GHL) and (ii) the Target has a fair market value equal to at least 80% of the balance in the Company’s Trust Account (excluding deferred underwriting discounts and commissions).

Respectfully submitted,

DUFF & PHELPS, LLC

GHL ACQUISITION CORP.
300 Park Avenue, 23rd Floor
New York, NY 10022

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GHL ACQUISITION CORP.

The undersigned appoints         and         as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of GHL Acquisition Corp. (“GHQ”) held of record by the undersigned on        , 2009, at the Special Meeting of Stockholders to be held on        , 2009, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.  THIS PROXY WILL BE VOTED AS DIRECTED.  IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED HEREIN.  THE GHQ BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS LISTED HEREIN.

(Continued, and to be marked, dated and signed, on the other side)

PROXY CARD – GHQ
THIS PROXY WILL BE VOTED AS DIRECTED.  IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3, 4 AND 5.  THE GHQ BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1.
To approve our acquisition of Iridium Holdings, LLC (“Iridium Holdings”) pursuant to the Transaction Agreement dated as of September 22, 2008 among GHQ, Iridium Holdings and the sellers listed therein (“Transaction Agreement”) and the transactions contemplated by the Transaction Agreement (the “Acquisition Proposal”).
		FOR AGAINST ABSTAIN ð ð ð	3. To approve the issuance of shares of our common stock in the acquisition and related transactions that would result in an increase in our outstanding common stock by more than 20%.	FOR AGAINST ABSTAIN ð ð ð
			4. To adopt the proposed stock incentive plan, to be effective upon completion of the acquisition.	FOR AGAINST ABSTAIN ð ð ð

If you voted “AGAINST” the Acquisition Proposal and you hold shares of GHQ common stock issued in the GHQ initial public offering, you may exercise your conversion rights and demand that GHQ convert your shares of common stock into a pro rata portion of the trust account by marking the “I Hereby Exercise My Conversion Rights” box below.  If you exercise your conversion rights, then you will be exchanging your shares of GHQ common stock for cash and will no longer own these shares.  You will only be entitled to receive cash for these shares if the acquisition is completed and you affirmatively vote against the Acquisition Proposal, continue to hold these shares through the effective time of the acquisition and deliver your stock certificate to GHQ’s transfer agent.  Failure to (a) vote against the approval of the Acquisition Proposal, (b) check the “I Hereby Exercise My Conversion Rights” box below, (c) deliver your stock certificate to GHQ’s transfer agent before the special meeting by following the procedures set forth on pages 119 and 120 of GHQ’s proxy statement under “The Special Meeting—Conversion Rights”, or (d) submit this proxy in a timely manner, will result in the loss of your conversion rights.
			5. To consider the vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.	FOR AGAINST ABSTAIN ð ð ð

1a.	I HEREBY EXERCISE MY CONVERSION RIGHTS	ð
2.
To approve an amendment to GHQ’s Amended and Restated Certificate of Incorporation to, among other things, (i) change the name of GHQ from GHL Acquisition Corp. to “Iridium Communications Inc.”; (ii) permit GHQ’s continued existence after February 14, 2010; (iii) increase the number of GHQ’s authorized shares of common stock; and (iv) eliminate the different classes of GHQ’s board of directors.

FOR AGAINST ABSTAIN ð ð ð

Sign exactly as your name appears on this proxy card.  If shares are held jointly, each holder should sign.  Executors, administrators, trustees, guardians, attorneys and agents should give their full titles.  If stockholder is a corporation, sign in full name by an authorized officer.

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.  ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT       ð

     COMPANY ID:

  PROXY NUMBER:

ACCOUNT NUMBER:

Signature __________________________________________ Signature ___________________________________________ Date ____________________, 2009